As filed with the Securities and Exchange Commission on June 5, 2023
No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OPTION CARE HEALTH, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	8082 (Primary Standard Industrial Classification Code Number)	05-0489664 (I.R.S. Employer Identification No.)
3000 Lakeside Drive
Suite 300N
Bannockburn, IL 60015
(312) 940-2443
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mike Shapiro
Chief Financial Officer
Option Care Health, Inc.
3000 Lakeside Drive
Suite 300N
Bannockburn, IL 60015
(312) 940-2443
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Sarkis Jebejian, P.C. Carlo Zenkner, P.C. Ross M. Leff, P.C. Zoey Hitzert Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 (212) 446-4800	Collin Smyser General Counsel and Corporate Secretary Option Care Health, Inc. 3000 Lakeside Drive Suite 300N Bannockburn, IL 60015 (312) 940-2443	Krishna Veeraraghavan Kyle T. Seifried Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 (212) 373-3000
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the combination described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, please place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
☐
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may change. The registrant may not complete the offer and issue these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and the registrant is not soliciting an offer to buy these securities, in any state or jurisdiction in which such offer is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION, DATED JUNE 5, 2023

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT
Dear Stockholders of Option Care Health, Inc. and Stockholders of Amedisys, Inc.:
As previously announced, Option Care Health, Inc. (“Option Care Health”), Amedisys, Inc. (“Amedisys”) and Uintah Merger Sub, Inc., a wholly owned subsidiary of Option Care Health (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of May 3, 2023 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Amedisys, with Amedisys continuing as the surviving corporation and becoming a wholly owned subsidiary of Option Care Health (the “Merger”). Upon consummation of the Merger, each issued and outstanding share of common stock of Amedisys (“Amedisys Common Stock”), $0.001 par value per share (excluding shares held by Amedisys as treasury stock or owned by Option Care Health or Merger Sub or any of their respective subsidiaries, in each case, immediately prior to the effective time of the Merger), will be converted into the right to receive 3.0213 shares (the “Exchange Ratio”) of common stock of Option Care Health (“Option Care Health Common Stock”), par value $0.0001 per share, and cash in lieu of fractional shares. This Exchange Ratio will not be adjusted for changes in the market price of either Amedisys Common Stock or Option Care Health Common Stock between the date of signing of the Merger Agreement and consummation of the Merger. Because the share price of Option Care Health Common Stock will fluctuate between the date of signing and the completion of the Merger, and because the Exchange Ratio is fixed and will not be adjusted to reflect changes in the share price of Option Care Health Common Stock or Amedisys Common Stock, the value of the shares of Option Care Health Common Stock received by Amedisys stockholders in the Merger may differ from the implied value based on the share price on the date of signing of the Merger Agreement or the date of the joint proxy statement/prospectus. We urge you to obtain current share price quotations for Option Care Health Common Stock and Amedisys Common Stock.
Immediately following the effective time of the Merger, Amedisys stockholders are expected to own approximately 35.5% of the outstanding capital stock of Option Care Health, and Option Care Health’s pre-Merger stockholders are expected to own approximately 64.5% of the outstanding capital stock of Option Care Health, each calculated based on the companies’ fully diluted market capitalizations as of the date of signing of the Merger Agreement. Amedisys Common Stock is currently listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “AMED” and Option Care Health Common Stock is currently listed on Nasdaq under the symbol “OPCH.” Following the Merger, Option Care Health Common Stock will continue to be listed on Nasdaq under Option Care Health’s current symbol, “OPCH.” Following the consummation of the Merger, Amedisys Common Stock will no longer be listed on any stock exchange or quotation system, and Amedisys will cease to be a publicly traded company. Option Care Health will continue as the combined company, with Amedisys as its wholly owned subsidiary.
To obtain the approvals of the Option Care Health stockholders and the Amedisys stockholders required in connection with the Merger, Option Care Health will hold a special meeting of its stockholders (the “Option Care Health Special Meeting”) and Amedisys will hold a special meeting of its stockholders (the “Amedisys Special Meeting”).
At the Option Care Health Special Meeting, Option Care Health stockholders will be asked to consider and vote on, among other things, the adoption of an amendment to Option Care Health’s third amended and restated certificate of incorporation to increase the number of shares of Option Care Health Common Stock authorized for issuance (such amendment, the “Option Care Health Charter Amendment,” and such proposal, the “Option Care Health Charter Amendment Proposal”) and the issuance of shares of Option Care Health Common Stock in connection with the Merger (such issuance, the “Share Issuance,” and such proposal, the “Option Care Health Share Issuance Proposal”).
At the Amedisys Special Meeting, Amedisys stockholders will be asked to consider and vote on, among other things, a proposal to adopt the Merger Agreement (the “Amedisys Merger Proposal”).
We cannot consummate the Merger unless the stockholders of Option Care Health approve the Option Care Health Charter Amendment Proposal and the Option Care Health Share Issuance Proposal and the

stockholders of Amedisys approve the Amedisys Merger Proposal, each as described in the accompanying joint proxy statement/prospectus. Your vote is very important, regardless of the number of shares you own.
Whether or not you expect to attend either the Option Care Health Special Meeting or the Amedisys Special Meeting, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Option Care Health Special Meeting or the Amedisys Special Meeting, as applicable.
The Option Care Health Board of Directors (the “Option Care Health Board”) has carefully considered and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, the Option Care Health Charter Amendment and the Share Issuance, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, the Option Care Health Charter Amendment and the Share Issuance, are advisable, fair to and in the best interests of Option Care Health and its stockholders. The Option Care Health Board recommends that Option Care Health stockholders vote “FOR” the Option Care Health Charter Amendment Proposal, “FOR” the Option Care Health Share Issuance Proposal and “FOR” each of the other proposals to be considered at the Option Care Health Special Meeting and described in the accompanying joint proxy statement/prospectus.
The Amedisys Board of Directors (the “Amedisys Board”) has carefully considered and unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Amedisys and its stockholders. The Amedisys Board unanimously recommends that Amedisys stockholders vote “FOR” the Amedisys Merger Proposal and “FOR” each of the other proposals to be considered at the Amedisys Special Meeting and described in the accompanying joint proxy statement/prospectus.
The obligations of Option Care Health and Amedisys to consummate the Merger are subject to the satisfaction or waiver of several conditions set forth in the Merger Agreement, including receipt of stockholder approval for the proposals described above. The accompanying joint proxy statement/prospectus contains detailed information about Option Care Health, Amedisys, the Option Care Health Special Meeting, the Amedisys Special Meeting, the Merger Agreement, the Merger and the other business to be considered by the Option Care Health stockholders and the Amedisys stockholders at the Option Care Health Special Meeting and the Amedisys Special Meeting, respectively.
Option Care Health and Amedisys encourage you to read the accompanying joint proxy statement/prospectus carefully and in its entirety. In particular, you should read the “Risk Factors” section beginning on page 16 of the accompanying joint proxy statement/prospectus for a discussion of the risks you should consider in evaluating the Merger, the Option Care Health Charter Amendment and the Share Issuance and how they may affect you.
On behalf of the Option Care Health Board and the Amedisys Board, thank you for your consideration and continued support.
Harry M. Jansen Kraemer, Jr. Chair of the Board Option Care Health, Inc.	Paul Kusserow Chair of the Board Amedisys, Inc.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the securities to be issued in connection with the Merger or any other transaction described in the accompanying joint proxy statement/prospectus or passed upon the adequacy or accuracy of the disclosure in the accompanying joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The accompanying joint proxy statement/prospectus is dated            , 2023 and is first being mailed to the Option Care Health stockholders and the Amedisys stockholders on or about           , 2023.

OPTION CARE HEALTH, INC.
3000 Lakeside Drive
Suite 300N
Bannockburn, IL 60015
(312) 940-2443
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                 , 2023
Notice is hereby given that Option Care Health, Inc. (“Option Care Health”) will hold a special meeting of its stockholders (the “Option Care Health Special Meeting”) virtually via the internet at          , Central Time, on         , 2023, at www.virtualshareholdermeeting.com/OPCH2023SM. On May 3, 2023, Option Care Health, Amedisys, Inc. (“Amedisys”) and Uintah Merger Sub, Inc., a wholly owned subsidiary of Option Care Health (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of May 3, 2023 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Amedisys, with Amedisys surviving as a wholly owned subsidiary of Option Care Health (the “Merger”). The accompanying proxy materials include instructions on how to participate in the meeting and how you may vote your shares of Option Care Health Common Stock. The Option Care Health Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Option Care Health Special Meeting in person.
At the Option Care Health Special Meeting, you will be asked to consider and vote upon the following proposals:
1.
Option Care Health Charter Amendment Proposal.   To adopt an amendment to Option Care Health’s third amended and restated certificate of incorporation (the “Option Care Health Charter Amendment”) to increase the number of shares of Option Care Health common stock, par value $0.0001 per share (“Option Care Health Common Stock”), authorized for issuance from 250,000,000 to 500,000,000 (the “Option Care Health Charter Amendment Proposal”);

2.
Option Care Health Share Issuance Proposal.   To approve the issuance (the “Share Issuance”) of shares of Option Care Health Common Stock in connection with the Merger (the “Option Care Health Share Issuance Proposal”); and

3.
Option Care Health Adjournment Proposal.   To approve adjournments of the Option Care Health Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the Option Care Health Charter Amendment Proposal and the Option Care Health Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve such proposal (the “Option Care Health Adjournment Proposal” and, together with the Option Care Health Charter Amendment Proposal and the Option Care Health Share Issuance Proposal, the “Option Care Health Proposals”).

These proposals are described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the Merger Agreement is attached as Annex A to the accompanying joint proxy statement/prospectus and a copy of the Option Care Health Charter Amendment is attached as Annex B to the accompanying joint proxy statement/prospectus.
The approval by Option Care Health stockholders of the Option Care Health Charter Amendment Proposal and the Option Care Health Share Issuance Proposal is a condition to the consummation of the Merger. If the Option Care Health Charter Amendment Proposal and the Option Care Health Share Issuance Proposal are not approved, the Merger will not be consummated. The approval of the Option Care Health

Adjournment Proposal is not required for the consummation of the Merger. The Option Care Health Board of Directors (the “Option Care Health Board”) is not aware of any other business to be acted upon at the Option Care Health Special Meeting.
The Option Care Health Board has set                 , 2023 as the record date for the Option Care Health Special Meeting. Only holders of record of Option Care Health Common Stock as of 5:00 P.M., Eastern Time, on                 , 2023 will be entitled to notice of and to vote at the Option Care Health Special Meeting and any adjournments thereof. Any stockholder entitled to attend and vote at the Option Care Health Special Meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of shares of Option Care Health Common Stock.
The list of Option Care Health stockholders entitled to vote at the Option Care Health Special Meeting will be available at Option Care Health’s principal executive offices, located at 3000 Lakeside Drive, Suite 300N, Bannockburn, Illinois 60015, during ordinary business hours for examination by any Option Care Health stockholder for any purpose germane to the Option Care Health Special Meeting for a period of ten (10) days ending on the day before the Option Care Health Special Meeting. Your vote is very important. Whether or not you expect to attend the Option Care Health Special Meeting virtually, we urge you to submit your proxy with respect to your Option Care Health Common Stock as promptly as possible by: (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, to ensure that your shares of Option Care Health Common Stock are represented and voted at the Option Care Health Special Meeting. Submitting a proxy now will not prevent you from being able to vote online during the Option Care Health Special Meeting. If you hold shares of Option Care Health Common Stock in “street name” through a bank, broker or other nominee, you will receive separate instructions from your bank, broker or other nominee. Please follow such instructions.
The Option Care Health Board has carefully considered and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, the Option Care Health Charter Amendment and the Share Issuance, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, the Option Care Health Charter Amendment and the Share Issuance, are advisable, fair to and in the best interests of Option Care Health and its stockholders. The Option Care Health Board recommends that Option Care Health stockholders vote:
•
“FOR” the Option Care Health Charter Amendment Proposal;

•
 “FOR” the Option Care Health Share Issuance Proposal; and

•
“FOR” the Option Care Health Adjournment Proposal.

By Order of the Board of Directors,
John C. Rademacher
President and Chief Executive Officer
                 , 2023

AMEDISYS, INC.
3854 American Way, Suite A
Baton Rouge, LA 70816
(225) 292-2031 or (800) 467-2662
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                 , 2023
Notice is hereby given that Amedisys, Inc. (“Amedisys”) will hold a special meeting of its stockholders (the “Amedisys Special Meeting”) at our executive office, 49 Music Square West, Suite 401, Nashville, Tennessee 37203 on                 , 2023, beginning at                 . At the date of this mailing we believe that this location will remain available for the Amedisys Special Meeting. However, there is a possibility that Amedisys’ executive office in Nashville will relocate, in which case we would hold the Amedisys Special Meeting at the new executive office located at 1005 17th Avenue South, Nashville, Tennessee 37212. If it becomes necessary to use this new meeting location, we will issue a press release and a Current Report on Form 8-K announcing this change and will post the change to our website www.amedisys.com.
The accompanying proxy materials include instructions on how to participate in the meeting and how you may vote your shares of common stock of Amedisys (“Amedisys Common Stock”), $0.001 par value per share.
Amedisys has entered into an Agreement and Plan of Merger, dated May 3, 2023 (the “Merger Agreement”), by and among Option Care Health, Inc. (“Option Care Health”), Uintah Merger Sub, Inc., a wholly owned subsidiary of Option Care Health (“Merger Sub”), and Amedisys, pursuant to which Merger Sub will merge with and into Amedisys, which is referred to as the “Merger,” upon the terms and subject to the conditions set forth in the Merger Agreement, with Amedisys surviving the Merger as a wholly owned subsidiary of Option Care Health.
The Amedisys Special Meeting will be held for the purpose of Amedisys stockholders to consider and vote on the following proposals:
1.
to adopt the Merger Agreement, as it may be amended from time to time (the “Amedisys Merger Proposal”);

2.
to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Amedisys named executive officers that is based on or otherwise relates to the transactions contemplated by the Merger Agreement (the “Amedisys Compensation Proposal”); and

3.
to approve the adjournment of the Amedisys Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Amedisys Special Meeting to approve the Amedisys Merger Proposal (the “Amedisys Adjournment Proposal”).

These proposals are described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the Merger Agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.
Only Amedisys stockholders of record at the close of business on         , 2023, the record date for the Amedisys Special Meeting (the “Amedisys Record Date”), are entitled to notice of and to vote at the Amedisys Special Meeting and any adjournments or postponements thereof.
The Amedisys Board of Directors (the “Amedisys Board”) has unanimously (a) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the

Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (b) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, Amedisys and its stockholders, (c) resolved to recommend the adoption of the Merger Agreement to the stockholders of Amedisys, on the terms and subject to the conditions set forth in the Merger Agreement and (d) directed that the Merger Agreement be submitted to the stockholders of Amedisys for adoption at the Amedisys Special Meeting.
Accordingly, the Amedisys Board unanimously recommends that Amedisys stockholders vote:
•
“FOR” the Amedisys Merger Proposal;

•
“FOR” the Amedisys Compensation Proposal; and

•
“FOR” the Amedisys Adjournment Proposal.

Your vote is very important, regardless of the number of shares of Amedisys Common Stock you own.    The parties cannot complete the transactions contemplated by the Merger Agreement, including the Merger, without approval of the Amedisys Merger Proposal. Approval of the Amedisys Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Amedisys Common Stock outstanding at the close of business on the Amedisys Record Date.
Whether or not you plan to attend the Amedisys Special Meeting, we encourage you to vote your shares of Amedisys Common Stock by proxy as promptly as possible. You can vote your shares by proxy via the internet, telephone or mail, and instructions regarding all three methods of voting are provided on the proxy card. If you hold your shares through a broker, bank or other nominee in “street name” (instead of as a registered holder) please follow the instructions on the voting instruction form provided by your bank, broker or nominee to vote your shares.
The list of Amedisys stockholders entitled to vote at the Amedisys Special Meeting will be available at Amedisys’ principal executive offices, located at 3854 American Way, Suite A, Baton Rouge, Louisiana 70816, during ordinary business hours for examination by any Amedisys stockholder for any purpose germane to the Amedisys Special Meeting for a period of ten days ending on the day before the Amedisys Special Meeting.
PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE AMEDISYS SPECIAL MEETING VIA THE AMEDISYS SPECIAL MEETING WEBSITE. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, THE MERGER AGREEMENT, THE MERGER, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS.
BY ORDER OF THE BOARD OF DIRECTORS

Paul B. Kusserow
Chairman of the Board
           , 2023

REFERENCES TO ADDITIONAL INFORMATION
The accompanying joint proxy statement/prospectus incorporates important business and financial information about Option Care Health and Amedisys from other documents that Option Care Health and Amedisys have filed with the U.S. Securities and Exchange Commission (“SEC”) and that are not contained in and are instead incorporated by reference in the accompanying joint proxy statement/prospectus. For a list of documents incorporated by reference in the accompanying joint proxy statement/prospectus, see “Where You Can Find More Information.” This information is available for you, without charge, to review through the SEC’s website at www.sec.gov.
You may request a copy of the accompanying joint proxy statement/prospectus, any of the documents incorporated by reference in the accompanying joint proxy statement/prospectus or any other information filed with the SEC by Option Care Health or Amedisys, without charge, by written or telephonic request directed to the appropriate company at the following contacts:
For Option Care Health stockholders:	For Amedisys stockholders:
Attention: Investor Relations 3000 Lakeside Drive Suite 300N Bannockburn, Illinois 60015 (866) 827-8203	Attention: Investor Relations — Nick Muscato 3854 American Way, Suite A, Baton Rouge, Louisiana 70816 (225) 292-2031 or (800) 467-2662
In order for you to receive timely delivery of the documents in advance of the special meeting of Option Care Health stockholders to be held on                 , 2023, which is referred to as the “Option Care Health Special Meeting,” or the special meeting of Amedisys stockholders to be held on                 , 2023, which is referred to as the “Amedisys Special Meeting,” as applicable, you must request the information no later than                 , 2023.
If you have any questions about the Option Care Health Special Meeting or the Amedisys Special Meeting, or need to obtain proxy cards or other information, please contact the applicable contact at Option Care Health’s or Amedisys’ proxy solicitor at the following contacts, respectively:
For Option Care Health stockholders:	For Amedisys stockholders:
D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Stockholders may call toll free: (800) 431-9646 Banks and Brokers may call collect: (212) 269-5550 Email: OPCH@dfking.com	Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 Stockholders may call toll free: (877) 750-0625 Banks and Brokers may call collect: (212) 750-5833
The contents of the websites of the SEC, Option Care Health, Amedisys or any other entity are not incorporated in the accompanying joint proxy statement/prospectus. The information about how you can obtain certain documents that are incorporated by reference in the accompanying joint proxy statement/prospectus at these websites is being provided only for your convenience.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Option Care Health (Registration No. 333-       ), constitutes a prospectus of Option Care Health under Section 5 of the Securities Act with respect to the shares of Option Care Health Common Stock to be issued to Amedisys stockholders in the transactions contemplated by the Merger Agreement, by and among Option Care Health, Merger Sub and Amedisys. This document also constitutes a proxy statement of each of Option Care Health and Amedisys under Section 14(a) of the Exchange Act. This joint proxy statement/prospectus also constitutes a notice of meeting with respect to each of the Option Care Health Special Meeting and the Amedisys Special Meeting.
Option Care Health has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Option Care Health and Merger Sub and Amedisys has supplied all such information relating to Amedisys. Option Care Health and Amedisys have both contributed to such information relating to the Merger.
You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. Option Care Health and Amedisys have not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated            , 2023, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.
Further, you should not assume that the information incorporated by reference in this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to Option Care Health stockholders or Amedisys stockholders nor the issuance by Option Care Health of shares of Option Care Health Common Stock pursuant to the Merger Agreement will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
Unless otherwise indicated or the context otherwise requires, when used in this joint proxy statement/prospectus:
•
“Amedisys” refers to Amedisys, Inc., a Delaware corporation;

•
“Amedisys Adjournment Proposal” refers to the proposal for Amedisys stockholders to approve the adjournment of the Amedisys Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Amedisys Special Meeting to approve the Amedisys Merger Proposal;

•
“Amedisys Board” refers to the board of directors of Amedisys;

•
“Amedisys Common Stock” refers to the common stock, par value $0.001 per share, of Amedisys;

•
“Amedisys Compensation Proposal” refers to the proposal for Amedisys stockholders to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Amedisys executive officers that is based on or otherwise relates to the transactions contemplated by the Merger Agreement;

•
“Amedisys Merger Proposal” refers to the proposal for Amedisys stockholders to adopt the Merger Agreement;

•
“Amedisys Record Date” refers to            , 2023;

•
“Amedisys Special Meeting” refers to the special meeting of Amedisys stockholders to consider and vote upon the Amedisys Merger Proposal, the Amedisys Compensation Proposal and the Amedisys Adjournment Proposal;

•
“Amedisys Stockholder Approval” refers to the approval by Amedisys stockholders of the Amedisys Merger Proposal;

•
“business day” refers to any day that is not a Saturday, a Sunday or a federal holiday, or a day on which banks are authorized or obligated to be closed in New York, New York;

•
“Code” refers to the Internal Revenue Code of 1986, as amended;

•
“Combined Company” refers to Option Care Health and Amedisys, collectively, following the completion of the Merger;

•
“DGCL” refers to the General Corporation Law of the State of Delaware;

•
“Effective Time” refers to the date and time when the Merger becomes effective under the DGCL;

•
“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

•
“Exchange Ratio” refers to 3.0213 shares of Option Care Health Common Stock for each share of Amedisys Common Stock (subject to adjustments in the event of any stock split or similar change to the number of shares of Amedisys Common Stock or Option Care Health Common Stock issued and outstanding prior to the Effective Time as a result of certain specified events in the Merger Agreement);

•
“GAAP” refers to U.S. generally accepted accounting principles;

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“Goldman Sachs” refers to Goldman Sachs & Co. LLC, financial advisor to Option Care Health in connection with the Merger;

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“Guggenheim Securities” refers to Guggenheim Securities, LLC, financial advisor to Amedisys in connection with the Merger;

•
“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•
“Merger” refers to the merger of Merger Sub with and into Amedisys, with Amedisys surviving as a wholly owned subsidiary of Option Care Health, as contemplated by, subject to and in accordance with the terms of the Merger Agreement;

•
“Merger Agreement” refers to the Agreement and Plan of Merger, dated May 3, 2023, as it may be amended from time to time, by and among, Option Care Health, Merger Sub and Amedisys, a copy of which is attached to this joint proxy statement/prospectus as Annex A;

•
“Merger Sub” refers to Uintah Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Option Care Health;

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“Nasdaq” refers to the Nasdaq Global Select Market;

•
“Option Care Health” refers to Option Care Health, Inc., a Delaware corporation;

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“Option Care Health Adjournment Proposal” refers to the proposal for Option Care Health stockholders to approve the adjournment of the Option Care Health Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Option Care Health Special Meeting to approve the Option Care Health Charter Amendment Proposal and the Option Care Health Share Issuance Proposal;

•
“Option Care Health Board” refers to the board of directors of Option Care Health;

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“Option Care Health Charter” refers to Option Care Health’s third amended and restated certificate of incorporation;

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“Option Care Health Charter Amendment” refers to the proposed amendment to the Option Care Health Charter to increase the number of shares of Option Care Health Common Stock authorized for issuance from 250,000,000 to 500,000,000, a copy of which is attached to this joint proxy statement/prospectus as Annex B;

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“Option Care Health Charter Amendment Proposal” refers to the proposal for Option Care Health stockholders to adopt the Option Care Health Charter Amendment;

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“Option Care Health Common Stock” refers to the common stock, par value $0.0001 per share, of Option Care Health;

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“Option Care Health Record Date” refers to            , 2023;

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“Option Care Health Share Issuance Proposal” refers to the proposal for Option Care Health stockholders to approve the Share Issuance;

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“Option Care Health Special Meeting” refers to the special meeting of Option Care Health stockholders to consider and vote upon the Option Care Health Charter Amendment Proposal, the Option Care Health Share Issuance Proposal and the Option Care Health Adjournment Proposal;

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“Option Care Health Stockholder Approval” refers to the approval by Option Care Health stockholders of the Option Care Health Charter Amendment Proposal and the Option Care Health Share Issuance Proposal;

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“Outside Date” refers initially to February 5, 2024, which may be extended to May 3, 2024 pursuant to the terms of the Merger Agreement, as further described in this joint proxy statement/prospectus;

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“SEC” refers to the U.S. Securities and Exchange Commission;

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“Securities Act” refers to the Securities Act of 1933, as amended; and

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“Share Issuance” refers to the issuance of shares of Option Care Health Common Stock in connection with the Merger.

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AMEDISYS PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT	51
AMEDISYS PROPOSAL 2: ADVISORY NON-BINDING VOTE ON MERGER-RELATED COMPENSATION FOR NAMED EXECUTIVE OFFICERS	52
AMEDISYS PROPOSAL 3: ADJOURNMENT OF THE AMEDISYS SPECIAL MEETING	53
THE MERGER	54
General	54
The Parties to the Merger	54
Merger Consideration	55
Background of the Merger	55
Option Care Health’s Reasons for the Merger and Recommendation of the Option Care Health Board	72
Amedisys’ Reasons for the Merger and Recommendation of the Amedisys Board	77
Opinion of Option Care Health’s Financial Advisor	84
Opinion of Amedisys’ Financial Advisor	91
Certain Option Care Health Unaudited Prospective Financial Information	104
Certain Amedisys Unaudited Prospective Financial Information	108
Closing and Effective Time of the Merger	112
Governance Matters After the Merger	113
Ownership of the Combined Company	113
Regulatory Approvals and Related Matters	113
U.S. Federal Securities Law Consequences	114
Accounting Treatment	115
Listing of Option Care Health Common Stock; Delisting and Deregistration of Amedisys Common Stock	115
THE MERGER AGREEMENT	116
Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement	116
Structure of the Merger	116
Consummation and Effectiveness of the Merger	116
Post-Closing Governance	117
Merger Consideration	117
Appraisal Rights	117
Procedures for Surrendering Amedisys Stock Certificates	117
No Fractional Shares	118
Treatment of Amedisys Equity Awards	119
Conditions to the Consummation of the Merger	120
Representations and Warranties	121
Definition of “Material Adverse Effect”	122
Conduct of Business Pending the Merger	124
Obligations to Call Special Meetings	127
No Solicitation	128
Obligations to Recommend the Approval of the Amedisys Merger Proposal, the Option Care Health Share Issuance Proposal and the Option Care Health Charter Amendment Proposal	130
Efforts to Consummate the Merger	132
Indemnification of Officers and Directors	133

QUESTIONS AND ANSWERS
The following questions and answers briefly address some questions that you, as an Option Care Health stockholder or Amedisys stockholder, may have regarding the Merger and the other matters being considered at the Option Care Health Special Meeting or the Amedisys Special Meeting, as applicable. You are urged to carefully read this joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus in their entirety because this section may not provide all the information that is important to you regarding these matters. See the section titled “Summary” for a summary of important information regarding the Merger Agreement, the Merger and the related transactions. Additional important information is contained in the annexes to, and the documents incorporated by reference in, this joint proxy statement/prospectus. You may obtain the information incorporated by reference in this joint proxy statement/prospectus, without charge, by following the instructions in the section titled “Where You Can Find More Information.”
Why am I receiving this joint proxy statement/prospectus?
You are receiving this joint proxy statement/prospectus because Option Care Health and Amedisys have entered into the Merger Agreement, which provides for the combination of Amedisys and Option Care Health through a merger of Merger Sub with and into Amedisys, with Amedisys continuing as the surviving corporation and as a wholly owned subsidiary of Option Care Health. The Merger Agreement, which governs the terms and conditions of the Merger, is attached as Annex A hereto.
Your vote is required in connection with the Merger. Option Care Health and Amedisys are sending these materials to their respective stockholders to help them decide how to vote their shares with respect to the Option Care Health Charter Amendment and the Share Issuance, in the case of Option Care Health, and the adoption of the Merger Agreement, in the case of Amedisys, and other important matters. A copy of the Option Care Health Charter Amendment is attached to this joint proxy statement/prospectus as Annex B.
What matters am I being asked to vote on?
In order to complete the Merger, among other things:
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Option Care Health stockholders must approve the Option Care Health Charter Amendment Proposal;

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Option Care Health stockholders must approve the Option Care Health Share Issuance Proposal; and

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Amedisys stockholders must approve the Amedisys Merger Proposal.

Option Care Health:   Option Care Health is holding the Option Care Health Special Meeting to obtain approval of the Option Care Health Charter Amendment Proposal and the Option Care Health Share Issuance Proposal. At the Option Care Health Special Meeting, Option Care Health stockholders will also be asked to consider and vote on the Option Care Health Adjournment Proposal.
Amedisys:   Amedisys is holding the Amedisys Special Meeting to obtain approval of the Amedisys Merger Proposal. At the Amedisys Special Meeting, Amedisys stockholders will also be asked to consider and vote on the Amedisys Compensation Proposal and the Amedisys Adjournment Proposal.
Does my vote matter?
Yes, your vote is very important, regardless of the number of shares that you own. The Merger cannot be completed unless the Option Care Health Charter Amendment Proposal and the Option Care Health Share Issuance Proposal are approved by Option Care Health stockholders and the Amedisys Merger Proposal is approved by Amedisys stockholders.
The approval of the Option Care Health Adjournment Proposal, the Amedisys Compensation Proposal and the Amedisys Adjournment Proposal are not required to complete the Merger.

When and where will each of the Special Meetings take place?
Option Care Health:
The Option Care Health Special Meeting will be held virtually via the Internet at       , Central Time, on        , 2023, at www.virtualshareholdermeeting.com/OPCH2023SM. The virtual nature of the Option Care Special Meeting is generally designed to enable access by more of Option Care Health’s stockholders while decreasing the cost of conducting the Option Care Health Special Meeting in person.
To be admitted to the Option Care Health Special Meeting, you will be asked to provide the 16-digit control number located in your proxy materials.
We recommend that you log in 15 minutes before the start of the Option Care Health Special Meeting to ensure sufficient time to complete the check-in procedures. The virtual meeting platform is fully supported across browsers (Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. If you encounter any technical difficulties logging onto the Option Care Health Special Meeting website or during the meeting, there will be a 1-800 number available to call for assistance. Technical support will be available 15 minutes prior to the start time of the meeting and through the conclusion of the meeting.
If you hold shares in “street name” through a bank, broker or other nominee, you will receive separate voting instructions from your bank, broker or other nominee. Please follow such instructions.
Even if you plan to attend the Option Care Health Special Meeting, Option Care Health recommends that you vote by proxy in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Option Care Health Special Meeting.
Amedisys:
The Amedisys Special Meeting is scheduled to be held at         on        , 2023, at our executive office located at 49 Music Square West, Suite 401, Nashville, Tennessee, 37203. At the date of this mailing we believe that this location will remain available for the Amedisys Special Meeting. However, there is a possibility that Amedisys’ executive office in Nashville will relocate, in which case we would hold the Amedisys Special Meeting at the new executive office located at 1005 17th Avenue South, Nashville, Tennessee 37212. If it becomes necessary to use this new meeting location, we will issue a press release and a Current Report on Form 8-K announcing this change and will post the change to our website www.amedisys.com.
Attendance at the Amedisys Special Meeting is limited to Amedisys stockholders of record as of the Amedisys Record Date for the Amedisys Special Meeting.
If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Amedisys Special Meeting, you must present proof of your ownership of Amedisys Common Stock, such as a bank or brokerage account statement, as of the Amedisys Record Date to be admitted to the Amedisys Special Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Amedisys Special Meeting.
Amedisys stockholders also must present a form of personal identification in order to be admitted to the Amedisys Special Meeting. No cameras, recording equipment or electronic devices will be permitted in the Amedisys Special Meeting.
Even if you plan to attend the Amedisys Special Meeting, Amedisys recommends that you vote by proxy in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Amedisys Special Meeting.
What will Amedisys stockholders receive for their shares of Amedisys Common Stock if the Merger is completed?
If the Merger is completed, each share of Amedisys Common Stock outstanding as of immediately prior to the Effective Time, other than shares held by Amedisys as treasury shares and shares owned by

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Option Care Health and Merger Sub and any of their respective subsidiaries, will be converted into the right to receive 3.0213 fully paid and non-assessable shares of Option Care Health Common Stock (subject to adjustments in the event of any stock split or similar change to the number of shares of Amedisys Common Stock or Option Care Health Common Stock issued and outstanding prior to the Effective Time as a result of certain specified events in the Merger Agreement and, if applicable, cash in lieu of fractional shares of Option Care Health Common Stock).
How does the Option Care Health Board recommend that I vote at the Option Care Health Special Meeting?
The Option Care Health Board has carefully considered and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, the Option Care Health Charter Amendment and the Share Issuance, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, the Option Care Health Charter Amendment and the Share Issuance, are advisable, fair to and in the best interests of Option Care Health and its stockholders. The Option Care Health Board recommends that Option Care Health stockholders vote “FOR” the Option Care Health Charter Amendment Proposal, “FOR” the Option Care Health Share Issuance Proposal and “FOR” each of the other proposals to be considered at the Option Care Health Special Meeting and described in the accompanying joint proxy statement/prospectus.
In considering the recommendations of the Option Care Health Board, Option Care Health stockholders should be aware of any interests in the Merger that Option Care Health directors and executive officers may have that are different from, or in addition to, their interests as Option Care Health stockholders generally. Other than with respect to continued service for, employment by and the right to continued indemnification by the Combined Company, as of the date of this joint proxy statement/prospectus, Option Care Health directors and executive officers do not have interests in the Merger that are different from, or in addition to, the interests of other Option Care Health stockholders generally. For more information, see the section titled “Interests of Option Care Health Directors and Executive Officers in the Merger.”
How does the Amedisys Board recommend that I vote at the Amedisys Special Meeting?
The Amedisys Board has carefully considered and unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Amedisys and its stockholders. The Amedisys Board unanimously recommends that Amedisys stockholders vote “FOR” the Amedisys Merger Proposal and “FOR” each of the other proposals to be considered at the Amedisys Special Meeting and described in the accompanying joint proxy statement/prospectus.
In considering the recommendations of the Amedisys Board, Amedisys stockholders should be aware that Amedisys directors and executive officers have interests in the Merger, including financial interests, that are different from, or in addition to, their interests as Amedisys stockholders generally. The members of the Amedisys Board were aware of and carefully considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, in approving the Merger Agreement and in determining to recommend that Amedisys stockholders approve the Amedisys Merger Proposal. For a more complete description of these interests, see the section titled “Interests of Amedisys Directors and Executive Officers in the Merger.”
Who is entitled to vote at each Special Meeting?
Option Care Health
All holders of record of shares of Option Care Health Common Stock who held shares at the close of business on         , 2023, the Option Care Health Record Date, are entitled to receive notice of, and to vote at, the Option Care Health Special Meeting. Each share of Option Care Health Common Stock is entitled to one vote per share. Virtual attendance at the Option Care Health Special Meeting is not required to vote. See below and the section titled “The Option Care Health Special Meeting — Methods of Voting” for instructions on how to vote without virtually attending the Option Care Health Special Meeting.

In accordance with Delaware law, a list of stockholders entitled to vote at the Option Care Health Special Meeting will be available for a period of ten days ending on the day before the Option Care Health Special Meeting, Monday through Friday between the hours of 9:00 a.m. and 4:00 p.m., local time, at Option Care Health’s principal executive offices located at 3000 Lakeside Drive, Suite 300N, Bannockburn, Illinois 60015.
Amedisys
All holders of record of shares of Amedisys Common Stock who held shares at the close of business on      , 2023, the Amedisys Record Date, are entitled to receive notice of, and to vote at, the Amedisys Special Meeting. Each share of Amedisys Common Stock is entitled to one vote per share. Attendance at the Amedisys Special Meeting is not required to vote. See below and the section titled “The Amedisys Special Meeting — Methods of Voting” for instructions on how to vote without attending the Amedisys Special Meeting.
In accordance with Delaware law, a list of stockholders entitled to vote at the Amedisys Special Meeting will be available for a period of ten days ending on the day before the Amedisys Special Meeting, Monday through Friday between the hours of 9:00 a.m. and 4:00 p.m., local time, at Amedisys’ principal executive offices located at 3854 American Way, Suite A, Baton Rouge, Louisiana 70816.
What is a proxy?
A proxy is a stockholder’s legal designation of another person to vote shares owned by such stockholder on their behalf. You can vote your shares by proxy via the internet, telephone or mail, and instructions regarding all methods of voting are provided on the proxy card. If you hold shares beneficially through a broker, bank or other nominee in “street name,” you should follow the voting instructions provided by your broker, bank or other nominee.
How many votes do I have at each special meeting?
Option Care Health
Each Option Care Health stockholder is entitled to one vote on each proposal for each share of Option Care Health Common Stock held of record at the close of business on the Option Care Health Record Date. At the close of business on the Option Care Health Record Date, there were                 shares of Option Care Health Common Stock outstanding.
Amedisys
Each Amedisys stockholder is entitled to one vote on each proposal for each share of Amedisys Common Stock held of record at the close of business on the Amedisys Record Date. At the close of business on the Amedisys Record Date, there were                 shares of Amedisys Common Stock outstanding.
What constitutes a quorum for each Special Meeting?
A quorum is the minimum number of shares required to be represented, either through attendance at the applicable special meeting or through representation by proxy, to hold a valid meeting.
Option Care Health
The holders of a majority of the issued and outstanding shares of Option Care Health Common Stock entitled to vote at the Option Care Health Special Meeting must be present in person or represented by proxy in order to constitute a quorum for the transaction of business at the Option Care Health Special Meeting. Virtual attendance by stockholders of record at the Option Care Health Special Meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Option Care Health Special Meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the Option Care

Health Special Meeting. Since all of the proposals currently expected to be voted on at the Option Care Health Special Meeting are considered non-routine and non-discretionary matters, shares held in “street name” through a broker, bank or other nominee are not expected to be counted as present for the purpose of determining the existence of a quorum if such broker, bank or other nominee does not have instructions to vote on any such proposals.
Amedisys
The holders of a majority of the voting power of the outstanding shares of Amedisys entitled to vote generally in the election of directors must be present in person or represented by proxy in order to constitute a quorum for the transaction of business at the Amedisys Special Meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the Amedisys Special Meeting. Since all of the proposals currently expected to be voted on at the Amedisys Special Meeting are considered non-routine and non-discretionary matters, shares held in “street name” through a broker, bank or other nominee are not expected to be counted as present for the purpose of determining the existence of a quorum if such broker, bank or other nominee does not have instructions to vote on any such proposals.
What happens if the Merger is not completed?
If the Option Care Health Charter Amendment Proposal or the Option Care Health Share Issuance Proposal is not approved by Option Care Health stockholders, if the Amedisys Merger Proposal is not approved by Amedisys stockholders or if the Merger is not completed for any other reason, Amedisys stockholders will not receive the merger consideration or any other consideration in connection with the Merger, and their shares of Amedisys Common Stock will remain outstanding.
If the Merger is not completed, Amedisys will remain an independent public company, the Amedisys Common Stock will continue to be listed and traded on Nasdaq under the symbol “AMED” and Option Care Health will not complete the Option Care Health Charter Amendment and the Share Issuance contemplated by the Merger Agreement, regardless of whether the Option Care Health Charter Amendment Proposal or the Option Care Health Share Issuance Proposal has been approved by Option Care Health stockholders.
If the Merger Agreement is terminated under specified circumstances, Option Care Health or Amedisys may be required to pay a termination fee of $106 million to the other party. See the sections titled “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Expenses and Termination Fees” for a more complete discussion of the circumstances under which the Merger Agreement could be terminated and when a termination fee may be payable by Option Care Health or Amedisys.
How can I vote my shares?
Option Care Health
You may vote at the Option Care Health Special Meeting by proxy over the internet, by telephone or by mail, or by virtually attending and voting at the Option Care Health Special Meeting at the Option Care Health Special Meeting website.
If voting by internet before the Option Care Health Special Meeting, go to the web address www.proxyvote.com and provide your 16-digit control number. If voting by telephone, dial the toll free number included in your proxy materials and follow the instructions. If you received a proxy card in the mail, and you do not wish to vote via the internet or by telephone, you can complete, sign, date and mail the proxy card in the envelope provided. If voting by mail, your completed proxy card must be received no later than                 , 2023.
You may vote during the virtual meeting by following the instructions available on the Option Care Health Special Meeting website at www.virtualshareholdermeeting.com/OPCH2023SM. To be admitted to the Option Care Health Special Meeting, you must provide your 16-digit control number. We recommend you submit your vote by proxy prior to the date of the Option Care Health Special Meeting even if you plan to attend the meeting virtually via the internet.
If your shares of Option Care Health Common Stock are held through a broker (typically referred to as being held in “street name”), you will receive separate voting instructions from your broker. You must follow the voting instructions provided by your broker in order to instruct your broker on how to vote your shares.
Amedisys
If you are an Amedisys stockholder of record, you may vote at the Amedisys Special Meeting by proxy over the internet, by telephone or by mail, or in person by attending and voting at the Amedisys Special Meeting at            on           , 2023 located at our executive office, 49 Music Square West, Suite 401, Nashville, Tennessee 37203. At the date of this mailing we believe that this location will remain available for the Amedisys Special Meeting. However, there is a possibility that Amedisys’ executive office in Nashville will relocate, in which case we would hold the Amedisys Special Meeting at the new executive office located at 1005 17th Avenue South, Nashville, Tennessee 37212. If it becomes necessary to use this new meeting location, we will issue a press release and a Current Report on Form 8-K announcing this change and will post the change to our website www.amedisys.com.
If voting by internet, go to               and follow the instructions for internet voting as shown on your proxy card. If voting by telephone, dial            and follow the instructions for telephone voting shown on your proxy card. If voting by mail, your completed proxy card must be received by            no later than      , 2023.
You may also vote in person at the Amedisys Special Meeting. Voting via the internet, by telephone or by mail will not limit your right to vote at the Amedisys Special Meeting if you decide to attend and vote in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Amedisys Special Meeting. You should contact your bank or brokerage account representative to obtain a legal proxy.
If your shares of Amedisys Common Stock are held through a broker (typically referred to as being held in “street name”), you will receive separate voting instructions from your broker. You must follow the voting instructions provided by your broker in order to instruct your broker on how to vote your shares. Stockholders who hold shares in street name should generally be able to vote by returning the voting instruction form to their broker or by telephone or via the internet. However, the availability of telephone or internet voting will depend on the voting process of your broker.
What is a “broker non-vote”?
Banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” or “discretionary” but not with respect to “non-routine” or “non-discretionary” matters, as applicable. All of the proposals currently expected to be voted on at the Option Care Health Special Meeting and Amedisys Special Meeting are “non-routine” or “non-discretionary” matters, as applicable.
A “broker non-vote” occurs on a proposal when (i) a broker, bank or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the broker, bank or other nominee with such instructions. Because all of the proposals currently expected to be voted on at the Option Care Health Special Meeting and Amedisys Special Meeting are non-routine or non-discretionary matters for which brokers do not have discretionary authority to vote, Option Care Health and Amedisys do not expect there to be any broker non-votes at the Option Care Health Special Meeting or Amedisys Special Meeting. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other nominee, your shares of Amedisys Common Stock or Option Care Health Common Stock, as applicable, will not be voted.

What stockholder vote is required for the approval of each proposal at the Option Care Health Special Meeting? What will happen if I fail to vote or abstain from voting on each proposal at the Option Care Health Special Meeting?
Option Care Health Proposal 1: Option Care Health Charter Amendment Proposal
Assuming a quorum is present at the Option Care Health Special Meeting, approval of the Option Care Health Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Option Care Health Common Stock entitled to vote. An abstention by any holder of Option Care Health Common Stock entitled to vote at the Option Care Health Special Meeting on the Option Care Health Charter Amendment Proposal, a failure to vote or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the Option Care Health Charter Amendment Proposal.
Option Care Health Proposal 2: Option Care Health Share Issuance Proposal
Assuming a quorum is present at the Option Care Health Special Meeting, approval of the Option Care Health Share Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of Option Care Health Common Stock entitled to vote. The failure of any stockholder of Option Care Health to submit a signed proxy card, grant a proxy electronically over the internet or by telephone or to vote online during the Option Care Health Special Meeting will not have an effect on the outcome of the Option Care Health Share Issuance Proposal, provided that a quorum is otherwise present. An abstention by any holder of Option Care Health Common Stock entitled to vote at the Option Care Health Special Meeting on the Option Care Health Share Issuance Proposal and broker non-votes, if any, will have no effect on the Option Care Health Share Issuance Proposal.
Option Care Health Proposal 3: Option Care Health Adjournment Proposal
Approval of the Option Care Health Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the Option Care Health Common Stock present in person or represented by proxy at the Option Care Health Special Meeting. Virtual attendance by stockholders of record at the Option Care Health Special Meeting will constitute presence in person for these purposes. The failure of any stockholder of Option Care Health to submit a signed proxy card, grant a proxy electronically over the internet or by telephone or to vote online during the Option Care Health Special Meeting will not have an effect on the outcome of the Option Care Health Adjournment Proposal. An abstention by any holder of Option Care Health Common Stock present or represented by proxy at the Option Care Health Special Meeting on the Option Care Health Adjournment Proposal will have the same effect as a vote “AGAINST” the Option Care Health Adjournment Proposal. Broker non-votes, if any, will have no effect on the Option Care Health Adjournment Proposal.
If a quorum is not present or represented at the Option Care Health Special Meeting, then the Option Care Health stockholders entitled to vote thereat, present in person or represented by proxy, may adjourn the meeting.
What stockholder vote is required for the approval of each Amedisys proposal at the Amedisys Special Meeting? What will happen if I fail to vote or abstain from voting on each Amedisys proposal at the Amedisys Special Meeting?
Amedisys Proposal 1: Amedisys Merger Proposal
Assuming a quorum is present at the Amedisys Special Meeting, approval of the Amedisys Merger Proposal requires the affirmative vote of the holders of a majority of all outstanding shares of Amedisys Common Stock entitled to vote thereon. If you are an Amedisys stockholder and fail to vote, fail to instruct your bank, broker or other nominee to vote with respect to the Amedisys Merger Proposal or abstain from voting, it will have the same effect as a vote “AGAINST” the Amedisys Merger Proposal. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the Amedisys Merger Proposal.

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Amedisys Proposal 2: Amedisys Compensation Proposal
Assuming a quorum is present at the Amedisys Special Meeting, approval of the Amedisys Compensation Proposal requires the affirmative vote of a majority of the shares of Amedisys Common Stock present or represented by proxy at the meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of an Amedisys stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Amedisys Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the Amedisys Compensation Proposal, provided that a quorum is otherwise present. An abstention by any shares present or represented by proxy to vote on the Amedisys Compensation Proposal will have the same effect as a vote “AGAINST” the Amedisys Compensation Proposal. Broker non-votes, if any, will have no effect on the Amedisys Compensation Proposal.
Amedisys Proposal 3: Amedisys Adjournment Proposal
Approval of the Amedisys Adjournment Proposal requires the affirmative vote of a majority of the shares of Amedisys Common Stock present or represented by proxy at the meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of an Amedisys stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Amedisys Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the Amedisys Adjournment Proposal. An abstention by any shares present or represented by proxy to vote on the Amedisys Adjournment Proposal will have the same effect as a vote “AGAINST” the Amedisys Adjournment Proposal. Broker non-votes, if any, will have no effect on the Amedisys Adjournment Proposal.
Why am I being asked to consider and vote on a proposal to approve, by non-binding advisory vote, the Merger-related compensation for Amedisys executive officers?
Under SEC rules, Amedisys is required to seek the approval, by non-binding advisory vote, of its stockholders relating to the compensation that may be paid or become payable to Amedisys’ executive officers that is based on or otherwise relates to the Merger. Amedisys urges its stockholders to read the section titled “Interests of Amedisys Directors and Executive Officers in the Merger.”
What if I hold shares of both Option Care Health Common Stock and Amedisys Common Stock?
If you are both an Option Care Health stockholder and an Amedisys stockholder, you will receive two separate packages of proxy materials. A vote cast as an Option Care Health stockholder will not count as a vote cast as an Amedisys stockholder, and a vote cast as an Amedisys stockholder will not count as a vote cast as an Option Care Health stockholder. Therefore, please follow the instructions received with each set of materials you receive in order to submit separate proxies for your shares of Option Care Health Common Stock and your shares of Amedisys Common Stock.
What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name”?
If your shares of Option Care Health Common Stock or Amedisys Common Stock are registered directly in your name with the transfer agent of Option Care Health or Amedisys, respectively, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote directly at the applicable special meeting. You may also grant a proxy directly to Option Care Health or Amedisys, as applicable, or to a third party to vote your shares at the applicable special meeting.
If your shares of Option Care Health Common Stock or Amedisys Common Stock are held by a brokerage firm, bank, dealer or other similar organization, trustee, or nominee, you are considered the beneficial owner of shares held in “street name.” Your brokerage firm, bank, dealer or other similar organization, trustee, or nominee will send you, as the beneficial owner, a package describing the procedures for voting your shares. You should follow the instructions provided by your brokerage firm, bank, dealer or other similar organization, trustee, or nominee to vote your shares.

If your shares of Option Care Health Common Stock are held through a broker (typically referred to as being held in “street name”), you will receive separate voting instructions from your broker. You must follow the voting instructions provided by your broker in order to instruct your broker on how to vote your shares.
In order to attend and vote at the Amedisys Special Meeting, you should follow the voting instructions provided by your bank, broker or other nominee. If you hold your shares of Amedisys Common Stock through a stockbroker, nominee, fiduciary or other custodian you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Amedisys Special Meeting. You should contact your bank or brokerage account representative to obtain a legal proxy.
If my shares of Option Care Health Common Stock or Amedisys Common Stock are held in “street name” by my brokerage firm, bank, dealer or other similar organization, trustee, or nominee, will my brokerage firm, bank, dealer or other similar organization, trustee, or nominee automatically vote those shares for me?
No. Your bank, broker or other nominee will only be permitted to vote your shares of Option Care Health Common Stock or Amedisys Common Stock, as applicable, at the applicable special meeting if you instruct your bank, broker or other nominee. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares. Banks, brokers and other nominees who hold shares of Option Care Health Common Stock or Amedisys Common Stock in “street name” for their customers have authority to vote on “routine” and “discretionary” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are prohibited from exercising their voting discretion with respect to non-routine and non-discretionary matters, which include all of the proposals currently expected to be voted on at the Option Care Health Special Meeting and Amedisys Special Meeting. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokers and other nominees are not empowered to vote such shares.
Broker non-votes, if any, will have the same effect as a vote “AGAINST” the Option Care Health Charter Amendment Proposal. Broker non-votes, if any, will have no effect on the Option Care Health Share Issuance Proposal or the Option Care Health Adjournment Proposal.
Broker non-votes, if any, will have the same effect as a vote “AGAINST” the Amedisys Merger Proposal. Broker non-votes, if any, will have no effect on the Amedisys Compensation Proposal or the Amedisys Adjournment Proposal.
What should I do if I receive more than one set of voting materials for the same special meeting?
If you hold shares of Option Care Health Common Stock or Amedisys Common Stock in “street name” and also directly in your name as a stockholder of record or otherwise, or if you hold shares of Option Care Health Common Stock or Amedisys Common Stock in more than one brokerage account, you may receive more than one set of voting materials relating to the same Special Meeting.
Record Holders.   For shares held directly, you can vote your shares by proxy via the internet, telephone or mail, and instructions regarding all three methods of voting are provided on the proxy card.
Shares Held in “Street Name.”   For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by such bank, broker or other nominee to submit a proxy or vote your shares.
If a stockholder gives a proxy, how are the shares of Option Care Health Common Stock or Amedisys Common Stock voted?
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Option Care Health Common Stock or Amedisys Common Stock, as applicable, in the way that you indicate. For each item before the Option Care Health Special Meeting or Amedisys Special Meeting, as applicable, you may specify whether your shares of Option Care Health Common Stock or Amedisys Common Stock, as applicable, should be voted “for” or “against,” or abstain from voting.

For more information regarding how your shares will be voted if you properly sign, date and return a proxy card, but do not indicate how your Option Care Health Common Stock or Amedisys Common Stock, as applicable, should be voted, for more information see “— How will my shares be voted if I return a blank proxy?”
How will my shares be voted if I return a blank proxy?
Option Care Health
If you sign, date and return your proxy and do not indicate how you want your shares of Option Care Health Common Stock to be voted, then your shares of Option Care Health Common Stock will be voted in accordance with the recommendation of the Option Care Health Board: “FOR” the Option Care Health Charter Amendment Proposal, “FOR” the Option Care Health Share Issuance Proposal and “FOR” the Option Care Health Adjournment Proposal.
Amedisys
If you sign, date and return your proxy and do not indicate how you want your shares of Amedisys Common Stock to be voted, then your shares of Amedisys Common Stock will be voted in accordance with the recommendation of the Amedisys Board: “FOR” the Amedisys Merger Proposal, “FOR” the Amedisys Compensation Proposal and “FOR” the Amedisys Adjournment Proposal.
Can I change my vote after I have submitted my proxy?
Option Care Health
Yes. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Option Care Health Special Meeting by: (a) sending a signed written notice of revocation to Option Care Health’s Corporate Secretary; (b) providing new voting instructions over the internet or telephone as instructed on your proxy card; (c) submitting a properly signed and dated proxy card with a later date that is received by Option Care Health’s Corporate Secretary; or (d) attending the Option Care Health Special Meeting and voting online during the Option Care Health Special Meeting. Only your last submitted proxy will be considered. If you beneficially hold shares in “street name,” you must contact the broker or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.
Amedisys
Yes. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Amedisys Special Meeting by: (a) sending a signed written notice of revocation to Amedisys’ Corporate Secretary; (b) providing new voting instructions over the internet or telephone as instructed on your proxy card; (c) submitting a properly signed and dated proxy card with a later date that is received by Amedisys’ Corporate Secretary; or (d) attending the Amedisys Special Meeting and voting in person. Only your last submitted proxy will be considered. If you beneficially hold shares in “street name,” you must contact the broker or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy. You may also change your vote by obtaining a legal proxy, executed in your favor from the holder of record, and voting your shares in person at the Amedisys Special Meeting.
If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?
If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.
Where can I find the voting results of the special meetings?
The preliminary voting results for each special meeting are expected to be announced at that special meeting. In addition, within four business days following certification of the final voting results, each of

Option Care Health and Amedisys will file the final voting results of its respective special meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form 8-K.
What will happen to Amedisys as a result of the Merger?
Upon the terms and subject to the conditions set forth in the Merger Agreement, Option Care Health will acquire all of the outstanding shares of Amedisys through a merger of Merger Sub with and into Amedisys, with Amedisys continuing as the surviving corporation and as a wholly owned subsidiary of Option Care Health. Furthermore, shares of Amedisys Common Stock will be delisted from Nasdaq and will no longer be publicly traded.
Where will the shares of Option Care Health Common Stock that Amedisys stockholders receive in the Merger be publicly traded?
Assuming the Merger is completed, the shares of Option Care Health Common Stock that Amedisys stockholders receive in the Merger will be listed and traded on Nasdaq under the symbol “OPCH.”
Do Amedisys stockholders have dissenters’ or appraisal rights?
No. No appraisal rights are available to Amedisys stockholders in connection with the Merger under the DGCL.
Do Option Care Health stockholders have dissenters’ or appraisal rights?
No. No appraisal rights are available to Option Care Health stockholders in connection with the Merger under the DGCL.
Are there any risks that I should consider in deciding whether to vote for the approval of the Option Care Health Charter Amendment Proposal, the Option Care Health Share Issuance Proposal or the Amedisys Merger Proposal?
Yes. You should read and carefully consider the risk factors set forth in the section titled “Risk Factors.” You also should read and carefully consider the risk factors relating to Option Care Health and Amedisys that are contained in the documents that are incorporated by reference in this joint proxy statement/prospectus.
What happens if I sell my shares of Option Care Health Common Stock or Amedisys Common Stock after the respective record date but before the respective Special Meeting?
The Option Care Health Record Date is earlier than the date of the Option Care Health Special Meeting, and the Amedisys Record Date is earlier than the date of the Amedisys Special Meeting. If you sell or otherwise transfer your shares of Option Care Health Common Stock or Amedisys Common Stock after the applicable record date but before the applicable special meeting, you will, unless special arrangements are made, retain your right to vote at the applicable special meeting.
Who will solicit and pay the cost of soliciting proxies?
Option Care Health has engaged D.F. King & Co., Inc., which is referred to as “D.F. King,” to assist in the solicitation of proxies for the Option Care Health Special Meeting. Option Care Health estimates that it will pay D.F. King a fee of approximately $75,000, plus reimbursement for certain out-of-pocket fees and expenses. Option Care Health has agreed to indemnify D.F. King against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).
Amedisys has engaged Innisfree M&A Incorporated, which is referred to as “Innisfree,” to assist in the solicitation of proxies for the Amedisys Special Meeting. Amedisys estimates that it will pay Innisfree a fee of approximately $30,000, plus reimbursement for certain out-of-pocket fees and expenses. Amedisys has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Option Care Health and Amedisys also may reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Option Care Health Common Stock and Amedisys Common Stock, respectively. Option Care Health and Amedisys directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.
When is the Merger expected to be completed?
The transaction is expected to close in the second half of 2023, subject to the approval of both companies’ stockholders, regulatory approvals, and other closing conditions. See the section titled “The Merger Agreement — Conditions to the Consummation of the Merger.”
What are the conditions to the Merger?
The Merger is subject to a number of conditions to closing as specified in the Merger Agreement. These closing conditions include, among others, (i) approval by Amedisys stockholders of the Amedisys Merger Proposal; (ii) approval by Option Care Health stockholders of the Option Care Health Charter Amendment Proposal; (iii) approval by Option Care Health stockholders of the Option Care Health Share Issuance Proposal; (iv) the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act; (v) the receipt of the required state regulatory approvals; (vi) the absence of any law or order that has the effect of enjoining or otherwise prohibiting the completion of the Merger; (vii) the approval for listing of Option Care Health Common Stock to be issued in connection with the Merger on Nasdaq and the effectiveness of a registration statement with respect to the issuance of such Option Care Health Common Stock; (viii) subject to certain exceptions, the accuracy of the representations and warranties of the other party; and (ix) performance by each party of its respective obligations under the Merger Agreement. See the section titled “The Merger Agreement — Conditions to the Consummation of the Merger.”
What respective equity stakes will Option Care Health stockholders and Amedisys stockholders hold in the Combined Company immediately following the Merger?
Under the terms of the agreement, Amedisys stockholders will receive 3.0213 shares of Option Care Health Common Stock for each share of Amedisys Common Stock they hold at the closing of the transaction. Based on the number of shares of Option Care Health Common Stock outstanding on May 30, 2023 and the number of shares of Amedisys Common Stock outstanding on May 30, 2023, upon completion of the Merger, Amedisys stockholders are expected to own approximately 35.4% of the issued and outstanding shares of Option Care Health Common Stock, and Option Care Health’s pre-Merger stockholders are expected to own approximately 64.6% of the issued and outstanding shares of Option Care Health Common Stock.
Because the Exchange Ratio is fixed, the relative ownership interests of Option Care Health stockholders and former Amedisys stockholders in the Combined Company immediately following the Merger will depend on the number of shares of Option Care Health Common Stock and Amedisys Common Stock issued and outstanding immediately prior to the Merger.
If I am an Amedisys stockholder, how will I receive the merger consideration to which I am entitled?
If, at the Effective Time, you hold your shares of Amedisys Common Stock in book-entry form, whether through The Depository Trust Company, which is referred to as “DTC,” or otherwise, you will not be required to take any specific actions to exchange your shares of Amedisys Common Stock for shares of Option Care Health Common Stock and, if applicable, cash consideration in lieu of any fractional shares. Such shares will, following the Effective Time, be automatically exchanged for shares of Option Care Health Common Stock (in book-entry form) and cash in lieu of any fractional shares of Option Care Health Common Stock to which you are entitled. If, at the Effective Time, you instead hold your shares of Amedisys Common Stock in certificated form, then, after receiving the proper documentation from you following the Effective Time, the exchange agent will deliver to you the shares of Option Care Health Common Stock

(in book-entry form) and cash in lieu of any fractional shares of Option Care Health Common Stock to which you are entitled. See the section titled “The Merger Agreement — Procedures for Surrendering Amedisys Certificates.”
What are certain of the material U.S. federal income tax consequences of the Merger to U.S. holders of shares of Amedisys Common Stock?
Amedisys and Option Care Health intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Assuming the Merger so qualifies as “reorganization”, U.S. holders (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger”) of shares of Amedisys Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of Option Care Health Common Stock in exchange for such Amedisys Common Stock in the Merger, other than gain or loss, if any, with respect to any cash received in lieu of a fractional share of Option Care Health Common Stock. However, if the Merger were to fail to qualify as a “reorganization”, then each U.S. holder of Amedisys Common Stock generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of the shares of Option Care Health Common Stock and cash in lieu of any fractional share of Amedisys Common Stock received by such U.S. holder in the Merger and (ii) such U.S. holder’s adjusted tax basis in its Amedisys Common Stock.
Certain material U.S. federal income tax consequences of the Merger to U.S. holders are discussed in more detail in the section titled “Material U.S. Federal Income Tax Consequences of the Merger.” The discussion of certain material U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. Such consequences may vary with, or be dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws.
Tax matters are complicated and the tax consequences of the Merger will depend on the facts of your own situation. Moreover, the closing of the Merger Agreement is not conditioned upon the receipt of an opinion of counsel that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes and neither Amedisys nor Option Care Health intends to request a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the Merger. You are urged to consult your tax advisor as to the specific tax consequences of the Merger to you in your particular circumstances.
Should I send in my Amedisys Common Stock certificates now?
No. Please do not send your Amedisys Common Stock certificates now. If you are a stockholder of record with your shares held in certificated form, you will receive instructions for returning such certificates to the exchange agent in connection with the Merger. Please do not send in your stock certificates with your proxy card.
What should I do now?
You should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes.
Option Care Health stockholders:
You may vote at the Option Care Health Special Meeting by proxy over the internet, by telephone or by mail, or by virtually attending and voting at the Option Care Health Special Meeting at the Option Care Health Special Meeting website.
If your shares of Option Care Health Common Stock are held through a broker (typically referred to as being held in “street name”), you will receive separate voting instructions from your broker. You must follow the voting instructions provided by your broker in order to instruct your broker on how to vote your shares.

Amedisys stockholders:
If you are an Amedisys stockholder of record, you may vote at the Amedisys Special Meeting by proxy over the internet, by telephone, by mail, or by attending and voting at the Amedisys Special Meeting at            located at our executive office, 49 Music Square West, Suite 401, Nashville, Tennessee 37203. At the date of this mailing we believe that this location will remain available for the Amedisys Special Meeting. However, there is a possibility that Amedisys’ executive office in Nashville will relocate, in which case we would hold the Amedisys Special Meeting at the new executive office located at 1005 17th Avenue South, Nashville, Tennessee 37212. If it becomes necessary to use this new meeting location, we will issue a press release and a Current Report on Form 8-K announcing this change and will post the change to our website www.amedisys.com.
If your shares of Amedisys Common Stock are held through a broker (typically referred to as being held in “street name”), you will receive separate voting instructions from your broker. You must follow the voting instructions provided by your broker in order to instruct your broker on how to vote your shares.
What is householding?
Householding is a procedure approved by the SEC under which a single copy of certain materials are delivered to multiple stockholders of Option Care Health or Amedisys, as applicable, who share the same address, unless a contrary instruction is received from one or more of such stockholders. Option Care Health and Amedisys have each previously adopted householding for stockholders of record. As a result, stockholders with the same address and last name may receive only one copy of this joint proxy statement/prospectus from Option Care Health or Amedisys, as applicable. Requests for additional copies of this joint proxy statement/prospectus should be directed to, as applicable: Option Care Health, Inc., 3000 Lakeside Drive, Suite 300N, Bannockburn, Illinois 60015, Attention: Investor Relations, Phone: (866) 827-8203; or Amedisys, Inc., 3854 American Way, Suite A, Baton Rouge, Louisiana 70816, Attention: Investor Relations —  Nick Muscato, Phone: (225) 292-2031 or (800) 467-2662. “Street name” stockholders may contact their broker, bank, or other nominee to request information about householding.
Who will count the votes?
For Option Care Health, the votes will be counted by a representative of       , who will act as the inspector of election appointed for the Option Care Health Special Meeting.
For Amedisys, the votes will be counted by a representative of Broadridge Financial Solutions, Inc. Mr. Scott Ginn, the Chief Financial Officer and Acting Chief Operating Officer of Amedisys, will act as the inspector of election appointed for the Amedisys Special Meeting.
How can I find more information about Option Care Health and Amedisys?
You can find more information about Option Care Health and Amedisys from various sources described in the section titled “Where You Can Find More Information.”
Whom do I call if I have questions about the Special Meetings or the Merger?
If you have questions about the Option Care Health Special Meeting, the Amedisys Special Meeting or the Merger, or desire additional copies of this joint proxy statement/prospectus or additional proxies, you may use the applicable contact information below:
For Option Care Health stockholders:	For Amedisys stockholders:
D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Stockholders may call toll free: (800) 431-9646 Banks and Brokers may call collect: (212) 269-5550 Email: OPCH@dfking.com	Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 Stockholders may call toll free: (877) 750-0625 Banks and Brokers may call collect: (212) 750-5833

SUMMARY
For your convenience, provided below is a brief summary of certain information contained in this joint proxy statement/prospectus. This summary highlights selected information from this joint proxy statement/prospectus and does not contain all of the information that may be important to you as an Option Care Health stockholder or Amedisys stockholder. For a more complete description of the terms of the Merger, you should read carefully this entire joint proxy statement/prospectus, its annexes and the other documents to which you are referred. Items in this summary include a page reference directing you to a more complete description of those items. You may obtain the information incorporated by reference in this joint proxy statement/prospectus, without charge, by following the instructions under “Where You Can Find More Information.”
The Parties to the Merger (Page 34)
Option Care Health, Inc.
Option Care Health is the largest independent provider of home and alternate site infusion services through its national network of 163 locations in 44 states. Option Care Health draws on over 40 years of clinical care experience to offer patient-centered, cost-effective infusion therapy. Option Care Health’s infusion services include the clinical management of infusion therapy, nursing support and care coordination. Option Care Health’s multidisciplinary team of more than 4,500 clinicians, including pharmacists, pharmacy technicians, nurses and dietitians, is able to provide infusion service coverage for nearly all patients across the United States needing treatment for complex and chronic medical conditions.
Option Care Health contracts with managed care organizations, third-party payers, hospitals, physicians and other referral sources to provide pharmaceuticals and complex compounded solutions to patients for intravenous delivery in the patients’ homes or other nonhospital settings. Its services are provided in coordination with, and under the direction of, the patient’s physician. Option Care Health’s multidisciplinary team of clinicians, including pharmacists, nurses, dietitians and respiratory therapists, work with the physician to develop a plan of care suited to each patient’s specific needs. Option Care Health provides home infusion services consisting of anti-infectives, nutrition support, chronic inflammatory disorders and neurological disorders, immunoglobulin therapy and other therapies for chronic and acute conditions. It operates in one segment, infusion services. Option Care Health’s principal executive offices are located at 3000 Lakeside Drive, Suite 300N, Bannockburn, Illinois 60015, and its telephone number is (312) 940-2443.
Amedisys, Inc.
Amedisys is a leading healthcare services company committed to helping its patients age in place by providing clinically excellent care and support in the home. Its operations involve serving patients across the United States through three operating divisions: home health, hospice and high acuity care. Amedisys delivers clinically distinct care that best suits its patients’ needs, whether that is home-based recovery and rehabilitation after an operation or injury or care that empowers patients to manage a chronic disease through its home health division, hospice care at the end of life or delivering the essential elements of inpatient hospital, palliative and skilled nursing facility care to patients in their homes through Amedisys’ high acuity care division.
Amedisys is among the largest providers of home health and hospice care in the United States, with approximately 18,000 employees in 522 care centers in 37 states within the United States and the District of Columbia. Its employees deliver the highest quality care performing more than 11.2 million visits for more than 455,000 patients annually. Over 3,000 hospitals and 102,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. Amedisys’ principal executive offices are located at 3854 American Way, Suite A, Baton Rouge, Louisiana, 70816, and its telephone number is (225) 292-2031.
Uintah Merger Sub, Inc.
Merger Sub was formed by Option Care Health for the sole purpose of effecting the Merger. Merger Sub has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into Amedisys, with Amedisys continuing as the surviving corporation and as a wholly owned subsidiary of

Option Care Health, and the separate existence of Merger Sub will cease. Merger Sub’s principal executive offices are located at 3000 Lakeside Drive, Suite 300N, Bannockburn, Illinois 60015, and its telephone number is (312) 940-2443.
The Merger and the Merger Agreement (Pages 54 and 116)
The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A hereto. Option Care Health and Amedisys encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Merger.
The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into Amedisys, with Amedisys continuing as the surviving corporation, and as a wholly owned subsidiary of Option Care Health.
Merger Consideration (Page 55)
At the Effective Time, by virtue of the Merger: (i) each share of Amedisys Common Stock held in treasury by Amedisys or owned by Option Care Health or Merger Sub or any of their respective subsidiaries immediately prior to the Effective Time will be cancelled (collectively, “cancelled shares”) without consideration; and (ii) each share of Amedisys Common Stock, other than any cancelled shares, outstanding immediately prior to the Effective Time will be converted into the right to receive 3.0213 fully paid and non-assessable shares of Option Care Health Common Stock (subject to adjustments in the event of any stock split or similar change to the number or type of shares of Amedisys Common Stock or Option Care Health Common Stock outstanding prior to the Effective Time as a result of specified events, as specified in the Merger Agreement). No fractional shares of Option Care Health Common Stock will be issued in connection with the Merger, and Amedisys stockholders who would have been entitled to receive a fraction of a share of Option Care Health Common Stock will receive cash in lieu of fractional shares.
Treatment of Amedisys Equity Awards (Page 119)
At the Effective Time, Amedisys equity awards will be treated as follows:
•
Each outstanding time-based vesting Amedisys restricted stock unit award (each, an “Amedisys RSU Award”) will be converted into a restricted stock unit award of Option Care Health (a “Converted RSU Award”) with the same terms and conditions that applied to the Amedisys RSU Award, adjusted so that the number of shares of Option Care Health Common Stock underlying the Converted RSU Award equals (1) the number of shares of Amedisys Common Stock subject to the Amedisys RSU Award immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio, rounded to the nearest whole number of shares of Option Care Health Common Stock;

•
Each outstanding option to purchase shares of Amedisys Common Stock (each, an “Amedisys Option Award”) will be converted into an option to purchase shares of Option Care Health Common Stock ( a “Converted Option Award”) with the same terms and conditions that applied to the Amedisys Option Award, adjusted so that the number of shares of Option Care Health Common Stock underlying the Converted Option Award equals (1) the number of shares of Amedisys Common Stock subject to the Amedisys Option Award immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio, rounded down to the nearest whole number of shares of Option Care Health Common Stock. A Converted Option Award will have an exercise price per share equal to (1) the exercise price per share of the equivalent Amedisys Option immediately prior to the Effective Time divided by (2) the Exchange Ratio, rounded up to the nearest whole cent; and

•
Each outstanding performance-based vesting Amedisys restricted stock unit award (each, an “Amedisys PSU Award”) will be converted into a restricted stock unit award of Option Care Health (a “Converted PSU Award”) with the same terms and conditions that applied to the Amedisys PSU Award (other than performance-based conditions), adjusted so that that the number of shares of Option Care Health Common Stock underlying the Converted PSU Award equals (1) the number of shares of Amedisys Common Stock subject to such Amedisys PSU Award immediately prior to the Effective Time (assuming target performance for any Amedisys PSU Award for which the level of performance has not yet been determined), multiplied by (2) the Exchange Ratio, rounded to the nearest whole number of shares of Option Care Health Common Stock.

•
Each Converted RSU Award, Converted Option Award and Converted PSU Award will have the same terms and conditions (including any double-trigger protections but excluding any performance-based vesting conditions) that applied to the corresponding Amedisys RSU Award, Amedisys Option Award or Amedisys PSU Award, respectively, immediately prior to the Effective Time (other than any other terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or other immaterial or administrative or ministerial changes).

Amedisys Employee Stock Purchase Plan (Page 136)
With respect to the Amended and Restated Amedisys Composite Employee Stock Purchase Plan (the “Amedisys ESPP”), the Amedisys Board or the appropriate committee thereof will terminate the Amedisys ESPP immediately prior to the Effective Time, and, as soon as practicable after the date of the Merger Agreement, will take necessary action to ensure that (i) participation following the date of the Merger Agreement will be limited to those employees who participate on the date of the Merger Agreement, (ii) except to the extent necessary to maintain the status of the Amedisys ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code, participants may not increase their payroll deductions or purchase elections from those in effect on the date of the Merger Agreement, (iii) no offering period will be commenced after the date of the Merger Agreement, and (iv) each participant’s outstanding rights to purchase shares of Amedisys Common Stock under the Amedisys ESPP will automatically be exercised on the day immediately prior to the day on which the Effective Time occurs (if not earlier terminated pursuant to the terms of the Amedisys ESPP), and the resulting shares of Amedisys Common Stock will be converted into shares of Option Care Health Common Stock in accordance with the Merger Agreement.
Option Care Health’s Reasons for the Merger and Recommendation of the Option Care Health Board (Page 72)
The Option Care Health Board recommends that you vote “FOR” the Option Care Health Charter Amendment Proposal, “FOR” the Option Care Health Share Issuance Proposal and “FOR” the Option Care Health Adjournment Proposal. For a description of factors considered by the Option Care Health Board in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, the Option Care Health Charter Amendment, a copy of which is attached to this joint proxy statement/prospectus as Annex B, and the Share Issuance, and additional information on the recommendation of the Option Care Health Board, see the section titled “The Merger — Option Care Health’s Reasons for the Merger and Recommendation of the Option Care Health Board.”
Amedisys’ Reasons for the Merger and Recommendation of the Amedisys Board (Page 77)
The Amedisys Board unanimously recommends that you vote “FOR” the Amedisys Merger Proposal, “FOR” the Amedisys Compensation Proposal and “FOR” the Amedisys Adjournment Proposal. For a description of factors considered by the Amedisys Board in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and additional information on the recommendation of the Amedisys Board, see the section titled “The Merger — Amedisys’ Reasons for the Merger and Recommendation of the Amedisys Board.”
Opinion of Option Care Health’s Financial Advisor (Page 84; Annex C)
Goldman Sachs delivered its oral opinion, subsequently confirmed in writing, to the Option Care Health Board that, as of May 3, 2023 and based upon and subject to the various assumptions, limitations, factors, qualifications and other matters set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to Option Care Health.
The full text of the written opinion of Goldman Sachs, dated May 3, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Option Care Health Board in connection with its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Option Care Health Common Stock should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between Option Care

Health and Goldman Sachs, Option Care Health has agreed to pay Goldman Sachs a transaction fee of $20 million, all of which is contingent upon consummation of the Merger.
This summary is qualified in its entirety by reference to the full text of such opinion. For additional information, see Annex C and the section entitled “The Merger — Opinion of Option Care Health’s Financial Advisor”.
Opinion of Amedisys’ Financial Advisor
Opinion of Guggenheim Securities, LLC (Page 91; Annex D)
Amedisys retained Guggenheim Securities as its financial advisor in connection with a potential business combination involving Amedisys. In connection with the Merger, Guggenheim Securities delivered its oral opinion, subsequently confirmed in writing, to the Amedisys Board that, as of May 3, 2023 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Exchange Ratio was fair, from a financial point of view, to the stockholders of Amedisys.
The full text of the written opinion of Guggenheim Securities, dated May 3, 2023, which is attached as Annex D to this joint proxy statement/prospectus and which you should read carefully and in its entirety, is subject to the assumptions made, procedures followed, matters considered and limitations, qualifications and other conditions contained in such opinion and necessarily based on economic, business, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.
Guggenheim Securities’ opinion was provided to the Amedisys Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Exchange Ratio. Guggenheim Securities’ opinion and any materials provided in connection therewith do not constitute a recommendation to the Amedisys Board with respect to the Merger, nor does Guggenheim Securities’ opinion or the summary of its underlying financial analyses elsewhere in this joint proxy statement/prospectus constitute advice or a recommendation to any holder of Amedisys Common Stock as to how to vote or act in connection with the Merger or otherwise. Guggenheim Securities’ opinion does not address Amedisys’ underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Amedisys, any refinancing related to the Merger or the effects of any other transaction in which Amedisys might engage. Guggenheim Securities’ opinion addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio to the stockholders of Amedisys and did not express any view or opinion as to (i) any other term, aspect or implication of (a) the Merger (including, without limitation, the form or structure of the Merger) or the Merger Agreement or (b) any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid or received by, the holders of any class of securities, creditors or other constituencies of Amedisys or Option Care. Furthermore, Guggenheim Securities did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Amedisys’ or Option Care’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Exchange Ratio or otherwise.
Pursuant to an engagement letter between Amedisys and Guggenheim Securities, Amedisys has agreed to pay Guggenheim Securities an estimated cash transaction fee of approximately $36 million, all of which is contingent upon consummation of the Merger.
This summary is qualified in its entirety by reference to the full text of such opinion. For a description of the opinion that the Amedisys Board received from Guggenheim Securities, see the section entitled “The Merger — Opinion of Guggenheim Securities, LLC” beginning on page 91.
The Option Care Health Special Meeting (Page 35)
The Option Care Health Special Meeting will be held virtually via the Internet at                 , Central Time, on                 , 2023, at www.virtualshareholdermeeting.com/OPCH2023SM. The Option Care Health Special Meeting will be held solely by means of remote communication via the internet.

There will not be a physical location. Option Care Health stockholders will be able to virtually attend and vote at the Option Care Health Special Meeting via the Option Care Health Special Meeting website.
The purposes of the Option Care Health Special Meeting are as follows:
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Option Care Health Proposal 1:   Approval of the Option Care Health Charter Amendment. To consider and vote on the Option Care Health Charter Amendment Proposal;

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Option Care Health Proposal 2:   Approval of the Share Issuance. To consider and vote on the Option Care Health Share Issuance Proposal; and

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Option Care Health Proposal 3:   Adjournment of the Option Care Health Special Meeting. To consider and vote on the Option Care Health Adjournment Proposal.

Approval of the Option Care Health Charter Amendment Proposal and the Option Care Health Share Issuance Proposal by Option Care Health stockholders is a condition to the completion of the Merger. Approval of the Option Care Health Adjournment Proposal is not a condition to the obligation of either Option Care Health or Amedisys to complete the Merger.
Each Option Care Health stockholder is entitled to one vote for each share of Option Care Health Common Stock held of record at the close of business on the Option Care Health Record Date on each proposal. Only Option Care Health stockholders of record at the close of business on the Option Care Health Record Date are entitled to receive notice of and to vote at the Option Care Health Special Meeting and any and all adjournments or postponements thereof.
A quorum of Option Care Health stockholders is necessary to conduct business at the Option Care Health Special Meeting. The holders of a majority of the issued and outstanding shares of Option Care Health Common Stock entitled to vote at the Option Care Health Special Meeting must be present in person or represented by proxy in order to constitute a quorum for the transaction of business at the Option Care Health Special Meeting. Virtual attendance by stockholders of record at the Option Care Health Special Meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Option Care Health Special Meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the Option Care Health Special Meeting. Since all of the proposals currently expected to be voted on at the Option Care Health Special Meeting are considered non-routine and non-discretionary matters, shares held in “street name” through a broker, bank or other nominee are not expected to be counted as present for the purpose of determining the existence of a quorum if such broker, bank or other nominee does not have instructions to vote on any such proposals.
Option Care Health Proposal 1: Option Care Health Charter Amendment Proposal
Assuming a quorum is present at the Option Care Health Special Meeting, approval of the Option Care Health Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Option Care Health Common Stock entitled to vote. An abstention by any holder of Option Care Health Common Stock entitled to vote at the Option Care Health Special Meeting on the Option Care Health Charter Amendment Proposal, a failure to vote or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the Option Care Health Charter Amendment Proposal.
Option Care Health Proposal 2: Option Care Health Share Issuance Proposal
Assuming a quorum is present at the Option Care Health Special Meeting, approval of the Option Care Health Share Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of Option Care Health Common Stock entitled to vote. The failure of any stockholder of record of Option Care Health to submit a signed proxy card, grant a proxy electronically over the internet or by telephone or to vote online during the Option Care Health Special Meeting will not have an effect on the outcome of the Option Care Health Share Issuance Proposal, provided that a quorum is otherwise present. An abstention by any holder of Option Care Health Common Stock entitled to vote at the Option Care Health Special Meeting on the Option Care Health Share Issuance Proposal and broker non-votes, if any, will have no effect on the Option Care Health Share Issuance Proposal.

Option Care Health Proposal 3: Option Care Health Adjournment Proposal
Approval of the Option Care Health Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the Option Care Health Common Stock present in person or represented by proxy at the Option Care Health Special Meeting. Virtual attendance by stockholders of record at the Option Care Health Special Meeting will constitute presence in person for these purposes. The failure of any stockholder of record of Option Care Health to submit a signed proxy card, grant a proxy electronically over the internet or by telephone or to vote online during the Option Care Health Special Meeting will not have an effect on the outcome of the Option Care Health Adjournment Proposal. An abstention by any holder of Option Care Health Common Stock present or represented by proxy at the Option Care Health Special Meeting on the Option Care Health Adjournment Proposal will have the same effect as a vote “AGAINST” the Option Care Health Adjournment Proposal. Broker non-votes, if any, will have no effect on the Option Care Health Adjournment Proposal.
If a quorum is not present or represented at the Option Care Health Special Meeting, then the Option Care Health stockholders entitled to vote thereat, present in person or represented by proxy, may adjourn the meeting.
The Amedisys Special Meeting (Page 45)
The Amedisys Special Meeting will be held at our executive office, 49 Music Square West, Suite 401, Nashville, Tennessee 37203 on             2023, beginning at            . At the date of this mailing we believe that this location will remain available for the Amedisys Special Meeting. However, there is a possibility that Amedisys’ executive office in Nashville will relocate, in which case we would hold the Amedisys Special Meeting at the new executive office located at 1005 17th Avenue South, Nashville, Tennessee 37212. If it becomes necessary to use this new meeting location, we will issue a press release and a Current Report on Form 8-K announcing this change and will post the change to our website www.amedisys.com.
The purposes of the Amedisys Special Meeting are as follows:
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Amedisys Proposal 1:   Adoption of the Merger Agreement. To consider and vote on the Amedisys Merger Proposal;

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Amedisys Proposal 2:   Approval, on an Advisory Non-Binding Basis, of Certain Merger-Related Compensatory Arrangements with Amedisys Named Executive Officers. To consider and vote on the Amedisys Compensation Proposal; and

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Amedisys Proposal 3:   Adjournment of the Amedisys Special Meeting. To consider and vote on the Amedisys Adjournment Proposal.

Approval of the Amedisys Merger Proposal by Amedisys stockholders is a condition to the Merger. Approval of the advisory Amedisys Compensation Proposal and the Amedisys Adjournment Proposal are not conditions to the obligation of either Option Care Health or Amedisys to complete the Merger.
Each Amedisys stockholder is entitled to one vote on each proposal for each share of Amedisys Common Stock held of record at the close of business on the Amedisys Record Date. Only Amedisys stockholders of record at the close of business on the Amedisys Record Date are entitled to receive notice of and to vote at the Amedisys Special Meeting and any and all adjournments or postponements thereof.
A quorum of Amedisys stockholders is necessary to conduct business at the Amedisys Special Meeting. The holders of a majority of the voting power of outstanding shares of Amedisys Common Stock entitled to vote at the Amedisys Special Meeting must be present in person or represented by proxy in order to constitute a quorum for the transaction of business at the Amedisys Special Meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the Amedisys Special Meeting. Since all of the proposals currently expected to be voted on at the Amedisys Special Meeting are considered non-routine and non-discretionary matters, shares held in “street name” through a broker, bank or other nominee are not expected to be counted as present for the purpose of determining the existence of a quorum if such broker, bank or other nominee does not have instructions to vote on at least one of the proposals brought before the Amedisys Special Meeting.

Amedisys Proposal 1: Amedisys Merger Proposal
Assuming a quorum is present at the Amedisys Special Meeting, approval of the Amedisys Merger Proposal requires the affirmative vote of the holders of a majority of all outstanding shares of Amedisys Common Stock entitled to vote thereon at the Amedisys Special Meeting. If you are an Amedisys stockholder and fail to vote, fail to instruct your bank, broker or other nominee to vote with respect to the Amedisys Merger Proposal, or abstain from voting, it will have the same effect as a vote “AGAINST” the Amedisys Merger Proposal. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the Amedisys Merger Proposal.
Amedisys Proposal 2: Amedisys Compensation Proposal
Assuming a quorum is present at the Amedisys Special Meeting, approval of the Amedisys Compensation Proposal requires the affirmative vote of a majority of the shares of Amedisys Common Stock present or represented by proxy at the meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of an Amedisys stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Amedisys Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the Amedisys Compensation Proposal, provided that a quorum is otherwise present. An abstention by any shares present or represented by proxy on the Amedisys Compensation Proposal will have the same effect as a vote “AGAINST” the Amedisys Compensation Proposal. Broker non-votes, if any, will have no effect on the Amedisys Compensation Proposal.
Amedisys Proposal 3: Amedisys Adjournment Proposal
Approval of the Amedisys Adjournment Proposal requires the affirmative vote of a majority of the shares of Amedisys Common Stock present or represented by proxy at the meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of an Amedisys stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Amedisys Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the Amedisys Adjournment Proposal. An abstention or failure to vote any shares present or represented by proxy on the Amedisys Adjournment Proposal will have the same effect as a vote “AGAINST” the Amedisys Adjournment Proposal. Broker non-votes, if any, will have no effect on the Amedisys Adjournment Proposal.
Interests of Option Care Health Directors and Executive Officers in the Merger (Page 161)
Other than with respect to continued service for, employment by and/or the right to continued indemnification by the Combined Company, as of the date of this joint proxy statement/prospectus, Option Care Health directors and executive officers do not have interests in the Merger that are different from, or in addition to, the interests of other Option Care Health stockholders generally. For more information, see the section titled “Interests of Option Care Health Directors and Executive Officers in the Merger.”
Interests of Amedisys Directors and Executive Officers in the Merger (Page 162)
In considering the recommendation of the Amedisys Board to vote in favor of the Amedisys Merger Proposal, Amedisys stockholders should be aware that the directors and executive officers of Amedisys have interests in the Merger, including financial interests, that may be different from, or in addition to, the interests of Amedisys stockholders generally. Additionally, following the Effective Time, the Option Care Health Board will consist of 10 members, three of whom will be appointed from the Amedisys Board. Two of the three Amedisys directors to be appointed to the Option Care Health Board at the Effective Time will be Paul Kusserow and Julie Klapstein. The third Amedisys director designee has not been determined as of the date of this joint proxy statement/prospectus. The members of the Amedisys Board were aware of and carefully considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, in approving the Merger Agreement and in determining to recommend that Amedisys stockholders approve the Amedisys Merger Proposal and the Amedisys Adjournment Proposal. For more information, see the section titled “— Interests of Amedisys Directors and Executive Officers in the Merger.”

Certain Beneficial Owners of Option Care Health Common Stock (Page 194)
At the close of business on May 30, 2023, the members of the Option Care Health Board and Option Care Health’s executive officers and their affiliates, as a group, owned and were entitled to vote less than 1% of the shares of Option Care Health Common Stock.
Option Care Health currently expects that all members of the Option Care Health Board and Option Care Health’s executive officers will vote their shares of Option Care Health Common Stock “FOR” the Option Care Health Charter Amendment Proposal, “FOR” the Option Care Health Share Issuance Proposal and “FOR” the Option Care Health Adjournment Proposal. For more information regarding the security ownership of the members of the Option Care Health Board and Option Care Health’s executive officers, see the section titled “Certain Beneficial Owners of Option Care Health Common Stock.”
Certain Beneficial Owners of Amedisys Common Stock (Page 196)
At the close of business on May 30, 2023, the members of the Amedisys Board and Amedisys’ executive officers and their affiliates, as a group, owned and were entitled to vote approximately 1.9% of the shares of Amedisys Common Stock.
Amedisys currently expects that all members of the Amedisys Board and Amedisys’ executive officers will vote their shares of Amedisys Common Stock “FOR” the Amedisys Merger Proposal, “FOR” the Amedisys Compensation Proposal and “FOR” the Amedisys Adjournment Proposal. For more information regarding the security ownership of the members of the Amedisys Board and Amedisys’ executive officers, see the section titled “Certain Beneficial Owners of Amedisys Common Stock.”
Governance Matters After the Merger (Page 113)
Pursuant to the Merger Agreement, Option Care Health has agreed to take all action necessary to cause, effective as of immediately after the Effective Time, the Option Care Health Board to consist of 10 directors, three of whom will be appointed from the Amedisys Board. Pursuant to the Merger Agreement, two of the three Amedisys directors to be appointed to the Option Care Health Board as of the Effective Time will be Paul Kusserow and Julie Klapstein. The third Amedisys director will be designated by Amedisys to Option Care Health in writing at least five business days prior to the mailing of this joint proxy statement/prospectus, subject to approval by Option Care Health (such approval not to be unreasonably withheld, conditioned or delayed). At least two of the Amedisys directors to be appointed to the Option Care Health Board as of the Effective Time must qualify both (1) as an “independent director” under the listing rules of the Nasdaq and the applicable rules of the SEC and (2) as independent in accordance with published guidance of both Institutional Shareholder Services (ISS) and Glass Lewis & Co. In the event any Amedisys director designee is or becomes unable or unwilling, prior to the Effective Time, to serve on the Option Care Health Board, Amedisys will designate another individual from the Amedisys Board as their replacement, which designee will be subject to the independence requirements set forth above as well as the approval of Option Care Health (such approval not to be unreasonably withheld, conditioned or delayed).
Ownership of the Combined Company (Page 113)
Based on the number of shares of Option Care Health Common Stock outstanding on May 30, 2023 and the number of shares of Amedisys Common Stock outstanding on May 30, 2023, upon completion of the Merger, Amedisys stockholders are expected to own approximately 35.4% of the outstanding capital stock of the Combined Company and Option Care Health’s pre-Merger stockholders are expected to own approximately 64.6% of the outstanding capital stock of the Combined Company.
Regulatory Approvals and Related Matters (Page 113)
The obligations of Option Care Health and Amedisys to consummate the Merger are subject to, among other conditions, the expiration or earlier termination of any waiting period (and any extension thereof) under the HSR Act. Option Care Health and Amedisys filed the notifications required under the HSR Act with the Premerger Notification Office of the Federal Trade Commission and the Antitrust Division of the Department of Justice on May 17, 2023. Additionally, the obligations of Option Care Health and Amedisys to consummate the Merger are subject to the receipt of approvals from certain state regulatory and government authorities pursuant to health care laws and regulations of certain states, which are referred to as the “required state regulatory approvals”.
Appraisal Rights (Page 191)
In accordance with Section 262 of the DGCL, no appraisal rights are available to Amedisys stockholders in connection with the Merger.
Option Care Health stockholders do not have appraisal rights in connection with the Merger.
For more information, see the section titled “No Appraisal Rights.”
Conditions to the Consummation of the Merger (Page 120)
The obligations of Option Care Health and Amedisys to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver (to the extent permitted by applicable law) by Option Care Health and Amedisys of the following conditions:
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approval by Option Care Health stockholders of the Option Care Health Share Issuance Proposal and the Option Care Health Charter Amendment Proposal;

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approval by Amedisys stockholders of the Amedisys Merger Proposal;

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the expiration or termination of any waiting period (and any extension thereof) under the HSR Act relating to the consummation of the Merger;

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the receipt of the required state regulatory approvals;

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the absence of any order issued or entered, or any law enacted or promulgated, after the date of the Merger Agreement by any governmental body enjoining or otherwise prohibiting the consummation of the Merger;

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this registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, becoming effective under the Securities Act and the absence of any SEC stop order suspending the effectiveness of this registration statement being in effect; and

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the approval for listing on the Nasdaq, subject to official notice of issuance, of the Option Care Health Common Stock to be issued to the Amedisys stockholders in connection with the Merger.

In addition, Option Care Health’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement, including the Merger and the Option Care Health Charter Amendment, are subject to the satisfaction or waiver by Option Care Health (to the extent permitted by applicable law) of the following conditions:
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representations and warranties Amedisys made in the Merger Agreement being true and correct, subject to the various standards and qualifications set forth in the Merger Agreement;

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performance by Amedisys in all material respects of all obligations required to be performed by it under the Agreement at or prior to the closing date; and

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the delivery by Amedisys to Option Care Health of a certificate duly executed by an authorized officer of Amedisys, to the effect that that the conditions in the two preceding bullet points have been satisfied.

In addition, Amedisys’ obligations to consummate the transactions contemplated by the Merger Agreement, including the Merger, are subject to the satisfaction or waiver by Amedisys (to the extent permitted by applicable law) of the following conditions:
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representations and warranties Option Care Health made in the Merger Agreement being true and correct, subject to the various standards and qualifications set forth in the Merger Agreement;

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performance by Option Care Health in all material respects of all obligations required to be performed by it under the Merger Agreement at or prior to the closing date; and

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the delivery by Option Care Health to Amedisys of a certificate duly executed by an authorized officer of Option Care Health, to the effect that that the conditions in the two preceding bullet points have been satisfied.

No Solicitation; Obligations to Recommend the Approval of the Approval of the Amedisys Merger Proposal, the Option Care Health Share Issuance Proposal and the Option Care Health Charter Amendment Proposal (Pages 128 and 130)
Subject to certain exceptions, each of Amedisys and Option Care Health has agreed that it will not, and it will cause its affiliates and its and their officers, directors and employees, not to, and it will use reasonable best efforts to cause its and its controlled affiliates’ investment bankers, financial advisors, attorneys, accountants and other representatives not to, directly or indirectly, (1) solicit, initiate or knowingly encourage or take any other action to knowingly facilitate any alternative transaction (as defined in the section entitled “The Merger Agreement — No Solicitation”) to acquire 20% or more of Amedisys’ or Option Care Health’s, as applicable, voting power, consolidated revenues, net income or assets; (2) participate in any discussions or negotiations, or cooperate in any way with any person, with respect to any alternative transaction; or (3) amend or grant any waiver of any standstill or similar agreement.
The Merger Agreement includes certain exceptions to the non-solicitation covenant such that, prior to obtaining the Amedisys Stockholder Approval or the Option Care Health Stockholder Approval, Amedisys or Option Care Health, as applicable, may participate in discussions and negotiations concerning an unsolicited alternative transaction if the Amedisys Board or Option Care Health Board, as applicable, determines in good faith, after consultation with its outside counsel and financial advisors, that the alternative transaction constitutes or could reasonably be expected to result in a “superior proposal” (as defined in the section entitled “The Merger Agreement — No Solicitation”). Also, each of the Amedisys Board and the Option Care Health Board may, subject to complying with certain specified procedures, including providing Option Care Health and Amedisys, as applicable, with a good faith opportunity to negotiate, (1) withdraw its recommendation in favor of the Amedisys Merger Proposal or the Option Care Health Charter Amendment Proposal and the Option Care Health Share Issuance Proposal, as applicable, in response to an unsolicited “superior proposal”, to the extent failure to do so would be inconsistent with its fiduciary duties under applicable law; or (2) withdraw its recommendation in favor of the Amedisys Merger Proposal or the Option Care Health Charter Amendment Proposal and the Option Care Health Share Issuance Proposal, as applicable, in response to an “intervening event” (as defined in the section entitled “The Merger Agreement — Obligations to Recommend the Approval of the Amedisys Merger Proposal, the Option Care Health Share Issuance Proposal and the Option Care Health Charter Amendment Proposal”) that becomes known after the date of the Merger Agreement but prior to the Amedisys Stockholder Approval or the Option Care Health Stockholder Approval, as applicable, to the extent failure to do so would be inconsistent with its fiduciary duties under applicable law.
Notwithstanding the foregoing, the Merger Agreement provides that (i) Option Care Health’s obligation to hold the Option Care Health Special Meeting will not be affected by the commencement, public proposal, public disclosure or communication to Option Care Health or any other person of any Option Care Health alternative transaction or an Option Care Health Board recommendation change (as defined below) and (ii) Amedisys’ obligation to hold the Amedisys Special Meeting will not be affected by the commencement, public proposal, public disclosure or communication to Amedisys or any other person of any Amedisys alternative transaction or an Amedisys Board recommendation change (as defined below).
For a more complete description of the limitations on the solicitation of transaction proposals from third parties and the ability of the Amedisys Board or the Option Care Health Board, as applicable, to withdraw its respective recommendation with respect to the transaction, see “The Merger Agreement — No Solicitation; — Obligations to Recommend the Approval of the Amedisys Merger Proposal, the Option Care Health Share Issuance Proposal and the Option Care Health Charter Amendment Proposal.”
Termination of the Merger Agreement (Page 137)
The Merger Agreement may be terminated at any time prior to the Effective Time:
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by the mutual written consent of Amedisys and Option Care Health;

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by either Amedisys or Option Care Health if:

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the Merger shall not have been consummated by February 5, 2024 (the “Outside Date”); provided that if the closing shall not have occurred by the Outside Date but on that date any of the conditions that relate to any antitrust laws or healthcare laws or orders entered thereunder shall not be satisfied or waived but all other conditions shall have been satisfied or waived (other than those that by their terms are to be fulfilled at the closing, provided that each such condition would be capable of being fulfilled if the closing were to occur on such date), then the Outside Date will automatically, without any action on the part of the parties to the Merger Agreement, be extended to May 3, 2024, and such date shall be the “Outside Date” under the Merger Agreement; provided, further, that the right to terminate the Merger Agreement pursuant to this bullet point will not be available to any party if a material breach by such party of any of its obligations under the Merger Agreement has been the principal cause of or principally resulted in the failure of the closing to have occurred on or before the Outside Date;

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the Amedisys Stockholder Approval has not been obtained upon a vote taken thereon at the Amedisys Special Meeting duly convened therefor or at any adjournment or postponement thereof;

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the Option Care Health Stockholder Approval has not been obtained upon votes taken thereon at the Option Care Health Special Meeting duly convened therefor or at any adjournment or postponement thereof;

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(A) prior to the Effective Time, any governmental entity of competent jurisdiction has issued or entered any order that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and such order has become final and non-appealable, or (B) any expiration, termination, authorization or consent from a governmental entity required to be obtained related to (i) the HSR Act and (ii) the healthcare regulatory approvals specified in Option Care Health’s confidential disclosure letter has been denied and such denial has become final and non-appealable; provided that the right to terminate the Merger Agreement under this bullet point will not be available to a party if a material breach by such party of any of its relevant obligations under the Merger Agreement has been the principal cause of or principally resulted in the issuance of such order or the denial of such expiration, termination, authorization or consent;

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by Option Care Health:

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if Amedisys has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement such that any of the closing conditions for Option Care Health relating to the accuracy of Amedisys’ representations and warranties or compliance by Amedisys with its covenants and agreements would not be satisfied and such breach or failure to perform is incapable of being cured by Amedisys or is not cured by the earlier of (x) the Outside Date and (y) 45 days of written notice thereof from Option Care Health, provided, that Option Care Health will not have the right to terminate the Merger Agreement as described in this bullet point if Option Care Health is then in breach of any representation, warranty, covenant or obligation under the Merger Agreement in the such that any of the closing conditions for Amedisys relating to the accuracy of Option Care Health’s representations and warranties or compliance by Option Care Health with its covenants and agreements would not be satisfied;

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at any time prior to the Amedisys Special Meeting, if the Amedisys Board or any committee thereof has (i) withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, or failed to make, in each case in a manner adverse to Option Care Health, the approval or recommendation by the Amedisys Board or such committee of the Merger or the Merger Agreement, (ii) failed to include in this Joint Proxy Statement/Prospectus the recommendation of the Amedisys Board in favor of the Merger Agreement and the Merger, (iii) failed to publicly, within ten business days after the commencement of a tender or exchange offer relating to shares of Amedisys Common Stock (or, if earlier, at least two business days prior to the Amedisys Special Meeting), recommend the rejection of such tender or exchange offer by the holders of such shares of Amedisys Common Stock and reaffirm its recommendation of the Merger Agreement and the Merger or (iv) failed to publicly reaffirm its recommendation of the Merger Agreement and the Merger within ten business days of Option Care Health’s written request to do so (or, if earlier, at least two business days prior to the Amedisys Special Meeting) following the public announcement of any Amedisys alternative transaction or any material amendment, including any change to the price or form of consideration of such Amedisys alternative transaction (which request may only be made once with respect to any particular Amedisys alternative transaction and each material modification thereof) (any such action or failure to act, an “Amedisys Board recommendation change”);
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by Amedisys:

•
if Option Care Health shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement such that any of the closing conditions for Amedisys relating to the accuracy of Option Care Health’s representations and warranties or compliance by Option Care Health with its covenants and agreements would not be satisfied and such breach or failure to perform is incapable of being cured by Option Care Health or is not cured by the earlier of (x) the Outside Date and (y) 45 days of written notice thereof from Amedisys, provided, however, that Amedisys will not have the right to terminate the Merger Agreement as described in this bullet point if Amedisys is then in breach of any representation, warranty, covenant or obligation under the Merger Agreement such that any of the closing conditions for Option Care Health relating to the accuracy of Amedisys’ representations and warranties or compliance by Amedisys with its covenants and agreements would not be satisfied; and

•
at any time prior to the Option Care Health Special Meeting, if the Option Care Health Board or any committee thereof has withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, or failed to make, in each case in a manner adverse to Amedisys, the approval or recommendation by the Option Care Health Board or such committee of the Merger or the Merger Agreement, (ii) failed to include in this Joint Proxy Statement/Prospectus the recommendation of the Option Care Health Board in favor of the Share Issuance and the Option Care Health Charter Amendment, (iii) failed to publicly, within ten business days after the commencement of a tender or exchange offer relating to shares of Option Care Health Common Stock (or, if earlier, at least two business days prior to the Option Care Health Special Meeting), recommend the rejection of such tender or exchange offer by the holders of such shares of Option Care Health Common Stock and reaffirm its recommendation of the Merger Agreement and the Merger or (iv) failed to publicly reaffirm its recommendation of the Merger Agreement and the Merger within ten business days of Amedisys’ written request to do so (or, if earlier, at least two business days prior to the Option Care Health Special Meeting) following the public announcement of any Option Care Health alternative transaction or any material amendment, including any change to the price or form of consideration of such Option Care Health alternative transaction (which request may only be made once with respect to any particular Option Care Health alternative transaction and each material modification thereof) (any such action or failure to act, an “Option Care Health Board recommendation change”).

Certain provisions in the Merger Agreement relating to fees and expenses, confidentiality, termination fees, Option Care Health’s obligations in connection with Amedisys’ cooperation with any financing transaction, including certain indemnification obligations, applicable law, no third-party beneficiaries, effect of termination, non-survival of representations and warranties, specific performance and certain other miscellaneous provisions will survive the termination of the Merger Agreement and will remain in full force and effect, and no such termination will relieve any person of any liability for a material breach or failure to perform under the Merger Agreement that is the consequence of an intentional act or omission of a party with the knowledge that such act or omission would, or would reasonably be expected to, cause a material breach of the Merger Agreement. For a more complete description of the Merger Agreement provisions that will survive the termination of the Merger Agreement see “The Merger Agreement — Termination of the Merger Agreement.”

Termination Fees (Page 138)
If the Merger Agreement is terminated under specified circumstances, Option Care Health or Amedisys may be required to pay the other a termination fee of $106 million.
The Merger Agreement provides that Amedisys will pay Option Care Health a termination fee of $106 million:
•
if Option Care Health terminates the Merger Agreement in response to the Amedisys Board or any committee thereof making an Amedisys Board recommendation change or if Option Care Health or Amedisys terminates the Merger Agreement because the Amedisys Stockholder Approval is not obtained at the Amedisys Special Meeting or any adjournment or postponement thereof and, immediately prior to the Amedisys Special Meeting, Option Care Health would have been entitled to terminate the Merger Agreement in response to the Amedisys Board or any committee thereof making an Amedisys Board recommendation change;

•
if the Merger Agreement is terminated by either Option Care Health or Amedisys as a result of (i) the Outside Date having passed or (ii) the Amedisys Stockholder Approval not having been obtained at the Amedisys Special Meeting, and, in each case, (A) at or prior to the Amedisys Special Meeting in the case of a termination as a result of the Amedisys Stockholder Approval not having been obtained at the Amedisys Special Meeting or any adjournment or postponement thereof, or at or prior to the time of such termination in the case of a termination as a result of the Outside Date having passed, a person has publicly announced a proposal (or the intention to make a proposal) for an Amedisys alternative transaction or such proposal has otherwise become publicly known, and (B) Amedisys enters into or consummates an alternative transaction within 12 months of such termination; or

•
if the Merger Agreement is terminated by Option Care Health as a result of Amedisys having breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in the failure of a condition related to the accuracy of its representations and warranties or performance of its covenants in the Merger Agreement and which breach or failure to perform is incapable of being cured by Amedisys or was not cured by the earlier of (i) the Outside Date and (ii) 45 days of written notice from Option Care Health, and (A) at or prior to the time of such termination, a person has publicly announced a proposal (or the intention to make a proposal) for an Amedisys alternative transaction or such proposal has otherwise become publicly known, and (B) Amedisys enters into or consummates an alternative transaction within 12 months of such termination.

The Merger Agreement provides that Option Care Health will pay Amedisys a termination fee of $106 million:
•
if Amedisys terminates the Merger Agreement in response to the Option Care Health Board or any committee thereof making an Option Care Health Board recommendation change or if Amedisys or Option Care Health terminates the Merger Agreement because the Option Care Health Stockholder Approval is not obtained at the Option Care Health Special Meeting or any adjournment or postponement thereof and, immediately prior to the Option Care Health Special Meeting, Amedisys would have been entitled to terminate the Merger Agreement in response to the Option Care Health Board or any committee thereof making an Option Care Health Board recommendation change;

•
if the Merger Agreement is terminated by either Amedisys or Option Care Health as a result of (i) the Outside Date having passed or (ii) the Option Care Health Stockholder Approval not having been obtained at the Option Care Health Special Meeting or any adjournment or postponement thereof, and, in each case, (A) at or prior to the Option Care Health Special Meeting in the case of a termination as a result of the Option Care Health Stockholder Approval not having been obtained at the Option Care Health Special Meeting, or at or prior to the time of such termination in the case of a termination as a result of the Outside Date having passed, a person has publicly announced a proposal (or the intention to make a proposal) for an Option Care Health alternative transaction or such proposal has otherwise become publicly known, and (B) Option Care Health enters into or consummates an alternative transaction within 12 months of such termination; or

•
if the Merger Agreement is terminated by Amedisys as a result of Option Care Health having breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in the failure of a condition related to the accuracy of its representations and warranties or performance of its covenants in the Merger Agreement and which breach or failure to perform is incapable of being cured by Option Care Health or was not cured by the earlier of (i) the Outside Date and (ii) 45 days of written notice from Amedisys, and (A) at or prior to the time of such termination, a person has publicly announced a proposal (or the intention to make a proposal) for an Option Care Health alternative transaction or such proposal has otherwise become publicly known, and (B) Option Care Health enters into or consummates an alternative transaction within 12 months of such termination.

Material U.S. Federal Income Tax Consequences of the Merger (Page 170)
Amedisys and Option Care Health intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Assuming the Merger so qualifies as a “reorganization”, U.S. holders (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger”) of shares of Amedisys Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of Option Care Health Common Stock in exchange for such Amedisys Common Stock in the Merger, other than gain or loss, if any, with respect to any cash received in lieu of a fractional share of Option Care Health Common Stock. However, if the Merger were to fail to qualify as a “reorganization”, then each U.S. holder of Amedisys Common Stock generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of the shares of Option Care Health Common Stock and cash in lieu of any fractional share of Amedisys Common Stock received by such U.S. holder in the Merger and (ii) such U.S. holder’s adjusted tax basis in its Amedisys Common Stock.
Certain material U.S. federal income tax consequences of the Merger to U.S. holders are discussed in more detail in the section titled “Material U.S. Federal Income Tax Consequences of the Merger.” The discussion of certain material U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. Such consequences may vary with, or be dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws.
TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. MOREOVER, THE CLOSING OF THE MERGER AGREEMENT IS NOT CONDITIONED UPON THE RECEIPT OF AN OPINION OF COUNSEL THAT THE MERGER WILL QUALIFY AS A “REORGANIZATION” WITHIN THE MEANING OF SECTION 368(A) OF THE CODE FOR U.S. FEDERAL INCOME TAX PURPOSES AND NEITHER AMEDISYS NOR OPTION CARE HEALTH INTENDS TO REQUEST A RULING FROM THE INTERNAL REVENUE SERVICE REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES AS A RESULT OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
Comparison of Stockholders’ Rights (Page 173)
Upon completion of the Merger, Amedisys stockholders receiving shares of Option Care Health Common Stock will become Option Care Health stockholders. The rights of Option Care Health stockholders, including the holders of Option Care Health Common Stock, will be governed by the DGCL and by the Option Care Health Charter and Option Care Health bylaws in effect at the Effective Time. Both Option Care Health and Amedisys are Delaware corporations, but there are certain differences in the rights of Option Care Health stockholders under the Option Care Health Charter and Option Care Health bylaws and of Amedisys stockholders under the Amedisys charter and Amedisys bylaws. See the section titled “Comparison of Stockholders’ Rights.”

Listing of Option Care Health Common Stock; Delisting and Deregistration of Amedisys Common Stock (Page 115)
It is a condition to the Merger that the shares of Option Care Health Common Stock to be issued to Amedisys stockholders in the Merger be approved for listing on Nasdaq. If the Merger is completed, Amedisys Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, following which Amedisys will no longer be required to file periodic reports with the SEC with respect to Amedisys Common Stock.
Risk Factors (Page 16)
In evaluating the Merger Agreement, the Merger, the Share Issuance and the Option Care Health Charter Amendment you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section titled “Risk Factors.”
Certain Relationships and Commercial Arrangements between Option Care Health and Amedisys (Page 33)
Option Care Health, Amedisys and their respective subsidiaries and affiliates have been engaged and are engaged in commercial transactions and have entered into commercial arrangements with each other in the ordinary course of business, which are not material, individually or in the aggregate, to Option Care Health, Amedisys or their respective subsidiaries, except for the Merger Agreement and as otherwise described in this joint proxy statement/prospectus. See the section titled “Certain Relationships and Commercial Arrangements between Option Care Health and Amedisys.”

RISK FACTORS
In considering how to vote on the proposals to be considered and voted on at the Option Care Health Special Meeting or the Amedisys Special Meeting, you are urged to carefully consider all of the information contained or incorporated by reference in this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.” You should also read and consider the risks associated with each of the businesses of Option Care Health and Amedisys because those risks may affect the Combined Company. The risks associated with the business of Option Care Health can be found in Option Care Health’s Exchange Act reports, including Option Care Health’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which are incorporated by reference into this joint proxy statement/prospectus. The risks associated with the business of Amedisys can be found in Amedisys’ Exchange Act reports, including Amedisys’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which are incorporated by reference into this joint proxy statement/prospectus. In addition, you are urged to carefully consider the following material risks relating to the Merger and the businesses of Option Care Health, Amedisys and the Combined Company.
Risks Relating to the Merger
The Exchange Ratio is fixed and will not be adjusted in the event of any change in either Option Care Health’s or Amedisys’ stock price. Therefore, Amedisys stockholders cannot be sure of the value of the merger consideration they will receive.
Upon completion of the Merger, each issued and outstanding share of Amedisys Common Stock (other than cancelled shares) will be converted into the right to receive the merger consideration, which is equal to 3.0213 fully paid and nonassessable shares of Option Care Health Common Stock (and, if applicable, cash in lieu of fractional shares) (subject to adjustments in the event of any stock split or similar change to the number of shares of Amedisys Common Stock or Option Care Health Common Stock issued and outstanding prior to the Effective Time as a result of specified events, as specified in the Merger Agreement). This Exchange Ratio was fixed in the Merger Agreement and will not be adjusted for changes in the market price of either Amedisys Common Stock or Option Care Health Common Stock. Any change in the market price of Option Care Health Common Stock prior to completion of the Merger could affect the value of the merger consideration that Amedisys stockholders will receive upon completion of the Merger.
It is impossible to accurately predict the market price of Option Care Health Common Stock at the completion of the Merger and, therefore, impossible to accurately predict the market value of the shares of Option Care Health Common Stock that Amedisys stockholders will receive in the Merger. The market price for Option Care Health Common Stock may fluctuate both prior to the completion of the Merger and thereafter for a variety of reasons, including, among others, general market and economic conditions, the demand for Option Care Health’s or Amedisys’ products and services, changes in federal, state or local laws and regulations, changes in U.S. governmental regulation of the healthcare industry and other legal developments in the healthcare industry, other changes in Option Care Health’s or Amedisys’ respective businesses, operations, prospects and financial results of operations, market assessments of the likelihood that the Merger will be completed and/or the value that may be generated by the Merger, and the expected timing of the Merger and regulatory considerations. Many of these factors are beyond Option Care Health’s and Amedisys’ control and neither Amedisys nor Option Care Health are permitted to terminate the Merger Agreement solely due to a decline in the market price of a share of the common stock of the other party. As a result, the market value represented by the Exchange Ratio will also vary. Accordingly, at the time of the Amedisys Special Meeting, Amedisys stockholders will not know or be able to determine the market value of the merger consideration they would be entitled to receive upon completion of the Merger.
You are urged to obtain current market quotations for shares of Option Care Health Common Stock and Amedisys Common Stock. The market price of Option Care Health Common Stock will continue to fluctuate after the Merger.
Upon completion of the Merger, Amedisys stockholders will become holders of Option Care Health Common Stock. The market price of the Option Care Health Common Stock will continue to fluctuate, potentially significantly, following completion of the Merger, including for the reasons described above. As a result, former Amedisys stockholders could lose some or all of the value of their investment in Option Care

Health Common Stock. In addition, any significant price or volume fluctuations in the stock market generally could have a material adverse effect on the market for, or liquidity of, the Option Care Health Common Stock received in the Merger, regardless of the Combined Company’s actual operating performance.
The Merger may not be completed and the Merger Agreement may be terminated in accordance with its terms.
The Merger is subject to a number of conditions that must be satisfied (or waived, to the extent permitted), including (i) the adoption of the Merger Agreement by Amedisys stockholders, (ii) the adoption of the Option Care Health Charter Amendment and the approval of the Share Issuance by Option Care Health stockholders, (iii) the expiration or termination of the applicable waiting period under the HSR Act, (iv) the receipt of the required state regulatory approvals, (v) the absence of any order or law that has the effect of enjoining or otherwise prohibiting the completion of the Merger, (vi) the approval for listing of the shares of Option Care Health Common Stock to be issued in connection with the Merger on Nasdaq and the effectiveness of a registration statement with respect to the issuance of such Option Care Health Common Stock, (vii) subject to certain exceptions, the accuracy of the representations and warranties of each of Amedisys and Option Care Health and (viii) performance by each of Amedisys and Option Care Health of their respective obligations under the Merger Agreement. These conditions are described in further detail in the section titled “The Merger Agreement — Conditions to the Consummation of the Merger.” These conditions to the completion of the Merger, some of which are beyond the control of Option Care Health and Amedisys, may not be satisfied or waived in a timely manner or at all, and, accordingly, the Merger may be delayed or not completed.
Generally, each party has incurred and will incur costs in connection with entering into the Merger Agreement and consummating the transactions contemplated thereby (many of which will be payable by each of the respective parties whether or not the Merger is completed). Additionally, either Option Care Health or Amedisys may terminate the Merger Agreement under certain circumstances, subject to the payment of a termination fee in certain cases. The Merger Agreement provides that Amedisys will pay Option Care Health a termination fee of $106 million:
•
if Option Care Health terminates the Merger Agreement in response to the Amedisys Board or any committee thereof making an Amedisys Board recommendation change or if Option Care Health or Amedisys terminates the Merger Agreement because the Amedisys Stockholder Approval is not obtained at the Amedisys Special Meeting or any adjournment or postponement thereof and, immediately prior to the Amedisys Special Meeting, Option Care Health would have been entitled to terminate the Merger Agreement in response to the Amedisys Board or any committee thereof making an Amedisys Board recommendation change;

•
if the Merger Agreement is terminated by either Option Care Health or Amedisys as a result of (i) the Outside Date having passed or (ii) the Amedisys Stockholder Approval not having been obtained at the Amedisys Special Meeting, and, in each case, (A) at or prior to the Amedisys Special Meeting in the case of a termination as a result of the Amedisys Stockholder Approval not having been obtained at the Amedisys Special Meeting or any adjournment or postponement thereof, or at or prior to the time of such termination in the case of a termination as a result of the Outside Date having passed, a person has publicly announced a proposal (or the intention to make a proposal) for an Amedisys alternative transaction or such proposal has otherwise become publicly known, and (B) Amedisys enters into or consummates an alternative transaction within 12 months of such termination; or

•
if the Merger Agreement is terminated by Option Care Health as a result of Amedisys having breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in the failure of a condition related to the accuracy of its representations and warranties or performance of its covenants in the Merger Agreement and which breach or failure to perform is incapable of being cured by Amedisys or was not cured by the earlier of (i) the Outside Date and (ii) 45 days of written notice from Option Care Health, and (A) at or prior to the time of such termination, a person has publicly announced a proposal (or the intention to make a proposal) for an Amedisys alternative transaction or such proposal has otherwise become publicly known, and (B) Amedisys enters into or consummates an alternative transaction within 12 months of such termination.
The Merger Agreement provides that Option Care Health will pay Amedisys a termination fee of $106 million:
•
if Amedisys terminates the Merger Agreement in response to the Option Care Health Board or any committee thereof making an Option Care Health Board recommendation change or if Amedisys or Option Care Health terminates the Merger Agreement because the Option Care Health Stockholder Approval is not obtained at the Option Care Health Special Meeting or any adjournment or postponement thereof and, immediately prior to the Option Care Health Special Meeting, Amedisys would have been entitled to terminate the Merger Agreement in response to the Option Care Health Board or any committee thereof making an Option Care Health Board recommendation change;

•
if the Merger Agreement is terminated by either Amedisys or Option Care Health as a result of (i) the Outside Date having passed or (ii) the Option Care Health Stockholder Approval not having been obtained at the Option Care Health Special Meeting or any adjournment or postponement thereof, and, in each case, (A) at or prior to the Option Care Health Special Meeting in the case of a termination as a result of the Option Care Health Stockholder Approval not having been obtained at the Option Care Health Special Meeting, or at or prior to the time of such termination in the case of a termination as a result of the Outside Date having passed, a person has publicly announced a proposal (or the intention to make a proposal) for an Option Care Health alternative transaction or such proposal has otherwise become publicly known, and (B) Option Care Health enters into or consummates an alternative transaction within 12 months of such termination; or

•
if the Merger Agreement is terminated by Amedisys as a result of Option Care Health having breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in the failure of a condition related to the accuracy of its representations and warranties or performance of its covenants in the Merger Agreement and which breach or failure to perform is incapable of being cured by Option Care Health or was not cured by the earlier of (i) the Outside Date and (ii) 45 days of written notice from Amedisys, and (A) at or prior to the time of such termination, a person has publicly announced a proposal (or the intention to make a proposal) for an Option Care Health alternative transaction or such proposal has otherwise become publicly known, and (B) Option Care Health enters into or consummates an alternative transaction within 12 months of such termination.

The termination fee contemplated by the Merger Agreement may have the effect of discouraging alternative transaction proposals involving Amedisys or Option Care Health. See the sections titled “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Expenses and Termination Fees” for a more complete discussion of the circumstances under which the Merger Agreement could be terminated and when a termination fee may be payable by Option Care Health or Amedisys.
Failure to complete the Merger could negatively impact the future business and financial results of Option Care Health and Amedisys and the trading prices of the Option Care Health Common Stock or Amedisys Common Stock.
If the Merger is not completed for any reason, including because Option Care Health stockholders fail to approve the Option Care Health Charter Amendment Proposal or the Option Care Health Share Issuance Proposal, or because Amedisys stockholders fail to approve the Amedisys Merger Proposal, the ongoing businesses of Option Care Health and Amedisys may be adversely affected and, without realizing any of the expected benefits of having completed the Merger, Option Care Health and Amedisys would be subject to a number of risks, including the following:
•
each company may experience negative reactions from the financial markets, including negative impacts on its stock price;

•
each company may experience negative reactions from its customers, clients, patients, providers, payers, partners, suppliers and employees;

•
each company will have incurred substantial costs towards completion of the Merger and will generally be required to pay its respective costs relating to the Merger, such as financial advisory, legal, strategic advisory, accounting costs and associated fees and expenses, whether or not the Merger is completed;

•
there may be disruptions to each company’s respective business or stock price resulting from the announcement and pendency of the Merger, and any adverse changes in their relationships with their respective existing or prospective customers, clients, patients, partners, suppliers, payers, providers, other business partners, contractors and employees may continue or intensify; and

•
each company will have committed substantial time and resources to matters relating to the Merger (including integration planning) which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to either company as an independent company.

The market price for shares of Option Care Health Common Stock may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market price of shares of Amedisys Common Stock.
Upon completion of the Merger, Amedisys stockholders will receive shares of Option Care Health Common Stock and will accordingly become Option Care Health stockholders. Option Care Health’s business differs from that of Amedisys, and Option Care Health’s results of operations and stock price may be adversely affected by factors different from those that historically have affected or currently affect Amedisys’ results of operations and stock price. Following the completion of the Merger, Amedisys will be part of a larger company, so decisions affecting Amedisys may be made in respect of the larger combined business as a whole rather than the Amedisys business individually. For a discussion of the businesses of each of Option Care Health and Amedisys and some important factors to consider in connection with those businesses, see the section titled “The Parties to the Merger” and the other information contained or incorporated in this joint proxy statement/prospectus. See the section titled “Where You Can Find More Information.”
The Share Issuance may cause the market price of Option Care Health Common Stock to decline.
Based on 32,585,721 shares of Amedisys Common Stock issued and outstanding as of May 30, 2023, and the Exchange Ratio, it is expected that Option Care Health will issue approximately 98,451,239 shares of Option Care Health Common Stock to Amedisys stockholders in connection with the Merger and other transactions contemplated by the Merger Agreement. Former Amedisys stockholders may decide not to hold the shares of Option Care Health Common Stock that they will receive in the Merger, and Option Care Health stockholders may decide to reduce their investment in Option Care Health as a result of the changes to Option Care Health’s investment profile as a result of the Merger. Both the issuance of this amount of new shares in the Merger and any subsequent sales of these shares may cause the market price of Option Care Health Common Stock to decline.
Amedisys stockholders who receive shares of Option Care Health Common Stock in the Merger will have rights as Option Care Health stockholders that differ from their current rights as Amedisys stockholders.
Upon completion of the Merger, Amedisys stockholders will no longer be stockholders of Amedisys and will instead become stockholders of Option Care Health. Both Option Care Health and Amedisys are Delaware corporations, but there are certain differences in the rights of Option Care Health stockholders under the Option Care Health Charter and Option Care Health bylaws and of Amedisys stockholders under the Amedisys charter and Amedisys bylaws. See the section titled “Comparison of Stockholders’ Rights” for a discussion of these rights.
After the Merger, Amedisys stockholders will have a significantly lower ownership and voting interest in Option Care Health than they currently have in Amedisys and will exercise less influence over management and policies of the Combined Company.
Based on the number of shares of Option Care Health Common Stock outstanding on May 30, 2023 and the number of shares of Amedisys Common Stock outstanding on May 30, 2023, upon completion of the Merger, Amedisys stockholders are expected to own approximately 35.4% of the issued and outstanding shares of Option Care Health Common Stock and Option Care Health’s pre-Merger stockholders are expected to own approximately 64.6% of the issued and outstanding shares of Option Care Health Common Stock. Additionally, following the consummation of the Merger, seven current directors of Option Care Health and three current directors of Amedisys, as of immediately prior to the Effective Time, will respectively constitute the Combined Company’s board of directors. Consequently, former Amedisys stockholders will have less influence over the management and policies of the Combined Company than they currently have over the management and policies of Amedisys.
After the Merger, Option Care Health stockholders and Amedisys stockholders will have a reduced ownership and voting interest in the Combined Company and may not realize a benefit from the Merger commensurate with their ownership dilution.
The Merger will dilute the ownership position of Option Care Health stockholders and result in Amedisys stockholders having an ownership stake in the Combined Company. Upon completion of the Merger, each Amedisys stockholder will become a stockholder of Option Care Health with a percentage ownership of the Combined Company that is smaller than such stockholder’s current percentage ownership of Amedisys. Based on the number of shares of Option Care Health Common Stock outstanding on May 30, 2023 and the number of shares of Amedisys Common Stock outstanding on May 30, 2023, it is expected that the former stockholders of Amedisys as a group will receive shares in the Merger constituting approximately 35.4% of the issued and outstanding shares of Option Care Health Common Stock immediately after the Merger. Furthermore, because shares of Option Care Health Common Stock will be issued to existing Amedisys stockholders, current Option Care Health stockholders will have their ownership diluted by approximately 35.4%.
If the Combined Company is unable to fully and timely realize the strategic and financial benefits currently anticipated from the Merger, Option Care Health stockholders and Amedisys stockholders will have experienced substantial dilution of their ownership interests in their respective companies, without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the Combined Company is able to realize only part of the strategic and financial benefits currently anticipated from the Merger.
Until the completion of the Merger or the termination of the Merger Agreement pursuant to its terms, Option Care Health and Amedisys are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Option Care Health, Amedisys and/or their respective stockholders.
From and after the date of the Merger Agreement and prior to the completion of the Merger or the termination of the Merger Agreement pursuant to its terms, the Merger Agreement restricts Option Care Health and Amedisys from taking specified actions without the consent of the other party and requires that the businesses of Option Care Health, Amedisys and their respective subsidiaries be conducted in the ordinary course, subject to certain exceptions. These restrictions may prevent Option Care Health or Amedisys, as applicable, from taking actions during the pendency of the Merger that would have been beneficial. Adverse effects arising from these restrictions during the pendency of the Merger could be exacerbated by any delays in the completion of the Merger or termination of the Merger Agreement. See the section titled “The Merger Agreement — Conduct of Business Pending the Merger.”
Obtaining required approvals and satisfying closing conditions may prevent or delay completion of the Merger, and regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.
The Merger is subject to a number of conditions to closing as specified in the Merger Agreement. These closing conditions include, among others, (i) the adoption of the Merger Agreement by Amedisys stockholders, (ii) the adoption of the Option Care Health Charter Amendment and the approval of the Share Issuance by Option Care Health stockholders, (iii) the expiration or termination of the applicable waiting period under the HSR Act, (iv) the receipt of the required state regulatory approvals, (v) the absence of any order or law that has the effect of enjoining or otherwise prohibiting the completion of the Merger, (vi) the approval for listing of the shares of Option Care Health Common Stock to be issued in connection with the Merger on Nasdaq and the effectiveness of a registration statement with respect to the issuance of such Option Care Health Common Stock, (vii) subject to certain exceptions, the accuracy of the representations and warranties of each of Amedisys and Option Care Health and (viii) performance by each party of its respective obligations under the Merger Agreement. No assurance can be given that the required stockholder approvals, the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act or the required state regulatory approvals can be obtained or that the required conditions to closing will be satisfied, and, if all required approvals are obtained and the required conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such approvals. Any delay in completing the Merger could cause the Combined Company not to realize, or to be delayed in realizing, some or all of the benefits that Option Care Health and Amedisys expect to achieve if the Merger is successfully completed within its expected time frame. Additionally, any delays in receipt of required regulatory approvals or satisfaction of the closing conditions will increase the length of time that Amedisys and Option Care Health are subject to certain restrictive covenants under the Merger Agreement during the pendency of the Merger and increases the risk of disruptions to each party’s respective operations and business relationships and the impediments to the ability of each party to pursue certain business opportunities or strategic initiatives, which may in turn cause the Combined Company to not realize some or all of the expected benefits of the Merger or adversely impact the future financial and strategic conditions of each company on a standalone basis if the required approvals and conditions to closing are not obtained or satisfied prior to the Outside Date.
In addition, the governmental entities from which these approvals are required have broad discretion in administering applicable laws and regulations and may take into account various facts and circumstances in their consideration of the Merger, including other potential transactions in the healthcare industry or other industries. These governmental entities may be affected by government shutdowns, which could result in delays regarding any potential approvals or other actions, or other changes in the healthcare regulatory or legislative landscape. These governmental entities may initiate proceedings seeking to prevent, or otherwise seek to prevent, the Merger. As a condition to the approval of the Merger or other transactions contemplated under the Merger Agreement, these governmental entities also may seek to impose requirements, limitations or costs, require divestitures or place restrictions on the conduct of Option Care Health’s business or Amedisys’ business after completion of the Merger and neither Option Care Health or Amedisys is required under the Merger Agreement to agree to any such divestitures, remedies or other restrictions so requested by such governmental entities. Under the terms of the Merger Agreement, each of Option Care Health and Amedisys is obligated to use (and to cause their respective subsidiaries to use) reasonable best efforts to obtain the necessary regulatory approvals and consents.
In addition, the Option Care Health Special Meeting and the Amedisys Special Meeting may take place before certain required regulatory approvals have been obtained and, therefore, before the terms on which such governmental approvals may be obtained, or the conditions to obtaining such governmental approvals that may be imposed, are known. As a result, if Amedisys stockholders approve the Merger at the Amedisys Special Meeting, or Option Care Health’s stockholders approve the Share Issuance and the Option Care Health Charter Amendment at the Option Care Health Special Meeting, Amedisys and Option Care Health may make decisions after the respective meetings to waive a condition as to the receipt of certain required state regulatory approvals or to take certain actions required to obtain such approvals without seeking further stockholder approval, and such actions could have an adverse effect on the Combined Company.
For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger, see the sections titled “The Merger Agreement — Conditions to the Consummation of the Merger” and “The Merger Agreement — Regulatory Approvals and Related Matters.”
Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the Merger.
The success of the Merger will depend in part on the Combined Company’s ability to retain the talents and dedication of the professionals currently employed by Option Care Health and Amedisys. It is possible that these employees may decide not to remain with Option Care Health or Amedisys, as applicable, while the Merger is pending, or with the Combined Company. If key employees of either company terminate their employment, or if an insufficient number of employees or sales representatives are retained to maintain effective operations, the Combined Company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Option Care Health and Amedisys to hiring suitable replacements, all of which may cause the Combined Company’s business to suffer. In addition, Option Care Health and Amedisys may not be able to locate suitable replacements for any key employees that leave either company or offer employment to potential replacements on reasonable terms. Moreover, there could be disruptions to or distractions for the workforce and management, including disruptions associated with integrating employees into the Combined Company. No assurance can be given that the Combined Company will be able to attract or retain key employees of Option Care Health and Amedisys to the same extent that those companies have been able to attract or retain their own employees in the past.
The Merger, and uncertainty regarding the Merger, may cause patients, payers, providers, vendors, strategic partners and other business relationships to delay or defer decisions concerning Option Care Health or Amedisys and adversely affect each company’s ability to effectively manage its respective business, which could adversely affect each company’s business, operating results and financial position and, following the completion of the Merger, the Combined Company’s business, operating results and financial position.
The Merger will happen only if the stated conditions are met, including the approval of the Option Care Health Charter Amendment Proposal and the Option Care Health Share Issuance Proposal, the approval of the Amedisys Merger Proposal, the receipt of the required state regulatory approvals, and the receipt of the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act, among other conditions. Many of the conditions are beyond the control of Option Care Health and Amedisys, and both parties also have certain rights to terminate the Merger Agreement. Accordingly, there may be uncertainty regarding the completion of the Merger. This uncertainty may cause existing or prospective patients, customers, clients, vendors, payers, providers, strategic partners and other business relationships to:
•
delay or defer other decisions concerning Option Care Health, Amedisys or the Combined Company, including entering into contracts with Option Care Health or Amedisys or making other decisions concerning Option Care Health or Amedisys or seek to change or cancel existing business relationships with Option Care Health or Amedisys; or

•
otherwise seek to change the terms on which they do business with Option Care Health, Amedisys or the Combined Company.

Additionally, Amedisys and Option Care Health are subject to certain restrictive covenants under the Merger Agreement during the pendency of the Merger that may (i) cause Amedisys or Option Care Health, as applicable, to delay or defer other decisions including entering into contracts or arrangements with existing or prospective patients, customers, clients, vendors, payers, providers, strategic partners and other business relationships or (ii) inhibit the abilities of Amedisys or Option Care Health, as applicable, to take advantage of certain business opportunities or strategic initiatives. Any such disruptions such as delays or deferrals of those decisions or changes in existing agreements could adversely affect the respective business, operating results and financial position of Option Care Health and Amedisys, whether the Merger is ultimately completed, and following the completion of the Merger, the Combined Company, including an adverse effect on the Combined Company’s ability to realize the anticipated synergies and other benefits of the Merger. The risk, and adverse effect, of any such disruptions could be exacerbated by a delay in completion of the Merger or termination of the Merger Agreement.
Whether or not the Merger is completed, the announcement and pendency of the Merger could cause disruptions in the businesses of Option Care Health and Amedisys, which could have an adverse effect on their respective businesses and financial results.
Whether or not the Merger is completed, the announcement and pendency of the Merger could cause disruptions in the businesses of Option Care Health and Amedisys, including by diverting the attention of Option Care Health and Amedisys’ respective management and employee teams, such as those involved in day-to-day operations, toward the completion of the Merger. In addition, Option Care Health and Amedisys have each diverted significant management resources in an effort to complete the Merger and are each subject to restrictions contained in the Merger Agreement on the conduct of their respective businesses. If the Merger is not completed, Option Care Health and Amedisys will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit.
Amedisys directors and executive officers have interests and arrangements that may be different from, or in addition to, those of Amedisys stockholders generally.
When considering the recommendations of the Amedisys Board on how to vote on the proposals described in this joint proxy statement/prospectus, Amedisys stockholders should be aware that Amedisys’ directors and executive officers may have interests, including financial interests, in the Merger that are different from, or in addition to, those of Amedisys stockholders generally. These interests include, among others, the continued employment of certain executive officers of Amedisys by the Combined Company, the continued service of certain directors of Amedisys as directors of the Combined Company, the treatment in the Merger of outstanding equity, equity-based and incentive awards, severance arrangements, other compensation and benefit arrangements and the right to continued indemnification of former Amedisys directors and officers by the Combined Company. The Amedisys Board was aware of and carefully considered these interests, among other matters, when it determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are (i) advisable on the terms and conditions set forth therein and (ii) fair to and in the best interests of Amedisys and its stockholders, and recommended that Amedisys stockholders adopt the Merger Agreement on the terms and subject to the conditions set forth therein. The interests of Amedisys directors and executive officers are described in more detail in the section titled “Interests of Amedisys Directors and Executive Officers in the Merger.”
The Merger Agreement contains provisions that could discourage a potential competing acquirer that might be willing to pay more to acquire or merge with either Option Care Health or Amedisys.
The Merger Agreement contains provisions that make it more difficult for each of Option Care Health and Amedisys to be acquired by, or enter into certain combination transactions with, a third party. The Merger Agreement contains certain provisions that restrict each of Option Care Health’s and Amedisys’ ability to, among other things, solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate any alternative transaction, participate in any discussions or negotiations, or cooperate in any way with any person, with respect to any alternative transaction or amend or grant any waiver of any standstill or similar agreement. In addition, following receipt by either of Option Care Health or Amedisys of any alternative transaction proposal that constitutes a “superior proposal,” each of Option Care Health or Amedisys, respectively, will have an opportunity to offer to modify the terms of the Merger Agreement before the Option Care Health Board or the Amedisys Board, respectively, may withdraw or qualify its recommendation with respect to the Option Care Health Share Issuance Proposal and the Option Care Health Charter Amendment Proposal or the Amedisys Merger Proposal, respectively, in favor of such superior proposal, as described further under “The Merger Agreement — Obligations to Recommend the Approval of the Amedisys Merger Proposal, the Option Care Health Share Issuance Proposal and the Option Care Health Charter Amendment Proposal.” These provisions could discourage a potential third-party acquiror, strategic transaction partner or business combination partner that might have an interest in acquiring or combining with all or a significant portion of Option Care Health or Amedisys or pursuing an alternative transaction from considering or proposing such a transaction.
If the Merger Agreement is terminated and either of Option Care Health or Amedisys determines to seek another business combination transaction, Option Care Health or Amedisys may not be able to successfully negotiate a transaction with another party on terms comparable to, or better than, the terms of the Merger.
Option Care Health and Amedisys expect to incur substantial costs related to the Merger and integration.
Option Care Health and Amedisys have incurred and expect to incur non-recurring costs associated with combining the operations of the two companies, as well as transaction fees and other costs related to the Merger. Such costs include, among others, filing and registration fees with the SEC, printing and mailing costs associated with this joint proxy statement/prospectus, and legal, accounting, investment banking, consulting, public relations and proxy solicitation fees. Some of these costs are payable by Option Care Health or Amedisys regardless of whether the Merger is completed.
The Combined Company will also incur restructuring and integration costs in connection with the Merger. There are processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the Merger and the integration of Amedisys’ business into the Combined Company. Although Option Care Health expects that the elimination of duplicative costs, strategic benefits and additional income, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction, Merger-related and restructuring costs over time, any net benefit may not be achieved in the near term or at all. While Option Care Health has assumed that certain expenses would be incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement, there are many factors beyond Option Care Health’s control that could affect the total amount or the timing of the integration and implementation expenses.
Neither Option Care Health stockholders nor Amedisys stockholders will be entitled to appraisal rights in the Merger.
Appraisal rights are statutory rights that, if applicable under law, enable stockholders of a corporation to dissent from certain extraordinary transactions, such as a merger in certain circumstances, and to demand that such corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to such stockholders in connection with the extraordinary transaction. Under the DGCL, stockholders generally do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the Merger Agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing.
Because the Merger consists of Merger Sub merging with and into Amedisys, holders of Option Care Health Common Stock will continue to hold their Option Care Health shares following completion of the Merger and therefore holders of Option Care Health Common Stock are not entitled to appraisal rights in connection with the Merger.
Because Amedisys stockholders hold shares of stock that are listed on Nasdaq and are required under the Merger Agreement to accept only shares of another corporation listed on a national securities exchange and cash in lieu of fractional shares, they are not entitled to appraisal rights in connection with the Merger. See the section titled “No Appraisal Rights.”
Lawsuits may in the future be filed against Option Care Health, Amedisys, the Combined Company and members of their respective boards of directors, challenging the Merger, and an adverse ruling in any such lawsuit may prevent the Merger from becoming effective or from becoming effective within the expected time frame and/or have an adverse impact on the Combined Company’s business and operations.
Transactions such as the Merger are frequently subject to litigation or other legal proceedings, including actions alleging that the Option Care Health Board or Amedisys Board breached their respective fiduciary duties to their stockholders by entering into the Merger Agreement, by failing to obtain a greater value in the transaction for their stockholders or otherwise. Neither Option Care Health nor Amedisys can provide assurance that such litigation or other legal proceedings will not be brought. If litigation or other legal proceedings are in fact brought against Option Care Health or Amedisys, or against the Option Care Health Board or Amedisys Board, they will defend against it, but might not be successful in doing so. An adverse outcome in such matters, as well as the costs and efforts of a defense even if successful, could have a material adverse effect on the business, results of operation or financial position of Option Care Health, Amedisys or the Combined Company, including through the possible diversion of either company’s resources or distraction of key personnel.
Furthermore, one of the conditions to the completion of the Merger is the absence of an order (whether temporary or permanent) issued or entered after the date of the Merger Agreement by any governmental body enjoining or otherwise prohibiting the consummation of the Merger. As such, if any plaintiffs are successful in obtaining an injunction preventing the consummation of the Merger, that injunction may prevent the Merger from becoming effective or from becoming effective within the expected time frame.
If the Merger is completed, the Combined Company may be exposed to increased litigation from stockholders, customers, partners, suppliers, contractors and other third parties due to the merger of Option Care Health’s and Amedisys’ businesses following the Merger. Even if such lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and attention. Such litigation or an adverse judgment resulting in monetary damages may have an adverse impact on the Combined Company’s business and results of operations or may cause disruptions to the Combined Company’s operations.
The opinions of Option Care Health’s and Amedisys’ financial advisors will not reflect changes in circumstances between the signing of the Merger Agreement and completion of the Merger. Because Option Care Health’s and Amedisys’ financial advisors will not be updating their opinions, the opinions will not address the fairness of the Exchange Ratio from a financial point of view at the time the Merger is completed.
Option Care Health and Amedisys have not obtained updated opinions from their respective financial advisors as of the date of this joint proxy statement/prospectus and do not expect to receive updated opinions prior to completion of the Merger. Changes in the operations and prospects of Option Care Health or Amedisys, general market and economic conditions, changes in applicable law or regulation and other factors that may be beyond the control of Option Care Health or Amedisys, and on which Option Care Health’s and Amedisys’ financial advisors’ opinions were based, may significantly alter the value of Option Care Health or Amedisys or the prices of shares of Option Care Health Common Stock or Amedisys Common Stock by the time the Merger is completed. The opinions do not speak as of the time the Merger will be completed or as of any date other than the date of such opinions. Because Option Care Health’s and Amedisys’ financial advisors will not be updating their opinions, the opinions will not address the fairness of the Exchange Ratio from a financial point of view at the time the Merger is completed. For a description of the opinions that Option Care Health and Amedisys received from their respective financial advisors, please refer to the section titled “The Merger — Opinion of Option Care Health’s Financial Advisor” and “The Merger — Opinion of Amedisys’ Financial Advisor.”
Risks Relating to the Combined Company
Combining the businesses of Option Care Health and Amedisys may be more difficult, costly or time-consuming than expected and the Combined Company may fail to realize the anticipated benefits of the Merger, which may adversely affect the Combined Company’s business results and negatively affect the value of the Combined Company’s common stock.
The success of the Merger will depend on, among other things, Option Care Health’s ability to realize the anticipated benefits, synergies and efficiencies from combining the businesses of Option Care Health and Amedisys. This success will depend on, among other factors, Option Care Health’s ability to successfully integrate its business with the business of Amedisys. If Option Care Health is not able to successfully integrate Amedisys’ business into the Combined Company within the anticipated time frame, or at all, the anticipated synergies, efficiencies and other benefits of the Merger may not be realized fully, or at all, or may take longer to realize than expected.
An inability to realize the full extent of the anticipated benefits of the Merger, as well as any delays or higher than expected integration costs encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the Combined Company, which may adversely affect the value of the common stock of the Combined Company.
Option Care Health and Amedisys have operated and, until the completion of the Merger, will continue to operate independently. There can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Option Care Health or Amedisys employees, a reduction in the ability to attract talent, the inability to maintain relationships with Option Care Health’s and Amedisys’ patients, clients, customers, vendors, strategic partners, payers, providers and other business relationships, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. The challenges involved in this integration, which will be complex and time-consuming, include the following:
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combining the businesses of Option Care Health and Amedisys, including respective operations and corporate functions, and meeting the capital requirements of the Combined Company in a manner that permits the Combined Company to achieve any revenue synergies or efficiencies anticipated to result from the Merger, the failure of which would result in the anticipated benefits of the Merger not being realized in the time frame currently anticipated or at all;

•
integrating, retaining and, where applicable, cross-training personnel from the two companies;

•
integrating and unifying the offerings and services available to customers;

•
integrating each company’s technologies and technologies licensed by them from third parties;

•
identifying and eliminating redundant and underperforming functions and assets;

•
harmonizing each company’s operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•
maintaining existing relationships with each company’s patients, clients, customers, vendors, payers, strategic partners and providers, and leveraging relationships with such third parties for the benefit of the Combined Company;

•
addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•
consolidating each company’s administrative and information technology infrastructure;

•
coordinating geographically dispersed organizations; and

•
effecting actions that may be required in connection with obtaining regulatory or other governmental approvals.

In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the Merger and the integration of the businesses of the two companies and diverted from day-to-day business operations or other opportunities that may have been beneficial to such company, which may disrupt each company’s ongoing business and the business of the Combined Company.
The Combined Company may be unable to realize the anticipated synergies and expects to incur substantial expenses related to the Merger, which could adversely affect the Combined Company’s business, financial condition and results of operations.
The Combined Company’s ability to achieve estimated synergies in the timeframe anticipated, or at all, is subject to various assumptions, which may or may not prove to be accurate. As a consequence, the Combined Company may not be able to realize all of these synergies within the timeframe expected or at all. In addition, the Combined Company may incur additional or unexpected costs in order to realize these benefits. Failure to achieve the expected synergies could significantly reduce the expected benefits associated with the Merger.
Certain patients, payers and providers may seek to modify contractual relationships with the Combined Company, which could have an adverse effect on the Combined Company’s business and operations.
As a result of the Merger, the Combined Company may experience impacts on relationships with its patients, payers and providers that may harm the Combined Company’s business and results of operations. Certain counterparties may seek to terminate or modify contractual obligations following the Merger whether or not contractual rights are triggered as a result of the Merger. There can be no guarantee that Option Care Health’s or Amedisys’ contractual counterparties will remain with or continue to have a relationship with the Combined Company or do so on the same or similar contractual terms following the Merger. If any contractual counterparties (such as patients, clients, customers, strategic partners, vendors, payers or providers) seek to terminate or modify contractual obligations or discontinue the relationship with the Combined Company, then the Combined Company’s business and results of operations may be harmed.
Completion of the transaction may trigger change in control, assignment or other provisions in certain agreements to which Amedisys is a party, which may have an adverse impact on the Combined Company’s business and results of operations.
The completion of the Merger may trigger change in control, assignment and other provisions in certain agreements to which Amedisys is a party. If Amedisys is unable to negotiate waivers of or consents under those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages or other remedies. Even if Amedisys is able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to the Combined Company. Any of the foregoing or similar developments may have an adverse impact on the business, financial condition and results of operations of the Combined Company, or the ability of Option Care Health to successfully integrate Amedisys’ business.
The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of the Combined Company following completion of the Merger.
The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and are not necessarily indicative of what the Combined Company’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated. The Combined Company’s actual results and financial position after the Merger may differ materially and adversely from the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial information reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the actual consideration transferred and the fair value of the assets and liabilities of Amedisys as of the date of the completion of the Merger. Accordingly, the final acquisition accounting may differ materially from the unaudited pro forma condensed combined financial information reflected in this joint proxy statement/prospectus. For more information, see the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”
While presented with numeric specificity, the unaudited pro forma condensed combined financial information provided in this joint proxy statement/prospectus is based on numerous variables and assumptions (including, but not limited to, industry performance and competition, and general business, economic, market and financial conditions and additional matters specific to Option Care Health’s or Amedisys’ business, as applicable) that are inherently subjective and uncertain and are beyond the control of the respective management teams of Option Care Health and Amedisys. As a result, actual results may differ materially from the unaudited pro forma condensed combined financial information. Important factors that may affect actual results include, but are not limited to, risks and uncertainties relating to Option Care Health’s or Amedisys’ business, as applicable (including each company’s ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”
The Option Care Health Charter designates the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by Option Care Health stockholders, which could limit the ability of stockholders of the Combined Company to obtain a favorable judicial forum for disputes with the Combined Company.
The Option Care Health Charter (which will govern the rights of Amedisys stockholders as stockholders of Option Care Health following the Merger) provides that, unless Option Care Health consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on Option Care Health’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Option Care Health’s directors, officers, employees and stockholders to Option Care Health or its stockholders, (iii) any action asserting a claim against Option Care Health arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, the Option Care Health Charter or Option Care Health’s bylaws or (iv) any other action asserting a claim against Option Care Health that is governed by the internal affairs doctrine; provided that, for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action,” will not apply to suits to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The Option Care Health Charter will further provide that any person or entity purchasing or otherwise acquiring any interest in shares of Option Care Health’s capital stock is deemed to have notice of and consented to the provisions of the Option Care Health Charter described above. The forum selection clause in the Option Care Health Charter may have the effect of discouraging lawsuits against Option Care Health or its directors and officers and may limit Option Care Health’s stockholders’ ability to obtain a favorable judicial forum for disputes with Option Care Health.
The financial forecasts are based on various assumptions that may not be realized.
The financial estimates set forth in the forecasts included under the sections “The Merger — Certain Option Care Health Unaudited Prospective Financial Information” and “The Merger — Certain Amedisys Unaudited Prospective Financial Information” were based on assumptions of, and information available to, Option Care Health’s and Amedisys’ management when prepared and these estimates and assumptions are subject to uncertainties, many of which are beyond Option Care Health’s and Amedisys’ control and may not be realized. Many factors mentioned in this joint proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining the Combined Company’s future results. As a result of these contingencies, actual future results may vary materially from the estimates. In view of these uncertainties, the inclusion of financial estimates in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.
The financial estimates set forth in the forecasts included under the sections “The Merger — Certain Option Care Health Unaudited Prospective Financial Information” and “The Merger — Certain Amedisys Unaudited Prospective Financial Information” were not prepared with a view toward public disclosure, and such financial estimates were not prepared with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and Option Care Health and Amedisys do not undertake any obligation, other than as required by applicable law, to update the financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. The prospective financial information included in this document has been prepared by, and is the responsibility of, Option Care Health or Amedisys management, as applicable. No accounting firm has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information included under the sections “The Merger — Certain Option Care Health Unaudited Prospective Financial Information” and “The Merger — Certain Amedisys Unaudited Prospective Financial Information” and, accordingly, no accounting firm expresses an opinion or any other form of assurance with respect thereto.
KPMG LLP is the independent registered public accounting firm whose reports incorporated by reference in this document relate to the previously issued financial statements of each of Option Care Health and Amedisys for the year ended December 31, 2022. Their respective reports do not extend to the prospective financial information and should not be read to do so.
Other Risk Factors Related to Option Care Health and Amedisys
Option Care Health’s and Amedisys’ businesses are and will be subject to the risks described above. In addition, Option Care Health and Amedisys are, and will continue to be, subject to the risks described in, as applicable, Option Care Health’s Annual Report on Form 10-K for the fiscal year ended December 31,

2022 and Amedisys’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each of which are filed with the SEC and incorporated by reference in this joint proxy statement/prospectus. See the section titled “Where You Can Find More Information.”

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
Market Prices
Option Care Health Common Stock is listed on Nasdaq under the symbol “OPCH” and Amedisys Common Stock is listed on Nasdaq under the symbol “AMED.”
The following table sets forth the closing sale price per share of Option Care Health Common Stock and Amedisys Common Stock as reported on Nasdaq, in each case, as of (1) May 2, 2023, the trading day before the public announcement of the execution of the Merger Agreement, and (2) June 2, 2023, the latest practicable trading date before the date of this joint proxy statement/prospectus. The table also shows the estimated implied value of the per share merger consideration for each share of Amedisys Common Stock as of the same two days. This implied per share value was calculated by multiplying the closing price per share of Option Care Health Common Stock on each of those dates by the Exchange Ratio.
	Option Care Health Common Stock	Amedisys Common Stock	Implied Per Share Value of Merger Consideration(1)
May 2, 2023	$32.23	$77.26	$97.38
June 2, 2023	$28.56	$79.47	$86.29

(1)
Calculated by multiplying the Option Care Health Common Stock share price as of the specified date by the Exchange Ratio.

The market prices of Option Care Health Common Stock and Amedisys Common Stock have fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Amedisys Special Meeting and the date the Merger is completed and thereafter (in the case of Option Care Health Common Stock).
The number of shares of Option Care Health Common Stock that Amedisys stockholders will receive as consideration per share of Amedisys Common Stock in the Merger is fixed and will not change.
The value of the shares of Option Care Health Common Stock to be received in exchange for each share of Amedisys Common Stock when received by Amedisys stockholders after the Merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, Option Care Health stockholders and Amedisys stockholders are advised to obtain current market quotations for Option Care Health Common Stock and Amedisys Common Stock in determining whether to vote in favor of the proposals at the Amedisys Special Meeting and Option Care Health Special Meeting, including the Option Care Health Charter Amendment Proposal and the Option Care Health Share Issuance Proposal, in the case of Option Care Health stockholders, or the Amedisys Merger Proposal, in the case of Amedisys stockholders.
Dividends
Option Care Health has never declared or paid any cash dividends on its common stock and does not anticipate doing so in the foreseeable future.
Amedisys has never declared nor paid any cash dividends on Amedisys Common Stock.
Under the terms of the Merger Agreement, both Option Care Health and Amedisys are prohibited from declaring, setting aside or paying any dividends on, or make any other distributions in respect of, any of their respective capital stock prior to the Effective Time.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
The registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, the documents that Option Care Health and Amedisys refer you to in the registration statement and oral statements made or to be made by Option Care Health and Amedisys include certain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include projections as to the anticipated benefits of the Merger as well as statements regarding the impact of the Merger on Option Care Health’s and Amedisys’ business and future financial and operating results, the amount and timing of synergies from the Merger and the closing date for the Merger.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations and assumptions regarding the future of Option Care Health’s and Amedisys’ business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Option Care Health’s and Amedisys’ control. Option Care Health’s, Amedisys’ and the Combined Company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements as a result of various factors. These factors include, among other things, (i) the termination of or occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or the inability to complete the Merger on the anticipated terms and timetable, (ii) the inability to complete the Merger due to the failure to obtain approval of the stockholders of Option Care Health or Amedisys or to satisfy any other condition to closing in a timely manner or at all, or the risk that a regulatory approval that may be required for the Merger is delayed, is not obtained or is obtained subject to conditions that are not anticipated, (iii) the ability to recognize the anticipated benefits of the Merger, which may be affected by, among other things, the ability of the Combined Company to maintain relationships with its patients, payers and providers and retain its management and key employees, (iv) the ability of the Combined Company to achieve the synergies contemplated by the Merger or such synergies taking longer to realize than expected, (v) costs related to the Merger, (vi) the ability of the Combined Company to execute successfully its strategic plans, (vii) the ability of the Combined Company to promptly and effectively integrate the Option Care Health and Amedisys businesses, (viii) the diversion of management’s time and attention from ordinary course business operations to completion of the Merger and integration matters and (ix) the risks, uncertainties and assumptions described in the section titled “Risk Factors.” The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included elsewhere. Additional information concerning risks, uncertainties and assumptions can be found in Option Care Health’s and Amedisys’ respective filings with the SEC, including the risk factors discussed in Option Care Health’s and Amedisys’ most recent Annual Reports on Form 10-K, as updated by their Quarterly Reports on Form 10-Q and future filings with the SEC. See the section titled “Where You Can Find More Information.”
It should also be noted that prospective financial information for the combined businesses of Option Care Health and Amedisys is based on management’s estimates, assumptions and projections and has not been prepared in conformance with the applicable accounting requirements of Regulation S-X relating to pro forma financial information, and the required pro forma adjustments have not been applied and are not reflected therein. This prospective financial information should not be relied upon as being necessarily indicative of future results. The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Accordingly, there can be no assurance that the prospective financial information is indicative of the future performance of the Combined Company or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this joint proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved. None of this information should be considered in isolation from, or as a substitute for, the historical financial statements of Amedisys and Option Care Health.

Any forward-looking statement included in this joint proxy statement/prospectus is based only on information currently available to Option Care Health and Amedisys and speaks only as of the date hereof. Option Care Health and Amedisys undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. You are cautioned not to rely on Option Care Health’s and Amedisys’ forward-looking statements.

CERTAIN RELATIONSHIPS AND COMMERCIAL ARRANGEMENTS BETWEEN OPTION CARE HEALTH AND AMEDISYS
Option Care Health, Amedisys and their respective subsidiaries and affiliates have been engaged and are engaged in commercial transactions and have entered into commercial arrangements with each other in the ordinary course of business (including the Pilot Program discussed in further detail at the section entitled “— Background of the Merger,”) which are not material, individually or in the aggregate, to Option Care Health, Amedisys or their respective subsidiaries, other than the Merger Agreement. Except as described in this joint proxy statement/prospectus, there are and have been no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of securities, the election of directors or the sale or other transfer of a material amount of assets during the three immediately preceding calendar years between Option Care Health or its affiliates, on the one hand, and Amedisys or its affiliates, on the other hand. A summary of the Merger Agreement is set forth under the section entitled “— The Merger Agreement.”

THE PARTIES TO THE MERGER
Option Care Health, Inc.
Option Care Health is the largest independent provider of home and alternate site infusion services through its national network of 163 locations in 44 states. Option Care Health draws on over 40 years of clinical care experience to offer patient-centered, cost-effective infusion therapy. Option Care Health’s infusion services include the clinical management of infusion therapy, nursing support and care coordination. Option Care Health’s multidisciplinary team of more than 4,500 clinicians, including pharmacists, pharmacy technicians, nurses and dietitians, are able to provide infusion service coverage for nearly all patients across the United States needing treatment for complex and chronic medical conditions.
Option Care Health contracts with managed care organizations, third-party payers, hospitals, physicians and other referral sources to provide pharmaceuticals and complex compounded solutions to patients for intravenous delivery in the patients’ homes or other nonhospital settings. Its services are provided in coordination with, and under the direction of, the patient’s physician. Option Care Health’s multidisciplinary team of clinicians, including pharmacists, nurses, dietitians and respiratory therapists, work with the physician to develop a plan of care suited to each patient’s specific needs. Option Care Health provides home infusion services consisting of anti-infectives, nutrition support, chronic inflammatory disorders and neurological disorders, immunoglobulin therapy, and other therapies for chronic and acute conditions. It operates in one segment, infusion services. Option Care Health’s principal executive offices are located at 3000 Lakeside Drive, Suite 300N, Bannockburn, Illinois 60015, and its telephone number is (312) 940-2443.
Amedisys, Inc.
Amedisys is a leading healthcare services company committed to helping its patients age in place by providing clinically excellent care and support in the home. Its operations involve serving patients across the United States through three operating divisions: home health, hospice and high acuity care. Amedisys delivers clinically distinct care that best suits its patients’ needs, whether that is home-based recovery and rehabilitation after an operation or injury or care that empowers patients to manage a chronic disease through its home health division, hospice care at the end of life or delivering the essential elements of inpatient hospital, palliative and skilled nursing facility care to patients in their homes through Amedisys’ high acuity care division.
Amedisys is among the largest providers of home health and hospice care in the United States, with approximately 18,000 employees in 522 care centers in 37 states within the United States and the District of Columbia. Its employees deliver the highest quality care performing more than 11.2 million visits for more than 455,000 patients annually. Over 3,000 hospitals and 102,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. Amedisys’ principal executive offices are located at 3854 American Way, Suite A, Baton Rouge, Louisiana 70816, and its telephone number is (225) 292-2031.
Uintah Merger Sub, Inc.
Merger Sub was formed by Option Care Health for the sole purpose of effecting the Merger. Merger Sub has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into Amedisys, with Amedisys continuing as the surviving corporation and as a wholly owned subsidiary of Option Care Health, and the separate existence of Merger Sub will cease. Merger Sub’s principal executive offices are located at 3000 Lakeside Drive, Suite 300N, Bannockburn, Illinois 60015, and its telephone number is (312) 940-2443.

THE OPTION CARE HEALTH SPECIAL MEETING
This joint proxy statement/prospectus is being provided to Option Care Health stockholders in connection with the solicitation of proxies by the Option Care Health Board for use at the Option Care Health Special Meeting and at any adjournments or postponements thereof. Option Care Health stockholders are encouraged to read this entire document carefully, including its annexes and the documents incorporated by reference herein, for more detailed information regarding the Merger Agreement and the transactions contemplated thereby.
Date, Time and Place of the Option Care Health Special Meeting
The Option Care Health Special Meeting will be held virtually via the Internet at           , Central Time, on            , 2023, at www.virtualshareholdermeeting.com/OPCH2023SM. The virtual nature of the Option Care Special Meeting is generally designed to enable access by more of Option Care Health’s stockholders while decreasing the cost of conducting the Option Care Health Special Meeting in person.
To be admitted to the Option Care Health Special Meeting, you will be asked to provide the 16-digit control number located in your proxy materials.
We recommend that you log in 15 minutes before the start of the Option Care Health Special Meeting to ensure sufficient time to complete the check-in procedures. The virtual meeting platform is fully supported across browsers (Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. If you encounter any technical difficulties logging onto the Option Care Health Special Meeting website or during the meeting, there will be a 1-800 number available to call for assistance. Technical support will be available 15 minutes prior to the start time of the meeting and through the conclusion of the meeting.
If you hold shares in “street name” through a bank, broker or other nominee, you will receive separate voting instructions from your bank, broker or other nominee. Please follow such instructions.
Even if you plan to attend the Option Care Health Special Meeting, Option Care Health recommends that you vote by proxy in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Option Care Health Special Meeting.
Matters to Be Considered at the Option Care Health Special Meeting
The purpose of the Option Care Health Special Meeting is to consider and vote on each of the following proposals, each of which is further described in this joint proxy statement/prospectus:
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Option Care Health Proposal 1 — Option Care Health Charter Amendment Proposal:   To adopt an amendment to the Option Care Health Charter to increase the number of shares of Option Care Health Common Stock authorized for issuance from 250,000,000 to 500,000,000;

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Option Care Health Proposal 2 — Option Care Health Share Issuance Proposal:   To approve the issuance of shares of Option Care Health Common Stock to Amedisys stockholders in connection with the Merger contemplated by the Merger Agreement; and

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Option Care Health Proposal 3 — Option Care Health Adjournment Proposal:   To approve the adjournment of the Option Care Health Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Option Care Health Special Meeting to approve the Option Care Health Charter Amendment Proposal and the Option Care Health Share Issuance Proposal.

Approval of the Option Care Health Charter Amendment Proposal and the Option Care Health Share Issuance Proposal by Option Care Health stockholders is a condition to the completion of the Merger. A copy of the Option Care Health Charter Amendment is attached to this joint proxy statement/prospectus as Annex B. Approval of the Option Care Health Adjournment Proposal is not a condition to the obligation of either Option Care Health or Amedisys to complete the Merger.
Only business within the purposes described in the Option Care Health Special Meeting notice may be conducted at the Option Care Health Special Meeting.

Recommendation of the Option Care Health Board of Directors
After careful consideration, the Option Care Health Board has: (i) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Share Issuance and the Option Care Health Charter Amendment, (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Share Issuance and the Option Care Health Charter Amendment, are fair to, and in the best interests of, Option Care Health and the Option Care Health stockholders, (iii) resolved to recommend the approval of the Share Issuance and the adoption of the Option Care Health Charter Amendment to the Option Care Health stockholders, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) directed that the Share Issuance and the Option Care Health Charter Amendment be submitted to the Option Care Health stockholders for approval or adoption, respectively, at the Option Care Health Special Meeting. Accordingly, the Option Care Health Board recommends that Option Care Health stockholders vote “FOR” the approval of the Option Care Health Charter Amendment Proposal, “FOR” the approval of the Option Care Health Share Issuance Proposal and “FOR” the approval of the Option Care Health Adjournment Proposal. See the section titled “The Merger — Option Care Health’s Reasons for the Merger and Recommendation of the Option Care Health Board.”
The Option Care Health Board recommends that Option Care Health stockholders vote:
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Option Care Health Proposal 1:   “FOR” the Option Care Health Charter Amendment Proposal;

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Option Care Health Proposal 2:   “FOR” the Option Care Health Share Issuance Proposal; and

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Option Care Health Proposal 3:   “FOR” the Option Care Health Adjournment Proposal.

Record Date for the Option Care Health Special Meeting and Voting Rights
The record date to determine Option Care Health stockholders who are entitled to receive notice of and to vote at the Option Care Health Special Meeting or any adjournments or postponements thereof is            , 2023 (the “Option Care Health Record Date”). At the close of business on the Option Care Health Record Date, there were           shares of Option Care Health Common Stock issued and outstanding and entitled to vote at the Option Care Health Special Meeting.
Each Option Care Health stockholder is entitled to one vote for each share of Option Care Health Class A Common Stock held of record at the close of business on the Option Care Health Record Date on each proposal. Only Option Care Health stockholders of record at the close of business on the Option Care Health Record Date are entitled to receive notice of and to vote at the Option Care Health Special Meeting and any and all adjournments or postponements thereof.
A complete list of Option Care Health stockholders entitled to vote at the Option Care Health Special Meeting will be available for inspection during regular business hours for a period ten days ending on the day before the Option Care Health Special Meeting at Option Care Health’s corporate headquarters located at 3000 Lakeside Drive, Suite 300N, Bannockburn, Illinois 60015.
Quorum, Abstentions and Broker Non-Votes
A quorum of Option Care Health stockholders is necessary to conduct business at the Option Care Health Special Meeting. The holders of a majority of the issued and outstanding shares of Option Care Health Common Stock entitled to vote at the Option Care Health Special Meeting must be present in person or represented by proxy in order to constitute a quorum for the transaction of business at the Option Care Health Special Meeting. Virtual attendance by stockholders of record at the Option Care Health Special Meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the Option Care Health Special Meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the Option Care Health Special Meeting. Since all of the proposals currently expected to be voted on at the Option Care Health Special Meeting are considered non-routine and non-discretionary matters, shares held in “street name” through a broker, bank or other nominee are not expected to be counted as present for the purpose of determining the existence of a quorum if such broker, bank or other nominee does not have instructions to vote on any such proposals.

Under NYSE rules, which also apply to Nasdaq-listed companies, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed under such rules to exercise their voting discretion with respect to matters that are “non-routine.” This can result in a “broker non-vote,” which occurs on a proposal when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals for consideration at the Option Care Health Special Meeting are considered “non-routine” matters, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the Option Care Health Special Meeting. As a result, Option Care Health does not expect any broker non-votes at the Option Care Health Special Meeting and if you hold your shares of Option Care Health Common Stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the proposals before the Option Care Health Special Meeting unless they have received voting instructions from the beneficial owners.
Required Votes
A quorum is required to approve the Option Care Health Charter Amendment Proposal and the Option Care Health Share Issuance Proposal, but not the Option Care Health Adjournment Proposal. As described above, Option Care Health does not expect there to be any broker non-votes at the Option Care Health Special Meeting.
Proposal	Required Vote	Effects of Certain Actions
Option Care Health Proposal 1: Option Care Health Charter Amendment Proposal	Assuming a quorum is present at the Option Care Health Special Meeting, approval of the Option Care Health Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Option Care Health Common Stock entitled to vote.	An abstention by any holder of Option Care Health Common Stock entitled to vote at the Option Care Health Special Meeting on the Option Care Health Charter Amendment Proposal, a failure to vote or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the Option Care Health Charter Amendment Proposal.
Proposal	Required Vote	Effects of Certain Actions
Option Care Health Proposal 2: Option Care Health Share Issuance Proposal	Assuming a quorum is present at the Option Care Health Special Meeting, approval of the Option Care Health Share Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of Option Care Health Common Stock entitled to vote.	The failure of any stockholder of Option Care Health to submit a signed proxy card, grant a proxy electronically over the internet or by telephone or to vote online during the Option Care Health Special Meeting will not have an effect on the outcome of the Option Care Health Share Issuance Proposal, provided that a quorum is otherwise present. An abstention by any holder of Option Care Health Common

Proposal	Required Vote	Effects of Certain Actions
Stock entitled to vote at the Option Care Health Special Meeting on the Option Care Health Share Issuance Proposal and broker non-votes, if any, will have no effect on the Option Care Health Share Issuance Proposal.
Proposal	Required Vote	Effects of Certain Actions
Option Care Health Proposal 3: Option Care Health Adjournment Proposal	Approval of the Option Care Health Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the Option Care Health Common Stock present in person or represented by proxy at the Option Care Health Special Meeting.	The failure of any stockholder of Option Care Health to submit a signed proxy card, grant a proxy electronically over the internet or by telephone or to vote online during the Option Care Health Special Meeting will not have an effect on the outcome of the Option Care Health Adjournment Proposal. An abstention by any holder of Option Care Health Common Stock present or represented by proxy at the Option Care Health Special Meeting on the Option Care Health Adjournment Proposal will have the same effect as a vote “AGAINST” the Option Care Health Adjournment Proposal. Broker non-votes, if any, will have no effect on the Option Care Health Adjournment Proposal.
Vote of Option Care Health Directors and Executive Officers
As of           , 2023, the Option Care Health Record Date, Option Care Health directors and executive officers beneficially owned and were entitled to vote in the aggregate                 shares of Option Care Health Common Stock, which represented     % of the Option Care Health Common Stock issued and outstanding on the Option Care Health Record Date. For more information see “Interests of Option Care Health Directors and Executive Officers in the Merger” in this joint proxy statement/prospectus.
Methods of Voting
Stockholders of Record
If you are an Option Care Health stockholder of record, you may vote at the Option Care Health Special Meeting by proxy over the internet, by telephone or by mail, or by attending the Option Care Health Special Meeting and voting online during the Option Care Health Special Meeting, as described below.
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By Internet Prior to the Option Care Health Special Meeting:   To vote via the internet prior to the Option Care Health Special Meeting, go to www.proxyvote.com. You will be asked to provide the 16-digit control number from the proxy materials you receive. Your vote must be received by 11:59 p.m. Eastern Time on           , 2023 to be counted. If you vote via the internet, you do not need to return a proxy card by mail. The availability of online voting prior to the Option Care Health Special Meeting may depend on the voting procedures of the organization that holds your shares.

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By Internet During the Option Care Health Special Meeting:   To vote via the internet during the Option Care Health Special Meeting, follow the instructions available on the Option Care Health Special Meeting website at www.virtualshareholdermeeting.com/OPCH2023SM. To be admitted to the Option Care Health Special Meeting, you must provide the 16-digit control number. We recommend you submit your vote by proxy prior to the date of the Option Care Health Special Meeting even if you plan to attend the meeting virtually via the internet. Voting online during the meeting will replace any previous votes.

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By Telephone:   To vote by telephone, dial 1-800-690-6903 (the call is toll-free in the United States and Canada; toll charges apply to calls from other countries) and follow the recorded instructions. You will be asked to provide the 16-digit control number from the proxy materials. Your vote must be received by 11:59 p.m., Eastern Time, on           , 2023 to be counted. If you vote by telephone, you do not need to return a proxy card by mail.

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By Mail: To vote by mail using the proxy card (if you requested paper copies of the proxy materials to be mailed to you), you need to complete, date and sign the proxy card and return it promptly by mail in the prepaid envelope provided so that it is received no later than           , 2023. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail.

Unless revoked, all duly executed proxies and all proxies duly granted electronically over the internet or by telephone representing Option Care Health Common Stock entitled to vote at the Option Care Health Special Meeting will be voted at the Option Care Health Special Meeting and, where a vote has been specified on the proxy card or electronically, will be voted in accordance with such specification. If you submit an executed proxy without providing instructions for any proposal, your shares will be voted “FOR” the Option Care Health Charter Amendment Proposal, “FOR” the Option Care Health Share Issuance Proposal and “FOR” the Option Care Health Adjournment Proposal.
Beneficial (Street Name) Stockholders
If you hold your Option Care Health Common Stock through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee for a proposal, your Option Care Health Common Stock will not be voted on that proposal because your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals to be voted on at the Option Care Health Special Meeting. See the section titled “The Option Care Health Special Meeting — Quorum, Abstentions and Broker Non-Votes.”
Revocability of Proxies
Any Option Care Health stockholder giving a proxy has the right to revoke it at any time before the proxy is voted at the Option Care Health Special Meeting. If you are an Option Care Health stockholder, you may revoke your proxy by any one of the following actions:
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by sending a signed written notice of revocation to Option Care Health’s Corporate Secretary, provided such notice is received no later than the close of business on            , 2023;

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by providing new voting instructions over the internet or telephone as instructed on your proxy card before the closing of the voting facilities at 11:59 p.m., Eastern Time, on            , 2023;

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by submitting a properly signed and dated proxy card with a later date that is received by Option Care Health’s Corporate Secretary no later than the close of business on            , 2023; or

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by virtually attending the Option Care Health Special Meeting and voting during the Option Care Health Special Meeting by following the instructions available on the Option Care Special Meeting website.

Only your last submitted proxy will be considered.

Execution or revocation of a proxy will not in any way affect an Option Care Health stockholder’s right to virtually attend the Option Care Health Special Meeting and vote online during the Option Care Health Special Meeting.
Written notices of revocation and other communications relating to the revocation of proxies should be addressed to:
Option Care Health, Inc.
Attn: Investor Relations
3000 Lakeside Drive
Suite 300N
Bannockburn, Illinois 60015
If you hold your shares of Option Care Health Common Stock in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions.
Proxy Solicitation Costs
Option Care Health is soliciting proxies to provide an opportunity to all Option Care Health stockholders to vote on the Option Care Health Charter Amendment Proposal, the Option Care Health Share Issuance Proposal and the Option Care Health Adjournment Proposal, whether or not such Option Care Health stockholders are able to attend the Option Care Health Special Meeting or any adjournment thereof. Option Care Health will bear the entire cost of soliciting proxies from Option Care Health stockholders. Proxies may be solicited on behalf of Option Care Health or by Option Care Health directors, officers and other employees in person or by mail, telephone, facsimile, messenger, the internet or other means of communication, including electronic communication. Option Care Health directors, officers and employees will not be paid any additional amounts for their services or solicitation in this regard.
Option Care Health will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of Option Care Health Common Stock and secure their voting instructions, if necessary. Option Care Health may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.
Option Care Health has also retained D.F. King to assist in soliciting proxies and in communicating with Option Care Health stockholders and estimates that it will pay Option Care Health a fee of approximately $75,000, plus reimbursement for certain out-of-pocket fees and expenses. Option Care Health also has agreed to indemnify D.F. King against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).
Householding
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies.
Option Care Health has previously adopted householding for stockholders of record. As a result, stockholders with the same address and last name may receive only one copy of this joint proxy statement/prospectus from Option Care Health. Registered Option Care Health stockholders (those who hold shares directly in their name with Option Care Health’s transfer agent) may opt out of householding and receive a separate joint proxy statement/prospectus or other proxy materials by sending a written request to Option Care Health at the address below.
Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.
Option Care Health will promptly deliver a copy of this joint proxy statement/prospectus to any Option Care Health stockholder who only received one copy of these materials due to householding upon request to: Option Care Health, Inc., 3000 Lakeside Drive, Suite 300N, Bannockburn, Illinois 60015 USA, Attention: Investor Relations, Phone: (866) 827-8203.
Adjournments
If a quorum is not present at the Option Care Health Special Meeting, or if a quorum is present but there are insufficient votes at the time of the Option Care Health Special Meeting to approve the Option Care Health Charter Amendment Proposal and the Option Care Health Share Issuance Proposal, then Option Care Health stockholders may be asked to vote on the Option Care Health Adjournment Proposal and thereby adjourn the Option Care Health Special Meeting to a later time and place.
At any subsequent reconvening of the Option Care Health Special Meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting, and all proxies will be voted in the same manner as they would have been voted at the original convening of the Option Care Health Special Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.
Assistance
If you need assistance voting or completing your proxy card, or if you have questions regarding the Option Care Health Special Meeting, please contact Option Care Health’s proxy solicitor for the special meeting at:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Stockholders may call toll free: (800) 431-9646
Banks and Brokers may call collect: (212) 269-5550
Email: OPCH@dfking.com
OPTION CARE HEALTH STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/ PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT, THE OPTION CARE HEALTH CHARTER AMENDMENT, THE SHARE ISSUANCE AND THE MERGER. IN PARTICULAR, OPTION CARE HEALTH STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

OPTION CARE HEALTH PROPOSAL 1: APPROVAL OF THE OPTION CARE HEALTH CHARTER AMENDMENT
This joint proxy statement/prospectus is being furnished to you as an Option Care Health stockholder in connection with the solicitation of proxies by the Option Care Health Board for use at the Option Care Health Special Meeting. At the Option Care Health Special Meeting, Option Care Health is asking Option Care Health stockholders to consider and vote upon a proposal to adopt an amendment to the Option Care Health Charter to increase the number of shares of Option Care Health Common Stock authorized for issuance from 250,000,000 to 500,000,000. A copy of the Option Care Health Charter Amendment is attached to this joint proxy statement/prospectus as Annex B.
As of May 30, 2023, there were 179,865,969 shares of Option Care Health Common Stock outstanding, 4,959,797 shares of Option Care Health Common Stock issuable upon the exercise of outstanding stock options and warrants or upon the vesting of outstanding restricted stock awards and performance stock unit awards and 2,095,452 shares of Option Care Health Common Stock reserved for issuance pursuant to future awards under Option Care Health’s equity incentive plan. Treasury shares of 2,858,887 plus the remaining 60,219,895 shares of Option Care Health Common Stock available for issuance leave only 63,078,782 shares available to issue to Amedisys stockholders. Therefore, in order to accommodate the issuance to the Amedisys stockholders under the Merger Agreement (as well as to provide for the continued ability to issue shares of Option Care Health Common Stock under Option Care Health’s equity incentive plan), Option Care Health needs to increase the number of authorized shares of Option Care Health Common Stock.
The Option Care Health Board has carefully considered and approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the Option Care Health Charter Amendment, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Option Care Health Charter Amendment, are advisable, fair to and in the best interests of Option Care Health and its stockholders.
The Option Care Health Board recommends that Option Care Health stockholders vote “FOR” the Option Care Health Charter Amendment Proposal.
Assuming a quorum is present at the Option Care Health Special Meeting, approval of the Option Care Health Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Option Care Health Common Stock entitled to vote. An abstention by any holder of Option Care Health Common Stock entitled to vote at the Option Care Health Special Meeting on the Option Care Health Charter Amendment Proposal, a failure to vote or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the Option Care Health Charter Amendment Proposal.
THE OPTION CARE HEALTH BOARD RECOMMENDS THAT OPTION CARE HEALTH STOCKHOLDERS VOTE “FOR” THE OPTION CARE HEALTH CHARTER AMENDMENT PROPOSAL.

OPTION CARE HEALTH PROPOSAL 2: APPROVAL OF THE SHARE ISSUANCE
This joint proxy statement/prospectus is being furnished to you as an Option Care Health stockholder in connection with the solicitation of proxies by the Option Care Health Board for use at the Option Care Health Special Meeting. At the Option Care Health Special Meeting, Option Care Health is asking Option Care Health stockholders to consider and vote upon a proposal to approve the issuance of shares of Option Care Health Common Stock to Amedisys stockholders in connection with the Merger.
Based on the number of shares of Amedisys Common Stock outstanding as of May 30, 2023, Option Care Health expects to issue approximately 98,451,239 shares of Option Care Health Common Stock to Amedisys stockholders in connection with the Merger. The actual number of shares of Option Care Health Common Stock to be issued in connection with the Merger will be based on the number of shares of Amedisys Common Stock outstanding at such time and the Exchange Ratio. Based on the number of shares of Option Care Health Common Stock and Amedisys Common Stock outstanding as of May 30, 2023, upon completion of the Merger, the current Option Care Health stockholders are expected to own approximately 64.6% of the outstanding Option Care Health Common Stock and former Amedisys stockholders are expected to own approximately 35.4% of the outstanding Option Care Health Common Stock.
The Option Care Health Board has carefully considered and approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, are advisable, fair to and in the best interests of Option Care Health and its stockholders.
The Option Care Health Board recommends that Option Care Health stockholders vote “FOR” the Option Care Health Share Issuance Proposal.
Assuming a quorum is present at the Option Care Health Special Meeting, approval of the Option Care Health Share Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of Option Care Health Common Stock entitled to vote. The failure of any stockholder of record of Option Care Health to submit a signed proxy card, grant a proxy electronically over the internet or by telephone or to vote online during the Option Care Health Special Meeting will not have an effect on the outcome of the Option Care Health Share Issuance Proposal, provided that a quorum is otherwise present. An abstention by any holder of Option Care Health Common Stock entitled to vote at the Option Care Health Special Meeting on the Option Care Health Share Issuance Proposal and broker non-votes, if any, will have no effect on the Option Care Health Share Issuance Proposal.
THE OPTION CARE HEALTH BOARD RECOMMENDS THAT OPTION CARE HEALTH STOCKHOLDERS VOTE “FOR” THE OPTION CARE HEALTH SHARE ISSUANCE PROPOSAL.

OPTION CARE HEALTH PROPOSAL 3: ADJOURNMENT OF THE OPTION CARE HEALTH SPECIAL MEETING
The Option Care Health Special Meeting may be adjourned to another time and place if necessary or appropriate to permit the solicitation of additional proxies if there are insufficient votes at the time of the Option Care Health Special Meeting to approve the Option Care Health Charter Amendment Proposal or the Option Care Health Share Issuance Proposal.
The Option Care Health Board recommends that Option Care Health stockholders vote “FOR” the Option Care Health Adjournment Proposal.
Approval of the Option Care Health Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the Option Care Health Common Stock present in person or represented by proxy at the Option Care Health Special Meeting. Virtual attendance by stockholders of record at the Option Care Health Special Meeting will constitute presence in person for these purposes. The failure of any stockholder of record of Option Care Health to submit a signed proxy card, grant a proxy electronically over the internet or by telephone or to vote online during the Option Care Health Special Meeting will not have an effect on the outcome of the Option Care Health Adjournment Proposal. An abstention by any holder of Option Care Health Common Stock present or represented by proxy at the Option Care Health Special Meeting on the Option Care Health Adjournment Proposal will have the same effect as a vote “AGAINST” the Option Care Health Adjournment Proposal. Broker non-votes, if any, will have no effect on the Option Care Health Adjournment Proposal.
If a quorum is present at the Option Care Health Special Meeting but there are insufficient votes at the time of the Option Care Health Special Meeting to approve the Option Care Health Charter Amendment Proposal and the Option Care Health Share Issuance Proposal, then Option Care Health stockholders may be asked to vote on the Option Care Health Adjournment Proposal. If a quorum is not present or represented by proxy, then the Option Care Health stockholders entitled to vote thereat, present in person or represented by proxy, may adjourn the Option Care Health Special Meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At any subsequent reconvening of the Option Care Health Special Meeting at which a quorum shall be present or represented, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Option Care Health Special Meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.
THE OPTION CARE HEALTH BOARD RECOMMENDS THAT OPTION CARE HEALTH STOCKHOLDERS VOTE “FOR” THE OPTION CARE HEALTH ADJOURNMENT PROPOSAL.

THE AMEDISYS SPECIAL MEETING
This joint proxy statement/prospectus is being provided to Amedisys stockholders in connection with the solicitation of proxies by the Amedisys Board for use at the Amedisys Special Meeting and at any adjournments or postponements thereof. Amedisys stockholders are encouraged to read this entire document carefully, including its annexes and the documents incorporated by reference herein, for more detailed information regarding the Merger Agreement and the transactions contemplated thereby, including the Merger.
Date, Time and Place of the Amedisys Special Meeting
The Amedisys Special Meeting is scheduled to be held at our executive office, 49 Music Square West, Suite 401, Nashville, Tennessee 37203 on        , 2023, beginning at       . At the date of this mailing we believe that this location will remain available for the Amedisys Special Meeting. However, there is a possibility that Amedisys’ executive office in Nashville will relocate, in which case we would hold the Amedisys Special Meeting at the new executive office located at 1005 17th Avenue South, Nashville, Tennessee 37212. If it becomes necessary to use this new meeting location, we will issue a press release and a Current Report on Form 8-K announcing this change and will post the change to our website www.amedisys.com.
Matters to Be Considered at the Amedisys Special Meeting
The purpose of the Amedisys Special Meeting is to consider and vote on each of the following proposals, each of which is further described in this joint proxy statement/prospectus:
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Amedisys Proposal 1 — Adoption of the Merger Agreement:   To adopt the Merger Agreement;

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Amedisys Proposal 2 — Advisory Non-Binding Vote on Merger-Related Compensation for Named Executive Officers:   To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Amedisys named executive officers that is based on or otherwise relates to the Merger; and

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Amedisys Proposal 3 — Adjournment of the Amedisys Special Meeting:   To approve the adjournment of the Amedisys Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Amedisys Special Meeting to approve the Amedisys Merger Proposal.

Approval of the Amedisys Merger Proposal by Amedisys stockholders is a condition to the Merger. Approval of the non-binding advisory Amedisys Compensation Proposal and the Amedisys Adjournment Proposal are not conditions to the obligations of either Option Care Health or Amedisys to complete the Merger.
Only business within the purposes described in the Amedisys Special Meeting notice may be conducted at the Amedisys Special Meeting.
Recommendation of the Amedisys Board of Directors
At a special meeting held on May 3, 2023, the Amedisys Board unanimously: (1) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement; (2) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, Amedisys and the stockholders of Amedisys; (3) resolved to recommend the adoption of the Merger Agreement to the stockholders of Amedisys, on the terms and subject to the conditions set forth in the Merger Agreement; and (4) directed that the Merger Agreement be submitted to the stockholders of Amedisys for adoption at the Amedisys Special Meeting.
Accordingly, the Amedisys Board unanimously recommends that Amedisys stockholders vote:
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Amedisys Proposal 1:   “FOR” the Amedisys Merger Proposal;

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Amedisys Proposal 2:   “FOR” the Amedisys Compensation Proposal; and

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Amedisys Proposal 3:   “FOR” the Amedisys Adjournment Proposal.

See the section titled “The Merger — Amedisys’ Reasons for the Merger and Recommendation of the Amedisys Board.”
Record Date for the Amedisys Special Meeting and Voting Rights
The record date to determine Amedisys stockholders who are entitled to receive notice of and to vote at the Amedisys Special Meeting or any adjournments or postponements thereof is            , 2023. At the close of business on the Amedisys Record Date, there were        shares of Amedisys Common Stock issued and outstanding and entitled to vote at the Amedisys Special Meeting.
Each Amedisys stockholder is entitled to one vote on each proposal for each share of Amedisys Common Stock held of record at the close of business on the Amedisys Record Date. Only Amedisys stockholders of record at the close of business on the Amedisys Record Date are entitled to receive notice of and to vote at the Amedisys Special Meeting and any and all adjournments or postponements thereof.
Quorum, Abstentions and Broker Non-Votes
A quorum of Amedisys stockholders is necessary to conduct business at the Amedisys Special Meeting. The presence, in person or by proxy of the holders of a majority of the voting power of outstanding shares of Amedisys Common Stock entitled to vote at the Amedisys Special Meeting will constitute a quorum. Shares of Amedisys Common Stock present at the Amedisys Special Meeting or represented by proxy and entitled to vote, including shares for which an Amedisys stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum. However, because all of the proposals for consideration at the Amedisys Special Meeting are considered “non-routine” and “non-discretionary” matters, shares held in “street name” are not expected to be counted as present for the purpose of determining the existence of a quorum unless the Amedisys stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals at the Amedisys Special Meeting. If a quorum is not present, the Amedisys Special Meeting will be adjourned or postponed until the holders of the number of shares of Amedisys Common Stock required to constitute a quorum attend. The Amedisys Special Meeting may also be adjourned to another place, date or time, even if a quorum is present.
Banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to matters that are “non-routine.” This can result in a “broker non-vote,” which occurs on a proposal when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals for consideration at the Amedisys Special Meeting are considered “non-routine” matters, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the Amedisys Special Meeting. As a result, Amedisys does not expect any broker non-votes at the Amedisys Special Meeting and if you hold your shares of Amedisys Common Stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the proposals before the Amedisys Special Meeting unless they have received voting instructions from the beneficial owners.
Required Votes
The vote required to approve each of the proposals listed below assumes the presence of a quorum at the Amedisys Special Meeting. As described above, Amedisys does not expect there to be any broker non-votes at the Amedisys Special Meeting.

Proposal	Required Vote	Effects of Certain Actions
Amedisys Proposal 1: Amedisys Merger Proposal	Approval requires the affirmative vote of the holders of a majority of all outstanding shares of Amedisys Common Stock entitled to vote thereon at the Amedisys Special Meeting	The failure to vote, the failure to instruct your brokerage firm, bank, dealer or other similar organization, trustee, or nominee to vote shares held in “street name” on the Amedisys Merger Proposal, an abstention from voting, or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the Amedisys Merger Proposal.
Amedisys Proposal 2: Amedisys Compensation Proposal	Approval requires the affirmative vote of a majority of the shares of Amedisys Common Stock present or represented by proxy at the Amedisys Special Meeting and entitled to vote thereon	Any shares not present or represented by proxy (including due to the failure of an Amedisys stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Amedisys Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the Amedisys Compensation Proposal, provided that a quorum is otherwise present. An abstention by any shares present or represented by proxy on the Amedisys Compensation Proposal will have the same effect as a vote “AGAINST” the Amedisys Compensation Proposal. Broker non-votes, if any, will have no effect on the Amedisys Compensation Proposal
Amedisys Proposal 3: Amedisys Adjournment Proposal	Approval requires the affirmative vote of a majority of the shares of Amedisys Common Stock present or represented by proxy at the Amedisys Special Meeting and entitled to vote thereon	Any shares not present or represented by proxy (including due to the failure of an Amedisys stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Amedisys Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the Amedisys Adjournment Proposal. An abstention by any shares present or represented by proxy on the Amedisys Adjournment Proposal will have the same effect as a vote “AGAINST” the Amedisys Adjournment Proposal. Broker non-votes, if any, will have no effect on the Amedisys Adjournment Proposal.

Vote of Amedisys Directors and Executive Officers
As of            , 2023, the Amedisys Record Date, Amedisys directors and executive officers beneficially owned and were entitled to vote in the aggregate shares of Amedisys Common Stock which represented approximately         % of the Amedisys Common Stock issued and outstanding on the Amedisys Record Date.
Amedisys currently expects that all Amedisys directors and Amedisys executive officers will vote their shares “FOR” the Amedisys Merger Proposal, “FOR” the Amedisys Compensation Proposal and “FOR” the Amedisys Adjournment Proposal, although none of them has entered into any agreements obligating them to do so.
Methods of Voting
Stockholders of Record
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares and the notice of the Amedisys Special Meeting is being sent to you directly by Broadridge Financial Solutions, Inc. If you are an Amedisys stockholder of record, you may vote at the Amedisys Special Meeting by proxy over the internet, by telephone, or by mail, as described below.
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By Internet:   Go to the web address               and follow the instructions for internet voting as shown on your proxy card. Your vote must be received before the polls close at the Amedisys Special Meeting to be counted. If you vote via the internet, you do not need to return a proxy card by mail.

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By Telephone:   Dial the toll-free number specified on your proxy card and follow the instructions for telephone voting shown on the proxy card mailed to you.

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By Mail:   If you received a proxy card in the mail, and you do not wish to vote via the internet or by telephone, you can complete, sign, date and mail the proxy card in the envelope provided. If you vote via the internet or by telephone, please do not mail your proxy card. If you vote by mail, your completed proxy card must be received prior to the Amedisys Special Meeting.

Unless revoked, all duly executed proxies representing shares of Amedisys Common Stock entitled to vote at the Amedisys Special Meeting will be voted at the Amedisys Special Meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If you submit an executed proxy without providing instructions for any proposal, your shares will be voted “FOR” the Amedisys Merger Proposal, “FOR” the Amedisys Compensation Proposal and “FOR” the Amedisys Adjournment Proposal. Amedisys does not expect that any matter other than the proposals listed above will be brought before the Amedisys Special Meeting.
Beneficial (“Street Name”) Stockholders
If your shares of Amedisys Common Stock are held through a broker (typically referred to as being held in “street name”), you will receive separate voting instructions from your broker. You must follow the voting instructions provided by your broker in order to instruct your broker on how to vote your shares. Stockholders who hold shares in street name should generally be able to vote by returning the voting instruction form to their broker or by telephone or via the internet. However, the availability of telephone or internet voting will depend on the voting process of your broker. See the section titled “Stockholders of Record.”
Revocability of Proxies
You may revoke your proxy at any time before the polls close by submitting a subsequent proxy with a later date by using the Internet, by telephone or by mail or by sending our Corporate Secretary a written revocation. Your proxy will also be considered revoked if you attend the Amedisys Special Meeting and vote in person. If your shares are held in “street name” by a broker, bank or other nominee, you must contact your broker, bank or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Amedisys Special Meeting.

Proxy Solicitation Costs
Amedisys is soliciting proxies on behalf of Amedisys and the Amedisys Board. Amedisys will bear the entire cost of soliciting proxies from Amedisys stockholders. Proxies may be solicited on behalf of Amedisys or the Amedisys Board by Amedisys directors, officers and other employees in person or by mail, telephone, facsimile, messenger, the internet or other means of communication, including electronic communication. Amedisys directors, officers and employees will not be paid any additional amounts for their services or solicitation in this regard.
Amedisys will request that brokerage firms and other custodians, nominees and fiduciaries send proxies and proxy material to the beneficial owners of Amedisys Common Stock and secure their voting instructions, if necessary. Amedisys may be required to reimburse those other custodians, nominees and fiduciaries on request for their reasonable expenses in taking those actions.
Amedisys has also retained Innisfree to assist in soliciting proxies and in communicating with Amedisys stockholders and estimates that it will pay Innisfree a fee of approximately $30,000, plus reimbursement for certain out-of-pocket fees and expenses. Amedisys also has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).
Householding
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Amedisys has previously adopted householding for Amedisys stockholders of record. As a result, Amedisys stockholders with the same address and last name may receive only one copy of this joint proxy statement/prospectus. Registered Amedisys stockholders (those who hold shares of Amedisys Common Stock directly in their name with Amedisys’ transfer agent) may opt out of householding and receive a separate joint proxy statement/prospectus or other proxy materials, at any time prior to thirty days before the mailing of the notice of the Amedisys Special Meeting, the joint proxy statement/prospectus or other proxy materials, by sending a written request to Amedisys at the address below or by calling Amedisys at the telephone number below.
Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple Amedisys stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.
If you reside at the same address as another Amedisys stockholder and wish to receive a separate copy of the applicable materials, you may do so by contacting the bank, broker or other holder of record, or Amedisys by telephone at: (225) 292-2031 or (800) 467-2662 or by mail to: 3854 American Way, Suite A, Baton Rouge, Louisiana 70816, Attn: Investor Relations — Nick Muscato. Upon written or oral request, we will promptly deliver a separate copy of the notice of the Amedisys Special Meeting and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents.
Adjournments
If a quorum is present at the Amedisys Special Meeting but there are insufficient votes at the time of the Amedisys Special Meeting to approve the Amedisys Merger Proposal, then Amedisys stockholders may be asked to vote on the Amedisys Adjournment Proposal. If a quorum is not present, the Chairman of the Meeting or the holders of a majority of the shares present in person or represented by proxy at the meeting may adjourn the Amedisys Special Meeting, from time to time, without notice other than (i) announcement at the meeting, (ii) display during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or

(iii) notice given in accordance with Amedisys’ by-laws. The Amedisys Special Meeting may also be adjourned to another place, if any, date or time, even if a quorum is present.
At any subsequent reconvening of the Amedisys Special Meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Amedisys Special Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.
Assistance
If you need assistance voting or completing your proxy card, or if you have questions regarding the Amedisys Special Meeting, please contact Innisfree, Amedisys’ proxy solicitor for Amedisys Special Meeting at:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders may call toll free: (877) 750-0625
Banks and Brokers may call collect: (212) 750-5833
AMEDISYS STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGER. IN PARTICULAR, AMEDISYS STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

AMEDISYS PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
This joint proxy statement/prospectus is being furnished to you as an Amedisys stockholder in connection with the solicitation of proxies by the Amedisys Board for use at the Amedisys Special Meeting. At the Amedisys Special Meeting, Amedisys is asking Amedisys stockholders to consider and vote upon a proposal to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into Amedisys, with Amedisys continuing as the surviving corporation and as a wholly owned subsidiary of Option Care Health. Upon completion of the Merger, each share of Amedisys Common Stock outstanding as of immediately prior to the Effective Time, other than shares of Amedisys Common Stock held in treasury or held or owned by Amedisys, Option Care Health, Merger Sub or any of their subsidiaries, will be converted into the right to receive 3.0213 fully paid and non-assessable shares of Option Care Health Common Stock (subject to adjustments in the event of any stock split or similar change to the number of shares of Amedisys Common Stock or Option Care Health Common Stock issued and outstanding prior to the Effective Time as a result of specified events, as specified in the Merger Agreement).
The Amedisys Board has unanimously (i) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, Amedisys and its stockholders, (iii) resolved to recommend the adoption of the Merger Agreement to the stockholders of Amedisys, on the terms and subject to the conditions set forth in the Merger Agreement and (iv) directed that the Merger Agreement be submitted to the stockholders of Amedisys for adoption at the Amedisys Special Meeting.
Accordingly, the Amedisys Board unanimously recommends that Amedisys stockholders vote “FOR” the Amedisys Merger Proposal.
The Merger and a summary of the terms of the Merger Agreement are described in more detail under “The Merger” and “The Merger Agreement,” and Amedisys stockholders are encouraged to read the full text of the Merger Agreement, which is attached as Annex A hereto.
Assuming a quorum is present at the Amedisys Special Meeting, approval of the Amedisys Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Amedisys Common Stock entitled to vote thereon at the close of business on the Amedisys Record Date. If an Amedisys stockholder fails to vote, fails to instruct its bank, broker or nominee to vote with respect to the Amedisys Merger Proposal or abstains from voting, it will have the same effect as a vote “AGAINST” the Amedisys Merger Proposal. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the Amedisys Merger Proposal.
It is a condition to the completion of the Merger that Amedisys stockholders approve the Amedisys Merger Proposal.
THE AMEDISYS BOARD UNANIMOUSLY RECOMMENDS THAT AMEDISYS STOCKHOLDERS VOTE “FOR” THE AMEDISYS MERGER PROPOSAL

AMEDISYS PROPOSAL 2: ADVISORY NON-BINDING VOTE ON MERGER-RELATED COMPENSATION FOR NAMED EXECUTIVE OFFICERS
As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Amedisys is required to provide its stockholders the opportunity to vote to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Amedisys’ named executive officers that is based on or otherwise relates to the Merger, as described in the section titled “Interests of Amedisys Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Amedisys’ Named Executive Officers in Connection with the Merger — Golden Parachute Compensation,” including the footnotes to the table. Accordingly, Amedisys stockholders are being provided the opportunity to cast an advisory vote on such payments.
The Amedisys Board encourages you to review carefully the named executive officer Merger-related compensation information disclosed in this joint proxy statement/prospectus, and is asking Amedisys stockholders to vote “FOR” the adoption of the following resolution:
“RESOLVED, that the Amedisys stockholders hereby approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Amedisys’ named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the in the table in the section of this joint proxy statement/prospectus titled “Interests of Amedisys Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Amedisys’ Named Executive Officers in Connection with the Merger — Golden Parachute Compensation,” including the footnotes to the table and the related narrative disclosures.”
The Amedisys Board unanimously recommends that Amedisys stockholders vote “FOR” the Amedisys Compensation Proposal.
The vote on the Amedisys Compensation Proposal is a vote separate and apart from the vote on the Amedisys Merger Proposal. Accordingly, you may vote to approve the Merger Agreement and vote not to approve the named executive officer Merger-related compensation proposal and vice versa. Because the vote on the Amedisys Compensation Proposal is advisory only, it will not be binding on either Amedisys or Option Care Health. Accordingly, if the Merger Agreement is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of Amedisys stockholders.
Assuming a quorum is present at the Amedisys Special Meeting, approval of the Amedisys Compensation Proposal requires the affirmative vote of a majority of the shares of Amedisys Common Stock present, including by remote communication, or represented by proxy at the meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of an Amedisys stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Amedisys Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the Amedisys Compensation Proposal, provided that a quorum is otherwise present. An abstention by any shares present or represented by proxy to vote on the Amedisys Compensation Proposal will have the same effect as a vote “AGAINST” the Amedisys Compensation Proposal. Broker non-votes, if any, will have no effect on the Amedisys Compensation Proposal.
THE AMEDISYS BOARD UNANIMOUSLY RECOMMENDS THAT AMEDISYS STOCKHOLDERS VOTE “FOR” THE AMEDISYS COMPENSATION PROPOSAL.

AMEDISYS PROPOSAL 3: ADJOURNMENT OF THE AMEDISYS SPECIAL MEETING
The Amedisys Special Meeting may be adjourned to another time and place if necessary or appropriate in order to permit the solicitation of additional proxies if there are insufficient votes to approve the Amedisys Merger Proposal. Any determination of whether it is necessary to adjourn the Amedisys Special Meeting (or any adjournment or postponement thereof) to solicit additional proxies will be made solely by Amedisys.
Amedisys is asking Amedisys stockholders to authorize the holder of any proxy solicited by the Amedisys Board to vote in favor of any adjournment of the Amedisys Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Amedisys Merger Proposal.
Approval of the Amedisys Adjournment Proposal is not a condition to the obligation of either Option Care Health or Amedisys to complete the Merger.
The Amedisys Board unanimously recommends that Amedisys stockholders vote “FOR” the Amedisys Adjournment Proposal.
Approval of the Amedisys Adjournment Proposal requires the affirmative vote of a majority of the shares of Amedisys Common Stock present, including by remote communication, or represented by proxy at the meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of an Amedisys stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Amedisys Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the Amedisys Adjournment Proposal. An abstention by any shares present or represented by proxy on the Amedisys Adjournment Proposal will have the same effect as a vote “AGAINST” the Amedisys Adjournment Proposal. Broker non-votes, if any, will have no effect on the Amedisys Adjournment Proposal.
THE AMEDISYS BOARD UNANIMOUSLY RECOMMENDS THAT AMEDISYS STOCKHOLDERS VOTE “FOR” THE AMEDISYS ADJOURNMENT PROPOSAL.

THE MERGER
The following is a description of material aspects of the Merger. While Option Care Health and Amedisys believe that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to you. You are encouraged to read carefully this entire joint proxy statement/prospectus, including the text of the Merger Agreement attached as Annex A hereto, for a more complete understanding of the Merger. In addition, important business and financial information about each of Option Care Health and Amedisys is contained or incorporated by reference in this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”
General
Option Care Health, Merger Sub and Amedisys have entered into the Merger Agreement, which provides for the combination of Amedisys and Option Care Health through a merger of Merger Sub with and into Amedisys (which we refer to as the “Merger”), with Amedisys continuing as the surviving corporation and as a wholly owned subsidiary of Option Care Health. If the Merger is completed, Amedisys Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, following which Amedisys will no longer be required to file periodic reports with the SEC with respect to Amedisys Common Stock.
The Parties to the Merger
Option Care Health, Inc.
Option Care Health is the largest independent provider of home and alternate site infusion services through its national network of 163 locations in 44 states. Option Care Health draws on over 40 years of clinical care experience to offer patient-centered, cost-effective infusion therapy. Option Care Health’s infusion services include the clinical management of infusion therapy, nursing support and care coordination. Option Care Health’s multidisciplinary team of more than 4,500 clinicians, including pharmacists, pharmacy technicians, nurses and dietitians, is able to provide infusion service coverage for nearly all patients across the United States needing treatment for complex and chronic medical conditions.
Option Care Health contracts with managed care organizations, third-party payers, hospitals, physicians and other referral sources to provide pharmaceuticals and complex compounded solutions to patients for intravenous delivery in the patients’ homes or other nonhospital settings. Its services are provided in coordination with, and under the direction of, the patient’s physician. Option Care Health’s multidisciplinary team of clinicians, including pharmacists, nurses, dietitians and respiratory therapists, work with the physician to develop a plan of care suited to each patient’s specific needs. Option Care Health provides home infusion services consisting of anti-infectives, nutrition support, chronic inflammatory disorders and neurological disorders, immunoglobulin therapy, and other therapies for chronic and acute conditions. It operates in one segment, infusion services. Option Care Health’s principal executive offices are located at 3000 Lakeside Drive, Suite 300N, Bannockburn, Illinois 60015, and its telephone number is (312) 940-2443.
Amedisys, Inc.
Amedisys is a leading healthcare services company committed to helping its patients age in place by providing clinically excellent care and support in the home. Its operations involve serving patients across the United States through three operating divisions: home health, hospice and high acuity care. Amedisys delivers clinically distinct care that best suits its patients’ needs, whether that is home-based recovery and rehabilitation after an operation or injury or care that empowers patients to manage a chronic disease through its home health division, hospice care at the end of life or delivering the essential elements of inpatient hospital, palliative and skilled nursing facility care to patients in their homes through Amedisys’ high acuity care division.
Amedisys is among the largest providers of home health and hospice care in the United States, with approximately 18,000 employees in 522 care centers in 37 states within the United States and the District of Columbia. Its employees deliver the highest quality care performing more than 11.2 million visits for more than 455,000 patients annually. Over 3,000 hospitals and 102,000 physicians nationwide have chosen

Amedisys as a partner in post-acute care. Amedisys’ principal executive offices are located at 3854 American Way, Suite A, Baton Rouge, Louisiana 70816, and its telephone number is (225) 292-2031.
Uintah Merger Sub, Inc.
Merger Sub was formed by Option Care Health for the sole purpose of effecting the Merger. Merger Sub has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into Amedisys, with Amedisys continuing as the surviving corporation and as a wholly owned subsidiary of Option Care Health, and the separate existence of Merger Sub will cease. Merger Sub’s principal executive offices are located at 3000 Lakeside Drive, Suite 300N, Bannockburn, Illinois 60015, and its telephone number is (312) 940-2443.
Merger Consideration
If the Merger is completed, each issued and outstanding share Amedisys Common Stock (excluding shares held by Amedisys as treasury stock or owned by Option Care Health or Merger Sub or any of their respective subsidiaries, in each case, immediately prior to the Effective Time, which will be cancelled without consideration), will be converted into the right to receive 3.0213 fully paid and nonassessable shares of Option Care Health Common Stock, (subject to adjustments in the event of any stock split or similar change to the number or type of shares of Option Care Health Common Stock or Amedisys Common Stock issued and outstanding prior to the Effective Time as a result of specified events, as specified in the Merger Agreement) and cash in lieu of fractional shares. No fractional shares of Option Care Health Common Stock will be issued in connection with the Merger, and Amedisys stockholders who would have been entitled to receive a fraction of a share of Option Care Health Common Stock will receive cash in lieu of fractional shares. Based on the closing price of Option Care Health Common Stock on Nasdaq of $28.56 on June 2, 2023, the latest practicable trading day prior to the date of the accompanying joint proxy statement/prospectus, the implied value of the consideration payable to Amedisys stockholders in the Merger was approximately $86.29 per share of Amedisys Common Stock. The market price of shares of Option Care Health Common Stock that Amedisys stockholders receive at the time the Merger is completed could be greater than, less than or the same as the market price of shares of Option Care Health Common Stock on the date of this joint proxy statement/prospectus or on the date of the Option Care Health Special Meeting or the Amedisys Special Meeting. Accordingly, you should obtain current market quotations for Option Care Health Common Stock and Amedisys Common Stock before deciding how to vote on the proposals, including the Option Care Health Charter Amendment Proposal and the Option Care Health Share Issuance Proposal and the Amedisys Merger Proposal, as applicable. Option Care Health Common Stock and Amedisys Common Stock are both traded on Nasdaq, under the symbols “OPCH” and “AMED,” respectively. Shares of Option Care Health Common Stock will continue trading on Nasdaq under the symbol “OPCH” after completion of the Merger.
Background of the Merger
On an ongoing basis, the Amedisys Board, together with Amedisys’ senior management and, from time to time, with the assistance of Amedisys’ outside advisors, regularly evaluates Amedisys’ performance, future growth prospects, market conditions and overall strategic direction and considers potential opportunities to strengthen Amedisys’ business and enhance stockholder value, including the review of Amedisys’ strategy on a standalone basis and potential opportunities for business combinations, acquisitions, strategic partnerships, joint ventures and other financial, strategic and commercial alternatives.
On an ongoing basis, the Option Care Health Board, together with Option Care Health’s senior management and, from time to time, with the assistance of Option Care Health’s outside advisors, regularly reviews the strategic opportunities available to Option Care Health with a view towards strengthening Option Care Health’s business, performance, industry positioning and prospects and enhancing stockholder value. As part of its ongoing evaluation, Option Care Health has evaluated and considered from time to time various potential acquisition opportunities.
In early January 2021, each of Amedisys and Option Care Health, in coordination with the U.S. federal government’s Operation Warp Speed in connection with the COVID-19 pandemic, began to collaborate to pilot an antibody infusion program for COVID-19 patients at nursing homes and long-term care facilities in the United States (the “Pilot Program”). Under the Pilot Program, Amedisys oversaw the care coordination for residents through clinical staff and Option Care Health utilized its pharmacy network to distribute the antibody used in such treatment. In light of the preliminary success of the Pilot Program, during the months that followed the Pilot Program, members of management of each company from time to time had further discussions regarding the possibility of identifying and supplementing additional collaborative commercial opportunities collaborations between Option Care Health and Amedisys’ Contessa business unit.
In June 2021, Option Care Health engaged McKinsey & Company, Inc. (“McKinsey”), a strategy consultant, to review Option Care Health’s strategic objectives and recommend potential organic and inorganic growth opportunities. McKinsey’s findings, which were presented to the Option Care Health Board on September 8, 2021 and October 26, 2021, included the identification of a number of organic growth opportunities as well as a number of potential M&A opportunities, including a potential combination with Amedisys. Following these presentations, Option Care Health senior management continued to assess a potential strategic transaction with Amedisys, along with many other potential growth opportunities.
From time to time, members of Amedisys senior management, under the direction of the Amedisys Board, have held preliminary, exploratory discussions regarding Amedisys’ industry and business, as well as partnering opportunities with various other potential commercial or business partners. During the period between November 2021 and April 2023, members of Amedisys senior management, working on occasion with outside financial advisors and legal advisors, were contacted by (or contacted) a number of potential transaction counterparties. These potential counterparties generally fell into three categories: (i) payers, (ii) strategics and (iii) financial sponsors. Members of Amedisys management engaged in preliminary exploratory discussions with such potential counterparties related to various potential strategic transactions involving Amedisys, including strategic partnerships, joint ventures, potential acquisition opportunities by, and potential sale of, Amedisys, business combination transactions involving Amedisys and other potential financial, strategic and commercial alternatives. Other than as described in the following paragraph, following such preliminary discussions, representatives of each of the various potential counterparties indicated that either the time was not optimal for a potential strategic transaction or that they were not interested in continuing discussions regarding a potential strategic transaction with Amedisys at such time and, following such initial discussions, no further discussions regarding a potential strategic transaction were held between Amedisys and each such potential counterparty.
In the course of these discussions in 2021, and continuing into early 2022, Amedisys management engaged in a number of preliminary discussions regarding a potential acquisition of Amedisys by Optum. During these discussions, Amedisys and Optum did not execute a confidentiality agreement and no non-public information about Amedisys was provided to Optum. From time to time during these preliminary discussions, representatives of Optum provided representatives of Amedisys with various preliminary, non-binding proposals relating to a potential acquisition of Amedisys, and the Amedisys management team promptly updated the Amedisys Board with respect to such matters. Throughout the period of these preliminary discussions, Amedisys management provided updates to, and received direction from, the Amedisys Board. In February 2022, at the direction of the Amedisys Board, representatives of Amedisys senior management indicated to representatives of Optum that Amedisys was no longer interested in pursuing these preliminary discussions because of, among other reasons, the Amedisys Board’s view regarding Amedisys’ long-term prospects and the anticipated new proposed rules from the Center for Medicare and Medicaid Services (“CMS”) regarding reimbursement and payment rates. No further discussions were held with Optum regarding a potential acquisition at such time.
On March 30, 2022, CMS issued a proposed rule to update hospice payment rates and the wage index for fiscal year 2023, effective for services provided beginning October 1, 2022. CMS estimated that hospices serving Medicare beneficiaries would see a 2.7% increase in payments as well as an increase in the aggregate cap amount by 2.7% to $32,143. Between March 30, 2022 and June 30, 2022 the closing price of Amedisys Common Stock fell from a high of $172.91 on March 30, 2022 to a low of $105.12 on June 30, 2022, which reflected, in Amedisys senior management’s viewpoint, the perspective of the market with respect to the impact of CMS’s proposed rules on Amedisys’ long-term prospects.

On May 9, 2022, Mr. Christopher Gerard, then the Chief Executive Officer and President of Amedisys, Mr. Scott Ginn, the Chief Financial Officer and Acting Chief Operating Officer of Amedisys and Mr. Nick Muscato, the Chief Strategy Officer of Amedisys met with Mr. John Rademacher, the President and Chief Executive Officer of Option Care Health, and Mr. Michael Shapiro, the Chief Financial Officer of Option Care Health at the Bank of America Merrill Lynch Global Healthcare Conference in Las Vegas, Nevada. During this conversation, members of management of each company discussed preliminary results of the Pilot Program as well as other potential strategic partnerships and other collaborative commercial opportunities. No economic terms of any such potential strategic partnership were discussed at this meeting and the members of management from each company planned to continue exploratory discussions regarding the potential strategic partnership and to make arrangements for representatives of each party to visit a facility of the other party.
On August 15, 2022 and August 16, 2022, Messrs. Gerard, Ginn and Muscato met with Messrs. Rademacher and Shapiro and other members of Option Care Health management at Option Care Health’s Itasca, Illinois facility during which the representatives of both companies further discussed exploratory opportunities for a potential strategic partnership or other collaborative commercial opportunities that could be explored between Option Care and Amedisys’ Contessa business unit. No economic terms of any potential strategic partnership were discussed during the meetings of August 15, 2022 and August 16, 2022.
On August 25, 2022, the Amedisys Board held a meeting with members of the Amedisys senior management in attendance. At the meeting, members of the Amedisys senior management discussed with the Amedisys Board various strategic alternatives and other commercial and partnership opportunities available to Amedisys and members of Amedisys’ senior management updated the Amedisys Board on recent discussions with Option Care Health regarding a potential strategic partnership and other collaborative commercial opportunities. Following this meeting, representatives of Amedisys provided a draft mutual confidentiality agreement to representatives of Option Care Health, to facilitate further discussions regarding a potential strategic partnership or other collaborative commercial opportunities.
On September 9, 2022, following discussion and exchange of drafts, Amedisys and Option Care Health entered into a mutual confidentiality agreement (the “September 9 NDA”) to facilitate further discussions regarding a potential strategic partnership or other collaborative commercial opportunities between Option Care and Amedisys’ Contessa business unit. The September 9 NDA did not contain a standstill restriction on either party. Following execution of the September 9 NDA, each company began to provide confidential information to the other party in connection with a potential strategic partnership or other collaborative commercial opportunities between Option Care and Amedisys’ Contessa business unit.
On September 15, 2022, certain members of the Option Care Health Board and members of Option Care Health senior management held an informal meeting, with members of Goldman Sachs in attendance. Goldman Sachs had represented Option Care Health in prior strategic and financial transactions, and had been contacted by Option Care Health senior management to assist in the identification of potential strategic acquisitions or other opportunities. At the meeting, members of the Option Care Health Board, Option Care Health senior management and representatives of Goldman Sachs discussed a number of strategic topics, including potential acquisition opportunities. Representatives of Goldman Sachs identified a number of potential transaction counterparties, including Amedisys. Members of the Option Care Health Board and Option Care Health senior management discussed the merits of a potential transaction or combination with a company in the home health industry given the complimentary nature of home health and Option Care Health’s business. Members of the Option Care Health Board expressed support for focusing on home health strategic opportunities and continuing discussions with Amedisys.
On October 5, 2022 and October 6, 2022, representatives of the Option Care Health management team met with Messrs. Gerard, Ginn and Muscato and other members of Amedisys’ management at Amedisys’ Nashville, Tennessee facility during which representatives of the two companies discussed Amedisys’ Contessa operations and various opportunities for a potential strategic partnership or other collaborative commercial opportunities. No economic terms of a potential strategic partnership or other collaborative commercial opportunities were discussed during the meetings of October 5, 2022 and October 6, 2022.
On October 19, 2022 and October 20, 2022, the Amedisys Board held a meeting with members of Amedisys senior management and representatives from McKinsey, a strategy consultant to Amedisys, in attendance. At the meeting, representatives of McKinsey provided a review of the home health and hospice industry and competitive landscape, ways to improve employee retention, potential areas for growth in the industry and organic and incremental opportunities. The Amedisys Board discussed McKinsey’s ability to conduct a comprehensive analysis of Amedisys’ business and operations, including a review of Amedisys’ preliminary five-year forecasts, which were not approved by the Amedisys Board, were unaudited and which we refer to as the “initial Amedisys 2023 LRP”, to assist the Amedisys Board in its evaluation of the initial Amedisys 2023 LRP, which the Amedisys Board believed would further assist the directors in their evaluation of the various strategic alternatives available to Amedisys. During this meeting, members of Amedisys senior management and the Amedisys Board discussed the potential strategic alternatives and other commercial and partnership opportunities available to Amedisys, including a potential strategic partnership and other collaborative commercial opportunities with Option Care Health involving Amedisys’ Contessa operations and other potential business combination transactions. During this meeting, the Amedisys Board also received a presentation from a financial advisor that was not engaged by Amedisys with respect to the changing conditions in the industries in which Amedisys operates and the impact those conditions could have on Amedisys’ business and operations, viable strategic alternatives including parties that may be interested in acquiring Amedisys and parties that Amedisys may wish to acquire and other related matters. Following these discussions, the Amedisys Board authorized members of Amedisys’ senior management to pursue discussions with Option Care Health and other potentially interested third parties regarding various potential strategic transactions and other commercial and partnership opportunities that could be advantageous to Amedisys’ stockholders.
Between October 2022 and March 2023, members of Amedisys’s senior management contacted or were contacted by a number of potential transaction counterparties. In five instances, Amedisys entered into confidentiality agreements with such counterparties, provided limited confidential information to such counterparties (generally consisting of the initial Amedisys 2023 LRP) and had engaged in preliminary exploratory meetings with such parties. The confidentiality agreements generally contained a standstill restriction of at least six months in length, which include a customary “fall-away” provision providing that the standstill obligations terminated following Amedisys entering into a definitive agreement providing for a change of control like the Merger Agreement and therefore such confidentiality agreements do not prevent such counterparties from making a competing proposal to the Amedisys Board. Following such limited discussions, representatives of each of the various potential counterparties indicated that either the time was not optimal or that they were not interested in continuing discussions regarding a potential strategic transaction with Amedisys at such time and, following such initial discussions, no further discussions regarding a potential strategic transaction were held between Amedisys and each such potential counterparty.
On November 17, 2022, Amedisys announced that Mr. Gerard had been terminated without cause as Chief Executive Officer and President of Amedisys. In addition, on November 17, 2022, Amedisys announced that the Amedisys Board announced had appointed Mr. Paul Kusserow, Chairman of the Amedisys Board, as Chief Executive Officer of Amedisys until a replacement chief executive officer was hired and that Amedisys had retained an executive search firm to conduct a comprehensive search process to identify a successor Chief Executive Officer.
On November 29, 2022, Amedisys and representatives of a financial sponsor with a portfolio company in the hospice industry which we refer to as “Party A” entered into a mutual confidentiality agreement to facilitate exploratory discussions. In the course of these discussions, representatives of Party A indicated that they were interested in involving a partner in the home health industry, a healthcare insurance party, which we refer to as “Party B”, in discussions regarding potential strategic transactions that could be available to the three parties.
On December 7, 2022, Mr. Kusserow and Mr. Richard Ashworth had breakfast to discuss the role of President and Chief Executive Officer of Amedisys. During this breakfast, Mr. Kusserow informed Mr. Ashworth that various parties had, from time to time, contacted Amedisys regarding Amedisys’ business and potential strategic transactions, including partnerships, joint ventures, acquisition opportunities and other potential strategic transactions. Messrs. Kusserow and Ashworth did not discuss any potential strategic transaction involving Option Care Health during the meeting.
On December 7, 2022, Messrs. Kusserow, Ginn and Muscato met Messrs. Rademacher and Shapiro for dinner in Nashville, Tennessee. During the dinner, the participants discussed a potential strategic relationship and other collaborative commercial opportunities involving Option Care Health and Amedisys’ Contessa segment. As discussions regarding a potential strategic relationship and other collaborative commercial opportunities progressed, the attendees preliminarily discussed the potential for a larger strategic transaction involving the combination of both companies. No specific economic terms of such a transaction were discussed at the dinner and Mr. Kusserow noted that Amedisys was focused on its business plan but that he would report the discussion to the Amedisys Board.
Following the dinner of December 7, 2022, Mr. Kusserow had conversations with various members of the Amedisys Board, including Julie Klapstein, the Lead Independent Director of Amedisys, regarding the statements made by Mr. Rademacher during such dinner.
On December 9, 2022, Amedisys and Party B entered into a mutual confidentiality agreement to facilitate discussions with respect to Party B’s interest in pursuing an acquisition of Amedisys that could include the involvement of Party A.
On December 14, 2022, the Amedisys Board held a meeting with members of Amedisys senior management in attendance. At the meeting, members of Amedisys senior management provided an update regarding McKinsey’s analysis of Amedisys’ business and operations, with a focus on potential areas of growth for Amedisys. Members of Amedisys senior management then discussed with the Amedisys Board the current status of ongoing exploratory discussions regarding a potential strategic transaction with potential strategic partners or other potentially interested counterparties, including Option Care Health. Following these discussions, the Amedisys Board authorized management to continue to pursue these discussions regarding potential strategic transactions.
On December 15, 2022, and December 16, 2022, the Option Care Health Board held a meeting with members of Option Care Health senior management in attendance. Three Option Care Health directors, Anita Allemand, Aaron Friedman and Mark Vainisi (collectively, the “WBA Directors”), who were designated to the Option Care Health Board by an affiliate of Walgreens Boots Alliance, Inc. (“Walgreens”), Option Care Health’s largest stockholder, voluntarily recused themselves from the meeting (beginning at the December 16, 2022 meeting) to avoid any actual or perceived conflict of interest, given their relationship with Walgreens and Walgreens’ business and strategy. The WBA Directors voluntarily recused themselves from each subsequent meeting of the Option Care Health Board relating to the potential business combination transaction with Amedisys. During the meeting, members of Option Care Health senior management informed the Option Care Health Board of a potential business combination transaction opportunity with Amedisys, noting that the home health industry had previously been identified as an area of strategic focus. Option Care Health senior management discussed with the Option Care Health Board the strategic rationale for the potential business combination transaction with Amedisys, expected value creation to result from such potential business combination transaction and implementation and market considerations. Following discussion, the Option Care Health Board expressed support for continuing preliminary discussions with Amedisys and requested that Option Care Health management keep the Option Care Health Board apprised of any material developments from such discussions.
On January 3, 2023, members of the Amedisys Board had a teleconference with Mr. Richard Ashworth as a potential candidate to fill the role of President and Chief Executive Officer of Amedisys. There was no specific discussion of a potential strategic transaction involving Option Care Health during this meeting.
Between January 9 and January 12, 2023, members of Amedisys’s senior management attended the JP Morgan Healthcare Conference in San Francisco. During the JP Morgan Healthcare Conference, members of Amedisys’s senior management had business development discussions with various parties, including representatives of Party A and Party B, as well as representatives of a financial sponsor which we refer to as “Party C” that indicated an interest in engaging in exploratory discussions regarding a potential acquisition of Amedisys. During these discussions at the JPMorgan Healthcare Conference, members of Amedisys senior management indicated to representatives of various parties that, if there was further interest in such a potential transaction, then such potential counterparties should contact Amedisys. However, none of these potential counterparties (other than Party C) contacted Amedisys about a potential strategic transaction after the JP Morgan Healthcare Conference and no further substantive discussions regarding a potential transaction between Amedisys and Party A and Party B occurred after this time.

On January 16, 2023, Amedisys and a health insurance company which we refer to as “Party D” entered into a mutual confidentiality agreement to facilitate discussions and disclosure of information between Amedisys and Party D with respect to Party D’s interest in pursuing an acquisition of Amedisys. Following the execution of the confidentiality agreement, members of Amedisys’s management engaged in limited discussions with representatives of Party D regarding a potential transaction over the next few weeks including an in-person meeting. During the course of these discussions, members of Amedisys’s senior management indicated to Party D that, if there was further interest in such a potential transaction, then Party D should contact Amedisys. Representatives of Party D did not contact Amedisys, and no further discussions between Amedisys and Party D occurred after this time.
During January and February of 2023, members of senior management of Amedisys and Option Care Health had several telephone conversations and email exchanges regarding their respective businesses and a potential business combination transaction involving both companies.
On February 1, 2023 and February 2, 2023, the Amedisys Board held a meeting with members of Amedisys senior management in attendance. At the meeting, members of Amedisys senior management provided the Amedisys Board with an update regarding McKinsey’s ongoing analysis on Amedisys’ business and operations, including with respect to salesforce, contracting process and centralization. During the meetings, consistent with Amedisys’ past practice to review such matters on an annual basis, members of the Amedisys senior management discussed with the Amedisys Board management’s 2023 budget and management’s views on projected EBITDA. Following this discussion, the Amedisys Board approved the 2023 budget and authorized management of Amedisys to share such plan with certain potentially interested third parties that had executed a confidentiality agreement with Amedisys that may be interested in a potential strategic transaction with Amedisys. Members of Amedisys senior management also discussed with the Amedisys Board the status of the exploratory discussions with Option Care Health regarding potential strategic transactions including a potential acquisition of Amedisys or a business combination transaction with Option Care Health.
On February 3, 2023, members of Amedisys’ senior management shared a copy of its 2023 budget with Option Care Health’s management and Option Care Health’s management shared a copy of its 2023 budget with members of Amedisys’ senior management.
On February 6, 2023, Mr. Ginn and Mr. Muscato held a call with members of Option Care Health’s management team to discuss the Amedisys 2023 budget.
On February 8, 2023, Mr. Ginn and Mr. Muscato held a call with members of Option Care Health’s management team to discuss Option Care Health’s 2023 budget.
Also on February 8, 2023, members of Amedisys management provided representatives of Option Care Health with a copy of the initial Amedisys 2023 LRP, which representatives of Amedisys’ management indicated to representatives of Option Care Health had not previously been approved by the Amedisys Board.
On February 9, 2023, Amedisys and Party C entered into a mutual confidentiality agreement to facilitate discussions with respect to Party C’s interest in pursuing an acquisition of Amedisys. Following delivery of limited confidential information, Amedisys determined that Party C was no longer interested in pursuing further discussions and no further discussions were had with Party C regarding a potential transaction.
On February 21, 2023, Option Care Health sent Amedisys a draft of the amended and restated confidentiality agreement to facilitate further discussions regarding a potential business combination transaction.
On February 22, 2023, Mr. Rademacher discussed with certain members of the Option Care Health Board status of discussions with Amedisys. The members of the Option Care Board approved Mr. Rademacher continuing discussions with Amedisys regarding a potential business combination transaction, including the delivery of an initial proposal providing for an all-stock merger that would result Amedisys stockholders owning between 36% and 38% of the shares of the combined company.

Upon execution of a non-disclosure agreement after acceptance of his offer to serve as the President and Chief Executive Officer of Amedisys on February 24, 2023, members of the Amedisys Board discussed with Mr. Ashworth the potential business combination transaction with Option Care Health and the status of discussions with other potentially interested parties. During these discussions, Mr. Ashworth indicated that he understood the strategic rationale for the potential business combination transaction with Option Care Health and was supportive of Amedisys continuing to explore such a transaction in his new role as President and Chief Executive Officer of Amedisys.
On February 26, 2023, Mr. Kusserow and Mr. Rademacher participated in a call to discuss the potential business combination transaction, during which Mr. Rademacher outlined the key terms of Option Care Health’s initial proposal, which contemplated an all-stock merger that would result Amedisys stockholders owning between 36% and 38% of the shares of the combined company. Mr. Kusserow did not provide feedback to the proposal on the call and indicated he would provide any formal written proposal to the Amedisys Board for evaluation once received.
On March 3, 2023, following discussion and exchange of drafts, Amedisys and Option Care Health entered into the amended and restated confidentiality agreement (the “March 3 NDA”). The March 3 NDA included a mutual standstill provision covering a 12-month period that permitted either party to make confidential proposals to the other party’s board of directors or chief executive officer with a customary “fall away” provision providing that the standstill obligations terminated following Amedisys entering into a definitive agreement providing for a change of control.
Also on March 3, 2023, Mr. Rademacher sent Mr. Kusserow a non-binding indication of interest (the “March 3 Letter”), which proposed to combine Amedisys and Option Care Health in an all-stock transaction. Mr. Kusserow subsequently provided the Amedisys Board with a copy of the March 3 Letter. Option Care Health’s March 3 Letter proposed a business combination transaction that would result in Amedisys stockholders owning between 36% and 38% of the shares of the combined company, with Option Care Health stockholders owning the remaining 62% to 64%. Option Care Health’s March 3 Letter implied a premium for Amedisys common stock of 16% to 26% based on the closing price of Option Care Health common stock on March 3, 2023. Option Care Health’s March 3 Letter also included a request from Option Care Health that the parties enter into an exclusivity agreement in order to facilitate further discussion regarding a potential business combination transaction. Mr. Kusserow subsequently provided the Amedisys Board with a copy of the March 3 Letter.
On March 5, 2023, the Amedisys Board held a meeting with members of Amedisys senior management in attendance. At the meeting, members of Amedisys senior management discussed the current status of Amedisys’ exploration of strategic alternatives, which discussions included a review of the terms set forth in Option Care Health’s March 3 Letter and Amedisys senior management’s preliminary views with respect to a potential business combination transaction with Option Care Health and an update on the status of discussions with other potentially interested third parties. The Amedisys Board discussed that Guggenheim Securities and Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), had from time to time in the preceding two years, worked with Amedisys in connection with Amedisys’ continuing exploration of strategic alternatives and had broad experience in Amedisys’ industries and in transactions similar to a potential business combination of the type described in Option Care Health’s March 3 Letter. Following those discussions, the Amedisys Board authorized Amedisys management to contact representatives of Guggenheim Securities and Paul, Weiss to determine if Guggenheim Securities and Paul, Weiss would be in a position to act as Amedisys’ financial advisor and legal advisor, respectively, in connection with a potential business combination transaction with Option Care Health.
Following the March 5, 2023 Amedisys Board meeting, Amedisys contacted representatives of Guggenheim Securities and representatives of Paul, Weiss to provide counsel and advice regarding a potential business combination and transactions similar to a potential business combination transaction of the type described in Option Care Health’s March 3 Letter.
On March 12, 2023, the Amedisys Board held a meeting with members of Amedisys senior management, representatives of Guggenheim Securities and representatives of Paul, Weiss in attendance. During the meeting, representatives of Paul, Weiss reviewed with Amedisys’ directors the fiduciary duties of the Amedisys Board with respect to a potential transaction of the type proposed by Option Care Health’s March 3

Letter and the Amedisys Board received an update from Amedisys’ management and representatives of Guggenheim Securities on the status of discussions with Option Care Health. Representatives of Guggenheim Securities then provided the Amedisys Board with its preliminary financial analysis of the transaction contemplated by the March 3 Letter and discussed other alternatives available to Amedisys, including remaining independent. Members of Amedisys senior management also provided an update on discussions with other potentially interested third parties, noting that no other counterparties expressed serious interest in a potential strategic transaction with Amedisys. Members of Amedisys senior management reviewed the base case of the long-range plan (covering a five-year period, from December 31, 2023 – December 31, 2027) (the “Amedisys March long-range plan”) which, as presented, included various sensitivities and assumptions which Amedisys’ management team discussed with the Amedisys Board. During this meeting, members of Amedisys senior management noted that representatives from McKinsey were working with Amedisys to analyze potential new revenue opportunities and potential synergies that could be achievable from a business combination transaction with Option Care Health to provide context to the Amedisys Board in evaluating the Amedisys March long-range plan as well as the various strategic alternatives available to Amedisys. Following discussion, the Amedisys Board approved the Amedisys March long-range plan, and authorized Amedisys senior management to share the Amedisys March long-range plan with representatives of Guggenheim Securities to serve as a basis for its preliminary financial analysis of Amedisys and the potential business combination transaction with Option Care Health. The Amedisys Board also authorized Amedisys senior management to engage in discussions with Option Care Health regarding the potential synergy opportunities that would be achievable in connection with a potential business combination transaction with Option Care Health and to share the Amedisys March long-range plan with representatives of Option Care Health.
Also at the meeting of the Amedisys Board on March 12, 2023, Guggenheim Securities delivered to Amedisys and the Amedisys Board a relationship disclosure letter describing, inter alia, certain of Guggenheim Securities’ investment banking relationships with Option Care Health. Following discussion and review of such relationship disclosure letter, the Amedisys Board authorized Amedisys senior management to move forward with engaging Guggenheim Securities as financial advisor to Amedisys in connection with the potential business combination transaction with Option Care Health on customary terms.
On March 13, 2023, Mr. Kusserow and Mr. Rademacher participated in a call, during which Mr. Kusserow indicated that Amedisys was planning to respond with a formal counterproposal within the coming days.
Also on March 13, 2023, Amedisys announced that the Amedisys Board had appointed Mr. Richard Ashworth to serve as the President and Chief Executive Officer of Amedisys and had elected Mr. Ashworth as a director on the Amedisys Board, all to be effective as of April 10, 2023.
On March 14, 2023, Messrs. Ginn and Muscato held a call with Mr. Shapiro and Mr. Scott Tidwell, Option Care Health’s Vice President of Financial Planning and Business Performance, to discuss potential cost synergies that may be achievable in connection with a potential business combination transaction involving Amedisys and Option Care Health.
On March 14, 2023, and March 15, 2023, the Option Care Health Board held a meeting with members of Option Care Health senior management in attendance. At the meeting, Option Care Health senior management reviewed and discussed with the Option Care Health Board the potential business combination transaction with Amedisys, including the strategic rationale for the potential business combination transaction, potential for synergy opportunities that may be achievable through the potential business combination transaction and key risks and diligence matters arising in connection with the potential business combination transaction. Following discussion, the Option Care Health Board expressed support for further engagement with Amedisys and directed management to continue due diligence efforts and provide a further update to the Option Care Health Board following receipt of Amedisys’ counterproposal. In addition, Mr. Shapiro presented to the Option Care Health Board a summary of the financial projections underpinning Option Care Health’s strategic plan for 2023-2025 (the “Option Care Health Three Year Projections”), which were approved by the Option Care Board. Also at the meeting, the Option Care Health Board determined, as a matter of convenience and efficiency given the expectation of continued discussions regarding the potential business combination transaction with Amedisys, to form a transaction committee

(the “Transaction Committee”) to review, evaluate and negotiate potential strategic transactions, including the potential business combination transaction with Amedisys, and to make recommendations to the Option Care Health Board regarding such transactions. The Transaction Committee consisted of John Arlotta, Elizabeth Betten, Natasha Deckmann, MD and R. Carter Pate. In addition, the chairman of Option Care Health’s Board, Mr. M. Jansen Harry Kraemer, Jr., attended meetings of the Transaction Committee as a participant.
Following the Option Care Health Board Meeting on March 14 and March 15, 2023, Option Care Health senior management extrapolated the three-year projections for fiscal years 2026 and 2027 (which are referred to collectively with the Option Care Health Three Year Projections as the “Option Care Health Standalone Projections”).
On March 16, 2023, representatives of Goldman Sachs, on behalf of Option Care Health, delivered the Option Care Health Three Year Projections to representatives of Amedisys and Guggenheim Securities.
On March 17, 2023, Messrs. Kusserow, Ginn and Muscato held a call with Mr. Rademacher and Mr. Roman Fry, Senior Vice President, Strategy and Program Development of Option Care Health, to discuss each party’s preliminary views regarding potential cost synergies that could be achieved in a business combination transaction involving Amedisys and Option Care Health.
On March 20, 2023, the Amedisys Board held a meeting with members of Amedisys senior management, representatives of Guggenheim Securities, representatives of McKinsey and representatives of Paul, Weiss in attendance. At the meeting, representatives of McKinsey discussed with the Amedisys Board the results of McKinsey’s preliminary analysis of the home infusion industry, including potential growth opportunities for Amedisys. Representatives of McKinsey also reviewed with the Amedisys Board a preliminary financial analysis of potential synergies that could be achieved in a potential business combination transaction involving Amedisys and Option Care Health. Representatives of Guggenheim Securities reviewed with the Amedisys Board its preliminary financial analysis of the financial terms of Option Care Health’s March 3 Letter, and discussed with the Amedisys Board a preliminary financial analysis of the potential synergies identified by Amedisys’ senior management as being achievable in a potential business combination transaction with Option Care Health. Representatives of Paul, Weiss discussed with the Amedisys Board certain governance and social matters that the Amedisys Board could consider in connection with its evaluation of a potential business combination transaction with Option Care Health. The Amedisys Board discussed with members of Amedisys senior management and representatives of Guggenheim Securities and Paul, Weiss the terms of the exclusivity agreement requested by Option Care Health in its March 3 Letter, including the length of the requested exclusivity period and the level of interest (or lack thereof) received from other potentially interested counterparties. The Amedisys Board also discussed other potential strategic alternatives, including Amedisys’ standalone strategy as well as the potential risks and merits of a potential business combination transaction with Option Care Health, including in relation to the Amedisys March long-range plan. Following discussions with Amedisys senior management and representatives of Guggenheim Securities and representatives of Paul, Weiss, the Amedisys Board determined that it would be advisable for Mr. Kusserow to inform Mr. Rademacher that Amedisys would remain open to further discussions with Option Care Health, and would consider agreeing to a limited period of exclusive negotiations with Option Care Health, if Option Care Health could confirm that the basis of such further discussions would be that Amedisys stockholders would own 39% of the shares of the combined company.
Following this meeting, on March 20, 2023, Mr. Kusserow contacted Mr. Rademacher and informed him that Amedisys was open to proceeding with further transaction discussions and would consider agreeing to a limited period of exclusivity with Option Care Health if Mr. Rademacher could confirm that the basis of such further discussions would be on the basis that Amedisys stockholders would own 39% of the shares of the combined company.
On March 21, 2023, Mr. Kusserow, on behalf of Amedisys, sent to Mr. Rademacher a written letter (the “Amedisys Response Letter”), indicating that Amedisys was prepared to engage in discussions regarding a business combination transaction in which Amedisys stockholders would, following the transaction, own 39% of the shares of the combined company, and Option Care Health stockholders would own the remaining 61%. The Amedisys Response Letter also indicated that Amedisys would consider agreeing to enter into an agreement providing for exclusive negotiations until April 16, 2023, subject to alignment on proceeding with discussions on the basis of the transaction terms described in the Amedisys Response Letter. At the direction of the Amedisys Board, a copy of the Amedisys March long-range plan was also included as an attachment to the Amedisys Response Letter. Mr. Rademacher subsequently provided the Option Care Health Board (other than the WBA Directors, who were not provided with materials relating to the proposed transaction with Amedisys) a copy of the Amedisys Response Letter.
On March 24, 2023, the Transaction Committee held a meeting with members of Option Care Health senior management, representatives of Goldman Sachs, and representatives of Kirkland & Ellis LLP (“Kirkland”), outside legal counsel to Option Care Health, in attendance. During the meeting, representatives of Kirkland reviewed with Option Care Health directors the fiduciary duties of the Option Care Health Board in connection with the potential business combination transaction with Amedisys and members of Option Care Health senior management informed the Transaction Committee of the terms of the Amedisys Response Letter. Members of Option Care Health senior management also reviewed with the Transaction Committee the Amedisys March long-range plan and Option Care Health’s financial analysis of the potential business combination transaction with Amedisys. Representatives of Goldman Sachs reviewed with the Transaction Committee its preliminary financial analysis of Amedisys. Members of the Transaction Committee discussed, among other things, the Amedisys March long-range plan, which included lower revenue projections than those previously provided to Option Care Health in the initial Amedisys 2023 LRP, the financial analysis and the risks of pursuing a transaction rather than continuing as a standalone company. Members of Option Care Health senior management and members of the Transaction Committee discussed potential responses to Amedisys. Following discussion, the Transaction Committee directed Mr. Rademacher to contact Amedisys and propose that Amedisys stockholders would own 34-36% of the combined company and, if appropriate thereafter, to submit such proposal in writing.
On the morning of March 27, 2023, Messrs. Kusserow and Rademacher had a discussion in which Mr. Rademacher indicated that Option Care Health intended to submit a revised written, non-binding indication of interest to Amedisys providing for a combination pursuant to which Amedisys stockholders would own between approximately 34% and 36% of the shares of the combined company, subject to Option Care Health’s continued diligence. Mr. Rademacher, on behalf of Option Care Health, sent a revised non-binding indication of interest (the “March 27 Letter”) to Mr. Kusserow, which set forth terms of an all-stock business combination transaction that would result in Amedisys stockholders owning between approximately 34% and 36% of the shares of the combined company, and Option Care Health stockholders owning the remaining 64% to 66%. On March 27, 2023, the closing price of the Amedisys common stock was $74.18 and the closing price of the Option Care Health common stock was $31.56, reflecting an implied premium for Amedisys common stock of 21% to 32%. The March 27 Letter also reiterated Option Care Health’s request that the parties enter into an agreement providing for an exclusive negotiation period. Mr. Kusserow subsequently provided the Amedisys Board with a copy of the March 27 Letter.
On March 29, 2023, the Amedisys Board held a meeting with members of Amedisys senior management, representatives of Guggenheim Securities and representatives of Paul, Weiss in attendance. At the meeting, members of Amedisys senior management provided the Amedisys Board with an update regarding recent discussions with Option Care Health, and representatives of Guggenheim Securities provided an overview of the financial terms of Option Care Health’s March 27 Letter. The Amedisys Board discussed the terms of Option Care Health’s March 27 Letter, as well as the potential benefits and risks associated with such a transaction and the comparative attractiveness of such a potential combination transaction relative to other strategic alternatives readily available to Amedisys. Following discussion of potential responses to Option Care Health’s proposal, the Amedisys Board directed Mr. Kusserow to engage with Option Care Health to allow Amedisys to more fully assess the potential opportunity afforded by a potential business combination transaction with Option Care Health. The Amedisys Board further instructed Mr. Kusserow to emphasize to Option Care Health that the Amedisys Board believed that any such transaction should result in Amedisys stockholders owning at least 36% of the shares of the combined company.
On March 31, 2023, Mr. Kusserow called Mr. Rademacher and Mr. Kraemer separately and outlined Amedisys’ counterproposal which provided for a business combination following which Amedisys stockholders would own between 36% and 38% of the shares of the combined company, subject to additional diligence.

Later in the day on March 31, 2023, the Transaction Committee had a meeting with members of Option Care Health senior management, representatives of Goldman Sachs, and representatives of Kirkland in attendance. Mr. Rademacher described the counterproposal he received from Mr. Kusserow earlier that morning to the Transaction Committee and the Transaction Committee discussed the terms of the counterproposal and the financial analysis of Amedisys. Following discussion, the Transaction Committee approved further engagement with Amedisys on diligence and other workstreams, subject to Amedisys’ execution of an exclusivity agreement, and directed Mr. Rademacher to communicate to Amedisys a counterproposal providing for a combination following which Amedisys stockholders would own 36% of the shares of the combined company, subject to completion of satisfactory due diligence.
On March 31, 2023, following the meeting of the Transaction Committee, Mr. Rademacher called Mr. Kusserow and stated that Option Care Health was willing to move forward with a proposed transaction that would result in Amedisys stockholders owning 36% of the shares of combined company, subject to completion of satisfactory due diligence and agreement on the other terms of any such transaction.
On April 2, 2023, Messrs. Kusserow and Ashworth had a dinner with Mr. Rademacher to introduce Mr. Ashworth as the new President and Chief Executive Officer of Amedisys to Mr. Rademacher and to discuss the potential business combination transaction described in Option Care Health’s March 27 Letter. During the course of this discussion, Messrs. Kusserow and Ashworth reiterated the Amedisys Board’s views on the relative ownership of the combined company and the parties aligned on moving forward with mutual diligence on the basis that Option Care Health would consider a business combination transaction that would result in Amedisys stockholders owning at least 36% of the shares of the combined company, subject to completion of due diligence and agreement on the other terms of any such transaction.
During the period following the April 2, 2023 meeting and during the course of April 3, 2023, Messrs. Kusserow and Ashworth had several telephone calls or email exchanges with each of the members of the Amedisys Board and confirmed with each member that the directors were in agreement with authorizing Amedisys to enter into an exclusivity agreement on the terms previously reviewed with the Amedisys Board at the meeting of the Amedisys Board on March 21, 2023.
On April 3, 2023, representatives of Kirkland sent an initial draft exclusivity agreement to representatives of Paul, Weiss, which contemplated a 45-day period of exclusive negotiations between the parties.
Following further negotiations and the exchange of revised drafts of the exclusivity agreement, Amedisys, in line with the prior authorization provided by the Amedisys Board, and Option Care Health entered into the exclusivity agreement on April 5, 2023, which provided for a 30-day period of exclusive negotiations.
On April 7, 2023, Amedisys executed an engagement letter, subsequently ratified by the Amedisys Board, formally retaining Guggenheim Securities as its financial advisor in connection with evaluation of the potential business combination transaction with Option Care Health.
On April 10, 2023, Messrs. Ashworth and Kusserow of Amedisys and Mr. Kraemer and Mr. Rademacher of Option Care Health had dinner in Chicago, Illinois during which the participants discussed the potential business combination transaction, including the due diligence process.
Also on April 10, 2023, Amedisys provided access to Option Care Health, Kirkland and Goldman Sachs to a virtual data room. Representatives of Paul, Weiss also sent an initial draft mutual clean team agreement to representatives of Kirkland to facilitate the sharing of certain non-public, competitively sensitive information. Following negotiations and the exchange of revised drafts of the clean team agreement, Amedisys and Option Care Health executed the clean team agreement on April 12, 2023.
On April 11, 2023, Option Care Health provided access to Amedisys, Paul, Weiss and Guggenheim Securities to a virtual data room.
Over the course of April 10 through April 12, 2023, members of Amedisys senior management, representatives of Guggenheim Securities, members of Option Care Health senior management and representatives of Goldman Sachs met in person in Chicago, Illinois to discuss the potential business combination transaction, which included responses to each party’s due diligence questions and discussions of potential cost synergies and risks related to such a potential business combination.

During the period from April 10, 2023, when the virtual data room was opened, through May 3, 2023, the date of the execution of the Merger Agreement, representatives and advisors of Amedisys and Option Care Health engaged in a mutual business and legal due diligence review, which included a number of discussions with representatives and advisors of the other party.
On April 12, 2023, the Amedisys Board held a meeting with members of Amedisys senior management, representatives of Guggenheim Securities and representatives of Paul, Weiss in attendance. At the meeting, members of Amedisys senior management provided an update on the April 11 and April 12 meetings with members of Option Care Health senior management. Members of Amedisys senior management provided the Amedisys Board with Amedisys management’s views on the strategic rationale for a potential strategic transaction with Option Care Health, including the premium proposed by Option Care Health and the synergies that could drive additional value creation for Amedisys stockholders. Representatives of Guggenheim Securities then discussed with the Amedisys Board the proposed premium offered to Amedisys stockholders in the business combination transaction, the effects of recent market conditions on Amedisys’ stock price and Guggenheim Securities’ preliminary financial analyses of Amedisys on a standalone basis as compared to the pro forma combined company expected to result from a business combination transaction involving Amedisys and Option Care Health. Members of Amedisys senior management discussed an illustrative timeline for negotiating definitive transaction documentation and finalizing a due diligence review of Option Care Health. Following the discussion, the Amedisys Board directed members of Amedisys senior management, representatives of Guggenheim Securities and representatives of Paul, Weiss to continue negotiations with Option Care Health and its advisors. The Amedisys Board also discussed the terms of the engagement letter between Amedisys and Guggenheim Securities and ratified the engagement of Guggenheim Securities as Amedisys’ financial advisor based on Guggenheim Securities’ expertise in the healthcare sector, its experience in advising on complex strategic transactions, and its familiarity with Amedisys.
On April 15, 2023, representatives of Kirkland, on behalf of Option Care Health, sent an initial draft of the merger agreement to representatives of Paul, Weiss, on behalf of Amedisys. The initial draft proposed, among other things, that Amedisys would be entitled to designate two directors to the post-closing board and that each party would be required to pay a break fee equal to 3.75% of the implied equity value paid for Amedisys if the merger agreement was terminated under certain circumstances. From this time until the merger agreement was executed on May 3, 2023, representatives of Kirkland and representatives of Paul, Weiss exchanged several drafts of the merger agreement and negotiated the terms of the merger agreement, including with respect to certain governance arrangements, restrictions on the parties’ ability to solicit third party bidders, restrictions on the parties’ businesses between signing and closing, the obligations of the parties with respect to obtaining regulatory approvals and the amount of and circumstances in which the termination fees would be payable by either party.
On April 16, 2023, the Transaction Committee held a meeting with members of Option Care Health management present. At the meeting, members of Option Care Health senior management provided an update on discussions and meetings with Amedisys’ senior management team, Option Care Health’s due diligence review of Amedisys and the proposed timeline for signing a definitive agreement. Following discussion, the Transaction Committee authorized members of Option Care Health senior management to continue discussions and negotiations with Amedisys.
On April 21, 2023, the Amedisys Board held a meeting with members of Amedisys senior management, representatives of Guggenheim Securities and representatives of Paul, Weiss in attendance. At the meeting, members of Amedisys senior management provided the Amedisys Board with an update of the status of Amedisys’ due diligence review of Option Care Health and also discussed with the Amedisys Board an updated illustrative transaction timeline and illustrative communications plan relating to the potential transaction with Option Care Health. Representatives of Paul, Weiss then discussed with the Amedisys Board the key terms included in the draft merger agreement received from representatives of Kirkland on April 15, 2023, including restrictions on Amedisys’ ability to solicit third party bidders, the obligations of the parties with respect to obtaining regulatory approvals, the amount of and circumstances in which the termination fees would be payable by either party, and the governance arrangements set forth therein. The Amedisys Board also discussed certain governance considerations with Amedisys management and representatives of Paul, Weiss and following such discussion, the Amedisys Board authorized Mr. Ashworth to have discussions with Mr. Rademacher regarding such considerations.

On April 22, 2023, the Transaction Committee held a meeting with members of Option Care Health management in attendance. At the meeting, members of Option Care Health senior management provided updates with respect to Option Care Health’s due diligence review of Amedisys, including due diligence relating to information technology, legal and compliance matters, labor and employment and financial matters.
Also on April 22, 2023, representatives of Paul, Weiss, on behalf of Amedisys, sent a markup of the merger agreement to representatives of Kirkland, on behalf of Option Care Health. The revised draft proposed, among other things, that Amedisys would be entitled to designate four directors to a ten-person post-closing board and certain committee chair positions, that Amedisys would be required to pay a break fee equal to 2.5% of the implied equity value paid for Amedisys if the merger agreement was terminated under certain circumstances and that Option Care Health would be required to pay a break fee equal to 3.5% of the implied equity value paid for Amedisys if the merger agreement was terminated under certain circumstances.
On April 23, 2023, the Option Care Health Board held a meeting with members of Option Care Health senior management, representatives of Goldman Sachs, and representatives of Kirkland in attendance. Members of Option Care Health senior management and members of the Transaction Committee provided an update to the Option Care Health Board on the potential business combination transaction with Amedisys, including the overall status of the due diligence review of, and the assessment of, and timing and execution considerations relating to, potential revenue synergies in connection with the potential business combination transaction. Members of Option Care Health senior management provided to the Option Care Health Board the detailed due diligence updates that were provided to the Transaction Committee the previous day. Representatives of Goldman Sachs reviewed with the Option Care Health Board the implied offer price per share and resulting premia assuming post-closing pro forma ownership of 36% for Amedisys stockholders and 64% for Option Care Health stockholders. Representatives of Kirkland and members of Option Care Health senior management provided an overview of the draft merger agreement, highlighting the key open points and Amedisys’ position on those points, including Amedisys’ request to designate four directors to a ten-person post-closing board.
Also on April 23, 2023, Mr. Kraemer and Ms. Julie Klapstein, Amedisys’ lead independent director, had a conversation about the potential business combination transaction, during which Ms. Klapstein reiterated Amedisys’ position that it be entitled to designate four members to a ten-person post-closing board, which members would be entitled to certain committee chair positions. Mr. Kraemer responded that four designees was too many and rejected the request for committee chair positions.
On April 24, 2023, Mr. Rademacher and Mr. Ashworth had a discussion in which Mr. Ashworth indicated to Mr. Rademacher that Amedisys would be open to considering a governance provision entitling Amedisys to appoint three members to a ten-person post-closing board.
Also on April 24, 2023, Option Care Health executed an engagement letter formally retaining Goldman Sachs as its financial advisor in connection with the potential business combination transaction with Amedisys. Option Care Health engaged Goldman Sachs as its financial advisor based on Goldman Sachs’ qualifications, experience and familiarity with Option Care Health and the healthcare industry.
On April 25, 2023, Mr. Ashworth and Mr. Rademacher had dinner during which the participants discussed certain governance issues raised in the draft merger agreement delivered by Option Care Health, including the size and composition of the board of the combined company and Option Care Health’s expectations regarding the senior management team of the combined company.
Also on April 25, 2023, members of senior management from Option Care Health and Amedisys participated in in-person meetings in Nashville, Tennessee, to discuss, among other things, cost and revenue synergy opportunities and Amedisys’ Contessa business.
Between April 26 and April 27, 2023, Mr. Kraemer, Mr. Rademacher and Ms. Klapstein had numerous conversations regarding governance matters for the combined company, including the number of Amedisys directors that would be appointed to the post-closing board and the independence requirements of such directors.
On April 27, 2023, the Option Care Health Board held a meeting with members of Option Care Health senior management present. Members of Option Care Health senior management provided an update on

Option Care Health’s financial model for the potential business combination transaction, which reflected increased estimate cost synergies resulting from continued financial diligence, and an update on further areas of diligence. Members of the Option Care Health Board discussed the updates and identified additional areas of focus for Option Care Health’s due diligence review of Amedisys.
Also on April 27, 2023, representatives of Kirkland, on behalf of Option Care Health, sent a markup of the merger agreement to representatives of Paul, Weiss, on behalf of Amedisys.
On April 28, 2023, Amedisys finalized its approach regarding the application of accounting rules recently adopted by the SEC to Amedisys’ Contessa risk-based palliative contract. Following this finalization, members of the Amedisys Board and audit committee of the Amedisys Board confirmed agreement with Amedisys senior management’s plan to revise the Amedisys March long-range plan to update the accounting treatment of the risk-based palliative contract and to concurrently update the Amedisys March long-range plan to reflect Amedisys’ actual year-to-date performance results, which we refer to as the “Amedisys long-range plan”. Members of Amedisys senior management provided the Amedisys long-range plan to representatives of Guggenheim Securities as a basis for Guggenheim Securities’ financial analysis, which is further described in the section entitled “— Certain Amedisys Unaudited Prospective Financial Information”.
Later on April 28, 2023, representatives of Guggenheim, on behalf of Amedisys, delivered to Option Care Health and representatives of Goldman Sachs that portion of the Amedisys long-range plan reflecting the changes made to address Amedisys’ approach to the application of the accounting rules recently adopted by the SEC to Amedisys’ Contessa segment.
Subsequently on April 28, 2023, Mr. Kraemer and Ms. Klapstein participated in a discussion regarding the change in accounting treatment described above, during which Mr. Kraemer informed Ms. Klapstein that the Option Care Health Board would require further information regarding the impact of the change before proceeding with the proposed business combination transaction on the proposed terms.
Later on April 28, 2023, the Option Care Health Board held a meeting with members of Option Care Health senior management present. Members of Option Care Health senior management provided an update on Option Care Health’s due diligence review of Amedisys, including a discussion of the change in accounting treatment described above and the revised Amedisys long-range plan, and the potential impact of such items on Amedisys’ financial guidance. Members of Option Care Health senior management also provided an update on the merger agreement negotiations and status of remaining open items. Following discussion, the Option Care Health Board requested that members of Option Care Health senior management provide additional details on the change in accounting treatment when available.
On April 29, 2023, the Option Care Health Board held a meeting with members of Option Care Health senior management, representatives of Goldman Sachs, representatives of Kirkland and representatives of McDermott, Will & Emery (“McDermott”), Option Care Health’s external legal counsel, in attendance. Members of Option Care Health senior management and representatives of Goldman Sachs provided a further update on the expected impact of the accounting treatment change described above. Members of Option Care Health senior management and representatives of McDermott discussed with the Option Care Health Board legal and compliance, revenue cycle and synergy diligence with respect to Amedisys and the potential business combination transaction and answered questions from members of the Option Care Health Board.
Later on April 29, 2023, Mr. Kraemer contacted Ms. Klapstein indicating that, in light of the revisions to the Amedisys long-range plan relating to Amedisys’ Contessa segment, the Option Care Health Board would unlikely be able to support a potential strategic business combination transaction that would result in Amedisys stockholders owning 36% of the shares of the combined company and suggested a counteroffer in the range of 33-34% of the shares of the combined company, together with Amedisys’ right to designate two of the current members of the Amedisys Board to an 11-member board of the combined company.
In addition, on the morning of April 30, 2023, Mr. Rademacher contacted Mr. Ashworth and indicated that the Option Care Health Board was reconsidering the proposed ownership split given the accounting treatment issue described above.

On April 30, 2023, the Amedisys Board held a meeting with members of Amedisys senior management, representatives of Guggenheim Securities and representatives of Paul, Weiss in attendance. At the meeting, members of Amedisys senior management reviewed the Amedisys long-range plan, including adjustments related to Amedisys’ Contessa segment. Representatives of Guggenheim Securities then reviewed their financial analysis of the potential strategic transaction which would result in Amedisys stockholders owning 36% of the shares of the combined company. Members of Amedisys senior management then provided the Amedisys Board with a summary of the due diligence review conducted on Option Care Health. At the meeting, members of Amedisys senior management and representatives of Paul, Weiss provided the Amedisys Board with an update on the status of negotiations of transaction documents with Option Care Health. The Amedisys Board discussed those terms still subject to ongoing negotiation with Option Care Health, including the pro forma ownership of the combined company, the size and composition of the board of the combined company, and the amount of the termination fees payable by either company in certain circumstances specified in the Merger Agreement. The Amedisys Board directed Amedisys senior management and representatives of Paul, Weiss to continue to negotiate with Option Care Health and its advisors with a view to reaching final terms that could be reviewed with the Amedisys Board.
Later that day on April 30, 2023, in response to a discussion of the potential reduction in ownership that Option Care Health would be willing to offer Amedisys in light of the aforementioned accounting change, representatives of Guggenheim Securities informed representatives of Goldman Sachs that, given that the Contessa related accounting changes did not ultimately impact operating profit, the suggestion of a price reduction was not well received and that the Amedisys Board was not likely to be supportive of a transaction in which its shareholders did not own 36% of the combined company with proportional board representation.
Later that day on April 30, 2023, the Option Care Health Board held a meeting with members of Option Care Health senior management, representatives of Goldman Sachs and representatives of Kirkland in attendance. Members of Option Care Health senior management expressed their support of the proposed business combination transaction with Amedisys, citing the ability to create a comprehensive platform, strong synergy opportunities and the completion of satisfactory due diligence. Representatives of Goldman Sachs provided an updated financial analysis of Amedisys and members of the Option Care Health Board discussed the advisability of lowering the proposed pro forma ownership percentage for Amedisys due to, among other things, the accounting changes for Amedisys’ Contessa business and other items identified in diligence. Representatives of Kirkland provided an overview to the Option Care Health Board of the four key open items in the draft merger agreement, namely post-closing board composition, amount of the transaction break fee, the outside date and Amedisys’ proposed exceptions to its interim operating covenants. The meeting concluded in executive session, during which the Option Care Health Board directed Mr. Rademacher to negotiate with Amedisys to lower the proposed pro forma ownership percentage for Amedisys stockholders to 35% and agreed that Amedisys designating three directors on a ten-person post-closing board would be acceptable.
Subsequently, Mr. Rademacher contacted Mr. Ashworth indicating that, in light of the revisions to the Amedisys long-range plan relating to Amedisys’ Contessa segment, Option Care Health was revising its proposed terms for the potential transaction such that (i) Amedisys stockholders would own 35% of the shares of the combined company and Option Care Health stockholders would own the remaining 65% of the shares of the combined company, in each case on a fully-diluted basis, and (ii) Amedisys would have the right to designate three of the current members of the Amedisys Board to an 11-member board of the combined company (the “April Revised Offer”).
Subsequent to this discussion, representatives of Guggenheim Securities contacted representatives of Goldman Sachs to indicate that Amedisys would seek higher pro forma ownership and proportionate board representation relative to the April Revised Offer.
During the day of May 1, 2023, the Amedisys Board held a meeting with members of Amedisys senior management, representatives of Guggenheim Securities and representatives of Paul, Weiss in attendance. At the meeting, members of Amedisys senior management discussed with the Amedisys Board and Amedisys’ financial and legal advisors the status of negotiations with Option Care Health, including the terms of the April Revised Offer. Members of Amedisys senior management provided the Amedisys Board with senior management’s perspective on the terms of the April Revised Offer. Following discussion, the Amedisys Board directed Mr. Ashworth to continue to negotiate with Option Care Health to seek a higher pro forma ownership of the combined company for Amedisys stockholders and the right for Amedisys to designate a number of directors on the board of the combined company in a percentage that would be proportional to Amedisys’ stockholders’ proposed ownership of the combined company shares.
Following this meeting, Mr. Ashworth presented the terms discussed at the Amedisys Board meeting to Mr. Rademacher. During the course of this discussion, Mr. Rademacher indicated that, subject to formal approval of the Option Care Health Board, Option Care Health would be willing to proceed on the basis of a transaction that would (i) result in Amedisys stockholders owning 35.5% of the shares of the combined company, and Option Care Health stockholders owning the remaining 64.5% of the shares of the combined company, in each case on a fully-diluted basis, and (ii) provide Amedisys with the right to designate three of the current members of the Amedisys Board to a 10-member board of the combined company.
Later on May 1, 2023, the Amedisys Board held a meeting with members of Amedisys senior management, representatives of Guggenheim Securities and representatives of Paul, Weiss in attendance. At the meeting, members of Amedisys senior management provided the Amedisys Board with an update on the status of negotiations with Option Care Health, noting that following discussions with Option Care Health, Option Care Health had indicated it was willing to agree to a transaction that would (i) result in Amedisys stockholders owning 35.5% of the shares of the combined company, and Option Care Health stockholders owning the remaining 64.5% of the shares of the combined company and (ii) provide Amedisys with the right to designate three of the current members of the Amedisys Board to a 10-member board of the combined company. The Amedisys Board then discussed next steps and logistics with respect to finalizing the terms of a definitive merger agreement with Option Care Health and communications plans related thereto.
Following this meeting, on May 1, 2023, Mr. Ashworth contacted Mr. Rademacher to agree, subject to approval of the Amedisys Board, to a potential business combination transaction that would (i) result in Amedisys stockholders owning 35.5% of the shares of the combined company, and Option Care Health stockholders owning the remaining 64.5% of the shares of the combined company and (ii) provide Amedisys with the right to designate three of the current members of the Amedisys Board to a 10-member board of the combined company.
Also on May 1, 2023, the Option Care Health Board held a meeting with members of Option Care Health senior management, representatives of Goldman Sachs and representatives of Kirkland in attendance. At the meeting, Mr. Kraemer stated that Amedisys had in principle accepted a proposal for the transaction that would result in Amedisys stockholders owning 35.5% of the shares of the combined company and Option Care Health stockholders owning the remaining 64.5% of the shares of the combined company and would provide Amedisys with the right to designate three of the current members of the Amedisys Board to a 10-member board of the combined company. Upon discussion, the Option Care Health Board indicated approval of the proposed terms and directed members of Option Care Health senior management and Option Care Health’s representatives to finalize the merger agreement with Amedisys.
From May 1, 2023 until the time the Merger Agreement was executed on May 3, 2023, representatives of Kirkland and Paul, Weiss exchanged drafts of the merger agreement reflecting parties’ agreement on certain key terms, including the Exchange Ratio, Amedisys’ right to designate three directors to a ten-member post-closing board, a break fee for each party under certain circumstances equal to 3.25% of the implied equity value paid for Amedisys and certain exceptions to the interim operating covenants.
On May 3, 2023, the Amedisys Board held a meeting with members of Amedisys senior management, representatives of Guggenheim Securities and representatives of Paul, Weiss in attendance. Representatives of Paul, Weiss updated the Amedisys Board regarding the finalization of the proposed merger agreement terms. Representatives of Guggenheim Securities then reviewed its financial analysis of the Exchange Ratio and delivered to the Amedisys Board an oral opinion, which was confirmed by delivery of a written opinion, dated May 3, 2023, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio was fair, from a financial point of view, to the stockholders of Amedisys. Following discussion, including as to the matters described below under the section entitled “— Amedisys’ Reasons for the Merger and Recommendation of the Amedisys Board”, the Amedisys Board unanimously (i) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, Amedisys and the stockholders of Amedisys, (iii) recommended the adoption of the Merger Agreement to the stockholders of Amedisys, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) directed that the Merger Agreement be submitted to the stockholders of Amedisys for adoption at the meeting of the Amedisys stockholders.
On May 3, 2023, the Option Care Health Board held a meeting with members of Option Care Health senior management, representatives of Goldman Sachs and representatives of Kirkland in attendance. Representatives of Goldman Sachs then reviewed with the Option Care Health Board Goldman Sachs’ customary relationship disclosure letter that had been previously provided by Goldman Sachs in writing to the Option Care Health Board, and the Option Care Health Board concluded that none of the information provided by Goldman Sachs presented a conflict that would impact the ability of Goldman Sachs to act as a financial advisor to the Option Care Health Board. Representatives of Goldman Sachs then reviewed its financial analysis of the Exchange Ratio and delivered to the Option Care Health Board an oral opinion, which was confirmed by delivery of a written opinion, dated May 3, 2023, to the effect that, as of the date of its written opinion and based upon and subject to the various assumptions, limitations, factors, qualifications and other matters set forth in its written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to Option Care Health. Following discussion, including as to the matters described below under the section entitled “— Option Care Health’s Reasons for the Merger and Recommendation of the Option Care Health Board”, the Option Care Health Board (i) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Share Issuance and the Option Care Health Charter Amendment, (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Share Issuance and the Option Care Health Charter Amendment are fair to, and in the best interests of, Option Care Health and the Option Care Health stockholders, (iii) resolved to recommend the approval of the Share Issuance and the adoption of the Option Care Health Charter Amendment to the Option Care Health stockholders, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) directed that the Share Issuance and the Option Care Health Charter Amendment be submitted to the Option Care Health stockholders for approval or adoption, respectively, at the Option Care Health Special Meeting.
After the meetings of the Amedisys Board and Option Care Health Board, on May 3, 2023, Amedisys and Option Care Health executed the Merger Agreement. Amedisys and Option Care Health then issued a joint press release announcing the parties’ entry into the Merger Agreement and held a joint investor call.
On May 26, 2023, Optum sent Amedisys an unsolicited, non-binding written proposal to acquire all Amedisys Common Stock in an all-cash transaction at a price of $100.00 per share (the “Optum May 26 Letter”). The Optum May 26 Letter stated that Optum required access to confirmatory diligence, had the support of the Optum management team and that Optum was confident it would be able to obtain all necessary regulatory approvals.
On May 27, 2023, pursuant to Amedisys’ obligations under the Merger Agreement, representatives of Amedisys notified representatives of Option Care Health of Amedisys’ receipt of the Optum May 26 Letter.
On May 27, 2023, the Amedisys Board held a meeting with members of Amedisys senior management, representatives of Guggenheim Securities and representatives of Paul, Weiss in attendance, to discuss the Optum May 26 Letter. Representatives of Guggenheim Securities and Paul, Weiss discussed the financial, legal and regulatory aspects of the potential transaction contemplated by the Optum May 26 Letter. Representatives of Paul, Weiss reviewed with Amedisys Board its fiduciary duties under applicable law as well as the limitations in the Merger Agreement on Amedisys engaging in discussions with Optum unless the Amedisys’ Board determined that the proposal set forth in the Optum May 26 Letter could reasonably be expected to result in an Amedisys Superior Proposal. Following this discussion and review of Amedisys’ obligations under the Merger Agreement, including consultation with Amedisys’ outside counsel and financial advisor, the Amedisys Board determined, in accordance with the terms of the Merger Agreement, that the Optum May 26 Letter could reasonably be expected to result in an Amedisys Superior Proposal (as defined in the Merger Agreement). The Amedisys Board further discussed with its outside advisors that the transaction proposed by the Optum May 26 Letter did not provide sufficient details with respect to transaction certainty. In order to obtain additional information about Optum’s proposal, the Amedisys Board, in each case in accordance with the Merger Agreement, directed Amedisys to (i) instruct Paul, Weiss to deliver a draft confidentiality agreement to Optum, and (ii) participate in discussions or negotiations regarding the Optum May 26 Letter with Optum and its representatives.
On May 28, 2023, representatives of Amedisys notified representatives of Option Care Health of the Amedisys Board’s determination and Amedisys’ intention to take the actions described in the immediately foregoing sentence, in each case in accordance with the terms of the Merger Agreement. Also on May 28, 2023, representatives of Paul, Weiss sent a draft confidentiality agreement to representatives of Optum, a copy of which was also provided to representatives of Option Care Health in accordance with the Merger Agreement.
On May 30, 2023, Amedisys and Optum entered into a customary confidentiality agreement (the “Optum NDA”), which (i) contained substantive terms that were not less favorable in any material respect to Amedisys than those contained in the March 3 NDA, (ii) did not contain any “standstill” or similar provision and (iii) did not include any provision calling for an exclusive right to negotiate with Amedisys or providing for the reimbursement by Amedisys’ or any of its subsidiaries of any of Optum’s costs or expenses. Also on May 30, 2023, representatives of Amedisys notified representatives of Option Care Health that Amedisys and Optum had entered into the Optum NDA and provided representatives of Option Care Health with a copy of the Optum NDA.
Following the execution of the Optum NDA, representatives from Amedisys, Optum, and their representatives engaged in exploratory discussions relating to a potential transaction involving Optum and Amedisys. During the course of these discussions, Amedisys and Optum began to share information and perspectives with respect to value and commitments and remedies related to transaction certainty. In accordance with its obligations under the Merger Agreement, Amedisys provided Option Care Health with prompt notice of any material developments related to its discussions with Optum.
On May 31, 2023, Messrs. Kusserow and Ashworth had dinner with Mr. John Rex and Mr. Richard Mattera, representing Optum, during which the parties discussed a potential transaction as described in the Optum May 26 Letter.
On June 2, 2023, Amedisys received an unsolicited written proposal from Optum to acquire Amedisys in an all-cash transaction at a price of $100.00 per share of Amedisys Common Stock (the “Optum June 2 Letter”). The Optum June 2 Letter included additional terms relating to regulatory matters and the steps Optum would take to secure regulatory approvals.
On June 3, 2023, pursuant to Amedisys’ obligations under the Merger Agreement, representatives of Amedisys notified representatives of Option Care Health of Amedisys’ receipt of the Optum June 2 Letter. Representatives of Amedisys also engaged in further discussions with representatives of Optum regarding the terms of a potential transaction, including those set forth in Optum June 2 Letter.
On the evening of June 4, 2023, the Amedisys Board held a meeting with members of Amedisys senior management, representatives of Guggenheim Securities and representatives of Paul, Weiss in attendance, to discuss the Optum June 2 Letter and other recent developments in connection with the Merger Agreement and the unsolicited proposals received from Optum.
On June 5, 2023, Amedisys issued a press release with respect to the Merger Agreement and the unsolicited proposal received from Optum in which Amedisys confirmed that the recommendation of the Amedisys Board in favor of the Merger Agreement and the Merger with Option Care Health continues to be in effect. The Amedisys Board, in accordance with the Merger Agreement, directed Amedisys to furnish information with respect to Amedisys and its subsidiaries to Optum and its representatives to facilitate Optum to undertake its confirmatory diligence.
On June 5, 2023, this preliminary proxy/prospectus was filed with the SEC.
Option Care Health’s Reasons for the Merger and Recommendation of the Option Care Health Board
At a special meeting held on May 3, 2023, the Option Care Health Board: (i) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Share Issuance and the Option Care Health Charter Amendment, (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Share Issuance and the Option Care Health Charter Amendment are fair to, and in the best interests of, Option Care Health and the Option Care Health stockholders, (iii) resolved to recommend the approval of the Share Issuance and the adoption of the Option Care Health Charter Amendment to the Option Care Health stockholders, on the terms and subject to the conditions set forth in the Merger Agreement, and (iv) directed that the Share Issuance and the Option Care Health Charter Amendment be submitted to the Option Care Health stockholders for approval or adoption, respectively, at the Option Care Health Special Meeting.
ACCORDINGLY, THE OPTION CARE HEALTH BOARD RECOMMENDS THAT OPTION CARE HEALTH’S STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE SHARE ISSUANCE AND “FOR” THE PROPOSAL TO ADOPT THE OPTION CARE HEALTH CHARTER AMENDMENT.
In reaching its decision to approve and declare advisable the Merger Agreement and the transactions contemplated thereby, the Option Care Health Board, as described in the section entitled “The Merger — Background of the Merger” beginning on page 55, held a number of meetings, consulted with Option Care Health’s senior management and its outside legal and financial advisors, Kirkland & Ellis LLP and McDermott Will & Emery LLP and Goldman Sachs, respectively, and considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of Option Care Health and Amedisys and determined that the Merger was in the best interests of Option Care Health. At its meeting held on May 3, 2023, after due consideration and consultation with Option Care Health’s senior management and outside legal and financial advisors, the Option Care Health Board approved and declared advisable the Merger Agreement and the transactions contemplated thereby and recommended that Option Care Health stockholders vote in favor of the approval of the Share Issuance and the adoption of the Option Care Health Charter Amendment.
In making its determination, the Option Care Health Board focused on a number of factors, including the following:
Strategic Considerations.   The Option Care Health Board believes that the Merger presents, and is expected to provide, a number of significant strategic opportunities and benefits to Option Care Health and its stockholders, including the following:
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the belief that combining Amedisys’ home health, hospice, palliative and high-acuity care services with Option Care Health’s complementary home and alternate site infusion services will create a leading independent comprehensive platform for home and alternate site care, serving chronic, acute and post-acute patient populations, including patients with polychronic conditions and increasingly complex care needs, across a broad continuum from preventative care through end-of-life care;

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the belief that that Combined Company’s comprehensive care platform will expand access to care and be well-positioned to meet the growing demand for home and alternate site care due to increased therapeutic pathways, aging populations and growing desire for alternate site health services;

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the belief that the Combined Company will serve as a single provider partner for home health, infusion and hospice pathways and transitions, enabling it to broaden relationships with health systems and payers, including governmental payers, resulting in increased efficiency and more affordable cost of care;

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the belief that demographic trends will result in an increasing number of people being eligible for Medicare programs with a significant portion of such individuals choosing Medicare Advantage products, and the Combined Company’s comprehensive care platform will be well-placed to serve the needs of Medicare Advantage plan administrators;

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that the Combined Company will have a scaled national platform consisting of a clinical workforce of more than 16,500 healthcare professionals and 674 care centers across the United States, with processes in place to better optimize staffing and retention to help meet growing market demand;

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the belief that the Combined Company and its stakeholders will benefit from combined patient data sets, which will enhance opportunities to proactively identify interventions, improve outcomes, increase patient engagement, enhance clinical protocols, and offer value-based care;

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the expectation that the Merger will deliver enhanced value to stockholders and generate annual run-rate synergies of approximately $75 million by the third year following the closing of the Merger, including approximately $50 million of cost synergies and approximately $25 million in incremental adjusted EBITDA from revenue synergies;

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the expectation that the transaction will result in a more diversified revenue base through improving the Combined Company’s access to private payers and government-managed health plans;

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the expectation that the Combined Company will have improved talent attractiveness and retention through scale and comprehensive training and development programs, and will become an employer of choice for nurses and other clinical staff;

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that the Combined Company will have increased scope while maintaining a local approach and the belief that the combined company will create new opportunities for Option Care Health to provide health solutions and innovative programs across a wider footprint for the benefit of all stakeholders;

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the Option Care Health and Amedisys teams’ commitment to realizing the value of the Merger, and Option Care Health management's proven track record of successful post-merger integration and synergy-realization in a prior large and complex acquisition;

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the cultural alignment between Option Care Health and Amedisys, including shared values and commitment to delivering high-quality care to patients through innovative services that improve outcomes, reduce costs, and deliver hope and dignity for patients and their families; and

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the expectation that the Merger will result in a combined company with a strong balance sheet and significant combined net revenue of $9 billion by 2027, with expected annual cash flow from operations exceeding $500 million by 2025, providing exceptional strategic flexibility for additional stockholder value creation in a dynamic market that will continue to evolve.

Other Factors Considered by the Option Care Health Board.   In addition to considering the strategic factors described above, the Option Care Health Board considered the following additional factors, all of which it viewed as supporting its decision to approve the Merger and make its recommendations to Option Care Health stockholders:
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the board of directors of the Combined Company will be composed of ten members, seven of whom currently serve on the Option Care Health Board and three of whom will be appointed from the Amedisys Board, which will result in a well-rounded board of directors with complementary strengths and backgrounds;

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that following the closing, John Rademacher and Mike Shapiro will continue to lead the Combined Company in their roles as chief executive officer and chief financial officer, respectively;

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the belief that the above-described governance matters would best position the Combined Company for a successful integration process, future success and synergies realization;

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the Exchange Ratio and that the Exchange Ratio is fixed, with no adjustment in the merger consideration to be received by Amedisys stockholders as a result of possible increases or decreases in the trading price of Option Care Health’s stock following the announcement of the Merger, which creates certainty as to the number of shares of Option Care Health Common Stock to be issued in the Merger;

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the Option Care Health stockholders will hold approximately 64.6% of the common stock of the Combined Company upon completion of the Merger;

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historical information concerning Option Care Health’s and Amedisys’ respective businesses, financial condition, results of operations, earnings, trading prices, competitive positions and prospects on a stand-alone basis and forecasted combined basis;

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the Option Care Health Board’s strong knowledge and understanding of the Option Care Health business, operations, financial condition, earnings, strategy, risks and other alternatives reasonably available to Option Care Health to achieve a more comprehensive home and alternate site healthcare platform, whether through organic growth or acquisitions;
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the results of the due diligence review of Amedisys and its business, including with respect to legal, regulatory, accounting, tax and human resources matters, conducted by Option Care Health and its advisors;

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the current and prospective business environment in which Option Care Health and Amedisys operate, including national and local economic conditions, the competitive and regulatory environment, and the likely effect of these factors on Option Care Health and the Combined Company;

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the recommendation of Option Care Health’s senior management in favor of the Merger;

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the ability of the Option Care Health stockholders to approve or reject the Merger by voting on the Share Issuance and the Option Care Health Charter Amendment;

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the oral opinion of Goldman Sachs, subsequently confirmed by delivery of a written opinion dated May 3, 2023, that, as of the date of such written opinion and based upon and subject to the various assumptions, limitations, factors, qualifications and other matters set forth in its written opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to Option Care Health, as more fully described under the section entitled “The Merger — Opinion of Option Care Health’s Financial Advisor” beginning on page 84 and the full text of the written opinion of Goldman Sachs, which is attached as Annex C to this joint proxy statement/prospectus; and

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the review by the Option Care Health Board with its advisors of the structure of the proposed Merger and the financial and other terms of the Merger Agreement, including the likelihood of consummation of the proposed transactions contemplated by the Merger Agreement and the evaluation of the Option Care Health Board of the likely time period necessary to complete the Merger.

The Option Care Health Board also considered the following specific aspects of the Merger Agreement:
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the nature of the closing conditions included in the Merger Agreement, including the reciprocal exceptions to the events that would constitute a material adverse effect on either Option Care Health or Amedisys for purposes of the Merger Agreement, as well as the likelihood of satisfaction of all conditions to completion of the transactions contemplated by the Merger Agreement;

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that the representations and warranties of each of Option Care Health and Amedisys, respectively, as well as the interim operating covenants in the Merger Agreement requiring the parties to conduct their respective businesses in the ordinary course prior to completion of the Merger, subject to specific limitations, are reasonable under the circumstances and, with respect to the interim operating covenants prohibiting certain actions prior to the completion of the Merger, are less restrictive on Option Care Health than Amedisys;

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the requirement to use reasonable best efforts to obtain approval for the Merger required under the HSR Act (or the expiration or termination of the waiting period under the HSR Act) and all requisite healthcare regulatory approvals or clearances;

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the restrictions in the Merger Agreement on Amedisys’ ability to respond to and negotiate certain alternative transaction proposals from third parties, subject to certain exceptions, and the requirement that Amedisys pay Option Care Health a $106 million termination fee if the Merger Agreement is terminated under certain circumstances;

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Option Care Health’s right to, subject to specified limitations, engage in negotiations with, and provide information to, a third party that makes an unsolicited written bona fide proposal relating to an alternative proposal (which proposal is made after the date of the Merger Agreement and prior to the time the Option Care Health Stockholders Approvals are obtained, and does not result from a breach of Option Care Health’s non-solicitation obligations described in the section entitled “The Merger Agreement — No Solicitation” beginning on page 128), if the Option Care Health Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such proposal constitutes or could reasonably be expected to result in a transaction that is superior to the proposed transaction with Amedisys;

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the right of the Option Care Health Board, in certain circumstances, to change its recommendation to Option Care Health stockholders to vote “FOR” the Share Issuance Proposal and the Option Care Health Charter Amendment Proposal if a superior proposal is available (which proposal is made after the date of the Merger Agreement and prior to the time the Option Care Health Stockholder Approval is obtained, described in the section entitled “The Merger Agreement — Obligations to Recommend the Approval of the Amedisys Merger Proposal, the Option Care Health Share Issuance Proposal and the Option Care Health Charter Amendment Proposal” beginning on page 130) or an intervening event has occurred so long as the Option Care Health Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, subject to certain conditions (including taking into account any modifications to the terms of the Merger Agreement and, in connection with the termination of the Merger Agreement, Option Care Health being obligated to pay Amedisys a termination fee of $106 million if the Merger Agreement is terminated in certain circumstances as described in the section entitled “The Merger Agreement — Expenses and Termination Fees” beginning on page 138); and

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the belief that the size of the termination fee that might be payable to Amedisys pursuant to the Merger Agreement (i) was reasonable in light of the overall terms of the Merger Agreement, (ii) was within the range of termination fees in other transactions of this size and nature and (iii) would not be likely to preclude another party from making a competing proposal.

The Option Care Health Board weighed these advantages and opportunities against a number of potentially negative factors in its deliberations concerning the Merger Agreement and the Merger, including:
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the risk that, because the Exchange Ratio under the Merger Agreement would not be adjusted for changes in the market price of Option Care Health Common Stock or Amedisys Common Stock, the value of the shares of Option Care Health Common Stock to be issued to holders of shares of Amedisys Common Stock upon the consummation of the Merger could be significantly more than the value of such shares immediately prior to the announcement of the proposed Merger;

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the dilution of existing shares of Option Care Health Common Stock as a result of the Option Care Health Share Issuance;

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the risk that Amedisys’ financial performance may not meet Option Care Health’s expectations;

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the fact that projections of future results of operations and synergies are necessarily estimates based on assumptions, the risk of not being able to realize all of the anticipated benefits of the Merger, including the synergies, cost savings, growth opportunities or cash flows between Option Care Health and Amedisys, or that such benefits may take longer than expected to be realized, if at all;

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the difficulties and management challenges inherent in completing the Merger and integrating the businesses, operations and workforce of Amedisys with those of Option Care Health and the possibility of encountering difficulties in achieving expected growth and cost savings;

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potential adverse changes in government payer practices, models and reimbursement rates, and the likely effect of these factors on Option Care Health, Amedisys and the Combined Company;

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the costs, fees and expenses associated with completing the Merger and the other transactions contemplated by the Merger Agreement, including those incurred regardless of whether the Merger is consummated;

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the risks and costs to Option Care Health in connection with the Merger (including if the Merger is not completed), either during the pendency of the Merger or following the closing of the Merger, including the risks and costs associated with the potential diversion of management and employee attention, potential management and employee attrition and the potential negative effect on Option Care Health’s and Amedisys’ respective relationships with employees, payers, patients and regulators;

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the risk that the Merger may not be completed despite the combined efforts of Option Care Health and Amedisys or that completion may be unduly delayed, even if the Amedisys Stockholder Approval in favor of the Amedisys Merger Proposal and required Option Care Health approvals are obtained from Option Care Health’s stockholders and Amedisys’ stockholders, respectively;

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the potential for litigation relating to the proposed Merger and the associated costs, burden and inconvenience involved in defending those proceedings;

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the various contingent liabilities, including pending legal proceedings, to which Amedisys is subject;

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the risk that Option Care Health stockholders or Amedisys stockholders, as applicable, may vote down the proposals at the Option Care Health Special Meeting or the Amedisys Merger Proposal at the Amedisys Special Meeting, respectively;

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the provisions of the Merger Agreement which prohibit Option Care Health from soliciting or entertaining other acquisition offers except in certain specified circumstances;

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the fact that under specified circumstances, Option Care Health may be required to pay Amedisys a termination fee of $106 million, and the effect this could have on Option Care Health, including the possibility that the existence of the termination fee obligation could discourage other potential parties from making a superior proposal, though the Option Care Health Board believed the termination fee was reasonable in amount and would not unduly deter any other party that might be interested in making a competing proposal;

•
the fact that the Merger Agreement permits Amedisys, subject to certain conditions, to respond to and negotiate unsolicited acquisition proposals prior to the time that Amedisys stockholders approve the Amedisys Merger Proposal and the risk that the $106 million termination fee to which Option Care Health may be entitled, subject to the terms and conditions of the Merger Agreement, in the event the Merger Agreement is terminated in certain circumstances may not be sufficient to compensate Option Care Health for the harm it might suffer as a result of such termination;

•
terms of the Merger Agreement which restrict Option Care Health’s abilities to operate its business outside of the ordinary course before the closing of the Merger; and

•
the risks of the type and nature described in the section entitled “Risk Factors” beginning on page 16 and the matters described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 31.

The Option Care Health Board considered all of these factors as a whole and, on balance, concluded that it supported a favorable determination to enter into the Merger Agreement.
In addition, the Option Care Health Board was aware of and considered the interests of its directors and executive officers that are different from, or in addition to, the interests of Option Care Health stockholders generally, as described in the section entitled “Interests of Option Care Health’s Directors and Executive Officers in the Merger” beginning on page 161.
The foregoing discussion of the information and factors that the Option Care Health Board considered is not intended to be exhaustive, but rather is meant to include the material factors that the Option Care Health Board considered. The Option Care Health Board collectively reached the conclusion to approve the Merger Agreement, the Merger, the Option Care Health Charter Amendment, the Share Issuance and the other transactions contemplated by the Merger Agreement in light of the various factors described above and other factors that the members of the Option Care Health Board believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the Option Care Health Board considered in connection with its evaluation of the Merger, the Option Care Health Board did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Option Care Health Board. In considering the factors discussed above, individual directors may have given different weights to different factors.
The foregoing description of Option Care Health’s consideration of the factors supporting the Merger is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 31.
Amedisys’ Reasons for the Merger and Recommendation of the Amedisys Board
At a special meeting held on May 3, 2023, the Amedisys Board unanimously: (i) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, (ii) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, Amedisys and its stockholders, (iii) resolved to recommend the adoption of the Merger Agreement to the stockholders of Amedisys, on the terms and subject to the conditions set forth in the Merger Agreement and (iv) directed that the Merger Agreement be submitted to the stockholders of Amedisys for adoption at the Amedisys Special Meeting.
Accordingly, the Amedisys Board unanimously recommends that Amedisys stockholders vote “FOR” the Amedisys Merger Proposal.
In evaluating the proposed transaction, reaching its determinations and making its recommendations, the Amedisys Board, as described in the section titled “Background of the Merger” beginning on page 55, consulted with Amedisys senior management and its outside legal and financial advisors, and considered a number of factors, including the following factors that weighed in favor of the transaction:
Value of Consideration
•
the aggregate value and nature of the consideration to be received in the Merger by Amedisys stockholders, including:

•
that the merger consideration represented a premium of approximately 26% to Amedisys stockholders based on the closing price of Amedisys Common Stock on May 2, 2023, the last day before the signing of the Merger Agreement, and a premium of approximately 26.9% based on the 30-day volume weighted average share price of Amedisys Common Stock as of the same date;

•
that the merger consideration consists of Option Care Health Common Stock, which offers Amedisys stockholders the opportunity to participate in the future earnings, dividends, if any, success and growth of the Combined Company, which the Amedisys Board considers to be an attractive investment for the reasons discussed below in this section under “— Strategic Considerations and Synergies”;

•
the fact that Amedisys stockholders will own approximately 35.5% of the Combined Company;

•
the fact that the Merger Agreement provides for a fixed Exchange Ratio and that no adjustment will be made to the merger consideration to be received by Amedisys stockholders in the Merger as a result of possible changes in the market price of Option Care Health Common Stock following the announcement of the Merger;

•
that the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, with the result that U.S. holders of Amedisys Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of any portion of the merger consideration delivered in the form of Option Care Health Common Stock, except for cash received in respect of fractional shares of Amedisys Common Stock, as more fully described in the section titled “Material U.S. Federal Income Tax Consequences of the Merger”;

Strategic Considerations and Synergies
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that the Combined Company would have a strong track record of operational integration, positioning it to deliver enhanced revenue and earnings growth with estimated significant annual run rate revenue and cost synergies of $75 million over the next three years, which includes $50 million of net run-rate cost synergies and $25 million of EBITDA impact from revenue synergies;

•
that the Combined Company is expected to have a single touchpoint national platform of unparalleled size and scale offering a more compelling and holistic care delivery experience for in home services across home health infusion, hospice and high acuity care segments. Together, the Combined Company is expected to serve more than 720,000 patients annually with its approximately 674 community-based centers. The Combined Company’s larger integrated platform would enable it to diversify beyond its current services, create opportunities for cross-selling, drive geographic expansion through its broader footprint and unlock new-growth avenues;

•
the fact that the transaction provides an opportunity to merge two complementary businesses to create a market leader with a single comprehensive alternate site care platform for patients, provider health systems and payers, bolster offerings and meet the growing demand for personalized care in the home and alternate sites;

•
the fact that the transaction provides an opportunity to combine two strong senior management teams by adopting best-in-class talent from each of Amedisys’ and Option Care Health’s existing management teams, resulting in a senior management team with complementary skill sets and capabilities and an in-depth knowledge of both Amedisys and its business and Option Care Health and its business;

•
that the transaction is expected to increase the ability of the Combined Company to harness its collective expertise, technology, data science and research and development to drive improvement across the Combined Company;

•
that the Combined Company is expected to leverage its access to similar labor markets and have a national workforce of approximately 16,500, including, but not limited to, nursing professionals, pharmacists, pharmacy technicians, dietitians, physical, occupational, and speech therapists, social workers, and aides. Together, the combined labor forces of Amedisys and Option Care Health creates an opportunity to attract talent while improving capacity challenges through more flexible nursing allocation. The Combined Company’s resources and processes will better optimize staffing and nursing retention to help meet growing market demand;

•
the cultural alignment between the parties, including shared values and a commitment to ensuring high-quality patient care, fostering collaboration and innovation and enhancing stockholder value;

•
that the Combined Company would have a more diversified revenue base and improved access to private payers and government managed health plans. The Combined Company expects to be well positioned to serve as a single provider partner for home health, infusion and hospice pathways and transitions with its complementary offerings across the alternate site care spectrum and to leverage both companies’ track records of working closely with payers to expand relationships with commercial and government payers to deliver consistent high-quality care at an appropriate cost;

•
that the Combined Company would have the scale, balance sheet and financial profile strength, enhanced credit portfolio with significant capital reserved for flexible capital deployment, and free cash flow generation to fund future growth and allow the Combined Company to be more competitive in capturing strategic opportunities, further expanding programs and offerings across home-based services and creating multiple expansion opportunities from outsized growth and continued product line expansion;

•
the current and prospective business environment in which Option Care Health and Amedisys operate, including national and local economic conditions, the competitive and regulatory environment and the likely effect of these factors on Amedisys and the Combined Company;

Most Attractive Strategic Alternative
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the view of the Amedisys Board that the proposed transaction with Option Care Health was the most attractive strategic alternative available to Amedisys and its stockholders, including in comparison to the alternative of remaining independent and continuing to execute on Amedisys’ long-term business strategy. In this regard, the Amedisys Board considered:

•
its belief that entering into the Merger Agreement with Option Care Health provided the best alternative for maximizing stockholder value reasonably available to Amedisys and its stockholders, including when compared to continuing to operate on a standalone basis and taking into account certain risks associated with continuing to operate as a standalone company, including the achievability of meeting financial projections, the regulatory and business environment in which Amedisys operates, and the potential risks posed by changes to laws, regulations and other requirements affecting Amedisys’ business and industry and the other risk factors associated with continued independence set forth in the section titled “Risk Factors” in Amedisys’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which is incorporated by reference into this joint proxy statement/prospectus, and other documents that are incorporated by reference into this joint proxy statement/prospectus;
•
that the limited number of potential strategic partners had expressed or indicated that they were not interested or were unlikely to be interested in a strategic transaction with Amedisys;

•
the challenges facing financial sponsors in obtaining attractive financing in the current market environment, as well as the lack of potential synergies for financial sponsors as compared to the combination of Amedisys with Option Care Health;

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the fact that the Amedisys Board considered Option Care Health’s reputation in the healthcare industry, Option Care Health’s capacity to complete an acquisition of this size and complexity and Option Care Health’s prior track record of completing large and complex acquisitions, which the Amedisys Board believed supported the conclusion that a transaction with Option Care Health could be successfully completed;

•
the fact that the Amedisys Board ran a robust process, after which the Amedisys Board formed the belief that (i) as a result of an active, extensive, arms-length negotiating process with Option Care Health over the course of several weeks, the Exchange Ratio was the maximum consideration that Option Care Health would be willing to offer under the circumstances and (ii) there was substantial risk of losing Option Care Health’s final offer if Amedisys continued to pursue a more favorable Exchange Ratio;

•
that Amedisys’ management and outside advisors had conducted due diligence investigations of the Option Care Health business including meetings and calls with Option Care Health’s management and advisors regarding Option Care Health’s business model, operations and forecasts, commercial, financial, tax, accounting and legal due diligence;

•
that Amedisys stockholders would have the opportunity to participate in the long-term value-creation potential of Option Care Health after giving effect to the Merger;

Opinion of Amedisys’ Financial Advisor
•
the oral opinion of Guggenheim Securities, dated May 3, 2023, which was confirmed by delivery of a written opinion, dated May 3, 2023, to the effect that, as of such date, and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Exchange Ratio was fair, from a financial point of view, to the stockholders of Amedisys, as more fully described below in the section titled “— Opinion of Amedisys’ Financial Advisor;”

Likelihood of Completion of the Merger
•
the likelihood that the Merger will be completed, based on, among other factors, the specific and limited closing conditions to the completion of the Merger, the fact that the definition of “Material Adverse Effect” has customary exclusions, the absence of a financing condition or similar contingency relating to Option Care Health’s ability to obtain financing, the commitment made by both Amedisys and Option Care Health to use reasonable best efforts to obtain approval for the Merger required under the HSR Act (requisite approval (or the expiration or termination of the waiting period) under the HSR Act is the only antitrust clearance required to complete the Merger) and applicable state health care laws and regulations and the expectation of both Amedisys and Option Care Health that such requisite approval for the Merger (or the expiration or termination of the waiting period) under the HSR Act, as well as all requisite healthcare regulatory approvals, will be obtained, as further described in the section of this joint proxy statement/prospectus titled “The Merger — Regulatory Approvals and Related Matters”;

•
the fact that the Option Care Health Board is obligated to recommend to the Option Care Health stockholders the approval of the Option Care Health Share Issuance Proposal and the adoption of the Option Care Health Charter Amendment, the fact that the Option Care Health Board is obligated to convene and hold a meeting of the Option Care Health Stockholders for the purposes of voting on the Option Care Health Share Issuance Proposal and the Option Care Health Charter Amendment

Proposal and the fact that the Option Care Health Board is obligated to use reasonable best efforts to take all action necessary or advisable to secure the Option Care Health Stockholder Approval;
•
the fact that the Outside Date of the Merger Agreement, taking into account the ability of Amedisys or Option Care Health to extend the initial February 5, 2024 Outside Date in specified circumstances to May 3, 2024, (as more fully described in the section of this joint proxy statement/prospectus titled “The Merger Agreement — Termination of the Merger Agreement”), which the Amedisys Board expected to allow for sufficient time to obtain all required regulatory approvals to consummate the Merger;

•
the ability of Amedisys to specifically enforce Option Care Health’s obligations under the Merger Agreement;

Favorable Terms of the Merger Agreement
•
the ability of Amedisys to, subject to specified limitations, respond to and engage in discussions regarding unsolicited third- party acquisition proposals under certain circumstances and, ultimately, to change its recommendation that the Amedisys stockholders adopt the Merger Agreement and vote “FOR” the Amedisys Merger Proposal, subject to compliance with the procedural terms and conditions set forth in the Merger Agreement and including, in certain circumstances, the payment of a termination fee (which is customary in transactions of this nature) of $106 million, which the Amedisys Board does not believe to be preclusive of, or a substantial impediment to, a third party making an acquisition proposal, as further discussed in the sections of this joint proxy statement/prospectus titled “The Merger Agreement — No Solicitation” “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fees”;

•
the terms of the Merger Agreement that restrict Option Care Health’s ability to solicit and engage in alternative business combination transactions, subject to certain exceptions, as further discussed in the section of this joint proxy statement/prospectus titled “The Merger Agreement — No Solicitation”;

•
the fact that the Merger is subject to approval by the holders of a majority of the shares of Amedisys Common Stock;

•
the obligation of Option Care Health to pay Amedisys by way of compensation a termination payment of $106 million upon termination of the Merger Agreement under specified circumstances, as further discussed in the section of this joint proxy statement/prospectus titled “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fee”;

•
the requirement that Option Care Health hold a stockholder vote on the approval of the Option Care Share Issuance Proposal and Option Care Health Charter Amendment Proposal, even if the Option Care Health Board has withdrawn its recommendation in favor of the Option Care Health Share Issuance Proposal and the Option Care Charter Amendment Proposal, and the inability of Option Care Health to terminate the Merger Agreement in connection with an alternative acquisition. For additional information, see the section entitled “The Merger Agreement — Obligations to Recommend the Approval of the Amedisys Merger Proposal, the Option Care Health Share Issuance Proposal and the Option Care Health Charter Amendment Proposal” beginning on page 130;

Governance Matters
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the fact that, at the Effective Time, three Amedisys directors (two to be Paul Kusserow and Julie Klapstein and one to be proposed by the Amedisys Board and approved by the Option Care Health Board (such approval not to be unreasonably withheld, conditioned or delayed)) would be appointed to the Combined Company Board (two of which shall qualify as “independent” under the listing rules of NASDAQ, the applicable rules of the SEC and the published guidance of both Institutional Shareholder Services (ISS) and Glass Lewis & Co), which will allow for oversight of and input into the strategy of the Combined Company and will provide helpful continuity in advancing the Combined Company’s strategic goals; and

•
the fact that the Amedisys Board consists of a majority of independent directors who carefully reviewed the transaction with the assistance of Amedisys’ management and legal and financial advisors, and also took into consideration the financial expertise and prior industry experience of a number of directors.
The Amedisys Board weighed these advantages and opportunities against a number of potentially negative factors in its deliberations concerning the Merger Agreement and the transaction, including:
•
that Exchange Ratio would not be adjusted to compensate for changes in the price of Option Care Health Common Stock prior to the consummation of the Merger, which may result in Amedisys stockholders receiving merger consideration at the consummation of the Merger with a lower market value than such merger consideration had at the announcement of the Merger. The Amedisys Board determined that the Exchange Ratio on the basis of which Option Care Health Common Stock would be issued was appropriate and that the risks were acceptable in view of the relative historical trading values and financial performance of Amedisys and Option Care Health;

•
that the Combined Company may be unable to realize the anticipated synergies, operating results or commercial success;

•
the risk that changes in the healthcare regulatory or legislative landscape or new industry developments may adversely affect the business benefits anticipated to result from the Merger and could reduce the expected value of Option Care Health Common Stock by negatively impacting or restricting the Option Care Health business;

•
the risks associated with Amedisys stockholders holding a minority position in the Combined Company (approximately 35.4%), which may reduce the influence that Amedisys stockholders have on the management of the Combined Company;

•
the risk that the Combined Company’s financial performance may not meet Amedisys’ expectations;

•
the terms of the Merger Agreement that restrict Amedisys’ ability to solicit alternative acquisition proposals and to provide information to, or engage in discussions with, a third party interested in pursuing an alternative acquisition proposal, subject to certain exceptions, as further discussed in the section of this joint proxy statement/prospectus titled “The Merger Agreement — No Solicitation”;

•
certain provisions of the Merger Agreement, although reciprocal, may have the effect of discouraging alternative transaction proposals involving Amedisys;

•
the requirement that Amedisys hold a stockholder vote on the Amedisys Merger Proposal, even if the Amedisys Board has withdrawn its recommendation in favor of the Amedisys Merger Proposal, and the inability of Amedisys to terminate the Merger Agreement in connection with a proposal for an alternative transaction. For additional information, see the section entitled “The Merger Agreement —  Obligations to Recommend the Approval of the Amedisys Merger Proposal, the Option Care Health Share Issuance Proposal and the Option Care Health Charter Amendment Proposal” beginning on page 130.

•
the possibility that governmental authorities might seek to require certain actions of Amedisys or Option Care Health or impose certain terms, conditions or limitations on Amedisys’ or Option Care Health’s businesses in connection with granting approval of the Merger or might otherwise seek to prevent or delay the Merger, including the risk that governmental authorities might seek an injunction or order in court;

•
the potential for diversion of management attention and employee attrition due to the possible effects of the announcement and pendency of the Merger and the potential effects on customers, clients, patients, employees, vendors, strategic partners and business relationships;

•
the amount of time it could take to complete the Merger, including (1) with respect to obtaining requisite regulatory approvals or (2) the fact that completion of the Merger depends on factors outside of Amedisys’ control, and the risk that the pendency of the Merger for an extended period of time could have an adverse impact on Amedisys and Option Care Health, including their respective business relationships, business operations and financial results;

•
the interim operating covenants in the Merger Agreement that restrict or negatively impact Amedisys’ ability to operate its business and engage in and pursue certain business opportunities or strategic initiatives that may arise before the completion of the Merger, including the requirement that Amedisys use reasonable best efforts to carry on business in all material respects in the ordinary course consistent with past practice, subject to specific limitations;
•
that there can be no assurance that all conditions to the obligations of Amedisys or Option Care Health to the consummation of the Merger will be satisfied or waived even if the Amedisys Merger Proposal is approved by Amedisys stockholders;

•
the possibility of non-consummation of the Merger, including due to a failure to obtain the requisite approval under the HSR Act or due to a failure to obtain any requisite healthcare regulatory approvals or consents from state-level regulators and agencies in a timely manner, and the potential consequences of non-consummation, including the potential negative impacts on Amedisys, its business and the trading price of Amedisys Common Stock;

•
the difficulty and costs inherent in completing the Merger and integrating large and diverse businesses, operations and workforces and the risk that the potential synergies, and other benefits expected to be obtained as a result of the Merger might not be fully or timely realized;

•
the obligation of Amedisys to pay Option Care Health by way of compensation a termination payment of $106 million upon termination of the Merger Agreement under specified circumstances, as further discussed in the section of this joint proxy statement/prospectus titled “The Merger Agreement — Termination of the Merger Agreement and “The Merger Agreement — Termination Fees”;

•
the fact that the completion of the Merger is subject to approval by Option Care Health stockholders of the Option Care Health Share Issuance Proposal and the Option Care Health Charter Amendment Proposal;

•
the fact that the Option Care Health Board is permitted under the Merger Agreement to withdraw its recommendation if required by its fiduciary duties;

•
the fact that the Merger Agreement permits Option Care Health, subject to certain conditions, to respond to certain unsolicited acquisition proposals prior to the time Option Care Health’s stockholders approve the Option Care Health Share Issuance Proposal and Option Care Health Charter Amendment Proposal;

•
Option Care Health’s ability, subject to certain conditions and in certain circumstances with the payment of a termination fee, to terminate the Merger Agreement, as further discussed in the section of this joint proxy statement/prospectus titled “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fees”;

•
the risk that the expiration or termination of the waiting period under the HSR Act or under the approvals required under other healthcare regulatory regimes may not be obtained, may be delayed or may be conditioned and the risk that regulators may require divestitures or other remedies, and the fact that neither Amedisys and Option Care Health are expressly required to agree to any such remedies;

•
the risks of litigation relating to the Merger;

•
the significant costs involved in connection with entering into the Merger Agreement and consummating the Merger (many of which are payable whether or not the Merger is consummated); and

•
risks and other considerations of the type and nature described under the sections of this joint proxy statement/prospectus titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The Amedisys Board considered the factors described above as a whole, including through engaging in discussions with Amedisys senior management and Amedisys’ outside legal and financial advisors. Based on this review and consideration, the Amedisys Board unanimously concluded that these factors, on balance, supported a determination that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, were fair to and in the best interests of Amedisys and its stockholders, and resolved to recommend the adoption of the Merger Agreement to the stockholders of Amedisys, on the terms and subject to the conditions set forth in the Merger Agreement.
In addition, the Amedisys Board was aware of and considered the fact that Amedisys’ directors and executive officers may have certain interests in the transaction that are different from, or in addition to, the interests of Amedisys stockholders generally, as described in the section of this joint proxy statement/prospectus titled “Interests of Amedisys Directors and Executive Officers in the Merger.”
The foregoing discussion of the information and factors that the Amedisys Board considered is not, and is not intended to be, exhaustive. The Amedisys Board collectively reached the conclusion to approve the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, in light of the various factors described above and other factors that the members of the Amedisys Board believed appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the Amedisys Board considered in connection with its evaluation of the transaction, the Amedisys Board did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Amedisys Board. In considering the factors discussed above, individual directors may have given different weights to different factors.
The foregoing discussion of the information and factors considered by the Amedisys Board in approving the Merger Agreement is forward-looking in nature. This information should be read in light of the factors discussed in the section of this joint proxy statement/prospectus titled “Cautionary Statement Regarding Forward-Looking Statements.”
Opinion of Option Care Health’s Financial Advisor
Goldman Sachs delivered its oral opinion, subsequently confirmed in writing, to the Option Care Health Board that, as of May 3, 2023 and based upon and subject to the various assumptions, limitations, factors, qualifications and other matters set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to Option Care Health.
The full text of the written opinion of Goldman Sachs, dated May 3, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Option Care Health Board in connection with its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of Option Care Health Common Stock should vote with respect to the Merger, or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•
the Merger Agreement;

•
annual reports to stockholders and Annual Reports on Form 10-K of Option Care Health and Amedisys for the five fiscal years ended December 31, 2022;

•
certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Option Care Health and Amedisys;

•
certain other communications from Option Care Health and Amedisys to their respective stockholders;

•
certain publicly available research analyst reports for Option Care Health and Amedisys;

•
certain internal financial analyses and forecasts for Amedisys prepared by its management; and

•
certain internal financial analyses and forecasts for Option Care Health standalone (which are referred to as the “Option Care Health Standalone Projections”) and pro forma for the Merger (which are referred to as the “Option Care Health Pro Forma Projections”) and certain financial analyses and forecasts for Amedisys (which are referred to as the “Option Care Health Adjusted Amedisys Standalone Projections”), in each case, as prepared by the management of Option Care Health and approved for Goldman Sachs’ use by Option Care Health, which are referred to collectively as the “Forecasts”, certain forecasts related to the expected utilization by Option Care Health and Amedisys of certain net operating loss carryforwards and tax credits of Option Care Health and Amedisys, respectively, as prepared by the managements of Option Care Health and Amedisys and approved for Goldman Sachs’ use by Option Care Health, which are referred to as the “NOL Forecasts”, and certain operating synergies projected by the managements of Option Care Health and Amedisys to result from the Merger, as approved for Goldman Sachs’ use by Option Care Health, which are referred to as the “Option Care Health Synergy Projections”.
Goldman Sachs also held discussions with members of the senior management of Option Care Health regarding their assessment of the past and current business operations, financial condition and future prospects of Amedisys and Option Care Health and the strategic rationale for, and the potential benefits of, the Merger; reviewed the reported price and trading activity for the shares of Option Care Health Common Stock and the shares of Amedisys Common Stock; compared certain financial and stock market information for Option Care Health and Amedisys with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the healthcare industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with Option Care Health’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Option Care Health’s consent that the Forecasts, the NOL Forecasts and the Option Care Health Synergy Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Option Care Health. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Option Care Health or Amedisys or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Option Care Health or Amedisys or on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of Option Care Health to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to Option Care Health; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to Option Care Health, as of the date of the opinion, of the Exchange Ratio pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Option Care Health; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Option Care Health or Amedisys, or any class of such persons in connection with the Merger, whether relative to the Exchange Ratio pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Option Care Health Common Stock or Amedisys Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Option Care Health or Amedisys or the Merger, or as to the impact of the Merger on the solvency or viability of Option Care Health or Amedisys or the ability of Option Care Health or Amedisys to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Option Care Health Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 2, 2023, the last trading day before the public announcement of the Merger and is not necessarily indicative of current market conditions.
Illustrative Discounted Cash Flow Analysis — Amedisys Standalone
Using the Forecasts and the NOL Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Amedisys on a standalone basis to derive a range of illustrative present values per share of Amedisys Common Stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 8.0% to 9.0%, reflecting estimates of Amedisys’ weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2023 (i) estimates of unlevered free cash flow for Amedisys for the stub period from April 1, 2023 to December 31, 2023 and the fiscal years 2024 through 2027 as reflected in the Forecasts (taking into account the impact of certain net operating losses per the NOL Forecasts) and (ii) a range of illustrative terminal values for Amedisys, which were calculated by applying terminal year exit next twelve months’ (“NTM”) enterprise value (“EV”) to earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted to exclude stock-based compensation and non-controlling interests (the “Amedisys Adjusted EBITDA”) (“NTM EV / Amedisys Adjusted EBITDA”) multiples ranging from 11.5x to 14.0x, to a terminal year estimate of the NTM Amedisys Adjusted EBITDA to be generated by Amedisys, as reflected in the Forecasts (which analysis implied perpetuity growth rates ranging from 2.3% to 4.2%). The range of terminal year exit NTM EV / Amedisys Adjusted EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of Amedisys. Goldman Sachs derived discount rates by application of the Capital Asset Pricing Model (“CAPM”), which requires certain company-specific inputs, including Amedisys’ target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for Amedisys, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative enterprise values for Amedisys on a standalone basis by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Amedisys the amount of Amedisys’ net debt as of March 31, 2023, as provided by the management of Amedisys and approved for Goldman Sachs’ use by the management of Option Care Health, to derive a range of illustrative equity values for Amedisys. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Amedisys Common Stock and other dilutive equity instruments as of May 1, 2023 adjusted for equity instruments expected to be issued ahead of signing on May 3, 2023, as provided by the management of Amedisys and approved for Goldman Sachs’ use by the management of Option Care Health, using the treasury stock method, to derive a range of illustrative present values per share ranging from $90.91 to $113.24.
Illustrative Present Value of Future Share Price Analysis — Amedisys Standalone
Using the Forecasts, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Amedisys Common Stock. For this analysis, Goldman Sachs first calculated the implied EV for Amedisys as of December 31 for each of the fiscal years 2023 through 2025, by applying a range of multiples of illustrative NTM EV / Amedisys Adjusted EBITDA of 11.5x to 14.0x to estimates of Amedisys’ NTM Amedisys Adjusted EBITDA for each of the fiscal years 2023 through 2025. This illustrative range of NTM EV / Amedisys Adjusted EBITDA multiple estimates was derived by Goldman

Sachs utilizing its professional judgment and experience, taking into account current and historical NTM EV / Amedisys Adjusted EBITDA multiples for Amedisys.
Goldman Sachs then subtracted the amount of Amedisys’ net debt for each of the fiscal years 2023 through 2025, as provided by and approved for Goldman Sachs’ use by the management of Option Care Health, from the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for Amedisys for each of the fiscal years 2023 through 2025. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of Amedisys Common Stock and other dilutive equity instruments as of May 1, 2023 adjusted for equity instruments expected to be issued ahead of signing on May 3, 2023 for each of the fiscal years 2023 through 2025, calculated using information provided by and approved for Goldman Sachs’ use by the management of Option Care Health, to derive a range of implied future values per share of Amedisys Common Stock. Goldman Sachs then discounted these implied future equity values per share of Amedisys Common Stock to March 31, 2023, using an illustrative discount rate of 9.0%, reflecting an estimate of Amedisys’ cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for Amedisys, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $79.69 to $104.69 per share of Amedisys Common Stock.
Selected Transactions Analysis
Goldman Sachs analyzed certain information relating to the following selected transactions in the healthcare industry since 2017. For each of the selected transactions, Goldman Sachs calculated and compared the implied EV of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s last twelve months’ (“LTM”) adjusted EBITDA (“EV / LTM adjusted EBITDA”) based on information in public filings, press releases and investor relations documents. While none of the companies that participated in the selected transactions are directly comparable to Amedisys, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Amedisys results, market sizes and product profile.
The following table presents the results of this analysis:
Announcement Date	Selected Transactions		EV / LTM Adjusted EBITDA
	Acquiror	Target
April 2022	Clayton, Dubilier & Rice	Kindred at Home Hospice and Personal Care	12.0x
March 2022	UnitedHealth Group, Inc.	LHC Group, Inc.	22.2x
September 2020	Providence Service Corporation	Simplura Health Group	11.6x
October 2018	Amedisys, Inc.	Compassionate Care Hospice Group, Inc.	12.6x
November 2017	LHC Group, Inc.	Almost Family, Inc.	16.4x
Based on the results of the foregoing calculations and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of EV / LTM adjusted EBITDA multiples of 11.6x to 22.2x to Amedisys’ LTM adjusted EBITDA as of March 31, 2023, as provided by and approved for Goldman Sachs’ use by the management of Option Care Health, to derive a range of implied enterprise values for Amedisys. Goldman Sachs then subtracted the net debt of Amedisys as of March 31, 2023, as provided by the management of Amedisys and approved for Goldman Sachs’ use by the management of Option Care Health, and divided the result by the number of fully diluted outstanding shares of Amedisys Common Stock and other dilutive equity instruments as of May 1, 2023 adjusted for equity instruments expected to be issued ahead of signing on May 3, 2023, as provided by the management of Amedisys and approved for Goldman Sachs’ use by the management of Option Care Health, to derive a reference range of implied values per share of Amedisys Common Stock of $82.69 to $167.76.

Premia Paid Analysis
Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-stock mergers announced from January 1, 2013 through May 2, 2023 involving a public company based in the United States as the target where the disclosed equity values for the transaction were between $0.5 billion and $5.0 billion and the acquiror had a pro forma ownership of the combined company between 60% and 75%. This analysis excluded transactions in the banking, financial services, insurance, oil and gas, real estate and utilities industries. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premia of the price paid in the nine transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 23.2% across the period. This analysis also indicated a 25th percentile premium of 15.4% and 75th percentile premium of 29.4% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premia of 15.4% to 29.4% to the undisturbed closing price per share of Amedisys Common Stock of $77.26 as of May 2, 2023 and calculated a range of implied equity values per share of Amedisys Common Stock of $89.16 to $99.97.
Illustrative Discounted Cash Flow Analysis — Option Care Health Standalone
Using the Forecasts and the NOL Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Option Care Health on a standalone basis to derive a range of illustrative present values per share of Option Care Health Common Stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 8.0% to 9.0%, reflecting estimates of Option Care Health’s weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2023 (i) estimates of unlevered free cash flow for Option Care Health for the stub period between April 1, 2023 to December 31, 2023 and the fiscal years 2024 through 2027 as reflected in the Forecasts (taking into account the impact of certain net operating losses per the NOL Forecasts) and (ii) a range of illustrative terminal values for Option Care Health, which were calculated by applying terminal year exit NTM EV to EBITDA adjusted to exclude stock-based compensation (the “Option Care Health Adjusted EBITDA”) (“NTM EV / Option Care Health Adjusted EBITDA”) multiples ranging from 16.0x to 17.5x, to a terminal year estimate of the NTM Option Care Health Adjusted EBITDA to be generated by Option Care Health, as reflected in the Forecasts (which analysis implied perpetuity growth rates ranging from 3.9% to 5.1%). The range of terminal year exit NTM EV / Adjusted Option Care Health EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of Option Care Health. Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, including Option Care Health’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for Option Care Health, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative enterprise values for Option Care Health on a standalone basis by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Option Care Health the amount of Option Care Health’s net debt as of March 31, 2023, as provided by and approved for Goldman Sachs’ use by the management of Option Care Health, to derive a range of illustrative equity values for Option Care Health. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Option Care Health Common Stock and other dilutive equity instruments as of May 1, 2023, as provided by and approved for Goldman Sachs’ use by the management of Option Care Health, using the treasury stock method, to derive a range of illustrative present values per share ranging from $40.53 to $46.13.
Illustrative Present Value of Future Share Price Analysis — Option Care Health Standalone
Using the Forecasts, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Option Care Health Common Stock. For this analysis, Goldman Sachs first calculated the implied EV for Option Care Health as of December 31 for each of the fiscal years 2023 through 2025, by applying a range of multiples of illustrative NTM EV / Option Care Health Adjusted EBITDA of 16.0x to 17.5x to estimates of Option Care Health’s NTM Option Care Health Adjusted EBITDA for each of the fiscal years 2023 through 2025. This illustrative range of NTM EV / Option Care Health

Adjusted EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical NTM EV / Option Care Health Adjusted EBITDA multiples for Option Care Health.
Goldman Sachs then subtracted the amount of Option Care Health’s net debt for each of the fiscal years 2023 through 2025, as provided by and approved for Goldman Sachs’ use by the management of Option Care Health, from the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for Option Care Health for each of the fiscal years 2023 through 2025. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of Option Care Health Common Stock and other dilutive equity instruments as of May 1, 2023 for each of the fiscal years 2023 through 2025, calculated using information provided by and approved for Goldman Sachs’ use by the management of Option Care Health, to derive a range of implied future values per share of Option Care Health Common Stock. Goldman Sachs then discounted these implied future equity values per share of Option Care Health Common Stock to March 31, 2023, using an illustrative discount rate of 9.0%, reflecting an estimate of Option Care Health’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for Option Care Health, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $33.28 to $42.25 per share of Option Care Health Common Stock.
Illustrative Discounted Cash Flow Analysis — Option Care Health Pro Forma
Using the Forecasts, the NOL Forecasts and the Option Care Health Synergy Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Option Care Health pro forma for the Merger to derive a range of illustrative present values per share of Option Care Health Common Stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 8.0% to 9.0%, reflecting estimates of Option Care Health’s pro forma weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2023 (i) estimates of unlevered free cash flow for Option Care Health pro forma for the Merger for the stub period between April 1, 2023 to December 31, 2023 and fiscal years 2024 through 2027 as reflected in the Forecasts (taking into account the impact of certain net operating losses per the NOL Forecasts) and (ii) a range of illustrative terminal values for Option Care Health pro forma for the Merger, which were calculated by applying terminal year exit NTM EV to EBITDA adjusted to include the Option Care Health Synergy Projections and exclude stock-based compensation, integration costs and non-controlling interest (the “Pro Forma Adjusted EBITDA”) (“NTM EV / Pro Forma Adjusted EBITDA”) multiples ranging from 15.5x to 17.5x, to a terminal year estimate of the NTM Pro Forma Adjusted EBITDA to be generated by Option Care Health on a pro forma basis, as reflected in the Forecasts and the Option Care Health Synergy Projections (which analysis implied perpetuity growth rates ranging from 3.7% to 5.1%). The range of terminal year exit NTM EV / Pro Forma Adjusted EBITDA multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of Option Care Health and Amedisys. Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, including Option Care Health’s pro forma target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for Option Care Health pro forma for the Merger, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative enterprise values for Option Care Health pro forma for the Merger by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Option Care Health pro forma for the Merger, the amount of Option Care Health’s pro forma net debt (excluding estimated transaction fees with respect to the Merger) as of March 31, 2023, as provided by the managements of Option Care Health and Amedisys and approved for Goldman Sachs’ use by the management of Option Care Health, to derive a range of illustrative equity values for Option Care Health on a pro forma basis. Goldman Sachs then divided the range of illustrative equity values it derived by the pro forma number of fully diluted outstanding shares of Option Care Health Common Stock and other dilutive equity instruments as of May 1, 2023 as well as Amedisys options adjusted by the Exchange Ratio pursuant to the Merger Agreement, as provided by and approved for Goldman Sachs’ use by the management of Option Care Health, using the treasury stock method, to derive a range of illustrative present values per share ranging from $42.63 to $49.89.

Illustrative Present Value of Future Share Price Analysis — Option Care Health Pro Forma
Using the Forecasts and the Option Care Health Synergy Projections, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Option Care Health Common Stock pro forma for the Merger. For this analysis, Goldman Sachs first calculated the implied EV pro forma for the Merger for Option Care Health as of December 31 for each of the fiscal years 2023 through 2025, by applying a range of multiples of illustrative NTM EV / Pro Forma Adjusted EBITDA of 15.5x to 17.5x to estimates of Option Care Health’s NTM Pro Forma Adjusted EBITDA on a pro forma basis for each of the fiscal years 2023 through 2025. This illustrative range of NTM EV / Pro Forma Adjusted EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical NTM EV / Pro Forma Adjusted EBITDA multiples for Option Care Health and Amedisys.
Goldman Sachs then subtracted the amount of Option Care Health’s pro forma net debt (including estimated transaction fees with respect to the Merger) for each of the fiscal years 2023 through 2025, as provided by and approved for Goldman Sachs’ use by the management of Option Care Health, from the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for Option Care Health on a pro forma basis for each of the fiscal years 2023 through 2025. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of Option Care Health Common Stock and other dilutive equity instruments as of May 1, 2023 as well as Amedisys options adjusted by the Exchange Ratio pursuant to the Merger Agreement on a pro forma basis for each of the fiscal years 2023 through 2025, calculated using information provided by and approved for Goldman Sachs’ use by the management of Option Care Health, to derive a range of implied future values per share of Option Care Health Common Stock on a pro forma basis. Goldman Sachs then discounted these implied future equity values per share of Option Care Health Common Stock to March 31, 2023, using an illustrative discount rate of 9.0%, reflecting an estimate of Option Care Health’s pro forma cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for Option Care Health pro forma for the Merger, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $34.37 to $46.00 per share of Option Care Health Common Stock pro forma for the Merger.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Option Care Health or Amedisys or the Merger.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Option Care Health Board as to the fairness from a financial point of view to Option Care Health of the Exchange Ratio pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Option Care Health, Amedisys, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted.
The Exchange Ratio was determined through arm’s-length negotiations between Option Care Health and Amedisys and was approved by the Option Care Health Board. Goldman Sachs provided advice to Option Care Health during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to Option Care Health or the Option Care Health Board or that any specific exchange ratio constituted the only appropriate exchange ratio for the Merger.

As described above, Goldman Sachs’ opinion to the Option Care Health Board was one of many factors taken into consideration by the Option Care Health Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.
Goldman Sachs and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Option Care Health, Amedisys, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement. Goldman Sachs acted as financial advisor to Option Care Health in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the Merger Agreement. With Option Care Health’s consent, at the time of the execution of the Merger Agreement, an affiliate of Goldman Sachs entered into financing commitments to provide Option Care Health with a bridge loan for the Surviving Corporation (as defined in the Merger Agreement) (the “Bridge Loan”) in connection with the consummation of the Merger, subject to the terms of such commitments. The actual amount of aggregate fees received by Goldman Sachs and its affiliates in connection with the Bridge Loan will depend upon, among other things, the number of lenders that will provide commitments for the Bridge Loan. Option Care Health estimates that Goldman Sachs and its affiliates will in aggregate receive approximately $1,125,000 in fees in connection with the Bridge Loan. During the two-year period ended May 3, 2023, Goldman Sachs Investment Banking has not been engaged by Option Care Health or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. During the two-year period ended May 3, 2023, Goldman Sachs Investment Banking has not been engaged by Amedisys or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Option Care Health, Amedisys and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.
The Option Care Health Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated April 24, 2023, Option Care Health engaged Goldman Sachs to act as its financial advisor in connection with the Merger. The engagement letter between Option Care Health and Goldman Sachs provides for a transaction fee of $20 million, all of which is contingent upon consummation of the Merger. In addition, Option Care Health has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Opinion of Amedisys’ Financial Advisor
Opinion of Guggenheim Securities, LLC
Overview
Amedisys retained Guggenheim Securities as its financial advisor in connection a potential business combination transaction involving Amedisys. In selecting Guggenheim Securities as its financial advisor, Amedisys considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the healthcare services industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

At the May 3, 2023 meeting of the Amedisys Board, Guggenheim Securities rendered an oral opinion, which was confirmed by delivery of a written opinion, dated May 3, 2023, to the Amedisys Board to the effect that, as of May 3, 2023 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Exchange Ratio was fair, from a financial point of view, to the stockholders of Amedisys.
This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex D to this joint proxy statement/prospectus and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, business, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.
In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith):
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was provided to the Amedisys Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Exchange Ratio;

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did not constitute a recommendation to the Amedisys Board with respect to the Merger;

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does not constitute advice or a recommendation to any holder of Amedisys Common Stock or Option Care Health Common Stock as to how to vote or act in connection with the Merger or otherwise;

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did not address Amedisys’ underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Amedisys, any refinancing related to the Merger or the effects of any other transaction in which Amedisys might engage;

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addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio to the stockholders of Amedisys;

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expressed no view or opinion as to (i) any other term, aspect or implication of (a) the Merger (including, without limitation, the form or structure of the Merger) or the Merger Agreement or (b) any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of Amedisys or Option Care Health; and

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expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Amedisys’ or Option Care Health’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Exchange Ratio or otherwise.

In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:
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reviewed a draft of the Merger Agreement dated May 3, 2023;

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reviewed certain publicly available business and financial information regarding each of Amedisys and Option Care Health;

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reviewed certain non-public business and financial information regarding Amedisys’ and Option Care Health’s respective businesses and future prospects (including the Amedisys long-range plan and the Option Care Health Extrapolated Standalone Projections, as defined and summarized in the section entitled “— Certain Amedisys Unaudited Prospective Financial Information” (together, the “Amedisys-Provided Financial Projections”) and certain other estimates and other forward-looking information), all as prepared, discussed with and approved for Guggenheim Securities’ use by

Amedisys’ senior management (collectively with the Synergy Estimates referred to below, the “Amedisys-Provided Information”);
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reviewed certain non-public business and financial information regarding Option Care Health’s business and future prospects (including the Option Care Health Three Year Projections and, together with the Amedisys-Provided Financial Projections, the “Financial Projections”) and certain other estimates and other forward-looking information), all as prepared and approved for Guggenheim Securities’ use by Option Care Health’s senior management and reviewed by, discussed with and approved for Guggenheim Securities’ use by Amedisys’ senior management (collectively, the “Option Care Health-Provided Information”);

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reviewed certain estimated revenue enhancements and cost savings expected to result from the Merger, and estimated costs to achieve the same, as referred to as the Amedisys management estimated synergies in the section entitled “— Certain Amedisys Unaudited Prospective Financial Information” (collectively, the “Synergy Estimates” or the “Synergies”) all as prepared, discussed with and approved for Guggenheim Securities’ use by Amedisys’ senior management;

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discussed with Amedisys’ senior management and Option Care Health’s senior management their strategic and financial rationale for the Merger as well as their views of Amedisys’ and Option Care Health’s respective businesses, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the home healthcare, hospice and infusion services sectors;

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performed discounted cash flow analyses based on the Amedisys-Provided Financial Projections;

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reviewed the valuation and financial metrics of certain mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the Merger;

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reviewed the historical prices, trading multiples and trading activity of the Amedisys Common Stock and the Option Care Health Common Stock;

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compared the financial performance of Amedisys and Option Care Health and the trading multiples and trading activity of the Amedisys Common Stock and the Option Care Health Common Stock with corresponding data for certain other publicly traded companies that Guggenheim Securities deemed relevant in evaluating Amedisys and Option Care Health;

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reviewed the pro forma financial results, financial condition and capitalization of Option Care Health giving effect to the Merger, all as discussed with and approved for Guggenheim Securities’ use by Amedisys’ senior management; and

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conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at its opinion, Guggenheim Securities noted that:
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Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with Amedisys or Option Care Health (including, without limitation, the Amedisys-Provided Information and the Option Care Health-Provided Information) or obtained from public sources, data suppliers and other third parties.

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Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the Amedisys-Provided Information and the Option Care Health -Provided Information), (ii) expressed no view or opinion regarding the reasonableness or achievability of the Financial Projections, the Synergy Estimates, any other estimates and any other forward-looking information provided by Amedisys or Option Care Health or the assumptions upon which any of the foregoing are based and (iii) relied upon the assurances of Amedisys’ senior management that they were (in the case of the Amedisys-Provided Information) and have assumed that Option Care Health’s senior management was (in the case of the Option Care Health-Provided Information) unaware of any facts or circumstances that would make the Amedisys-Provided Information or the Option Care Health-Provided Information incomplete, inaccurate or misleading.
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Specifically, with respect to (i) the Amedisys-Provided Financial Projections and the Synergy Estimates utilized in Guggenheim Securities’ analyses, (a) Guggenheim Securities was advised by Amedisys’ senior management, and Guggenheim Securities assumed, that the Amedisys-Provided Financial Projections and the Synergy Estimates had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Amedisys’ senior management as to the expected future performance of Amedisys and Option Care Health and the expected amounts and realization of the Synergies Estimates and (b) Guggenheim Securities assumed that the Amedisys-Provided Financial Projections and the Synergy Estimates had been reviewed by the Amedisys Board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion, (ii) the Option Care Health-Provided Financial Projections, Guggenheim Securities assumed that such financial projections had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of Option Care Health’s senior management as to the expected future performance of Option Care Health on a stand-alone basis and (iii) any financial projections/forecasts, any other estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:
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Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Amedisys, Option Care Health, or any other entity or the solvency or fair value of Amedisys, Option Care Health, or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

•
Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in Guggenheim Securities’ opinion should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of Amedisys’ senior management, Option Care Health’s senior management and Amedisys’ and Option Care Health’s respective other professional advisors with respect to such matters. Guggenheim Securities assumed that that the Merger Agreement will qualify, for US federal income tax purposes, as a “plan of reorganization” within the meaning of Section 368 of the Code and the treasury regulations promulgated thereunder, the Merger will be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and Amedisys and Option Care Health will each be a party to the reorganization within the meaning of Section 368(b) of the Code. Guggenheim Securities did not express any view or render any opinion regarding the tax consequences of the Merger to Amedisys, Option Care Health, or their respective securityholders.

Guggenheim Securities further assumed that:
•
In all respects meaningful to its analyses, (i) the final executed form of the Merger Agreement did not differ from the draft that Guggenheim Securities reviewed, (ii) Amedisys and Option Care Health and Merger Sub will comply with all terms and provisions of the Merger Agreement and (iii) the representations and warranties of Amedisys, Option Care Health and Merger Sub contained in the Merger Agreement were true and correct and all conditions to the obligations of each party to the Merger Agreement to consummate the Merger would be satisfied without any waiver, amendment or modification thereof.

•
The Merger will be consummated in a timely manner in accordance with the terms of the Merger Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Amedisys, Option Care Health, Merger Sub or the Merger (including its contemplated benefits) in any way meaningful to Guggenheim Securities’ analyses or opinion.

•
Guggenheim Securities did not express any view or opinion as to (i) the prices at which the shares of common stock or other securities or financial instruments of or relating to Amedisys or Option Care Health may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on Amedisys or Option Care Health, their respective securities or other financial instruments, the Merger or any related refinancing or (iii) the impact of the Merger on the solvency or viability of Amedisys, Option Care Health or Merger Sub or the ability of Amedisys, Option Care Health or Merger Sub to pay their respective obligations when they come due.

Summary of Financial Analyses
Overview of Financial Analyses
This “Summary of Financial Analyses” presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to the Amedisys Board in connection with Guggenheim Securities’ rendering of its opinion. Such presentation to the Amedisys Board was supplemented by Guggenheim Securities’ oral discussion, the nature and substance of which may not be fully described herein, but none of which materially impacted the financial analyses performed by Guggenheim Securities.
Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ financial analyses.
The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering Guggenheim Securities’ opinion.
In arriving at its opinion, Guggenheim Securities:
•
based its financial analyses on various assumptions, including assumptions concerning general business, economic and capital markets conditions and industry-specific and company-specific factors, all of which are beyond the control of Amedisys, Option Care Health and Guggenheim Securities;

•
did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

•
considered the results of all of its financial analyses and did not attribute any particular weight to any one analysis or factor; and

•
ultimately arrived at its opinion based on the results of all of its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view and as of the date of such opinion, of the Exchange Ratio, to the stockholders of Amedisys to the extent specified in such opinion.

With respect to the financial analyses performed by Guggenheim Securities in connection with rendering its opinion:
•
Such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•
None of the selected precedent merger and acquisition transactions used in the selected precedent merger and acquisition transactions analysis described below is identical or directly comparable to the

Merger, and none of the selected publicly traded companies used in the selected publicly traded companies analysis described below is identical or directly comparable to Amedisys or Option Care Health. However, such transactions and companies were selected by Guggenheim Securities, among other reasons, because they involved target companies or represented publicly traded companies which may be considered broadly similar, for purposes of Guggenheim Securities’ financial analyses, to Amedisys and Option Care Health based on Guggenheim Securities’ familiarity with their respective sectors.
•
In any event, selected precedent merger and acquisition transactions analysis and selected publicly traded comparable companies analysis are not mathematical. Rather, such analyses involve complex considerations and judgments concerning the differences in business, financial, operating and capital markets-related characteristics and other factors regarding the selected precedent merger and acquisition transactions to which the Merger was compared and the selected publicly traded companies to which Amedisys and Option Care Health were compared.

•
Such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

Certain Definitions
Throughout this section titled “The Merger — Opinion of Amedisys’ Financial Advisor — Summary of Financial Analyses,” the following financial terms are used in connection with Guggenheim Securities’ various financial analyses:
•
“CY” means calendar year.

•
“Adjusted EBITDA” or “Adj. EBITDA” means the relevant company’s operating earnings before interest, taxes, depreciation and amortization, shown after the deduction of stock-based compensation expense and non-controlling interest expense.

•
“EBITDA multiple” represents the relevant company’s enterprise value divided by its historical or projected Adjusted EBITDA or PF Adjusted EBITDA, as applicable.

•
“Enterprise value” represents the relevant company’s market capitalization plus (i) the principal or face amount of total debt and preferred stock and less (ii) cash, cash equivalents, short- and long-term marketable investments and certain other cash-like items.

•
“Last Closing Amedisys Share Price” means the closing price of shares of Amedisys Common Stock on May 2, 2023, the last full trading day prior to the execution of the Merger Agreement.

•
“Last Closing Option Care Health Share Price” means the closing price of shares of Amedisys Common Stock on May 2, 2023, the last full trading day prior to the execution of the Merger Agreement.

•
“PF Adjusted EBITDA” or “PF Adj. EBITDA” means, with respect to Amedisys, Amedisys’ EBITDA excluding the Personal Care segment which was divested at the end of the first quarter of 2023.

•
“Unlevered free cash flow” or “ULFCF” means the relevant company’s after-tax unlevered operating cash flow minus capital expenditures and after giving effect to positive or negative changes in net working capital.

Amedisys Stand-Alone Financial Analyses
Recap of Amedisys Stand-Alone Financial Analyses.   In evaluating Amedisys in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including discounted cash flow analyses and selected publicly traded comparable companies analyses. Solely for informational reference purposes, Guggenheim Securities also reviewed the Selected Precedent M&A Transactions, Historical Public M&A Premia, Analyst Price Targets and 52 Week High/Low Stock Prices described below.

Recap of Amedisys Stand-Alone Financial Analyses
Last Closing Amedisys Share Price	$77.26
	Reference Range for Amedisys Valuation
	Low	High
Financial Analyses
Discounted Cash Flow Analysis	$66.00	$109.00
Selected Publicly Traded Companies Analyses:
2023E PF Adj. EBITDA	$77.00	$99.00
2024E PF Adj. EBITDA	$75.50	$90.25
For Informational Reference Purposes
Selected Precedent M&A Transactions	$71.00	$108.25
Historical Public M&A Premia	$90.00	$100.25
Analyst Price Targets	$72.00	$130.00
52 Week High/Low Stock Prices	$69.37	$131.32
Amedisys Financial Analyses
Amedisys Discounted Cash Flow Analysis.   Guggenheim Securities performed a discounted cash flow analysis of Amedisys based on the forecasted unlevered free cash flows for Amedisys and a two-stage terminal value calculated using an estimate of an interim growth rate during a five-year period following the end of the projection horizon and a range of perpetual growth rates thereafter.
In performing its discounted cash flow analyses with respect to Amedisys:
•
Guggenheim Securities utilized the Amedisys-Provided Financial Projections as provided and approved for Guggenheim Securities’ use by Amedisys’ senior management.

•
Guggenheim Securities used a discount rate range of 8.00% – 10.25% based on its estimate of Amedisys’ weighted average cost of capital.

•
In estimating Amedisys’ two-stage terminal value, Guggenheim Securities used an interim growth rate of 5.5% for an interim growth period in the years 2028 – 2032 and a range of perpetual growth rates of Amedisys’ normalized after-tax unlevered free cash flow after the interim growth period of 2.00% – 3.00%. The two-stage terminal values implied by the foregoing interim growth rate estimate and perpetual growth rate rage were cross-checked for reasonableness by reference to Amedisys’ implied terminal year (2027) EV/EBITDA multiples.

Guggenheim Securities’ discounted cash flow analyses for purposes of evaluating the Amedisys Common Stock resulted in an overall reference range of $66.00 – $109.00 per share of Amedisys Common Stock.
Amedisys Selected Publicly Traded Companies Analysis.   Guggenheim Securities reviewed and analyzed Amedisys’ historical stock price performance, trading metrics and historical and projected/forecasted financial performance compared to corresponding data for publicly traded companies in home and community based healthcare service providers sectors in order to provide context for a reference range of generally comparable public trading EV/Adj. EBITDA multiples. Guggenheim Securities calculated, among other things, various public market trading multiples for the selected publicly traded companies, (in the case of the selected publicly traded companies, based on Wall Street equity research consensus estimates and each company’s most recent publicly available financial filings), which are summarized in the table below:

Amedisys Selected Publicly Traded Companies Analysis(1)
	Enterprise Value / CY 2023E PF Adj. EBITDA	Enterprise Value / CY 2024E PF Adj. EBITDA
Addus Homecare Corporation	14.7x	13.4x
Aveanna Healthcare Holdings Inc.	14.7x	13.2x
Chemed Corporation	18.7x	17.3x
Enhabit, Inc.	10.1x	9.4x
ModivCare, Inc.	8.6x	7.7x
Statistical Summary
Median	14.7x	13.2x

(1)
Selected publicly traded company metrics derived from Wall Street equity research consensus estimates and historical filings per FactSet as of May 2, 2023, the last full trading day prior to the execution of the Merger Agreement.

In performing its selected publicly traded companies analysis with respect to Amedisys, Guggenheim Securities selected a reference range of CY 2023E PF Adjusted EBITDA multiples of 12.0x – 15.0x and a reference range of CY 2024E PF Adjusted EBITDA multiples of 11.5x – 13.5x. Guggenheim Securities’ selected publicly traded companies analysis resulted in an overall reference range for purposes of evaluating the Amedisys Common Stock on a stand-alone public market trading basis of $77.00 – $99.00 per share of Amedisys Common Stock based on CY 2023E PF Adjusted EBITDA in the Amedisys-Provided Financial Projections and $75.50 – $90.25 per share of Amedisys Common Stock based on CY 2024E PF Adjusted EBITDA in the Amedisys-Provided Financial Projections.
Other Financial Reviews of Amedisys Stand-Alone for Reference Information Purposes
In order to provide certain context for the financial analyses of Amedisys in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews and analyses as summarized below solely for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews and analyses to be determinative methodologies for purposes of its opinion.
Amedisys Selected Precedent Merger and Acquisition Transactions.   Guggenheim Securities reviewed and analyzed certain financial metrics associated with selected precedent merger and acquisition transactions in the home health and hospice sectors with publicly available data that were announced in or after September 2013 that Guggenheim Securities deemed relevant for purposes of this analysis. Guggenheim Securities calculated, among other things and to the extent publicly available, certain implied change-of-control transaction multiples for the selected precedent merger and acquisition transactions (based on Wall Street equity research consensus estimates, each company’s most recent publicly available financial filings and certain other publicly available information). Guggenheim Securities selected a reference range of transaction multiples of 11.0x – 16.0x last twelve month PF Adjusted EBITDA (net of minority interests) and applied this range to Amedisys’ last twelve month (3/31) PF Adjusted EBITDA (net of minority interests) to calculate a reference range of implied Amedisys share prices of $71.00 – $108.25 per share of Amedisys Common Stock for informational reference purposes.
Amedisys Historical Public M&A Premia
Guggenheim Securities reviewed and, based on publicly available information, analyzed the premiums paid to the unaffected share price in selected strategic / transformative mergers with a transaction value greater than $1 billion in which shareholders of a publicly-traded U.S. target owned 30 – 45% of the pro forma combined company and that have been announced since January 1, 2015 and excluding target companies in the financials, energy or oil and gas industries and transactions referred to as “mergers of equals” transactions by the relevant companies in their public disclosures. Excluding the transactions in the top and bottom quartiles resulted in a reference range of premia of 16.3% – 29.9%, which Guggenheim

Securities applied to Amedisys’ closing stock price of $77.26 on May 2, 2023, the last full trading day prior to the execution of the Merger Agreement, to calculate an overall reference range of implied Amedisys share prices of $90.00 – $100.25 per share of Amedisys Common Stock for informational reference purposes.
Amedisys Analyst Stock Price Targets
Guggenheim Securities reviewed fifteen selected Wall Street equity research analyst stock price targets for Amedisys on a standalone basis that were published during February, March and April of 2023. Guggenheim Securities noted that such Wall Street equity research analyst stock price targets for the Amedisys Common Stock were between $72.00 – $130.00 per share, with a median stock price target of $107.00.
Amedisys 52-Week High/Low Stock Prices
Guggenheim Securities reviewed Amedisys’ stock price trading history over the last twelve months preceding the date of the Merger Agreement. Guggenheim Securities noted that the lowest trading price was $69.37 on March 23, 2023, and the highest trading price was $131.32 on July 22, 2022.
Option Care Health Stand-Alone Financial Analyses
Recap of Option Care Health Stand-Alone Financial Analyses.   In evaluating Option Care Health in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including a discounted cash flow analysis. Solely for informational reference purposes, Guggenheim Securities also reviewed the Analyst Price Targets and 52 Week High/Low Stock Prices described below.

Recap of Option Care Health Stand-Alone Financial Analyses
Last Closing Option Care Health Share Price	$32.23
	Reference Range for Option Care Health Valuation
	Low	High
Financial Analysis
Discounted Cash Flow Analysis	$21.25	$36.50
For Informational Reference Purposes
Analyst Price Targets	$38.00	$41.00
52 Week High/Low Stock Prices	$25.54	$35.87
Option Care Health Discounted Cash Flow Analysis.   Guggenheim Securities performed stand-alone discounted cash flow analysis of Option Care Health based on forecasted unlevered free cash flows for Option Care Health and a two-stage terminal value calculated using an estimate of an interim growth rate during a five-year period following the end of the projection horizon and a range of perpetual growth rates thereafter.
In performing its discounted cash flow analysis with respect to Option Care Health:
•
Guggenheim Securities utilized the Option Care Health Three Year Projections as provided and approved for Guggenheim Securities’ use by Amedisys’ senior management.

•
Guggenheim Securities used a discount rate range of 7.75% – 10.00% based on its estimate of Option Care Health’s weighted average cost of capital.

•
In estimating Option Care Health’s two-stage terminal value, Guggenheim Securities used an interim growth rate of 5.50% for an interim growth period in the years 2028 – 2032 and a range of perpetual growth rates of Option Care Health’s normalized after-tax unlevered free cash flow after the interim growth period of 2.00% – 3.00%. The two-stage terminal values implied by the foregoing interim growth rate estimate and estimated perpetual growth rate range were cross-checked for reasonableness by reference to Option Care Health’s implied terminal year (2027) EBITDA multiples.

Guggenheim Securities’ discounted cash flow analysis resulted in an overall reference range of $21.25 – $36.50 per share of Option Care Health Common Stock.
Other Financial Reviews of Option Care Health Stand-Alone for Reference Information Purposes
In order to provide certain context for the financial analyses of Option Care Health in connection with its opinion as described above, Guggenheim Securities undertook various additional financial reviews and analyses as summarized below solely for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews and analyses to be determinative methodologies for purposes of its opinion.
Option Care Health Analyst Stock Price Targets
Guggenheim Securities reviewed seven selected Wall Street equity research analyst stock price targets for Option Care Health on a standalone basis that were published during February, March and April 2023. Guggenheim Securities noted that such Wall Street equity research analyst stock price targets for the Option Care Health Common Stock were $38.00 – $41.00 per share of Option Care Health Common Stock, with a median stock price target of $39.00 per share of Option Care Health Common Stock.
Option Care Health 52-Week High/Low Stock Prices
Guggenheim reviewed Option Care Health’s stock price trading history over the last twelve months preceding the date of the Merger Agreement. Guggenheim Securities noted that the lowest trading price was $25.54 per share of Option Care Health Common Stock on June 17, 2022, and the highest trading price was $35.87 per share of Option Care Health Common Stock on October 26, 2022.
Implied Exchange Ratio Analysis
In assessing the Exchange Ratio, Guggenheim Securities calculated a range of implied exchange ratios and pro forma ownership percentages utilizing the implied valuation ranges for the Amedisys Common Stock and Option Care Health Common Stock derived from the discounted cash flow analyses described above under the captions “Amedisys Discounted Cash Flow Analyses” and “Option Care Health Discounted Cash Flow Analysis”. In order to provide additional context, and solely for informational reference purposes, Guggenheim Securities also calculated ranges of implied exchange and pro forma ownership percentages ratios utilizing the reference information for the Amedisys Common Stock and Option Care Health Common Stock, as applicable, described above under the captions “Amedisys Historical Public M&A Premia”, “Amedisys Analyst Price Targets”, “Amedisys 52-Week High/Low Stock Prices”, “Option Care Health Analyst Price Targets” and “Option Care Health 52-Week High/Low Stock Prices”.
The following table summarizes the implied exchange ratios derived using each of the foregoing financial methodologies.
Implied Exchange Ratio Analysis
Exchange Ratio	3.0213x (35.5% pro forma Amedisys ownership)
Implied Exchange Ratio (Pro Forma Amedisys Ownership)
	Low	High
Financial Analysis
Discounted Cash Flow Analysis(1)	1.8082x (25)%	5.1294x (48)%
For Informational Reference Purposes
Historical Public M&A Premia(2)	2.7924x (34)%	3.1105x (36)%
Analyst Price Targets(3)	1.7561x (24)%	3.4211x (38)%
52 Week High/Low Stock Prices(4)	1.9338x (26)%	5.1427x (48)%

(1)
Range calculated by (i) dividing the high implied per share price of the Amedisys Common Stock in the reference range described under the caption “Amedisys Discounted Cash Flow Analysis” by the low implied per share price of the Option Care Health Common Stock in the reference range described under the caption “Option Care Health Discounted Cash Flow Analysis” and (ii) dividing the low implied per share price of the Amedisys Common Stock in the reference range described under the caption “Amedisys Discounted Cash Flow Analysis” by the high implied per share price of the Option Care Health Common Stock in the reference range described under the caption “Option Care Health Discounted Cash Flow Analysis”.

(2)
Range calculated by dividing the informational reference range of implied Amedisys share prices of $90.00 – $100.25 described above under the caption “Amedisys Historical Public M&A Premia” by $32.23, the closing price of the Option Care Health Common Stock on May 2, 2023, the last full trading day prior to the execution of the Merger Agreement.

(3)
Range calculated by (i) dividing the high price target for the Amedisys Common Stock described under the caption “Amedisys Analyst Price Targets” by the low price target for the Option Care Health Common Stock described under the caption “Option Care Health Analyst Price Targets” and (ii) dividing the low price target for the Amedisys Common Stock described under the caption “Amedisys Analyst Price Targets” by the high price target for the Option Care Health Common Stock described under the caption “Option Care Health Analyst Price Targets”.

(4)
Range calculated by (i) dividing the high price for the Amedisys Common Stock described under the caption “Amedisys 52-Week High/Low Stock Prices” by the low price for the Option Care Health Common Stock described under the caption “Option Care Health 52-Week High/Low Stock Prices”

and (ii) dividing the low price of the Amedisys Common Stock described under the caption “Amedisys 52-Week High/Low Stock Prices” by the high price of the Option Care Health Common Stock described under the caption “Option Care Health 52-Week High/Low Stock Prices”.
Pro Forma Stock Price Analysis (Market Approach)
Guggenheim Securities performed a market approach pro forma stock price analysis to calculate the value accretion / dilution implied by the Merger to the Amedisys stockholders. The market approach pro forma stock price analysis compared the closing price of the Amedisys Common Stock on May 2, 2023, the last full trading day prior to the execution of the Merger Agreement, to the implied value of the pro forma equity in the combined company after giving effect to the Merger. To calculate the implied value of the pro forma equity in the combined company after giving effect to the Merger, Guggenheim Securities calculated a pro forma enterprise value by adding (i) the enterprise value of Amedisys based on the closing price of the Amedisys Common Stock on May 2, 2023, the last full trading day prior to the execution of the Merger Agreement, (ii) the enterprise value of Option Care Health based on the closing price of the Option Care Health Common Stock on May 2, 2023, the last full trading day prior to the execution of the Merger Agreement, and (iii) the approximately $75 million of run-rate EBITDA impact from net cost and near-term revenue synergies reflected in the Synergy Estimates, capitalized at a 15.3x multiple (which represented the blended 2023 EV / EBITDA multiple for Amedisys and Option Care Health). The market approach pro forma stock price analysis reflected an implied pro forma price for the Amedisys Common Stock of $101.41 per share, which reflected 31.3% implied value accretion to the holders of Amedisys Common Stock (representing 77% of the total implied equity value accretion resulting from the Merger).
“Has/Gets” Discounted Cash Flow Analysis (Intrinsic Value Approach)
Guggenheim Securities performed a “Has/Gets” discounted cash flow analysis to compare the implied discounted cash flow value per share of Amedisys Common Stock as described above under the caption “Amedisys Discounted Cash Flow Analysis” to the implied discounted cash flow value per share of Amedisys Common Stock that Amedisys shareholders would receive in the Merger by calculating the discounted cash flow value per share of Option Care Health Common Stock share after giving pro forma effect to the Merger and multiplying that number by the Exchange Ratio.
In performing its Has/Gets discounted cash flow analysis with respect to the Option Care Health Common Stock after giving pro forma effect to the Merger:
•
Guggenheim Securities utilized the Amedisys-Provided Financial Projections on a pro forma basis including Synergies as provided and approved for Guggenheim Securities’ use by Amedisys’ senior management.

•
Guggenheim Securities used the Exchange Ratio of 3.0213x.

•
Guggenheim Securities used a pro forma discount rate range of 7.75% – 10.00% based on its estimate of Option Care Health’s weighted average cost of capital after giving pro forma effect to the Merger.

•
In estimating Option Care Health’s two-stage terminal value after giving pro forma effect to the Merger, Guggenheim Securities used an interim growth rate of 5.50% for an interim growth period in the years 2028 – 2032 and a range of perpetual growth rates of normalized after-tax unlevered free cash flow after the interim growth period of 2.00% – 3.00%.

•
In performing the Has/Gets analysis, Guggenheim Securities rounded share prices to the nearest $0.25.

Guggenheim Securities’ Has/Gets discounted cash flow analysis including only $50 million of cost synergies resulted in Amedisys shareholders receiving implied discounted cash flow value per share of Amedisys Common Stock after giving pro forma effect to the Merger of $83.25 – $93.25 at the midpoint discount rate of 8.875% compared to stand-alone implied discounted cash flow value per share of Amedisys Common Stock of $78.25 – $87.00 at the midpoint discount rate, an increase of 6.4% – 7.2% (representing approximately 32% of the total implied value creation arising from the Merger on a discounted cash flow value basis).

Guggenheim Securities then replicated the Has/Gets discounted cash flow analysis including $25 million of EBITDA contribution from near-term revenue synergies in addition to the $50 million of cost synergies, which resulted in Amedisys shareholders receiving implied discounted cash flow value per share of Amedisys Common Stock after giving effect to the Merger of $86.00 – $96.25 at the midpoint discount rate of 8.875% compared to stand-alone implied discounted cash flow value per share of Amedisys Common Stock of $78.25 – $87.00 at the midpoint discount rate, an increase of 9.9% – 10.6% (representing approximately 33% of the total implied value creation arising from the Merger on a discounted cash flow value basis).
Other Considerations
Except as described in the summary above, Amedisys did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses, or providing its opinion. The type and amount of consideration payable in the Merger were determined through negotiations between Amedisys and Option Care Health and were approved by the Amedisys Board. The decision to enter into the Merger Agreement was solely that of the Amedisys Board. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by the Amedisys Board. Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of the Option Care Health Board with respect to the fairness, from a financial point of view, to Amedisys of the Exchange Ratio in connection with the Merger.
Pursuant to the terms of Guggenheim Securities’ engagement, Amedisys has agreed to pay Guggenheim Securities an estimated cash transaction fee of approximately $36 million. In connection with Guggenheim Securities’ engagement, Amedisys has previously paid Guggenheim Securities a cash opinion fee of $4 million that became payable upon delivery of Guggenheim Securities’ opinion, which will be credited against the foregoing cash transaction fee. In addition, Amedisys has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement.
Aside from its current engagement by Amedisys, Guggenheim Securities has not previously been engaged during the past two years by Amedisys, nor has Guggenheim Securities been previously engaged during the past two years by Option Care Health, to provide any financial advisory or investment banking services for which Guggenheim Securities received fees. Guggenheim Securities may seek to provide Amedisys and Option Care Health and their respective affiliates with financial advisory and investment banking services unrelated to the Merger in the future, for which services Guggenheim Securities would expect to receive compensation.
Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to Amedisys, Option Care Health, other participants in the Merger and their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Amedisys, Option Care Health, other participants in the Merger and their respective affiliates. Furthermore, Guggenheim Securities and its affiliates and related entities and its or their respective directors, officers, employees, consultants and agents may have investments in Amedisys, Option Care Health and other participants in the Merger and their respective affiliates.
Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Amedisys, Option Care Health, other participants in the Merger and their respective affiliates and the Merger that differ from the views of Guggenheim Securities’ investment banking personnel.

Certain Option Care Health Unaudited Prospective Financial Information
Other than its financial guidance provided in connection with its quarterly earnings announcements, Option Care Health does not as a matter of course make public projections as to future performance, revenues, production, earnings or other results due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with its evaluation of the Merger, Option Care Health management prepared certain unaudited prospective financial information of Option Care Health on a standalone basis for the fiscal years 2023 through 2025, which information is referred to as the “Option Care Health Three Year Projections” and which information was extrapolated per Option Care Health management for fiscal years 2026 and 2027 (the Option Care Health Three Year Projections as extrapolated by Option Care Health management is referred to as the “Option Care Health Standalone Projections”). In addition, in connection with the Merger, Option Care Health management (i) made certain adjustments to certain unaudited prospective financial information of Amedisys on a standalone basis for the fiscal years 2023 through 2027 which Amedisys senior management prepared and provided to representatives of Option Care Health in connection with its consideration of the Merger (referred to in the section titled “— Certain Amedisys Unaudited Prospective Financial Information” as the “Amedisys long-range plan”), which such adjusted financial information is referred to as the “Option Care Health Adjusted Amedisys Standalone Projections,” (ii) prepared certain estimates of synergies expected to be realized following the completion of the Merger for fiscal years 2023 through 2027, which information is referred to as the “Option Care Health Synergy Projections” and (iii) prepared certain unaudited prospective financial information for fiscal years 2023 through 2027 for the Combined Company on a pro forma basis, which information is referred to as the “Option Care Health Pro Forma Projections.” The Option Care Health Standalone Projections, the Option Care Health Adjusted Amedisys Standalone Projections, the Option Care Health Synergy Projections and the Option Care Health Pro Forma Projections are referred to collectively as the “Option Care Health Projections.” Except for the Amedisys long-range plan utilized by Option Care Health senior management and Goldman Sachs (and incorporated as a component of the Option Care Health Adjusted Amedisys Standalone Projections or the Option Care Health Pro Forma Projections), the Option Care Health Projections do not reflect the input of Amedisys management.
The Option Care Health Projections were prepared for internal use only and not for public disclosure. The Option Care Health Projections were provided to the Option Care Health Board for the purposes of considering, analyzing and evaluating the Merger. The Option Care Health Projections were also provided to Goldman Sachs, Option Care Health’s financial advisor, for the purposes of its financial analysis, as described in the section titled “The Merger — Opinion of Option Care Health’s Financial Advisor.” The Option Care Health Three Year Projections and the Option Care Health Synergy Projections were provided to Amedisys in connection with its consideration and evaluation of the Merger and to Amedisys’ financial advisor, Guggenheim Securities. The Option Care Health Standalone Projections, the Option Care Health Adjusted Amedisys Standalone Projections and the Option Care Health Pro Forma Projections were not provided to Amedisys or to Guggenheim Securities.
The Option Care Health Standalone Projections were prepared treating Option Care Health on a standalone basis, without giving effect to the Merger, and exclude (i) any impact of the negotiation or execution of the Merger Agreement or the Merger; (ii) the expenses that have already and will be incurred in connection with completing the Merger; (iii) the potential synergies that may be achieved by the Combined Company as a result of the Merger; (iv) the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or in anticipation of the Merger; or (v) the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Because the Option Care Health Standalone Projections were developed for Option Care Health as an independent company without giving effect to the Merger, they do not reflect any divestitures or other restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals, synergies that may be realized as a result of the Merger or any changes to Option Care Health’s operations or strategy that may be implemented after completion of the Merger.
The Option Care Health Projections are not included in this joint proxy statement/prospectus to influence any decision on whether to vote for the Option Care Health Share Issuance Proposal, Option Care

Health Charter Amendment Proposal or the Amedisys Merger Proposal, but rather are included in this joint proxy statement/prospectus to give stockholders access to certain non-public information that was provided to the Option Care Health Board and Option Care Health’s financial advisor, and to the Amedisys Board and its financial advisor. The inclusion of the Option Care Health Projections should not be regarded as an indication that the Option Care Health Board, Option Care Health, the Amedisys Board, Amedisys or their respective members of management or financial advisors or any other recipient of this information considered, or now considers, them to be necessarily predictive of actual future results, and they should not be relied on as such. There can be no assurance that the projected results will be realized or that actual results of Option Care Health, Amedisys, or the Combined Company will not be materially lower or higher than estimated, whether or not the Merger is completed. The Option Care Health Projections are based solely on information available to Option Care Health management at the time of their preparation and have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this joint proxy statement/prospectus. Option Care Health may in the future report results of operations for periods included in the Option Care Health Standalone Projections that will be completed following the preparation of the Option Care Health Standalone Projections. Stockholders and investors are urged to refer to Option Care Health’s periodic filings with the SEC for information on Option Care Health’s actual historical results.
The Option Care Health Projections were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or GAAP, but, in the view of Option Care Health management, were assumed to have been reasonably prepared in good faith on a basis reflecting the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of management’s knowledge and belief, the expected future financial performance of Option Care Health and, in the case of the Option Care Health Synergy Projections and the Option Care Health Pro Forma Projections, the Combined Company. However, this information is not fact and should not be relied upon as being necessarily predictive of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the Option Care Health Projections. Although Option Care Health management believes there is a reasonable basis for the Option Care Health Projections, Option Care Health cautions stockholders that actual future results could be materially different from the Option Care Health Projections. Neither Option Care Health’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The Option Care Health Projections are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the Option Care Health Projections are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by Option Care Health management, as of the date of their preparation. These estimates and assumptions may prove to be impacted by any number of factors, including the impact of the announcement, pendency and consummation of the Merger, general economic conditions, trends in the home and alternate site health care industry, regulatory and financial market conditions and other risks and uncertainties described or incorporated by reference in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/ prospectus, all of which are difficult to predict and many of which are beyond the control of Option Care Health and will be beyond the control of the Combined Company. Also see the section titled “Where You Can Find More Information.” The Option Care Health Projections also reflect assumptions as to certain business decisions that are subject to change. There can be no assurance that the Option Care Health Projections will be realized, and actual results will likely differ, and may differ materially, from those shown. Generally, the further out the period to which the Option Care Health Projections relate, the less predictive the information becomes.
The Option Care Health Projections contain certain adjusted financial measures that Option Care Health management believes are helpful in understanding the applicable company’s past financial performance and future results. Option Care Health management regularly uses a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The adjusted financial measures are not meant to be considered in isolation or as a substitute for, or superior to, comparable GAAP measures. While Option Care Health believes these adjusted financial measures provide meaningful information to help investors understand the operating results and to analyze Option Care Health’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these adjusted financial measures. These adjusted financial measures are not prepared in accordance with GAAP, are not reported by all of Option Care Health’s competitors and may not be directly comparable to similarly titled measures of Option Care Health’s competitors due to potential differences in the exact method of calculation. The SEC rules that would otherwise require a reconciliation of an adjusted financial measure to a GAAP financial measure do not apply to adjusted financial measures provided to a board of directors or a financial advisor in connection with a proposed business combination such as the Merger if the disclosure is included in a document such as this joint proxy statement/prospectus. In addition, reconciliations of adjusted financial measures were not relied upon by the Option Care Health Board, the Amedisys Board or their respective members of management or financial advisors in connection with their respective evaluation of the Merger. Accordingly, Option Care Health has not provided a reconciliation of the adjusted financial measures included in the Option Care Health Projections to the relevant GAAP financial measures.
None of Option Care Health, Amedisys, the Combined Company or their respective affiliates, officers, directors, advisors or other representatives can provide any assurance that actual results will not differ from the Option Care Health Projections, and, except as required by applicable law, none of Option Care Health, Amedisys, the Combined Company or their respective affiliates, officers, directors, advisors or other representatives undertakes any obligation to update, or otherwise revise or reconcile, the Option Care Health Projections to reflect circumstances existing after the date the Option Care Health Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Option Care Health Projections are shown to be inappropriate. None of Option Care Health, Amedisys or their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Option Care Health stockholder, Amedisys stockholder or other person regarding Option Care Health’s or Amedisys’ ultimate performance compared to the information contained in the Option Care Health Projections or that forecasted results will be achieved. Option Care Health has made no representation to Amedisys, in the Merger Agreement or otherwise, concerning the Option Care Health Projections.
Summary of the Option Care Health Standalone Projections
The following table presents a summary of the unaudited prospective financial information of Option Care Health on a standalone basis prepared by Option Care Health management for Option Care Health’s fiscal years 2023 through 2027, which information is referred to as the “Option Care Health Standalone Projections.” The Option Care Health Standalone Projections reflect various assumptions of Option Care Health management, including continued market demand growth and Option Care Health’s ability to gain market share in therapies for both acute and chronic conditions.
	FY23E	FY24E	FY25E	FY26E	FY27E
	(in millions)
Revenue	$4,363	$4,744	$5,164	$5,616	$6,110
Adjusted EBITDA(1)	$390	$444	$502	$566	$635
Unlevered Free Cash Flow(2)(3)	$218	$253	$290	$332	$378

(1)
“Adjusted EBITDA” refers to Option Care Health’s net income before net interest expense, income tax expense, depreciation and amortization, stock-based compensation expense, loss on extinguishment of debt, and restructuring, acquisition, integration and other expenses.

(2)
“Unlevered Free Cash Flow” means Option Care Health Adjusted EBITDA as defined above, less stock-based compensation, less unlevered cash taxes, plus/minus change in working capital, less capital expenditures. Unlevered Free Cash Flow is a non-GAAP financial measure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP, and this measure cannot be reconciled to the most directly comparable financial measure calculated and presented in accordance with GAAP for any of the periods presented. The Unlevered Free Cash Flow figures set forth above were arithmetically derived from the Option Care Health Standalone Projections by Goldman Sachs and approved for Goldman Sachs’ use by Option Care Health.
(3)
“Unlevered Free Cash Flow” excludes the impact of Federal net operating loss carryforwards (“NOLs”). NOLs for Option Care Health approved for Goldman Sachs’ use by Option Care Health equate to $201 million.

Summary of the Option Care Health Adjusted Amedisys Standalone Projections
In connection with its evaluation of the Merger and the preparation of the Option Care Health Pro Forma Projections described below, Option Care Health made certain adjustments to the assumptions and estimates underlying the Amedisys long-range plan in light of, among other things, the due diligence Option Care Health conducted on Amedisys, the potential impact of the Merger pursuant to the terms of the Merger Agreement and other effects of the Merger, and certain macroeconomic and industry trends. Option Care Health’s adjusted version of the Amedisys long-range plan is referred to in this joint proxy statement/prospectus as the “Option Care Health Adjusted Amedisys Standalone Projections.”
The following table presents a summary of the Option Care Health Adjusted Amedisys Standalone Projections.
	FY23E	FY24E	FY25E	FY26E	FY27E
	(in millions)
Revenue	$2,295	$2,428	$2,607	$2,824	$3,067
Adjusted EBITDA(1)	$262	$265	$284	$305	$340
Unlevered Free Cash Flow(2)(3)	$169	$165	$173	$183	$204

(1)
“Adjusted EBITDA” refers to Amedisys’ net income before net interest expense, income tax expense, depreciation and amortization, loss on extinguishment of debt, and restructuring, acquisition, integration and other expenses and (i) excludes non-controlling interests and (ii) adds back stock-based compensation.

(2)
“Unlevered Free Cash Flow” means Amedisys Adjusted EBITDA as defined above, less stock-based compensation, less unlevered cash taxes, plus/minus change in working capital, less capital expenditures. Unlevered Free Cash Flow is a non-GAAP financial measure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP, and this measure cannot be reconciled to the most directly comparable financial measure calculated and presented in accordance with GAAP for any of the periods presented. The Unlevered Free Cash Flow figures set forth above were arithmetically derived from the Option Care Health Adjusted Amedisys Standalone Projections by Goldman Sachs and approved for Goldman Sachs’ use by Option Care Health.

(3)
“Unlevered Free Cash Flow” excludes the impact of Federal net operating loss carryforwards (“NOLs”). NOLs for Amedisys approved for Goldman Sachs’ use by Option Care Health equate to $21 million.

Summary of the Option Care Health Synergy Projections
The following table presents certain estimates of revenue and cost synergies expected to be realized by the Combined Company following the completion of the Merger prepared by Option Care Health management for the Combined Company’s fiscal years 2023 through 2027, which information is referred to as “Option Care Health Synergy Projections.”
Option Care Health management made various assumptions when preparing the Option Care Health Synergy Projections, including real estate footprint optimization, management overhead harmonization, expected direct and indirect procurement savings, elimination of redundant public company fees, and reduced general and administrative expenses, partially offset by potential incremental costs from benefits and technology platform harmonization.

	FY23E	FY24E	FY25E	FY26E	FY27E
	(in millions)
Net Adjusted EBITDA Impact of Revenue Synergies(1)	$0	$7	$17	$25	$25
Adjusted EBITDA Impact of Cost Synergies(1)	$2	$12	$32	$47	$50
Cost to Achieve Synergies	$(3)	$(11)	$(15)	$(11)	$0

(1)
“Adjusted EBITDA” refers to Option Care Health’s net income before net interest expense, income tax expense, depreciation and amortization, stock-based compensation expense, loss on extinguishment of debt, and restructuring, acquisition, integration and other expenses.

Summary of the Option Care Health Pro Forma Projections
The following table presents certain unaudited prospective financial information for fiscal years 2023 through 2027 for the Combined Company on a pro forma basis, which information is referred to as the “Option Care Health Pro Forma Projections.” The Option Care Health Pro Forma Projections were prepared on the basis of the Option Care Health Standalone Projections and the Option Care Health Adjusted Amedisys Standalone Projections and reflect the impact on Adjusted EBITDA from revenue and cost synergies (each as reflected in the Option Care Health Synergy Projections).
	FY23E	FY24E	FY25E	FY26E	FY27E
	(in millions)
Revenue	$6,658	$7,245	$7,936	$8,687	$9,426
Adjusted EBITDA(1)	$654	$728	$834	$942	$1,050
Unlevered Free Cash Flow(2)(3)	$387	$423	$488	$559	$636

(1)
“Adjusted EBITDA” refers to the Combined Company’s net income before net interest expense, income tax expense, depreciation and amortization, stock-based compensation expense, loss on extinguishment of debt, and restructuring, acquisition, integration and other expenses.

(2)
“Unlevered Free Cash Flow” means the Combined Company’s Adjusted EBITDA as defined above, less stock-based compensation, less unlevered cash taxes, plus/minus change in working capital, less capital expenditures. Unlevered Free Cash Flow is a non-GAAP financial measure. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP, and this measure cannot be reconciled to the most directly comparable financial measure calculated and presented in accordance with GAAP for any of the periods presented. The Unlevered Free Cash Flow figures set forth above were arithmetically derived from the Option Care Health management projections by Goldman Sachs and approved for Goldman Sachs’ use by Option Care Health.

(3)
“Unlevered Free Cash Flow” excludes the impact of Federal net operating loss carryforwards (“NOLs”). NOLs for the Combined Company approved for Goldman Sachs’ use by Option Care Health equate to $222 million.

Certain Amedisys Unaudited Prospective Financial Information
Amedisys does not generally publicly disclose its long-term business plans or its financial projections as to future performance, revenues, production, earnings or other results due to a variety of risks and uncertainties that could cause actual results to differ materially from such estimates, due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates other than providing, from time to time annual financial guidance for the then current year in its regular earnings press releases and other investor materials.
In the ordinary course of business, Amedisys senior management prepares an annual plan, which is periodically updated and reviewed with the Amedisys Board, that reflects Amedisys management’s financial and business outlook for Amedisys generally over a one-year period. As part of Amedisys’ annual business review, Amedisys senior management prepared and provided to the Amedisys Board Amedisys’ financial plan for the 2023 fiscal year, which we refer to as the “Amedisys 2023 budget”. On February 3, 2023, Amedisys shared the Amedisys 2023 budget with Option Care Health.
Amedisys senior management, with the assistance of its advisors also prepared a five-year long range business plan for the years ending December 31, 2023 through December 31, 2027, on a stand-alone basis, assuming Amedisys would continue as an independent company, without giving effect to the completion of the Merger (the “Amedisys March long-range plan”). The Amedisys March long-range plan was provided to the Amedisys Board in connection with its evaluation of the Merger, and to Guggenheim Securities, Amedisys’ financial advisor in March 2023 (as more fully described in the section titled “— Background”). The Amedisys March long-range plan was also provided to representatives of Option Care Health and representatives of Goldman Sachs, Option Care Health’s financial advisor, in connection with their respective evaluations of the Merger. The Amedisys Board, but not Option Care Health nor its representatives, also received high case and low case sensitivities to the Amedisys March long-range plan based on different assumptions as to (i) rate adjustments, (ii) admissions growth, (iii) costs per visit/day, (iv) revenue growth and (v) corporate SG&A.
On April 28, 2023, Amedisys finalized its approach regarding the application of accounting rules recently adopted by the SEC to Amedisys’ Contessa risk-based palliative contract. Following this finalization, members of Amedisys senior management revised the Amedisys March long-range plan to update the accounting treatment of the risk-based palliative contract and to concurrently update the Amedisys March long-range plan to reflect Amedisys’ actual year-to-date performance results, which we collectively refer to as the “Amedisys long-range plan” and provided the Amedisys long-range plan to the Amedisys Board in connection with its evaluation of the Merger and to Guggenheim Securities in connection with their financial analysis described above in the section titled “— Opinion of Amedisys’ Financial Advisor” beginning on page 91 of this joint proxy statement/prospectus. Members of Amedisys senior management provided the portion of the Amedisys long-range plan reflecting the Contessa adjustment (the “Contessa Adjustment to the Amedisys March long-range plan”) to representatives of Option Care Health and Goldman Sachs.
Amedisys directed Guggenheim Securities to use and rely upon, for purposes of its financial analysis and fairness opinion, the Amedisys long-range plan (as more fully described in the section titled “Opinion of Amedisys’ Financial Advisor”). The Amedisys March long-range plan and the Amedisys long-range plan are collectively referred to as the “Amedisys Standalone Prospective Information”.
The Amedisys Standalone Prospective Information was prepared treating Amedisys on a standalone basis, without giving effect to the proposed transaction, including any impact of the negotiation or execution of the proposed Merger, the expenses that may be incurred in connection with the proposed Merger or the consummation thereof, the potential synergies that may be achieved by the Combined Company as a result of the proposed transaction, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or in anticipation of the proposed Merger, or the effect of any alteration, acceleration, postponement or decision not to take any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger.
As described in the section titled “— Certain Option Care Health Unaudited Prospective Financial Information,” Option Care Health senior management prepared and provided to representatives of Amedisys and representatives of Guggenheim Securities certain unaudited prospective financial information of Option Care Health on a standalone basis for the years ending December 31, 2023 through December 31, 2025, which financial information was defined previously as the “Option Care Health Three Year Projections,” which Amedisys senior management then extrapolated for fiscal years 2026 and 2027. For purposes of this section entitled “— Certain Amedisys Unaudited Prospective Financial Information”, these extrapolations are referred to together as the “Option Care Health Extrapolated Standalone Projections”. The Option Care Health Extrapolated Standalone Projections were provided to the Amedisys Board in connection with its evaluation of the Merger as well as to Guggenheim Securities and were approved by Amedisys senior management for use and reliance by Guggenheim Securities in connection with its opinion and financial analyses described under the section entitled “— Opinion of Amedisys’ Financial Advisor”. The Option Care Health Extrapolated Standalone Projections prepared by Amedisys senior management were not provided to Option Care or to Goldman Sachs. Except for the Option Care Health Three Year Projections utilized by

Amedisys senior management and Guggenheim Securities (and incorporated as a component of the Option Care Health Extrapolated Standalone Projections), the Option Care Health Extrapolated Standalone Projections do not reflect the input of Option Care Health management.
Amedisys senior management prepared and provided to the Amedisys Board in connection with its consideration of the Merger and to Guggenheim Securities in connection with its opinion and financial analyses described under the section entitled “— Opinion of Amedisys’ Financial Advisor”, an estimate of approximately $75 million of run-rate EBITDA impact from net cost and near-term revenue synergies that would be achieved as a result of the Merger and be realized by the Combined Company, which are referred to in this section as the “Amedisys management estimated synergies”. Amedisys management estimated synergies are not reflected in the Amedisys Standalone Prospective Information and have not been audited or subjected to any expert analysis but do reflect the judgments of Amedisys senior management.
A summary of the Amedisys Standalone Prospective Information and the Option Care Health Extrapolated Standalone Projections (together, the “Amedisys financial projections”) are being included in this joint proxy statement/prospectus to give Amedisys stockholders access to certain non-public information provided to the Amedisys Board and Amedisys’ financial advisor and to Option Care Health and its financial advisor. The summaries of the Amedisys financial projections discussed herein are not being included in this joint proxy statement/prospectus to influence your decisions whether to vote for or against the Amedisys Merger Proposal, the Option Care Health Share Issuance Proposal or the Option Care Health Charter Amendment Proposal, but are being included because the projections by Amedisys were provided to Amedisys’ financial advisor for use in its financial analysis and to the Amedisys Board for purposes of considering and evaluating the Merger.
The Amedisys financial projections are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the Amedisys financial projections are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by Amedisys’ senior management as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for any number of reasons, including general economic conditions, trends in home health care industry, the regulatory environment, competition, and the risks discussed in this joint proxy statement/prospectus under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” See also “Where You Can Find More Information.” The Amedisys financial projections also reflect assumptions as to certain business decisions that are subject to change. Because the Amedisys Standalone Prospective Information were developed for Amedisys on a standalone basis without giving effect to the Merger, they do not reflect any synergies that may be realized as a result of the Merger or any changes to Amedisys’ operations or strategy that may be implemented after completion of the transaction. There can be no assurance that the Amedisys financial projections will be realized, and actual results may differ materially or adversely from those shown. Generally, the Amedisys financial projections cover multiple years and such projections, by their nature, become less predictable and more unreliable with each successive year.
All of the Amedisys financial projections are “forward looking statements” and, although Amedisys’ senior management believes there is a reasonable basis for the Amedisys financial projections Amedisys cautions stockholders that actual future results may differ materially or adversely from the forecasted financial information discussed in this joint proxy statement/prospectus. These and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified herein and the cautionary statements contained in Amedisys’ Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports and Current Reports on Form 10-Q and Form 8-K. Please carefully consider the discussions in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” See also “Where You Can Find Additional Information.”
The Amedisys financial projections include certain non-GAAP financial measures, and they were presented because Amedisys’ senior management believed they could be useful indicators of projected future operating performance of Amedisys and Option Care. Amedisys prepared the Amedisys financial projections on a non-GAAP basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Amedisys may not be comparable to similarly titled amounts used by other companies. The SEC rules, which otherwise would require a reconciliation of an adjusted financial measure to a GAAP financial measure, do not apply to adjusted financial measures provided to a board of directors or a financial advisor in connection with a proposed transaction such as the Merger if the disclosure is included in a document such as this joint proxy statement/prospectus. Reconciliations of non-GAAP financial measures to a GAAP financial measure were not provided to or relied upon by the Amedisys Board or Amedisys’ financial advisor in connection with their respective evaluation of the Merger. Accordingly, Amedisys has not provided a reconciliation of the non-GAAP financial measures included in the projections by Amedisys to the relevant GAAP financial measures.
In addition, the Amedisys financial projections were prepared for Amedisys’ internal use. The Amedisys financial projections were not prepared with a view towards public disclosure or with a view toward complying with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of forecasted financial information, but, in the view of Amedisys’ senior management, were prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Amedisys and Option Care Health, respectively. However, this information is not fact and should not be relied upon as necessarily indicative of future results. Accordingly, there can be no assurance that the Amedisys financial projections will be realized or the future financial results of Amedisys, Option Care Health or the Combined Company will not vary materially from the Amedisys financial projections.
None of Amedisys, Option Care Health or any of their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the Amedisys financial projections accompanying this joint proxy statement/prospectus and none of them undertakes any obligation to update, or otherwise revise or reconcile the projections by Amedisys to reflect circumstances existing after the date that the Amedisys financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections by Amedisys is shown to be in error. Except as required by applicable securities laws, Amedisys does not intend to make publicly available any update or other revision to the Amedisys financial projections.
None of Amedisys, Option Care Health or their affiliates, advisors, officers, directors or other representatives has made or makes any representation to any Amedisys stockholder or other person regarding the ultimate performance of Amedisys or the Combined Company compared to the information contained in the projections by Amedisys in this joint proxy statement/prospectus or that forecasted results will be achieved. Amedisys has made no representation to Option Care Health, in the Merger Agreement or otherwise, concerning the Amedisys financial projections. The inclusion of the Amedisys financial projections herein should not be deemed an admission or representation by Amedisys, its advisors or other representatives or any other person that it is viewed as material information of Amedisys, Option Care Health or the Combined Company or be relied upon or regarded as an indication that any of the foregoing considered, or now considers, the Amedisys financial projections to be an assurance of the achievement of future results or an accurate prediction of future results, particularly in light of the inherent risks and uncertainties associated with such forecasts. As a result, the Amedisys financial projections discussed in this joint proxy statement/prospectus should not be relied on as necessarily predictive of actual future events.
Neither KPMG LLP nor any other independent accountant has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Amedisys financial projections nor have they expressed any opinion or any other form of assurance on such Amedisys financial projections included in this joint proxy statement/prospectus or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited Amedisys financial projections included in this document. KPMG LLP’s report included in or incorporated by reference in this document relate to previously issued financial statements. They do not extend to the accompanying prospective financial information and should not be read to do so.
In light of the foregoing factors, the uncertainties inherent in the projections by Amedisys, and the fact that the Amedisys Special Meeting will be held several months after the Amedisys financial projections were prepared, Amedisys’ stockholders are cautioned not to rely on the Amedisys financial projections and all Amedisys stockholders and Option Care Health stockholders are encouraged to review Amedisys’ most recent SEC filings for a description of Amedisys’ reported financial results and Option Care Health’s most recent SEC filings for a description of Option Care Health’s reported financial results.
Subject to the foregoing qualifications, the following tables reflect selected metrics included in the Amedisys financial projections:

Amedisys March Long-Range Plan
	For Fiscal Year Ending December 31,
(dollars in millions)	2023E	2024E	2025E	2026E	2027E
Revenue	$2,291	$2,481	$2,759	$3,157	$3,576
Adjusted EBITDA(1)	$239	$249	$272	$295	$318
EBIT(2)	$216	$232	$254	$278	$300
NOPAT(3)	$158	$169	$185	$203	$219
Free Cash Flow(4)	$159	$187	$180	$183	$199
Amedisys Long-Range Plan
	For Fiscal Year Ending December 31,
(dollars in millions)	Q2-Q4 2023E	2024E	2025E	2026E	2027E
Revenue	$1,729	$2,435	$2,628	$2,845	$3,086
Adjusted EBITDA(1)	$187	$249	$272	$295	$318
EBIT(2)	$170	$232	$254	$278	$300
NOPAT(3)	$124	$169	$185	$203	$219
Free Cash Flow(4)	$147	$163	$172	$185	$198
Option Care Health Extrapolated Standalone Projections(5)
	For Fiscal Year Ending December 31,
(dollars in millions)	Q2-Q4 2023E	2024E	2025E	2026E	2027E
Revenue	$3,332	$4,747	$5,164	$5,589	$6,024
Adjusted EBITDA(1)	$294	$424	$480	$520	$555
EBIT(2)	$246	$359	$415	$455	$490
NOPAT(3)	$177	$258	$299	$327	$353
Free Cash Flow(4)	$192	$227	$314	$339	$361

(1)
Non-GAAP Financial Measure. “Adjusted EBITDA” is defined as the relevant company’s operating earnings before interest, taxes, depreciation and amortization, shown after the deduction of stock-based compensation expense and non-controlling interest expense.

(2)
Non-GAAP Financial Measure. “EBIT” is defined as EBITDA less depreciation and amortization.

(3)
Non-GAAP Financial Measure. “Net Operating Profit After Tax” is defined as EBIT less cash taxes.

(4)
Non-GAAP Financial Measure. “Free Cash Flow” is defined as the relevant company’s Net Operating Profit After Tax plus depreciation and amortization minus capital expenditures after giving effect to positive or negative changes in net working capital.

(5)
Option Care Health management provided revenue and Adjusted EBITDA projections prior to the deduction of stock-based compensation expense for fiscal years 2024 and 2025. Other cash flow items including stock-based compensation, depreciation & amortization, capital expenditures, and positive or negative changes in net working capital for fiscal years 2024 and 2025 were prepared by Amedisys management by extrapolating the comparable items for 2023. Projections for fiscal years 2026 and 2027 were prepared by Amedisys management by extrapolating the relevant comparable items from the prior periods.

Closing and Effective Time of the Merger
The closing of the Merger will take place on the third business day after satisfaction or (to the extent permitted by applicable law) waiver of the conditions to closing (described in the section titled “The Merger

Agreement — Conditions to the Consummation of the Merger”) other than those conditions that by their terms are to be fulfilled at the closing, but subject to the fulfillment or (to the extent permitted by applicable law) waiver of such conditions, or such other date as may be agreed upon in writing by Amedisys, Option Care Health and Merger Sub.
As soon as practicable on the closing date, Amedisys, Option Care Health and Merger Sub will cause a duly executed and completed certificate of merger relating to the Merger to be to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger will become effective at such time as the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Amedisys and Option Care Health and specified in the certificate of merger in accordance with the DGCL (the “Effective Time”), but in any event after the time of the effectiveness of the Option Care Health Charter Amendment.
Option Care Health and Amedisys currently expect the Merger to close in the second half of 2023 and are working to complete the Merger on this timeline. However, it is possible that factors outside the control of the parties to the Merger Agreement could result in the Merger being completed at a different time, or not at all.
Governance Matters After the Merger
Pursuant to the Merger Agreement, Option Care Health has agreed to take all necessary action to cause, effective as of the Effective Time, the Option Care Health Board to consist of ten directors, three of whom will be appointed from the Amedisys Board. Pursuant to the Merger Agreement, two of the three Amedisys directors to be appointed to the Option Care Health Board as of the Effective Time will be Paul Kusserow and Julie Klapstein. The third Amedisys director will be designated by Amedisys to Option Care Health in writing at least five business days prior to the mailing of this joint proxy statement/prospectus, subject to approval by Option Care Health (such approval not to be unreasonably withheld, conditioned or delayed). At least two of the Amedisys directors to be appointed to the Option Care Health Board as of the Effective Time must qualify both (1) as an “independent director” under the listing rules of the Nasdaq and the applicable rules of the SEC and (2) as independent in accordance with published guidance of both Institutional Shareholder Services (ISS) and Glass Lewis & Co. In the event any such Amedisys director designee is or becomes unable or unwilling, prior to the Effective Time, to serve on the Option Care Health Board, Amedisys will designate another individual from the Amedisys Board as their replacement, which designee will be subject to the independence requirements set forth above as well as the approval of Option Care Health (such approval not to be unreasonably withheld, conditioned or delayed).
Ownership of the Combined Company
Based on the number of shares of Option Care Health Common Stock outstanding on May 30, 2023 and the number of shares of Amedisys Common Stock outstanding on May 30, 2023, upon completion of the Merger, Amedisys stockholders are expected to own approximately 35.4% of the outstanding capital stock of the Combined Company and Option Care Health’s pre-Merger stockholders are expected to own approximately 64.6% of the outstanding capital stock of the Combined Company.
Regulatory Approvals and Related Matters
Department of Justice, Federal Trade Commission and Other U.S. Antitrust Authorities
The obligations of Option Care Health and Amedisys to consummate the Merger are subject to, among other conditions, the expiration or earlier termination of any waiting period (and any extension thereof) under the HSR Act.
Under the HSR Act, certain transactions, including the Merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a notification and report form with the Antitrust Division of the United States Department of Justice (which we refer to as the “Antitrust Division”) and the Federal Trade Commission (which we refer to as the “FTC”). A transaction notifiable under the HSR Act may not be completed until the expiration of a 30‑calendar-day waiting period following the parties’ filings of their respective notification and report forms.

If the Antitrust Division or the FTC issues a Request for Additional Information and Documentary Material (a “Second Request”) prior to the expiration of this initial 30-calendar-day waiting period, the transaction cannot close until the parties observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless such second waiting period is terminated earlier. The parties filed their respective notification and report forms pursuant to the HSR Act on May 17, 2023. Unless extended or earlier terminated, the 30-calendar-day waiting period under the HSR Act will expire on June 16, 2023.
At any time before the Effective Time, notwithstanding the expiration or termination of the waiting period applicable to the transactions contemplated by the Merger Agreement under the HSR Act, the FTC or the Antitrust Division of the Department of Justice, or any state could take such action under antitrust laws as it deems necessary or desirable in the public interest with respect to the Merger, including seeking to enjoin the completion of the Merger, to rescind the Merger or to conditionally approve the Merger upon the divestiture of assets, or to impose restrictions on the operations of Amedisys or Option Care Health following the completion of the Merger. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that the Merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful.
Subject to the terms and conditions set forth in the Merger Agreement, Amedisys and Option Care Health have agreed to cooperate with each other and use (and to cause their respective subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by the Merger Agreement and cause the conditions to the Merger to be satisfied as promptly as reasonably practicable, including by using their respective reasonable best efforts to accomplish the following (in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger) as promptly as reasonably practicable: (i) obtain all actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any governmental entity or other person; (ii) prepare and make all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with governmental entities); (iii) take all step to obtain an approval from, or to avoid an action by, any governmental entity or other person; (iv) defend any lawsuits or other actions challenging the Merger Agreement or that would otherwise prevent or delay the consummation of the transactions contemplated by the Merger Agreement, including the Merger, including seeking to have any stay, temporary restraining order or injunction entered by any court of other governmental entity vacated or reversed; and (v) execute and deliver any additional instruments that are reasonably necessary to carry out fully the purposes of the Merger Agreement.
State Regulatory Approvals
Pursuant to health care laws and regulations of certain states, and pursuant to certain licenses of certain of Amedisys’ and Option Care Health’s subsidiaries, applicable state regulatory and governmental authorities must approve, or be notified of, Option Care Health’s acquisition of control of Amedisys’ regulated businesses or entities, including the required state regulatory approvals on which completion of the Merger is conditioned under the Merger Agreement. To obtain these approvals and provide such notices, Amedisys, or the applicable Amedisys subsidiary, and in some instances Option Care Health, or the applicable Option Care Health regulated entity, as the case may be, have filed or will file notices, applications and other statements, as required by any applicable healthcare laws and regulations of each applicable state or applicable regulated entities’ licenses.
Other Governmental Approvals
Neither Option Care Health nor Amedisys is aware of any material governmental approvals or actions that are required for completion of the Merger other than those described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.
U.S. Federal Securities Law Consequences
Assuming the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, the Option Care Health Common Stock issued in the Merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for Option Care Health Common Stock issued to any Amedisys stockholder who may be deemed an “affiliate” of Option Care Health after the completion of the Merger. This joint proxy statement/prospectus does not cover resales of Option Care Health Common Stock received by any person upon the completion of the Merger, and no person is authorized to make any use of this joint proxy statement/prospectus, or the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, in connection with any resale of Option Care Health Common Stock.
Accounting Treatment
Option Care Health and Amedisys prepare their respective financial statements in accordance with GAAP. The accounting guidance for business mergers requires the determination of the target, the purchase price, the acquisition date, the fair value of assets and liabilities of the target and the measurement of goodwill. The Merger will be accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, “Business Combinations” (“ASC 805”). Option Care Health will be the acquirer for financial accounting purposes and Amedisys will be treated as the acquiree, based on a number of factors considered at the time of preparation of this joint proxy statement/prospectus, including, but not limed to, the equity instruments to the issued and the intended corporate governance and senior management structure of the combined organization.
Listing of Option Care Health Common Stock; Delisting and Deregistration of Amedisys Common Stock
It is a condition to the Merger that Option Care Health Common Stock to be issued to Amedisys stockholders in the Merger be approved for listing on Nasdaq. If the Merger is completed, Amedisys Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, following which Amedisys will no longer be required to file periodic reports with the SEC with respect to Amedisys Common Stock.

THE MERGER AGREEMENT
The following is a summary of the material terms and conditions of the Merger Agreement. This summary may not contain all the information about the Merger Agreement that is important to you. This summary set forth below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement attached as Annex A to, and incorporated by reference into, this joint proxy statement/prospectus. You are encouraged to read the Merger Agreement in its entirety because it is the legal document that governs the Merger.
Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement
The Merger Agreement and the summary of its terms and conditions in this joint proxy statement/prospectus have been included to provide information about the material terms and conditions of the Merger Agreement. The summary and information in the Merger Agreement are not intended to provide any other public disclosure of factual information about Amedisys, Option Care Health, or any of their respective subsidiaries or affiliates. The representations, warranties, covenants and agreements contained in the Merger Agreement are made by Option Care Health, Amedisys and Merger Sub only for the purposes of the Merger Agreement and are qualified and subject to certain limitations and exceptions agreed to by Option Care Health, Amedisys and Merger Sub in connection with negotiating the terms of the Merger Agreement, including being qualified by reference to confidential disclosures. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement and were negotiated for the purpose of allocating contractual risk among the parties to the Merger Agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC, including being qualified by reference to confidential disclosures. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the Merger Agreement.
For the foregoing reasons, the representations, warranties, covenants and agreements and any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Option Care Health, Amedisys, Merger Sub or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.
Structure of the Merger
At the Effective Time, Merger Sub will be merged with and into Amedisys, the separate corporate existence of Merger Sub will cease, and Amedisys will continue as the surviving corporation (which we refer to as the “Surviving Corporation”) and as a wholly owned subsidiary of Option Care Health. The Surviving Corporation will continue to exist under the laws of the State of Delaware. At the Effective Time and by virtue of the Merger, Amedisys’ charter in effect immediately prior to the Effective Time will be amended and restated in its entirety to be the certificate of incorporation of the Surviving Corporation in the form attached to the Merger Agreement as Exhibit B and the Amedisys bylaws in effect immediately prior to the Effective Time will be amended and restated in their entirety to be the bylaws of the Surviving Corporation in the form attached the Merger Agreement as Exhibit C.
Consummation and Effectiveness of the Merger
The closing of the Merger is required to take place on the third business day after satisfaction or (to the extent permitted by applicable law) waiver of the conditions to closing (other than those conditions that by their terms are to be fulfilled at the closing, but subject to the fulfillment or (to the extent permitted by applicable law) waiver of such conditions), or such other date as may be mutually agreed upon in writing by Amedisys, Option Care Health and Merger Sub. The Merger will become effective at the time the certificate of merger for the Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as agreed by Option Care Health and Amedisys and specified in the certificate of merger, but in any event, after the effectiveness of the Option Care Health Charter Amendment.
Post-Closing Governance
From and after the Effective Time, the directors and officers of the Surviving Corporation will be the directors and officers of Merger Sub immediately prior to the Effective Time.
Pursuant to the Merger Agreement, Option Care Health has agreed to take all actions necessary to cause, effective as of the Effective Time, the Option Care Health Board to consist of ten directors, three of whom will be appointed from the Amedisys Board. Pursuant to the Merger Agreement, two of the three Amedisys directors to be appointed to the Option Care Health Board as of the Effective Time will be Paul Kusserow and Julie Klapstein. The third Amedisys director will be designated by Amedisys to Option Care Health in writing at least five business days prior to the mailing of this joint proxy statement/prospectus, subject to approval by Option Care Health (such approval not to be unreasonably withheld, conditioned or delayed). At least two of the Amedisys directors to be appointed to the Option Care Health Board as of the Effective Time must qualify both (1) as an “independent director” under the listing rules of the Nasdaq and the applicable rules of the SEC and (2) as independent in accordance with published guidance of both Institutional Shareholder Services (ISS) and Glass Lewis & Co. In the event any such Amedisys director designee is or becomes unable or unwilling, prior to the Effective Time, to serve on the Option Care Health Board, Amedisys will designate another individual from the Amedisys Board as their replacement, which designee will be subject to the independence requirements set forth above, as well as the approval of Option Care Health (such approval not to be unreasonably withheld, conditioned or delayed).
Merger Consideration
At the Effective Time, by virtue of the Merger: (i) each share of Amedisys Common Stock held by Amedisys in treasury or held or owned by Option Care Health, Merger Sub or any of their respective subsidiaries, in each case, immediately prior to the Effective Time, will be cancelled (collectively, “cancelled shares”) without consideration and (ii) each share of Amedisys Common Stock issued and outstanding will be converted into the right to receive 3.0213 fully paid and nonassessable shares of Option Care Health Common Stock (subject to adjustments in the event of any stock split or similar change to the number or type of shares of Option Care Health Common Stock or Amedisys Common Stock outstanding prior to the Effective Time as a result of specified events, as specified in the Merger Agreement). No fractional shares of Option Care Health Common Stock will be issued in connection with the Merger, and Amedisys stockholders who would have been entitled to receive a fraction of a share of Option Care Health Common Stock will receive cash in lieu of fractional shares.
Appraisal Rights
In accordance with Section 262 of the DGCL, no appraisal rights will be available to Amedisys stockholders in connection with the Merger.
Option Care Health stockholders do not have appraisal rights in connection with the Merger.
Procedures for Surrendering Amedisys Stock Certificates
Prior to the closing, Option Care Health is required to enter into a customary exchange agreement with the transfer agent of Option Care Health, the transfer agent of Amedisys or another nationally recognized financial institution or trust company designated by Option Care Health and, in each case, reasonably acceptable to Amedisys, for the payment of the merger consideration. Prior to or substantially concurrently with the Effective Time, Option Care Health is required to deposit or cause to be deposited with the exchange agent, for exchange in accordance with the Merger Agreement through the exchange agent, book-entry shares representing the full number of whole shares of Option Care Health Common Stock to be issued as merger consideration pursuant to the Merger Agreement. As promptly as practicable following the Effective Time, and in no event later than the fourth business day thereafter, Option Care Health will cause the exchange agent to mail a letter of transmittal to each holder of record of a certificate that immediately prior to the completion of the Merger represented outstanding shares of Amedisys Common

Stock. The letter of transmittal will specify that delivery of certificates will be effected and risk of loss and title to such certificates will pass only upon proper delivery of such certificates (or affidavits of loss in lieu of such certificates) to the exchange agent and will be in the form and have such other provisions as are reasonably acceptable to Option Care Health and Amedisys. The letter of transmittal will be accompanied by instructions (in the form and having such provisions as are reasonably acceptable to Option Care Health and Amedisys) for use in effecting the surrender of the certificates in exchange for the number of shares of Option Care Health Common Stock (which will be in book-entry form) representing, in the aggregate, (1) the whole number of shares that such holder has the right to receive in respect of such certificates pursuant to the Merger Agreement, (2) any dividends or other distributions payable pursuant to the Merger Agreement and (3) cash in lieu of fractional shares of Option Care Health Common Stock payable pursuant to the Merger Agreement, collectively referred to as the “exchange payment”. Upon surrender of a certificate (or affidavit of loss in lieu thereof) for cancellation to the exchange agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such certificate will be entitled to receive in exchange the exchange payment.
No holder of record of a book-entry share that immediately prior to the completion of the Merger represented outstanding shares of Amedisys Common Stock will be required to deliver a certificate or letter of transmittal or surrender such book-entry shares to the exchange agent, and in lieu thereof, each holder of an Amedisys book-entry share will automatically upon the completion of the Merger be entitled to receive the exchange payment. No interest will be paid or will accrue for the benefit of holders of the certificates or book-entry shares on the merger consideration or any cash payable pursuant to the Merger Agreement.
As of the completion of the Merger, shares of Amedisys Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist. As of the completion of the Merger, each holder of a certificate or book-entry share representing any shares of Amedisys Common Stock will cease to have any rights with respect thereto, except the right to receive the merger consideration as described above and subject to the terms and conditions set forth in the Merger Agreement.
Subject to applicable law, the holders of Option Care Health Common Stock issued in exchange for certificates or book-entry shares as described above will receive, without interest, (1) at the time of delivery of such Option Care Health Common Stock by the exchange agent, the amount of dividends or other distributions, if any, with a record date after the completion of the Merger paid with respect to such shares of Option Care Health Common Stock and (2) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the completion of the Merger, but before the delivery of Option Care Health Common Stock by the exchange agent, and a payment date subsequent to such delivery of such Option Care Health Common Stock by the exchange agent pursuant to the Merger Agreement, payable with respect to such shares of Option Care Health Common Stock.
Each of Amedisys, Option Care Health, Merger Sub, the Surviving Corporation and the exchange agent will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the Merger Agreement to any person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of applicable tax law. Any amounts so withheld will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction and withholding was made.
All shares of Option Care Health Common Stock issued pursuant to the Merger Agreement will be issued in book-entry form.
No Fractional Shares
No fractional share of Option Care Health Common Stock will be issued upon the conversion or surrender for exchange of Amedisys certificates or book-entry shares, and such fractional share interests will not entitle the owner thereof to any Option Care Health Common Stock or to vote or to any other rights of a holder of Option Care Health Common Stock. Each holder of shares of Amedisys Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Option Care Health Common Stock (after taking into account all certificates and book-entry shares delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to the product of (1) the amount of the aggregate net proceeds of any sale or sales of excess shares at then prevailing prices on the Nasdaq and executed in round lots to the extent practicable by the exchange agent, which such net proceeds are reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the exchange agent incurred in connection with such sale or sales and (2) a fraction, (a) the numerator of which is the amount of the fractional share interest to which such holder of Amedisys certificates or book-entry shares is entitled (after taking into account all certificates and book-entry shares then held by such holder) and (b) the denominator of which is the aggregate amount of fractional share interests to which all holders of Amedisys certificates or book-entry shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Amedisys certificates or book-entry shares with respect to any fractional share interests, the exchange agent will promptly pay such amounts to such holders subject to and in accordance with the terms and conditions set forth in the Merger Agreement; provided that no cash payment in lieu of fractional shares will be paid to any such holder pursuant to the Merger Agreement until the surrender of the certificates or book-entry shares held by such holders of shares of Amedisys Common Stock in accordance with the terms and conditions set forth in the Merger Agreement. The payment of cash in lieu of fractional share interests pursuant to the terms and conditions set forth in the Merger Agreement is not separately bargained-for consideration.
Treatment of Amedisys Equity Awards
Amedisys RSUs
At the Effective Time, each Amedisys RSU Award will be converted to a Converted RSU Award, with the underlying shares of Option Care Health Common Stock subject to such Converted RSU Award equal to (1) the number of shares of Amedisys Common Stock subject to such Amedisys RSU Award immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio, rounded to the nearest whole number of shares of Option Care Health Common Stock. Each Converted RSU Award will have the same terms and conditions (including any double-trigger protections) that applied to the corresponding Amedisys RSU Award immediately prior to the Effective Time (other than any other terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or other immaterial or administrative or ministerial changes).
Amedisys PSUs
At the Effective Time, each Amedisys PSU Award will be converted into a Converted PSU Award, with the underlying shares of Option Care Health Common Stock subject to such Converted PSU Award equal to (1) the number of shares of Amedisys Common Stock subject to such Amedisys PSU Award immediately prior to the Effective Time (assuming achievement at target performance with respect to any Amedisys PSU Award for which the level of performance-vesting has not yet been determined), multiplied by (2) the Exchange Ratio, rounded to the nearest whole number of shares of Option Care Health Common Stock. Each Converted PSU Award will have the same terms and conditions (including any double-trigger protections but excluding any performance-based vesting conditions) that applied to the corresponding Amedisys PSU Award immediately prior to the Effective Time (other than any other terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or other immaterial or administrative or ministerial changes).
Amedisys Options
At the Effective Time, each Amedisys Option Award will be converted into a Converted Option Award, with the underlying shares of Option Care Health Common Stock subject to such Converted Option Award equal to (1) the number of shares of Amedisys Common Stock subject to such Amedisys Option Award immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio, rounded down to the nearest whole number of shares of Option Care Health Common Stock. A Converted Option Award will have an exercise price per share equal to (1) the exercise price per share of the equivalent Amedisys Option Award immediately prior to the Effective Time divided by (2) the Exchange Ratio, rounded up to the nearest whole cent. Each Converted Option Award will have the same terms and conditions (including any double-trigger protections) that applied to the corresponding Amedisys Option Award immediately prior to the

Effective Time (other than any other terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or other immaterial or administrative or ministerial changes).
Conditions to the Consummation of the Merger
Mutual Conditions
The respective obligations of Option Care Health and Amedisys to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver (to the extent permitted by applicable law) by Option Care Health and Amedisys of the following conditions:
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receipt of the Option Care Health Stockholder Approval;

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receipt of the Amedisys Stockholder Approval;

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the expiration or termination of any waiting period (and any extension thereof) under the HSR Act relating to the consummation of the Merger;

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the receipt of the required state regulatory approvals;

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the absence of any order issued or entered, or any law enacted or promulgated, after the date of the Merger Agreement by any governmental body enjoining, or otherwise prohibiting the consummation of the Merger;

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this registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, becoming effective under the Securities Act and the absence of any SEC stop order suspending the effectiveness of this registration statement being in effect; and

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the approval for listing on Nasdaq, subject to official notice of issuance, of the Option Care Health Common Stock to be issued to the Amedisys stockholders in connection with the Merger.

Additional Conditions
In addition, Option Care Health’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement, including the Merger and the Option Care Health Charter Amendment, are subject to the satisfaction or waiver by Option Care Health (to the extent permitted by applicable law) of the following conditions:
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certain representations and warranties Amedisys made in the Merger Agreement regarding corporate organization, corporate standing and corporate power, authority and non-contravention, existing agreements with respect to Amedisys’ securities, stockholder rights plans, subsidiaries, required vote to approve the transactions, the opinion of the financial advisor to Amedisys and broker’s fees (i) that are qualified by “materiality” or “Material Adverse Effect” being true and correct, as of the closing date, as though made on the closing date (except to the extent such representations and warranties expressly relate to a specific date or the date of the Merger Agreement (in which case as of such date)) and (ii) that are not qualified by “materiality” or “Material Adverse Effect” being true and correct in all material respects as of the closing date, as if made on the closing date (except to the extent such representations and warranties expressly relate to a specific date of the date of the Merger Agreement (in which case as of such date));

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certain representations and warranties Amedisys made in the Merger Agreement regarding capitalization and no other Amedisys equity securities being true and correct as of the closing date as if made on the closing date (except to the extent such representations and warranties expressly relate to a specific date or the date of the Merger Agreement (in which case as of such date)), except for any de minimis inaccuracies;

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certain representations and warranties Amedisys made in the Merger Agreement regarding the absence of a Material Adverse Effect on Amedisys being true and correct as of the closing date as if made on the closing date;

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all other representations and warranties Amedisys made in the Merger Agreement (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) being true and correct as of the closing date as if made on the closing date (except to the extent such representations and warranties expressly relate to a specific date or the date of the Merger Agreement (in which case as of such date)), except where any failure of any such representation and warranty to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Amedisys;
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performance by Amedisys in all material respects of all obligations required to be performed by it under the Merger Agreement at or prior to the closing date; and

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the delivery by Amedisys to Option Care Health of a certificate duly executed by an authorized officer of Amedisys, to the effect that the conditions in the five preceding bullet points have been satisfied.

In addition, Amedisys’ obligations to consummate the transactions contemplated by the Merger Agreement, including the Merger, are subject to the satisfaction or waiver by Amedisys (to the extent permitted by applicable law) of the following conditions:
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certain representations and warranties Option Care Health made in the Merger Agreement regarding corporate organization, corporate standing and corporate power, authority and non-contravention, existing agreements with respect to Option Care Health’s securities, stockholder rights plans, subsidiaries, required vote to approve the transactions, the opinion of the financial advisor to Option Care Health and broker’s fees (i) that are qualified by “materiality” or “Material Adverse Effect” being true and correct as of the closing date as though made on the closing date (except to the extent such representations and warranties expressly relate to a specific date or the date of the Merger Agreement (in which case as of such date)) and (ii) that are not qualified by “materiality” or “Material Adverse Effect” being true and correct in all material respects as of the closing date as if made on the closing date (except to the extent such representations and warranties expressly relate to a specific date or the date of the Merger Agreement (in which case as of such date));

•
certain representations and warranties Option Care Health made in the Merger Agreement regarding Option Care Health’s capitalization and no other Option Care Health securities being true and correct as of the closing date as if made on the closing date (except to the extent such representations and warranties expressly relate to a specific date or the date of the Merger Agreement (in which case as of such date)), except for any de minimis inaccuracies;

•
certain representations and warranties Option Care Health made in the Merger Agreement regarding the absence of a Material Adverse Effect on Option Care Health being true and correct as of the closing date as if made on the closing date;

•
all other representations and warranties Option Care Health made in the Merger Agreement (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) being true and correct as of the closing date as if made on the closing date (except to the extent any representations and warranties expressly relate to a specific date or the date of the Merger Agreement (in which case as of such date)), except where any failure of any such representation and warranty to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Option Care Health;

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performance by Option Care Health in all material respects of all obligations required to be performed by it at or prior to the closing date; and

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the delivery by Option Care Health to Amedisys of a certificate duly executed by an authorized officer of Option Care Health, to the effect that the conditions in the five preceding bullet points have been satisfied.

Representations and Warranties
The Merger Agreement contains customary representations and warranties by Amedisys and Option Care Health.
The representations and warranties of Amedisys and Option Care Health in the Merger Agreement relate to, among other things:
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organization, standing and corporate power;

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corporate authority and non-contravention;

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capital structure;

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subsidiaries;

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SEC documents, financial statements, and undisclosed liabilities;

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absence of certain changes or events;

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compliance with applicable laws and outstanding orders;

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healthcare matters and data privacy;

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corrupt practices;

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sanctions;

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litigation;

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benefit plans;

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labor and employment matters;

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taxes;

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intellectual property;

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information technology and data protection;

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certain contracts;

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environmental protection;

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real property (in the case of Amedisys only);

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voting requirements;

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Merger Sub (in the case of Option Care Health only);

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opinion of financial advisors;

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brokers; and

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no other representations.

The representations and warranties made by Option Care Health and Amedisys are subject to exceptions and qualifications (including exceptions based on materiality or a Material Adverse Effect). In addition, the representations and warranties are qualified by certain documents filed with or furnished to the SEC by Option Care Health or Amedisys and the confidential disclosure letters delivered by Amedisys to Option Care Health and by Option Care Health to Amedisys.
None of the representations, warranties or agreements contained in the Merger Agreement or in any certificate, document or instrument delivered pursuant to the Merger Agreement will survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time. For more information, see “— Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement” above.
Definition of “Material Adverse Effect”
Many of the representations and warranties in the Merger Agreement are qualified by a “material adverse effect” standard on the party making such representations and warranties.
“Material Adverse Effect” on Amedisys or Option Care Health means, for the purposes of the Merger Agreement, any change, event, or development (each, a “Change”) that has had, or would reasonably be expected to have, individually, or in the aggregate with all other Changes, a material adverse effect on the business, financial condition or results of operations of Amedisys and its subsidiaries, taken as a whole, or Option Care Health and its subsidiaries (without giving effect to the Merger), taken as a whole, respectively, excluding any Change to the extent it results from or arises out of:
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general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction;

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any failure, in and of itself, by Amedisys or Option Care Health, respectively, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect on Amedisys or Option Care Health, respectively, unless otherwise excluded in the definition of “Material Adverse Effect”);

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the execution and delivery of the Merger Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by the Merger Agreement, including any litigation resulting or arising therefrom or with respect thereto or the impact thereof on the relationships of Amedisys or Option Care Health, respectively, and their respective subsidiaries, with customers, suppliers or partners, or compliance with or performance of the Merger Agreement (subject to additional limitations in the Merger Agreement);

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any change, in and of itself, in the market price or trading volume of the securities of Amedisys or Option Care Health, respectively (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect on Amedisys or Option Care Health, respectively, unless otherwise excluded in the definition of “Material Adverse Effect”);

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any change in applicable law or GAAP (or authoritative interpretation or enforcement thereof);

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geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, or any trade wars or sanctions;

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any hurricane, tornado, flood, earthquake or other natural disaster;

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any changes generally affecting the industries in which Amedisys or Option Care Health operates;

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any epidemic, pandemic or other outbreak of illness or disease or public health event (including COVID-19) or any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Applicable Laws, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 (“COVID-19 Measures”) or any changes, after the date hereof, in such COVID-19 Measures or changes, after the date hereof, in the interpretation, implementation or enforcement thereof;

•
any transaction litigation;

•
any action (A) specifically required to be taken by Amedisys or Option Care Health pursuant to the Merger Agreement, (B) taken (or failure to be taken) by Amedisys or Option Care Health at the written direction of Option Care Health or Amedisys, respectively or (C) taken with the prior written consent of the other party; and

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any action required by the provisions in the Merger Agreement related to the obligations of the parties to use their reasonable best efforts to consummate the transactions contemplated by the Merger Agreement and cause the conditions to the Merger to be satisfied as promptly as reasonably practicable;

provided that the exclusions in the first, fifth, sixth, seventh, eighth and ninth bullet points will not apply to the extent that such Changes have a disproportionate impact on Amedisys and its subsidiaries, or Option Care Health and its subsidiaries (without giving effect to the Merger), as applicable, relative to other participants in the industries in which Amedisys and its subsidiaries, or Option Care Health and its subsidiaries (without giving effect to the Merger), respectively, operate.

Conduct of Business Pending the Merger
Each of Amedisys and Option Care Health has agreed to certain covenants in the Merger Agreement restricting the conduct of its and its respective subsidiaries’ businesses between the date of the Merger Agreement and the Effective Time or, if applicable, the date on which the Merger Agreement is validly terminated.
In general, except as required by applicable law, as expressly contemplated or expressly permitted by the Merger Agreement, as required by or to the extent commercially reasonable in response to COVID-19 Measures, with the prior written consent of Option Care Health or subject to specified exceptions set forth in the Merger Agreement and the confidential disclosure letter delivered by Amedisys to Option Care Health, from the date of the Merger Agreement until the earlier of the Effective Time or the date the Merger Agreement is validly terminated (the “Pre-Closing Period”), Amedisys will, and will cause its subsidiaries to, use reasonable best efforts to carry on their respective businesses in all material respects in the ordinary course of business consistent with past practice, and preserve intact its current business organizations and their relationships with customers, suppliers, licensors, licensees and other third parties.
Without limiting the generality of the preceding paragraph, during the Pre-Closing Period and except as required by applicable law, as expressly contemplated or expressly permitted by the Merger Agreement, as required by or to the extent commercially reasonable in response to certain measures in response to COVID-19, with the prior written consent of Option Care Health or subject to specified exceptions set forth in the Merger Agreement and the confidential disclosure letter delivered by Amedisys to Option Care Health, Amedisys and its subsidiaries have agreed not to take the following actions:
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other than dividends and distributions by a direct or indirect subsidiary wholly owned by Amedisys payable to another direct or indirect subsidiary wholly owned by Amedisys or payable to Amedisys, declare, set aside or pay any dividends on, make any other distributions in respect of, any of its capital stock;

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split, combine or reclassify any equity securities of Amedisys or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any equity securities of Amedisys, other than, solely with respect to the capital stock or other securities of Amedisys’ wholly owned subsidiaries, actions or transactions solely between Amedisys and its wholly owned subsidiaries, or among Amedisys’ wholly owned subsidiaries

•
purchase, redeem or otherwise acquire any equity securities of Amedisys (other than certain acquisitions of shares under Amedisys’ equity plans), other than, solely with respect to the capital stock or other securities of Amedisys’ wholly owned subsidiaries, actions or transactions solely between Amedisys and its wholly owned subsidiaries, or among Amedisys’ wholly owned subsidiaries;

•
issue, deliver, sell, pledge or otherwise encumber or subject to any lien any equity securities (other than (1) in connection with the settlement or exercise of Amedisys equity awards outstanding as of the date of the Merger Agreement in accordance with their terms in effect on the date of the Merger Agreement or issued as permitted by the Merger Agreement in accordance with the terms governing the issuance of such type of Amedisys equity awards in effect on the date of the Merger Agreement, (2) as required under the terms of any Amedisys benefit plan in effect on the date of the Merger Agreement, as permitted by or pursuant to the Merger Agreement and (3) solely with respect to the capital stock or other securities of Amedisys’ wholly owned subsidiaries, transactions solely between Amedisys and its wholly owned subsidiaries, or among Amedisys’ wholly owned subsidiaries), or enter into any agreement with respect to the voting of, any of Amedisys’ capital stock;

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(1) (A) other than in the ordinary course of business consistent with past practice (except as it relates to contracts for indebtedness for borrowed money), (B) with respect to certain contracts specified in Amedisys’ confidential disclosure letter delivered by Amedisys to Option Care Health or (C) with respect to expirations of any Amedisys material contract in accordance with the terms and conditions contained therein, amend or waive any material provision of, enter into, renew (other than on terms that are no less favorable, in the aggregate, to Amedisys) or terminate, specified Amedisys material contracts or (2) acquire any material assets, other than (including with respect to equipment and inventory) in the ordinary course of business consistent with past practice;

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acquire any equity interests in, or make any investment in or any capital contribution to, any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), including in each case by merger or consolidation, except (1) for transactions solely between Amedisys and its wholly owned subsidiaries, or among Amedisys’ wholly owned subsidiaries or (2) in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of the Merger Agreement to the closing does not exceed $10,000,000;

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transfer, assign, sell, lease, license, mortgage, pledge, surrender, encumber (except for certain liens permitted under the Merger Agreement), divest, cancel, abandon, allow to lapse or otherwise dispose of any material tangible or intangible assets (including any material intellectual property) except (1) for transactions solely between Amedisys and its wholly owned subsidiaries, or among Amedisys’ wholly owned subsidiaries, (2) for dispositions of obsolete or worthless equipment in the ordinary course of business, (3) for dispositions, abandonments, waivers, failures to renew or maintain or lapse of any intellectual property in the ordinary course of business or as determined by Amedisys or any of its subsidiaries in the exercise of its reasonable business judgment, (4) in one or more transactions with respect to which the aggregate fair market value of such assets for all such transactions during the period from the date of the Merger Agreement to the closing date does not exceed $10,000,000 (provided that this clause (4) does not apply with respect to surrenders, cancellations, abandonments or lapses), (5) the expiration of intellectual property at the end of its maximum statutory duration in accordance with its statutory terms (after exercising any renewal rights or options except if Amedisys or any of its subsidiaries, in the exercise of its reasonable business judgement, opts not to so exercise) or (6) the non-exclusive license of intellectual property in the ordinary course of business consistent with past practice;

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create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, in each case, except (1) for additional indebtedness incurred in the ordinary course of business consistent with past practice after the date of the Merger Agreement under Amedisys’ current borrowing agreements that does not, at any time, exceed $20,000,000 in the aggregate and (2) for any inter-company indebtedness solely between Amedisys and its wholly owned subsidiaries, or among Amedisys’ wholly owned subsidiaries;

•
other than any action with respect to taxes, settle, pay, discharge or satisfy any legal, administrative, arbitral or other action, suit, charge investigation, proceeding, complaint, audit, indictment or litigation, other than any settlement, payment, discharge or satisfaction that (1) does not relate to any transaction litigation and (2) (A) either (x) results solely in a monetary obligation involving only the payment of monies by Amedisys or its subsidiaries of not more than $1,000,000 individually or $5,000,000 in the aggregate (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution) or (y) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, Amedisys or any of its subsidiaries and the payment of monies by Amedisys and its subsidiaries that are not more than $500,000 individually or $2,500,000 in the aggregate (not funded by an indemnity obligation or through insurance policies) (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution) and (B) does not involve any admission of guilt or impose any non-de-minimis restrictions or non-de-minimis limitations upon the operations or business of or other conduct remedy or injunctive relief applicable to Amedisys or any of its subsidiaries, whether before, on or after the Effective Time;

•
make, change or rescind any material tax election, change any annual tax accounting period or adopt or change any method of tax accounting, in either case, relating to a material amount of taxes, settle or compromise any claim relating to a material amount of taxes, file any material amended tax return, surrender any claim for a refund of a material amount of taxes or file any material tax return other than one prepared in accordance with past practice;

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except as set forth in the confidential disclosure letter delivered by Amedisys to Option Care Health or as required under the terms of any Amedisys benefit plan or labor agreement applicable to Amedisys or any of its subsidiaries, in each case, as in effect on the date of the Merger Agreement:

•
increase the compensation or increase the benefits of any current or former officer, director, employee or other individual service provider, other than in the ordinary course of business consistent with past practice with respect to individuals whose annualized base compensation is less than $250,000, or grant or pay any bonus, incentive, change in control, retention, severance, termination, tax gross-up or profit-sharing award or payment;

•
enter into, adopt, amend, terminate or modify any Amedisys benefit plan (or any arrangement that would be an Amedisys benefit plan if in effect on the date of the Merger Agreement);

•
accelerate the vesting or payment of any compensation or benefits of any current or former officer, director, employee or other individual service provider;

•
provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit;

•
grant to any current or former officer, director, employee or other individual service provider any right to receive any severance, change-in-control, retention, termination, transaction or similar compensation or benefits or increases therein, including adding participants to any Amedisys severance plan maintained for employees at the level of vice president and above;

•
hire, promote or terminate (other than for “cause”) any individual, except for new hires or terminations in the ordinary course of business consistent with past practice with respect to individuals whose annualized base compensation is less than $250,000;

•
forgive any material loans or advances to any current or former officer, director, employee or other individual service provider, or any of their respective affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such persons in accordance with an employee benefit plan or otherwise, except in the ordinary course of business in connection with relocation activities to any employees of Amedisys or any subsidiary of Amedisys; or

•
announce or commit to take any of the actions set forth in the items set forth above in this bullet point; provided that foregoing sub-bullets will not restrict Amedisys or any of its subsidiaries from entering into, in the ordinary course of business, any offer letter with any newly hired employee to fill a vacant position whose annualized base compensation will be less than $250,000, provided that the compensation and benefits provided pursuant to such offer letter contains terms substantially similar to the terms provided to similarly situated employees of Amedisys and does not contain any change in control, equity or severance benefits;

•
change any of its material financial accounting policies or procedures currently in effect, except (1) as required (or with respect to permitted early adoption of changes required) by GAAP, Regulation S-X of the Exchange Act or a governmental entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or (2) as required by applicable law;

•
make any payment of, commitment for or accrual of aggregate capital expenditures for any twelve (12)-month period that are greater than 100% of the amount set forth in the confidential disclosure letter delivered by Amedisys to Option Care Health;

•
other than in the ordinary course of business consistent with past practice, voluntarily terminate, suspend, abrogate, amend or modify any Amedisys permit in a manner materially adverse to Amedisys and its subsidiaries;

•
(1) amend the certificate of incorporation of Amedisys or bylaws of Amedisys or any similar organizational documents of Amedisys’ subsidiaries (other than immaterial amendments to the organizational documents of any subsidiary of Amedisys that would not and would not reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by the Merger Agreement), (2) merge or consolidate with any person or (3) adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization (other than, in the case of this clause (3), in with respect to subsidiaries with de minimis assets and liabilities), other than internal reorganizations or consolidations solely involving wholly owned subsidiaries of Amedisys that would not reasonably be expected to hinder, delay or prevent the consummation of the transactions contemplated by the Merger Agreement or increase the risk of not obtaining any action, consent, approval, resignation, waiver, permit, authorization, order, expiration or termination of waiting periods or other confirmations from any governmental entity;
•
amend, modify, extend, terminate, or enter into any material labor agreement or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of Amedisys or its subsidiaries; or

•
authorize, or commit or agree to take, any of the actions described in the bullet points above.

In general, except as required by applicable law, as expressly contemplated or expressly permitted by the Merger Agreement, as required by or to the extent commercially reasonable in response to certain measures in response to COVID-19, with the prior written consent of Amedisys or subject to specified exceptions set forth in the Merger Agreement and the confidential disclosure letter delivered by Option Care Health to Amedisys, during the Pre-Closing Period, Option Care Health will, and will cause its subsidiaries to, use reasonable best efforts to carry on their respective businesses in all material respects in the ordinary course of business consistent with past practice, and preserve intact its current business organization and their relationships with customers, suppliers, licensors, licensees and other third parties.
Without limiting the generality of the preceding paragraph, during the Pre-Closing Period and except as required by applicable law, as expressly contemplated or expressly permitted by the Merger Agreement, as required by or to the extent commercially reasonable in response to certain measures in response to COVID-19, with the prior written consent of Amedisys or subject to specified exceptions set forth in the Merger Agreement and the confidential disclosure letter delivered by Option Care Health to Amedisys, Option Care Health and its subsidiaries have agreed not to take the following actions:
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other than dividends and distributions by a direct or indirect subsidiary wholly owned by Option Care Health payable to another direct or indirect subsidiary wholly owned by Option Care Health or payable to Option Care Health, declare, set aside or pay any dividends on, make any other distributions in respect of, any of its capital stock;

•
split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Option Care Health capital stock;

•
change any of its material financial accounting policies or procedures currently in effect, except as required (or with respect to permitted early adoption of changes required) by GAAP, Regulation S-X of the Exchange Act or a governmental entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or as required by applicable law;

•
(1) amend the certificate of incorporation of Option Care Health or bylaws of Option Care Health, (2) merge or consolidate with any person or (3) adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization; (other than, in the case of this clause (3), in with respect to subsidiaries with de minimis assets and liabilities), other than internal reorganizations or consolidations involving wholly owned subsidiaries of Option Care Health that would not reasonably be expected to hinder, delay or prevent the consummation of the transactions contemplated by the Merger Agreement or increase the risks of not obtaining any action, consent, approval, resignation, waiver, permit, authorization, order, expiration or termination of waiting periods or other confirmations from any governmental entity; or

•
authorize, or commit or agree to take, any of the actions described in the bullet points above.

Obligations to Call Special Meetings
Amedisys is required to duly give notice of, convene and hold the Amedisys Special Meeting as promptly as practicable after the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, for the purpose of obtaining the Amedisys Stockholder Approval. Amedisys may only postpone or adjourn the Amedisys Special Meeting (i) to solicit additional proxies for the purpose of obtaining the Amedisys Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Amedisys has determined after consultation with outside legal counsel is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Amedisys prior to the Amedisys Special Meeting. Subject to terms described in “— Obligations to Recommend the Approval of the Amedisys Merger Proposal, the Option Care Health Share Issuance Proposal and the Option Care Health Charter Amendment Proposal”, Amedisys is required, through the Amedisys Board, to recommend that its stockholders adopt the Merger Agreement and to use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the Merger Agreement and to take all other action necessary or advisable to secure the Amedisys Stockholder Approval.
Option Care Health is required to duly give notice of, convene and hold the Option Care Health Special Meeting as promptly as practicable after the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part for the purpose of obtaining the Option Care Health Stockholder Approval. Option Care Health may only postpone or adjourn the Option Care Health Special Meeting (i) to solicit additional proxies for the purpose of obtaining the Option Care Health Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Option Care Health has determined after consultation with outside legal counsel is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Option Care Health prior to the Option Care Health Special Meeting. Subject to terms described in “— Obligations to Recommend the Approval of the Amedisys Merger Proposal, the Option Care Health Share Issuance Proposal and the Option Care Health Charter Amendment Proposal”, Option Care Health is required, through the Option Care Health Board, to recommend that its stockholders approve the Option Care Health Share Issuance Proposal and the Option Care Health Charter Amendment Proposal and to use reasonable best efforts to solicit from its stockholders proxies in favor of the Option Care Health Share Issuance Proposal and the Option Care Health Charter Amendment Proposal and to take all other action necessary or advisable to secure the Option Care Health Stockholder Approval.
No Solicitation
Amedisys and Option Care Health have each agreed not to, and to cause their respective affiliates and its and their respective officers, directors and employees not to, and to use reasonable best efforts to cause its and its controlled affiliates’ other representatives not to, directly or indirectly:
•
solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate, any inquiries relating to, the submission of, or the making of, any proposal the consummation of which would constitute an alternative transaction or fail to terminate any direct or indirect solicitation, encouragement, discussions or negotiations with any persons (other than with the other parties to the Merger Agreement and their representatives) that may be ongoing with respect to a proposal for an alternative transaction, including terminating all access granted to any such person or its representatives to any physical or electronic dataroom;

•
engage in, participate in, or otherwise continue any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries relating to, or the making of, any proposal the consummation of which would constitute or would reasonably be expected to lead to an alternative transaction;

•
amend or grant any waiver or release under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of it or its subsidiaries (provided that Amedisys or Option Care Health, as applicable, shall be permitted on a confidential non-public basis to release or waive any explicit or implicit standstill or similar agreement solely to the extent necessary to permit the relevant party thereto to submit a proposal for an alternative transaction to the Amedisys Board or Option Care Health Board, as applicable, on a confidential nonpublic basis and solely to the extent the Amedisys Board or Option Care Health Board, as applicable, determines in good faith that the failure to do so would be inconsistent with the Amedisys Board’s or Option Care Health Board’s, as applicable, fiduciary duties under applicable law, so long as Amedisys or Option Care Health, as applicable, promptly (and in any event within 24 hours) notifies Option Care Health or Amedisys, as applicable, in writing of any such waiver or release); or

•
approve, authorize, agree or publicly announce an intention to do any of the foregoing.

Notwithstanding these restrictions, the Merger Agreement provides that, if, at any time prior to obtaining the Amedisys Stockholder Approval or the Option Care Health Stockholder Approval, as applicable, Amedisys or Option Care Health, respectively, receives a bona fide written proposal the consummation of which would constitute an alternative transaction that the Amedisys Board or the Option Care Health Board, as applicable, determines in good faith (after consultation with its outside counsel and financial advisors) constitutes or would reasonably be expected to result in a “superior proposal” (as defined below) and which did not result from a breach of the non-solicitation obligations set forth in the Merger Agreement, then Amedisys or Option Care Health, as applicable, may (1) furnish information with respect to itself and its subsidiaries to the person (or group of persons) making such proposal and its representatives pursuant to a customary confidentiality agreement containing substantive terms that are not less favorable in any material respect to Amedisys or Option Care Health, as applicable, than those contained in that certain confidentiality agreement between Amedisys and Option Care Health executed in connection with the transactions contemplated by the Merger Agreement (provided, however, that such confidentiality agreement (x) need not contain any “standstill” or similar provision and (y) may not (I) include any provision calling for an exclusive right to negotiate with Amedisys or Option Care Health, as applicable, or (II) provide for the reimbursement by Amedisys or any of its subsidiaries or by Option Care Health or any of its subsidiaries, as applicable, or any of the counterparty’s costs or expenses) and which does not prohibit Amedisys or Option Care Health, as applicable, from complying with its obligations under the Merger Agreement and (2) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal and its representatives.
The Merger Agreement also requires each party to (1) notify the other party promptly, and in any event within 24 hours of receipt by a member of the Amedisys Board or Option Care Health Board, as applicable, or an executive officer of Amedisys or Option Care Health, as applicable (or if received by another representative, the time such person became aware thereof), of any request for information, proposal or inquiry relating to an alternative transaction, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the person making such request, proposal or inquiry, (2) keep the other party reasonably informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry on a reasonably current basis and (3) provide the other party, as soon as reasonably practicable after receipt or delivery (but in no event later than 24 hours after receipt or delivery thereof), copies of all correspondence and other written materials exchanged with the person making such request or proposal or its representatives that relates to any such request, proposal or inquiry.
For purposes of the Merger Agreement, an “alternative transaction” means any of (i) a merger, consolidation, share exchange, tender offer, share issuance or similar transaction pursuant to which any person (or group of persons) other than the other party to the Merger Agreement and its subsidiaries (such person (or group of persons), a “Third Party”), or the direct or indirect stockholders of such Third Party or the resulting company, acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, or would otherwise own or control, directly or indirectly, more than 20% of the outstanding shares of Amedisys Common Stock or Option Care Health Common Stock, as applicable, or other equity securities of Amedisys or Option Care Health, as applicable, representing 20% or more of the equity or voting power of Amedisys or Option Care Health, as applicable (or the resulting company), (ii) any transaction or series of transactions pursuant to which any Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of Amedisys or Option Care Health, as applicable, and any entity surviving any merger or combination including any of them) or businesses of Amedisys or Option Care Health, as applicable, or any of the respective subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Amedisys or Option Care Health, as applicable, and its subsidiaries taken as a whole or (iii) any disposition of assets to an Third Party representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Amedisys and its subsidiaries, taken as a whole, or Option Care Health and its subsidiaries, taken as a whole, as applicable.
For purposes of the Merger Agreement, a “superior proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party to enter into an alternative transaction (with all references to 20% in the definition of “alternative transaction” above being treated as references to 50%) that (i) did not result from a breach of the applicable non-solicitation obligations set forth in the Merger Agreement, (ii) is on terms that the Amedisys Board or the Option Care Health Board, as applicable, determines in good faith (after consultation with its outside financial advisors and outside legal counsel) to be superior from a financial point of view to the party’s stockholders than the transactions contemplated by the Merger Agreement, taking into account all financial, regulatory, legal and other aspects of such proposal (including any changes to the Merger Agreement that may be proposed by the other party to the Merger Agreement in response to such alternative transaction proposal and the identity of the person making such alternative transaction proposal) and (iii) is reasonably likely to be completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal, and is not subject to a diligence or financing condition.
Obligations to Recommend the Approval of the Amedisys Merger Proposal, the Option Care Health Share Issuance Proposal and the Option Care Health Charter Amendment Proposal
Amedisys and Option Care Health have agreed under the Merger Agreement to, through their respective boards of directors, recommend to Amedisys’ stockholders the Amedisys Merger Proposal or to Option Care Health’s stockholders the Option Care Health Share Issuance Proposal and Option Care Health Charter Amendment Proposal, respectively, and to include such recommendations in this joint proxy statement/prospectus.
The Merger Agreement provides that, subject to the exceptions described below, neither the Amedisys Board nor the Option Care Health Board, nor any committee thereof, will (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to the other party, its approval or recommendation of the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any alternative transaction, (iii) fail to include in this joint proxy statement/prospectus its recommendation in favor of the Merger Agreement and the Merger or Option Care Health Share Issuance Proposal and Option Care Health Charter Amendment Proposal, as applicable, (iv) fail to publicly, within ten business days after the commencement of a tender or exchange offer relating to shares of its Amedisys Common Stock or Option Care Health Common Stock, as applicable (or, if earlier, at least two business days prior to the Amedisys Special Meeting or the Option Care Health Special Meeting, as applicable), recommend the rejection of such tender or exchange offer by the holders of such shares and reaffirm its recommendation of the Merger Agreement and the Merger or (v) fail to publicly reaffirm its recommendation of the Merger Agreement and the Merger within ten business days of the other party’s written request to do so (or, if earlier, at least two business days prior to the Amedisys Special Meeting or the Option Care Health Special Meeting, as applicable), following the public announcement of any alternative transaction proposal (or any material amendment, including any change to the price or form of consideration); provided that Amedisys or Option Care Health, as applicable, will not be entitled to make such written request, and the board of directors of the other party shall not be required to make such reaffirmation, more than once with respect to any particular alternative transaction and each material amendment thereto) (any action in clauses (ii), (iii), (iv) and (iv) is referred to as a board recommendation change).
Notwithstanding the foregoing restrictions, in the event that, prior to obtaining the Amedisys Stockholder Approval or the Option Care Health Stockholder Approval, the Amedisys Board or the Option Care Health Board, as applicable, determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that it has received a superior proposal, the Amedisys Board or the Option Care Health Board, as applicable, may effect a board recommendation change if (i) it determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (ii) it has notified the other party in writing that it intends to effect a board recommendation change, (iii) it has provided the other party with a copy of the proposed definitive agreements and other proposed transaction documentation between Amedisys and Option Care Health, as applicable, and the person making such superior proposal, and the identity of the person making such superior proposal, (iv) for a period of five business days following the notice delivered to the other party, Amedisys or Option Care Health, as applicable, shall have discussed and negotiated in good faith and made its representatives available to discuss and negotiate in good faith (in each case to the extent the other party desires to negotiate) with the other party’s representatives any proposed modifications to the terms and conditions of the Merger Agreement or the transactions contemplated by the Merger Agreement so that the proposal no longer constitutes a superior proposal

(provided that any amendment to any material term or condition of any superior proposal will require a new notice and a new negotiation period that will expire on the later to occur of (A) three business days following delivery of such new notice and (B) the expiration of the original five business day period) and (v) no earlier than the end of such negotiation period, the Amedisys Board or the Option Care Health Board, as applicable, shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to the Merger Agreement, that (1) the alternative transaction still constitutes a superior proposal and (2) the failure to take such action would still be inconsistent with its fiduciary duties under applicable law.
Neither the Amedisys Board nor the Option Care Health Board nor any committee thereof will cause or permit Amedisys or its controlled affiliates or Option Care Health or its controlled affiliates, as applicable, to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement or other similar agreement related to any alternative transaction, or requiring, or reasonably likely to cause, Amedisys or Option Care Health, as applicable, to terminate, delay or fail to complete, or that would otherwise impede, interfere with or be inconsistent with, the completion of the Merger (other than a confidentiality agreement otherwise permitted by the Merger Agreement). In addition, prior to obtaining the Amedisys Stockholder Approval or the Option Care Health Stockholder Approval, the Amedisys Board or the Option Care Health Board, as applicable, may, in response to an “intervening event” (as defined below) effect such a board recommendation change only if (i) the Amedisys Board or Option Care Health Board, as applicable, determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (ii) the Amedisys Board or Option Care Health Board, as applicable has notified the other party in writing that it intends to effect such a board recommendation change (which notice shall specify the facts and circumstances providing the basis of the intervening event and for the determination by the Amedisys Board or the Option Care Health Board, as applicable, to effect such a board recommendation change in reasonable detail), (iii) for a period of five business days following the notice delivered to the other party, Amedisys or Option Care Health, as applicable, shall have discussed and negotiated in good faith and made its representatives available to discuss and negotiate in good faith (in each case to the extent the other party desires to negotiate) with the other party’s representatives any proposed modifications to the terms and conditions of the Merger Agreement or the transactions contemplated by the Merger Agreement so that the failure to take such action would no longer be inconsistent with its fiduciary duties under applicable law (provided that any material change to the relevant facts and circumstances will require a new notice and a new negotiation period that will expire on the later to occur of (A) three business days following delivery of such new notice and (B) the expiration of the original five business day period) and (iv) no earlier than the end of such negotiation period, the Amedisys Board or the Option Care Health Board, as applicable, shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendment or modification to the Merger Agreement, that the failure to take such action would still be inconsistent with its fiduciary duties under applicable law. For purposes of the Merger Agreement, an “intervening event” means an event or circumstance with respect to Amedisys or Option Care Health, as applicable, or any of its subsidiaries that materially improves the business, assets, operations or prospects of Amedisys or Option Care Health, as applicable, and its respective subsidiaries, taken as a whole, and that (1) was not known or reasonably foreseeable to the Amedisys Board or Option Care Health Board, as applicable, on the date of the Merger Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Amedisys Board or Option Care Health Board, as applicable, on the date of the Merger Agreement), which event or circumstance, or any consequence thereof, becomes known to the Amedisys Board or Option Care Health Board, as applicable, prior to the Amedisys Stockholder Approval or the Option Care Health Stockholder Approval, as applicable, (2) does not relate to any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an alternative transaction, or the consequences thereof; (3) does not relate to the fact, in and of itself, that Amedisys or Option Care Health, as applicable, meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics or any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations for any period, or any changes after the date of the Merger Agreement in the price or trading volume of the Amedisys Common Stock or Option Care Health Common Stock (it being understood that the event or circumstance underlying any of the foregoing in this clause (3) may be taken into consideration, unless otherwise excluded by the exceptions to this definition), as applicable, (4) does not relate to the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the closing in connection with the transactions contemplated by the Merger Agreement, (5) does not relate to performance of the Merger Agreement or any action required to be taken or refrained from being taken by the Merger Agreement and (6) does not relate to changes in general economic or geopolitical conditions, or changes in conditions in the global, international or U.S. economy generally.
Notwithstanding the foregoing, the Merger Agreement provides that (i) Option Care Health’s obligation to hold the Option Care Health Special Meeting will not be affected by the commencement, public proposal, public disclosure or communication to Option Care Health or any other person of any Option Care Health alternative transaction or an Option Care Health Board recommendation change and (ii) Amedisys’ obligation to hold the Amedisys Special Meeting will not be affected by the commencement, public proposal, public disclosure or communication to Amedisys or any other person of any Amedisys alternative transaction or an Amedisys Board recommendation change.
None of the foregoing will prohibit Amedisys or Option Care Health from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, from making any disclosure to its stockholders that is required by applicable law or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided that any such disclosure or statement that constitutes or contains a board recommendation change shall be subject to the restrictions in the second and third paragraphs of this section entitled “— Obligations to Recommend the Approval of the Amedisys Merger Proposal, the Option Care Health Share Issuance Proposal and the Option Care Health Charter Amendment Proposal”; and provided further that a “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a board recommendation change so long as any such communication states that the recommendation of the applicable party’s board in favor of the Amedisys Merger Proposal or the Option Care Health Share Issuance Proposal and Option Care Health Charter Amendment Proposal, as applicable, continues to be in effect (unless, prior to the time of such public disclosure, a board recommendation change has been made in compliance with the terms of the Merger Agreement).
Efforts to Consummate the Merger
Amedisys and Option Care Health have agreed to cooperate with each other and use (and to cause their respective subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by the Merger Agreement and cause the conditions to the Merger to be satisfied as promptly as reasonably practicable, including by using their respective reasonable best efforts to:
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obtain all actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any governmental entity or other person that are necessary, proper or advisable;

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prepare and make all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with governmental entities) that are necessary, proper or advisable,

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take all steps as may be necessary, proper or advisable to obtain an approval from, or to avoid an action by, any governmental entity or other person;

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defend any lawsuits or other actions, whether judicial or administrative, challenging the Merger Agreement or that would otherwise prevent or delay the consummation of the transactions contemplated by the Merger Agreement, including the Merger, including seeking to have any stay, temporary restraining order or injunction entered by any court of other governmental entity vacated or reversed; and

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execute and deliver any additional instruments that are reasonably necessary, proper or advisable to carry out fully the purposes of the Merger Agreement.

Each of Option Care Health and Amedisys has agreed to, in consultation and cooperation with the other party and as promptly as reasonably practicable (but in no event later than as required by applicable law, or later than ten business days from the date of the Merger Agreement with respect to its filing under the

HSR Act), make its respective filing under the HSR Act (which the parties filed on May 17, 2023), and certain state regulatory filings. Neither Option Care Health nor Amedisys will withdraw any such filings or applications without the prior written consent of the other party. Furthermore, neither Option Care Health nor Amedisys, nor any of their respective subsidiaries, shall be required to (and Amedisys shall not, without Option Care Health’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed)), pay any material consent or other similar fee, payment or consideration, make any other material concession or provide any additional material security (including a guaranty) to any non-governmental entity third party in connection with seeking or obtaining its consent to the transactions contemplated by the Merger Agreement.
Additionally, each of Option Care Health and Amedisys has agreed to jointly develop, and consult and cooperate in all respects with the other, and consider in good faith the views of the other, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any antitrust law. Each of Option Care Health and Amedisys have agreed to (1) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents, (2) promptly inform the other of any such filing, submission or other document and of any communication with or from any governmental entity regarding the transactions contemplated by the Merger Agreement, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any such filing, submission, document or communication and (3) cooperate in making an appropriate response as promptly as reasonably practicable to any investigation or other inquiry from a governmental entity or any action initiated by a governmental entity or private party, including promptly notifying the other party of any such investigation, inquiry or action, and consulting in advance before making any presentations or submissions to a governmental entity, or, in connection with any action initiated by a private party, to any other person.
Each of Option Care Health and Amedisys has also agreed to (1) promptly make an appropriate response to any request for information, documentation, other material, or testimony by any governmental entity, including by using reasonable best efforts to promptly make an appropriate response to any request for additional information, documents or other materials, including any “second request” under the HSR Act, received by any party or any of their respective subsidiaries from any governmental entity in connection with such filings, submissions or in connection with proceedings under or relating to any antitrust law, (2) and in connection with the transactions contemplated by the Merger Agreement, promptly inform and consult with the other in advance of any meeting, conference or material communication with any governmental entity, or, in connection with any action by a private party, with any other person, and to the extent not prohibited by applicable law or by the applicable governmental entity, reasonably consult with the other party in advance of any such meeting, conference or material communication, and give the other party a reasonable opportunity to attend and participate therein, and if the other party does not participate, keep such party apprised with respect thereto and (3) subject to certain limitations (including with respect to sensitive information of a party), furnish to the other copies of all filings, submissions, correspondence and communications between it and its affiliates and their respective representatives, on the one hand, and any governmental entity (or any other person in connection with any action initiated by a private party), on the other hand, with respect to the transactions contemplated by the Merger Agreement.
Each of Option Care Health and Amedisys agreed, between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, that it and its subsidiaries would not consummate, enter into any agreement providing for, or announce, any investment, acquisition, divestiture or other business combination that would reasonably be expected to materially delay or prevent the completion of the transactions contemplated by the Merger Agreement or materially increase the risk of not obtaining any action, consent, approval, registration, waiver, permit, authorization, order expiration or termination of waiting periods or other confirmations from any governmental entity that is a condition to the closing.
Indemnification of Officers and Directors
Option Care Health has agreed that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time in favor of the present and former directors, officers, members, managers, employees or agents of Amedisys or any of its subsidiaries as provided in Amedisys’ and its subsidiaries’ organizational documents, and specified indemnification agreements between such directors or officers and Amedisys will survive the Merger and will continue in full force and effect in accordance with their terms.
For a period of six years following the Effective Time, Option Care Health has agreed to cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions equivalent to the provisions of the certificate of incorporation and bylaws of Amedisys and its subsidiaries as in effect immediately prior to the Effective Time with respect to acts or omissions or other matters occurring prior to the Effective Time and not to amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any of the present and former directors, officers, members, managers, employees or agents of Amedisys or any of its subsidiaries; provided that all rights to indemnification in respect of any claim made for indemnification within such six-year period will continue until the disposition of such action or resolution of such claim.
From and after the Effective Time, Option Care Health will cause the Surviving Corporation to indemnify, defend and hold harmless the current or former directors or officers of Amedisys or any subsidiary of Amedisys against any costs or expenses (including attorneys’ fees and expenses), amounts paid in settlement, judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any actual or alleged action in connection with, arising out of or otherwise related to matters existing or occurring or alleged to have occurred prior to or at the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including actions to enforce this provision or any other indemnification or advancement right of any such persons, and the Surviving Corporation shall also promptly advance reasonable costs and expenses (including attorney’s fees) as incurred to the fullest extent permitted under applicable law (subject to the execution of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined, by final judicial decision from a court of competent jurisdiction which there is no further right to appeal, that such person is not entitled to be indemnified under the Merger Agreement). In the event of any such actual or alleged action, Option Care Health and the Surviving Corporation shall cooperate with such indemnified persons in the defense of any such actual or alleged action. None of Option Care Health, the Surviving Corporation nor any of their respective affiliates shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any action for which indemnification may be sought by such indemnified person pursuant to the Merger Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all such persons from all liability arising out of such action.
The Surviving Company shall (and Option Care Health shall cause the Surviving Corporation to), at its option, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, (i) maintain in effect Amedisys’ current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to or more favorable than those of Amedisys’ current directors’ and officers’ liability insurance or (ii) purchase a six-year prepaid “tail” policy with respect to the directors’ and officers’ liability insurance from an insurance carrier with a comparable credit rating as Amedisys’ current directors’ and officers’ liability insurance carrier. The Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by Amedisys for coverage for its last full fiscal year prior to the date of the Merger Agreement for such insurance policy (such 300% amount, the “Maximum Premium”) or incur an aggregate cost for the tail policy in excess of the Maximum Premium. If the annual premiums of such insurance coverage for the six-year period exceed the Maximum Premium or the aggregate cost for such tail policy exceeds the Maximum Premium, then the Surviving Corporation shall only be obligated to obtain a policy with the greatest coverage available for an annual premium not exceeding the Maximum Premium or an aggregate cost for such tail policy not exceeding the Maximum Premium from an insurance carrier with the same or better credit rating as Amedisys’ current directors’ and officers’ liability insurance carrier. In lieu of the foregoing obligations, prior to the Effective Time, Amedisys may and, at Option Care Health’s request, will use reasonable best efforts to, purchase such a tail policy, provided that the aggregate cost for such tail policy shall not exceed the Maximum Premium. If Amedisys purchases the tail policy prior to the Effective Time, the Surviving Corporation shall (and Option Care Health shall cause the Surviving Corporation to) maintain such tail policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder.

Employee Matters
During the period commencing at the Effective Time and ending on the date that is one year following the Effective Time (or until an earlier termination of the Continuing Employee) (the “Continuation Period”), Option Care Health or the Surviving Corporation or any of their respective affiliates are required to provide each employee of Amedisys or any of its subsidiaries (or any individual who provides services to Amedisys or any of its subsidiaries pursuant to an arrangement with a professional employer organization) (each, a “Continuing Employee”) with:
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a base salary or hourly wage rate, as applicable, that is no less than the base salary or hourly wage rate, as applicable, in effect for such Continuing Employee immediately prior to the Effective Time;

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target short-term cash bonus compensation opportunities that are no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time, unless the Continuing Employee’s classification under the Fair Labor Standards Act changes following the date of the Merger Agreement (in each case, including annual cash bonuses, but excluding commissions or other incentives, long-term incentives and equity or equity-based compensation or opportunities); and

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other employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such Continuing Employee immediately prior to the Effective Time under Amedisys’ employee benefit plans disclosed to Option Care Health (in each case, excluding any employee stock purchase, equity or equity-based, nonqualified deferred compensation, retention, incentive, bonus, change in control or transaction compensation or arrangements and defined benefit pension and post-employment welfare benefits).

During the Continuation Period, Option Care Health is required to (or will cause the Surviving Corporation to) (i) honor all Amedisys employee benefit plans disclosed to Option Care Health and all employment, severance and termination plans and agreements in effect as of immediately prior to the date of the Merger Agreement and disclosed to Option Care Health, in each case, in accordance with their terms in effect immediately prior to the date of the Merger Agreement and (ii) assume any such plan that requires or contemplates assumption. Option Care Health will provide any Continuing Employee who experiences an involuntarily termination during the Continuation Period with severance payments and benefits that are no less favorable than those that such termination Continuing Employee would have been entitled under the Amedisys’ employee benefit plans in effect immediately prior to the date of the Merger Agreement and disclosed to Option Care Health.
With respect to any employee benefit plans of Option Care Health or its subsidiaries in which any Continuing Employee become eligible to participate on or after the Effective Time, Option Care Health is required to (i) recognize all service of such Continuing Employees with Amedisys and its subsidiaries for purposes of eligibility, vesting, future vacation accruals and determinations of severance, subject to customary exclusions, (ii) use commercially reasonable efforts to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Amedisys employee benefit plan, and (iii) use commercially reasonable efforts to provide each such Continuing Employee and their eligible dependents with credit under any replacement Option Care Health employee benefit plan, with respect to the plan year in which the Effective Time occurs, for any coinsurance and deductibles paid prior to the Effective Time under the analogous Amedisys employee benefit plan.
Option Care Health will assume (or cause the Surviving Corporation to assume) the liability for, and allow any Continuing Employee to continue to use, any accrued but unused personal, sick, vacation time or other paid time off to which any Continuing Employee is entitled under the policies, agreements, or arrangements applicable to such Continuing Employee immediately prior to the Effective Time.
Option Care Health (or the Surviving Corporation) will pay to each Continuing Employee who participates in any annual bonus plan disclosed to Option Care Health that is maintained by Amedisys during the fiscal year that the closing occurs, a bonus amount to which the Continuing Employee is entitled under the terms in effect as of the date of the Merger Agreement, which will be no less than the amount payable based on actual performance through the closing date and payable in the ordinary course under the terms in effect as of the Merger Agreement under the applicable bonus plan. Any Continuing Employee who experiences an involuntary termination by the surviving corporation without “cause” (as such term is defined in Amedisys’ 2018 Omnibus Incentive Compensation Plan) prior to receiving their annual bonus payment will receive a pro-rated annual bonus based on target performance, but only to the extent consistent with Amedisys’ annual bonus plans program as administered in effect as of the date of the Merger Agreement.
Amedisys Employee Stock Purchase Plan
With respect to the Amedisys ESPP, the Amedisys Board or the appropriate committee thereof will terminate the Amedisys ESPP immediately prior to the Effective Time, and, as soon as practicable after the date of the Merger Agreement, will take necessary action to ensure that (i) participation following the date of the Merger Agreement will be limited to those employees who participate on the date of the Merger Agreement, (ii) except to the extent necessary to maintain the status of the Amedisys ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code, participants may not increase their payroll deductions or purchase elections from those in effect on the date of the Merger Agreement, (iii) no offering period will be commenced after the date of the Merger Agreement and (iv) each participant’s outstanding rights to purchase shares of Amedisys Common Stock under the Amedisys ESPP will automatically be exercised on the day immediately prior to the day on which the Effective Time occurs (if not earlier terminated pursuant to the terms of the Amedisys ESPP), and the resulting shares of Amedisys Common Stock will be converted into shares of Option Care Health Common Stock in accordance with the Merger Agreement.
Other Agreements
The Merger Agreement contains certain other covenants and agreements, including covenants and agreements relating to, among other things, and subject to certain exceptions and qualifications described in the Merger Agreement:
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confidentiality and reasonable access by each of Amedisys and Option Care Health and their respective representatives to certain information about the other party during the period prior to the completion of the Merger;

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cooperation between Amedisys and Option Care Health in the preparation of this joint proxy statement/prospectus;

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consultation between Amedisys and Option Care Health in connection with public announcements with respect to the Merger Agreement or the transactions contemplated thereby;

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requirement for Amedisys and Option Care Health to use their reasonable best efforts to cause the shares of Option Care Health Common Stock to be issued pursuant to the Merger Agreement to be approved for listing on the Nasdaq, subject to official notice of issuance;

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taking actions to complete the Merger and eliminate or minimize the effects of any antitakeover or similar statute or regulation that is or becomes applicable to the transactions contemplated by the Merger Agreement;

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cooperation between Amedisys and Option Care Health in the preparation, execution and filing of all tax returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes that become payable in connection with the transactions contemplated by the Merger Agreement that are required or permitted to be filed on or before the Effective Time;

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cooperation between Amedisys and Option Care Health in connection with the exemption under Rule 16b-3 promulgated under the Exchange Act of the transactions contemplated by the Merger Agreement, including any dispositions of equity securities of Amedisys or acquisitions of equity securities of Option Care Health by directors or officers of Amedisys or, as of the Effective Time, Option Care Health;

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cooperation, consultation and consent rights between Amedisys and Option Care Health in connection with certain litigation relating to the Merger and the transactions contemplated by the Merger Agreement;

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Amedisys using its reasonable best efforts to facilitate the commencement of the delisting of Amedisys and of the shares of Amedisys Common Stock from the Nasdaq as promptly as practicable after the Effective Time;

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requirement for Amedisys and Option Care Health to not take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede the intended tax treatment as set forth in the Merger Agreement; and

•
cooperation between Amedisys and Option Care Health in connection with any pre-merger financing transaction undertaken by Option Care Health or any one or more of its subsidiaries.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time:
•
by the mutual written consent of Amedisys and Option Care Health;

•
by either Amedisys or Option Care Health if:

•
the Merger shall not have been consummated by February 5, 2024 (the “Outside Date”); provided that if the closing has not occurred by the Outside Date but on that date any of the conditions that relate to any antitrust laws or healthcare laws or orders entered thereunder are not satisfied or waived but all other conditions have been satisfied or waived (other than those that by their terms are to be fulfilled at the closing, provided that each such condition would be capable of being fulfilled if the closing were to occur on such date), then the Outside Date will automatically, without any action on the part of the parties to the Merger Agreement, be extended to May 3, 2024, and such date shall be the “Outside Date” under the Merger Agreement; provided, further, that the right to terminate the Merger Agreement pursuant to this bullet point shall not be available to any party if a material breach by such party of any of its obligations under the Merger Agreement has been the principal cause of or principally resulted in the failure of the closing to have occurred on or before the Outside Date;

•
the Amedisys Stockholder Approval has not been obtained at the Amedisys Special Meeting or at any adjournment or postponement thereof;

•
the Option Care Health Stockholder Approval has not have been obtained at the Option Care Health Special Meeting or at any adjournment or postponement thereof;

•
(1) prior to the Effective Time, any governmental entity of competent jurisdiction has issued or entered any order that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and such order has become final and non-appealable, or (2) any expiration, termination, authorization or consent from a governmental entity required to be obtained under the HSR Act and the required state regulatory approvals has been denied and such denial has become final and non-appealable; provided that the right to terminate the Merger Agreement under this bullet point will not be available to a party if a material breach by such party of any of its obligations under the relevant obligations under the Merger Agreement has been the principal cause of or principally resulted in the issuance of such order or the denial of such expiration, termination, authorization or consent;

•
the other party has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (1) would give right to the failure of the applicable condition of the terminating party’s obligations to complete the Merger and (2) is incapable of being cured by such breaching party or is not cured by the earlier of the Outside Date and 45 days after receiving written notice; provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement, which breach out give rise to the failure of the applicable condition of the other party’s obligations to complete the Merger.

•
by Option Care Health if at any time prior to the Amedisys Special Meeting, if the Amedisys Board or any committee thereof has made an Amedisys Board recommendation change; and

•
by Amedisys if at any time prior to the Option Care Health Special Meeting, if the Option Care Health Board or any committee thereof has made an Option Care Health Board recommendation change.

If the Merger Agreement is terminated, the Merger Agreement will become void, without liability or obligation on the part of any of the parties, except in the case of a willful breach of the Merger Agreement. The provisions of the Merger Agreement relating to fees and expenses, information provided or made pursuant to the Merger Agreement which is governed by the confidentiality agreement between Amedisys and Option Care Health, indemnification by Option Care Health in connection with any financing arrangements, effect of termination, non-survival of representations and warranties, notices, definitions, interpretation, counterparts, entire agreement, no third-party beneficiaries, no additional representations, assignment, governing law, waiver of jury trial, specific enforcement, jurisdiction, headings and severability will continue in effect notwithstanding termination of the Merger Agreement.
Expenses and Termination Fees
Generally, each party is required to pay all fees and expenses incurred by it in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (whether or not the Merger is completed), except that each of Option Care Health and Amedisys will bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which will be borne by the party incurring such expenses) incurred by Option Care Health and Amedisys in connection with (i) the filing, printing and mailing of this registration statement of which this joint proxy statement/prospectus forms a part (including SEC filing fees), (ii) the filings of the premerger notification and report forms under the HSR Act and similar laws of other jurisdictions (including filing fees) and (iii) the filings and notices required to obtain the required state regulatory approvals. However, if the Merger Agreement is terminated under specified circumstances, Option Care Health or Amedisys may be required to pay the other a termination fee of $106 million.
The Merger Agreement provides that Amedisys will pay a termination fee equal to $106 million to Option Care Health:
•
if Option Care Health terminates the Merger Agreement in response to the Amedisys Board or any committee thereof making an Amedisys Board recommendation change or if Option Care Health or Amedisys terminates the Merger Agreement because the Amedisys Stockholder Approval is not obtained at the Amedisys Special Meeting or any adjournment or postponement thereof and, immediately prior to the Amedisys Special Meeting, Option Care Health would have been entitled to terminate the Merger Agreement in response to the Amedisys Board or any committee thereof making an Amedisys Board recommendation change;

•
if the Merger Agreement is terminated by either Option Care Health or Amedisys as a result of (i) the Outside Date having passed or (ii) the Amedisys Stockholder Approval not having been obtained at the Amedisys Special Meeting, and, in each case, (A) at or prior to the Amedisys Special Meeting in the case of a termination as a result of the Amedisys Stockholder Approval not having been obtained at the Amedisys Special Meeting or any adjournment or postponement thereof, or at or prior to the time of such termination in the case of a termination as a result of the Outside Date having passed, a person has publicly announced a proposal (or the intention to make a proposal) for an Amedisys alternative transaction or such proposal has otherwise become publicly known, and (B) Amedisys enters into or consummates an alternative transaction within 12 months of such termination; or

•
if the Merger Agreement is terminated by Option Care Health as a result of Amedisys having breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in the failure of a condition related to the accuracy of its representations and warranties or performance of its covenants in the Merger Agreement and which breach or failure to perform is incapable of being cured by Amedisys or was not cured by the earlier of (i) the Outside Date and (ii) 45 days of written notice from Option Care Health, and (A) at or prior to the time of such termination, a person has publicly announced a proposal (or the intention to make a proposal) for an Amedisys alternative transaction or such proposal has otherwise become publicly known, and (B) Amedisys enters into or consummates an alternative transaction within 12 months of such termination.
The Merger Agreement provides that Option Care Health will pay a termination fee equal to $106 million to Amedisys:
•
if Amedisys terminates the Merger Agreement in response to the Option Care Health Board or any committee thereof making an Option Care Health Board recommendation change or Amedisys or if Option Care Health terminates the Merger Agreement because the Option Care Health Stockholder Approval is not obtained at the Option Care Health Special Meeting or any adjournment or postponement thereof and, immediately prior to the Option Care Health Special Meeting, Amedisys would have been entitled to terminate the Merger Agreement in response to the Option Care Health Board or any committee thereof making an Option Care Health Board recommendation change;

•
if the Merger Agreement is terminated by either Amedisys or Option Care Health as a result of (i) the Outside Date having passed or (ii) the Option Care Health Stockholder Approval not having been obtained at the Option Care Health Special Meeting or any adjournment or postponement thereof, and, in each case, (A) at or prior to the Option Care Health Special Meeting in the case of a termination as a result of the Option Care Health Stockholder Approval not having been obtained at the Option Care Health Special Meeting, or at or prior to the time of such termination in the case of a termination as a result of the Outside Date having passed, a person has publicly announced a proposal (or the intention to make a proposal) for an Option Care Health alternative transaction or such proposal has otherwise become publicly known, and (B) Option Care Health enters into or consummates an alternative transaction within 12 months of such termination; or

•
if the Merger Agreement is terminated by Amedisys as a result of Option Care Health having breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in the failure of a condition related to the accuracy of its representations and warranties or performance of its covenants in the Merger Agreement and which breach or failure to perform is incapable of being cured by Option Care Health or was not cured by the earlier of (i) the Outside Date and (ii) 45 days of written notice from Amedisys, and (A) at or prior to the time of such termination, a person has publicly announced a proposal (or the intention to make a proposal) for an Option Care Health alternative transaction or such proposal has otherwise become publicly known, and (B) Option Care Health enters into or consummates an alternative transaction within 12 months of such termination.

The term “alternative transaction” shall have the meaning as described in the section labeled “— No Solicitation”, except that for purposes of the termination rights and the triggering of the termination fees, the term “alternative transaction” shall be revised such that all references to “20%” shall be deemed replaced with “50%”.
Any termination fee payable under the Merger Agreement shall be payable in immediately available funds no later than the applicable date set forth in the Merger Agreement. If a party fails to promptly pay to the other party any termination fee due under the Merger Agreement, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.
Exclusive Remedy
Each party agrees that, other than with respect to claims for, or arising out of or in connection with a willful breach or with respect to claims pursuant to the confidentiality agreement between the parties, in the event that any termination fee is payable by Amedisys or Option Care Health, (i) the payment of such termination fee by Amedisys or Option Care Health, as applicable, pursuant to the Merger Agreement shall be the sole and exclusive remedy of such party, its subsidiaries, stockholders, affiliates, officers, directors, employees and representatives against the other party or any of its representatives or affiliates, and (ii) in no event will the party being paid the termination fee by Amedisys or Option Care Health or any other person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clause (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (B) the termination of the Merger Agreement, (C) any liabilities or obligations arising under the Merger Agreement or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under the Merger Agreement, and (iii) no party nor any affiliates or representatives of any party shall have any further liability or obligation to the other party relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement. In no event shall any party be required to pay the termination fee pursuant to the Merger Agreement on more than one occasion.
Third Party Beneficiaries
The Merger Agreement is not intended to and will not confer upon any person other than the parties thereto any rights or remedies except for:
•
from and after the Effective Time, the provisions of the Merger Agreement relating to indemnification and exculpation from liability for the current or former directors, officers, members, managers, employees or agents of Amedisys or any subsidiary of Amedisys;

•
the provisions of the Merger Agreement relating to indemnification obligations on the part of Option Care Health in connection with any financing transactions undertaken by Option Care Health or any one or more of its subsidiaries in connection with the transactions contemplated by the Merger Agreement on or prior to the closing date; and

•
from and after the Effective Time, the holders of Amedisys Common Stock and Amedisys equity awards (solely with respect to the provisions governing such holders’ rights to receive the merger consideration or related payments in respect of equity awards).

Specific Enforcement
The parties have agreed in the Merger Agreement that irreparable damage would occur and that monetary damages, even if available, would not be an adequate remedy in the event that any of the provisions of the Merger Agreement are not performed in accordance with their specific terms or are otherwise breached. The parties have agreed that they will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the performance of its terms and provisions, without proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. The parties have further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any breach.
Governing Law
The Merger Agreement and any action arising out of or related to the Merger Agreement or the transactions contemplated by the Merger Agreement are governed by and are required to be construed in accordance with the laws of the State of Delaware without regard to laws that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware; provided, that any action against any debt financing source for any financing transaction entered into by Option Care Health or any one or more of its subsidiaries in connection with the Merger Agreement will be governed by, and construed in accordance with, the laws of the State of New York.
Amendments; Waivers
Subject to compliance with applicable law, the Merger Agreement may be amended by mutual agreement of the parties in writing at any time before or after receipt of the requisite stockholder approvals; provided that any amendment of the Merger Agreement that requires the approval by the stockholders of Amedisys or Option Care Health, as applicable, under applicable law, will be subject to such approval.
Subject to compliance with applicable law, at any time prior to the Effective Date, a party may, in writing, (1) extend the time for performance of any obligation or act of the other party, (2) waive any inaccuracy in any representation or warranty of the other party, (3) waive compliance by the other party with any of the agreements or conditions for the benefit of such party contained in the Merger Agreement or (4) waive the satisfaction of any of the conditions contained in the Merger Agreement. No extension or waiver granted by Amedisys or Option Care Health in connection with the Merger Agreement and the transactions contemplated thereby requires the approval of the stockholders of Amedisys or the stockholders of Option Care Health, respectively, unless such approval is required by applicable law.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On May 3, 2023, Option Care Health and Amedisys entered into the Merger Agreement. Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into Amedisys, with Amedisys surviving the Merger as a wholly owned subsidiary of Option Care Health. For financial reporting and accounting purposes, Option Care Health will be the acquirer of Amedisys upon completion of the Merger.
Under the terms of the Merger Agreement, Amedisys stockholders will receive 3.0213 shares of Option Care Health Common Stock for each share of Amedisys Common Stock they hold at the closing of the transaction, the equivalent of $97.38 per Amedisys share based on Option Care Health’s closing stock price on May 2, 2023. Upon closing, Amedisys Common Stock, including treasury stock, will be cancelled and will cease to exist.
Based on the number of shares of Option Care Health Common Stock outstanding on May 19, 2023 and the number of shares of Amedisys Common Stock outstanding on May 19, 2023, upon completion of the Merger, Option Care Health’s pre-Merger stockholders are expected to own approximately 64.6% of the issued and outstanding shares of Option Care Health Common Stock, and Amedisys stockholders are expected to own approximately 35.4% of the issued and outstanding shares of Option Care Health Common Stock.
The transaction is expected to close in the second half of 2023, subject to approval by Option Care Health and Amedisys stockholders and other customary closing conditions, including receipt of applicable regulatory approvals. The transaction was approved by the boards of directors of both companies.
The unaudited pro forma condensed combined financial information (the “pro formas”) is based on the historical consolidated financial statements of Option Care Health and the historical consolidated financial statements of Amedisys and has been prepared to reflect the Merger and financing structure established to fund the Merger. The pro formas are presented for illustrative purposes and do not necessarily reflect the results of operations or the financial position of Option Care Health that actually would have resulted had the Merger occurred at the dates indicated, or project the results of operations or the financial position of Option Care Health for any future date or period. The pro formas are presented as follows:
•
The unaudited pro forma condensed combined balance sheet as of March 31, 2023 was prepared based on (i) the historical unaudited condensed consolidated balance sheet of Option Care Health as of March 31, 2023 and (ii) the historical unaudited condensed consolidated balance sheet of Amedisys as of March 31, 2023.

•
The unaudited pro forma condensed combined statement of comprehensive income for the twelve months ended December 31, 2022 was prepared based on (i) the historical audited consolidated statement of comprehensive income of Option Care Health for the fiscal year ended December 31, 2022 and (ii) the historical audited consolidated statements of operations of Amedisys for the fiscal year ended December 31, 2022.

•
The unaudited pro forma condensed combined statement of comprehensive income for the three months ended March 31, 2023 was prepared based on (i) the historical unaudited condensed consolidated statements of comprehensive income of Option Care Health for the three months ended March 31, 2023 and (ii) the historical unaudited condensed consolidated income statement of Amedisys for the three months ended March 31, 2023.

The unaudited pro forma condensed combined balance sheet data gives effect to the Merger and related transactions (collectively, the “Merger Transactions”) as if they had occurred on March 31, 2023. The unaudited pro forma condensed combined statements of comprehensive income data for the year ended December 31, 2022 and the three months ended March 31, 2023 give effect to the Merger Transactions as if they had occurred on January 1, 2022.
The Merger will be accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” (“ASC 805”). Option Care Health will be the acquirer for financial accounting purposes and Amedisys will be treated as the acquiree, based on a number of factors considered at the time of preparation of this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial information set forth below primarily gives effect to the following Merger Transactions:
•
the consummation of the Merger;

•
the application of the acquisition method of accounting in connection with the Merger;

•
adjustments to conform the accounting policies of Amedisys to those of Option Care Health;

•
transaction costs incurred in connection with the Merger and related financing;

•
the issuance of new equity in connection with the Merger;

•
the issuance of new equity compensation instruments in connection with the Merger; and

•
the financing of the bridge loan expected to be incurred in connection with the Merger.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information.
The accompanying unaudited pro forma condensed combined statements of comprehensive income do not include any pro forma adjustments to reflect certain expected financial benefits of the Merger, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve those benefits, including the cost of integration activities, or restructuring actions which may be achievable or the impact of any non-recurring activity and one-time transaction related costs.
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing GAAP standards, which are subject to change. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. The Combined Company will complete the valuations and other studies upon completion of the Merger Transactions and will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the Merger. The assets and liabilities of Amedisys and other pro forma adjustments have been measured based on various preliminary estimates using assumptions that Option Care Health and Amedisys believe are reasonable, based on information that is currently available. Accordingly, the pro forma adjustments are preliminary. Differences between these preliminary estimates and the final acquisition accounting will occur and could be significant, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the Combined Company’s future results of operation and financial position.
Transactions between Option Care Health and Amedisys during the periods presented in the unaudited pro forma condensed combined financial information were not significant.
This unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the accompanying notes, as well as the following historical consolidated financial statements and the related notes of Option Care Health and Amedisys:
•
Separate historical financial statements of Option Care Health as of and for the year ended December 31, 2022 and the related notes in Option Care Health’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which is incorporated by reference into this joint proxy statement/prospectus;

•
Separate historical financial statements of Amedisys as of and for the year ended December 31, 2022 and the related notes in Amedisys’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which is incorporated by reference into this joint proxy statement/prospectus;

•
Separate historical financial statements of Option Care Health as of and for the unaudited quarterly period ended March 31, 2023 and the related notes in Option Care Health’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, which is incorporated by reference into this joint proxy statement/prospectus; and

•
Separate historical financial statements of Amedisys as of and for the unaudited quarterly period ended March 31, 2023 and the related notes in Amedisys’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, which is incorporated by reference into this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2023
(IN THOUSANDS)
	Historical as of March 31, 2023		Transaction Accounting Adjustments				Pro Forma Combined
	Option Care Health	Amedisys (as adjusted – see note 3)	Pro Forma Adjustments		Effects of Debt Financing
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$297,776	$49,436	$—		$65,111	4A	$412,323
Restricted Cash	—	19,664	—		—		19,664
Accounts receivable, net	395,209	294,122	—		—		689,331
Inventories	249,643	—	—		—		249,643
Prepaid expenses and other current assets	86,908	42,335	—		—		129,243
Total current assets	1,029,536	405,557	—		65,111		1,500,204
NONCURRENT ASSETS:
Property and equipment, net	105,571	33,353	16,803	4B	—		155,727
Operating lease right-of-use asset	70,077	85,211	—	4G	—		155,288
Intangible assets, net	21,677	99,929	712,871	4C	—		834,477
Referral sources, net	334,001	—	—		—		334,001
Goodwill	1,533,569	1,244,679	1,079,760	4	—		3,858,008
Other noncurrent assets	35,971	78,230	35,819	4K	—		150,020
Total noncurrent assets	2,100,866	1,541,402	1,845,253		—		5,487,521
TOTAL ASSETS	$3,130,402	$1,946,959	$1,845,253		$65,111		$6,987,725
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$448,890	$40,017	$—		$—		$488,907
Accrued compensation and employee benefits	48,550	122,723	—		—		171,273
Accrued expenses and other current liabilities	96,279	137,899	27,187	4E	(464)	4D	260,901
Current portion of operating lease liability	18,847	25,453	—	4G	—		44,300
Current portion of long-term obligations	6,000	26,958	—		431,825	4F	464,783
Total current liabilities	618,566	353,050	27,187		431,361		1,430,164
NONCURRENT LIABILITIES:
Long-term obligations, net of discount, deferred financing costs and current portion	1,057,787	373,202	—	4F	(362,948)	4F	1,068,041
Operating lease liability, net of current portion	69,961	59,826	—	4G	—		129,787
Deferred income taxes	30,780	22,752	162,007	4H			215,539
Other noncurrent liabilities	3,089	4,781	—		—		7,870
Total noncurrent liabilities	1,161,617	460,561	162,007		(362,948)		1,421,237
Total liabilities	1,780,183	813,611	189,194		68,413		2,851,401

	Historical as of March 31, 2023		Transaction Accounting Adjustments			Pro Forma Combined
	Option Care Health	Amedisys (as adjusted – see note 3)	Pro Forma Adjustments		Effects of Debt Financing
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—	—		—	—
Common stock	18	38	(28)	4I(a)	—	28
Treasury stock	(78,138)	(462,508)	462,508	4I(d)	—	(78,138)
Paid-in capital	1,180,992	758,669	2,005,933	4I(b)		3,945,594
Retained earnings	229,631	782,918	(833,402)	4I(c)	(3,302)	175,845
Accumulated other comprehensive income	17,716	—	—		—	17,716
Total stockholders’ equity	1,350,219	1,079,117	1,635,011		(3,302)	4,061,045
Non-controlling interests	—	54,231	21,048	4J	—	75,279
Total equity	1,350,219	1,133,348	1,656,059		(3,302)	4,136,324
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,130,402	$1,946,959	$1,845,253		$65,111	$6,987,725

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME
FOR THE YEAR ENDED DECEMBER 31, 2022
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
	Historical for the Twelve Months Ended December 31, 2022		Transaction Accounting Adjustments				Pro Forma Combined
	Option Care Health	Amedisys (as adjusted – see note 3)	Pro Forma Adjustments		Effects of Debt Financing
NET REVENUE	$3,944,735	$2,161,812			$—		$6,106,547
COST OF REVENUE	3,077,817	1,213,691			—		4,291,508
GROSS PROFIT	866,918	948,121	—		—		1,815,039
OPERATING COSTS AND EXPENSES:
Selling, general and administrative expenses	566,122	742,872	31,675	5C	—		1,340,669
Depreciation and amortization expense	60,565	24,768	28,653	5A	—		113,986
Impairment charge	—	3,009	—		—		3,009
Total operating expenses	626,687	770,649	60,328		—		1,457,664
OPERATING INCOME	240,231	177,472	(60,328)		—		357,375
OTHER INCOME (EXPENSE):
Interest expense, net	(53,806)	(22,050)	—		(34,972)	5B	(110,828)
Equity in earnings (loss) of joint ventures	5,125	(45)	—		—		5,080
Other, net	14,218	1,567	—		—		15,785
Total other expense	(34,463)	(20,528)	—		(34,972)		(89,963)
INCOME BEFORE INCOME TAXES	205,768	156,944	(60,328)		(34,972)		267,412
INCOME TAX EXPENSE	55,212	42,545	(16,862)	5D	(9,268)		71,627
NET INCOME	$150,556	$114,399	$(43,466)		$(25,704)		$195,785
Net loss attributable to non-controlling interests	—	910	—		—		910
NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$150,556	$115,309	$(43,466)		$(25,704)		$196,695
EARNINGS PER COMMON SHARE:
Earnings per share, basic	$0.83	$3.55					$0.70	6
Earnings per share, diluted	$0.83	$3.53					$0.70	6
Weighted average common shares outstanding, basic	181,105	32,517					279,554	6
Weighted average common shares outstanding, diluted	182,075	32,653					280,711	6
See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2023
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
	Historical for the Three Months Ended March 31, 2023		Transaction Accounting Adjustments				Pro Forma Combined
	Option Care Health	Amedisys (as adjusted – see note 3)	Pro Forma Adjustments		Effects of Debt Financing
NET REVENUE	$1,015,848	$541,425			$—		$1,557,273
COST OF REVENUE	786,843	303,912			—		1,090,755
GROSS PROFIT	229,005	237,513	—		—		466,518
OPERATING COSTS AND EXPENSES:
Selling, general and administrative expenses	147,866	191,669	1,533	5C	—		341,068
Depreciation and amortization expense	14,514	4,406	7,163	5A	—		26,083
Total operating expenses	162,380	196,075	8,696		—		367,151
OPERATING INCOME	66,625	41,438	(8,696)		—		99,367
OTHER INCOME (EXPENSE):
Interest expense, net	(13,834)	(7,111)	—		(9,051)	5B	(29,996)
Equity in earnings (loss) of joint ventures	1,437	123	—		—		1,560
Other, net	1	(682)	—		—		(681)
Total other expense	(12,396)	(7,670)	—		(9,051)		(29,117)
INCOME BEFORE INCOME TAXES	54,229	33,768	(8,696)		(9,051)		70,250
INCOME TAX EXPENSE	15,021	9,800	(1,975)	5D	(2,399)		20,447
NET INCOME	$39,208	$23,968	$(6,721)		$(6,652)		$49,803
Net loss attributable to non-controlling interests	—	337	—		—		337
NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$39,208	$24,305	$(6,721)		$(6,652)		$50,140
EARNINGS PER COMMON SHARE:
Earnings per share, basic	$0.22	$0.75					$0.18	6
Earnings per share, diluted	$0.21	$0.74					$0.18	6
Weighted average common shares outstanding, basic	181,262	32,558			—		279,711	6
Weighted average common shares outstanding, diluted	182,735	32,643			—		281,331	6
See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.   Basis of Presentation
The unaudited pro forma condensed combined financial information is prepared in accordance with the rules specified by Article 11 of Regulation S-X promulgated by the SEC.
The Merger will be treated as a business combination for accounting purposes, with Option Care Health as the deemed accounting acquirer and Amedisys as the deemed acquiree. Therefore, the historical basis of Option Care Health’s assets and liabilities will not be affected by the Merger. In identifying Option Care Health as the acquiring entity, the companies took into account the structure of the Merger, relative outstanding share ownership and the composition of the Combined Company’s board of directors.
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the closing date of the Merger.
The acquisition method of accounting uses the fair value concepts defined in ASC Topic 820, “Fair Value Measurement” (“ASC 820”). Fair value is defined in ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants.
Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.
Fair value estimates were determined based on preliminary discussions between Option Care Health and Amedisys management, due diligence efforts and information available in public filings. The allocation of the aggregate merger consideration used in the preliminary unaudited pro forma condensed combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change as of the effective time of the Merger. The final determination of the allocation of the aggregate Merger consideration will be based on the actual tangible and intangible assets and the liabilities of Amedisys at the effective time of the Merger. Refer to Note 4 for additional information.
For pro forma purposes, the valuation of consideration transferred is based on, among other things, the number of shares of Amedisys Common Stock outstanding and the Option Care Health price per share as of May 22, 2023. Refer to Note 4 for additional information. This is used for pro forma purposes only. The consideration transferred will ultimately be based on the number of shares of Option Care Health Common Stock and Amedisys Common Stock outstanding and Option Care Health price per share as of immediately prior to the effective time of the Merger, which could materially change.
The unaudited pro forma condensed combined balance sheet data gives effect to the Merger Transactions as if they had occurred on March 31, 2023. The unaudited pro forma condensed combined statements of comprehensive income data give effect to the Merger Transactions as if they had occurred on January 1, 2022.
The unaudited pro forma condensed combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the Combined Company. The unaudited pro forma condensed combined financial information has not been adjusted to give effect to certain expected financial benefits of the Merger, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities. The unaudited pro forma condensed combined financial information does not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the combination that are not expected to have a continuing impact on the business of the Combined Company. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, the closing of the Merger are included in the unaudited pro forma condensed combined statement of comprehensive income for the twelve months ended December 31, 2022 and the three months ended March 31, 2023. The impact of such transaction expenses is also reflected in the unaudited pro forma condensed combined balance sheet as a decrease to retained earnings and as an increase to accrued expenses and other current liabilities.
2.   Accounting Policies
The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies of Option Care Health. Following the Merger, the Combined Company will conduct a more comprehensive review of accounting policies of Amedisys to determine if differences in accounting policies require further reclassification of results of operations or reclassification of assets or liabilities to conform to Option Care Health’s accounting policies and classifications. As a result of that review, the Combined Company may identify differences among the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.
3.   Amedisys Reclassifications and Adjustments
Certain financial information of Amedisys has been reclassified to conform to the historical presentation in Option Care Health’s consolidated financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information as set forth below:
Condensed Combined Balance Sheet
Historical Amedisys Presentation	Option Care Health Line Item	Historical Amedisys	Reclassification	Historical Amedisys Adjusted
Prepaid expenses	Prepaid expenses and other current assets	$18,754	$23,581	$42,335
Other current assets		23,581	(23,581)
Note that certain historical balance sheet line items were conformed for pro forma presentation purposes as summarized below:
Historical Amedisys Line Item	Historical Option Care Health Line Item	Pro Forma Line Item
Patient accounts receivable	Accounts receivable, net	Accounts receivable, net
Other assets	Other noncurrent assets	Other noncurrent assets
Payroll and employee benefits	Accrued compensation and employee benefits	Accrued compensation and employee benefits
Accrued expenses	Accrued expenses and other current liabilities	Accrued expenses and other current liabilities
Current portion of long-term obligations	Current portion of long-term debt	Current portion of long-term obligations
Long-term obligations, less current portion	Long-term debt, net of discount, deferred financing costs and current portion	Long-term obligations, net of discount, deferred financing costs and current portion
Other long-term obligations	Other noncurrent liabilities	Other noncurrent liabilities

Condensed Combined Statement of Comprehensive Income for the year ended December 31, 2022
Historical Amedisys Presentation	Option Care Health Line Item	Historical Amedisys	Reclassification	Personal Care Business Disposal(1)	Historical Amedisys Adjusted(2)
Net service revenue	Net revenue	$2,223,199	$—	(61,387)	$2,161,812
Cost of service, excluding depreciation and amortization	Cost of revenue	1,260,425	—	(46,734)	1,213,691
Salaries and benefits	Selling, general and administrative expenses	508,791	245,267	(11,186)	742,872
Non-cash compensation		16,560	(16,560)		—
Other		228,707	(228,707)		—
Interest expense	Interest expense, net	(22,228)	178		(22,050)
Interest income		178	(178)		—
Depreciation and amortization	Depreciation and amortization expense	24,935	—	(167)	24,768

(1)
On February 10, 2023, Amedisys signed a definitive agreement to sell the personal care business, excluding the Florida operations, which was closed in the three months ended March 31, 2023. The impact of this business, including the related sale, was excluded from the pro forma financial information. Certain corporate expenses which were previously allocated to the Amedisys Personal Care segment were retained subsequent to the sale of the business and are therefore excluded from the adjustment.

(2)
Note that in addition to the above adjustments, the pro forma condensed combined statement of comprehensive income also includes a gross profit calculation for Amedisys that has not historically been presented. Gross profit is calculated as net revenue less cost of revenue.

Condensed Combined Statement of Comprehensive Income for the three months ended March 31, 2023
Historical Amedisys Presentation	Option Care Health Line Item	Historical Amedisys	Reclassification	Personal Care Business Disposal(1)	Historical Amedisys Adjusted(2)
Net service revenue	Net revenue	$556,389	$—	(14,964)	$541,425
Cost of service, inclusive of depreciation	Cost of revenue	315,010	—	(11,098)	303,912
Salaries and benefits	Selling, general and administrative expenses	126,339	68,218	(2,888)	191,669
Non-cash compensation		3,273	(3,273)		—
Other		64,945	(64,945)		—
Interest expense	Interest expense, net	(7,517)	406		(7,111)
Interest income		406	(406)		—
Depreciation and amortization	Depreciation and amortization expense	4,443	—	(37)	4,406

(1)
On February 10, 2023, Amedisys signed a definitive agreement to sell the personal care business, excluding the Florida operations, which was closed in the three months ended March 31, 2023. The impact of this business, including the related sale, was excluded from the pro forma financial information. Certain corporate expenses which were previously allocated to the Amedisys Personal Care segment were retained subsequent to the sale of the business and are therefore excluded from the adjustment. In addition, the loss associated with the sale recorded in Amedisys’ historical financials was not adjusted in the table above.

(2)
Note that in addition to the above adjustments, the pro forma condensed combined statement of comprehensive income also includes a gross profit calculation for Amedisys that has not historically been presented. Gross profit is calculated as net revenue less cost of revenue.

4.   Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments
The following provides explanations of the various adjustments to the unaudited pro forma condensed combined balance sheet:
Fair Value of Total Consideration Transferred
The fair value of preliminary purchase consideration expected to be transferred on the closing date includes the value of the estimated number of shares of the Combined Company to be owned by Amedisys shareholders at closing of the Merger, the value of common shares to be issued to certain common shareholders, the fair value of outstanding Amedisys share-based instruments at the time of the Merger, the assumption of Amedisys’ outstanding debt and long term obligations, and the fair value of Option Care Health’s stock. The fair value per share of Option Care Health Common Stock was assumed for pro forma purposes to be $28.11 per share. This is the closing price of Option Care Health Common Stock on May 22, 2023.
The calculation of the estimated preliminary purchase consideration is as follows:
Preliminary Amounts (in thousands)
Number of Amedisys common shares outstanding as of the date of the Merger Agreement	32,585
Exchange Ratio	3.0213
Total shares of Amedisys common stock to be issued at closing of the Merger	98,449
Option Care Health share price as of May 22, 2023	$28.11
Preliminary estimate of fair value of common shares	$2,767,401
Preliminary estimate of fair value of share-based instruments consideration	23,350
Repayment of Amedisys Debt	383,589
Amedisys Cash	$(49,436)
Fair value of total estimated purchase consideration transferred	$3,124,904
Purchase Price Allocation
The following is a preliminary estimate of the allocation of purchase price to acquired identifiable assets and assumed liabilities, which includes preliminary purchase accounting adjustments for property and equipment, intangibles, as well as debt made to approximate fair value of each at the time of the Merger:
Amounts as of the Transaction Date (in thousands)
Book value of Amedisys net assets acquired at March 31, 2023	$1,079,117
Legacy Amedisys goodwill not acquired in the Merger	(1,244,679)
Book value of Amedisys net assets acquired at March 31, 2023	(165,562)
Adjustments to reflect preliminary fair value of assets acquired and liabilities assumed:
Property and equipment, net (see Note 4B)	16,803
Intangibles, net (see Note 4C)	712,871
Long-term debt (see Note 4F)	383,589
Deferred income taxes (see Note 4H)	(162,007)

Amounts as of the Transaction Date (in thousands)
Leases (see Note 4G)	—
Non-controlling interests (see Note 4J)	(21,048)
Equity method investments (see Note 4K)	35,819
Fair value of Amedisys net assets acquired as of March 31, 2023	800,465
Goodwill	2,324,439
Fair value of total estimated consideration transferred	$3,124,904
Remove legacy Amedisys goodwill not acquired in the Merger	$(1,244,679)
Record goodwill from the Merger	2,324,439
Net pro forma adjustment to goodwill	$1,079,760

The intangibles identified relate to establishment of certificate of needs and licenses, acquired names/trademarks, non-competes, and technology assets. These are valued on a preliminary basis. Changes in fair values could result in material adjustments in the purchase price allocation and resulting goodwill.
The final purchase consideration will be based on the Option Care Health closing price per share, the outstanding shares of Option Care Health Common Stock and Amedisys Common Stock, and outstanding stock based equity immediately prior to the effective time of the Merger. Accordingly, the purchase consideration and goodwill may change significantly if the trading price of Option Care Health’s common stock fluctuates materially from the May 22, 2023 value of $28.11 per share. A 20% increase or decrease in Option Care Health’s share price would result in the following changes in purchase consideration and goodwill:
Share price sensitivity analysis (in thousands)	20% increase in Option Care Health share price	20% decrease in Option Care Health share price
Preliminary fair value of purchase consideration	$3,683,054	$2,566,762
Preliminary goodwill from the Merger	$2,882,589	$1,776,297
Note that 20% was utilized given the historical change and sensitivity in Option Care Health’s share price.
A.   Cash and Cash Equivalents
Cash and cash equivalents have been adjusted for the following:
Amount (in thousands)
Combined historical cash balance at March 31, 2023	347,212
Effects of debt financing:
Proceeds from debt financing, net of debt issuance costs(1)	448,700
Pay-down of existing Amedisys debt(2)	(383,589)
Total effects of debt financing	65,111
Total pro forma combined cash and cash equivalents(3)	$412,323

(1)
Represents the $450.0 million expected to be received as a result of the bridge loan financing for the Merger, offset by $1.3 million of debt issuance costs to be paid in the transaction. See Note 4F further discussion.

(2)
Represents pay-down of existing Amedisys debt of $383.1 million and accrued interest of $0.5 million.

(3)
The pro forma cash balance at March 31, 2023 will be used to fund Merger transaction costs, with the remaining balance used to fund ongoing combined operations.

B.   Property and Equipment, Net
Represents adjustments to record the preliminary estimated fair value of property and equipment of approximately $50.2 million, which is an increase of $16.8 million over Amedisys’ book value of property and equipment prior to the Merger. The fair value estimate for property and equipment assets is preliminary and is based on various methods including a combination of cost- and market-based approaches. In the cost-based analysis of certain assets, the most significant assumptions were the current replacement costs, asset ages, and useful lives. The fleet vehicle leases were maintained at book value as these were transitioned to finance leases in the three months ended March 31, 2023.
(in thousands)	Estimated Remaining Useful Life	Amedisys Historical Carrying Value	Estimated Fair Value Adjustment	Incremental Depreciation Expense for the Year Ended December 31, 2022	Incremental Depreciation Expense for the Three Months Ended March 31, 2023
Property and equipment	2 – 7 years	$33,353	$16,803	$5,786	$1,447
C.   Intangible Assets, Net
Represents adjustments to record the preliminary estimated fair value of intangibles of $812.8 million, which is an increase of $712.9 million over Amedisys’ book value of intangible assets prior to the Merger. The acquired identified intangible assets are expected to be comprised of the following:
(in thousands)	Estimated Remaining Useful Life	Amedisys Historical Carrying Value	Estimated Fair Value Adjustment	Incremental Amortization Expense for the Year Ended December 31, 2022	Incremental Amortization Expense for the Three Months Ended March 31, 2023
Certificates of Need	Indefinite	$19,375	$32,125	$—	$—
Medicare Licenses	Indefinite	27,257	170,643	—	—
Trade names	30 – 35 years	35,670	468,430	14,413	3,603
Technology	7 years	16,594	(2,094)	(299)	(75)
Non-compete agreements	5 years	1,033	43,767	8,753	2,188
Total		$99,929	$712,871	$22,867	$5,716
The fair value estimate for all identifiable intangible assets is preliminary and is based on various methods including the relief from royalty method, replacement cost method, and a with and without method. The non-compete adjustment also includes values related to non-compete agreements that expect to be entered into in conjunction with the Merger. The most significant assumptions in the development of the intangible asset fair values include: the amount and timing of free cash flows, the selection of discount and royalty rates, the replacement costs, and the assessment of the asset’s economic life. This preliminary fair value estimate could include assets that are not intended to be used, may be sold, or are intended to be used in a manner other than their best use. The final determination of fair value of intangible assets, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of intangible assets and the purchase price allocation, which is expected to be finalized subsequent to the Merger.
D.   Accrued Interest
Represents the removal of $0.5 million of accrued interest relating to Amedisys’ legacy debt as the pro formas assume this will be paid at the time of close.
E.   Accrued Expenses and Other Current Liabilities
Represents an adjustment of $27.2 million to accrue for Merger-related transaction costs that will not affect the Combined Company’s statement of comprehensive income beyond 12 months after the closing date.

F.   Debt Obligations
Debt obligations have been adjusted for the following:
(in thousands)	Current Portion	Long Term
Issuance of new debt:
Bridge loan financing(1)	$450,000	$—
Deferred debt issuance cost(2)	(1,300)	—
Pro forma adjustments for new issuance	448,700	—
Pay down of existing Amedisys debt:
Carrying value as of March 31, 2023	(16,875)	(366,250)
Unamortized discount and debt issuance costs(3)		3,302
Pro forma adjustments for pay down of existing debt	(16,875)	(362,948)
Total pro forma adjustments to debt	$431,825	$(362,948)

(1)
Represents $450 million aggregate principal amount of bridge loan expected to be issued in conjunction with the Merger, the proceeds of which will be used to pay down existing Amedisys debt and pay transaction costs incurred in connection with the Merger. The actual amount of the bridge loan may be less as determined at the time of the Merger. The bridge loan matures 364 days after the consummation of the Merger. The Combined Company anticipates replacing the bridge loan financing with permanent financing. However, as the Combined Company has not yet secured or negotiated terms of the permanent financing, the pro formas reflect the terms of the bridge loan.

(2)
Represents debt issuance costs of $1.3 million paid to lenders which will be offset against the gross debt proceeds.

(3)
The Amedisys unamortized debt issuance costs totaling $3.3 million are recorded as an adjustment in conjunction with repayment of long-term debt.

G.   Operating Leases
The pro forma fair value of the favorable and unfavorable leases is assumed to have a $0 net impact as the locations span a broad geographic area with both favorable and unfavorable markets.
H.   Deferred Income Taxes
The below represents the estimated adjustment related to Amedisys’ historical deferred tax assets/liabilities deemed to be assumed by Option Care Health in the Merger. The estimate of deferred taxes was determined based on the changes in the book basis of the net assets to be acquired and estimated transaction costs in connection with the Merger compared to the historical basis reflected in Amedisys’ historical financial statements. An estimated weighted average statutory rate of 26.5% was applied. The estimated weighted average statutory rate of 26.5% was determined by using the federal statutory rate of 21% and the combined estimated state effective rate of 5.5%, net of federal benefit. This estimate of deferred income taxes is preliminary and is subject to change based on the Combined Company’s final determination of the assets acquired and liabilities assumed by jurisdiction and their respective fair values, and the applicable jurisdictional tax rate. The applicable tax effects of the pro forma adjustments have been included and adjusted for below.

(in thousands)	Option Care Health	Amedisys	Adjustments for Changes in Fair Value	Adjustments for Other	Pro Forma Combined
Components of deferred taxes
Compensation and benefits	$3,927	$29,918	$—	$—	$33,845
Interest limitation carryforward	27,804	—	—	—	27,804
Operating lease liability	22,706	27,455	—	—	50,161
Net operating losses	59,401	11,472	—	—	70,873
Other(1)	12,713	7,780	—	3,481	23,974
Deferred tax assets before valuation allowance	126,551	76,625	—	3,481	206,657
Accelerated depreciation(2)	(10,464)	(6,702)	(6,177)	—	(23,343)
Operating lease right-of-use asset	(18,030)	(27,437)	—	—	(45,467)
Goodwill and intangibles(2)	(103,256)	(49,183)	(149,819)	—	(302,258)
Investment in partnerships(2)	—	(10,108)	(9,493)	—	(19,601)
Other	(12,525)	(720)	—	—	(13,245)
Deferred tax liabilities	(144,275)	(94,150)	(165,488)	—	(403,913)
Less: valuation allowance	(13,056)	(5,227)	—	—	(18,283)
Net deferred tax liabilities	$(30,780)	$(22,752)	$(165,488)	$3,481	$(215,539)

(1)
To establish deferred tax asset for estimated transaction costs incurred in connection with the Merger.

(2)
To establish deferred tax liability for increase in basis of acquired fixed assets, intangibles, and equity method investments.

I.   Total Stockholders’ Equity
Represents the elimination of Amedisys’ treasury stock, and retained earnings, as well as the following adjustments to reflect the capital structure of the Combined Company:
a.
An increase in common stock of $10 represents the adjustment for the issuance of 98,449 shares of Option Care Health Common Stock ($0.0001 par value per share) calculated as follows:

Amount (in thousands)
Common shares issued to Amedisys shareholders at time of Merger	$98,449
Par value per common share	0.0001
Total par value of shares issued to Amedisys shareholders at time of Merger	$10
Elimination of Amedisys historical par value	$(38)
Total pro forma Merger adjustments	$(28)

b.
Adjustments to paid-in capital as follows:

Amount (in thousands)
Consideration transferred, net of retired debt and accrued interest	$2,741,315
Elimination of Amedisys historical additional paid-in capital	(758,669)
Par value common stock issued to Amedisys at time of Merger	(10)
Equity award adjustment(1)	23,297
Total pro forma Merger adjustments	$2,005,933

(1)
Represents pre-Merger compensation expense of $23.3 million related to the equity compensation awards replaced in conjunction with the Merger. This amount is a reduction to retained earnings and an increase to paid-in capital and considered non-recurring. The equity award adjustment in the pro forma condensed combined statements of comprehensive income represents the difference between Amedisys’ historical share-based compensation expense and the estimated share-based compensation expense related to replacement awards issued to continuing employees as part of the acquisition agreement for the periods presented.

c.
Adjustments to retained earnings as follows:

Amount (in thousands)
Pro forma merger adjustments:
Elimination of historical Amedisys retained earnings and unamortized debt issuance costs related to retired debt	$(782,918)
Unamortized deferred debt financing costs	(3,302)
Estimated transaction costs incurred in conjunction with the Merger	(27,187)
Equity award adjustment(1)	(23,297)
Total transaction accounting adjustments	$(836,704)

(1)
Represents pre-Merger compensation expense of $23.3 million related to the equity compensation awards replaced in conjunction with the Merger. This amount is a reduction to retained earnings and an increase to paid-in capital and considered non-recurring. The equity award adjustment in the pro forma condensed combined statements of comprehensive income represents the difference between Amedisys’ historical share-based compensation expense and the estimated share-based compensation expense related to replacement awards issued to continuing employees as part of the acquisition agreement for the periods presented.

d.
Historical Amedisys treasury stock of $462.5 million will be eliminated as these shares will be cancelled as of the date of the Merger.

J.   Non-Controlling Interests
Represents adjustments to record the preliminary estimated fair value of non-controlling interest of $75.3 million, which is an increase of $21.0 million over Amedisys’ book value. Non-controlling interests were valued in the aggregate using forecasted earnings as an estimate of pre-tax cash flow.
K.   Equity Method Investments
Represents adjustments to record the preliminary estimated fair value of equity method investments of $74.7 million, which is an increase of $35.8 million over Amedisys’ book value. Equity method investments were valued in the aggregate using forecasted earnings as an estimate of pre-tax cash flow.
5.   Statement of Comprehensive Income Adjustments
The following provides explanations of the various adjustments to the unaudited pro forma condensed combined statements of comprehensive income:
A.   Depreciation and Amortization Expense
Incremental depreciation and amortization of $28.7 million and $7.2 million for the twelve months ended December 31, 2022 and for the three months ended March 31, 2023, respectively, was recorded related to the fair value adjustments to property and equipment discussed in Note 4B and intangible assets discussed in Note 4C.

B.   Interest Expense
Represents an increase to interest expense of $35.0 million and $4.8 million for the twelve months ended December 31, 2022 and for the three months ended March 31, 2023, respectively, which includes the following:
(in thousands)	For the Twelve Months Ended December 31, 2022	For the Three Months Ended March 31, 2023
Elimination of Amedisys’ historical expense(1)	$(16,712)	$(6,959)
Interest on bridge loan financing(2)	37,144	10,125
Duration fees(3)	13,500	5,625
Amortization of debt issuance costs(4)	1,040	260
Total pro forma interest expense adjustment	$34,972	$9,051

(1)
Represents the elimination of the historical interest expense related to legacy debt of Amedisys that will be retired in conjunction with the deal. This includes elimination of the amortization of debt issuance costs.

(2)
Represents additional interest expense on the $450 million bridge loan financing. The adjustment assumes the Bridge Loan was obtained on January 1, 2022 and remained outstanding for 364 days. The Bridge Loan Agreement stipulates a contractual rate based on either SOFR or the Federal Funds Rate (“Base Rate”). The SOFR rate includes a margin of plus 2.0% for the first 89 days outstanding, plus 2.5% for days 90 – 179 outstanding, plus 3.0% for days 180 – 269 outstanding, and plus 3.5% for days 270 – 364 outstanding. The Base Rate includes a margin of plus 1.0% for the first 89 days outstanding, plus 1.5% for days 90 – 179 outstanding, plus 2.0% for days 180 – 269 outstanding, and plus 2.5% for days 270 – 364 outstanding. The interest rate assumed for purposes of preparing this pro forma financial information is 8.25% and 9.0% for the twelve months ended December 31, 2022 and the three months ended March 31, 2023, respectively. The interest rate assumed for three months ended March 31, 2023 assumes a margin of 3.5%. These rates utilize the one-month benchmark rate of 5.5% on May 16, 2023, plus the margins specified in the bridge facility agreement. The Combined Company anticipates replacing the bridge loan financing with permanent financing, but the terms of such permanent financing are not yet available. As a result, the income statement effects of the bridge loan’s interest expense and the amortization of debt issuance costs are reflected in the entire pro forma period presented, including periods beyond the initial maturity of 364 days.

A 1/8 percent variance in interest rates would result in a $0.6 million change to pro forma interest expense for the twelve months ended December 31, 2022 and a $0.1 million change to pro forma interest expense for the three months ended March 31, 2023, respectively.
(3)
Represents the duration fees stipulated by the bridge loan agreement of 0.75%, 1.00%, and 1.25% of the outstanding borrowings 90 days, 180 days, and 270 days, respectively. The duration fee assumes the bridge loan was obtained on January 1, 2022 and remained outstanding for 364 days. Although the bridge loan has a term of 364 days, the duration fees for the three months ended March 31, 2023 are assumed to be calculated using the 1.25% rate.

(4)
Deferred financing costs associated with the bridge loan of $1.3 million, which were capitalized and amortized on a straight line basis over 15 months.

Although the term of the bridge loan is less than one year, it is assumed that the bridge loan will be replaced by permanent financing. As a result, the statement of comprehensive income effects of the bridge loan’s interest expense and the amortization of debt issuance costs are reflected in the entire pro forma period presented, and this item is not identified as nonrecurring.
C.   Selling, General, and Administrative Expenses
Represents approximately $27.2 million of Merger-related transaction costs that will not affect the Combined Company’s statement of comprehensive income beyond 12 months after the closing date and that represents an increase in selling, general, and administrative expenses for the twelve months ended December 31, 2022. In addition, approximately $0.3 million and $0.7 million of Merger-related transactions costs for Option Care Health and Amedisys, respectively, were incurred and included in the historical financials for the three months ended March 31, 2023.
Selling, general and administrative expenses were increased by $4.5 million and $1.5 million for the twelve months ended December 31, 2022 and for the three months ended March 31, 2023, respectively, to account for the difference between Amedisys’ historical share-based compensation expense and the estimated share-based compensation expense related to replacement awards issued to continuing employees as part of the acquisition agreement. The fair value of the replacement share-based awards, including stock options, restricted stock units, and performance units will be recognized ratably over post-combination service periods ranging from two to three years.
D.   Income Tax Expense
Represents the income tax benefit resulting from the pre-tax pro forma adjustments for the year ended December 31, 2022 and the three months ended March 31, 2023 times the estimated weighted average statutory rate of 26.5%.
6.   Earnings per Share
The unaudited pro forma weighted average number of basic shares outstanding for the twelve months ended December 31, 2022 and for the three months ended March 31, 2023 is calculated as follows:
(in thousands)	For the Twelve Months Ended December 31, 2022	For the Three Months Ended March 31, 2023
Historical weighted average Option Care Health shares outstanding – basic	181,105	181,262
Adjusted for:
Incremental Amedisys shares outstanding as if the Merger occurred on January 1, 2022(1)	98,449	98,449
Weighted average combined shares outstanding – basic	279,554	279,711
Pro forma net income attributable to common shareholders – basic	196,695	50,140
Pro forma earnings per common share – basic	$0.70	$0.18

(1)
Assumes approximately 32.6 million Amedisys basic shares as of May 2, 2023 converted to Option Care Health basic shares with the exchange ratio of 3.0213.

The unaudited pro forma weighted average number of diluted shares outstanding for the twelve months ended December 31, 2022 and for the three months ended March 31, 2023 is calculated as follows:
(in thousands)	For the Twelve Months Ended December 31, 2022	For the Three Months Ended March 31, 2023
Historical weighted average Option Care Health shares outstanding – diluted	182,075	182,735
Adjusted for:
Incremental Amedisys shares outstanding as if the Merger occurred on January 1, 2022(1)	98,449	98,449
Dilutive impact of replacement shared based payment awards	187	147
Weighted average combined shares outstanding – diluted	280,711	281,331
Pro forma net income attributable to common shareholders – diluted	196,695	50,140
Pro forma earnings per common share – diluted	$0.70	$0.18

(1)
Assumes approximately 32.6 million Amedisys basic shares outstanding as of the Merger date converted to Option Care Health basic shares with the exchange ratio of 3.0213.

The unaudited pro forma weighted average number of basic and diluted shares outstanding is calculated by adding the number of Combined Company shares expected to be issued to the stockholders of Amedisys after giving effect to the conversion ratio and the historical weighted average number of basic shares of Option Care Health.

INTERESTS OF OPTION CARE HEALTH DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
Other than with respect to continued service for, employment by and the right to continued indemnification by the Combined Company, as of the date of this joint proxy statement/prospectus, Option Care Health directors and executive officers do not have interests in the Merger that are different from, or in addition to, the interests of other Option Care Health stockholders generally. The Option Care Health Board was aware of and considered these factors, among other matters, in reaching its determination that the terms of the Merger Agreement and the Merger are advisable, fair to and in the best interests of Option Care Health and its stockholders, approving and deeming advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, the Option Care Health Charter Amendment Proposal and the Option Care Health Share Issuance Proposal and recommending that Option Care Health stockholders approve the Option Care Health Charter Amendment Proposal and the Option Care Health Share Issuance Proposal. For more information, see “The Merger — Background of the Merger” and “The Merger — Option Care Health’s Reasons for the Merger and Recommendation of the Option Care Health Board.”
Following the consummation of the Merger, the Combined Company will have a 10 member board of directors, including seven directors from Option Care Health’s Board and three directors from Amedisys’ Board. John C. Rademacher, President and Chief Executive Officer of Option Care Health, will continue to lead the Combined Company as Chief Executive Officer. In addition, the Combined Company’s leadership team will include Option Care Health executive officers.

INTERESTS OF AMEDISYS DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
In considering the recommendation of the Amedisys Board with respect to the Amedisys proposals, Amedisys stockholders should be aware that the directors and executive officers of Amedisys have interests in the Merger, including financial interests, that may be different from, or in addition to, the interests of Amedisys stockholders generally. The members of the Amedisys Board were aware of and carefully considered these interests, among other matters, in evaluating, negotiating and approving the Merger Agreement and in determining to recommend that Amedisys stockholders approve the Amedisys Merger Proposal.
These interests are described in more detail below, and certain of them, including compensation that may become payable in connection with the Merger to named executive officers, are subject to a non-binding, advisory vote of Amedisys shareholders and are quantified in the narrative below. For more information, see the sections titled “— The Merger — Background of the Merger” and “The Merger — Amedisys’ Reasons for the Merger and Recommendation of the Amedisys Board.” Such interests are described in more detail below. The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur.
For purposes of this disclosure, the Amedisys named executive officers are:
•
Richard Ashworth, Chief Executive Officer;

•
Paul B. Kusserow, former Chief Executive Officer (until April 15, 2022 and again from November 17, 2022 to April 10, 2023) and Chairman of the Board;

•
Denise Bohnert, Chief Compliance Officer;

•
Scott G. Ginn, Acting Chief Operating Officer, Executive Vice President and Chief Financial Officer;

•
Nick Muscato, Chief Strategy Officer;

•
Michael P. North, Chief Information Officer;

•
Christopher T. Gerard, former President and Chief Executive Officer (from April 15, 2022 to November 17, 2022); and

•
David L. Kemmerly, former Chief Legal and Government Affairs Officer (until September 23, 2022) (collectively, the “NEOs”).

For purposes of this disclosure, “qualifying termination” means a termination of employment without cause or a resignation by the executive officer for good reason during the two-year period following the occurrence of the Effective Time.
Outstanding Shares Held by Amedisys Directors and Executive Officers
Certain of Amedisys’ non-employee directors and executive officers own shares of Amedisys Common Stock and will receive the same merger consideration for each share of Amedisys Common Stock on the same terms and conditions as other Amedisys stockholders. For more information regarding the security ownership of the members of the Amedisys Board and Amedisys’ executive officers, see the section titled “Certain Beneficial Owners of Amedisys Common Stock.”
The following table shows, for each Amedisys director and executive officer, as applicable: (1) the total number of shares of Amedisys Common Stock held by such individual and (2) the total estimated value of such shares. The total estimated values in the table below have been determined assuming a share price of $78.17, which is the average closing share price for the five business days immediately following the public announcement of the Merger on May 3, 3023, and are based on applicable holdings as of June 2, 2023 (and without regard to any acquisitions or dispositions that may have been or will be made after such date other than the transactions specifically identified in the footnotes below), and which excludes any shares of Amedisys Common Stock that may be issued pursuant to granted and outstanding Amedisys RSUs, Amedisys PSUs or Amedisys Options.

Name	Total Shares of Amedisys Common Stock (#)	Total Estimated Value ($)
Directors
Vickie L. Capps(1)	6,450	504,196.50
Molly J. Coye(1)	5,450	426,026.50
Julie D. Klapstein(1)	12,663	989,866.71
Teresa L. Kline(1)	6,450	504,196.50
Bruce D. Perkins(1)	20,729	1,620,385.93
Jeffrey A. Rideout(1)	5,967	466,440.39
Ivanetta Davis Samuels(1)	4,232	330,815.44
Executive Officers
Richard Ashworth	—	—
Paul Kusserow(2)	516,979	40,412,248.43
Scott B. Ginn(3)	35,058	2,740,483.86
Nicholas Muscato(4)	2,883	225,364.11
Michael P. North(5)	4,704	367,711.68
Denise Bohnert(6)	9,909	774,586.53
Christopher T. Gerard	41,898	3,275,166.66
David L. Kemmerly	16,336	1,276,985.12
Adam Holton	—	—

(1)
Included in the “Shares of Amedisys Common Stock” column are 1,304 shares of nonvested stock, 100% of which will vest on June 9, 2023 and 1,941 shares of nonvested stock, 100% of which will vest on May 3, 2024, provided the director remains a non-employee member of the Board through such date.

(2)
Includes 80,602 shares that Mr. Kusserow has, or will have, within 60 days of June 2, 2023, the right to acquire pursuant to Amedisys Options and 412,367 shares held in trusts. Of these shares, 2,927 shares held in a trust have been pledged as security for a margin loan and another 13 shares may be pledged for future borrowing. This pledge is in accordance with the one-time waiver of Amedisys’ insider trading policy provisions prohibiting the pledging of shares of Amedisys’ stock by executive officers and directors, which waiver was granted by the Board in 2018 solely with respect to Mr. Kusserow.

(3)
Includes 17,090 shares that Mr. Ginn has, or will have, within 60 days of June 2, 2023, the right to acquire pursuant to Amedisys Options.

(4)
Includes 1,454 shares that Mr. Muscato has, or will have, within 60 days of June 2, 2023, the right to acquire pursuant to Amedisys Options.

(5)
Includes 7,875 shares that Mr. North has, or will have, within 60 days of June 2, 2023, the right to acquire pursuant to Amedisys Options.

(6)
Includes 4,795 shares that Ms. Bohnert has, or will have, within 60 days of June 2, 2023, the right to acquire pursuant to Amedisys Options.

Appointment of Amedisys Directors to the Option Care Board of Directors
Under the terms of the Merger Agreement, effective immediately after the Effective Time, the Option Care Board will consist of 10 members, three of whom will be appointed from the Amedisys Board. Pursuant to the Merger Agreement, two of the three Amedisys directors to be appointed to the Option Care Board at the Effective Time will be Paul Kusserow and Julie Klapstein. The third Amedisys director will be designated by Amedisys to Option Care in writing at least five business days prior to the mailing of this joint proxy statement/prospectus, subject to approval by Option Care (such approval not to be unreasonably withheld, conditioned or delayed). For further information, please read the section entitled “The Merger — Governance Matters After the Merger” beginning on page 113 of this information statement/prospectus.

Treatment of Amedisys Equity Awards
The treatment of outstanding Amedisys equity awards at the Effective Time is summarized below. The outstanding Amedisys equity awards held by Amedisys’ executive officers and non-employee directors who continue to serve on the Option Care Board following the Effective Time will be treated in the same manner as those Amedisys equity awards held by employees generally, in accordance with the terms and conditions that were applicable to such awards immediately prior to the Effective Time. The outstanding Amedisys equity awards held by all non-employee directors of Amedisys will be treated in accordance with the terms and conditions that were applicable to such awards immediately prior to the Effective Time, and all such awards will fully vest if a non-employee director leaves the Amedisys Board in connection with the Merger.
Treatment of Amedisys RSU Awards.   At the Effective Time, each Amedisys RSU will be converted to a Converted RSU Award, with the underlying shares of Option Care Common Stock subject to such Converted RSU Award equal to (1) the number of shares of Amedisys Common Stock subject to such Amedisys RSU Award immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio, rounded to the nearest whole number of shares of Option Care Common Stock. Each Converted RSU Award will have the same terms and conditions (including any double-trigger protections) that applied to the corresponding Amedisys RSU Award immediately prior to the Effective Time (other than any other terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or other immaterial or administrative or ministerial changes).
Treatment of Amedisys PSU Awards.   At the Effective Time, each Amedisys PSU Award will be converted into a Converted PSU Award, with the underlying shares of Option Care Common Stock subject to such Converted PSU Award equal to (1) the number of shares of Amedisys Common Stock subject to such Amedisys PSU Award immediately prior to the Effective Time (assuming achievement at target performance with respect to any Amedisys PSU Award for which the level of performance-vesting has not yet been determined), multiplied by (2) the Exchange Ratio, rounded to the nearest whole number of shares of Option Care Common Stock. Each Converted PSU Award will have the same terms and conditions (including any double-trigger protections but excluding any performance-based vesting conditions) that applied to the corresponding Amedisys PSU Award immediately prior to the Effective Time (other than any other terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or other immaterial or administrative or ministerial changes).
Treatment of Amedisys Option Awards.   At the Effective Time, each Amedisys Option Award will be converted into a Converted Option Award, with the underlying shares of Option Care Common Stock subject to such Converted Option Award equal to (1) the number of shares of Amedisys Common Stock subject to such Amedisys Option Award immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio, rounded down to the nearest whole number of shares of Option Care Common Stock. A Converted Option Award will have an exercise price per share equal to (1) the exercise price per share of the equivalent Amedisys Option Award immediately prior to the Effective Time divided by (2) the Exchange Ratio, rounded up to the nearest whole cent. Each Converted Option Award will have the same terms and conditions (including any double-trigger protections) that applied to the corresponding Amedisys Option Award immediately prior to the Effective Time (other than any other terms rendered inoperative by reason of the transactions contemplated by the Merger Agreement or other immaterial or administrative or ministerial changes).
For an estimate of the total value of unvested Amedisys equity awards that would vest assuming that the Merger occurs on June 2, 2023 and each of the NEOs experiences a qualifying termination on such date, see “— Quantification of Potential Payments and Benefits to Amedisys’ Named Executive Officers in Connection with the Merger.” Assuming that the Effective Time occurs on June 2, 2023 and Amedisys’ executive officers (other than the NEOs) and non-employee directors experience qualifying terminations on such date, the estimated aggregate value of unvested Amedisys equity awards held by Amedisys’ executive officers (other than the NEOs), that would vest is $361,601 in the aggregate and the estimated aggregate value of unvested Amedisys equity awards held by Amedisys’ non-employee directors that would vest is $1,775,631.55 in the aggregate, calculated based on a price per share of Amedisys Common Stock of $78.17 (the average closing price per share over the first five business days immediately following the first public announcement of the Merger Agreement on May 3, 2023). These amounts do not attempt to forecast any additional Amedisys equity award grants, issuances or forfeitures that may occur prior to the Effective Time following the date of this proxy statement/prospectus.
Executive Officer Severance Arrangements
CEO Severance Plan.   The Amedisys Chief Executive Officer, Mr. Ashworth, participates in the Amedisys Holdings, LLC Severance Plan for the Chief Executive Officer (the “CEO Severance Plan”), which provides that in the event of a termination of his employment by Amedisys without “cause” or a resignation by him for “good reason,” in either case, within two years following a change in control (each a “CIC Qualifying Termination”), Mr. Ashworth will be eligible to receive (i) a lump sum cash payment equal to three times the sum of (A) his base salary and (B) an amount equal to the greater of (x) his earned annual cash bonus for the year prior to the termination date or (y) his then-current target annual cash bonus for the year in which the termination occurs and (ii) accelerated vesting of all his outstanding equity awards. The Merger will constitute a change in control under the CEO Severance Plan. The severance benefits are conditioned on Mr. Ashworth’s execution and non-revocation of Amedisys’ form of Executive Protection Covenants Agreement (“EPCA”) and a general release of claims in favor of Amedisys.
Executive Officer Severance Plan.   Each current Amedisys executive officer, other than the Chief Executive Officer and Messrs. Kusserow, Gerard and Kemmerly, participates in the Amedisys Holdings, LLC Amended and Restated Severance Plan for Executive Officers (the “Executive Severance Plan”). The Executive Severance Plan provides that upon an executive officer’s CIC Qualifying Termination, the executive officer would be entitled to (i) a lump sum cash payment equal to two times the sum of (A) the executive officer’s base salary and (B) the greater of (x) the executive officer’s earned cash bonus for the year prior to the termination date or (y) the executive officer’s then-current target annual cash bonus for the year in which the termination date and (ii) accelerated vesting of all of the executive officer’s outstanding equity awards. The Merger will constitute a change in control under the Executive Severance Plan. The severance benefits are conditioned on the executive officer’s execution and non-revocation of the EPCA and a general release of claims in favor of Amedisys. Messrs. Kusserow, Gerard and Kemmerly are not expected to receive any change of control payments in connection with the Merger.
For an estimate of the value of the payments and benefits described above that would be payable or provided to Amedisys’ NEOs under the CEO Severance Plan and the Executive Severance Plan upon a CIC Qualifying Termination assuming that the Merger occurs on June 2, 2023 and each of the NEOs experience a qualifying termination on such date, see “— Quantification of Potential Payments and Benefits to Amedisys’ Named Executive Officers in Connection with the Merger.” Assuming that the Effective Time occurs on June 2, 2023 and Amedisys’ executive officer (other than the NEOs) experiences a qualifying termination on such date, we estimate that the aggregate value of severance payments that would be payable is $1,452,500.
Chief Executive Officer Closing Severance Make-Whole Arrangement
Pursuant to the Merger Agreement, Amedisys has the right to enter into an agreement with Mr. Ashworth (the “Severance Make Whole Agreement”) which, if entered into, will provide that immediately prior to the Effective Time, Mr. Ashworth will be entitled to receive (i) payment of the severance compensation that he would receive in connection with a qualifying termination under the CEO Severance Plan and (ii) the accelerated vesting of his equity awards that he would receive in connection with a “qualifying event” under the Amedisys 2018 Omnibus Incentive Compensation Plan (the “2018 Plan”). Following such payment, Mr. Ashworth will not be entitled to any further severance benefits.
The Severance Make Whole Agreement may also provide Mr. Ashworth with a make-whole payment to cover any excise taxes that may be assessed against him under Sections 280G and 4999 of the Code in respect of payments and benefits he will or may receive in connection with the Merger. If such make-whole payment is made and Mr. Ashworth resigns from employment with Option Care without “good reason” (as defined in the CEO Severance Plan) prior to the six-month anniversary of the Effective Time, Mr. Ashworth will be required to repay to Option Care the post-tax amount of the make-whole payment.
Amedisys will use its best efforts and work with Option Care in good faith prior to the Effective Time to mitigate, reduce or eliminate any such potential excise taxes under Section 4999 of the Code (in order to mitigate, reduce or eliminate the need for the make-whole payment). The estimated value of Mr. Ashworth’s severance payments and benefits, accelerated equity award vesting and make-whole payment that would be payable to Mr. Ashworth in connection with the Merger assuming that the Merger occurs on June 2, 2023 and Mr. Ashworth experiences a qualifying termination on June 2, 2023 is set forth below in the table entitled “— Quantification of Potential Payments and Benefits to Amedisys’ Named Executive Officers in Connection with the Merger.”
Chief People Officer Make-Whole Arrangement
Amedisys’ Chief People Officer (the “CPO”) will also be entitled to receive a make-whole payment to cover any excise taxes that may be assessed against him under Sections 280G and 4999 of the Code in respect of payments and benefits he will or may receive in connection with the Merger. If such make-whole payment is made and the CPO resigns from employment with Option Care without “good reason” (as defined in the Executive Severance Plan) prior to the six-month anniversary of the Effective Time, the CPO will be required to repay to Option Care the post-tax amount of the make-whole payment.
Amedisys will use its best efforts and work with Option Care in good faith prior to the Effective Time to mitigate, reduce or eliminate any such potential excise taxes under Section 4999 of the Code (in order to mitigate, reduce or eliminate the need for the make-whole payment). The estimated value of the CPO’s make-whole payment, assuming that the Merger occurs on June 2, 2023 and the CPO experiences a qualifying termination on such date, is $800,048, without taking into consideration any mitigation actions that will be taken in an effort to reduce or eliminate the make-whole payment. Amedisys expects to take mitigation actions prior to closing which are expected to eliminate the amount of the make-whole payment.
Retention Program
Pursuant to the Merger Agreement, Amedisys established a cash retention program to promote retention and to incentivize efforts to consummate the Merger (the “Retention Program”), pursuant to which Amedisys issued retention bonuses to be paid on the six-month anniversary of the Closing, subject to the recipient’s continued employment through the payment date (or earlier termination of employment by their employer without “cause” (as defined in the 2018 Plan)). For an estimate of the total value of the retention payments that would be payable to Amedisys’ NEOs under the Retention Program assuming that the Merger occurs on June 2, 2023 and the NEOs experience qualifying terminations on such date, see “— Quantification of Potential Payments and Benefits to Amedisys’ Named Executive Officers in Connection with the Merger.” We estimate that the aggregate value of retention payments that would be payable to Amedisys’ executive officer who is not an NEO, assuming that the Merger occurs on June 2, 2023 and he experiences a qualifying termination on such date, is $150,000.
Closing Fiscal Year Bonus
Under the Merger Agreement, Option Care will, or will cause the Surviving Corporation to, pay to continuing employees of Amedisys (including Amedisys’ NEOs) who participate in any Amedisys annual bonus plan disclosed to Option Care with respect to Amedisys’ fiscal year (or such shorter performance period) during which the Closing occurs a cash bonus no less than the amount payable under the applicable Amedisys annual bonus plan based on actual performance, payable in the ordinary course of business; provided that upon a termination without “cause” (as defined in the 2018 Plan) prior to payment of such bonus, each participating employee will be entitled to a prorated payment of such bonus based on target performance to the extent such providing such payment would be consistent with Amedisys’s annual bonus program. For an estimate of the total value of the prorated bonus payments that would be payable to Amedisys’ NEOs assuming that the Merger occurs on June 2, 2023 and the NEOs experience qualifying terminations on such date, see “— Quantification of Potential Payments and Benefits to Amedisys’ Named Executive Officers in Connection with the Merger.” We estimate that the aggregate value of the prorated bonus payments that would be payable to Amedisys’ executive officer who is not a named executive officer, assuming that the Merger occurs on June 2, 2023 and he experiences a qualifying termination on such date, is $130,469.
Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, Amedisys’ directors and executive officers will be entitled to certain ongoing indemnification and coverage for a period of six years following the effective time under directors’ and officers’ liability insurance policies from the Surviving Corporation. For additional information with respect to the indemnification and insurance coverage, see “— The Merger Agreement —  Indemnification and Insurance.”
Quantification of Potential Payments and Benefits to Amedisys’ Named Executive Officers in Connection with the Merger
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of the NEOs that is based on or that otherwise relates to the Merger. The Merger-related compensation payable to these individuals is subject to a non-binding advisory vote of Amedisys’ stockholders, as described above in “Amedisys Proposal 2: Amedisys Compensation Proposal.” The table below sets forth, for the purposes of this Merger-related compensation disclosure, the amount of payments and benefits that each NEO would receive, using the following assumptions:
•
The Effective Time occurs on June 2, 2023 (which is an assumed date solely for the purposes of the calculations in this section);

•
Each NEO experiences a qualifying termination of employment under the CEO Severance Plan, the Executive Severance Plan and the 2018 Plan, as applicable, immediately following the Effective Time;

•
The NEOs’ base salary rate and annual target bonus remain unchanged from those in place as of the June 2, 2023;

•
The total equity value for each NEO is based on such NEO’s outstanding equity awards as of June 2, 2023; and

•
A price per share of Amedisys Common Stock of $78.17, the average closing price per share over the first five business days immediately following the first public announcement of the Merger Agreement on May 3, 2023.

The calculations in the table do not include amounts to which the NEOs were already entitled to receive or vested in as of the date of this joint proxy statement/prospectus. In addition, these amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur, or future dividends or dividend equivalents that may be accrued, prior to the completion of the Merger.
As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by an NEO may materially differ from the amounts set forth below.
For purposes of this golden parachute disclosure, “single trigger” refers to payments and benefits that arise solely as a result of the completion of the Merger and “double trigger” refers to payments and benefits that require two conditions, which are the completion of the Merger and a qualifying termination of employment or continued employment through a specified date, as applicable.
Golden Parachute Compensation
Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Tax Reimbursement ($)(3)	Other ($)(4)	Total ($)
Richard Ashworth	6,419,178	8,008,965	6,513,231	—	20,941,374
Paul Kusserow(5)	—	—	—	—	—
Scott B. Ginn	2,982,945	1,738,277	—	—	4,721,222
Nicholas Muscato	1,525,753	684,782	—	250,000	2,460,535
Michael P. North	1,621,113	448,709	—	—	2,069,822
Denise Bohnert	1,525,753	315,494	—	150,000	1,991,247
Christopher T. Gerard(6)	—	—	—	—	—
David L. Kemmerly(7)	—	—	—	—	—

(1)
Cash Severance.   As described above in the section titled “— Severance Plans,” pursuant to the CEO Severance Plan applicable to Mr. Ashworth and the Executive Severance Plan applicable to the NEOs (other than Mr. Ashworth and Mr. Kusserow), upon a CIC Qualifying Termination, subject to the NEO’s execution of a general release of claims in favor of Amedisys, each NEO will become entitled to a lump sum cash payment equal to the sum of two times (or three times in the case of Mr. Ashworth) the sum of (A) his or her base salary as in effect on the date of termination and (B) the greater of (x) his or her annual cash bonus earned for the year prior to the termination date or (y) his or her then current target annual cash bonus for the year in which the termination occurs. The amounts in this column are “double trigger” as they will only become payable in the event of a qualifying termination of employment at or following the Effective Time. Mr. Kusserow is not expected to receive any change of control payments in connection with the Merger.

As described above in the section titled “— Closing Fiscal Year Bonus,” upon a termination by Amedisys without “cause” prior to payment of the NEO’s annual cash bonus for the year of closing, each NEO that is employed on the date of closing would be entitled to a prorated payment of such NEO’s annual cash bonus based on target performance. All amounts shown in this column are “double trigger.”
Below is a breakdown of the cash amounts reflected in the table above detailing the cash severance and prorated bonus amounts payable upon the qualifying termination:
Named Executive Officer	Base Salary ($)	Bonus ($)	Cash Severance Multiplier	Prorated Bonus	Total ($)
Richard Ashworth	1,000,000	1,000,000	3.0	419,178	6,419,178
Paul Kusserow	—	—	—	—	—
Scott B. Ginn	675,000	675,000	2.0	282,945	2,982,945
Nicholas Muscato	400,000	300,000	2.0	125,753	1,525,753
Michael P. North	425,000	318,750	2.0	133,613	1,621,113
Denise Bohnert	400,000	300,000	2.0	125,753	1,525,753
Christopher T. Gerard	—	—	—	—	—
David L. Kemmerly	—	—	—	—	—

(2)
Outstanding Amedisys Equity Awards.   The amounts in this column represent the estimated value that may be realized by the NEOs in respect of their respective outstanding and unvested Amedisys RSU Awards, Amedisys PSU Awards and Amedisys Options. As described above in the section titled “— Treatment of Amedisys Equity Awards” at the Effective Time, each outstanding and unvested Amedisys equity award held by the NEOs will be automatically converted into a corresponding award with respect to Option Care Common Stock, with Amedisys PSUs with outstanding performance periods converted based on target performance. Upon a qualifying termination without “cause,” a resignation for “good reason” or a relocation of the NEO’s principal place of employment by more than 50 miles, in each case, within two years following a change in control, such converted equity awards will become fully vested. All amounts shown in this column are “double trigger.”

Named Executive Officer	Unvested Amedisys RSU Awards ($)	Unvested Amedisys PSU Awards ($)	Unvested Amedisys Option Awards ($)	Total ($)
Richard Ashworth	663,955	7,345,010	—	8,008,965
Paul Kusserow	—	—	—	—
Scott B. Ginn	1,088,916	649,361	—	1,738,277
Nicholas Muscato	470,025	214,757	—	684,782
Michael P. North	122,154	326,555	—	448,709
Denise Bohnert	98,217	217,277	—	315,494
Christopher T. Gerard	—	—	—	—
David L. Kemmerly	—	—	—	—

(3)
Make-Whole Payment.   The amounts in this column represent the estimated amount of the make-whole payment that may be made to Mr. Ashworth in order to make him whole for any taxes that become payable pursuant to Sections 280G and 4999 of the Code, without taking into consideration any mitigation actions that will be taken in an effort to reduce the make-whole payment. Amedisys expects to take mitigation actions prior to closing which are expected to decrease the amount of the make-whole payment. The make-whole payment, if made, would be a “single trigger” payment.

(4)
As described above in the section titled “— Retention Program,” certain NEOs are entitled to cash retention payments that will be payable on the six-month anniversary of the Closing, subject to the recipient’s continued employment through the payment date (or earlier termination of employment by such recipient’s employer without cause). All amounts shown in this column are “double trigger.”

(5)
Mr. Kusserow ceased employment with Amedisys on May 17, 2023, in accordance with Amedisys’ previously planned CEO transition timeline. Mr. Kusserow is no longer entitled to any severance benefits, and he continues to serve Amedisys as the Chairman of the Board.

(6)
Mr. Gerard ceased employment with Amedisys on January 9, 2023. Mr. Gerard is no longer entitled to any severance benefits and does not hold any unvested Amedisys equity awards.

(7)
Mr. Kemmerly ceased employment with Amedisys on September 23, 2022. Mr. Kemmerly is no longer entitled to any severance benefits and does not hold any unvested Amedisys equity awards.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion addresses certain material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of shares of Amedisys Common Stock that exchange their shares of Amedisys Common Stock for shares of Option Care Health Common Stock in the Merger. The discussion is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and differing interpretations. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this joint proxy statement/prospectus. Tax considerations arising under foreign, state or local laws, or U.S. federal laws other than those pertaining to U.S. federal income tax (such as estate or gift tax laws), are not addressed in this joint proxy statement/prospectus.
For purposes of this discussion, the term “U.S. holder” refers to a beneficial owner of Amedisys Common Stock that is, for U.S. federal income tax purposes:
•
an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any of its political subdivisions;

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) such trust has made a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•
an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to U.S. holders of Amedisys Common Stock that hold their shares of Amedisys Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all of the tax consequences of the Merger and, in particular, does not address any consequences arising under the alternative minimum tax, unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). This discussion also does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of its personal circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, for example:
•
banks, thrifts, mutual funds, insurance companies or other financial institutions;

•
partnerships, S corporations, or other pass-through entities (or investors in partnerships, S corporations, or other pass-through entities);

•
tax-exempt organizations or governmental organizations;

•
dealers or brokers in stocks, securities, commodities, or currencies;

•
traders in securities that elect to use a mark-to-market method of accounting;

•
individual retirement or other deferred accounts;

•
persons that hold shares of Amedisys Common Stock as part of a straddle, hedge, appreciated financial position, constructive sale, conversion, integrated or other risk reduction transaction;

•
regulated investment companies or real estate investment trusts;

•
U.S. holders whose “functional currency” is not the U.S. dollar;

•
U.S. expatriates and former citizens or long-term residents of the United States;

•
persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”;

•
holders who, directly, indirectly or constructively own (or at any time during the five-year period ending on the date of the Merger owned) 5% or more of Amedisys Common Stock; and

•
stockholders who acquired their shares of Amedisys Common Stock through the exercise of employee stock options, as a restricted stock award or otherwise as compensation.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Amedisys Common Stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and partnership. Partnerships holding shares of Amedisys Common Stock and partners in such partnerships are urged to consult their tax advisors about the tax consequences of the merger to them.
This discussion is not tax advice and does not purport to be a complete analysis or discussion of all U.S. federal income tax considerations relating to the Merger. The actual tax consequences of the Merger to you may be complex and may depend on your specific situation and on factors not within Option Care Health’s or Amedisys’ control. You are urged to consult with your tax advisor as to the tax consequences of the Merger in your particular circumstances, including any federal, state, local or foreign and other tax laws and of changes in those laws.
Option Care Health and Amedisys intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. However, the closing of the Merger Agreement is not conditioned upon the receipt of an opinion of counsel that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes and neither Amedisys nor Option Care Health intends to request a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the Merger. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.
Provided the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. holders of Amedisys Common Stock who exchange their shares of Amedisys Common Stock for shares of Option Care Health Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, received in lieu of fractional shares of Option Care Health Common Stock (taxed in the manner described below). Each U.S. holder’s aggregate tax basis in the shares of Option Care Health Common Stock received in the Merger (including any fractional share deemed received and sold for cash, as discussed below) will equal such U.S. holder’s aggregate adjusted tax basis in the shares of Amedisys Common Stock exchanged in the Merger. The holding period of the shares of Option Care Health Common Stock received by a U.S. holder in the Merger (including any fractional share deemed received and sold for cash, as discussed below) will include such U.S. holder’s holding period for the shares of Amedisys Common Stock exchanged in the Merger. If a U.S. holder holds different blocks of Amedisys Common Stock (generally, Amedisys Common Stock acquired on different dates or at different prices), such U.S. holder is urged to consult its tax advisor with respect to the determination of the tax bases and/or holding periods of the particular shares of Option Care Health Common Stock received in the Merger.
A U.S. holder of shares of Amedisys Common Stock who receives cash in lieu of a fractional share of Option Care Health Common Stock generally will be treated as having received the fractional share of Option Care Health Common Stock pursuant to the Merger and then as having sold that fractional share for cash. As a result, a U.S. holder generally will recognize gain or loss equal to the difference, if any, between the amount of cash received and the tax basis in such fractional share (determined as described above). Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the Effective Time of the Merger, the holding period for such shares (including the holding period of the Amedisys Common Stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to substantial limitations.
However, if the Merger were to fail to qualify as a “reorganization”, then each U.S. holder of Amedisys Common Stock generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of the shares of Option Care Health Common Stock and cash in lieu of any fractional share of Amedisys Common Stock received by such U.S. holder in the Merger and (ii) such U.S. holder’s adjusted tax basis in its Amedisys Common Stock.

Payments of cash to U.S. holders in lieu of a fractional share of Option Care Health Common Stock in connection with the Merger generally will be subject to information reporting and may be subject to U.S. federal backup withholding (currently, at a rate of 24%). To prevent backup withholding, U.S. holders of Amedisys Common Stock should (1) furnish the exchange agent for the Merger (or other payer) with a properly completed IRS Form W-9 (or an applicable substitute or successor form) certifying such U.S. holder’s correct taxpayer identification number and that such U.S. holder is not subject to backup withholding and otherwise comply with all the applicable backup withholding rules or (2) otherwise establish an applicable exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments to a U.S. holder of shares of Amedisys Common Stock under the backup withholding rules may be refunded or credited against such U.S. holder’s U.S. federal income tax liability provided that such U.S. holder timely furnishes the required information to the IRS.
The preceding discussion is intended only as an overview of the material U.S. federal income tax consequences of the Merger to U.S. holders of Amedisys Common Stock and is not tax advice. It is not a complete analysis or discussion of all potential tax considerations that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other tax laws and the effect of any proposed changes in the tax laws.

COMPARISON OF STOCKHOLDERS’ RIGHTS
This section describes the material differences between the rights of holders of shares of Option Care Health Common Stock and the rights of holders of shares of Amedisys Common Stock. Option Care Health and Amedisys are each incorporated under the laws of the State of Delaware, and, accordingly, the rights of Option Care Health stockholders and Amedisys stockholders are both governed by the laws of the State of Delaware. The differences between the rights of Option Care Health stockholders and Amedisys stockholders primarily result from differences between the organizational documents of Option Care Health and Amedisys. As a result of the Merger, holders of shares of Amedisys Common Stock that receive shares of Option Care Health Common Stock will become stockholders of Option Care Health. Accordingly, following the Merger, the rights of Amedisys stockholders who become Option Care Health stockholders will continue to be governed by the laws of the State of Delaware and will also then be governed by the Option Care Health Charter and Option Care Health bylaws.
This section does not include a complete description of all of the differences between the rights of Option Care Health stockholders and Amedisys stockholders, nor does it include a complete description of the specific rights referred to below. Furthermore, the description of some of the differences in these rights in this section is not intended to indicate that other differences that may be equally important do not exist. All Option Care Health stockholders and Amedisys stockholders are urged to read carefully the relevant provisions of the DGCL, as well as each company’s organizational documents. This summary is qualified in its entirety by reference to the full text of each of the Option Care Health Charter, the Option Care Health bylaws, the Amedisys charter and the Amedisys bylaws. For information on how to obtain a copy of these documents, see the section titled “Where You Can Find More Information.”
Option Care Health Stockholders	Amedisys Stockholders
Authorized Capital Stock

The authorized capital stock of Option Care Health consists of (i) 250,000,000 shares of Option Care Health Common Stock and (ii) 12,500,000 shares of preferred stock, par value $0.0001 per share. If the Option Care Health Charter Amendment Proposal is adopted, the authorized capital stock of Option Care Health will consist of (i) 500,000,000 shares of Option Care Health Common Stock and (ii) 12,500,000 shares of preferred stock, par value $0.0001 per share.
As of       , 2023, there were outstanding (i)     shares of Option Care Health Common Stock, and (ii) no shares of Option Care Health preferred stock.

The authorized capital stock of Amedisys consists of (i) 60,000,000 shares of Amedisys Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share.
As of        , 2023, there were outstanding (i)     shares of Amedisys Common Stock and (ii) no shares of Amedisys preferred stock.

Rights of Preferred Stock
The Option Care Health Board is authorized to provide, by resolution or resolutions, for the issuance of shares of preferred stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof.	The Amedisys Board is authorized to issue preferred stock in one or more series and to fix the designations, powers, preferences, and rights, as well as the qualifications, limitations, or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.

Option Care Health Stockholders	Amedisys Stockholders
Voting Rights

Holders of shares of Option Care Health Common Stock are entitled to one vote for each share held by such holder as of the applicable record date on all matters voted upon by the stockholders of Option Care Health; provided, however, that except as otherwise required by law, holders of Option Care Health Common Stock, as such, are not entitled to vote on any amendment to the Option Care Health Charter (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote as a separate class thereon pursuant to the Option Care Health Charter (including any certificate of designation relating to any series of preferred stock) or pursuant to the DGCL.
Stockholders may act by the affirmative vote of a majority of the voting power of voting stock present and entitled to vote at a meeting of the stockholders of Option Care Health, except as otherwise specified in the Option Care Health Charter or bylaws. Such exceptions include:
•
the election of directors, which will require a plurality vote;

•
the removal of directors with or without cause, which will require the affirmative vote of at least 66 2∕3% of the voting power of the then outstanding voting stock;

•
any amendment to Article EIGHT of the Option Care Health Charter, covering matters relating to directors’ and officers’ duties with respect to corporate opportunities, which will require the affirmative vote of holders of at least 80% of the voting power of the then-outstanding voting stock;

•
any amendment to the bylaws, which will require the affirmative vote of holders of at least 66 2∕3% of the voting power of the then-outstanding voting stock; and

•
any amendment to Article FIVE (governing the election and removal of directors), Article SIX (governing limitations on liability of directors), Article SEVEN (governing actions by written consent of the Option Care Health stockholders and special meetings of the Option Care Health stockholders), Article NINE (governing amendments to Option Care Health’s certificate

Holders of shares of Amedisys Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders.
The Amedisys bylaws provide that in all matters other than the election of directors, when a quorum is present, the affirmative vote of the holders of a majority of the voting power represented by the shares present in person or represented by proxy and entitled to vote on such matter shall be the act of the stockholders, except as required by the DGCL or by the Amedisys charter or bylaws. The Amedisys bylaws provide that, subject to the rights of any series of preferred stock to elect directors under specific circumstances, elections of directors will require a plurality of the votes cast at a meeting of the stockholders at which directors are to be elected.
The Amedisys charter provides that except as otherwise provided by law or in the resolution or resolutions of the Amedisys Board providing for the issuance of any particular series of preferred stock, the holders of Amedisys Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes except that, with respect to any amendment of any provision of the charter which consists of a series designation, or portion thereof, for any series of preferred stock, the holders of Amedisys Common Stock shall not be entitled to any vote. Except as otherwise provided by law or in the resolution or resolutions of the Amedisys Board providing for the issuance of any particular series of preferred stock, the holders of Amedisys Common Stock and any other capital stock of the corporation at the time entitled thereto shall vote together as one class.

Option Care Health Stockholders	Amedisys Stockholders

of incorporation and bylaws) and ARTICLE TEN (governing forum selection) of the Option Care Health Charter, which will require the affirmative vote of at least 66 2∕3% of the voting power of the then-outstanding voting stock.

Quorum
The holders of a majority of the stock issued and outstanding and entitled to vote at a meeting of Option Care Health’s stockholders constitutes a quorum at all meetings of the stockholders.	The Amedisys bylaws provide that, at any meeting of the stockholders, the holders of a majority of the voting power of the outstanding shares of Amedisys entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum for all purposes, except (i) as otherwise provided by the Amedisys charter and (ii) when specified business is to be voted on separately by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.
Number and Term of Directors
The number of directors which shall constitute the Option Care Health Board shall be fixed from time to time exclusively by resolution of the Option Care Health Board. At each annual meeting of stockholders, each director shall be elected to hold office until the next annual meeting and until his or her successor shall be elected and qualified or until his or her earlier death, disqualification, resignation or removal.
The Amedisys bylaws and charter provide that the number of directors cannot be less than three or more than 15 directors. The exact number of directors may be determined from time to time exclusively by resolution of the Amedisys Board. The Amedisys bylaws provide that at each annual meeting of stockholders, each director shall be elected to hold office until the next annual meeting and until his or her successor shall be elected and qualified.

Election of Directors
The Option Care Health Charter provides that directors shall be elected by a plurality of the votes cast at an election of directors.
The Amedisys bylaws provide that, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, directors shall be elected by a plurality of the votes cast at an election of directors. The Amedisys charter provides that except as otherwise provided by law or in the resolutions of the Amedisys Board providing for the issuance of any particular series of preferred stock, the holders of Amedisys Common Stock shall have the exclusive right to vote for the election of directors to the Amedisys Board.

Vacancies
The Option Care Health Charter requires that, subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Option Care Health Board resulting from death, resignation, disqualification, removal from office or any other cause, may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director,	The Amedisys charter provides that any vacancy on the Amedisys Board may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. The Amedisys bylaws require that, subject to applicable law and the rights of the holders of any series of preferred stock then outstanding and unless the Amedisys Board otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies

Option Care Health Stockholders	Amedisys Stockholders
and may not be filled in any other manner.	in the Amedisys Board resulting from death, resignation, retirement, disqualification, removal from office or other cause, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum for a term expiring at the next annual meeting of stockholders and until such director’s successor has been duly elected and qualified.
Removal of Directors
The Option Care Health Charter provides that, subject to the rights of the holders of any series of preferred stock then outstanding, directors may be removed with or without cause upon the affirmative vote of stockholders representing at least 66 2∕3% of the voting power of the then-outstanding shares of voting stock, at a meeting of stockholders of Option Care Health called for that purpose.	The Amedisys bylaws provide that, subject to the rights of the holders of any series of preferred stock with respect to such series of preferred stock, any director or the entire Amedisys Board may be removed at any time with or without cause upon the affirmative vote of stockholders representing a majority of the voting power of the then-outstanding shares of voting stock.
Director Nominations by Stockholders

The Option Care Health bylaws provide that, except for directors elected by the Option Care Health Board to fill a vacancy on the Option Care Health Board, nominations of persons for election to the Option Care Health Board may be made at an annual meeting of the stockholders or at a special meeting of stockholders, in each case, only by or at the direction of the Option Care Health Board or by any stockholder who is entitled to vote at such meeting and has complied with the notice and other procedures set forth in the Option Care Health bylaws.
The Option Care Health bylaws provide that a
stockholder must give advance written notice to Option Care Health of a director nomination. The notice must be in writing and delivered to the corporate secretary by the date not later than 90 days, nor earlier than 120 days, prior to the anniversary date of the annual meeting for the preceding year; except that in the event that the date of the current year’s annual meeting is advanced by more than 30 days or delayed by more than 60 days, from such anniversary date, or if no such meeting was held in the preceding year, such notice must be delivered not earlier than the 120th day prior to such current year’s annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The voting requirements for election of Option Care Health directors are discussed above (see “— Election of Directors”).

The Amedisys bylaws provide that, nominations of persons for election to the Amedisys Board may be made at an annual meeting of the stockholders or at a special meeting of stockholders (at which directors are to be elected or reelected pursuant to Amedisys’ notice of meeting), in each case, only by or at the direction of the Amedisys Board or by any stockholder who is entitled to vote at such meeting and has complied with the notice and other procedures set forth in the Amedisys bylaws.
The Amedisys bylaws provide that a stockholder must give advance written notice to Amedisys of a director nomination. The notice must be in writing and delivered to the corporate secretary (i) in connection with a director nomination at an annual meeting, by the date not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the anniversary date of the annual meeting for the preceding year; except that in the event that the date of the current year’s annual meeting is advanced by more than 30 days or delayed by more than 60 days, from such anniversary date, such notice must be delivered not earlier than the close of business on the 120th day prior to such current year’s annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made, or (ii) in connection with a director nomination at a special meeting, such notice must be delivered not earlier than the close of

Option Care Health Stockholders	Amedisys Stockholders

In addition to the general requirements for stockholder proposals discussed below (see “— Stockholder Proposals”), any stockholder notice relating to the nomination of Option Care Health directors must contain:
•
the name, age, business address and residential address of the proposed nominee;

•
a complete biography and statement of the proposed nominee’s qualifications, including the principal occupation or employment of the proposed nominee (at present and for the past five years);

•
a description of all agreements, arrangements and understandings (whether written or oral, and including promises) between or among such proposing stockholder and (a) any person acting in concert with such stockholder, (b) any person controlling, controlled by or under common control with such stockholder or any of their respective affiliates and associates, or person acting in concert therewith, and (c) any member of the immediate family of such stockholder or affiliate or associate of such stockholder (an “Option Care Health Stockholder Associated Person”) and any proposed nominee;

•
whether the proposed nominee has notified the board of directors of each publicly listed company on whose board such proposed nominee currently sits with respect to the proposed nominee’s proposed nomination for election to the Option Care Health Board and has received all necessary consents to serve on the Option Care Health Board if so nominated and elected or otherwise appointed (or, if any such consents have not been received, how the proposed nominee intends to address such failure to receive such necessary consents);

•
whether the proposed nominee’s nomination, election or appointment, as applicable, would violate or contravene a corporate governance policy, including, without limitation, a conflicts of interest or “overboarding” policy of any publicly listed company at which the proposed nominee serves as an officer, executive officer or director, and, if so, a description of how the proposed nominee intends to address such violation or contravention;

•
the first date of contact between any stockholder and/or Option Care Health Stockholder business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The voting requirements for election of Amedisys directors are discussed above (see “— Election of Directors”).
In addition to the general requirements for stockholder proposals discussed below (see “— Stockholder Proposals”), any stockholder notice relating to the nomination of Amedisys directors must contain:
•
such nominee’s name, age, business and residence address and principal occupation or employment and the class or series and number of shares of Amedisys Common Stock or other securities of Amedisys that are directly or indirectly owned beneficially or of record by the nominee and any other information related to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for a contested election of directors (even if an election contest or proxy solicitation is not involved), or is otherwise required, pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving if elected) or by the rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of Amedisys are traded;

•
the details of any position held by the nominee as an officer or director of any competitor of Amedisys within the three years preceding the submission of the stockholder’s notice;

•
a statement detailing whether the nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K under the Exchange Act (or the corresponding provisions of any successor regulation) and the relevant listing standards of any exchange on which Amedisys’ equity securities are listed;

•
a description of any agreements, arrangements or understandings (including financial transactions) between or among such proposing stockholder and any controlling affiliate of, or beneficial

Option Care Health Stockholders	Amedisys Stockholders

Associated Person, and the proposed nominee, with respect to Option Care Health;
•
the amount and nature of any direct or indirect economic or financial interest, if any, of the proposed nominee, or of any immediate family member of the proposed nominee, in any funds or vehicles managed by, under common management with, or affiliated with any stockholder or Option Care Health Stockholder Associated Person;

•
a description of all direct and indirect compensation and other monetary or non-monetary agreements, arrangements and understandings (whether written or oral) during the past three years, and any other material relationships, between or among the proposing stockholders or any Option Care Health Stockholder Associated Person and the proposed nominee, any member of the immediate family of the proposed nominee, and the proposed nominee’s respective affiliates and associates, or others acting in concert therewith, or any other person or persons and all biographical, related party transaction and other information that would be required to be disclosed pursuant to the federal and state securities laws, including Rule 404 promulgated under Regulation S-K under the Securities Act (or any successor provision), if any stockholder or any Option Care Health Stockholder Associated Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant;

•
information relevant to a determination of whether the proposed nominee can be considered an independent director;

•
any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for a contested election of directors (even if an election contest or proxy solicitation is not involved), or is otherwise required, pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving if elected); and

•
a completed and signed questionnaire, representation and agreement and any and all other information required by the Option Care Health bylaws.

owner of the securities of, such stockholder (an “AMED Stockholder Associated Person”) and any proposed nominee and any other person or persons (including their names), in connection with the nomination(s); and
•
a description of all direct and indirect compensation and any other material monetary agreements, arrangements or understandings during the past three years, and any other material relationships, between or among the proposing stockholder, any AMED Stockholder Associated Person and their respective affiliates and associates, or other persons acting in concert therewith and each nominee, and his or her respective affiliates and associates, or other persons acting in concert therewith.

Additionally, the nominating stockholder and each potential nominee for election or re-election to the Amedisys Board must also deliver to the corporate secretary under the same deadlines (a) all fully completed and signed questionnaires in the forms provided by Amedisys that are required of all Amedisys’ directors and any other questionnaire that Amedisys determines is necessary or advisable to assess whether the nominee will satisfy any qualifications or requirements imposed by Amedisys’ governing documents, Amedisys’ corporate governance policies and guidelines, or any law, rule, regulation or listing standard that may be applicable to Amedisys and (b) a written representation and agreement (in the form provided by the corporate secretary upon written request) that shall be signed by such person and pursuant to which such person shall represent and agree that, among other matters, such potential nominee: (1) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such potential nominee, if elected as a director, will act or vote on any issue or question that has not been disclosed in such questionnaires or that could limit or interfere with the person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law; (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Amedisys with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed in such questionnaires; (3) would be in compliance, if elected or re-elected

Option Care Health Stockholders	Amedisys Stockholders

as a director, and will comply with, applicable law and all corporate governance, conflict of interest, confidentiality (including, without limitation, prohibition against unauthorized disclosure of any board and committee materials), stock ownership and trading policies and guidelines, and any other policies and guidelines of Amedisys applicable to directors (which will be promptly provided following a request therefor); and (D) currently intends to serve as a director for the full term for which such person is standing for election.
Additionally, Amedisys may require any proposed nominee or stockholder seeking to nominate a director candidate to furnish other information as Amedisys may reasonably request and all such information provided shall be deemed to be a part of the stockholders notice.

Stockholder Proposals

The Option Care Health bylaws provide that any business to be properly brought before any annual meeting by any stockholder must be brought by a stockholder of record entitled to vote at such meeting as of the record date of such meeting and must have complied with the notice and other procedural requirements relating to any such business proposed by such stockholder in advance of the meeting.
The Option Care Health bylaws provide that a stockholder must give advance written notice to Option Care Health of business that it proposes to bring at an annual meeting of the stockholders. To be timely, the notice must be in writing and delivered to the corporate secretary by the date not later than 90 days, nor earlier than 120 days, prior to the anniversary date of the annual meeting for the preceding year; except that in the event that the date of the current year’s annual meeting is advanced by more than 30 days or delayed by more than 60 days, from such anniversary date, or if no such meeting was held in the preceding year, such notice must be delivered not earlier than the 120th day prior to such current year’s annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.
Any such notice by the stockholder must include:
•
a brief description of the business desired to be brought before the annual meeting (including the specific text of any resolutions or actions

The Amedisys bylaws provide that any business to be properly brought before any annual meeting by any stockholder must be brought by a stockholder of record both (i) at the time of giving of notice pursuant to the notice requirements contained in the Amedisys bylaws discussed in further detail below and (ii) at the time of the meeting who is entitled to vote at such meeting on such business that is the subject of the proposal and must have complied with the notice and other procedural requirements relating to any such business proposed by such stockholder in advance of the meeting.
The Amedisys bylaws contain an “advanced notice provision” for annual meetings of stockholders for the purposes of Rule 14a-4(c)(1) of the Exchange Act and provide that a stockholder must give advance written notice to the corporate secretary of Amedisys of business that it proposes to bring at an annual meeting of the stockholders and such business must otherwise be a proper matter for stockholder action under relevant law. The only proposals Amedisys stockholders may make at special meetings are nominations of persons for election to the Amedisys Board, which are discussed in further detail above.
With respect to annual meetings of stockholders, to be timely, the notice must be in writing and delivered to the corporate secretary by the date not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the anniversary date of the annual meeting for the preceding year; except that in the event that the date of the current year’s annual meeting is advanced by

Option Care Health Stockholders	Amedisys Stockholders

proposed for consideration and if such business includes a proposal to amend Option Care Health’s certificate of incorporation or bylaws, the specific language of the proposed amendment);
•
the reasons for conducting such business at the annual meeting;

•
any material interest of the proposing stockholder and any Option Care Health Stockholder Associated Person, if any, in such business;

•
a description of all agreements, arrangements and understandings between each proposing stockholder and each Option Care Health Stockholder Associated Person, if any, and any other person or persons (including the names of such persons) in connection with the proposal of such business by the proposing stockholder;

•
the name and address, as they appear on Option Care Health’s books, of the stockholder proposing such business, the residence name and address (if different from Option Care Health’s books) of such proposing stockholder and any Option Care Health Stockholder Associated Person;

•
the class and number of shares of stock of Option Care Health which are directly or indirectly held of record or beneficially owned by such stockholder and by any Option Care Health Stockholder Associated Person with respect to Option Care Health’s securities, a description of any derivative positions held or beneficially held by the stockholder and any Option Care Health Stockholder Associated Person and whether and the extent to which a hedging transaction (as defined below) has been entered into by or on behalf of such stockholder or any Option Care Health Stockholder Associated Person;

•
any other information relating to each proposing stockholder and each Option Care Health Stockholder Associated Person, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, the proposal pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

•
all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by each more than 30 days or delayed by more than 60 days, from such anniversary date, such notice must be delivered not earlier than the close of business on the 120th day prior to such current year’s annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. Any such notice by the stockholders must include:
•
for proposals to be made at annual stockholder meetings not relating to nominations of persons to the Amedisys Board only, a brief description of the business desired to be brought before the meeting (including the specific text of any resolutions or actions proposed for consideration and if such business includes a proposal to amend Amedisys’ certificate of incorporation or bylaws, the specific language of the proposed amendment) and the reasons for conducting such business at the meeting;

•
for proposal to be made at annual stockholder meetings not relating to nominations of persons to the Amedisys Board only, a description of any agreements, arrangements or understandings between such proposing stockholder, any AMED Stockholder Associated Person and any other person, in connection with the proposal of such business by the stockholder and any material direct or indirect interest of the proposing stockholder, any AMED Stockholder Associated Person or any such other person in such business;

•
for proposals nominating persons to the Amedisys Board, the name and address of such stockholder, as they appear on Amedisys’ books, the residence name and address (if different from Amedisys’ books) of such proposing stockholder and any AMED Stockholder Associated Person;

•
for proposals nominating persons to the Amedisys Board, the class or series and number of shares of stock which are directly or indirectly held of record or beneficially owned by such stockholder and by any AMED Stockholder Associated Person with respect to Amedisys’ securities along with the date such ownership was acquired, a description of any derivative positions directly or indirectly owned beneficially by such stockholder and any AMED Stockholder Associated Person

Option Care Health Stockholders	Amedisys Stockholders

proposing stockholder and each Option Care Health Stockholder Associated Person, if any;
•
a representation by the proposing stockholder that the proposing stockholder is a holder of record of Option Care Health Common Stock entitled to vote at such meeting on the matter proposed, that the proposing stockholder will continue to be a stockholder of record of Option Care Health entitled to vote at such meeting on the matter proposed through the date of such meeting, and that the proposing stockholder intends to appear in person or by proxy at such meeting to propose such nomination or other business;

•
a certification that each proposing stockholder and each Option Care Health Stockholder Associated Person, if any, has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares or other securities of Option Care Health and such person’s acts or omissions as a stockholder of Option Care Health;

•
the names and addresses of other stockholders (including beneficial owners) known by any proposing stockholder or Option Care Health Stockholder Associated Person, if any, to support such proposal or nomination or nominations, and to the extent known the class and number of all shares of Option Care Health’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

•
a representation by the proposing stockholder as to the accuracy of the information set forth in the notice.

or by a general or limited partnership or limited liability company or other entity in which any stockholder or AMED Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or similar entity and whether and the extent to which a hedging transaction has been entered into by or on behalf of such stockholder or any AMED Stockholder Associated Person;
•
for proposals nominating persons to the Amedisys Board, a description of any proxy, contract, arrangement, understanding, or relationship to which any stockholder or any AMED Stockholder Associated Person has a right to vote or has granted a right to vote any securities of Amedisys;

•
for proposals nominating persons to the Amedisys Board, any rights to dividends or other distributions on the shares or other securities of Amedisys owned beneficially by any stockholder or any AMED Stockholder Associated Person that are separated or separable from the underlying shares or other securities of Amedisys;

•
for proposals nominating persons to the Amedisys Board, any performance-related fees (other than an asset-based fee) that any stockholder or AMED Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares or other securities of Amedisys or corresponding derivative instruments, if any;

•
for proposals nominating persons to the Amedisys Board, a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named or propose the business specified in its notice, together with a statement as to whether such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Amedisys’ outstanding shares required to approve the nomination or the business proposal and/or otherwise to solicit proxies from stockholders in support of the nomination or the business proposed;

•
for proposals nominating persons to the Amedisys Board, if such stockholder or any such beneficial owner intends to solicit proxies in support of nominees other than the nominees of Amedisys

Option Care Health Stockholders	Amedisys Stockholders

(unless such solicitation would not be subject to Rule 14a-19 under the Exchange Act), a statement that such person intends to solicit holders of capital stock of Amedisys representing at least 67% of the voting power of such capital stock entitled to vote on the election of directors in support of director nominees other than the nominees of Amedisys; and
•
for proposals nominating persons to the Amedisys Board, any other information relating to the proposing stockholder and any AMED Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal or for the election of directors in a contested election, pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder or is otherwise required pursuant to Section 14 of the Exchange Act.

Additionally, Amedisys may reasonably request additional information from a stockholder seeking to bring another item of business before the annual meeting of stockholder and all such information furnished in responses shall be deemed part of the stockholder’s notice.
Additional notice requirements for stockholder proposals pertaining to nominations to the Amedisys Board are discussed in further detail above.
In addition to the foregoing provisions, a holder must also comply with any applicable state law and the Exchange Act and the rules and regulations thereunder, for the avoidance of doubt, including but not limited to Rule 14a-19 of the Exchange Act.

Stockholder Action by Written Consent
The Option Care Health Charter provides that any action required or permitted to be taken by the Option Care Health stockholders may be taken only at a duly called annual or special meeting of Option Care Health’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the resolutions creating such series of preferred stock.	The Amedisys bylaws provide that the Amedisys stockholders may act by written consent. Any stockholder seeking to have the Amedisys stockholders act by written consent is required to send a written notice that complies with the notice requirements discussed above and includes a copy of the proposed written consent to the corporate secretary, requesting that the Amedisys Board fix a record date to determine the stockholders entitled to consent to such corporate action in writing. Upon receipt of such request, the Amedisys Board will adopt a resolution fixing the record date, but in the event that no record date has been fixed by the Amedisys Board within 10 days of the date on which such a request is received, the record date for

Option Care Health Stockholders	Amedisys Stockholders

determining stockholders entitled to act by written consent, (a) when no prior action by the Amedisys Board is required by applicable law, will be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to Amedisys’ registered office or principal place of business or to any officer or agent having custody of the book in which proceedings of meetings of stockholders are recorded and (b) if prior action by the Amedisys Board is required by applicable law, the record date for determining stockholders entitled to act by written consent will be at the close of business on the date on which the Amedisys Board adopts the resolution taking such prior action.
No action of Amedisys stockholders by written consent without a meeting will be effective until such date as the independent inspectors certify to Amedisys that the written consent represent at least the minimum number of votes that would be necessary to take the corporate action.
Every written consent must bear the date of signature of each Amedisys stockholder who signs the consent and no written consent will be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated written consent received by Amedisys, a written consent or consents signed by a sufficient number of stockholders to take such action are delivered to Amedisys.

Cumulative Voting
The Option Care Health Charter does not authorize cumulative voting.	The Amedisys charter provides that no stockholder of Amedisys shall have the right of cumulative voting at any election of directors. The Amedisys charter and bylaws are otherwise silent on cumulative voting.
Certificate of Incorporation Amendments

The Option Care Health Charter provides that any amendment to the following sections of the Option Care Health Charter require the affirmative vote of at least 66 2∕3% of the voting power of then-outstanding voting stock (voting on an as-converted basis as a single class):
•
Article FIVE (governing the election and removal of directors);

•
Article SIX (governing limitations on liability of directors);

•
Article SEVEN (governing actions by written consent of the stockholders and special meetings of the stockholders);

Because the Amedisys charter and bylaws do not contain a provision providing for the amendment of the Amedisys charter (other than the provision of the Amedisys charter providing that holders of Amedisys Common Stock shall not be entitled to any vote with respect to any amendment of any provision of the charter which consists of a series designation, or portion thereof, for any series of Amedisys Preferred Stock), Amedisys is subject to Section 242 of the DGCL in this regard.
Under Section 242 of the DGCL, a company’s certificate of incorporation may be amended upon a resolution of the board of directors and, subject to certain exceptions, approved by:

Option Care Health Stockholders	Amedisys Stockholders

•
Article NINE (governing amendments to the certificate of incorporation and bylaws); and

•
Article TEN (governing forum selection).

In addition, Article EIGHT of the Option Care Health Charter, covering matters relating to directors’ and officers’ duties with respect to corporate opportunities, may only be amended upon the affirmative vote of holders of at least 80% of the voting power of the then-outstanding voting stock.

•
the holders of a majority of the outstanding shares entitled to vote; and

•
a majority of the outstanding shares of each class entitled to a class vote if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preference, or special rights of the shares of such class so as to affect them adversely; provided, that if the amendment would alter or change the powers, preferences or special rights of one or more series of a class so as to affect them adversely, but will not so affect the entire class, then only the shares of the series so affected will be considered a separate class for purposes of the vote.

Bylaw Amendments
The Option Care Health Charter provides that the bylaws may be amended, and new bylaws made, by (i) the Option Care Health Board or (ii) in addition to any of the holders of any class or series of capital stock required by the Option Care Health Charter (including any certificate of designation relating to any series of preferred stock), the bylaws or applicable law, the affirmative vote of the holders of at least 66 2∕3% of the voting power of the then-outstanding voting stock, voting together as a single class.	The Amedisys charter and the Amedisys bylaws provide that except as expressly provided otherwise by the DGCL, charter or the bylaws, the bylaws may be amended by the Amedisys Board by an affirmative vote of a majority of directors at a special or regular meeting of the Amedisys Board where a quorum is present or the stockholders of Amedisys.
Special Stockholders’ Meetings
The Option Care Health Charter provides that, subject to the rights of the holders of any series of preferred stock then outstanding and to the requirements of applicable law, special meetings of stockholders may be called only by or at the direction of the Option Care Health Board or the chairman of the Option Care Health Board pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that Option Care Health would have if there were no vacancies.	The Amedisys charter and bylaws provide that, subject to the rights of the holders of any series of preferred stock then outstanding, special meetings of stockholder may be called at any time by the Amedisys Board or a committee thereof, the chairman of the Amedisys Board, the president of Amedisys or by holders of at least 30% of all the shares entitled to vote at the proposed special meeting.
Notice of Special Meetings of the Stockholders
The Option Care Health bylaws provide that written notice of a special meeting must be provided to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting not less than ten days nor more than 60 days before the date of the meeting. Such written notice must state the place, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in	The Amedisys bylaws provide that written notice of a special meeting, stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting not less than ten days nor more than 60 days before the date of the meeting. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice

Option Care Health Stockholders	Amedisys Stockholders
person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the purpose or purposes for which the meeting is called.	is waived by those not present.
Indemnification of Directors, Officers and Employees
The Option Care Health bylaws provide that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Option Care Health, or is or was serving while a director or officer of Option Care Health at the request of Option Care Health as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by Option Care Health against expenses (including attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Delaware law.
The Amedisys charter provides that Amedisys shall, to the fullest extent authorized by the DGCL, indemnify its current and former employees, directors, officers, and agents (including those serving as directors, employees, officers or agents of another entity at the request of Amedisys) who is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, for any expenses (including attorneys’ fees) paid in a judgment or settlement or actually and reasonably incurred in connection therewith, except that: no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Amedisys unless and only to the extent that the court determines that such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Limitation of Personal Liability of Directors
The Option Care Health Charter provides that, to the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits Option Care Health to provide broader exculpation than permitted prior thereto), no director of Option Care Health shall be liable to Option Care Health or its stockholders for monetary damages arising from a breach of fiduciary duty as a director. Any amendment of the foregoing provision by the Option Care Health stockholders shall not adversely affect any right or protection of a director of Option Care Health existing at the time of such amendment with respect to any act, omission or other matter occurring prior to such amendment.
The Amedisys charter provides that, no director of Amedisys shall be personally liable to Amedisys or its stockholders for monetary damages arising from a breach of fiduciary duty as a director.
Notwithstanding the above, a director of Amedisys shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to Amedisys or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (which relates to liability of directors for unlawful payment of dividend or unlawful stock purchase or redemption), or (iv) for any transaction from which such director derived an improper personal benefit.
Any amendment of the foregoing charter provision by the Amedisys stockholders shall apply to or have any effect on the liability or alleged liability of any director of Amedisys for or with respect to any acts or omissions of such directors occurring prior to such amendment.

Option Care Health Stockholders	Amedisys Stockholders
Advancement of Expenses/Insurance

Advancement
The Option Care Health bylaws also provide that any person claiming indemnification pursuant to the Option Care Health bylaws shall be entitled to advances from Option Care Health for payment of the expenses of defending actions against such person in the manner and to the full extent permissible under Delaware law.
Insurance
The Option Care Health bylaws provide that Option Care Health shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Option Care Health against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his status as such, whether or not Option Care Health would have the power to indemnify him against such liability under the provisions of the Option Care Health bylaws.
The Option Care Health bylaws provide that indemnification rights under the Option Care Health bylaws are contract rights and no amendment or repeal of such Option Care Health bylaw shall alter, to the detriment of such director or officer, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

Advancement
The Amedisys charter provides that an officer or director claiming indemnification pursuant to the Amedisys charter shall be entitled to advances from Amedisys for payment of the expenses (including attorneys’ fees) of defending actions against such officer or director. The Amedisys charter also provides that other employees or agents of Amedisys claiming indemnification pursuant to the Amedisys charter shall be entitled to advances from Amedisys for payment of the expenses (including attorneys’ fees) upon such terms and conditions, if any, as the Amedisys Board deems appropriate.
The Amedisys bylaws provide that indemnification rights conferred by the Amedisys bylaws include the right to be paid by Amedisys the expenses in defending any such proceedings in advance of its final disposition, with such advances to be paid by Amedisys within 20 days after receipt by Amedisys of a statement requesting such advances; provided that if the DGCL requires, such advances in advance of a final disposition shall only be made upon delivery to Amedisys of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification.
The advancement rights provided by or granted pursuant to the Amedisys charter or the Amedisys bylaws shall not be deemed excusive of any other rights to advancement granted under any other governing document or agreement.
Insurance
The Amedisys charter provides that Amedisys shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Amedisys, or is or was serving at the request of Amedisys as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Amedisys would have the power to indemnify him against such liability under the applicable provisions of the Amedisys charter.
The Amedisys bylaws also authorize Amedisys to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of

Option Care Health Stockholders	Amedisys Stockholders
Amedisys or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Amedisys would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Amedisys bylaws provide that to the extent Amedisys maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights to indemnification have been granted by the Amedisys Board by the Amedisys bylaws, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.
Change of Control Laws

In general, Section 203 of the DGCL, subject to certain exceptions set forth therein, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless (a) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans, or (c) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote at a stockholders’ meeting of at least 66 2∕3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.
Because the Option Care Health Charter and bylaws do not contain a provision expressly electing not to be governed by Section 203 of the DGCL, Option Care Health is subject to Section 203 of the DGCL.
Because the Amedisys charter and bylaws do not contain a provision expressly electing not to be governed by Section 203 of the DGCL, Amedisys is subject to Section 203 of the DGCL.
Forum Selection

The Option Care Health Charter provides that, unless Option Care Health consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action
The Amedisys bylaws provide that, unless Amedisys consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Amedisys, (ii) any action

Option Care Health Stockholders	Amedisys Stockholders

or proceeding brought on behalf of Option Care Health, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of Option Care Health to Option Care Health or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, the Option Care Health Charter or the bylaws of Option Care Health or (iv) any action asserting a claim governed by the internal affairs doctrine.

asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of Amedisys to Amedisys or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Amedisys charter or the Amedisys bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine.
Additionally, the Amedisys bylaws provide that unless Amedisys consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Waiver of Corporate Opportunities

The Option Care Health Charter contains certain provisions that waive certain fiduciary and other duties imposed under applicable law to the conduct of directors or officers of Option Care Health that are affiliated with HC I and its Affiliated Companies (as described below) and their respective directors, partners, principals, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of Option Care Health (collectively, the “Exempted Persons”), and the powers, rights, duties and liabilities of Option Care Health and its officers, directors and stockholders in connection therewith.
The Option Care Health Charter defines “Affiliated Companies” to mean (a) Madison Dearborn Partners, LLC, Madison Dearborn Partners VI-A&C, L.P., Madison Dearborn Partners VI-B, L.P. and MDP Global Investors Limited (collectively, the “MDP Group”), (b) Walgreens Company, (c) any affiliate of the MDP Group, Walgreens, any investment fund managed by any member of the MDP Group and (d) in respect of Option Care Health, any company controlled by Option Care Health.
The Option Care Health Charter provides that, to the fullest extent permitted by applicable law, none of the Exempted Persons shall have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as Option Care Health or any of its Affiliated Companies, and no Exempted Person shall be liable to Option Care Health or its stockholders for breach of any fiduciary duty solely by reason of any such activities of HC I, its Affiliated Companies or such Exempted Person. To the fullest extent permitted by applicable law, Option Care Health, on behalf of itself and its
The Amedisys charter and bylaws do not contain any provisions with regard to the waiver of corporate opportunities.

Option Care Health Stockholders	Amedisys Stockholders

Affiliated Companies, renounces any interest or expectancy of Option Care Health and its Affiliated Companies in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that Option Care Health or its Affiliated Companies might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each Exempted Person shall have no duty to communicate or offer such business opportunity to Option Care Health or its Affiliated Companies and, to the fullest extent permitted by applicable law, shall not be liable to Option Care Health, any of its Affiliated Companies or its stockholders for breach of any fiduciary or other duty, as a director, officer or stockholder of Option Care Health solely, by reason of the fact that HC I, its Affiliated Companies or any such Exempted Person pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to Option Care Health or any of its Affiliated Companies. Notwithstanding the foregoing, Option Care Health does not renounce any interest or expectancy it may have in (i) any business opportunity that is expressly offered to any Exempted Person solely in his or her capacity as a director or officer of Option Care Health, and not in any other capacity, or (ii) any business opportunity that any Exempted Person first learns of in his or her capacity as a director or officer of Option Care Health.
The Option Care Health Charter provides that any amendment to its corporate opportunity provisions requires the affirmative vote of holders of at least 80% of the voting power of the then-outstanding voting stock.

Preemptive Rights
The Option Care Health Charter does not provide for any preemptive rights for Option Care Health stockholders.	Neither the Amedisys charter nor the Amedisys bylaws provide for any preemptive rights for Amedisys stockholders.

Option Care Health Stockholders	Amedisys Stockholders
Dividends
The Option Care Health Charter provides that, subject to the rights of the holders of preferred stock and to the other provisions of applicable law and the Option Care Health Charter, holders of Option Care Health Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of Option Care Health if, as and when declared thereon by the Option Care Health Board from time to time out of assets or funds of Option Care Health legally available therefor.	The Amedisys charter provides that, subject to the rights of the holders of preferred stock, holders of Amedisys Common Stock shall be entitled to receive, when, as, and if declared by the Amedisys Board, out of funds legally available therefor, dividends payable in cash, Amedisys Common Stock, or otherwise.

NO APPRAISAL RIGHTS
No appraisal rights are available to Amedisys stockholders or Option Care Health stockholders in connection with the Merger.

LEGAL MATTERS
The legality of the shares of Option Care Health Common Stock offered hereby will be passed upon for Option Care Health by Kirkland & Ellis LLP, counsel to Option Care Health.

EXPERTS
Option Care Health
The consolidated financial statements of Option Care Health, Inc. as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
Amedisys
The consolidated financial statements of Amedisys, Inc. as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

CERTAIN BENEFICIAL OWNERS OF OPTION CARE HEALTH COMMON STOCK
Security Ownership of Option Care Health Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of Option Care Health Common Stock as of May 30, 2023 by:
(i)
each member of the Option Care Health Board;

(ii)
each named executive officer of Option Care Health;

(iii)
all of the executive officers and directors of Option Care Health as a group; and

(iv)
all those known by Option Care Health to be beneficial owners of more than five percent of the outstanding Option Care Health Common Stock.

Unless noted otherwise, the information in the table regarding those known to Option Care Health to be beneficial owners of more than five percent of the outstanding Option Care Health Common Stock is provided as of December 30, 2022.
Beneficial ownership is determined according to the rules of the SEC. A person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of May 30, 2023. Except as indicated by the footnotes below, Option Care Health believes, based on the information furnished to it, that the persons named in the table below have sole voting and investment power with respect to all Option Care Health Common Stock shown that they beneficially own, subject to community property laws where applicable.
Option Care Health Common Stock subject to stock options currently exercisable or exercisable within 60 days of May 30, 2023 are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for purposes of computing the percentage of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Option Care Health, Inc., 3000 Lakeside Drive, Suite 300N, Bannockburn, Illinois 60015.
Name of Beneficial Owner	Shares Beneficially Owned	Percent
Directors and Executive Officers:
John J. Arlotta(1)	42,893	*
Elizabeth Q. Betten(1)	48,370	*
Elizabeth D. Bierbower(1)	1,730	*
Harriet Booker(1)	21,730	*
Natasha Deckmann(1)	1,730	*
Richard Denness(1)	111,072	*
David W. Golding(1)	82,504	*
Harry M. Jansen Kraemer, Jr.(1)	148,135	*
R. Carter Pate(1)	85,056	*
John C. Rademacher(1)	103,967	*
Nitin Sahney(1)	42,562	*
Michael Shapiro(1)	33,023	*
Collin G. Smyser(1)	2,100	*
Timothy P. Sullivan(1)	45,222	*
All current directors and executive officers of Option Care Health, Inc. as a group (15 persons)(1)	791,562	*

Name of Beneficial Owner	Shares Beneficially Owned	Percent
Other Stockholders:
BlackRock, Inc.(2)	19,772,386	10.9%
The Vanguard Group(3)	15,524,268	8.5%
FMR LLC(4)	15,067,896	8.3%
Walgreens Boots Alliance, Inc.(5)	10,771,926	6.0%

*
Represents less than 1% of the issued and outstanding shares of Option Care Health Common Stock as of May 30, 2023.

(1)
Includes the following shares not currently outstanding but deemed beneficially owned because of the right to acquire them pursuant to non-qualified stock options currently exercisable or that will become exercisable within 60 days of May 30, 2023: 57,681 shares for Mr. Denness; 73,115 shares for Mr. Rademacher; 22,568 shares for Mr. Shapiro; 1,526 shares for Mr. Smyser; and 35,545 shares for Option Care Health’s other executive officers. For Ms. Betten, also includes 2,843 shares indirectly held by Elizabeth Q. Betten 2012 Living Trust; and for Mr. Arlotta, all 42,893 shares are indirectly held through the John J. Arlotta Living Trust.

(2)
As of December 30, 2022, based on information set forth in a Schedule 13G/A filed with the SEC on January 23, 2023, by BlackRock, Inc. (“BlackRock”). In such filing, BlackRock lists its business address as 55 East 52nd Street, New York, New York 10055. Represents (i) 19,292,678 shares for which BlackRock has sole voting power, (ii) 0 shares for which BlackRock has shared voting power, (iii) 19,772,386 shares for which BlackRock has sole dispositive power and (iv) 0 shares for which BlackRock has shared dispositive power.

(3)
As of December 30, 2022, based on information set forth in a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group (“Vanguard”). In such filing, Vanguard lists its business address as 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Represents (i) 0 shares for which Vanguard has sole voting power, (ii) 264,874 shares for which Vanguard has shared voting power, (iii) 15,108,522 shares for which Vanguard has sole dispositive power and (iv) 415,746 shares for which Vanguard has shared dispositive power.

(4)
As of December 30, 2022, based on information set forth in a Schedule 13G/A filed with the SEC on February 9, 2023 by FMR LLC, Abigail P. Johnson, a Director, the Chairman and the Chief Executive Officer of FMR LLC, and FIAM LLC IA, Fidelity Diversifying Solutions LLC IA, Fidelity Institutional Asset Management Trust Company BK, Fidelity Management & Research Company LLC IA, Fidelity Management Trust Company BK, and Strategic Advisers LLC IA (collectively “FMR”). In such filing, FMR lists its business address as 245 Summer Street, Boston, Massachusetts 02210. Represents (i) 14,950,738 shares for which FMR has sole voting power, (ii) 0 shares for which FMR has shared voting power, (iii) 15,067,896 shares for which FMR has sole dispositive power and (iv) 0 shares for which FMR has shared dispositive power.

(5)
Based on information set forth in a Schedule 13D/A filed with the SEC on March 3, 2023 by WBA. In such filing, WBA lists its business address as 108 Wilmot Road, Deerfield, Illinois 60015. Represents (i) 0 shares for which WBA has sole voting power, (ii) 10,771,926 shares for which WBA has shared voting power, (iii) 0 shares for which Walgreens has sole dispositive power and (iv) 10,771,926 shares for which WBA has shared dispositive power. Amount reported consists of 10,771,926 shares issued to HC I, which WBA may be deemed to have beneficial ownership of such shares, as WBA is the sole equityholder with voting power of WBA Investments, Inc., a Delaware corporation, which in turn is the majority equityholder of WBA US 1 Co., a Delaware corporation, which in turn is the sole equityholder of OCH US Holding LLC, a Delaware limited liability company, which in turn is the sole equityholder of HC I.

CERTAIN BENEFICIAL OWNERS OF AMEDISYS COMMON STOCK
Security Ownership of Amedisys Beneficial Owners and Management
The following table shows beneficial ownership of Amedisys Common Stock as of May 30, 2023, unless otherwise indicated, by (i) each person known by Amedisys to beneficially own more than five percent of the outstanding Amedisys Common Stock in accordance with Rule 13d-3 under the Exchange Act, (ii) each of Amedisys’ directors, and named executive officers, and (iii) all of Amedisys’ directors and executive officers as a group. Except as noted below, the persons named have sole voting and investment power with respect to all shares of Amedisys Common Stock.
Unless otherwise indicated, the address of each of the individuals named in the table below under “Named Executive Officers and Directors” is c/o Amedisys, Inc., 3854 American Way, Suite A, Baton Rouge, Louisiana 70816.
Name of Beneficial Owner(1)	Number of Shares of Amedisys Common Stock	Percent of Amedisys Common Stock(1)
5% Stockholders
JPMorgan Chase & Co(2)	1,763,327	5.4%
BlackRock, Inc.(3)	4,106,566	12.6%
Wellington Management Group LLP(4)	2,802,831	8.6%
The Vanguard Group, Inc.(5)	3,128,416	9.6%
Ameriprise Financial, Inc.(6)	1,100,719	3.4%
Deerfield Management, L.P.(7)	1,794,000	5.5%
Executive Officers and Directors
Richard Ashworth	—	—%
Vickie L. Capps(8)	6,450	*
Molly J. Coye, MD(8)	5,450	*
Julie D. Klapstein(8)	12,663	*
Teresa L. Kline(8)	6,450	*
Bruce D. Perkins(8)	20,729	*
Jeffrey A. Rideout, MD(8)	5,967	*
Ivanetta Davis Samuels(8)	4,232	*
Paul B. Kusserow(9)	516,979	1.6%
Scott G. Ginn(10)	35,058	*
Nick Muscato(11)	2,883	*
Michael P. North(12)	4,704	*
Denise Bohnert(13)	9,909	*
Christopher T. Gerard(14)	41,898	*
David L. Kemmerly(14)	16,336	*
All Executive Officers and Directors as a Group (14 persons)	631,474	1.9%

*
Represents beneficial ownership of less than 1% of the outstanding shares of Amedisys Common Stock.

All references below to shares refer to shares of Amedisys Common Stock.
(1)
Based on 32,585,721 shares of Amedisys Common Stock outstanding on May 30, 2023, plus shares of Amedisys Common Stock that can be acquired through the exercise of options or warrants or conversion of restricted stock units within 60 days thereafter by the specified individual or group.

(2)
This disclosure is based on a Schedule 13G filed with the SEC by JPMorgan Chase & Co. on January 6, 2023, reporting beneficial ownership as of December 30, 2022. JPMorgan Chase & Co. reported it has sole voting power over 1,663,943 of the shares and sole dispositive power over 1,760,024 of the shares. The address for JPMorgan Chase & Co. is 383 Madison Avenue, New York, New York 10179.

(3)
This disclosure is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 26, 2023, reporting beneficial ownership as of December 31, 2022. BlackRock, Inc. reported it has sole voting power over 4,036,365 of the shares and sole dispositive power over 4,106,566 of the shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)
This disclosure is based on a Schedule 13G/A filed with the SEC on February 6, 2023, reporting beneficial ownership as of December 30, 2022, by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP, in which they reported that each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP had shared voting power over 2,575,094 of the shares and shared dispositive power over 2,802,831 of the shares. Wellington Management Company LLP had shared voting power over 2,529,348 of the shares and share dispositive power over 2,664,075 of the shares. The principal business address is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(5)
This disclosure is based on a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. on February 9, 2023, reporting beneficial ownership as of December 30, 2022. The Vanguard Group, Inc. reported that it has sole voting power over none of the shares, shared voting power over 10,722 of the shares, sole dispositive power over 3,085,372 of the shares, and shared dispositive power over 43,044 of the shares. The principal business address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)
This disclosure is based on a Schedule 13G/A filed with the SEC on February 14, 2023, reporting beneficial ownership as of December 31, 2022, by Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC. Ameriprise Financial, Inc. reported shared voting power over 1,098,663 shares and shared dispositive power over 1,100,719 shares. Columbia Management Investment Advisers, LLC reported shared voting power over 1,080,636 shares and shared dispositive power over 1,082,242 shares. According to this Schedule 13G/A, Ameriprise Financial, Inc., as the parent company of Columbia Management Investment Advisers, LLC, may be deemed to beneficially own the shares reported in such filing by Columbia Management Investment Advisers, LLC. Accordingly, the shares reported in such filing by Ameriprise Financial, Inc. include those shares separately reported in such filing by Columbia Management Investment Advisers, LLC. The principal business address for Ameriprise Financial, Inc. is 145 Ameriprise Financial Center, Minneapolis, Minnesota 55474, and the principal business address for Columbia Management Investment Advisors, LLC is 290 Congress Street, Boston, Massachusetts 02210.

(7)
This disclosure is based on a Schedule 13G filed with the SEC on May 18, 2023, reporting beneficial ownership as of May 11, 2023, by Deerfield Mgmt, L.P., Deerfield Management Company, L.P., Deerfield Partners, L.P., and James E. Flynn, each of which reported shared voting power over 1,794,000 shares and shared dispositive power over 1,794,000 shares. Deerfield Mgmt, L.P. is the general partner of Deerfield Partners, L.P. Deerfield Management Company, L.P. is the investment advisor of Deerfield Partners, L.P. The principal business address of James E. Flynn, Deerfield Mgmt, L.P., Deerfield Partners, L.P., and Deerfield Management Company, L.P. is 345 Park Avenue South, 12th Floor, New York, NY 10010.

(8)
Included in the “Shares Beneficially Owned” column are 1,304 shares of nonvested Amedisys Common Stock, 100% of which will vest on June 9, 2023 and 1,941 shares of nonvested Amedisys Common Stock, 100% of which will vest on May 3, 2024, provided the director remains a non-employee member of the Board through such dates.

(9)
Includes 80,602 shares that Mr. Kusserow has or will have within 60 days, the right to acquire pursuant to stock options, and 412,367 shares held in trusts. Of these shares, 2,927 shares held in a trust have been pledged as security for a margin loan and another 13 shares may be pledged for future borrowing. This pledge is in accordance with the one-time waiver of Amedisys’ insider trading policy provisions prohibiting the pledging of shares of Amedisys stock by executive officers and directors, which waiver was granted by the Board in 2018 solely with respect to Mr. Kusserow.

(10)
Includes 17,090 shares that Mr. Ginn has, or will have within 60 days, the right to acquire pursuant to stock options.

(11)
Includes 1,454 shares that Mr. Muscato has, or will have within 60 days, the right to acquire pursuant to stock options.

(12)
Includes 7,875 shares that Mr. North has, or will have within 60 days, the right to acquire pursuant to stock options.

(13)
Includes 4,795 shares that Ms. Bohnert has, or will have within 60 days, the right to acquire pursuant to stock options.

(14)
The information reported is based on Mr. Gerard’s and Mr. Kemmerly’s most recent Form 4 filed with the SEC.

STOCKHOLDER PROPOSALS
Option Care Health
Director Nominations at the 2024 Annual Meeting
Under Option Care Health’s bylaws, notice by stockholders who intend to nominate directors at Option Care Health’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) must be received no earlier than the close of business on January 18, 2024 and no later than the close of business on February 17, 2024.
Notice of director nominations must be submitted by a stockholder of record and must set forth the information required by Option Care Health’s bylaws. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares directly in your name as a stockholder of record.
In addition to satisfying the requirements under Option Care Health’s bylaws, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Option Care Health’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act by no later than March 18, 2024.
Submission Process Related to the 2024 Annual Meeting
Matters for inclusion in the proxy materials for the 2024 Annual Meeting, other than nominations of directors, must be received on or before December 9, 2023. All proposals must comply with Rule 14a-8 under the Exchange Act.
Matters for consideration at the 2024 Annual Meeting, but not for inclusion in the proxy materials, must be received no earlier than the close of business on January 18, 2024 and no later than the close of business on February 17, 2024. The proposal must be submitted by a stockholder of record and must set forth the information required by Option Care Health’s bylaws. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares directly in your name as a stockholder of record.
Proposals and director nominations must be sent either by mail to Option Care Health, Inc., 3000 Lakeside Drive, Suite 300N, Bannockburn, Illinois 60015 USA, Attention: General Counsel and Corporate Secretary, or by e-mail to OCH-corporatesecretary@optioncare.com.
Option Care Health will not entertain any proposals or nominations that do not meet the requirements set forth in Option Care Health’s bylaws or applicable law. Option Care Health strongly encourages any stockholder interested in submitted a nomination or proposal to contact Option Care Health at OCH-corporatesecretary@optioncare.com in advance of the relevant deadline to discuss the nomination or proposal.
Amedisys
Amedisys will hold an annual meeting of stockholders in 2024, which is referred to as the “Amedisys 2024 Annual Meeting,” only if the Merger has not already been completed. Amedisys stockholders interested in submitting a proposal for inclusion in Amedisys’ proxy materials for the Amedisys 2024 Annual Meeting must do so by sending such proposal to Amedisys’ Corporate Secretary at its principal executive offices located at 3854 American Way, Suite A, Baton Rouge, Louisiana 70816, Attention: Corporate Secretary. Under the SEC’s proxy rules, the deadline for submission of proposals to be included in Amedisys’ proxy materials for the Amedisys 2024 Annual Meeting is December 29, 2023; provided, however, that, in the event that Amedisys changes the date of the Amedisys 2024 Annual Meeting more than 30 days before or after the one-year anniversary date of the previous year’s annual meeting, Amedisys will disclose the new deadline by which stockholders proposals must be received under Item 5 of its earliest possible Quarterly Report on Form 10-Q, or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Any stockholder proposal received after December 29, 2023 (or any Amedisys-directed amended date as provided in the preceding sentence) or that fails to comply with the procedures and requirements under Rule 14a-8 will not be included in Amedisys’ proxy materials. Amedisys stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with Amedisys’ bylaws.
Amedisys’ bylaws state the procedures for a stockholder to bring a stockholder proposal or nominate an individual to serve as a director on the Amedisys Board. Amedisys’ bylaws provide that advance notice of a stockholder’s proposal or nomination of an individual to serve as a director must be delivered to the Corporate Secretary of Amedisys at Amedisys’ principal executive offices not earlier than the 120th day prior to the anniversary of the previous year’s annual meeting of stockholders (i.e., February 9, 2024), nor later than the close of business on the 90th day prior to the anniversary of the previous year’s annual meeting of stockholders (i.e., March 10, 2024). The Amedisys bylaws also provide that, in the event that the date of the annual meeting is changed to be more than 30 days before or more than 60 days after the previous year’s annual meeting as specified in Amedisys’ notice of meeting, this advance notice must be given not earlier than the 120th day, nor later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made by Amedisys. In addition to meeting the advance notice provisions mentioned above, the stockholder in its notice must provide the information required by Amedisys’ bylaws to bring a stockholder proposal or nominate an individual to serve as a director of the Amedisys Board. A copy of Amedisys’ bylaws may be obtained by written request to Amedisys’ Corporate Secretary at its principal executive offices located at 3854 American Way, Suite A, Baton Rouge, Louisiana 70816. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Amedisys’ nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 9, 2024.

HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies.
Option Care Health and Amedisys have each previously adopted householding for stockholders of record. As a result, stockholders with the same address and last name may receive only one copy of this joint proxy statement/prospectus from Option Care Health or Amedisys, as applicable. Registered Option Care Health stockholders or Amedisys stockholders (those who hold shares directly in their name with Option Care Health’s or Amedisys’ transfer agent) may opt out of householding and receive a separate joint proxy statement/prospectus or other proxy materials by sending a written request to Option Care Health or Amedisys, as applicable, at the address below.
Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.
Requests for additional copies of this joint proxy statement/prospectus should be directed to, as applicable: Option Care Health, Inc., 3000 Lakeside Drive, Suite 300N, Bannockburn, Illinois 60015 USA, Attention: Investor Relations, or telephone at (866) 827-8203 or Amedisys, Inc., 3854 American Way, Suite A, Baton Rouge, Louisiana 70816, Attention: Investor Relations — Nick Muscato, or by telephone at (225) 292-2031.

WHERE YOU CAN FIND MORE INFORMATION
Option Care Health and Amedisys file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including both Option Care Health and Amedisys, which you can access at www.sec.gov. In addition, you may obtain free copies of the documents Option Care Health and Amedisys file with the SEC, including the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, by going to Option Care Health’s and Amedisys’ websites at https://investors.optioncarehealth.com/ and https://investors.amedisys.com/, respectively. The websites of Option Care Health and Amedisys are provided as inactive textual references only. The information contained on or accessible through the websites of Option Care Health and Amedisys (other than the documents listed below that are incorporated by reference herein) does not constitute a part of this joint proxy statement/prospectus, and is not incorporated by reference herein.
Statements contained or incorporated by reference in this joint proxy statement/prospectus regarding the contents of any contract or other document are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC. The SEC allows Option Care Health and Amedisys to “incorporate by reference” in this joint proxy statement/prospectus documents that Option Care Health and Amedisys file with the SEC, including certain information required to be included in the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. This means that Option Care Health and Amedisys can disclose important information to you by referring you to those documents. The information incorporated by reference herein is considered to be a part of this joint proxy statement/prospectus, and later information that Option Care Health and Amedisys file with the SEC will update and supersede that information. Each of Option Care Health and Amedisys incorporates by reference the following documents and any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this initial registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and before the date of its applicable special meeting (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about Option Care Health’s and Amedisys’ businesses and financial performance.
This document incorporates by reference the following documents that have been previously filed with the SEC by Option Care Health:
•
Option Care Health’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 23, 2023;

•
Option Care Health’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the SEC on May 4, 2023;

•
the Part III information contained in Option Care Health’s definitive proxy statement on Schedule 14A for Option Care Health’s 2023 annual meeting of stockholders, filed with the SEC on April 7, 2023, that was incorporated into Option Care Health’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 23, 2023;

•
Option Care Health’s Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on January 19, 2023, February 23, 2023, March 3, 2023, May 3, 2023 (only the Current Report on Form 8-K that includes Item 1.01, Item 7.01, Item 8.01 and Item 9.01 disclosure) and May 19, 2023; and

•
the description of Option Care Health’s registered securities contained in Exhibit 4.12 to Option Care Health’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 11, 2021, and in any report filed for the purpose of amending such description.

If you are an Option Care Health stockholder, you may request a copy of this joint proxy statement/prospectus, any of the documents incorporated by reference in this joint proxy statement/prospectus or other information concerning Option Care Health, without charge, through the SEC’s website at www.sec.gov or by written or telephonic request to:
Option Care Health, Inc.
3000 Lakeside Drive
Suite 300N
Bannockburn, Illinois 60015
(866) 827-8203
Attention: Investor Relations
This document incorporates by reference the following documents that have been previously filed with the SEC by Amedisys:
•
Amedisys’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 16, 2023;

•
Amedisys’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the SEC on May 4, 2023;

•
the Part III information contained in Amedisys’ definitive proxy statement on Schedule 14A for Amedisys’ 2023 annual meeting of stockholders, filed with the SEC on April 27, 2023, that was incorporated into Amedisys’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 16, 2023;

•
Amedisys’ Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on January 13, 2023, February 15, 2013, March 13, 2023 and May 3, 2023 (only the Current Report on Form 8-K that includes Item 1.01, Item 7.01 and Item 9.01 disclosure); and

•
the description of Amedisys’ securities contained in Exhibit 4.2 to Amedisys’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 24, 2022, and in any report filed for the purpose of amending such description.

If you are an Amedisys stockholder, you may request a copy of this joint proxy statement/prospectus, any of the documents incorporated by reference in this joint proxy statement/prospectus or other information concerning Amedisys, without charge, through the SEC’s website at www.sec.gov or by written or telephonic request to:
Attention: Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders may call toll free: (877) 750-0625
Banks and Brokers may call collect: (212) 750-5833

Annex A

AGREEMENT AND PLAN OF MERGER
by and among
OPTION CARE HEALTH, INC.,
UINTAH MERGER SUB, INC.
and
AMEDISYS, INC.
dated as of May 3, 2023

A-i

Exhibit
Exhibit A — Form of OPCH Charter Amendment
Exhibit B — Form of Certificate of Incorporation of the Surviving Corporation
Exhibit C — Form of Bylaws of the Surviving Corporation
Exhibit D — Merger Sub Written Consent

A-ii

INDEX OF DEFINED TERMS
Term	Section
2018 Plan	9.3(a)
Action	4.1(k)
Adjusted OPCH Option	3.1(b)(iii)
affiliate	9.3(b)
Agreement	Preamble
Amedisys	Preamble
Amedisys Alternative Transaction	5.2(a)
Amedisys Balance Sheet	4.1(e)(iii)
Amedisys Benefit Plan	9.3(d)
Amedisys Book-Entry Share	3.2(b)
Amedisys Certificate	3.2(b)
Amedisys Common Stock	4.1(c)(i)
Amedisys Designees	2.1
Amedisys Disclosure Letter	4.1
Amedisys Equity Awards	3.1(b)(iv)
Amedisys Equity Awards Capitalization Table	4.1(c)(iii)
Amedisys ESPP	9.3(e)
Amedisys Filed SEC Documents	4.1
Amedisys Financial Advisor	4.1(u)
Amedisys Foreign Plan	4.1(l)(viii)
Amedisys Healthcare Professional	4.1(h)(v)
Amedisys Intervening Event	5.2(d)
Amedisys Material Contracts	4.1(q)(xiv)
Amedisys Material Leased Real Property	4.1(s)(ii)
Amedisys Material Real Property Lease	4.1(s)(ii)
Amedisys Option	3.1(b)(iii)
Amedisys Owned IP	4.1(o)
Amedisys Permits	4.1(g)
Amedisys Preferred Stock	4.1(c)(i)
Amedisys Provider JVs	9.3(f)
Amedisys PSU Award	3.1(b)(ii)
Amedisys Recommendation Change	5.2(b)
Amedisys Registered IP	4.1(o)
Amedisys RSU Award	3.1(b)(i)
Amedisys SEC Documents	4.1(e)(i)
Amedisys Stock Plans	9.3(g)
Amedisys Stockholder Approval	4.1(t)
Amedisys Stockholders Meeting	6.1(b)
Amedisys Superior Proposal	5.2(a)
Amedisys Termination Fee	8.2(b)
Amedisys Third Party	5.2(a)

A-iii

Term	Section
Anti-Corruption Laws	9.3(c)
Antitrust Laws	4.1(b)(iii)
Applicable Laws	4.1(g)
Bonus	6.10(f)
Bonus Plans	6.10(f)(i)
business day	9.3(h)
Certificate of Merger	1.3
Change	9.3(dd)
Charter Amendment Effective Time	2.3(a)
Closing	1.2
Closing Date	1.2
Closing Fiscal Year	6.10(f)(i)
COBRA	4.1(l)(ii)
Code	9.3(i)
Common Stock Increase	9.3(j)
Confidentiality Agreement	9.3(k)
Continuation Period	6.10(a)
Continuing Employee	6.10(a)
control	9.3(b)
COVID-19	9.3(l)
COVID-19 Measures	9.3(m)
D&O Indemnified Parties	6.4(b)
D&O Insurance	6.4(c)
Debt Financing Source	9.14
DGCL	1.1
Double-Trigger Protection	9.3(n)
Effective Time	1.3
Enforceability Exceptions	4.1(b)(i)
Environmental Laws	9.3(o)
Environmental Permits	4.1(r)
Equity Securities	9.3(p)
ERISA	9.3(q)
ERISA Affiliate	9.3(r)
Excess Shares	3.2(g)
Exchange Act	4.1(b)(iii)
Exchange Agent	3.2(a)
Exchange Fund	3.2(a)
Exchange Ratio	3.1(a)(i)
Existing Indemnified Parties	6.4(a)
Ex-Im Laws	9.3(s)
Financing Transaction	6.15(a)
Form S-4	4.1(b)(iii)
GAAP	4.1(e)(ii)

A-iv

Term	Section
Governmental Entity	4.1(b)(iii)
Governmental Health Program	9.3(t)
Harmful Code	9.3(u)
Hazardous Materials	9.3(v)
Healthcare Laws	9.3(w)
Healthcare Permits	9.3(x)
HIPAA	9.3(y)
HSR Act	4.1(b)(iii)
Intellectual Property	9.3(z)
Intended Tax Treatment	1.5
IRS	4.1(l)(i)
IT Assets	9.3(aa)
Joint Proxy Statement/Prospectus	4.1(b)(iii)
knowledge	9.3(bb)
Labor Agreement	9.3(cc)
Liens	4.1(b)(ii)
Material Adverse Effect	9.3(dd)
Maximum Premium	6.4(c)
Measurement Date	4.1(c)(i)
Merger	1.1
Merger Consideration	3.1(a)(i)
Merger Sub	Preamble
Merger Sub Stockholder Approval	4.2(v)
Merger Sub Written Consent	4.2(v)
Multiemployer Plan	9.3(ee)
NASDAQ	3.2(g)
OPCH	Preamble
OPCH Alternative Transaction	5.3(a)
OPCH Balance Sheet	4.2(e)(iii)
OPCH Benefit Plan	9.3(gg)
OPCH Charter Amendment	2.3(a)
OPCH Common Stock	4.2(c)(i)
OPCH Disclosure Letter	4.2
OPCH Equity Awards	9.3(hh)
OPCH Filed SEC Documents	4.2
OPCH Financial Advisor	4.2(t)
OPCH Foreign Plan	4.2(l)(vi)
OPCH Healthcare Professional	4.2(h)(v)
OPCH Intervening Event	5.3(d)
OPCH Material Contracts	4.2(q)(vii)
OPCH Option	9.3(ii)
OPCH Owned IP	4.2(o)
OPCH Permits	4.2(g)

A-v

Term	Section
OPCH Preferred Stock	4.2(c)(i)
OPCH PSU Award	9.3(jj)
OPCH Recommendation Change	5.3(b)
OPCH Registered IP	4.2(o)
OPCH RSU Award	9.3(kk)
OPCH SEC Documents	4.2(e)(i)
OPCH Share Issuance	4.1(b)(iii)
OPCH Stockholder Approvals	4.2(s)
OPCH Stockholders Meeting	6.1(c)
OPCH Superior Proposal	5.3(a)
OPCH Termination Fee	8.2(c)
OPCH Third Party	5.3(a)
Open Source Software	9.3(ff)
Order	9.3(ll)
Outside Counsel Only Material,	6.3(b)
Outside Date	8.1(b)(i)
Owned Amedisys Software	4.1(o)
Owned OPCH Software	4.2(o)
Payor	9.3(mm)
PCI DSS	9.3(nn)
Permits	4.1(g)
Permitted Liens	9.3(oo)
person	9.3(pp)
Personal Data	9.3(qq)
Privacy and Security Requirements	9.3(rr)
Privacy Contracts	9.3(ss)
Privacy Laws	9.3(tt)
Privacy Policies	9.3(uu)
Process	9.3(vv)
Processing	9.3(vv)
PTO Policy	6.10(e)
Qualifying Event	9.3(xx)
Referral Recipient	4.1(h)(ix)
Referral Source	4.1(h)(ix)
Release	9.3(ww)
Replacement Plans	6.10(d)
Representatives	9.3(yy)
Sanctioned Person	9.3(zz)
Sanctions	9.3(aaa)
Sarbanes-Oxley Act	4.1(e)(i)
SEC	3.1(b)(v)
Securities Act	4.1(e)(i)
Security Breach	9.3(bbb)

A-vi

Term	Section
Stimulus Funds	9.3(ddd)
subsidiary	9.3(ccc)
Surviving Corporation	1.1
Tail Policy	6.4(c)
Tax Opinion Requirement	6.14(c)
Tax Return	9.3(eee)
Taxes	9.3(fff)
Taxing Authority	9.3(ggg)
Termination Fee Amount	8.2(b)(iii)
Transaction Litigation	6.12
WARN Act	4.1(m)(ii)
Willful Breach	9.3(hhh)

A-vii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of May 3, 2023 (this “Agreement”), by and among Option Care Health, Inc., a Delaware corporation (“OPCH”), Uintah Merger Sub, Inc., a wholly owned subsidiary of OPCH and a Delaware corporation (“Merger Sub”), and Amedisys, Inc., a Delaware corporation (“Amedisys”).
W I T N E S S E T H:
WHEREAS, the respective Boards of Directors of OPCH and Amedisys have deemed it advisable and in the best interests of their respective corporations and stockholders that OPCH and Amedisys engage in the transactions contemplated by this Agreement, subject to the terms and conditions set forth herein;
WHEREAS, the Board of Directors of OPCH has (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, the OPCH Share Issuance and the OPCH Charter Amendment, on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, the OPCH Share Issuance and the OPCH Charter Amendment are fair to, and in the best interests of, OPCH and the stockholders of OPCH, (c) resolved to recommend the approval of the OPCH Share Issuance and the adoption of the OPCH Charter Amendment to the stockholders of OPCH, on the terms and subject to the conditions set forth in this Agreement, and (d) directed that the OPCH Share Issuance and the OPCH Charter Amendment be submitted to the stockholders of OPCH for approval or adoption, respectively, at the OPCH Stockholders Meeting;
WHEREAS, the Board of Directors of Amedisys has (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Amedisys and the stockholders of Amedisys, (c) resolved to recommend the adoption of this Agreement to the stockholders of Amedisys, on the terms and subject to the conditions set forth in this Agreement, and (d) directed that this Agreement be submitted to the stockholders of Amedisys for adoption at the Amedisys Stockholders Meeting;
WHEREAS, for United States federal income Tax purposes, the Merger is intended to qualify for the Intended Tax Treatment;
WHEREAS, the Board of Directors of Merger Sub has approved and declared advisable this Agreement and the Merger and has resolved to recommend to its stockholder the adoption of this Agreement; and
WHEREAS, immediately following the execution and delivery of this Agreement, OPCH as the sole stockholder of Merger Sub will approve the adoption of this Agreement.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
THE MERGER
Section 1.1.   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into Amedisys (the “Merger”) at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and Amedisys shall continue as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and a wholly owned subsidiary of OPCH, and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Merger Sub in accordance with the DGCL.
Section 1.2.   Closing.   The closing of the Merger (the “Closing”) shall take place at 8:00 a.m., New York time, at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York, 10022, or remotely by exchange of documents and signatures (or their electronic counterparts) on the third (3rd) business day after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions); provided that the Closing may occur at such other time, date or place as may be agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”).
Section 1.3.   Effective Time.   Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Certificate of Merger”) with respect to the Merger, duly executed and completed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL with respect to the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such later time as may be mutually agreed by the parties and specified in the Certificate of Merger, but in any event after the Charter Amendment Effective Time (the “Effective Time”).
Section 1.4.   Effects of the Transaction.   The Merger shall have the effects set forth in the applicable provisions of the DGCL.
Section 1.5.   Intended Tax Treatment.   Each of the parties hereto intends for U.S. federal income tax purposes that (a) this Agreement will constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder, (b) the Merger will be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (c) OPCH and Amedisys will each be a party to the reorganization within the meaning of Section 368(b) of the Code (clauses (a)-(c), the “Intended Tax Treatment”).
ARTICLE II
DIRECTORS AND OFFICERS; ORGANIZATIONAL DOCUMENTS
Section 2.1.   Board of Directors of OPCH.   OPCH shall take such actions as are necessary to cause, effective as of immediately after the Effective Time, the Board of Directors of OPCH to consist of a total of ten (10) directors of whom three (3) directors shall be Amedisys Designees (in each case until each such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with the Certificate of Incorporation of OPCH, the Bylaws of OPCH and the DGCL). For the purpose of this Agreement, “Amedisys Designees” means: two (2) individuals who are serving as directors on the Board of Directors of Amedisys as of the date of this Agreement and listed on Section 2.1 of the OPCH Disclosure Letter and one (1) individual who is serving as a director on the Board of Directors of Amedisys as of the date of this Agreement as designated by Amedisys to OPCH in writing at least 5 business days prior to the mailing of the Joint Proxy Statement/Prospectus and approved by OPCH (such approval not to be unreasonably withheld, conditioned or delayed); provided, that at least two of the Amedisys Designees shall qualify both (a) as an “independent director” under the listing rules of the NASDAQ and the applicable rules of the SEC and (b) as independent in accordance with published guidance of both Institutional Shareholder Services (ISS) and Glass Lewis & Co.
Section 2.2.   Amedisys Director Resignations.   Amedisys shall obtain and deliver to OPCH at or prior to the Effective Time the resignation of each director of Amedisys in their capacity as a director of Amedisys, effective as of the Closing; provided, that such resignation shall not be deemed to be a waiver of any “good reason” rights.
Section 2.3.   Organizational Documents; Merger Sub Arrangements.
(a)   On the Closing Date and immediately prior to the Effective Time (the “Charter Amendment Effective Time”), the Certificate of Incorporation of OPCH shall be amended in the form attached hereto as Exhibit A (the “OPCH Charter Amendment”), which amendment will effect the Common Stock Increase.
(b)   Subject, in all cases to Section 6.4, at the Effective Time, (i) the Certificate of Incorporation of Amedisys shall be amended and restated in the form attached hereto as Exhibit B and shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the DGCL and such certificate of incorporation and (ii) the Bylaws of Amedisys shall be amended and restated in the form attached hereto as Exhibit C and shall be the Bylaws the Surviving Corporation until duly amended in accordance with the DGCL and such bylaws.
(c)   The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, in each case until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with the charter and bylaws of the Surviving Corporation and the DGCL.
(d)   The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, in each case until such officer’s successor is elected and qualified or such officer’s earlier death, resignation, retirement, disqualification or removal, in each case in accordance with the bylaws of the Surviving Corporation.
ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF AMEDISYS; EXCHANGE OF CERTIFICATES
Section 3.1.   Effect of the Merger.
(a)   Conversion of Amedisys Common Stock and Merger Sub Common Stock.   As of the Effective Time, by virtue of the Merger and without any action on the part of OPCH, Amedisys, Merger Sub, or the holders of any securities of OPCH, Amedisys or Merger Sub:
(i)   Subject to the other provisions of this Article III, each issued and outstanding share of Amedisys Common Stock (other than any shares of Amedisys Common Stock to be canceled pursuant to Section 3.1(a)(ii)) shall be converted into the right to receive 3.0213 (the “Exchange Ratio”) fully paid and nonassessable shares of OPCH Common Stock (and, if applicable, cash in lieu of fractional shares of Amedisys Common Stock payable in accordance with Section 3.2(g)) (the “Merger Consideration”). As of the Effective Time, all such shares of Amedisys Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Effective Time, each holder of an Amedisys Certificate or Amedisys Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the Merger Consideration in accordance with Section 3.2.
(ii)   Each share of Amedisys Common Stock (A) held in the treasury of Amedisys, or (B) owned by OPCH or Merger Sub or any of their respective Subsidiaries, in each case, immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(iii)   Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of the common stock of the Surviving Corporation.
(b)   Treatment of Amedisys Equity Awards.
(i)   Each award of time-based vesting restricted stock units relating to Amedisys Common Stock (each, an “Amedisys RSU Award”) that is outstanding as of immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof be converted into an award of OPCH restricted stock units with the same terms and conditions (including the Double-Trigger Protection) that applied to such Amedisys RSU Award immediately prior to the Effective Time (other than any other terms rendered inoperative by reason of the transactions contemplated by this Agreement or other immaterial administrative or ministerial changes), relating to a number of shares of OPCH Common Stock equal to the product, rounded to the nearest whole number of shares, of (1) the number of shares of Amedisys Common Stock subject to such Amedisys RSU Award immediately prior to the Effective Time and (2) the Exchange Ratio.
(ii)   Each award of performance-based vesting restricted stock units relating to Amedisys Common Stock (each, an “Amedisys PSU Award”) that is outstanding as of immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof be converted into an award of OPCH restricted stock units with the same terms and conditions (including the Double-Trigger Protection) that applied to such Amedisys PSU Award immediately prior to the Effective Time (other than performance-based vesting conditions, which shall not apply following the Effective Time, or any other terms rendered inoperative by reason of the transactions contemplated by this Agreement or other immaterial administrative or ministerial changes), relating to a number of shares of OPCH Common Stock equal to the product, rounded to the nearest whole number of shares, of (1) the number of shares of Amedisys Common Stock subject to such Amedisys PSU Award immediately prior to the Effective Time and (2) the Exchange Ratio. The number of shares outstanding in respect of any Amedisys PSU Award that remains subject to performance-based vesting conditions as of the Closing Date (i.e., any Amedisys PSU Award for which the level of performance vesting has not yet been determined) shall be determined by assuming, in respect of such Amedisys PSU Award, achievement at target performance.
(iii)   Each option to purchase Amedisys Common Stock (each, an “Amedisys Option”) that is outstanding as of immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into an option to purchase OPCH Common Stock with the same terms and conditions (including the Double-Trigger Protections) that applied to such Amedisys Option immediately prior to the Effective Time (other than any other terms rendered inoperative by reason of the transactions contemplated by this Agreement or other immaterial administrative or ministerial changes), relating to a number of shares of OPCH Common Stock equal to the product, rounded down to the nearest whole number of shares, of (1) the number of shares of Amedisys Common Stock subject to such Amedisys Option immediately prior to the Effective Time and (2) the Exchange Ratio, and with an exercise price per share equal to the exercise price per share of Amedisys Common Stock of such Amedisys Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent (each, an “Adjusted OPCH Option”). The exercise price and the number of shares of OPCH Common Stock subject to such Adjusted OPCH Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, that in the case of any Amedisys Option to which Section 422 of the Code applies, the exercise price and the number of shares of OPCH Common Stock subject to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary to satisfy the requirements of Section 424(a) of the Code.
(iv)   Prior to the Effective Time, the Board of Directors of Amedisys or the appropriate committee thereof shall take, or cause to be taken, all reasonably necessary and appropriate action under the Amedisys Stock Plans (and the underlying grant, award or similar agreements), including adopting resolutions providing for the treatment of the Amedisys RSU Awards, the Amedisys PSU Awards and the Amedisys Options (collectively, the “Amedisys Equity Awards”) as contemplated by this Section 3.1(b), to carry out the treatment of Apply Equity Awards contemplated by this Section 3.1(b).
(v)   As soon as practicable after the Effective Time, and in any event at least one (1) business day thereafter, OPCH shall prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 (or other applicable form) registering the shares of OPCH Common Stock necessary to fulfill OPCH’s obligations under this Section 3.1(b). OPCH shall take all corporate action necessary to reserve for issuance a sufficient number of shares of OPCH Common Stock for delivery with respect to the Amedisys Equity Awards assumed by it in accordance with this Section 3.1(b).
(c)   No Appraisal Rights.   In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Amedisys Common Stock or OPCH Common Stock in connection with the Merger.
(d)   Treatment of ESPP.   Prior to the Effective Time, the Board of Directors of Amedisys or the appropriate committee thereof shall take, or cause to be taken, all reasonably necessary and appropriate action to provide that, subject to the consummation of the Merger, the Amedisys ESPP shall terminate effective immediately prior to the Effective Time. As soon as practicable following the date of this Agreement, the Board of Directors of Amedisys or the appropriate committee thereof, shall adopt resolutions and shall take, or cause to be taken, all necessary and appropriate action to provide that, with respect to the Amedisys ESPP, (1) participation following the date of this Agreement shall be limited to those employees who participate on the date of this Agreement, (2) except to the extent necessary to maintain the status of the

Amedisys ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (3) no offering period shall be commenced after the date of this Agreement and (4) each participant’s outstanding right to purchase shares of Amedisys Common Stock under the Amedisys ESPP shall automatically be exercised on the day immediately prior to the day on which the Effective Time occurs (if not earlier terminated pursuant to the terms of the Amedisys ESPP), and the resulting shares of Amedisys Common Stock will be converted into shares of OPCH Common Stock in accordance with Section 3.1(a); provided, further that Amedisys shall first provide OPCH with copies of such resolutions for OPCH’s (or OPCH’s counsel’s) review and comment (which shall not be unreasonably withheld or delayed). Without limiting the foregoing, Amedisys may, in its discretion, suspend or terminate any current or future offering periods under the Amedisys ESPP as it deems advisable prior to the Effective Time and to the extent permitted under the terms of the Amedisys ESPP.
Section 3.2.   Exchange of Shares and Certificates.
(a)   Designation of Exchange Agent; Deposit of Exchange Fund.   Prior to the Closing, OPCH shall enter into a customary exchange agreement with the transfer agent of OPCH, the transfer agent of Amedisys or another nationally recognized financial institution or trust company designated by OPCH and, in each case, reasonably acceptable to Amedisys (the “Exchange Agent”) for the payment of the Merger Consideration as provided in Section 3.1(a)(i). Prior to or substantially concurrently with the Effective Time, OPCH shall deposit or cause to be deposited with the Exchange Agent, for exchange in accordance with this Article III through the Exchange Agent, book-entry shares representing the full number of whole shares of OPCH Common Stock issuable pursuant to Section 3.1(a)(i) in exchange for outstanding shares of Amedisys Common Stock and OPCH shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of OPCH Common Stock pursuant to Section 3.2(c) (such shares of OPCH Common Stock provided to the Exchange Agent, together with any such dividends or other distributions with respect thereto, the “Exchange Fund”).
(b)   Exchange Procedures.   As promptly as practicable following the Effective Time, and in no event later than the fourth (4th) business day thereafter, OPCH shall cause the Exchange Agent to mail to each holder of record of a certificate (an “Amedisys Certificate”) that immediately prior to the Effective Time represented outstanding shares of Amedisys Common Stock (i) a letter of transmittal (which shall specify that delivery of Amedisys Certificates shall be effected, and risk of loss and title to the Amedisys Certificates shall pass only upon proper delivery of the Amedisys Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and which shall be in the form and have such other provisions as are reasonably acceptable to OPCH and Amedisys) and (ii) instructions (which instructions shall be in the form and have such other provisions as are reasonably acceptable to OPCH and Amedisys) for use in effecting the surrender of the Amedisys Certificates in exchange for (A) the number of shares of OPCH Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Amedisys Certificates pursuant to Section 3.1(a)(i), (B) any dividends or other distributions payable pursuant to Section 3.2(c) and (C) cash in lieu of fractional shares of OPCH Common Stock payable pursuant to Section 3.2(g). Upon surrender of an Amedisys Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Amedisys Certificate shall be entitled to receive in exchange therefor (i) the number of shares of OPCH Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Amedisys Certificate pursuant to Section 3.1(a)(i), (ii) any dividends or other distributions payable pursuant to Section 3.2(c) and (iii) any cash in lieu of fractional shares of OPCH Common Stock payable pursuant to Section 3.2(g), and the Amedisys Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith canceled. No holder of record of a book-entry share (an “Amedisys Book-Entry Share”) that immediately prior to the Effective Time represented outstanding shares of Amedisys Common Stock shall be required to deliver an Amedisys Certificate or letter of transmittal or surrender such Amedisys Book-Entry Shares to the Exchange Agent, and in lieu thereof, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the holder of such Amedisys Book-Entry Share shall be entitled, upon or following the

Effective Time, to receive in exchange therefor (x) the number of shares of OPCH Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Amedisys Book-Entry Shares pursuant to Section 3.1(a)(i), (y) any dividends or other distributions payable pursuant to Section 3.2(c) and (z) any cash in lieu of fractional shares of OPCH Common Stock payable pursuant to Section 3.2(g). Until surrendered, in the case of an Amedisys Certificate, or exchanged for, in the case of an Amedisys Book-Entry Share, in each case, as contemplated by this Section 3.2(b), each Amedisys Certificate or Amedisys Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Section 3.2(b) and any dividends or other distributions payable pursuant to Section 3.2(c). The Exchange Agent shall accept such Amedisys Certificates (or affidavits of loss in lieu thereof) and make such payments and deliveries with respect to Amedisys Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Amedisys Certificates or Amedisys Book-Entry Shares on the Merger Consideration or any cash payable hereunder.
(c)   Distributions with Respect to Unexchanged Shares.   Subject to Applicable Law, there shall be paid to the holders of the OPCH Common Stock issued in exchange for Amedisys Certificates or Amedisys Book-Entry Shares pursuant to Section 3.2(b), without interest, (i) at the time of delivery of such OPCH Common Stock by the Exchange Agent pursuant to Section 3.2(b), the amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such shares of OPCH Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the Effective Time, but prior to such delivery of such OPCH Common Stock by the Exchange Agent pursuant to Section 3.2(b), and a payment date subsequent to such delivery of such OPCH Common Stock by the Exchange Agent pursuant to Section 3.2(b), payable with respect to such shares of OPCH Common Stock.
(d)   Certain Transfers of Ownership.   In the event of a transfer of ownership of Amedisys Common Stock that is not registered in the transfer records of Amedisys, payment of the appropriate amount of Merger Consideration (and any dividends or other distributions with respect to OPCH Common Stock as contemplated by Section 3.2(c)) may be made to a person other than the person in whose name the Amedisys Certificate or Amedisys Book-Entry Share so surrendered is registered, if such Amedisys Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Exchange Agent) or such Amedisys Book-Entry Share shall be properly transferred and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Amedisys Certificate or Amedisys Book-Entry Share or establish to the reasonable satisfaction of OPCH that such Tax has been paid or is not applicable.
(e)   Lost Certificates.   If any Amedisys Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Amedisys Certificate to be lost, stolen or destroyed and, if required by OPCH or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as OPCH may direct, as indemnity against any claim that may be made against it with respect to such Amedisys Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Amedisys Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.
(f)   No Further Ownership Rights in Amedisys Common Stock.   All shares of OPCH Common Stock (together with cash in lieu of fractional shares of OPCH Common Stock payable pursuant to Section 3.2(g)) issued upon the surrender for exchange of Amedisys Certificates or Amedisys Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Amedisys Common Stock theretofore represented by such Amedisys Certificates or Amedisys Book-Entry Shares. After the Effective Time, there shall be no registration of transfers on the stock transfer books of Amedisys of shares of Amedisys Common Stock that were outstanding immediately prior to the Effective Time. If Amedisys Certificates or Amedisys Book-Entry Shares are presented to OPCH, the Surviving Corporation or the Exchange Agent for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration for each share of Amedisys Common Stock formerly represented by such Amedisys Certificates or Amedisys Book-Entry Shares.
(g)   Fractional Shares.   No fractional share of OPCH Common Stock (or certificate or scrip representing the same) shall be issued upon the conversion or surrender for exchange of Amedisys Certificates or Amedisys Book-Entry Shares hereunder, and such fractional share interests shall not entitle the owner thereof to any OPCH Common Stock or to vote or to any other rights of a holder of OPCH Common Stock. Each holder of shares of Amedisys Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of OPCH Common Stock (after taking into account all Amedisys Certificates and Amedisys Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fraction as provided in this Section 3.2(g). As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of OPCH Common Stock delivered to the Exchange Agent by OPCH for issuance to holders of Amedisys Certificates or Amedisys Book-Entry Shares over (ii) the aggregate number of full shares of OPCH Common Stock to be distributed to holders of Amedisys Certificates or Amedisys Book-Entry Shares (such excess being herein referred to as the “Excess Shares”). As soon as practicable after the Effective Time, the Exchange Agent, as agent for such holders of Amedisys Certificates and Amedisys Book-Entry Shares, shall sell the Excess Shares at then prevailing prices on the NASDAQ Stock Market (“NASDAQ”). The sale of the Excess Shares by the Exchange Agent shall be executed on the NASDAQ and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Amedisys Certificates or Amedisys Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Amedisys Certificates or Amedisys Book-Entry Shares shall be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Amedisys Certificates or Amedisys Book-Entry Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Amedisys Certificates or Amedisys Book-Entry Shares is entitled (after taking into account all Amedisys Certificates and Amedisys Book-Entry Shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Amedisys Certificates or Amedisys Book-Entry Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Amedisys Certificates or Amedisys Book-Entry Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 3.2(g); provided that no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to this Section 3.2(g) until the surrender of such Amedisys Certificates or Amedisys Book-Entry Shares in accordance with this Article III. The payment of cash in lieu of fractional share interests pursuant to this Section 3.2(g) represents merely a mechanical rounding-off of the fractions in the exchange and is not separately bargained-for consideration.
(h)   Termination of Exchange Fund.   Any portion of the Exchange Fund which remains undistributed to the holders of the Amedisys Certificates or Amedisys Book-Entry Shares for one year after the Effective Time shall be delivered to OPCH or its designee upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to OPCH as general creditor thereof for payment of their claims for Merger Consideration and any dividends or distributions with respect to OPCH Common Stock as contemplated by Section 3.2(c).
(i)   No Liability.   None of OPCH, Merger Sub, Amedisys or the Exchange Agent shall be liable to any person in respect of any shares of OPCH Common Stock (or dividends or distributions with respect thereto) or cash held in the Exchange Fund delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law. If any Amedisys Certificate shall not have been surrendered or Amedisys Book-Entry Share not paid, in each case, in accordance with Section 3.2(b), immediately prior to the date on which any Merger Consideration in respect of such Amedisys Certificate or Amedisys Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Amedisys Certificate or Amedisys Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of OPCH free and clear of all claims or interest of any person previously entitled thereto.
(j)   Withholding Rights.   Each of Amedisys, OPCH, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of Applicable Law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.
Section 3.3.   Certain Adjustments.   Without limiting the other provisions of this Agreement, if at any time during the period between the execution of this Agreement and the Effective Time:
(a)   any change in the number or type of outstanding shares of Amedisys Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date during such period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 3.3(a) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
(b)   any change in the number or type of outstanding shares of OPCH Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date during such period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 3.3(b) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
Section 3.4.   Further Assurances.   If, at any time after the Effective Time, any further action is determined by OPCH or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or OPCH with full right, title and possession of and to all rights and property of Merger Sub and Amedisys with respect to the Merger, the officers of OPCH shall be fully authorized (in the name of Merger Sub, Amedisys, the Surviving Corporation and otherwise) to take such action.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.1.   Representations and Warranties of Amedisys.   Except as set forth in any Amedisys SEC Document filed with the SEC since January 1, 2021 and publicly available prior to the date of this Agreement (as amended prior to the date of this Agreement, the “Amedisys Filed SEC Documents”) (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by Amedisys to OPCH upon the execution of this Agreement (the “Amedisys Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Amedisys represents and warrants to OPCH as follows:
(a)   Organization, Standing and Corporate Power.   Each of Amedisys and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys. Each of Amedisys and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys. The Certificate of Incorporation of Amedisys and the Bylaws of Amedisys, in each case as amended through the date of this Agreement, have been filed prior to the date of this Agreement with the Amedisys Filed SEC Documents.
(b)   Corporate Authority; Non-contravention.
(i)   Amedisys has all requisite corporate power and authority to enter into this Agreement and, subject to the Amedisys Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Amedisys, the performance by Amedisys of its obligations hereunder and the consummation by Amedisys of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Amedisys, subject, in the case of the Merger, to the Amedisys Stockholder Approval. The Board of Directors of Amedisys (at a meeting duly called and held) has, by the unanimous vote of all directors of Amedisys, (A) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (B) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Amedisys and the stockholders of Amedisys, (C) resolved to recommend the adoption of this Agreement to the stockholders of Amedisys, on the terms and subject to the conditions set forth in this Agreement, and (D) directed that this Agreement be submitted to the stockholders of Amedisys for adoption at the Amedisys Stockholders Meeting, and, except to the extent expressly permitted pursuant to Section 5.2(b) and Section 5.2(d), such resolutions have not been rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by Amedisys and, assuming the due authorization, execution and delivery of this Agreement by OPCH and Merger Sub, constitutes the legal, valid and binding obligation of Amedisys, enforceable against Amedisys in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (2) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).
(ii)   The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of Amedisys or any of its subsidiaries under, (A) the Certificate of Incorporation of Amedisys or the Bylaws of Amedisys or the comparable organizational documents of any of its subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Amedisys or any of its subsidiaries is a party or by which Amedisys, any of its subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in Section 4.1(b)(iii), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Amedisys or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (A) (solely with respect to the certificate of incorporation and bylaws or comparable organizational documents of Amedisys’s subsidiaries), (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Amedisys or (2) prevent, materially impair or materially delay the ability of Amedisys to consummate any of the transactions contemplated hereby.
(iii)   No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, national, state, provincial, local or supranational government, any court, legislative, administrative, regulatory or other governmental agency, commission or authority or any accrediting body or non-governmental self-regulatory agency, commission or authority, in each case, whether domestic or foreign (each, a “Governmental Entity”) is required by or with respect to Amedisys or any of its subsidiaries in connection with the execution and delivery of this Agreement by Amedisys, the performance by Amedisys of its obligations hereunder or the consummation by Amedisys of the transactions contemplated hereby, except for (A) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and with any other competition, antitrust, merger control or investment laws or laws that provide for review of national security matters (together with the HSR Act, the “Antitrust Laws”), (B) the filing or submission with the SEC, and in the case of clause (2), effectiveness, of (1) a proxy statement relating to the Amedisys Stockholders Meeting (such proxy statement, together with the proxy statement relating to the OPCH Stockholders Meeting, in each case as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”), (2) the registration statement on Form S-4 to be filed with the SEC (the “Form S-4”) by OPCH in connection with the issuance of shares of OPCH Common Stock in connection with the Merger (the “OPCH Share Issuance”) and (3) such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Amedisys or its subsidiaries are qualified to do business, (D) the approvals, orders or authorizations set forth in Section 4.1(b)(iii) of the Amedisys Disclosure Letter and (E) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Amedisys or (2) prevent, materially impair or materially delay the ability of Amedisys to consummate any of the transactions contemplated hereby.
(c)   Capital Structure.
(i)   The authorized capital stock of Amedisys consists of 60,000,000 shares of common stock, par value $0.001 per share (the “Amedisys Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Amedisys Preferred Stock”). At the close of business on May 1, 2023 (the “Measurement Date”), (A) 32,584,843 shares of Amedisys Common Stock were issued and outstanding (for the avoidance of doubt, excluding shares of Amedisys Common Stock held by Amedisys in its treasury), (B) no shares of Amedisys Preferred Stock were issued and outstanding, (C) 5,410,666 shares of Amedisys Common Stock were held by Amedisys in its treasury, (D) 282,307 shares of Amedisys Common Stock were subject to issuance pursuant to Amedisys RSU Awards, (E) 134,948 shares of Amedisys Common Stock were subject to issuance pursuant to Amedisys PSU Awards (assuming satisfaction of any performance vesting conditions at maximum levels), (F) 263,373 shares of Amedisys Common Stock were subject to issuance upon exercise of Amedisys Options, with a weighted average exercise price of $129.23 per share of Amedisys Common Stock, and (G) 1,245,192 shares of Amedisys Common Stock were reserved for issuance pursuant to the Amedisys ESPP. No shares of Amedisys Common Stock are owned by any subsidiary of Amedisys.
(ii)   All outstanding shares of capital stock of Amedisys are, and all shares of capital stock of Amedisys that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in Section 4.1(c)(i) and except for changes since the Measurement Date resulting from the issuance of shares of Amedisys Common Stock pursuant to the settlement of Amedisys RSU Awards or Amedisys PSU Awards or exercise of Amedisys Options, in each case, outstanding on the Measurement Date in accordance with their terms in effect on the date of this Agreement or as expressly permitted by Section 5.1(a)(ii), (A) there are no issued, reserved for issuance or outstanding Equity Securities of Amedisys, and (B) there are no outstanding obligations of Amedisys or any of its subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of Amedisys or to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Securities of Amedisys.
(iii)   As of the date hereof, Amedisys has made available to OPCH a true and complete list of all outstanding Amedisys Equity Awards (the “Amedisys Equity Awards Capitalization Table”), including, the date of grant, the type of the award, the vesting schedule, whether subject to performance conditions, the number of shares of Amedisys Common Stock subject to such type of award (based on the aggregate number of shares granted on the grant date and vesting on the applicable vesting date and assuming satisfaction of any performance vesting conditions at maximum levels), and, for each Amedisys Option, the applicable exercise price and expiration date. Amedisys shall provide OPCH with an updated Amedisys Equity Awards Capitalization Table no later than five business days prior to the Effective Time. The terms of the Amedisys Stock Plans and the underlying award agreements permit the treatment of Amedisys Equity Awards described in Section 3.1(b).
(iv)   There are no stockholder agreements or voting trusts or other agreements or understandings to which Amedisys or any of its subsidiaries is a party with respect to the voting, or restricting the transfer, of any Equity Securities of Amedisys or any of its subsidiaries. Neither Amedisys nor its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to any Equity Securities of Amedisys or any of its subsidiaries that are in effect. Neither Amedisys nor any of its subsidiaries has any outstanding any bonds, debentures, notes or other debtor obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of Amedisys or any of its subsidiaries on any matter.
(v)   As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Amedisys or any of its subsidiaries is subject, party or otherwise bound.
(d)   Subsidiaries.
(i)   Except as, individually or in the aggregate, would not reasonably be expected to be material to Amedisys and its subsidiaries, taken as a whole, all Equity Securities of each subsidiary of Amedisys (A) have been validly issued and are fully paid and nonassessable and (B) are owned by Amedisys or one of its wholly owned subsidiaries, directly or indirectly, free and clear of any Lien (other than any restrictions imposed by Applicable Laws) and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any person and transfer restrictions (other than transfer restrictions under Applicable Laws or under the organizational documents of such subsidiary).
(ii)   Except as, individually or in the aggregate, would not reasonably be expected to be material to Amedisys and its subsidiaries, taken as a whole, there are no outstanding (A) Equity Securities of Amedisys or any of its subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or other voting or equity securities or interests in any subsidiary of Amedisys or (B) warrants, calls, options, preemptive rights or other rights to acquire from Amedisys or any of its subsidiaries, or any obligation of Amedisys or any of its subsidiaries to issue, any Equity Securities in any subsidiary of Amedisys.
(e)   SEC Documents; Financial Statements; Undisclosed Liabilities.
(i)   Amedisys has filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) with the SEC since January 1, 2021 (the “Amedisys SEC Documents”). As of their respective dates, the Amedisys SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Amedisys SEC Documents, and none of the Amedisys SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Amedisys SEC Documents, and, to the knowledge of Amedisys, none of the Amedisys SEC Documents is the subject of any outstanding SEC investigation. No subsidiary of Amedisys is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

(ii)   The consolidated financial statements (including all related notes and schedules) of Amedisys and its subsidiaries included in the Amedisys SEC Documents were prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Amedisys and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).
(iii)   Except (A) as reflected or reserved against in Amedisys’s audited balance sheet as of December 31, 2022 (or the notes thereto) included in Amedisys’s Annual Report on Form 10-K filed with the SEC on February 16, 2023 (the “Amedisys Balance Sheet”), (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2022, and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Amedisys nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Amedisys and its subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Amedisys.
(iv)   Amedisys maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Amedisys’s properties or assets. Since January 1, 2021, none of Amedisys, Amedisys’s independent accountants, the Board of Directors of Amedisys or its audit committee has identified or been made aware of any (1) “significant deficiency” in the internal controls over financial reporting of Amedisys, (2) “material weakness” in the internal controls over financial reporting of Amedisys, (3) fraud, whether or not material, that involves management or other employees of Amedisys who have a significant role in the internal controls over financial reporting of Amedisys or (4) any bona fide complaints regarding a material violation of accounting procedures, internal accounting controls or auditing matters, including from employees of Amedisys or any of its subsidiaries regarding questionable accounting, auditing or legal compliance matters.
(v)   The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Amedisys are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Amedisys in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Amedisys, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officers and chief financial officer of Amedisys to make the certifications required under the Exchange Act with respect to such reports.
(vi)   Neither Amedisys nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Amedisys and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Amedisys or any of its subsidiaries in Amedisys’s or such subsidiary’s published financial statements or other Amedisys SEC Documents.

(f)   Absence of Certain Changes or Events.
(i)   From December 31, 2022 through the date of this Agreement, other than with respect to or in connection with the transactions contemplated hereby, (A) the businesses of Amedisys and its subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and (B) neither Amedisys nor any of its subsidiaries has taken any action that, if taken during the period from the date of this Agreement through the Effective Time without OPCH’s consent, would constitute a breach of Sections 5.1(a)(i)(A), (iv), (v), (viii), (x), (xiii) or (xv) (solely as it relates to the foregoing Sections 5.1(a)(i), (ii), (iv), (v), (viii), (x) or (xiii)).
(ii)   Since December 31, 2022, there have been no Changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Amedisys.
(g)   Compliance with Applicable Laws; Outstanding Orders.   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys, Amedisys and its subsidiaries hold all permits, licenses, accreditations, certifications, qualifications, agreements, authorizations, easements, franchises, rulings, waivers, consents, variances, exemptions, orders, registrations and approvals of all Governmental Entities or accreditation organizations, or the administrative agents thereof (“Permits”) that are required for the operation of the businesses of Amedisys and its subsidiaries as currently conducted (the “Amedisys Permits”), and all such Amedisys Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval. Amedisys and its subsidiaries are in compliance with the terms of the Amedisys Permits and all applicable federal, national, state, provincial, local or supranational laws (statutory, common or otherwise), acts, statutes, constitutions, treaties, ordinances, guidance, codes, ordinances, rules or regulations promulgated, administrative interpretation, policy, or decisions, directives or Orders or other similar requirements issued, enacted, adopted, promulgated, implemented, applied or otherwise put in to effect or enforced by any Governmental Entity (collectively, “Applicable Laws”) relating to Amedisys and its subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Amedisys Permits or Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys. Neither Amedisys nor any of its subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to (i) have a Material Adverse Effect on Amedisys or (ii) prevent, materially impair or materially delay the ability of Amedisys to consummate any of the transactions contemplated hereby.
(h)   Healthcare Matters; Data Privacy.   Except as, individually or in the aggregate, would not reasonably be expected to be material to Amedisys and its subsidiaries, taken as a whole:
(i)   Amedisys, its subsidiaries and the Amedisys Provider JVs are, and since January 1, 2021 have been, in compliance with all Healthcare Laws. Amedisys, its subsidiaries and the Amedisys Provider JVs have not received any written or, to the knowledge of Amedisys, oral, notice from any Governmental Entity regarding any alleged or actual violation of Healthcare Laws.
(ii)   Neither Amedisys nor any of its subsidiaries nor any of the Amedisys Provider JVs is, or has been since January 1, 2022, (A) a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services or any other consent decree, deferred prosecution agreement, monitoring agreement, Order or similar agreement with a Governmental Entity, (B) to the knowledge of Amedisys, the subject of any unresolved investigation (other than ordinary course licensure and accreditation surveys), program integrity review, targeted probe review, payment suspensions (actual or threatened), Recovery Audit Contractor audits, Medicaid Integrity Program audits, Zone Program Integrity Contractor audits, claims review, or audit, or to the knowledge of Amedisys, any investigation conducted by any Payor or any federal, state or local Governmental Entity, (C) to the knowledge of Amedisys, a defendant or named party in any qui tam/False Claims Act litigation, or (D) the subject of any voluntary self-disclosure to a Governmental Entity or Payor, and no voluntary self-disclosures are planned or anticipated.
(iii)   Neither Amedisys, nor any of its subsidiaries, nor any of the Amedisys Provider JVs, nor any respective owner, director, officer, manager, managing employee (as such term is defined in 42 U.S.C. § 1320a-5(b)), or, to the knowledge of Amedisys, Amedisys Healthcare Professional, vendor or other personnel (whether employees or independent contractors) is currently or has been, or, to the knowledge of Amedisys, threatened to be: (A) debarred, excluded or suspended from participating in any Governmental Health Program or subject to an investigation or proceeding that would reasonable be expected to result in such debarment, exclusion, or suspension; (B) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Governmental Health Program requirement or Healthcare Law; (C) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; (D) designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury; (E) listed on the United States Food and Drug Administration Debarment List; or (F) subjected to any other debarment, exclusion, or sanction list or database.
(iv)   Amedisys, its subsidiaries and the Amedisys Provider JVs (A) have all Healthcare Permits necessary for the ownership and operation of its business as presently conducted, and each such Healthcare Permit is in full force and effect (B) are and since January 1, 2021 have been, in compliance with the terms of all Healthcare Permits necessary for the ownership and operation of its business, and (C) since January 1, 2021, neither Amedisys nor its subsidiaries nor any of the Amedisys Provider JVs (1) are subject to any pending or unresolved action by or (2) to the knowledge of Amedisys, written or oral notice from, a Governmental Entity regarding a violation of any such Healthcare Permit which would result in the revocation withdrawal, suspension, cancellation, limitation, or termination of any Healthcare Permit. Amedisys has filed all reports and maintained all records required with respect to all Healthcare Permits by Applicable Laws, including all Healthcare Laws.
(v)   All employees and independent contractors of Amedisys, its subsidiaries, the Amedisys Provider JVs and any affiliated professional corporations managed by Amedisys required by Applicable Laws, including any Healthcare Laws, to be licensed, certified, registered, accredited, or similarly approved by a Governmental Entity (each an “Amedisys Healthcare Professional”) are, to the knowledge of Amedisys, in compliance with such licensing requirements and any applicable supervision requirements and do not engage in activities subject to licensure or such other regulatory approval in jurisdictions in which such license or other regulatory approval is required but has not been obtained and maintained. To the knowledge of Amedisys, no such Amedisys Healthcare Professional has (A) had any professional license, Drug Enforcement Agency number (if applicable), Medicare, Medicaid or TRICARE provider number suspended or revoked, (B) been reprimanded, sanctioned or disciplined by any state licensing board or any Governmental Entity, professional society, hospital, Payor or specialty board, (C) been the subject of any criminal complaint, indictment, or criminal proceedings while providing services to Amedisys or any subsidiary or any of the Amedisys Provider JVs, or (D) had a final judgment or settlement without judgment entered against him or her in connection with a malpractice or similar action.
(vi)   Amedisys, its subsidiaries and the Amedisys Provider JVs currently maintain, and at all times since January 1, 2021 have maintained and implemented, a compliance program having elements of an effective corporate compliance and ethics program consistent with the criteria established by the Federal Sentencing Guidelines and the guidance of the Office of Inspector General of the Department of Health and Human Services and the Department of Justice. There are no material outstanding compliance complaints, reports, or corrective actions, or ongoing internal compliance investigations.
(vii)   Amedisys, each of its subsidiaries and each Amedisys Provider JV, as applicable, is eligible for participation and reimbursement in Governmental Health Programs and is in good standing with all Payors with which Amedisys, its subsidiary or Amedisys Provider JV is contracted. All billing practices (including, without limitation, billing, coding, documentation, filing and claims practices, and the related reports and filings) of Amedisys, its subsidiaries and the Amedisys Provider JVs are, and have been at all times since January 1, 2021, conducted in compliance with Healthcare Laws and applicable Payor program rules, requirements, and conditions of participation. Each of Amedisys, its subsidiaries and the Amedisys Provider JVs has paid or caused to be paid all known and undisputed refunds, overpayments, discounts, or adjustments, which have become due, and there are no reimbursements, payment or payment rate appeals, disputes or contested positions, or any repayment obligations outstanding or otherwise pending before any Governmental Entity or material Payor and, to the knowledge of Amedisys, none are threatened, and no repayment obligations are planned or anticipated. The right of Amedisys, its subsidiaries and the Amedisys Provider JVs to receive reimbursement from any Payor has not been terminated, rescinded, revoked, suspended, or otherwise adversely affected, and remains so, as a result of any Action by a Governmental Entity or any Payor.
(viii)   Amedisys, each of its subsidiaries and each Amedisys Provider JV is, and at all times has been, in compliance with all Applicable Laws and requirements established by any Governmental Entity relating to the Stimulus Funds, including the maintenance of accounting records associated with the Stimulus Funds in compliance with their respective terms and conditions and related guidance available as of the date of this Agreement, in each case listed by each tax identification number, as applicable, (ii) neither Amedisys nor any subsidiary nor any Amedisys Provider JV is currently the subject of a non-routine audit or, to the knowledge of Amedisys, investigation or other inquiry by a Governmental Entity with respect to attestation, receipt or use of any Stimulus Funds by Amedisys, a subsidiary or any Amedisys Provider JV and (iii) Amedisys, each of its subsidiaries and each Amedisys Provider JV, as applicable, has timely submitted all documentation and reporting required to date with respect to receipt and retention of the Stimulus Funds and there are no outstanding payments due under the Medicare Accelerated and Advance Payment Program.
(ix)   Amedisys, each of its subsidiaries and each Amedisys Provider JV, and to the knowledge of Amedisys, their respective directors, managers, officers, personnel (whether employed or engaged as independent contractors) and authorized representatives are operating, and since January 1, 2021 have operated, in compliance in all material respects with the federal health care program anti-kickback statute (42 U.S.C. § 1320a-7b, et seq.), the federal physician self-referral law (commonly known as the Stark Law) (42 U.S.C. § 1395nn, et seq., and its implementing regulations, 42 C.F.R. Subpart J), and all other Applicable Laws with respect to direct and indirect compensation arrangements, ownership interests or other relationships between such Person and any past, present or potential patient, physician, supplier, contractor, customer, Payor or other Person in a position to refer, recommend or arrange for the referral of patients or other health care business (a “Referral Source”) to Amedisys or any of its subsidiaries or any of the Amedisys Provider JVs or to whom such Person refers, recommends or arranges for the referral of patients or other health care business (a “Referral Recipient”).
(x)   Since January 1, 2021, Amedisys, its subsidiaries and the Amedisys Provider JVs is and has complied in all material respects with HIPAA, and has maintained a compliance program with the requisite physical, technical and administrative security safeguards to protect all “protected health information” created, collected or transmitted by Amedisys and its subsidiaries. Since January 1, 2021, Amedisys and its subsidiaries have not received any notices of, and there is no Action, or to the knowledge of Amedisys, any inquiry or investigation pending or threatened with respect to any alleged “Breach” or material “Security Incident” (as each such term is defined by HIPAA) by Amedisys, its subsidiaries, or each of its respective “workforce” (as defined by HIPAA). No “Breach” by Amedisys, its subsidiaries or its “workforce” or any successful “Security Incident” has occurred with respect to any “protected health information” in the possession or under the control of Amedisys or its subsidiaries since January 1, 2021. Amedisys and its subsidiaries have conducted a risk analysis as required by HIPAA within the last three (3) years, and no material vulnerabilities identified by such analyses remains outstanding as of the date of this Agreement.. Each of Amedisys, its subsidiaries and the Amedisys Provider JVs, as applicable, have entered into a business associate agreement (as described by HIPAA at 45 C.F.R. §§ 164.502(e) and 164.504(e)) with each: (i) “Business Associate” (as defined by HIPAA) that performs functions or activities that render the person or entity a Business Associate of Amedisys or any of its subsidiaries or any of the Amedisys Provider JVs; (ii) “Covered Entity” (as defined by HIPAA) for which Amedisys or any of its subsidiaries or any of the Amedisys Provider JVs performs functions or activities that render it a “Business Associate” of such Covered Entity; and (iii) “Subcontractor” (as defined by HIPAA) of Amedisys or any of its subsidiaries or any of the Amedisys Provider JVs that is a Business Associate. Neither Amedisys nor any of its subsidiaries nor any of Amedisys Provider JVs has materially breached any such business associate agreement and, to the knowledge of Amedisys, no Business Associate or Subcontractor of Amedisys or any of its subsidiaries has materially breached any such business associate agreement.

(i)   Corrupt Practices.   Except as, individually or in the aggregate, would not reasonably be expected to be material to Amedisys and its subsidiaries, taken as a whole, (i) since January 1, 2021, none of Amedisys or its subsidiaries or any of the Amedisys Provider JVs, nor, to the knowledge of Amedisys, any director, officer, employee or agent of Amedisys, has directly or indirectly made, offered to make, attempted to make, or promised any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any person, private or public, regardless of what form, whether in money, property or services, in violation of any Anti-Corruption Laws, (ii) to the knowledge of Amedisys, as of the date of this Agreement, neither Amedisys nor any of its subsidiaries is under internal or Governmental Entity investigation for any violation of any Anti-Corruption Laws, has received any written notice or other communication from any Governmental Entity regarding a violation of, or failure to comply with, any Anti-Corruption Laws, (iii) Amedisys, its subsidiaries and the Amedisys Provider JVs maintain a system or systems of internal controls as required by applicable Anti-Corruption Laws, and (iv) since January 1, 2021, neither Amedisys nor any of its subsidiaries nor any of the Amedisys Provider JVs has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.
(j)   Sanctions.   Neither Amedisys nor any of its subsidiaries nor any of the Amedisys Provider JVs, and, to the knowledge of Amedisys, no director, officer or employee thereof, (i) is a Sanctioned Person or (ii) as of the date of this Agreement, has pending or, to the knowledge of Amedisys, threatened claims against it, him or her with respect to applicable Sanctions or Ex-Im Laws and (iii) each of Amedisys, its subsidiaries and each Amedisys Provider JV is and, since January 1, 2021, has been, in compliance in all material respects with all applicable Sanctions and Ex-Im Laws. Neither Amedisys nor any of its subsidiaries nor any of the Amedisys Provider JVs has, since January 1, 2021, made any voluntary or directed disclosure to any Governmental Entity regarding any apparent or alleged violation of Sanctions or Ex-Im Laws.
(k)   Litigation.   There is no legal, administrative, arbitral or other action, suit, charge, investigation, proceeding, complaint, audit, indictment or litigation before any court or arbitrator or any Governmental Entity (each, an “Action”) pending or, to the knowledge of Amedisys, threatened against or affecting Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs or any of their respective properties or any of their respective officers or directors, except as, individually or in the aggregate, would not reasonably be expected to (i) be material to Amedisys and its subsidiaries, taken as a whole, or (ii) prevent, materially impair or materially delay the ability of Amedisys to consummate any of the transactions contemplated hereby.
(l)   Benefit Plans.
(i)   Section 4.1(l)(i) of the Amedisys Disclosure Letter is a complete and correct list of each material Amedisys Benefit Plan. With respect to each material Amedisys Benefit Plan, Amedisys has made available, upon request, to OPCH complete and correct copies, to the extent applicable, of (A) such Amedisys Benefit Plan and a summary plan description thereof, (B) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto and (C) the most recently received Internal Revenue Service (the “IRS”) determination letter or opinion.
(ii)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys, (A) each of the Amedisys Benefit Plans has been established, maintained, operated and administered in accordance with its terms and in compliance with Applicable Laws, including ERISA, the Code and in each case the regulations thereunder, (B) no Amedisys Benefit Plan provides post-employment or retiree welfare benefits, including death or medical benefits (whether or not insured), other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or comparable U.S. state or foreign law, (C) all contributions, distributions or other amounts payable by Amedisys or its subsidiaries as of the Effective Time pursuant to each Amedisys Benefit Plan in respect of current or prior plan years have been timely paid in accordance with Applicable Laws or, to the extent not yet due, have been accrued in accordance with GAAP, (D) neither Amedisys nor any of its subsidiaries has engaged in a transaction in connection with which Amedisys or its subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and (E) there are no pending or, to the knowledge of Amedisys, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Amedisys Benefit Plans or any trusts related thereto.
(iii)   None of Amedisys or any of its subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to or has any liability with respect to a plan subject to Title IV of ERISA or a Multiemployer Plan, including as a result of any complete or partial withdrawal from any Multiemployer Plan.
(iv)   Each of the Amedisys Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and, to the knowledge of Amedisys, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (B) has received a favorable determination letter or opinion letter as to its qualification.
(v)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) could reasonably be expected to (A) entitle any current or former employee, director or other individual service provider of Amedisys or any of its subsidiaries to any payment of compensation, (B) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, director or other individual service provider of Amedisys or any of its subsidiaries, (C) result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any Amedisys Benefit Plan or otherwise, (D) result in any limitation on the right of Amedisys or any of its subsidiaries to amend, merge, terminate or receive a reversion of assets from any Amedisys Benefit Plan or related trust on or after the Effective Time, or (E) result in the payment of any amount (whether in cash, in property, the vesting of property or in the form of benefits) that could, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment” within the meaning of Section 280G of the Code.
(vi)   No person is entitled to receive any additional payment (including any Tax gross-up, reimbursement, make-whole or other payment or indemnification) from Amedisys or any of its subsidiaries as a result of the imposition of Taxes or related interest or penalties under Section 4999 of the Code or Section 409A of the Code.
(vii)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys, all Amedisys Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment and (C) that are intended to be funded or book-reserved are fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.
(viii)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys, (A) each Amedisys Benefit Plan maintained by Amedisys on behalf of current or former directors, officers, managers, employees or other service providers who reside or work primarily outside of the United States (each, an “Amedisys Foreign Plan”) required by any Applicable Law to be registered or approved by a Governmental Entity has been so registered or approved and has been maintained in good standing with the applicable Governmental Entity; (B) each Amedisys Foreign Plan required under any Applicable Law to be funded, is either (1) funded in all material respects in accordance with such law to an extent sufficient to provide for accrued benefit obligations with respect to all affected employees or (2) is fully insured, in each case based upon generally accepted local accounting and actuarial practices and procedures, and none of the transactions contemplated by this Agreement will, or would reasonably be expected to, cause such funding or insurance obligations to be materially less than such benefit obligations; (C) no Amedisys Foreign Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, gratuity or similar plan or arrangement; and (D) no unfunded or underfunded liabilities exist with respect to any Amedisys Foreign Plan.

(m)   Labor and Employment Matters.
(i)   Neither Amedisys nor any of its subsidiaries nor any of the Amedisys Provider JVs are party to, or bound by, any Labor Agreement and no employees of Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs are represented by any labor union, works council, or other labor organization with respect to their employment with Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs. Except for matters that, individually or in the aggregate, would not reasonably be expected to be material to Amedisys and its subsidiaries, taken as a whole, (i) there are no (and have not been since January 1, 2021) strikes or lockouts with respect to any employees of Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs, (ii) there is no (and has not been since January 1, 2021) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Amedisys, threatened in writing against Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs, (iii) there is no (and has not been since January 1, 2021) slowdown, or work stoppage in effect or, to the knowledge of Amedisys, threatened in writing, with respect to any employees of Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs, and (iv) there are no labor union claims or demands to represent any employees or contractors and there are no organizational campaigns in progress with respect to any of the employees or contractors.
(ii)   Except as, individually or in the aggregate, would not reasonably be expected to be material to Amedisys and its subsidiaries, taken as a whole, Amedisys, its subsidiaries and the Amedisys Provider JVs each are, and have been since January 1, 2021, in compliance with all Applicable Laws respecting labor, employment and employment practices, including all Applicable Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, COVID-19, affirmative action and unemployment insurance. Except as, individually or in the aggregate, would not reasonably be expected to be material to Amedisys and its subsidiaries, taken as a whole, neither Amedisys nor any of its subsidiaries nor any of the Amedisys Provider JVs has received notice since January 1, 2021 of the intent of any Governmental Entity responsible for the enforcement of labor, employment and workers compensation insurance laws to conduct an investigation of Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs and, to the knowledge of Amedisys, no such investigation is in progress.
(iii)   Except as, individually or in the aggregate, would not reasonably be expected to be material to Amedisys and its subsidiaries, taken as a whole, to the knowledge of Amedisys, no current or former employee or independent contractor of Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation (A) owed to Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs or (B) owed to any third party with respect to such person’s right to be employed or engaged by Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs.
(iv)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys, (i) Amedisys, its subsidiaries and the Amedisys Provider JVs have reasonably investigated all sexual harassment or other harassment, discrimination, or retaliation allegations against officers, directors and Senior Vice President level employees of Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs that have been reported to Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs or of which Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs are otherwise aware; (ii) neither Amedisys nor its subsidiaries nor any of the Amedisys Provider JVs reasonably expects any substantial liability with respect to any such allegations and is not aware of any allegations relating to any officer, director or Senior Vice President level employee of Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs that, if known to the public, would bring Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs into significant disrepute; and (iii) to the knowledge of Amedisys, no allegations of sexual harassment are pending against any key employee of Amedisys or any of its subsidiaries.
(n)   Taxes.
(i)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys:
(A)   (1) All Tax Returns required to be filed by Amedisys or any of its subsidiaries have been timely filed (taking into account extensions), (2) all such Tax Returns are true, complete and correct in all respects and (3) all Taxes due and payable (including Taxes required to be deducted or withheld from payments to employees, creditors, stockholders or other third parties) by Amedisys or any of its subsidiaries have been paid in full.
(B)   The Amedisys Balance Sheet accrues all liabilities for Taxes with respect to all periods through such date in accordance with GAAP, and none of Amedisys or its subsidiaries has incurred any liabilities for Taxes since such date, other than in the ordinary course of business.
(C)   (1) No audits or other administrative proceedings or proceedings before any Taxing Authority are pending or threatened in writing with regard to any Taxes or Tax Return of Amedisys or any of its subsidiaries, (2) no Taxing Authority is asserting any claim, assessment or deficiency for Taxes of Amedisys or any of its subsidiaries, and (3) no agreement or document is in force that waives or extends, or has the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Amedisys or any of its subsidiaries.
(D)   Neither Amedisys nor any of its subsidiaries (1) is, or has been since January 1, 2010, a member of an affiliated, consolidated or unitary group for Tax purposes (other than a group the common parent of which is or was Amedisys or any of its subsidiaries), (2) has any liability for the Taxes of any person (other than Amedisys or any of its current or former subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor as a result of any transaction since January 1, 2010, by contract or otherwise (other than customary Tax indemnifications contained in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or (3) will be bound in any taxable period ending after the Closing by a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law).
(E)   None of the assets of Amedisys or any of its subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are Permitted Liens).
(ii)   Within the past two years, neither Amedisys nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.
(iii)   Neither Amedisys nor any of its subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local or non-U.S. law) in any taxable period for which the statute of limitations has not expired.
(iv)   Neither Amedisys nor any of its subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be likely to prevent or impede, the Merger from qualifying for the Intended Tax Treatment.
(o)   Intellectual Property.   Section 4.1(o) of the Amedisys Disclosure Letter contains a list of all issuances, registrations, and applications for registration of all Intellectual Property owned by Amedisys or its subsidiaries or the Amedisys Provider JVs as of the date of this Agreement (the “Amedisys Registered IP” and, together with all other Intellectual Property owned or purported to be owned by Amedisys, its subsidiaries or the Amedisys Provider JVs, the “Amedisys Owned IP”). Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys: (i) all Amedisys Registered IP is subsisting, and, to the knowledge of Amedisys, valid and enforceable; (ii) Amedisys or one of its subsidiaries exclusively owns all Amedisys Owned IP; (iii) Amedisys, its subsidiaries or the Amedisys Provider JVs exclusively own, free and clear of all Liens (except Permitted Liens), or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for or used in the operation of Amedisys, its subsidiaries’ and the Amedisys Provider JVs’ businesses, as currently conducted; (iv) to the knowledge of Amedisys, Amedisys, its subsidiaries, and the conduct of Amedisys’s, its subsidiaries’ and the Amedisys Provider JVs’ businesses as currently conducted do not, infringe, misappropriate, dilute or otherwise violate, and, since January 1, 2021, have not infringed, misappropriated, diluted or otherwise violated any of the Intellectual Property rights of any third party; (v) no claims are, or have been since January 1, 2021, pending or, to the knowledge of Amedisys, threatened in writing, alleging that Amedisys or its subsidiaries have infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any third party or challenging Amedisys’s ownership or use of any Amedisys Owned IP; (vi) to the knowledge of Amedisys, no third party is infringing, misappropriating, diluting or otherwise violating, or, since January 1, 2021, has infringed, misappropriated, diluted, or otherwise violated any Amedisys Owned IP; (vii) Amedisys, its subsidiaries and the Amedisys Provider JVs have taken reasonable measures to protect the confidentiality of trade secrets and other confidential information owned by or provided to them under conditions of confidentiality; (viii) to the knowledge of Amedisys, there has been no unauthorized disclosure of any such trade secrets or confidential information by Amedisys, any of its subsidiaries or any of the Amedisys Provider JVs to any person; (ix) all employees, contractors or consultants who have contributed to the development of any material Amedisys Owned IP for or on behalf of Amedisys, any of Amedisys’s subsidiaries or any of the Amedisys Provider JVs have executed contracts that assign to Amedisys or one of Amedisys’s subsidiaries all of such person’s rights in and to such Amedisys Owned IP (to the extent such rights are not transferred to Amedisys or one of Amedisys’s subsidiaries via operation of law); and (x) except as would be material to Amedisys and its subsidiaries, taken as a whole, no software included in the Amedisys Owned IP (“Owned Amedisys Software”) (A) includes any Harmful Code or (B) is linked to by Amedisys or its subsidiaries, or, to the knowledge of Amedisys, by any other person, incorporates or is otherwise integrated by Amedisys or its subsidiaries, or, to the knowledge of Amedisys, by any other person, in each case with any Open Source Software or any modification or derivative thereof in a manner that (1) subjects such Owned Amedisys Software to any obligations to make such software or source code therefor available to the public or to be licensed to third parties at no or minimal cost, (2) creates obligations for Amedisys to grant, or purports to grant, to any person any rights or immunities under any Amedisys Owned IP, or (3) that otherwise restricts the ability of Amedisys to commercially exploit such Owned Amedisys Software.
(p)   Information Technology; Data Protection.   The IT Assets owned by, controlled by, or otherwise used in the conduct of the businesses of Amedisys and its subsidiaries are sufficient for, and operate and perform as needed by, Amedisys and its subsidiaries to adequately conduct their respective businesses as currently conducted, except for insufficiencies or failures to operate or perform that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys. Since January 1, 2021, to the knowledge of Amedisys, there have not been, and there are no known vulnerabilities or defects that would reasonably be expected to result in, any Security Breaches or unauthorized access or disclosure, unauthorized use, failures or unplanned outages or other adverse integrity or security access incidents affecting the IT Assets owned by or controlled by Amedisys or its subsidiaries or any other persons to the extent used by or on behalf of Amedisys or its subsidiaries (or, in each case, Personal Data and other information and transactions stored or contained therein or transmitted thereby), except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys. Since January 1, 2021, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys, (A) Amedisys and its subsidiaries (1) have been in compliance with all Privacy and Security Requirements and any binding industry standards applicable to the industry in which each of Amedisys or any of its subsidiaries operates, and (2) have implemented and maintained a data security plan with commercially reasonable administrative, technical and physical safeguards to protect the IT Assets of Amedisys and its subsidiaries, and the Personal Data and other information and transactions stored or contained therein or transmitted thereby, against unauthorized access, use, loss and damage; (B) there have been no Actions related to any Security Breaches, other data security incidents, or violations of any Privacy and Security Requirements by Amedisys or any of its subsidiaries; and (C) none of Amedisys or any of its subsidiaries have sent (or been required to send) or received any written notices to or from any Person or Governmental Entity relating to violations or potential violations of any Privacy and Security

Requirements. To the knowledge of Amedisys, since January 1, 2021, there has been no (x) unauthorized access, misuse of or damage to any IT Assets owned by or controlled by, or otherwise used in the conduct of the business of, Amedisys or any of its subsidiaries or (y) unauthorized access, use, misuse of, Processing or loss of, or damage to, any Personal Data maintained by or on behalf of Amedisys or any of its subsidiaries, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys.
(q)   Certain Contracts.   Except for this Agreement, as of the date of this Agreement, neither Amedisys nor any of its subsidiaries is a party to or bound by (in each case, excluding any Amedisys Benefit Plan):
(i)   any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC)
(ii)   any contract involving payment by or to Amedisys or its subsidiaries of more than $20,000,000 in the year ended December 31, 2022 or that is expected to involve payment by or to Amedisys or its subsidiaries of more than $20,000,000 for the year ended December 31, 2023;
(iii)   contracts with any Payor involving payment by or to Amedisys or its subsidiaries of more than $10,000,000 in the year ended December 31, 2022 or that is expected to involve payment to Amedisys or its subsidiaries of more than $10,000,000 for the year ended December 31, 2023;
(iv)   contracts with a Governmental Entity, pursuant to which Amedisys or a subsidiary received payments from any Governmental Entity in excess of $2,500,000 for the year ended December 31, 2022 or is expected to receive payments from any Governmental Entity in excess of $2,500,000 for the year ended December 31, 2023;
(v)   any loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures, and other contracts pursuant to which any indebtedness of Amedisys or any of its subsidiaries is outstanding or may be incurred and all guarantees of or by Amedisys or any of its subsidiaries of any indebtedness of any other person (except for any such indebtedness or guarantees of indebtedness (A) the principal amount of which does not exceed $1,000,000 in the aggregate and (B) intercompany indebtedness among Amedisys and its wholly owned subsidiaries in the ordinary course of business);
(vi)   any contract relating to any swap or hedging transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions;
(vii)   any contract containing a right of first refusal, right of first negotiation or right of first offer with respect to any assets of Amedisys or any of its subsidiaries or joint ventures that have a fair market value or purchase price of more than $2,500,000;
(viii)   any contract containing any non-compete, exclusivity, “most favored nation” provision or any similarly restrictive provision with respect to any line of business, person, property or geographic area that limits, in any material respect, the business of Amedisys or any of its subsidiaries (or, following the Effective Time, OPCH and its subsidiaries);
(ix)   any contract with any (A) executive officer or director of Amedisys, or (B) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or (C) “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or affiliate;
(x)   any contract involving the settlement of any Action or threatened Action (or series of related Actions) which (A) will involve payments by Amedisys or any of its subsidiaries after the date hereof, or involved such payments, in excess of $1,000,000, (B) will impose materially burdensome monitoring or reporting obligations on Amedisys or any of its subsidiaries or material restrictions on Amedisys or any of its subsidiaries (or, following the Effective Time, on OPCH or any of its subsidiaries), including any Corporate Integrity Agreements and similar agreement with a Governmental Entity or (C) creates or could create a Lien (other than a Permitted Lien) on any asset of Amedisys and its subsidiaries in excess of $1,000,000;
(xi)   any partnership, joint venture, strategic alliance, limited liability company agreement, and any contract that provides for any sharing of revenues, profits or losses with one or more persons or other similar agreement (including all such agreements with respect to each Amedisys Provider JV), in each case other than any such agreement solely between or among Amedisys and its wholly owned subsidiaries;
(xii)   any acquisition or divestiture contract that would reasonably be expected to result in the receipt or making by Amedisys or any of its subsidiaries of future payments in excess of $2,500,000, other than contracts solely between or among Amedisys and its wholly owned subsidiaries;
(xiii)   any contract under which Amedisys or its subsidiaries has granted or received any license or other rights with respect to material Intellectual Property or otherwise restricting their ability to own, enforce, use, license or disclose any material Intellectual Property (other than (A) licenses to “off-the-shelf,” non-customized, commercially available software, (B) non-exclusive licenses to Amedisys Owned IP granted to customers, (C) non-exclusive licenses granted by vendors or service providers under contracts primarily for the provision of services, where such non-exclusive license is incidental to the subject matter of the agreement, and (D) Intellectual Property assignment and confidentiality agreements entered into with employees, consultants and independent contractors of Amedisys or its subsidiaries, in each case of (B), (C) and (D), in the ordinary course of business consistent with past practice); or
(xiv)   any contract for the development of material Intellectual Property for the benefit of Amedisys or any of its subsidiaries (other than contracts entered into with employees, consultants and independent contractors of Amedisys or its subsidiaries in the ordinary course of business consistent with past practice that do not involve the development of any material Intellectual Property) (all contracts of the types described in clauses (i) through (xiii), collectively, the “Amedisys Material Contracts”).
True, correct and complete copies of each Amedisys Material Contract have been made available to OPCH. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys, (i) neither Amedisys nor any subsidiary of Amedisys is in breach of or default under (or, with the giving of notice or lapse of time or both, would be in default under), and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Amedisys Material Contract to which it is a party or by which it is bound, (ii) to the knowledge of Amedisys, no other party to any Amedisys Material Contract is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any Amedisys Material Contract and (iii) each Amedisys Material Contract is (A) a valid and binding obligation of Amedisys or any subsidiary of Amedisys that is a party thereto, as applicable, and, to the knowledge of Amedisys, the other parties thereto (subject to the Enforceability Exceptions) and (B) in full force and effect. Neither Amedisys nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default (nor, to the knowledge of Amedisys, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default) under any Amedisys Material Contract, in each case that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Amedisys. Neither Amedisys nor any of its subsidiaries has received, in the twelve (12) month period prior to the date of this Agreement, any written notice or other written communication from any person that such person intends to terminate, accelerate maturity or performance, not renew or modify in a manner materially adverse to Amedisys and its subsidiaries any Amedisys Material Contract.
(r)   Environmental Protection.   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys, (i) Amedisys and each of its subsidiaries are and have been since January 1, 2021 in compliance with all applicable Environmental Laws, and neither Amedisys nor any of its subsidiaries has received any written communication from any person or Governmental Entity that alleges that Amedisys or any of its subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws, (ii) Amedisys and each of its subsidiaries have obtained all permits, licenses, variances, exemptions, registrations, approvals and authorizations of all Governmental Entities required or necessary for, pursuant to applicable Environmental Law, the construction, occupation and operation of their facilities and the conduct of their business and operations (“Environmental Permits”), and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Amedisys and its subsidiaries are and since January 1, 2021 have been in compliance with all terms and conditions of the Environmental Permits, (iii) as of the date hereof, there are no Actions under any Environmental Laws pending or, to the knowledge of Amedisys, threatened in writing against Amedisys or any of its subsidiaries, (iv) there has been no Release or disposal of, exposure of any person to, or contamination by, any Hazardous Material that has given or would be reasonably likely to give rise to liability for Amedisys or its subsidiaries under any Environmental Laws and (v) neither Amedisys nor any of its subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, the liability of any other Person, either contractually or by operation of law, under any Environmental Laws.
(s)   Real Property.
(i)   Amedisys does not, nor do any of its subsidiaries, own any real property.
(ii)   Section 4.1(s)(ii) of the Amedisys Disclosure Letter sets forth a list of all leases, subleases, licenses and other use and occupancy arrangements of real property for which Amedisys or its subsidiaries is a tenant or subtenant, licensee or occupant having an annual rent payments of $500,000 or more (such real property, the “Amedisys Material Leased Real Property” and each underlying lease, an “Amedisys Material Real Property Lease”). Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Amedisys, (i) each Amedisys Material Real Property Lease is valid and in full force and effect and, to the knowledge of Amedisys, valid and enforceable against the other parties thereto, (ii) neither Amedisys nor any of its subsidiaries, nor to the knowledge of Amedisys any other party to an Amedisys Material Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Amedisys Material Real Property Lease, and neither Amedisys nor any of its subsidiaries has received or given any notice in writing that there is a breach, violation or default under any Amedisys Material Real Property Lease where such breach, violation or default remains uncured, (iii) neither Amedisys nor any of its subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Amedisys Material Leased Real Property, and (iv) there is no condemnation proceeding pending or, to the knowledge of Amedisys, threatened as to any Amedisys Material Real Property Lease nor any material casualty which has not been fully restored.
(t)   Voting Requirements.   The affirmative vote of the holders of a majority of all outstanding shares of Amedisys Common Stock entitled to vote thereon (the “Amedisys Stockholder Approval”), at the Amedisys Stockholders Meeting, is necessary to adopt this Agreement. The Amedisys Stockholder Approval is the only vote of holders of any securities of Amedisys necessary to approve the transactions contemplated by this Agreement.
(u)   Opinion of Financial Advisors.   The Board of Directors of Amedisys has received the opinion of Guggenheim Securities, LLC (the “Amedisys Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, factors, qualifications and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Amedisys Common Stock (it being agreed that such opinion is for the benefit of the Board of Directors of Amedisys and, for the avoidance of doubt, may not be relied upon by OPCH or any of its Affiliates). A true and complete copy of the signed, written opinion of the Amedisys Financial Advisor will promptly following receipt thereof by Amedisys be made available to OPCH after the date hereof for informational purposes only.
(v)   Brokers.   Except for fees payable to the Amedisys Financial Advisor, no broker, investment banker or financial advisor is entitled to broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Amedisys. Amedisys has, prior to the execution and delivery of this Agreement, made available to OPCH, a true, correct and complete copy of Amedisys’s engagement letter with the Amedisys Financial Advisor related to the Merger and the transactions contemplated hereby as in effect on the date of this Agreement.
(w)   No Other Representations.
(i)   Except for the express written representations and warranties made in this Section 4.1 (as qualified by the Amedisys Disclosure Letter and the Amedisys Filed SEC Documents) or any certificate delivered by or at the direction of Amedisys pursuant to this Agreement, neither Amedisys nor any other person acting on behalf of Amedisys or its subsidiaries makes any express or implied representation or warranty with respect to Amedisys, its subsidiaries, the Amedisys Provider JVs or their respective affiliates, businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Amedisys hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Section 4.1 or any certificate delivered pursuant to this Agreement, neither Amedisys nor any other person makes or has made any representation or warranty to OPCH or any of its affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to Amedisys or any of its subsidiaries or their respective businesses or (B) except for the express written representations and warranties made in this Section 4.1 (as qualified by the Amedisys Disclosure Letter and the Amedisys Filed SEC Documents) or any certificate delivered by or at the direction of Amedisys pursuant to this Agreement, any oral or written information presented to OPCH or any of its affiliates or representatives in the course of their due diligence investigation of Amedisys, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(ii)   Notwithstanding anything contained in this Agreement to the contrary, Amedisys acknowledges and agrees that neither OPCH nor Merger Sub or any other person acting on behalf of OPCH or its subsidiaries has made, is making or is authorized to make, and Amedisys expressly disclaims reliance upon, any representations, warranties or statements relating to OPCH or its subsidiaries whatsoever, express or implied, beyond those expressly given by OPCH in writing in Section 4.2 (as qualified by the OPCH Disclosure Letter and the OPCH Filed SEC Documents) or any certificate delivered by or at the direction of OPCH pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding OPCH or Merger Sub furnished or made available to Amedisys or any of its representatives. Without limiting the generality of the foregoing, Amedisys acknowledges that, except as expressly provided in Section 4.2 (as qualified by the OPCH Disclosure Letter and the OPCH Filed SEC Documents) or any certificate delivered by or at the direction of OPCH pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Amedisys or any of its representatives.
Section 4.2.   Representations and Warranties of OPCH.   Except as set forth in any OPCH SEC Document filed with the SEC since January 1, 2021 and publicly available prior to the date of this Agreement (as amended prior to the date of this Agreement, the “OPCH Filed SEC Documents”) (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by OPCH to Amedisys upon the execution of this Agreement (the “OPCH Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), OPCH represents and warrants to Amedisys as follows:
(a)   Organization, Standing and Corporate Power.   Each of OPCH and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH. Each of OPCH and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH. The Certificate of Incorporation of OPCH and the Bylaws of OPCH, in each case as amended through the date of this Agreement, have been filed prior to the date of this Agreement with the OPCH Filed SEC Documents. OPCH has made available to Amedisys, the complete and correct copies of Merger Sub’s certificate of incorporation and bylaws, in each case, as amended through the date of this Agreement.
(b)   Corporate Authority; Non-contravention.
(i)   OPCH has all requisite corporate power and authority to enter into this Agreement and the Merger Sub Stockholder Approval and, subject to the OPCH Stockholder Approvals, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by OPCH, the performance by OPCH of its obligations hereunder and the consummation by OPCH of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of OPCH, subject, in the case of the OPCH Share Issuance and the OPCH Charter Amendment, to the OPCH Stockholder Approvals. The Board of Directors of OPCH (at a meeting duly called and held) has, by the majority vote of all directors of OPCH, (A) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, the OPCH Share Issuance and the OPCH Charter Amendment, on the terms and subject to the conditions set forth in this Agreement, (B) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, the OPCH Share Issuance and the OPCH Charter Amendment are fair to, and in the best interests of, OPCH and the stockholders of OPCH, (C) resolved to recommend the approval of the OPCH Share Issuance and the adoption of the OPCH Charter Amendment to the stockholders of OPCH, on the terms and subject to the conditions set forth in this Agreement, and (D) directed that the OPCH Share Issuance and the OPCH Charter Amendment be submitted to the stockholders of OPCH for approval or adoption, respectively, at the OPCH Stockholders Meeting, and, except to the extent expressly permitted pursuant to Section 5.3(b) and Section 5.3(d), such resolutions have not been rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by OPCH and, assuming the due authorization, execution and delivery of this Agreement by Amedisys, constitutes the legal, valid and binding obligation of OPCH, enforceable against OPCH in accordance with its terms, except for the Enforceability Exceptions.
(ii)   The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Liens upon any of the properties or assets of OPCH or any of its subsidiaries under, (A) the Certificate of Incorporation of OPCH or the Bylaws of OPCH or the comparable organizational documents of any of its subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which OPCH or any of its subsidiaries is a party or by which OPCH, any of its subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in Section 4.2(b)(iii), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to OPCH or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (A) (solely with respect to the certificate of incorporation and bylaws or comparable organizational documents of OPCH’s subsidiaries), (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on OPCH or (2) prevent, materially impair or materially delay the ability of OPCH to consummate any of the transactions contemplated hereby.
(iii)   No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to OPCH or any of its subsidiaries in connection with the execution and delivery of this Agreement by OPCH, the performance by OPCH of its obligations hereunder or the consummation by OPCH of the transactions contemplated hereby, except for (A) compliance with any applicable requirements of Antitrust Laws, (B) the filing or submission with the SEC, and in the case of clause (2), effectiveness, of (1) a proxy statement relating to the OPCH Stockholders Meeting, (2) the Form S-4 to be filed with the SEC by OPCH in connection with the issuance of shares of OPCH Share Issuance and (3) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which OPCH or its subsidiaries are qualified to do business, (D) such filings with and approvals of the NASDAQ to permit the shares of OPCH Common Stock that are to be issued in the Merger to be listed on the NASDAQ, (E) the approvals, orders or authorizations set forth in Section 4.2(b)(iii) of the OPCH Disclosure Letter and (F) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on OPCH or (2) prevent, materially impair or materially delay the ability of OPCH to consummate any of the transactions contemplated hereby.
(c)   Capital Structure.
(i)   The authorized capital stock of OPCH consists of 250,000,000 shares of common stock, par value $0.0001 per share (the “OPCH Common Stock”) and 12,500,000 shares of preferred stock, $0.0001 par value $0.0001 per share (the “OPCH Preferred Stock”). At the close of business on the Measurement Date, (A) 179,764,281 shares of OPCH Common Stock were issued and outstanding (for the avoidance of doubt, excluding shares of OPCH Common Stock held by OPCH in its treasury), (B) no shares of OPCH Preferred Stock were issued and outstanding, (C) 2,858,887 shares of OPCH Common Stock were held by OPCH in its treasury, (D) 1,809,033 shares of OPCH Common Stock were subject to issuance pursuant to OPCH Options, with a weighted average exercise price of $25.06 per share of OPCH Common Stock, (E) 2,002,140 shares of OPCH Common Stock were subject to issuance pursuant to OPCH RSU Awards, and (F) 1,160,976 shares of OPCH Common Stock were subject to issuance pursuant to OPCH PSU Awards (assuming satisfaction of any performance vesting conditions at maximum levels).
(ii)   All outstanding shares of capital stock of OPCH are, and all shares of capital stock of OPCH that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 4.2(c) and except for changes since the Measurement Date resulting from the issuance or grant of any OPCH Equity Awards and the exercise or vesting and settlement of OPCH Equity Awards outstanding on the date hereof or issued or granted on or after the date hereof, as of the date of this Agreement (A) there are no issued, reserved for issuance or outstanding Equity Securities of OPCH, and (B) there are no outstanding obligations of OPCH or any of its subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of OPCH or to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Securities of OPCH.
(iii)   There are no stockholder agreements or voting trusts or other agreements or understandings to which OPCH or any of its subsidiaries is a party with respect to the voting, or restricting the transfer, of any Equity Securities of OPCH or any of its subsidiaries. Neither OPCH nor its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to any Equity Securities of OPCH or any of its subsidiaries that are in effect. Neither OPCH nor any of its subsidiaries has any outstanding any bonds, debentures, notes or other debtor obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of OPCH or any of its subsidiaries on any matter.
(iv)   As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which OPCH or any of its subsidiaries is subject, party or otherwise bound.

(d)   Subsidiaries.
(i)   Except as, individually or in the aggregate, would not reasonably be expected to be material to OPCH and its subsidiaries, taken as a whole, all Equity Securities of each subsidiary of OPCH (A) have been validly issued and are fully paid and nonassessable and (B) are owned by OPCH or one of its wholly owned subsidiaries, directly or indirectly, free and clear of any Lien (other than any restrictions imposed by Applicable Laws) and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any person and transfer restrictions (other than transfer restrictions under Applicable Laws or under the organizational documents of such subsidiary)
(ii)   Except as, individually or in the aggregate, would not reasonably be expected to be material to OPCH and its subsidiaries, taken as a whole, there are no outstanding (A) Equity Securities of OPCH or any of its subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or other voting or equity securities or interests in any subsidiary of OPCH or (B) warrants, calls, options, preemptive rights or other rights to acquire from OPCH or any of its subsidiaries, or any obligation of OPCH or any of its subsidiaries to issue, any Equity Securities in any subsidiary of OPCH.
(e)   SEC Documents; Financial Statements; Undisclosed Liabilities.
(i)   OPCH has filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) with the SEC since January 1, 2021 (the “OPCH SEC Documents”). As of their respective dates, the OPCH SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the OPCH SEC Documents, and none of the OPCH SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the OPCH SEC Documents, and, to the knowledge of OPCH, none of the OPCH SEC Documents is the subject of any outstanding SEC investigation. No subsidiary of OPCH is required to file reports with the SEC pursuant to the requirements of the Exchange Act.
(ii)   The consolidated financial statements (including all related notes and schedules) of OPCH and its subsidiaries included in the OPCH SEC Documents were prepared in all material respects in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of OPCH and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).
(iii)   Except (A) as reflected or reserved against in OPCH’s audited balance sheet as of December 31, 2022 (or the notes thereto) included in OPCH’s Annual Report on Form 10-K filed with the SEC on February 23, 2023 (the “OPCH Balance Sheet”), (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2022, and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither OPCH nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of OPCH and its subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on OPCH.
(iv)   OPCH maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of OPCH’s properties or assets. Since January 1, 2021, none of OPCH, OPCH’s independent accountants, the Board of Directors of OPCH or its audit committee has identified or been made aware of any (1) “significant deficiency” in the internal controls over financial reporting of OPCH, (2) “material weakness” in the internal controls over financial reporting of OPCH, (3) fraud, whether or not material, that involves management or other employees of OPCH who have a significant role in the internal controls over financial reporting of OPCH or (4) any bona fide complaints regarding a material violation of accounting procedures, internal accounting controls or auditing matters, including from employees of OPCH or any of its subsidiaries regarding questionable accounting, auditing or legal compliance matters.
(v)   The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by OPCH are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by OPCH in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of OPCH, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of OPCH to make the certifications required under the Exchange Act with respect to such reports.
(vi)   Neither OPCH nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among OPCH and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, OPCH or any of its subsidiaries in OPCH’s or such subsidiary’s published financial statements or other OPCH SEC Documents.
(f)   Absence of Certain Changes or Events.
(i)   From December 31, 2022, through the date of this Agreement, other than with respect to or in connection with the transactions contemplated hereby, the businesses of OPCH and its subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice.
(ii)   Since December 31, 2022, there have been no Changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on OPCH.
(g)   Compliance with Applicable Laws; Outstanding Orders.   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH, OPCH and its subsidiaries hold all Permits that are required for the operation of the businesses of OPCH and its subsidiaries as currently conducted (the “OPCH Permits”), and all such OPCH Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, in each case. OPCH and its subsidiaries are in compliance with the terms of the OPCH Permits and all Applicable Laws relating to OPCH and its subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such OPCH Permits or Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH. Neither OPCH nor any of its subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to (i) have a Material Adverse Effect on OPCH or (ii) prevent, materially impair or materially delay the ability of OPCH to consummate any of the transactions contemplated hereby.

(h)   Healthcare Matters; Data Privacy.   Except as, individually or in the aggregate, would not reasonably be expected to be material to OPCH and its subsidiaries, taken as a whole:
(i)   OPCH and its subsidiaries are, and since January 1, 2021 have been, in compliance with all Healthcare Laws. OPCH and its subsidiaries have not received any written, or to the knowledge of OPCH, oral, notice from any Governmental Entity regarding any alleged or actual material violation of Healthcare Laws.
(ii)   Neither OPCH nor any of its subsidiaries is or has been since January 1, 2022, (A) a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services or any other consent decree, deferred prosecution agreement, monitoring agreement, Order or similar agreement with a Governmental Entity, (B) to the knowledge of OPCH, the subject of any unresolved investigation (other than ordinary-course licensure and accreditation surveys), program integrity review, targeted probe review, payment suspensions (actual or threatened), Recovery Audit Contractor audits, Medicaid Integrity Program audits, Zone Program Integrity Contractor audits, claims review, or audit or, to the knowledge of OPCH, any investigation, conducted by any Payor or any federal, state or local Governmental Entity, (C) to the knowledge of OPCH, a defendant or named party in any qui tam/False Claims Act litigation, or (D) the subject of any voluntary self-disclosure to a Governmental Entity or Payor, and no such voluntary self-disclosures are planned or anticipated.
(iii)   Neither OPCH, nor any of its subsidiaries, nor any respective owner, director, officer, manager, managing employee (as such term is defined in 42 U.S.C. § 1320a-5(b)), or, to the knowledge of OPCH, OPCH Healthcare Professional, vendor or other personnel (whether employees or independent contractors) is currently or has been, or, to the knowledge of OPCH, threatened to be: (A) debarred, excluded or suspended from participating in any Governmental Health Program or subject to an investigation or proceeding that would reasonable be expected to result in such debarment, exclusion, or suspension; (B) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Governmental Health Program requirement or Healthcare Law; (C) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; (D) designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury; (E) listed on the United States Food and Drug Administration Debarment List; or (F) subjected to any other debarment, exclusion, or sanction list or database.
(iv)   OPCH and its subsidiaries (A) have all Healthcare Permits necessary for the ownership and operation of its business as presently conducted, and each such Healthcare Permit is in full force and effect (B) are and since January 1, 2021 have been, in compliance with the terms of all Healthcare Permits necessary for the ownership and operation of its business, and (C) since January 1, 2021, neither OPCH nor its subsidiaries are (i) subject to any pending or unresolved action by or (ii) to the knowledge or OPCH, written or oral notice from, a Governmental Entity regarding a violation of any such Healthcare Permit which would result in the revocation withdrawal, suspension, cancellation, limitation or termination of any Healthcare Permit. OPCH has filed all reports and maintained all records required with respect to all Healthcare Permits by Applicable Laws, including all Healthcare Laws.
(v)   All employees and independent contractors of OPCH and its subsidiaries required by Applicable Laws, including any Healthcare Laws, to be licensed, certified, registered, accredited, or similarly approved by a Governmental Entity (each an “OPCH Healthcare Professional”) are, to the knowledge of OPCH, in compliance with such licensing requirements and any applicable supervision requirements and do not engage in activities subject to licensure or such other regulatory approval in jurisdictions in which such license or other regulatory approval is required but has not been obtained and maintained. To the knowledge of OPCH, no such OPCH Healthcare Professional has (A) had any professional license, Drug Enforcement Agency number (if applicable), Medicare, Medicaid or TRICARE provider number suspended or revoked, (B) been reprimanded, sanctioned or disciplined by any state licensing board or any Governmental Entity, professional society, hospital, Payor or specialty board, (C) been the subject of any criminal complaint, indictment, or criminal proceedings while providing services to Amedisys or any subsidiary, or (D) had a final judgment or settlement without judgment entered against him or her in connection with a malpractice or similar action.

(vi)   OPCH and its subsidiaries currently maintain, and at all times since January 1, 2021 have maintained and implemented, a compliance program having elements of an effective corporate compliance and ethics program consistent with the criteria established by the Federal Sentencing Guidelines and the guidance of the Office of Inspector General of the Department of Health and Human Services and the Department of Justice. There are no material outstanding compliance complaints, reports, or corrective actions, or ongoing internal compliance investigations.
(vii)   OPCH and each of its subsidiaries, as applicable, is eligible for participation and reimbursement in Governmental Health Programs and is in good standing with all Payors with which OPCH or its subsidiary is contracted. All billing practices (including, without limitation, billing, coding, documentation, filing and claims practices, and the related reports and filings) of OPCH and its subsidiaries are, and have been at all times since January 1, 2021, in compliance with Healthcare Laws and applicable Payor program rules, requirements, and conditions of participation. Each of OPCH and its subsidiaries has paid or caused to be paid all known and undisputed refunds, overpayments, discounts, or adjustments, which have become due, and there are no reimbursements, payment or payment rate appeals, disputes or contested positions, or any repayment obligations outstanding or otherwise pending before any Governmental Entity or material Payor and, to the knowledge of OPCH, none are threatened, and no repayment obligations are planned or anticipated. The right of OPCH and its subsidiaries to receive reimbursement from any material Payor has not been terminated, rescinded, revoked, suspended, or otherwise adversely affected, and remains so, as a result of any Action by a Governmental Entity or any Payor.
(viii)   Each of OPCH and each of its subsidiaries, as applicable, is, and at all times has been, in compliance with all Applicable Laws and requirements established by any Governmental Entity relating to the Stimulus Funds, including the maintenance of accounting records associated with the Stimulus Funds in compliance with their respective terms and conditions and related guidance available as of the date of this Agreement, in each case listed by each tax identification number, as applicable, (ii) neither OPCH nor any subsidiary is currently the subject of a non-routine audit or, to the knowledge of OPCH, investigation or other inquiry by a Governmental Entity with respect to attestation, receipt or use of any Stimulus Funds by OPCH or a subsidiary and (iii) OPCH and each of its subsidiaries, as applicable, has timely submitted all documentation and reporting required to date with respect to receipt and retention of the Stimulus Funds and there are no outstanding payments due under the Medicare Accelerated and Advance Payment Program.
(ix)   OPCH, each of its subsidiaries, and to the knowledge of OPCH, their respective directors, managers, officers, personnel (whether employed or engaged as independent contractors) and authorized representatives are operating, and since January 1, 2021 have operated, in compliance in all material respects with the federal health care program anti-kickback statute (42 U.S.C. § 1320a-7b, et seq.), the federal physician self-referral law (commonly known as the Stark Law) (42 U.S.C. § 1395nn, et seq., and its implementing regulations, 42 C.F.R. Subpart J), and all other Applicable Laws with respect to direct and indirect compensation arrangements, ownership interests or other relationships between such Person and any Referral Source to OPCH or to a Referral Recipient.
(x)   Since January 1, 2021, OPCH and its subsidiaries is and has complied in all material respects with HIPAA, and has maintained a compliance program with the requisite physical, technical and administrative security safeguards to protect all “protected health information” created, collected or transmitted by OPCH and its subsidiaries. Since January 1, 2021, OPCH and its subsidiaries have not received any notices of, and there is no Action, or to the knowledge of OPCH, any inquiry or investigation pending or threatened with respect to any alleged “Breach” or material “Security Incident” (as each such term is defined by HIPAA) by OPCH, its subsidiaries, or each of its respective “workforce” (as defined by HIPAA). No “Breach” by OPCH, its subsidiaries or its “workforce” or any successful “Security Incident” has occurred with respect to any “protected health information” in the possession or under the control of OPCH e or its subsidiaries since January 1, 2021. OPCH and its subsidiaries have conducted a risk analysis as required by HIPAA within the last three (3) years, and no material vulnerabilities identified by such analyses remains outstanding as of the date of this Agreement. Each of OPCH and its subsidiaries have entered into a business associate agreement (as described by HIPAA at 45 C.F.R. §§ 164.502(e) and 164.504(e)) with each: (i) “Business Associate” (as defined by HIPAA) that performs functions or activities that render the person or entity a Business Associate of OPCH or any of its subsidiaries; (ii) “Covered Entity” (as defined by HIPAA) for which OPCH or any of its subsidiaries performs functions or activities that render it a “Business Associate” of such Covered Entity; and (iii) “Subcontractor” (as defined by HIPAA) of OPCH or any of its subsidiaries that is a Business Associate. Neither OPCH nor any of its subsidiaries has materially breached any such business associate agreement and, to the knowledge of OPCH, no Business Associate or Subcontractor of OPCH or any of its subsidiaries has materially breached any such business associate agreement.
(i)   Corrupt Practices.   Except as, individually or in the aggregate, would not reasonably be expected to be material to OPCH and its subsidiaries, taken as a whole, (i) since January 1, 2021, none of OPCH or its subsidiaries, nor, to the knowledge of OPCH, any director, officer, employee or agent of OPCH, has directly or indirectly made, offered to make, attempted to make, or promised any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any person, private or public, regardless of what form, whether in money, property or services, in violation of any Anti-Corruption Laws, (ii) to the knowledge of OPCH, as of the date of this Agreement, neither OPCH nor any of its subsidiaries is under internal or Governmental Entity investigation for any violation of any Anti-Corruption Laws, has received any written notice or other communication from any Governmental Entity regarding a violation of, or failure to comply with, any Anti-Corruption Laws, (iii) OPCH and its subsidiaries maintain a commercially reasonable system or systems of internal controls as required by applicable Anti-Corruption Laws, and (iv) since January 1, 2021, neither OPCH nor any of its subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.
(j)   Sanctions.   Neither OPCH nor any of its subsidiaries, and, to the knowledge of OPCH, no director, officer or employee thereof, (i) is a Sanctioned Person or (ii) as of the date of this Agreement, has pending or, to the knowledge of OPCH, threatened claims against it, him or her with respect to applicable Sanctions or Ex-Im Laws and (iii) each of OPCH and its subsidiaries is and, since January 1, 2021, has been, in compliance in all material respects with all applicable Sanctions and Ex-Im Laws. Neither Amedisys nor any of its subsidiaries has, since January 1, 2021, made any voluntary or directed disclosure to any Governmental Entity regarding any apparent or alleged violation of Sanctions or Ex-Im Laws.
(k)   Litigation.   There is no Action pending or, to the knowledge of OPCH, threatened against or affecting OPCH or any of its subsidiaries or any of their respective properties or any of their respective officers or directors, except as, individually or in the aggregate, would not reasonably be expected to (i) be material to OPCH and its subsidiaries, taken as a whole, or (ii) prevent, materially impair or materially delay the ability of OPCH to consummate any of the transactions contemplated hereby.
(l)   Benefit Plans.
(i)   Section 4.2(l)(i) of the OPCH Disclosure Letter is a complete and correct list of each material OPCH Benefit Plan. With respect to each material OPCH Benefit Plan, OPCH has made available, upon request, to Amedisys complete and correct copies of such OPCH Benefit Plan.
(ii)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH, (A) each of the OPCH Benefit Plans has been established, maintained, operated and administered in accordance with its terms and in compliance with Applicable Laws, including ERISA, the Code and in each case the regulations thereunder, (B) no OPCH Benefit Plan provides post-employment or retiree welfare benefits, including death or medical benefits (whether or not insured), other than coverage mandated by COBRA, or comparable U.S. state or foreign law, (C) all contributions, distributions or other amounts payable by OPCH or its subsidiaries as of the Effective Time pursuant to each OPCH Benefit Plan in respect of current or prior plan years have been timely paid in accordance with Applicable Laws or, to the extent not yet due, have been accrued in accordance with GAAP, (D) neither OPCH nor any of its subsidiaries has engaged in a transaction in connection with which OPCH or its subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and (E) there are no pending or, to the knowledge of OPCH, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the OPCH Benefit Plans or any trusts related thereto.

(iii)   None of OPCH or any of its subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to or has any liability with respect to a plan subject to Title IV of ERISA or a Multiemployer Plan, including as a result of any complete or partial withdrawal from any Multiemployer Plan.
(iv)   Each of the OPCH Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and, to the knowledge of Amedisys, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (B) has received a favorable determination letter or opinion letter as to its qualification.
(v)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH, all OPCH Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment and (C) that are intended to be funded or book-reserved are fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.
(vi)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH, (A) each OPCH Benefit Plan maintained by OPCH on behalf of current or former directors, officers, managers, employees or other service providers who reside or work primarily outside of the United States (each, an “OPCH Foreign Plan”) required by any Applicable Law to be registered or approved by a Governmental Entity has been so registered or approved and has been maintained in good standing with the applicable Governmental Entity; (B) each OPCH Foreign Plan required under any Applicable Law to be funded, is either (1) funded in all material respects in accordance with such law to an extent sufficient to provide for accrued benefit obligations with respect to all affected employees or (2) is fully insured, in each case based upon generally accepted local accounting and actuarial practices and procedures, and none of the transactions contemplated by this Agreement will, or would reasonably be expected to, cause such funding or insurance obligations to be materially less than such benefit obligations; (C) no OPCH Foreign Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, gratuity or similar plan or arrangement; and (D) no unfunded or underfunded liabilities exist with respect to any OPCH Foreign Plan.
(m)   Labor and Employment Matters.
(i)   Neither OPCH nor any of its subsidiaries are party to, or bound by, any Labor Agreement and no employees of OPCH or any of its subsidiaries are represented by any labor union, works council, or other labor organization with respect to their employment with OPCH or any of its subsidiaries. Except for matters that, individually or in the aggregate, would not reasonably be expected to be material to OPCH and its subsidiaries, taken as a whole, (i) there are no (and have not been since January 1, 2021) strikes or lockouts with respect to any employees of OPCH or any of its subsidiaries, (ii) there is no (and has not been since January 1, 2021) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of OPCH, threatened in writing against OPCH or any of its subsidiaries, (iii) there is no (and has not been since January 1, 2021) slowdown, or work stoppage in effect or, to the knowledge of OPCH, threatened in writing, with respect to any employees of OPCH or any of its subsidiaries, and (iv) there are no labor union claims or demands to represent any employees or contractors and there are no organizational campaigns in progress with respect to any of the employees or contractors.
(ii)   Except as, individually or in the aggregate, would not reasonably be expected to be material to OPCH and its subsidiaries, taken as a whole, OPCH and its subsidiaries are, and have been since January 1, 2021, in compliance with all Applicable Laws respecting labor, employment and employment practices, including all Applicable Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, COVID-19, affirmative action and unemployment insurance. Except as, individually or in the aggregate, would not reasonably be expected to be material to OPCH and its subsidiaries, taken as a whole, neither OPCH nor any of its subsidiaries has received notice since January 1, 2021 of the intent of any Governmental Entity responsible for the enforcement of labor, employment and workers compensation insurance laws to conduct an investigation of OPCH or any of its subsidiaries and, to the knowledge of OPCH, no such investigation is in progress.
(iii)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH, (i) OPCH and its subsidiaries have reasonably investigated all sexual harassment or other harassment, discrimination, or retaliation allegations against officers, directors and Senior Vice President level employees of OPCH and its subsidiaries that have been reported to OPCH or any of its subsidiaries or of which OPCH or any of its subsidiaries are otherwise aware; (ii) neither OPCH nor its subsidiaries reasonably expects any significant liability with respect to any such allegations and is not aware of any allegations relating to any officer, director or Senior Vice President level employee of OPCH or any of its subsidiaries that, if known to the public, would bring OPCH or any of its subsidiaries into substantial disrepute; and (iii) to the knowledge of OPCH, no allegations of sexual harassment are pending against any key employee of OPCH or any of its subsidiaries.
(n)   Taxes.
(i)   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH:
(A)   (1) All Tax Returns required to be filed by OPCH or any of its subsidiaries have been timely filed (taking into account extensions), (2) all such Tax Returns are true, complete and correct in all respects and (3) all Taxes due and payable (including Taxes required to be deducted or withheld from payments to employees, creditors, stockholders or other third parties) by OPCH or any of its subsidiaries have been paid in full.
(B)   The OPCH Balance Sheet accrues all liabilities for Taxes with respect to all periods through such date in accordance with GAAP, and none of OPCH or its subsidiaries has incurred any liabilities for Taxes since such date, other than in the ordinary course of business.
(C)   (1) No audits or other administrative proceedings or proceedings before any Taxing Authority are pending or threatened in writing with regard to any Taxes or Tax Return of OPCH or any of its subsidiaries, (2) no Taxing Authority is asserting any claim, assessment or deficiency for Taxes of OPCH or any of its subsidiaries, and (3) no agreement or document is in force that waives or extends, or has the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to OPCH or any of its subsidiaries.
(D)   Neither OPCH nor any of its subsidiaries (1) is, or has been since January 1, 2010, a member of an affiliated, consolidated or unitary group for Tax purposes (other than a group the common parent of which is or was OPCH or any of its subsidiaries), (2) has any liability for the Taxes of any person (other than OPCH or any of its current or former subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor as a result of any transaction since January 1, 2010, by contract or otherwise (other than customary Tax indemnifications contained in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or (3) will be bound in any taxable period ending after the Closing by a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law).
(E)   None of the assets of OPCH or any of its subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are Permitted Liens).
(ii)   Within the past two years, neither OPCH nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(iii)   Neither OPCH nor any of its subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local or non-U.S. law) in any taxable period for which the statute of limitations has not expired.
(iv)   Neither OPCH nor any of its subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be likely to prevent or impede, the Merger from qualifying for the Intended Tax Treatment.
(o)   Intellectual Property.   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH, (i) all issuances, registrations, and applications for registration of all Intellectual Property owned by OPCH or its subsidiaries (the “OPCH Registered IP”) is subsisting, and, to the knowledge of OPCH, valid and enforceable; (ii) OPCH or one of its subsidiaries exclusively owns all OPCH Registered IP and all other Intellectual Property owned or purported to be owned by OPCH or its subsidiaries (collectively, the “OPCH Owned IP”); (iii) OPCH and its subsidiaries exclusively own, free and clear of all Liens (except Permitted Liens), or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for or used in the operation of OPCH or its subsidiaries’ businesses, as currently conducted; (iv) to the knowledge of OPCH, OPCH, its subsidiaries, and the conduct of OPCH’s and its subsidiaries’ businesses as currently conducted do not, infringe, misappropriate, dilute or otherwise violate, and, since January 1, 2021, have not infringed, misappropriated, diluted or otherwise violated any of the Intellectual Property rights of any third party; (v) no claims are, or have been since January 1, 2021, pending or, to the knowledge of OPCH, threatened in writing, alleging that OPCH or its subsidiaries have infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any third party or challenging OPCH’s ownership or use of any OPCH Owned IP; (vi) to the knowledge of OPCH, no third party is infringing, misappropriating, diluting or otherwise violating, or since January 1, 2021 has infringed, misappropriated, diluted, or otherwise violated any OPCH Owned IP, (vii) OPCH and its subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets and other confidential information owned by or provided to them under conditions of confidentiality; (viii) to the knowledge of OPCH, there has been no unauthorized disclosure of any such trade secrets or confidential information by OPCH or any of its subsidiaries to any person; (ix) all employees, contractors or consultants who have contributed to the development of any material OPCH Owned IP for or on behalf of OPCH or any of OPCH’s subsidiaries have executed contracts that assign to OPCH or one of OPCH’s subsidiaries all of such person’s rights in and to such OPCH Owned IP (to the extent such rights are not transferred to OPCH or one of OPCH’s subsidiaries via operation of law); and (x) except as would be material to OPCH and its subsidiaries, taken as a whole, no software included in the OPCH Owned IP (“Owned OPCH Software”) (A) includes any Harmful Code or (B) is linked to by OPCH or its subsidiaries, or, to the knowledge of OPCH, by any other person or incorporates or is otherwise integrated by OPCH or its subsidiaries, or, to the knowledge of OPCH, by any other person, in each case with any Open Source Software or any modification or derivative thereof in a manner that (1) subjects such OPCH Owned Software to any obligations to make such software or source code therefor available to the public or to be licensed to third parties at no or minimal cost, (2) creates obligations for OPCH to grant, or purports to grant, to any person any rights or immunities under any OPCH Owned IP, or (3) that otherwise restricts the ability of OPCH to commercially exploit such OPCH Owned Software.
(p)   Information Technology; Data Protection.   The IT Assets owned by, controlled by or otherwise used in the conduct of businesses of OPCH and its subsidiaries are sufficient for, and operate and perform as needed by OPCH and its subsidiaries to adequately conduct their respective businesses as currently conducted, except for insufficiencies or failures to operate or perform that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH. Since January 1, 2021, to the knowledge of OPCH, there have not been, and there are no known vulnerabilities or defects that would reasonably be expected to result in, any Security Breaches or unauthorized access or disclosure, unauthorized use, failures or unplanned outages or other adverse integrity or security access incidents affecting the IT Assets owned by or controlled by OPCH or its subsidiaries or any other persons to the extent used by or on behalf of OPCH or its subsidiaries (or, in each case, Personal Data and other information and transactions stored or contained therein or transmitted thereby), except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH. Since January 1, 2021, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH, (A) OPCH and its subsidiaries (1) have been in compliance with all Privacy and Security Requirements and any binding industry standards applicable to the industry in which each of OPCH or any of its subsidiaries operates, and (2) have implemented and maintained a data security plan with commercially reasonable administrative, technical and physical safeguards to protect the IT Assets of OPCH and its subsidiaries, and the Personal Data and other information and transactions stored or contained therein or transmitted thereby, against unauthorized access, use, loss and damage, (B) there have been no Actions related to any Security Breaches, other data security incidents, or violations of any Privacy and Security Requirements by OPCH or any of its subsidiaries, and (C) none of OPCH or any of its subsidiaries have sent (or been required to send) or received any written notices to or from any Person or Governmental Entity relating to violations or potential violations of any Privacy and Security Requirements. To the knowledge of OPCH, since January 1, 2021, there has been no (x) unauthorized access, misuse of or damage to any IT Assets owned by or controlled by or otherwise used in the conduct of business of OPCH or any of its subsidiaries or (y) unauthorized access, use, misuse of, Processing or loss of, or damage to, any Personal Data maintained by or on behalf of OPCH or any of its subsidiaries, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH.
(q)   Certain Contracts.   Except for this Agreement, as of the date of this Agreement, neither OPCH nor any of its subsidiaries is a party to or bound by (in each case, excluding any OPCH Benefit Plan):
(i)   any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii)   any contract involving payment by or to OPCH or its subsidiaries of more than $100,000,000 in the year ended December 31, 2022 or that is expected to involve payment by or to OPCH or its subsidiaries of more than $100,000,000 for the year ended December 31, 2023;
(iii)   contracts with any Payor involving payment by or to OPCH or its subsidiaries of more than $100,000,000 in the year ended December 31, 2022 or that is expected to involve payment to OPCH or its subsidiaries of more than $100,000,000 for the year ended December 31, 2023;
(iv)   contracts with a Governmental Entity, pursuant to which OPCH or a subsidiary received payments from any Governmental Entity in excess of $100,000,000 for the year ended December 31, 2022 or is expected to receive payments from any Governmental Entity in excess of $100,000,000 for the year ended December 31, 2023;
(v)   any loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures, and other contracts pursuant to which any indebtedness of OPCH or any of its subsidiaries is outstanding or may be incurred and all guarantees of or by OPCH or any of its subsidiaries of any indebtedness of any other person (except for any such indebtedness or guarantees of indebtedness (A) the principal amount of which does not exceed $225,000,000 in the aggregate and (B) intercompany indebtedness among OPCH and its wholly owned subsidiaries in the ordinary course of business);
(vi)   any partnership, joint venture, strategic alliance, limited liability company agreement, and any contract that provides for any sharing of revenues, profits or losses with one or more persons or other similar agreement, in each case other than any such agreement solely between or among OPCH and its wholly owned subsidiaries; or
(vii)   any acquisition or divestiture contract that would reasonably be expected to result in the receipt or making by OPCH or any of its subsidiaries of future payments in excess of $15,000,000, other than contracts solely between or among OPCH and its wholly owned subsidiaries; (i) through (vii), collectively, the “OPCH Material Contracts”)
True, correct and complete copies of each OPCH Material Contract have been made available to Amedisys. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH, (i) neither OPCH nor any subsidiary of OPCH is in breach of or default under (or, with the giving of notice or lapse of time or both, would be in default under), and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any OPCH Material Contract to which it is a party or by which it is bound, (ii) to the knowledge of OPCH, no other party to any OPCH Material Contract is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, the acceleration of performance required by, or a right of termination or acceleration under, any OPCH Material Contract and (iii) each OPCH Material Contract is (A) a valid and binding obligation of the OPCH or any subsidiary of OPCH that is a party thereto, as applicable, and, to the knowledge of the OPCH, the other parties thereto (subject to the Enforceability Exceptions) and (B) in full force and effect. Neither OPCH nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default (nor, to the knowledge of OPCH, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default) under any OPCH Material Contract, in each case that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on OPCH. Neither OPCH nor any of its subsidiaries has received, in the twelve (12) month period prior to the date of this Agreement, any written notice or other written communication from any person that such person intends to terminate, accelerate maturity or performance, not renew or modify in a manner materially adverse to OPCH and its subsidiaries any OPCH Material Contract.
(r)   Environmental Protection.   Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OPCH, (i) OPCH and each of its subsidiaries are and have been since January 1, 2021 in compliance with all applicable Environmental Laws, and neither OPCH nor any of its subsidiaries has received any written communication from any person or Governmental Entity that alleges that OPCH or any of its subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws, (ii) OPCH and each of its subsidiaries have obtained all Environmental Permits, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and OPCH and its subsidiaries are and since January 1, 2021 have been in compliance with all terms and conditions of the Environmental Permits, (iii) as of the date hereof, there are no Actions under any Environmental Laws pending or, to the knowledge of OPCH, threatened in writing against OPCH or any of its subsidiaries, (iv) there has been no Release or disposal of, exposure of any person to, or contamination by, any Hazardous Material that has given or would be reasonably likely to give rise to liability for OPCH or its subsidiaries under any Environmental Laws and (v) neither OPCH nor any of its subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, the liability of any other Person, either contractually or by operation of law, under any Environmental Laws.
(s)   Voting Requirements.   The approval of the OPCH Share Issuance by the affirmative vote of a majority of the votes cast by holders of OPCH Common Stock entitled to vote thereon and the adoption of the OPCH Charter Amendment by the affirmative vote of a majority of all outstanding shares of OPCH Common Stock entitled to vote thereon (collectively the “OPCH Stockholder Approvals”), at the OPCH Stockholders Meeting, is necessary to approve the OPCH Share Issuance and adopt the OPCH Charter Amendment. The OPCH Stockholder Approvals are the only votes of holders of any securities of OPCH necessary to approve the transactions contemplated by this Agreement.
(t)   Opinion of Financial Advisors.   The Board of Directors of OPCH has received the opinion of Goldman Sachs & Co. LLC (the “OPCH Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, factors, qualifications and other matters set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to OPCH (it being agreed that such opinion is for the benefit of the Board of Directors of OPCH and, for the avoidance of doubt, may not be relied upon by Amedisys, any of its Affiliates or any other person). A true and complete copy of the signed, written opinion of the OPCH Financial Advisor will promptly following receipt by OPCH be made available to Amedisys after the date hereof for informational purposes only.
(u)   Brokers.   Except for fees payable to the OPCH Financial Advisor, no broker, investment banker or financial advisor is entitled to broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of OPCH.
(v)   Merger Sub.   All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by OPCH. Merger Sub was formed solely for the purpose of entering into the transactions contemplated by this Agreement and, since the date of its formation, has not carried on any business, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Merger Sub has all requisite corporate power and authority to enter into this

Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub, the performance by Merger Sub of its obligations hereunder and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub, subject to the Merger Sub Stockholder Approval. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Amedisys, constitutes the legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except for the Enforceability Exceptions. The affirmative vote by OPCH, in its capacity as the sole holder of all the issued and outstanding capital stock of Merger Sub as of the effective date of the Merger Sub Written Consent in favor of adopting this Agreement (the “Merger Sub Stockholder Approval”) is the only vote of the holders of any class or series of Merger Sub’s capital stock prior to the Effective Time, or any holder of any other security of Merger Sub, necessary to adopt this Agreement and approve the consummation of the Merger and the other transactions contemplated hereby, and the execution and delivery by OPCH, in its capacity as sole holder of all the issued and outstanding capital stock of Merger Sub as of the effective date of the Merger Sub Written Consent, of the written consent in the form attached hereto as Exhibit D (the “Merger Sub Written Consent”) will satisfy the Merger Sub Stockholder Approval and will be sufficient to approve this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL and Merger Sub’s organizational documents.
(w)   No Other Representations.
(i)   Except for the express written representations and warranties made in this Section 4.2 (as qualified by the OPCH Disclosure Letter or the OPCH Filed SEC Documents) or any certificate delivered by or at the direction of OPCH pursuant to this Agreement, neither OPCH nor Merger Sub or any other person acting on behalf of OPCH or its subsidiaries makes any express or implied representation or warranty with respect to OPCH or its subsidiaries or their respective affiliates, businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and OPCH and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Section 4.2 or any certificate delivered pursuant to this Agreement, neither OPCH nor Merger Sub or any other person makes or has made any express or implied representation or warranty to Amedisys or any of its affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to OPCH or any of its subsidiaries or their respective businesses or (B) except for the express written representations and warranties made in this Section 4.2 (as qualified by the OPCH Disclosure Letter or the OPCH Filed SEC Documents) or any certificate delivered by or at the direction of OPCH pursuant to this Agreement, any oral or written information presented to Amedisys or any of its affiliates or representatives in the course of their due diligence investigation of OPCH or Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(ii)   Notwithstanding anything contained in this Agreement to the contrary, OPCH and Merger Sub acknowledge and agree that neither Amedisys nor any other person acting on behalf of Amedisys, its subsidiaries or the Amedisys Provider JVs has made, is making, or is authorized to make, and OPCH and Merger Sub expressly disclaim reliance upon, any representations, warranties or statements relating to Amedisys, its subsidiaries or the Amedisys Provider JVs whatsoever, express or implied, beyond those expressly given by Amedisys in writing in Section 4.1 (as qualified by the Amedisys Disclosure Letter or the Amedisys Filed SEC Documents) or any certificate delivered by or at the direction of Amedisys pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Amedisys, its subsidiaries or the Amedisys Provider JVs furnished or made available to OPCH or Merger Sub or any of their representatives. Without limiting the generality of the foregoing, OPCH and Merger Sub acknowledge that, except as expressly provided in Section 4.1 (as qualified by the Amedisys Disclosure Letter and the Amedisys Filed SEC Documents) or any certificate delivered by or at the direction of Amedisys pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to OPCH and Merger Sub or any of their representatives.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.1.   Conduct of Business.
(a)   Conduct of Business by Amedisys.   Except for matters set forth in Section 5.1(a) of the Amedisys Disclosure Letter, as required by Applicable Law, as expressly contemplated or expressly permitted by this Agreement, as required by or to the extent commercially reasonable in response to any COVID-19 Measures (so long as Amedisys keeps OPCH reasonably informed of, and to the extent reasonably practicable, consults with OPCH prior to the taking of, any material action with respect to such COVID-19 Measures) or as otherwise consented to by OPCH in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, Amedisys (x) shall, and shall cause its subsidiaries to, use reasonable best efforts to (1) carry on their respective businesses in all material respects in the ordinary course consistent with past practice and (2) preserve intact its business organization and relationships with customers, suppliers, licensors, licensees and other third parties (provided that the failure to take any action prohibited by any specific subclause of Section 5.1(a)(y) shall not be a breach of the covenant, and agreements, in this clause (x)) and (y) shall not, and shall not permit any of its subsidiaries to:
(i)   (A) other than dividends and distributions by a direct or indirect subsidiary wholly owned by Amedisys payable to another direct or indirect subsidiary wholly owned by Amedisys or payable to Amedisys, declare, set aside or pay any dividends on, make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any Equity Securities of Amedisys or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Equity Securities of Amedisys or (C) purchase, redeem or otherwise acquire any Equity Securities of Amedisys (other than the acquisition of shares upon the vesting, exercise or settlement of an Amedisys Equity Award outstanding on the date of this Agreement in accordance with their terms in effect on the date of this Agreement or issued as permitted by this Agreement in accordance with the terms governing the issuance of such type of Amedisys Equity Awards in effect on the date of this Agreement), in the case of each of clauses (B) and (C), other than, solely with respect to the capital stock or other securities of Amedisys’s wholly owned subsidiaries, actions or transactions solely between Amedisys and its wholly owned subsidiaries, or among Amedisys’s wholly owned subsidiaries;
(ii)   issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any Equity Securities (other than (A) in connection with the settlement or exercise of Amedisys Equity Awards outstanding as of the date of this Agreement in accordance with their terms in effect on the date of this Agreement or issued as permitted by this Agreement in accordance with the terms governing the issuance of such type of Amedisys Equity Awards in effect on the date of this Agreement, (B) as required under the terms of any Amedisys Benefit Plan in effect on the date of this Agreement, as permitted by this Agreement, or pursuant to Section 3.1(b) of this Agreement and (C) solely with respect to the capital stock or other securities of Amedisys’s wholly owned subsidiaries, transactions solely between Amedisys and its wholly owned subsidiaries, or among Amedisys’s wholly owned subsidiaries), or enter into any agreement with respect to the voting of, any of Amedisys’s capital stock;
(iii)   (A) other than (x) in the ordinary course of business consistent with past practice (provided, that the exception in this clause (A) (x) shall not apply to contracts for indebtedness for borrowed money which shall be subject to Section 5.1(a)(vi)), (y) the Amedisys Material Contract set forth on Section 5.1(a)(iii)(A) of the Amedisys Disclosure Letter or (z) expirations of any Amedisys Material Contract in accordance with the terms and conditions contained therein, (1) amend or waive any material provision of any Amedisys Material Contract, (2) enter into any contract that would have been an Amedisys Material Contract had it been in effect as of the date of this Agreement or (3) renew any Amedisys Material Contract (other than on terms that are no less favorable, in the aggregate, to Amedisys), (B) other than the expiration of any Amedisys Material Contract in accordance with the terms and conditions contained therein, terminate any Amedisys Material Contract or (C) acquire any material assets, other than (including with respect to equipment and inventory) in the ordinary course of business consistent with past practice;

(iv)   acquire any equity interests in, or make any investment in or any capital contribution to, any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), including in each case by merger or consolidation, except (A) for transactions solely between Amedisys and its wholly owned subsidiaries, or among Amedisys’s wholly owned subsidiaries or (B) in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $10,000,000;
(v)   transfer, assign, sell, lease, license, mortgage, pledge, surrender, encumber (except for Permitted Liens), divest, cancel, abandon, allow to lapse or otherwise dispose of any material tangible or intangible assets (including any material Intellectual Property) except (A) for transactions solely between Amedisys and its wholly owned subsidiaries, or among Amedisys’s wholly owned subsidiaries, (B) for dispositions of obsolete or worthless equipment in the ordinary course of business, (C) for dispositions, abandonments, waivers, failures to renew or maintain or lapse of any Intellectual Property in the ordinary course of business or as determined by Amedisys or any of its subsidiaries in the exercise of its reasonable business judgment, (D) in one or more transactions with respect to which the aggregate fair market value of such assets for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $10,000,000 (provided that this clause (D) shall not apply with respect to surrenders, cancellations, abandonments or lapses), (E) the expiration of Intellectual Property at the end of its maximum statutory duration in accordance with its statutory terms (after exercising any renewal rights or options except if Amedisys or any of its subsidiaries, in the exercise of its reasonable business judgement, opts not to so exercise) or (F) the non-exclusive license of Intellectual Property in the ordinary course of business consistent with past practice;
(vi)   create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, in each case, except (A) for additional indebtedness incurred in the ordinary course of business consistent with past practice after the date of this Agreement under Amedisys’s current borrowing agreements that does not, at any time, exceed $20,000,000 in the aggregate and (B) for any inter-company indebtedness solely between Amedisys and its wholly owned subsidiaries, or among Amedisys’s wholly owned subsidiaries;
(vii)   other than any Action with respect to Taxes (which shall be governed by Section 5.1(a)(viii)) and subject to the requirements set forth in Section 5.1(a)(vii) of the Amedisys Disclosure Letter, settle, pay, discharge or satisfy any Action, other than any settlement, payment, discharge or satisfaction that (A) does not relate to any Transaction Litigation (with respect to which any settlements, releases, waivers or compromises shall be subject to Section 6.12) and (B) (1) either (x) results solely in a monetary obligation involving only the payment of monies by Amedisys or its subsidiaries of not more than $1,000,000 individually or $5,000,000 in the aggregate (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution), individually or in the aggregate for all such Actions (excluding any settlements made under the following clause (y)), or (y) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, Amedisys or any of its Subsidiaries and the payment of monies by Amedisys and its subsidiaries that are not more than $500,000 individually or $2,500,000 in the aggregate (not funded by an indemnity obligation or through insurance policies) (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution) and (2) does not involve any admission of guilt or impose any non de-minimis restrictions or non de-minimis limitations upon the operations or business of or other conduct remedy or injunctive relief applicable to Amedisys or any of its subsidiaries, whether before, on or after the Effective Time;
(viii)   make, change or rescind any material Tax election, change any annual Tax accounting period or adopt or change any method of Tax accounting, in either case, relating to a material amount of Taxes, settle or compromise any claim relating to a material amount of Taxes, file any material amended Tax Return, surrender any claim for a refund of a material amount of Taxes or file any material Tax Return other than one prepared in accordance with past practice;

(ix)   except as set forth on Section 5.1(a)(ix) of the Amedisys Disclosure Letter or as required under the terms of any Amedisys Benefit Plan or Labor Agreement applicable to Amedisys or any of its subsidiaries, in each case, as in effect on the date of this Agreement, (A) (I) increase the compensation or increase the benefits of any current or former officer, director, employee or other individual service provider, other than in the ordinary course of business consistent with past practice with respect to individuals whose annualized base compensation is less than $250,000, or (II) grant or pay any bonus, incentive, change in control, retention, severance, termination, tax gross-up or profit-sharing award or payment, (B) enter into, adopt, amend, terminate or modify any Amedisys Benefit Plan (or any arrangement that would be an Amedisys Benefit Plan if in effect on the date hereof), (C) accelerate the vesting or payment of any compensation or benefits of any current or former officer, director, employee or other individual service provider, (D) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (E) grant to any current or former officer, director, employee or other individual service provider any right to receive any severance, change-in-control, retention, termination, transaction or similar compensation or benefits or increases therein, including adding participants to any Amedisys severance plan maintained for employees at the level of vice president and above, (F) hire, promote or terminate (other than for “cause”) any individual, except for new hires or terminations in the ordinary course of business consistent with past practice with respect to individuals whose annualized base compensation is less than $250,000, (G) forgive any material loans or advances to any current or former officer, director, employee or other individual service provider, or any of their respective Affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such Persons in accordance with an employee benefit plan or otherwise, except in the ordinary course of business in connection with relocation activities to any employees of Amedisys or any subsidiary of Amedisys; or (H) announce or commit to take any of the actions set forth in this Section 5.1(a)(ix); provided, however, that the foregoing clauses (A) and (H) shall not restrict Amedisys or any of its subsidiaries from entering into, in the ordinary course of business, any offer letter with any newly hired employee to fill a vacant position whose annualized base compensation will be less than $250,000, provided that the compensation and benefits provided pursuant to such offer letter contains terms substantially similar to the terms provided to similarly situated employees of Amedisys and does not contain any change in control, equity or severance benefits;
(x)   change any of its material financial accounting policies or procedures currently in effect, except (A) as required (or with respect to permitted early adoption of changes required) by GAAP, Regulation S-X of the Exchange Act or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or (B) as required by Applicable Law;
(xi)   make any payment of, commitment for or accrual of aggregate capital expenditures for any twelve (12)-month period that are greater than 100% of the amount set forth on Section 5.1(a)(xi) of the Amedisys Disclosure Letter;
(xii)   other than in the ordinary course of business consistent with past practice, voluntarily terminate, suspend, abrogate, amend or modify any Amedisys Permit in a manner materially adverse to Amedisys and its subsidiaries;
(xiii)   (A) amend the Certificate of Incorporation of Amedisys or Bylaws of Amedisys or any similar organizational documents of Amedisys’s subsidiaries (other than immaterial amendments to the organizational documents of any subsidiary of Amedisys that would not and would not reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby), (B) merge or consolidate with any person or (C) adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization (other than, in the case of this clause (C), in with respect to subsidiaries with de minimis assets and liabilities); provided, however, that the foregoing shall not prohibit internal reorganizations or consolidations solely involving wholly owned subsidiaries of Amedisys that would not reasonably be expected to hinder, delay or prevent the consummation of the transactions contemplated by this Agreement or increase the risk of not obtaining any action, consent, approval, resignation, waiver, permit, authorization, order, expiration or termination of waiting periods or other confirmations from any Governmental Entity;

(xiv)   (A) amend, modify, extend, terminate, or enter into any material Labor Agreement or (B) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of Amedisys or its subsidiaries; or
(xv)   authorize, or commit or agree to take, any of the foregoing actions.
(b)   Conduct of Business by OPCH.   Except for matters set forth in Section 5.1(b) of the OPCH Disclosure Letter, as required by Applicable Law, as expressly contemplated or expressly permitted by this Agreement, as required by or to the extent commercially reasonable in response to any COVID-19 Measures (so long as OPCH keeps Amedisys reasonably informed of, and to the extent reasonably practicable, consults with Amedisys prior to the taking of, any material action with respect to such COVID-19 Measures) or as otherwise consented to by Amedisys in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, OPCH (x) shall, and shall cause its subsidiaries to, use reasonable best efforts to (1) carry on their respective businesses in all material respects in the ordinary course consistent with past practice and (2) preserve intact its business organization and relationships with customers, suppliers, licensors, licensees and other third parties (provided that the failure to take any action prohibited by any specific subclause of Section 5.1(b)(y) shall not be a breach of the covenant, and agreements, in this clause (x)) and (y) shall not, and shall not permit any of its subsidiaries to:
(i)   (A) other than dividends and distributions by a direct or indirect subsidiary wholly owned by OPCH payable to another direct or indirect subsidiary wholly owned by OPCH or payable to OPCH, declare, set aside or pay any dividends on, make any other distributions in respect of, any of its capital stock or (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;
(ii)   change any of its material financial accounting policies or procedures currently in effect, except (A) as required (or with respect to permitted early adoption of changes required) by GAAP, Regulation S-X of the Exchange Act or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or (B) as required by Applicable Law;
(iii)   (A) amend the Certificate of Incorporation of OPCH or Bylaws of OPCH, (B) merge or consolidate with any person or (C) adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization; (other than, in the case of this clause (C), in with respect to subsidiaries with de minimis assets and liabilities); provided, however, that the foregoing shall not prohibit internal reorganizations or consolidations involving wholly owned subsidiaries of OPCH that would not reasonably be expected to hinder, delay or prevent the consummation of the transactions contemplated by this Agreement or increase the risks of not obtaining any action, consent, approval, resignation, waiver, permit, authorization, order, expiration or termination of waiting periods or other confirmations from any Governmental Entity;
(iv)   authorize, or commit or agree to take, any of the foregoing actions.
(c)   No Right to Control or Direct Operations.   Nothing contained in this Agreement is intended to give OPCH or Merger Sub, directly or indirectly, the right to control or direct the operations of Amedisys or its subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give Amedisys, directly or indirectly, the right to control or direct the operations of OPCH or its subsidiaries prior to the Effective Time, in each case, in violation of Applicable Law. Prior to the Effective Time, each of OPCH, Merger Sub and Amedisys shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations.
Section 5.2.   No Solicitation by Amedisys.
(a)   Amedisys shall not, and shall cause its affiliates and its and their respective officers, directors and employees not to, and shall use reasonable best efforts to cause its and its controlled affiliates’ other Representatives not to, directly or indirectly, (i) (A) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate, any inquiries relating to, the submission of, or the making of, any proposal the consummation of which would constitute an Amedisys Alternative Transaction or (B) fail to terminate any direct or indirect solicitation, encouragement, discussions or negotiations with any persons (other than OPCH or Merger Sub and their Representatives) that may be ongoing with respect to a proposal for an Amedisys Alternative Transaction, including terminating all access granted to any such person or its representatives to any physical or electronic dataroom, (ii) engage in, participate in or otherwise continue any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries relating to, or the making of, any proposal the consummation of which would constitute or would reasonably be expected to lead to an Amedisys Alternative Transaction, (iii) amend or grant any waiver or release under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of Amedisys or its subsidiaries (provided that Amedisys shall be permitted on a confidential non-public basis to release or waive any explicit or implicit standstill or similar agreement solely to the extent necessary to permit the relevant party thereto to submit a proposal for an Amedisys Alternative Transaction to the Amedisys Board on a confidential nonpublic basis and solely to the extent the Amedisys Board determines in good faith that the failure to do so would be inconsistent with the Amedisys Board’s fiduciary duties under applicable Law, so long as Amedisys promptly (and in any event within twenty-four (24) hours) notifies OPCH in writing of any such waiver or release) or (iv) approve, authorize, agree or publicly announce an intention to do any of the foregoing; provided that if, after the date hereof but at any time prior to obtaining the Amedisys Stockholder Approval, Amedisys receives a bona fide written proposal that did not result from a breach of this Section 5.2(a) the consummation of which would constitute an Amedisys Alternative Transaction, and the Board of Directors of Amedisys determines in good faith (after consultation with its outside counsel and financial advisors) that such proposal constitutes or could reasonably be expected to result in an Amedisys Superior Proposal, subject to compliance with Section 5.2(c), Amedisys and its Representatives may (A) furnish information with respect to Amedisys and its subsidiaries to the person (or group of persons) making such proposal (and its Representatives) (provided that all such information has previously been provided to OPCH or is provided to OPCH prior to or substantially concurrently with the time it is provided to such person) pursuant to a customary confidentiality agreement containing substantive terms that are not less favorable in any material respect to Amedisys than those contained in the Confidentiality Agreement (provided, however, that such confidentiality agreement (x) need not contain any “standstill” or similar provision and (y) may not (I) include any provision calling for an exclusive right to negotiate with Amedisys or (II) provide for the reimbursement by Amedisys or any of its subsidiaries of any of the counterparty’s costs or expenses) and which does not prohibit Amedisys from complying with its obligations under this Agreement and (B) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal and its Representatives. For purposes of this Agreement, “Amedisys Alternative Transaction” means any of (1) a merger, consolidation, share exchange, tender offer, share issuance or similar transaction pursuant to which any person (or group of persons) other than OPCH and its subsidiaries (such person (or group of persons), an “Amedisys Third Party”), or the direct or indirect stockholders of such Amedisys Third Party or the resulting company, acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, or would otherwise own or control, directly or indirectly, more than 20% of the outstanding shares of Amedisys Common Stock or other Equity Securities of Amedisys representing 20% or more of the equity or voting power of Amedisys (or the resulting company), (2) any transaction or series of transactions pursuant to which any Amedisys Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of Amedisys and any entity surviving any merger or combination including any of them) or businesses of Amedisys or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Amedisys and its subsidiaries taken as a whole or (3) any disposition of assets to an Amedisys Third Party representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Amedisys and its subsidiaries, taken as a whole. For purposes of this Agreement, an “Amedisys Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by an Amedisys Third Party to enter into an Amedisys Alternative Transaction (with all references to 20% in the definition of Amedisys Alternative Transaction being treated as references to 50% for these purposes) that (A) did not result from a breach of this Section 5.2(a), (B) is on terms that the Board of Directors of Amedisys determines in good faith (after consultation with its outside financial advisors and outside legal counsel) to be superior from a financial point of view to Amedisys’s stockholders than the transactions contemplated by this Agreement, taking into account all financial, regulatory, legal and other aspects of such proposal (including any changes to this Agreement that may be proposed by OPCH in response to such proposal to enter into an

Amedisys Alternative Transaction and the identity of the person making such proposal to enter into an Amedisys Alternative Transaction) and (C) is reasonably likely to be completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal, and is not subject to a diligence or financing condition. Amedisys agrees that any violations of the restrictions set forth in this Section 5.2 by any of its officers (or its officers’ direct reports) or directors, or any investment banker or financial advisor, retained by and acting on behalf of Amedisys will be deemed to be a breach of this Section 5.2 by Amedisys.
(b)   Except as permitted by this Section 5.2(b) or Section 5.2(d), neither the Board of Directors of Amedisys nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to OPCH, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Amedisys Alternative Transaction, (iii) fail to include in the Joint Proxy Statement/Prospectus the recommendation of the Board of Directors of Amedisys in favor of this Agreement and the Merger, (iv) fail to publicly, within ten business days after the commencement of a tender or exchange offer relating to shares of Amedisys Common Stock (or, if earlier, at least two business days prior to the Amedisys Stockholders Meeting), recommend the rejection of such tender or exchange offer by the holders of such shares of Amedisys Common Stock and reaffirm its recommendation of this Agreement and the Merger or (v) fail to publicly reaffirm its recommendation of this Agreement and the Merger within ten business days of OPCH’s written request to do so (or, if earlier, at least two business days prior to the Amedisys Stockholders’ Meeting) following the public announcement of any Amedisys Alternative Transaction (or any material amendment, including any change to the price or form of consideration); provided that OPCH shall not be entitled to make such written request, and the Board of Directors of Amedisys shall not be required to make such reaffirmation, more than once with respect to any particular Amedisys Alternative Transaction and each material modification thereof (any action or failure to act in clauses (i), (iii), (iv) and (v) being referred to as an “Amedisys Recommendation Change”). Notwithstanding the foregoing, in the event that, prior to obtaining the Amedisys Stockholder Approval, the Board of Directors of Amedisys determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that it has received an Amedisys Superior Proposal, the Board of Directors of Amedisys may effect an Amedisys Recommendation Change if (A) the Board of Directors of Amedisys determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (B) Amedisys has notified OPCH in writing that it intends to effect an Amedisys Recommendation Change pursuant to this Section 5.2(b), (C) Amedisys has provided OPCH with a copy of the proposed definitive agreements and other proposed transaction documentation between Amedisys and the person making such Amedisys Superior Proposal and the identity of the person making such Amedisys Superior Proposal, (D) for a period of five business days following the notice delivered pursuant to clause (B) of this Section 5.2(b), Amedisys shall have discussed and negotiated in good faith and made Amedisys’s Representatives available to discuss and negotiate in good faith (in each case to the extent OPCH desires to negotiate) with OPCH’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the proposal no longer constitutes an Amedisys Superior Proposal (it being understood and agreed that any amendment to any material term or condition of any Amedisys Superior Proposal shall require a new notice and a new negotiation period that shall expire on the later to occur of (I) three business days following delivery of such new notice from Amedisys to OPCH and (II) the expiration of the original five business day period described above in this clause (D)), and (E) no earlier than the end of such negotiation period, the Board of Directors of Amedisys shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendments or modifications to this Agreement, that (x) the Amedisys Alternative Transaction that is the subject of the notice described in clause (B) above still constitutes an Amedisys Superior Proposal and (y) the failure to take such action would still be inconsistent with its fiduciary duties under Applicable Law. Neither the Board of Directors of Amedisys nor any committee thereof shall cause or permit Amedisys or any of its controlled affiliates to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement or other similar agreement related to any Amedisys Alternative Transaction or requiring, or reasonably likely to cause, Amedisys to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the Merger (other than a confidentiality agreement referred to in Section 5.2(a)).

(c)   In addition to the obligations of Amedisys set forth in Section 5.2(a) and Section 5.2(b), Amedisys shall promptly, and in any event within twenty-four hours of receipt by a member of the Board of Directors of Amedisys or an executive officer of Amedisys (or if received by another Representative of Amedisys, the time such person became aware thereof), advise OPCH orally and in writing of any request for information, proposal or inquiry relating to an Amedisys Alternative Transaction, the material terms and conditions of such request, proposal or inquiry (including any changes thereto) and the identity of the person making such request, proposal or inquiry. Amedisys shall (i) keep OPCH reasonably informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry on a reasonably current basis and (ii) provide to OPCH as soon as reasonably practicable after receipt or delivery (but in no event later than twenty-four hours after receipt or delivery) thereof copies of all correspondence and other written materials exchanged between Amedisys or its subsidiaries or any of their Representatives, on the one hand, and any person making such request or proposal or any of its Representatives, on the other hand, in each case relating to any such request, proposal or inquiry.
(d)   Other than in connection with an Amedisys Superior Proposal (which shall be subject to Section 5.2(b) and shall not be subject to this Section 5.2(d)), prior to obtaining the Amedisys Stockholder Approval, the Board of Directors of Amedisys may, solely in response to an Amedisys Intervening Event, take any action prohibited by clauses (i) or (iii) of Section 5.2(b), only if (i) the Board of Directors of Amedisys determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (ii) Amedisys has notified OPCH in writing that it intends to effect such an Amedisys Recommendation Change (under clauses (i) or (iii) of Section 5.2(b)) pursuant to this Section 5.2(d) (which notice shall specify the facts and circumstances providing the basis of the Amedisys Intervening Event and for the determination by the Board of Directors of Amedisys to effect an Amedisys Recommendation Change under clauses (i) or (iii) of Section 5.2(b) in reasonable detail), (iii) for a period of five business days following the notice delivered pursuant to clause (ii) of this Section 5.2(d), Amedisys shall have discussed and negotiated in good faith and made Amedisys’s Representatives available to discuss and negotiate in good faith (in each case to the extent OPCH desires to negotiate) with OPCH’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the fiduciary duties under Applicable Law of the Board of Directors of Amedisys (it being understood and agreed that any material change to the relevant facts and circumstances shall require a new notice and a new negotiation period that shall expire on the later to occur of (A) three business days following delivery of such new notice from Amedisys to OPCH and (B) the expiration of the original five business day period described above in this clause (iii)), and (iv) no earlier than the end of such negotiation period, the Board of Directors of Amedisys shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendments or modifications to this Agreement, that the failure to take such action would still be inconsistent with its fiduciary duties under Applicable Law. The term “Amedisys Intervening Event” means an event or circumstance with respect to Amedisys or any of its subsidiaries that materially improves the business, assets, operations or prospects of Amedisys and its subsidiaries, taken as a whole, and that (1) was not known or reasonably foreseeable to the Board of Directors of Amedisys on the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Board of Directors of Amedisys on the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Board of Directors of Amedisys prior to the Amedisys Stockholder Approval; (2) does not relate to any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an Amedisys Alternative Transaction, or the consequences thereof; (3) does not relate to the fact, in and of itself, that Amedisys meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics or any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations for any period, or any changes after the date of this Agreement in the price or trading volume of the Amedisys Common Stock (it being understood that the event or circumstance underlying any of the foregoing in this clause (3) may be taken into consideration, unless otherwise excluded by the exceptions to this definition); (4) does not relate to the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the Closing in connection with the transactions contemplated by this Agreement; (5) does not relate to performance of this Agreement or any action required to be taken or refrained from being taken by this Agreement; and (6) does not relate to changes in general economic or geopolitical conditions, or changes in conditions in the global, international or U.S. economy generally.
(e)   Nothing contained in this Section 5.2 shall prohibit Amedisys from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (ii) making any disclosure to the Amedisys stockholders that is required by applicable Law, or (iii) issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided that any such disclosure or statement that constitutes or contains an Amedisys Recommendation Change shall be subject to the provisions of Section 5.2(b); provided, further, that a “stop, look and listen” communication by Amedisys pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be an Amedisys Recommendation Change so long as any such communication states that the recommendation of the Board of Directors of Amedisys in favor of this Agreement and the Merger continues to be in effect (unless, prior to the time of such public disclosure, an Amedisys Recommendation Change has been made in compliance with Section 5.2(b)).
Section 5.3.   No Solicitation by OPCH.
(a)   OPCH shall not, and shall cause its affiliates and its and their respective officers, directors and employees not to, and shall use reasonable best efforts to cause its and its controlled affiliates’ other Representatives not to, directly or indirectly, (i) (A) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate, any inquiries relating to, the submission of, or the making of, any proposal the consummation of which would constitute an OPCH Alternative Transaction or (B) fail to terminate any direct or indirect solicitation, encouragement, discussions or negotiations with any persons (other than Amedisys and its Representatives) that may be ongoing with respect to a proposal for an OPCH Alternative Transaction, including terminating all access granted to any such person or its representatives to any physical or electronic dataroom, (ii) engage in, participate in, or otherwise continue any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries relating to, or the making of, any proposal the consummation of which would constitute or would reasonably be expected to lead to an OPCH Alternative Transaction, (iii) amend or grant any waiver or release under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of OPCH or its subsidiaries (provided that OPCH shall be permitted on a confidential non-public basis to release or waive any explicit or implicit standstill or similar agreement solely to the extent necessary to permit the relevant party thereto to submit a proposal for an OPCH Alternative Transaction to the OPCH Board on a confidential nonpublic basis and solely to the extent the OPCH Board determines in good faith that the failure to do so would be inconsistent with the OPCH Board’s fiduciary duties under applicable Law, so long as OPCH promptly (and in any event within twenty-four (24) hours) notifies Amedisys in writing of any such waiver or release) or (iv) approve, authorize, agree or publicly announce an intention to do any of the foregoing; provided that if, after the date hereof but at any time prior to obtaining the OPCH Stockholder Approvals, OPCH receives a bona fide written proposal that did not result from a breach of this Section 5.3(a) the consummation of which would constitute an OPCH Alternative Transaction, and the Board of Directors of OPCH determines in good faith (after consultation with its outside counsel and financial advisors) that such proposal constitutes or could reasonably be expected to result in an OPCH Superior Proposal, subject to compliance with Section 5.3(c), OPCH and its Representatives may (A) furnish information with respect to OPCH and its subsidiaries to the person (or group of persons) making such proposal (and its Representatives) (provided that all such information has previously been provided to Amedisys or is provided to Amedisys prior to or substantially concurrently with the time it is provided to such person) pursuant to a customary confidentiality agreement containing substantive terms that are not less favorable in any material respect to OPCH than those contained in the Confidentiality Agreement (provided, however, that such confidentiality agreement (x) need not contain any “standstill” or similar provision and (y) may not (I) include any provision calling for an exclusive right to negotiate with OPCH or (II) provide for the reimbursement by OPCH or any of its subsidiaries of any of the counterparty’s costs or expenses) and which does not prohibit OPCH from complying with its obligations under this Agreement and (B) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal and its Representatives. For purposes of this Agreement, “OPCH Alternative Transaction” means any of (1) a merger, consolidation, share exchange, tender offer, share issuance or similar transaction pursuant to which any person (or group of persons) other than Amedisys and its subsidiaries (such person (or group of persons), an “OPCH Third Party”), or the direct or indirect stockholders of such OPCH Third Party or the resulting company, acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, or would otherwise own or control, directly or indirectly, more than 20% of the outstanding shares of OPCH Common Stock or other Equity Securities of OPCH representing 20% or more of the equity or voting power of OPCH (or the resulting company), (2) any transaction or series of transactions pursuant to which any OPCH Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of OPCH and any entity surviving any merger or combination including any of them) or businesses of OPCH or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of OPCH and its subsidiaries taken as a whole or (3) any disposition of assets to an OPCH Third Party representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of OPCH and its subsidiaries, taken as a whole. For purposes of this Agreement, an “OPCH Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by an OPCH Third Party to enter into an OPCH Alternative Transaction (with all references to 20% in the definition of OPCH Alternative Transaction being treated as references to 50% for these purposes) that (A) did not result from a breach of this Section 5.3(a), (B) is on terms that the Board of Directors of OPCH determines in good faith (after consultation with its outside financial advisors and outside legal counsel) to be superior from a financial point of view to OPCH’s stockholders than the transactions contemplated by this Agreement, taking into account all financial, regulatory, legal and other aspects of such proposal (including any changes to this Agreement that may be proposed by Amedisys in response to such proposal to enter into an OPCH Alternative Transaction and the identity of the person making such proposal to enter into an OPCH Alternative Transaction) and (C) is reasonably likely to be completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects of such proposal, and is not subject to a diligence or financing condition. OPCH agrees that any violations of the restrictions set forth in this Section 5.3 by any of its officers (or its officers’ direct reports) or its directors or any investment banker or financial advisor, retained by and acting on behalf of, OPCH will be deemed to be a breach of this Section 5.3 by OPCH.
(b)   Except as permitted by this Section 5.3(b) or Section 5.3(d), neither the Board of Directors of OPCH nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to Amedisys, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any OPCH Alternative Transaction, (iii) fail to include in the Joint Proxy Statement/Prospectus the recommendation of the Board of Directors of OPCH in favor of the OPCH Share Issuance and OPCH Charter Amendment, (iv) fail to publicly, within ten business days after the commencement of a tender or exchange offer relating to shares of OPCH Common Stock (or, if earlier, at least two business days prior to the OPCH Stockholders Meeting), recommend the rejection of such tender or exchange offer by the holders of such shares of OPCH Common Stock and reaffirm its recommendation of this Agreement and the Merger or (v) fail to publicly reaffirm its recommendation of this Agreement and the Merger within ten business days of Amedisys’s written request to do so (or, if earlier, at least two business days prior to the OPCH Stockholders’ Meeting) following the public announcement of any OPCH Alternative Transaction (or any material amendment, including any change to the price or form of consideration); provided that Amedisys shall not be entitled to make such written request, and the Board of Directors of OPCH shall not be required to make such reaffirmation, more than once with respect to any particular OPCH Alternative Transaction and each material modification thereof (any action or failure to act in clauses (i), (iii), (iv) and (v) being referred to as an “OPCH Recommendation Change”). Notwithstanding the foregoing, in the event that, prior to obtaining the OPCH Stockholder Approvals, the Board of Directors of OPCH determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that it has received an OPCH Superior Proposal, the Board of Directors of OPCH may effect an OPCH Recommendation Change if (A) the Board of Directors of OPCH determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (B) OPCH has notified Amedisys in writing that it intends to effect an OPCH Recommendation Change pursuant to this Section 5.3(b), (C) OPCH has provided Amedisys with a copy of the proposed definitive agreements and other proposed transaction documentation between OPCH and the person making such OPCH Superior Proposal and the identity of the person making such OPCH Superior Proposal, (D) for a period of five business days following the notice delivered pursuant to clause (B) of this Section 5.3(b), OPCH shall have discussed and negotiated in good faith and made OPCH’s Representatives available to discuss and negotiate in good faith (in each case to the extent Amedisys desires to negotiate) with Amedisys’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the proposal no longer constitutes an OPCH Superior Proposal (it being understood and agreed that any amendment to any material term or condition of any OPCH Superior Proposal shall require a new notice and a new negotiation period that shall expire on the later to occur of (I) three business days following delivery of such new notice from OPCH to Amedisys and (II) the expiration of the original five business day period described above in this clause (D)), and (E) no earlier than the end of such negotiation period, the Board of Directors of OPCH shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendments or modifications to this Agreement, that (x) the OPCH Alternative Transaction that is the subject of the notice described in clause (B) above still constitutes an OPCH Superior Proposal and (y) the failure to take such action would still be inconsistent with its fiduciary duties under Applicable Law. Neither the Board of Directors of OPCH nor any committee thereof shall cause or permit OPCH or any of its controlled affiliates to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement or other similar agreement related to any OPCH Alternative Transaction or requiring, or reasonably likely to cause, OPCH to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the Merger (other than a confidentiality agreement referred to in Section 5.3(a)).
(c)   In addition to the obligations of OPCH set forth in Section 5.3(a) and Section 5.3(b), OPCH shall promptly, and in any event within twenty-four hours of receipt by a member of the Board of Directors of OPCH or an executive officer of OPCH (or if received by another Representative of OPCH, the time such person became aware thereof), advise Amedisys orally and in writing of any request for information, proposal or inquiry relating to an OPCH Alternative Transaction, the material terms and conditions of such request, proposal or inquiry (including any changes thereto) and the identity of the person making such request, proposal or inquiry. OPCH shall (i) keep Amedisys reasonably informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry on a reasonably current basis and (ii) provide to Amedisys as soon as reasonably practicable after receipt or delivery (but in no event later than twenty-four hours after receipt or delivery) thereof copies of all correspondence and other written materials exchanged between OPCH or its subsidiaries or any of their Representatives, on the one hand, and any person making such request or proposal or any of its Representatives, on the other hand, in each case relating to any such request, proposal or inquiry.
(d)   Other than in connection with an OPCH Superior Proposal (which shall be subject to Section 5.3(b) and shall not be subject to this Section 5.3(d)), prior to obtaining the OPCH Stockholder Approvals, the Board of Directors of OPCH may, solely in response to an OPCH Intervening Event, take any action prohibited by clauses (i) or (iii) of Section 5.3(b), only if (i) the Board of Directors of OPCH determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law, (ii) OPCH has notified Amedisys in writing that it intends to effect such an OPCH Recommendation Change (under clauses (i) or (iii) of Section 5.3(b)) pursuant to this Section 5.3(d) (which notice shall specify the facts and circumstances providing the basis of the OPCH Intervening Event and for the determination by the Board of Directors of OPCH to effect an OPCH Recommendation Change under clauses (i) or (iii) of Section 5.3(b) in reasonable detail), (iii) for a period of five business days following the notice delivered pursuant to clause (ii) of this Section 5.3(d), OPCH shall have discussed and negotiated in good faith and made OPCH’s Representatives available to discuss and negotiate in good faith (in each case to the extent Amedisys desires to negotiate) with Amedisys’s Representatives any proposed modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement so that the failure to take such action would no longer be inconsistent with the fiduciary duties under Applicable Law of the Board of Directors of OPCH (it being understood and agreed that any material change to the relevant facts and circumstances shall require a new notice and a new negotiation period that shall expire on the later to occur of (A) three business days following delivery of such new notice from OPCH to Amedisys and (B) the expiration of the original five business day period described above in this clause (iii)), and (iv) no earlier than the end of such negotiation period, the Board of Directors of OPCH shall have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, and after considering the terms of any proposed amendments or modifications to this Agreement, that the failure to take such action would still be inconsistent with its fiduciary duties under Applicable Law. The term “OPCH Intervening Event” means an event or circumstance with respect to OPCH or any of its subsidiaries that materially improves the business, assets, operations or prospects of OPCH and its subsidiaries, taken as a whole, and that (1) was not known or reasonably foreseeable to the Board of Directors of OPCH on the date of this Agreement (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Board of Directors of OPCH on the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Board of Directors of OPCH prior to the OPCH Stockholder Approvals; (2) does not relate to any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an OPCH Alternative Transaction, or the consequences thereof; (3) does not relate to the fact, in and of itself, that OPCH meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics or any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations for any period, or any changes after the date of this Agreement in the price or trading volume of the OPCH Common Stock (it being understood that the event or circumstance underlying any of the foregoing in this clause (3) may be taken into consideration, unless otherwise excluded by the exceptions to this definition); (4) does not relate to the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the Closing in connection with the transactions contemplated by this Agreement; (5) does not relate to performance of this Agreement or any action required to be taken or refrained from being taken by this Agreement; and (6) does not relate to changes in general economic or geopolitical conditions, or changes in conditions in the global, international or U.S. economy generally.
(e)   Nothing contained in this Section 5.3 shall prohibit OPCH from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (ii) making any disclosure to the OPCH stockholders that is required by applicable Law, or (iii) issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided that any such disclosure or statement that constitutes or contains an OPCH Recommendation Change shall be subject to the provisions of Section 5.3(b); provided, further, that a “stop, look and listen” communication by OPCH pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be an OPCH Recommendation Change so long as any such communication states that the recommendation of the Board of Directors of OPCH in favor of the OPCH Share Issuance and OPCH Charter Amendment continues to be in effect (unless, prior to the time of such public disclosure, an OPCH Recommendation Change has been made in compliance with Section 5.3(b)).
ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.1.   Preparation of the Form S-4 and the Joint Proxy Statement/Prospectus; Stockholders Meetings.
(a)   As soon as reasonably practicable following the date of this Agreement, Amedisys and OPCH shall prepare the Form S-4 and the Joint Proxy Statement/Prospectus, and OPCH shall file the Form S-4, which shall include the Joint Proxy Statement/Prospectus as a prospectus, with the SEC. The parties shall consult each other in connection with setting a preliminary record date for each of the Amedisys Stockholders Meeting and the OPCH Shareholders Meeting and shall commence broker searches pursuant to Section 14a-13 of the Exchange Act in connection therewith. Each of Amedisys and OPCH shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Amedisys and OPCH shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Form S-4 or the Joint Proxy Statement/Prospectus received from the SEC. OPCH and Amedisys shall cooperate and provide the other parties with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus prior to filing such with the SEC. No filing of, or amendment or supplement to, the Form S-4 will be made by OPCH, and no filing of, or amendment or supplement to, the Joint Proxy Statement/Prospectus will be made by

OPCH or Amedisys, in each case without providing the other with a reasonable opportunity to review and comment (which comments shall be considered by the applicable party in good faith) thereon if reasonably practicable; provided that with respect to documents filed by a party that are incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus, this right of review and comment shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity or the transactions contemplated hereby; and provided, further, that this review and comment right shall not apply with respect to information relating to an Amedisys Recommendation Change or an OPCH Recommendation Change. Amedisys shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Amedisys’s stockholders, and OPCH shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to OPCH’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each party shall advise the other parties, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, of the time when any supplement or amendment to the Form S-4 has been filed, of the issuance of any stop order with respect to the Form S-4, or of any request by the SEC for amendment of the Form S-4 or the Joint Proxy Statement/Prospectus or comments on the Form S-4 or the Joint Proxy Statement/Prospectus and responses thereto or requests by the SEC for additional information relating thereto. If at any time prior to the Effective Time any information relating to Amedisys, OPCH or any of their respective affiliates, officers or directors, should be discovered by Amedisys or OPCH that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of Amedisys and OPCH.
(b)   Amedisys shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the “Amedisys Stockholders Meeting”) in accordance with the DGCL and the rules of the NASDAQ for the purpose of obtaining the Amedisys Stockholder Approval and shall, subject to the provisions of Section 5.2(b) and Section 5.2(d), through its Board of Directors, recommend to its stockholders the adoption of this Agreement. Amedisys may only postpone or adjourn the Amedisys Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Amedisys Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Amedisys has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Amedisys prior to the Amedisys Stockholders Meeting.
(c)   OPCH shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the “OPCH Stockholders Meeting”) in accordance with the DGCL and the rules of the NASDAQ for the purpose of obtaining the OPCH Stockholder Approvals and shall, subject to the provisions of Section 5.3(b) and Section 5.3(d), through its Board of Directors, recommend to its stockholders the approval of the OPCH Share Issuance and the adoption of the OPCH Charter Amendment. OPCH may only postpone or adjourn the OPCH Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the OPCH Stockholder Approvals, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that OPCH has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of OPCH prior to the OPCH Stockholders Meeting.
(d)   Amedisys and OPCH shall use reasonable best efforts to hold the Amedisys Stockholders Meeting and the OPCH Stockholders Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.
(e)   Subject to the terms and conditions of this Agreement, including Section 5.2 and Section 5.3, Amedisys and OPCH shall use reasonable best efforts to (i) solicit from Amedisys’s stockholders (in the case of Amedisys) and OPCH’s stockholders (in the case of OPCH) proxies in favor of the Amedisys Stockholder

Approval and the OPCH Stockholder Approvals, respectively, and (ii) take all other action necessary or advisable to secure the Amedisys Stockholder Approval and the OPCH Stockholder Approvals, respectively.
(f)   The only matters to be voted upon at each of the Amedisys Stockholders Meeting and the OPCH Stockholders Meeting are (i) the Merger, in the case of the Amedisys Stockholders Meeting, and the OPCH Share Issuance and the OPCH Charter Amendment, in the case of the OPCH Stockholders Meeting, (ii) compensatory arrangements between Amedisys and its executive officers relating to the Merger (on a non-binding, advisory basis), in the case of the Amedisys Stockholders Meeting, and (iii) any adjournment or postponement of the Amedisys Stockholders Meeting or the OPCH Stockholders Meeting, as applicable, for a reasonable period to solicit additional proxies, if deemed necessary by Amedisys or OPCH, respectively, and (iv) any other matters that are (I) required by Applicable Law or the Bylaws of OPCH or Amedisys, as applicable, or (II) if so desired and mutually agreed on, of the type customarily brought before a meeting of stockholders in connection with approval of this Agreement and the transactions contemplated by this Agreement.
(g)   Without limiting the generality of the foregoing, (i) OPCH agrees that its obligations pursuant to this Section 6.1 to hold the OPCH Stockholders Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to OPCH or any other person of any OPCH Alternative Transaction or the making of an OPCH Recommendation Change and (ii) Amedisys agrees that its obligations pursuant to this Section 6.1 to hold the Amedisys Stockholders Meeting shall not be affected by the commencement, public proposal, public disclosure or communication to Amedisys or any other person of any Amedisys Alternative Transaction or the making of an Amedisys Recommendation Change.
(h)   Each of Amedisys and OPCH agrees that none of the information supplied or to be supplied by such party (or its subsidiaries) for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to OPCH’s or Amedisys’s stockholders or at the time of the OPCH Stockholders Meeting or the Amedisys Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of Amedisys and OPCH will cause the Form S-4 and the Joint Proxy Statement/Prospectus to comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no covenant is made by either Amedisys or OPCH with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the other party (or its subsidiaries) for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus.
Section 6.2.   Access to Information; Confidentiality.   Subject to the Confidentiality Agreement, Applicable Law and any applicable COVID-19 Measures, and solely for the purposes of furthering the Merger, upon reasonable notice, Amedisys shall, and shall cause its subsidiaries to, and OPCH shall, and shall cause its subsidiaries to, afford to the other party and to the officers, employees and Representatives of such other party, reasonable access, during normal business hours during the period from the date of this Agreement to the Effective Time, to all of its and their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the business or operations of such party), and during such period, Amedisys shall, and shall cause its subsidiaries to, and OPCH shall, and shall cause its subsidiaries to, furnish promptly to the other party all information concerning its and their business, properties and personnel as such other party may reasonably request; provided, that the foregoing shall not require Amedisys or OPCH to disclose any information pursuant to this Section 6.2 to the extent that (i) such disclosure contravenes any Applicable Law or Order, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege, attorney work product or other relevant legal privilege; provided, further, that, with respect to the foregoing clauses (i) through (iii), Amedisys or OPCH, as applicable, shall use its commercially reasonable efforts to (A) obtain the required consent of any third party necessary to provide such disclosure, (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the other party and (C) utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege. No review pursuant to this Section 6.2 shall affect any representation or warranty given by the other party hereto. Any information provided or made available pursuant to this Section 6.2 shall be governed by the terms and conditions of the Confidentiality Agreement.
Section 6.3.   Reasonable Best Efforts.
(a)   Subject to the terms and conditions of this Agreement, OPCH and Amedisys will cooperate with each other and use (and will cause their respective subsidiaries to use) their respective reasonable best efforts to consummate the transactions contemplated by this Agreement and cause the conditions to the Merger set forth in Article VII to be satisfied as promptly as reasonably practicable, including by using their respective reasonable best efforts to accomplish the following (in connection with the consummation of the transactions contemplated by this Agreement, including the Merger) as promptly as reasonably practicable: (i) obtaining all actions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any Governmental Entity or other person that are necessary, proper or advisable, (ii) preparing and making all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with Governmental Entities) that are necessary, proper or advisable, (iii) taking all steps as may be necessary, proper or advisable to obtain an approval from, or to avoid an Action by, any Governmental Entity or other person, (iv) defending any lawsuits or other Actions, whether judicial or administrative, challenging this Agreement or that would otherwise prevent or delay the consummation of the transactions contemplated by this Agreement, including the Merger, including seeking to have any stay, temporary restraining order or injunction entered by any court of other Governmental Entity vacated or reversed and (v) executing and delivering any additional instruments that are reasonably necessary, proper or advisable to carry out fully the purposes of this Agreement. Each of OPCH and Amedisys shall, in consultation and cooperation with the other and as promptly as reasonably practicable (but in no event later than as required by Applicable Law, or later than ten business days from the date of this Agreement with respect to its filing under the HSR Act) make its filing under the HSR Act and any filings set forth on Section 7.1(c) of the OPCH Disclosure Letter. Neither OPCH nor Amedisys will withdraw any such filings or applications without the prior written consent of the other party. Notwithstanding anything to the contrary contained in this Agreement, neither OPCH nor Amedisys, nor any of their respective subsidiaries, shall be required to (and Amedisys shall not, without OPCH’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed)), pay any material consent or other similar fee, payment or consideration, make any other material concession or provide any additional material security (including a guaranty) to any non-Governmental Entity third party in connection with seeking or obtaining its consent to the transactions contemplated by this Agreement.
(b)   In connection with and without limiting the efforts referenced in Section 6.3(a), OPCH and Amedisys shall jointly develop, and OPCH and Amedisys shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to any Antitrust Law. Each of OPCH and Amedisys shall (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents, (ii) promptly inform the other of any such filing, submission or other document and of any communication with or from any Governmental Entity regarding the transactions contemplated by this Agreement, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any such filing, submission, document or communication and (iii) cooperate in making an appropriate response as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Entity or any Action initiated by a Governmental Entity or private party, including promptly notifying the other party of any such investigation, inquiry or Action, and consulting in advance before making any presentations or submissions to a Governmental Entity, or, in connection with any Action initiated by a private party, to any other person. Each of OPCH and Amedisys shall promptly make an appropriate response to any request for information, documentation, other material, or testimony by any Governmental Entity, including by using reasonable best efforts to promptly make an appropriate response to any request for additional information, documents or other materials, including any “second request” under the HSR Act, received by any Party or any of their respective subsidiaries from any Governmental Entity in connection with such filings, submissions or in connection with proceedings under or relating to any Antitrust Law. Each of OPCH and Amedisys shall, in connection with the transactions contemplated by this Agreement, promptly inform and consult with the other in advance of any meeting, conference or material communication with any Governmental Entity, or, in connection with any Action by a private party, with any other person, and to the extent not prohibited by Applicable Law or by the applicable Governmental Entity, reasonably consult with the other party in advance of any such meeting, conference or material communication, and give the other party a reasonable opportunity to attend and participate therein, and if the other party does not participate, keep such party apprised with respect thereto. Each party shall furnish to the other copies of all filings, submissions, correspondence and communications between it and its affiliates and their respective Representatives, on the one hand, and any Governmental Entity (or any other person in connection with any Action initiated by a private party), on the other hand, with respect to the transactions contemplated by this Agreement. Each party may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material,” and also may reasonably redact the material as necessary to (A) remove personally sensitive information, (B) remove references concerning the valuation of a party and its subsidiaries conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto, (C) comply with contractual arrangements, (D) prevent the loss of a legal privilege or (E) comply with Applicable Law.
(c)   Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, each party shall not (and shall ensure that its subsidiaries do not), consummate, enter into any agreement providing for, or announce, any investment, acquisition, divestiture or other business combination that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement or materially increase the risk of not obtaining any action, consent, approval, registration, waiver, permit, authorization, order expiration or termination of waiting periods or other confirmations from any Governmental Entity that is a condition to the Closing pursuant to Section 7.1(b) or Section 7.1(c).
Section 6.4.   Indemnification, Exculpation and Insurance.
(a)   OPCH agrees that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions or other matter occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, members, managers, employees or agents of Amedisys or any subsidiary of Amedisys (determined as of the Effective Time) (the “Existing Indemnified Parties”) as provided in the organizational documents of Amedisys and any of its subsidiaries or any indemnification contract between such directors or officers and Amedisys (in each case, as in effect on, and, in the case of any indemnification contracts, to the extent made available to OPCH prior to, the date of this Agreement) shall survive the Merger and shall continue in full force and effect. For a period of six years from the Effective Time, the Surviving Corporation shall, and OPCH shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the organizational documents of Amedisys and any of its subsidiaries as in effect immediately prior to the Effective Time with respect to acts or omissions or other matters occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Existing Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim. From and after the Effective Time, OPCH shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.4.
(b)   From and after the Effective Time, OPCH agrees that it will cause the Surviving Corporation to indemnify, defend and hold harmless, to the fullest extent permitted under Applicable Law, the current or former directors or officers of Amedisys or any subsidiary of Amedisys (the “D&O Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), amounts paid in settlement, judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any actual or alleged Action, in connection with, arising out of or otherwise related to matters existing or occurring or alleged to have occurred prior to or at the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including actions to enforce this provision or any other indemnification or advancement right of any D&O Indemnified Party, and the Surviving Corporation shall also promptly advance reasonable costs and expenses (including attorney’s fees) as incurred to the fullest extent permitted under Applicable Law (subject to the execution of an undertaking by or on behalf of the D&O Indemnified Party to repay such amount if it shall ultimately be determined, by final judicial decision from a court of competent jurisdiction which there is no further right to appeal, that the D&O Indemnified Party is not entitled to be indemnified under this Section 6.4(b)). In the event of any such actual or alleged Action, OPCH and the Surviving Corporation shall cooperate with the D&O Indemnified Party in the defense of any such actual or alleged Action. None of OPCH, the Surviving Corporation nor any of their respective affiliates shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Action for which indemnification may be sought by an D&O Indemnified Party pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all D&O Indemnified Parties from all liability arising out of such Action.
(c)   The Surviving Corporation shall (and OPCH shall cause the Surviving Corporation to), at its option, (i) during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, maintain in effect Amedisys’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to or more favorable than those of the D&O Insurance or (ii) purchase a six (6)-year prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with a comparable credit rating as Amedisys’s current directors’ and officers’ liability insurance carrier (the “Tail Policy”). In satisfying its obligations pursuant to the first sentence of this Section 6.4(c), the Surviving Corporation shall not be obligated to (A) pay annual premiums in excess of 300% of the amount paid by Amedisys for coverage for its last full fiscal year prior to the date hereof for the D&O Insurance (such 300% amount, the “Maximum Premium”) or (B) incur an aggregate cost for the Tail Policy in excess of the Maximum Premium. If the annual premiums of such insurance coverage for the six-year period exceed the Maximum Premium or the aggregate cost for such Tail Policy exceeds the Maximum Premium, then the Surviving Corporation shall only be obligated to obtain a policy with the greatest coverage available for an annual premium not exceeding the Maximum Premium or an aggregate cost for such Tail Policy not exceeding the Maximum Premium from an insurance carrier with the same or better credit rating as Amedisys’s current directors’ and officers’ liability insurance carrier. In lieu of the foregoing obligations, prior to the Effective Time Amedisys may and, at OPCH’s request, shall use reasonable best efforts to, purchase the Tail Policy; provided, that the aggregate cost for such Tail Policy shall not exceed the Maximum Premium. If Amedisys purchases the Tail Policy prior to the Effective Time, the Surviving Corporation shall (and OPCH shall cause the Surviving Corporation to) maintain such Tail Policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder.
(d)   The covenants contained in this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such person is entitled, whether pursuant to Applicable Law, contract or otherwise. Nothing contained in this Section 6.4 shall be construed or interpreted to release, waive or impair any other right to director and officer liability insurance claims under any policy that is or has been in existence with respect to Amedisys and its subsidiaries and the rights contained in this Section 6.4 shall be deemed to be additional to, and not in lieu of or in substitution for any claims under any such policies or other rights to indemnification, advancement or contribution.
(e)   In the event that OPCH or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of OPCH or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4.
Section 6.5.   Fees and Expenses.   Except as set forth in this Section 6.5 and in Section 8.2, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger are consummated, except that each of OPCH and Amedisys shall bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred by the parties in connection with (a) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement/Prospectus (including SEC filing fees), (b) the filings of the premerger notification and report forms under the HSR Act and similar laws of other jurisdictions (including filing fees) and (c) the filings and notices required to obtain the consents of any Governmental Entity listed on Section 7.1(c) of the OPCH Disclosure Letter.
Section 6.6.   Public Announcements.   Amedisys and OPCH shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the first sentence of this Section 6.6 shall not apply to (a) any press release or public statement required by Applicable Law or any listing agreement with any national securities exchange, provided that the party making the release or statement has used its reasonable best efforts to consult with the other party, (b) an Amedisys Recommendation Change (or any responses thereto) or OPCH Recommendation Change (or any responses thereto), or any communication regarding an Amedisys Alternative Transaction in accordance with Section 5.2(e) or regarding an OPCH Alternative Transaction in accordance with Section 5.3(e), (c) any disclosure of information concerning this Agreement in connection with any dispute between the parties regarding this Agreement and (d) any press release or public statement containing content with respect to this Agreement or the transactions contemplated hereby consistent in all material respects with content included in any press release or public statement that has been previously consented to by the other party or otherwise exempted from this Section 6.6.
Section 6.7.   NASDAQ Listing.   Amedisys and OPCH shall use reasonable best efforts to cause the OPCH Common Stock issuable under Article III to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Closing Date.
Section 6.8.   Takeover Statutes.   If any antitakeover or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the parties hereto and its respective Board of Directors shall (a) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.
Section 6.9.   Conveyance Taxes.   Amedisys and OPCH shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar Taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. All such Taxes shall be borne 50% by OPCH, on the one hand, and 50% by Amedisys, on the other hand, when due.
Section 6.10.   Employee Benefits.
(a)   For a period of one (1) year commencing immediately following the Effective Time (or until the termination of the Continuing Employee, if sooner) (the “Continuation Period”), OPCH shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, provide each individual who, immediately prior to the Effective Time, is employed by Amedisys or any of its subsidiaries (or who provides services to Amedisys or any of its subsidiaries pursuant to an arrangement with a professional employer organization) (each, a “Continuing Employee”) (i) a base salary or hourly wage rate that is not less than that provided to such Continuing Employee immediately prior to the Effective Time, (ii) target short-term cash bonus compensation opportunities (including annual cash bonuses, but excluding commissions or other incentives, long-term incentives and equity or equity-based compensation or opportunities) that are no less favorable than those provided to such Continuing Employee immediately prior to the Effective Time (including annual cash bonuses, but excluding commissions or other incentives, long-term incentives and equity or equity-based compensation or opportunities), unless the Continuing Employee’s classification under the Fair Labor Standards Act changes following the date hereof, and (iii) other employee benefits (excluding any employee stock purchase, equity or equity-based, nonqualified deferred compensation, retention, incentive, bonus, change in control or transaction compensation or arrangements and defined benefit pension and post-employment welfare benefits) that are substantially comparable in the aggregate to the employee benefits provided to such Continuing Employee immediately prior to the Effective Time under the Amedisys Benefit Plans set forth on Section 4.1(l)(i) of the Amedisys Disclosure Letter (excluding any employee stock purchase, equity or equity-based, nonqualified deferred compensation, retention, incentive, bonus, change in control or transaction compensation or arrangements and defined benefit pension and post-employment welfare benefits).
(b)   During the Continuation Period, OPCH shall honor, and shall cause the Surviving Corporation to honor, all Amedisys Benefit Plans set forth on Section 4.1(l)(i) of the Amedisys Disclosure Letter and all employment, severance, and termination plans and agreements in effect as of immediately prior to the date hereof and set forth on Section 4.1(l)(i) of the Amedisys Disclosure Letter, in each case, in accordance with their terms as in effect immediately prior to the date hereof and shall assume any Amedisys Benefit Plan that requires or contemplates assumption by their terms by an acquirer or successor. To the extent that a Continuing Employee experiences an involuntary termination of employment during the Continuation Period, OPCH shall provide, or cause to be provided, to each such Continuing Employee with severance payments and benefits that are no less favorable than the severance payments and benefits that such Continuing Employee would have been entitled under the Amedisys Benefit Plans set forth on Section 4.1(l)(i) of the Amedisys Disclosure Letter as in effect immediately prior to the date hereof.
(c)   OPCH hereby acknowledges that a “change in control,” “sale event” or term or concept of similar import within the meaning of the severance plans that are Amedisys Benefit Plans and set forth on Section 4.1(l)(i) of the Amedisys Disclosure Letter, the Amedisys ESPP, the 2008 Omnibus Incentive Plan and the 2018 Plan, will occur at the Effective Time.
(d)   For purposes of eligibility, vesting (other than vesting of future equity awards), future vacation accruals and determinations of severance amounts (but not (i) for purposes of benefit accrual under any defined benefit pension plan, (ii) to the extent that such credit would result in a duplication of compensation or benefits, or (iii) credit under any plan that is grandfathered or frozen) under each applicable OPCH Benefit Plan that will apply to Amedisys’s employees after the Effective Time (each, a “Replacement Plan”), service with or credited by Amedisys or any of its subsidiaries or predecessors for continuing employees of Amedisys and its subsidiaries shall be treated as service with OPCH to the same extent that such service was taken into account under the analogous Amedisys Benefit Plan prior to the Effective Time. With respect to the participation of any Amedisys employees in any Replacement Plan, OPCH shall use commercially reasonable efforts to: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, except to the extent such pre-existing conditions, exclusions or waiting periods would apply (and were not previously satisfied) under the analogous Amedisys Benefit Plan that such employee participated in prior to the Effective Time and (ii) during the plan year in which the Effective Time occurs provide each such employee and his or her eligible dependents with credit for any co-insurance and deductibles paid prior to the Effective Time (or, if later, prior to the time such employee commenced participation in the Replacement Plan) under a Replacement Plan (to the same extent that such credit was given under the analogous Amedisys Benefit Plan that such employee participated in prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any Replacement Plan in which such employee first become eligible to participate during the calendar year in which the Effective Time occurs.
(e)   With respect to any accrued but unused personal, sick, vacation time or other paid time off to which any Continuing Employee is entitled pursuant to the policies or individual agreements or other arrangements applicable to such Continuing Employee immediately prior to the Effective Time (the “PTO Policy”), OPCH shall, or shall cause the Surviving Corporation to and instruct its Affiliates to, as applicable (and without duplication of benefits), assume, as of the Effective Time, the liability for such accrued personal, sick, vacation time or other paid time off and allow such Continuing Employee to use such accrued personal, sick, vacation time or other paid time off in accordance with the PTO Policy.
(f)   OPCH shall, or shall cause the Surviving Corporation to, pay to each Continuing Employee who, as of immediately prior to the date hereof, participates in any annual bonus plan that is set forth on

Section 4.1(1)(i) of the Amedisys Disclosure Letter (collectively, the “Bonus Plans”) maintained by Amedisys with respect to Amedisys’s fiscal year (or such shorter performance period) during which the Closing occurs (the “Closing Fiscal Year”) the following: a bonus amount (each, a “Bonus”) to which the Continuing Employee is entitled under the terms in effect as of the date hereof under the Bonus Plans for the Closing Fiscal Year, which shall be (i) no less than the amount payable under the Bonus Plans based on actual performance through the Closing Date (as determined by the Board of Directors of OPCH or the appropriate committee thereof), and (ii) payable in the ordinary course under the terms in effect as of the date hereof under the Bonus Plans; provided, that if a Continuing Employee experiences an involuntary termination by the Surviving Corporation without “Cause” (as such term is defined in the 2018 Plan) prior to the payment of the Bonus, to the extent consistent with Amedisys’s Bonus Plans program as administered in effect as of the Effective Time, such Continuing Employee will be entitled to receive a Bonus amount equal to (i) the Continuing Employee’s Bonus amount payable under the Bonus Plans based on target performance, multiplied by (ii) a fraction, the numerator of which is the number of days that such Continuing Employee was employed with Amedisys and the Surviving Corporation during the applicable performance period prior to the termination date, and the denominator of which is the number of days in the applicable performance period.
(g)   Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Amedisys or any of its subsidiaries any right to continue in the employ or service of the Surviving Corporation, Amedisys, OPCH or any subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Amedisys, OPCH or any subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Amedisys or any of its subsidiaries at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, modify or terminate any Amedisys Benefit Plan, Replacement Plan or any other compensation or benefit plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its subsidiaries or affiliates to establish, amend, modify or terminate any Amedisys Benefit Plan, Replacement Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, including any current or former employee, officer, director or consultant of Amedisys or any of its subsidiaries, any right (including any third-party right), benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(h)   Prior to the Closing Date, Amedisys shall amend its 401(k) plan, with such amendment to be effective prior to the Closing Date, to eliminate future purchases of Amedisys Common Stock (or, following the Closing, OPCH common stock) by participants under the Amedisys 401(k) plan.
Section 6.11.   Section 16(b).   Amedisys and OPCH shall each take all such steps as are reasonably necessary to cause the transactions contemplated by this Agreement, including any dispositions of equity securities of Amedisys (including derivative securities) or acquisitions of equity securities of OPCH (including derivative securities) in connection herewith, by any individual who (a) is a director or officer subject to the reporting requirement of Section 16(a) of the Exchange Act with respect to Amedisys or (b) at the Effective Time will become a director or officer subject to the reporting requirement of Section 16(a) of the Exchange Act with respect to OPCH, in each case to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.12.   Certain Litigation.   Each of Amedisys and OPCH shall promptly notify the other of, and cooperate with the other party with respect to, any stockholder demands, litigations, arbitrations or other similar claims, actions, suits or proceedings (including derivative claims) commenced against it, its subsidiaries or its or its subsidiaries’ respective directors or officers relating to this Agreement or any of the transactions contemplated hereby or any matters relating thereto (collectively, “Transaction Litigation”); provided, that “Transaction Litigation” shall not include any litigation where the parties are adverse to each other or any litigation related to or arising out of a proposal with respect to an Amedisys Alternative Transaction or OPCH Alternative Transaction. Amedisys shall give OPCH the opportunity to reasonably participate (at OPCH’s expense) in (but not control) the defense and settlement of any Transaction Litigation and none of Amedisys nor any of its subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of OPCH (which consent shall not be unreasonably withheld, conditioned or delayed). OPCH shall keep Amedisys reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation, and will consider in good faith Amedisys’s comments or suggestions with respect to such Transaction Litigation.
Section 6.13.   Stock Exchange Delisting; Deregistration.   Prior to the Effective Time, Amedisys shall use its reasonable best efforts to facilitate the commencement of the delisting of Amedisys and of the shares of Amedisys Common Stock from the NASDAQ as promptly as practicable after the Effective Time. Prior to the Effective Time, Amedisys shall not voluntarily delist the Amedisys Common Stock from the NASDAQ.
Section 6.14.   Tax Matters.
(a)   The parties hereto shall not take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Intended Tax Treatment. The parties hereto shall, and shall cause their respective subsidiaries and affiliates to, use their reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment. Notwithstanding the foregoing, none of Amedisys, OPCH or any subsidiary thereof shall have any liability or obligation to any direct or indirect holder of Amedisys Common Stock or any direct or indirect holder of OPCH Common Stock should the Merger fail to qualify for the Intended Tax Treatment.
(b)   The parties hereto will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a change in Applicable Law after the date hereof or a “determination” within the meaning of Section 1313(a) of the Code.
(c)   If, in connection with the preparation and filing of the Form S-4 or the Joint Proxy Statement/Prospectus, the SEC requires that a tax opinion be prepared and submitted (such requirement, a “Tax Opinion Requirement”), Amedisys shall deliver to OPCH a written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP (or other counsel as may be reasonably acceptable to OPCH), dated as of the Closing Date, to the effect that the Merger qualifies for the Intended Tax Treatment, and each of the parties shall consider and negotiate in good faith such amendments to this Agreement as may reasonably be required to cause the Merger to qualify for the Intended Tax Treatment (it being understood that no party will be required to agree to any such amendment). Amedisys and OPCH will use commercially reasonable efforts and reasonably cooperate with one another in connection with the issuance to Amedisys or OPCH of any opinion relating to the Intended Tax Treatment including using commercially reasonable efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of Amedisys or OPCH, as applicable) containing customary representations reasonably necessary or appropriate for such counsel to render such opinion.
Section 6.15.   Financing Cooperation.
(a)   The parties acknowledge and agree that, on or prior to the Closing Date, it may be necessary for OPCH (or any one or more of its subsidiaries) to enter into financing transactions (including the raising of new financing in connection with the transactions contemplated by this Agreement) (any such financing transaction, a “Financing Transaction”). In connection with any Financing Transaction and to the extent reasonably requested by OPCH or Merger Sub on or prior to the Closing Date, Amedisys agrees to promptly (i) use commercially reasonable efforts to assist and cooperate with OPCH with respect to the arrangement, structuring, marketing and execution of any such Financing Transaction, and (ii) provide OPCH such information and documents regarding Amedisys or its subsidiaries as may be reasonably necessary or desirable to consummate any such Financing Transaction; provided that in no event shall Amedisys or its subsidiaries or their respective Representatives be required to execute and deliver any pledge or security documents or certificates, documents or instruments or enter into a definitive Agreement, in each case, with respect to a Financing Transaction, that, in each case, is not contingent upon the Closing Date occurring or would be effective prior to the Closing Date. OPCH and Merger Sub acknowledge and agree that their obligations to consummate the Merger and the other transactions contemplated by this Agreement are not conditioned on the consummation of any Financing Transaction.
(b)   Except as a result of fraud or willful misconduct by Amedisys, its subsidiaries or its or their Representatives, or arising from a material misstatement contained in information relating to Amedisys and its subsidiaries provided in writing by Amedisys, its subsidiaries or its or their Representatives for inclusion in definitive documentation related to a Financing Transaction, OPCH shall indemnify, defend and hold harmless Amedisys and its subsidiaries from and against any and all liabilities, losses, damages, claims, penalties, fines, costs, fees and expenses (including reasonable fees and expenses of one outside legal counsel, accountants, investment bankers, experts, consultants and other advisors and the cost of all filing fees and printing costs) actually suffered or incurred by them in connection with any cooperation requested by OPCH or required under this Agreement and provided by Amedisys under Section 6.15(a) and any information utilized in connection therewith. In addition, OPCH shall, promptly upon written request by Amedisys, reimburse Amedisys for all reasonable and documented out-of-pocket fees and expenses (including reasonable fees, costs and expenses of outside legal counsel, accountants, investment bankers, experts, consultants and other advisors, and the cost of all filing fees and printing costs) incurred by Amedisys or its subsidiaries in connection with any cooperation requested by OPCH or required under Section 6.15(a) and provided by Amedisys under Section 6.15(a). This Section 6.15(b) shall survive the Closing and termination of this Agreement, regardless of whether or not the Merger is consummated, and is intended to benefit, and may be enforced by Amedisys and its subsidiaries, who are each third-party beneficiaries of this Section 6.15(b).
(c)   Notwithstanding any provision in this Section 6.15 to the contrary, nothing in this Section 6.15 shall require (A) any cooperation to the extent that it would, in the good faith determination of Amedisys, unreasonably interfere with the business or operations of Amedisys and its subsidiaries (taken as a whole), (B) Amedisys or any of its subsidiaries to enter into any instrument or contract, or agree to any change or modification to any instrument or contract or take any action with respect to its existing indebtedness prior to the occurrence of the Closing that would be effective if the Closing does not occur, (C) Amedisys or any of its subsidiaries to deliver any notice of prepayment or redemption or similar notice that does not provide that such prepayment or redemption is conditioned upon the occurrence of the Closing, (D) Amedisys, any of its subsidiaries or their respective boards of directors (or equivalent bodies) to adopt any resolution, grant any approval or authorization or otherwise take any corporate or similar action (except for those that would not become effective until the Closing), (E) Amedisys or any of its subsidiaries to pay any commitment or other fees, reimburse any expenses or otherwise incur any liabilities or give any indemnities prior to the Closing, (F) Amedisys or any of its subsidiaries to provide any pro forma adjustments to the financial statements reflecting the transactions contemplated or required hereunder, (G) Amedisys or any of its subsidiaries to take any action that would conflict with or violate Amedisys’s or any of its subsidiaries’ organizational documents or any applicable Law, or result in a material breach of or material default under any Amedisys Material Contract, (H) Amedisys or any of its subsidiaries to take any action that would cause any condition to the Closing set forth herein to not be satisfied or otherwise cause any breach of this Agreement, (I) Amedisys or any of its subsidiaries to provide any information the disclosure of which is prohibited or legally privileged or (J) any Representative of Amedisys or any of its subsidiaries to deliver any certificate or take any other action that would reasonably be expected to result in personal liability to such individual Representative. Notwithstanding anything contained herein to the contrary, any breach of Amedisys or its subsidiaries of their respective obligations under this Section 6.15 shall not constitute a breach of this Agreement for purposes of Article VIII or a breach of the conditions set forth in Article VII.
Section 6.16.   Merger Sub Stockholder Consent and Other Transaction Consents.   OPCH, in its capacity as the sole stockholder of Merger Sub, shall, immediately following the execution and delivery of this Agreement, deliver or cause to be delivered the irrevocable written consent of the sole stockholder of Merger Sub adopting this Agreement in accordance with the DGCL and the organizational documents of Merger Sub. OPCH shall take all necessary action to cause Merger Sub and the Surviving Corporation to perform their respective obligations under, and in accordance with the terms of, this Agreement.
Section 6.17.   Other Covenants.
(a)   Amedisys shall take the actions set forth on Section 6.17(a) of the Amedisys Disclosure Letter.
(b)   Amedisys and OPCH shall take the actions set forth on Section 6.17(b) of the Amedisys Disclosure Letter.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1.   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each party to effect the Merger, and the obligation of OPCH to effect the OPCH Charter Amendment, is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by Applicable Law), on or prior to the Closing Date of the following conditions:
(a)   Stockholder Approvals.   Each of the Amedisys Stockholder Approval and the OPCH Stockholder Approvals shall have been obtained; and
(b)   HSR Act.   Any applicable waiting period (and any extension thereof) under the HSR Act relating to the consummation of the Merger shall have expired or been terminated.
(c)   Other Approvals.   Subject to Section 6.17(b) of the Amedisys Disclosure Letter, all approvals listed on Section 7.1(c) of the OPCH Disclosure Letter shall have been obtained.
(d)   No Injunctions or Restraints.   No Governmental Entity of competent jurisdiction shall have issued or entered any Order after the date of this Agreement, and no Applicable Law shall have been enacted or promulgated after the date of this Agreement, in each case, that (whether temporary or permanent) is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Merger.
(e)   Registration Statement.   The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.
(f)   Stock Exchange Listing.   The shares of OPCH Common Stock to be issued in the OPCH Share Issuance shall have been approved for listing on the NASDAQ, subject to official notice of issuance.
Section 7.2.   Conditions to Obligations of OPCH.   The obligation of OPCH to effect the Merger and the OPCH Charter Amendment is further subject to satisfaction or waiver by OPCH, in whole or in part (to the extent permitted by Applicable Law), of the following conditions:
(a)   Representations and Warranties.   (i) The representations and warranties of Amedisys contained in Section 4.1(a) (Organization, Standing and Corporate Power) (excluding the final sentence thereof), Section 4.1(b)(i) (Corporate Authority), Section 4.1(b)(ii)(A) (Non-Contravention), Section 4.1(c)(iv) (Agreements with Respect to Amedisys Equity Securities), Section 4.1(c)(v) (Stockholder Rights Plans), Section 4.1(d) (Subsidiaries), Section 4.1(t) (Voting Requirements), Section 4.1(u) (Opinion of Financial Advisors) and Section 4.1(v) (Brokers) (x) that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date) and (y) that are not qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date), (ii) the representations and warranties of Amedisys contained in Section 4.1(c)(i) (Capitalization) (other than the last sentence thereof) and Section 4.1(c)(ii) (No Other Amedisys Equity Securities) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except for any de minimis inaccuracies, (iii) the representations and warranties of Amedisys contained in Section 4.1(f)(ii) (No Material Adverse Effect) shall be true and correct as of the Closing Date as though made on the Closing Date and (iv) each of the representations and warranties of Amedisys contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Amedisys.
(b)   Performance of Obligations of Amedisys.   Amedisys shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)   Officer’s Certificate.   OPCH shall have received an officer’s certificate duly executed by an authorized officer of Amedisys to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
Section 7.3.   Conditions to Obligations of Amedisys.   The obligation of Amedisys to effect the Merger is further subject to satisfaction or waiver by Amedisys, in whole or in part (to the extent permitted by Applicable Law), of the following conditions:
(a)   Representations and Warranties.   (i) The representations and warranties of OPCH contained in Section 4.2(a) (Organization, Standing and Corporate Power) (excluding the final sentence thereof), Section 4.2(b)(i) (Corporate Authority), Section 4.2(b)(ii)(A) (Non-Contravention), Section 4.2(c)(iii) (Agreements with Respect to OPCH Securities), Section 4.2(c)(iv) (Stockholder Rights Plans), Section 4.2(d) (Subsidiaries), Section 4.2(s) (Voting Requirements), Section 4.2(t) (Opinion of Financial Advisors) and Section 4.2(u) (Brokers) (x) that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date) and (y) that are not qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date), (ii) the representations and warranties of OPCH contained in Section 4.2(c)(i) (Capitalization) and Section 4.2(c)(ii) (No Other OPCH Securities) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except for any de minimis inaccuracies, (iii) the representations and warranties of OPCH contained in Section 4.2(f)(ii) (No Material Adverse Effect) shall be true and correct as of the Closing Date as though made on the Closing Date and (iv) each of the representations and warranties of OPCH contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on OPCH.
(b)   Performance of Obligations of OPCH.   OPCH shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)   Officer’s Certificate.   Amedisys shall have received an officer’s certificate duly executed by an authorized officer of OPCH to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
Section 8.1.   Termination.   This Agreement may be terminated at any time prior to the Effective Time, and whether before or (except in the case of Section 8.1(e) or Section 8.1(f)) after receipt of the Amedisys Stockholder Approval or the OPCH Stockholder Approvals:
(a)   by mutual written consent of Amedisys and OPCH;
(b)   by either Amedisys or OPCH, if:
(i)   the Merger shall not have been consummated by February 5, 2024 (the “Outside Date”); provided that if the Closing shall not have occurred by the Outside Date but on that date any of the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(d) (solely as it relates to any Antitrust Laws or Healthcare Laws or Orders entered thereunder) shall not be satisfied or waived but all other conditions shall have been satisfied or waived (other than those that by their terms are to be fulfilled at the Closing, provided that each such condition would be capable of being fulfilled if the Closing were to occur on such date), then the Outside Date shall automatically, without any action on the part of the parties hereto, be extended to May 3, 2024, and such date shall be the “Outside Date” for purposes of this Agreement; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if a material breach by such party of any of its obligations under this Agreement has been the principal cause of or principally resulted in the failure of the Closing to have occurred on or before the Outside Date;
(ii)   the Amedisys Stockholder Approval shall not have been obtained upon a vote taken thereon at the Amedisys Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;
(iii)   any of the OPCH Stockholder Approvals shall not have been obtained upon votes taken thereon at the OPCH Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;
(iv)   (A) prior to the Effective Time, any Governmental Entity of competent jurisdiction shall have issued or entered any Order that has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and such Order shall have become final and non-appealable, or (B) any expiration, termination, authorization or consent from a Governmental Entity required to be obtained pursuant to Section 7.1(b) or Section 7.1(c) shall have been denied and such denial shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to a party if a material breach by such party of any of its obligations under Section 6.3 has been the principal cause of or principally resulted in the issuance of such Order or the denial of such expiration, termination, authorization or consent;
(c)   by OPCH (provided that OPCH is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b)), if Amedisys shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) is incapable of being cured by Amedisys or is not cured by the earlier of (x) the Outside Date and (y) forty-five (45) days of written notice thereof from OPCH;
(d)   by Amedisys (provided that Amedisys is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b)), if OPCH shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) is incapable of being cured by OPCH or is not cured by the earlier of (x) the Outside Date and (y) forty-five (45) days of written notice thereof from Amedisys;
(e)   by OPCH, at any time prior to the Amedisys Stockholders Meeting, if the Board of Directors of Amedisys or any committee thereof shall have made an Amedisys Recommendation Change; and
(f)   by Amedisys, at any time prior to the OPCH Stockholders Meeting, if the Board of Directors of OPCH or any committee thereof shall have made an OPCH Recommendation Change.
Section 8.2.   Effect of Termination.
(a)   In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any of the parties, except (i) the provisions of this Section 8.2, the last sentence of Section 6.2, Section 6.5, Section 6.15(b) and Article IX shall survive any such termination of this Agreement and no such termination shall relieve any party from any liability or obligation under such provisions and (ii) nothing contained herein shall relieve any party from liability for any Willful Breach hereof.

(b)   If this Agreement is terminated:
(i)   by OPCH pursuant to Section 8.1(e) (Amedisys Recommendation Change), or by either OPCH or Amedisys pursuant to Section 8.1(b)(ii) (Amedisys Stockholder No Vote) and, immediately prior to the Amedisys Stockholders Meeting, OPCH would have been entitled to terminate this Agreement pursuant to Section 8.1(e) (Amedisys Recommendation Change);
(ii)   by OPCH or Amedisys pursuant to Section 8.1(b)(i) (Outside Date) or Section 8.1(b)(ii) (Amedisys Stockholder No Vote) and, in each case,
(A)   at or prior to the Amedisys Stockholders Meeting, in the case of a termination pursuant to Section 8.1(b)(ii) (Amedisys Stockholder No Vote) or at or prior to the time of such termination, in the case of a termination pursuant to Section 8.1(b)(i) (Outside Date) there shall have been publicly made to the stockholders of Amedisys generally or shall otherwise have become publicly known, or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for an Amedisys Alternative Transaction; and
(B)   within twelve (12) months of termination of this Agreement, Amedisys or any of its subsidiaries enters into a definitive agreement with any Amedisys Third Party with respect to any Amedisys Alternative Transaction or any Amedisys Alternative Transaction is consummated; or
(iii)   by OPCH pursuant to Section 8.1(c) (Breach of Amedisys Representations or Covenants) and,
(A)   at or prior to the time of such termination there shall have been publicly made to the stockholders of Amedisys generally or shall otherwise have become publicly known, or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for an Amedisys Alternative Transaction; and
(B)   within twelve (12) months of termination of this Agreement, Amedisys or any of its subsidiaries enters into a definitive agreement with any Amedisys Third Party with respect to any Amedisys Alternative Transaction or any Amedisys Alternative Transaction is consummated, then Amedisys shall pay to OPCH, not later than, in the case of clause (i), two business days after the date of termination of this Agreement, and in the case of clause (ii), two business days after the earlier of the date the agreement with respect to the Amedisys Alternative Transaction is entered into and the date the Amedisys Alternative Transaction is consummated, a termination fee of one-hundred and six million dollars ($106,000,000) (such dollar amount, the “Termination Fee Amount,” and such fee, the “Amedisys Termination Fee”); provided that, for purposes of this Section 8.2(b), the term “Amedisys Alternative Transaction” shall have the meaning assigned to the term in Section 5.2(a), except that all references to “20%” shall be deemed replaced with “50%”.
(c)   If this Agreement is terminated:
(i)   by Amedisys pursuant to Section 8.1(f) (OPCH Recommendation Change), or by either Amedisys or OPCH pursuant to Section 8.1(b)(iii) (OPCH Stockholder No Vote) and, immediately prior to the OPCH Stockholders Meeting, Amedisys would have been entitled to terminate this Agreement pursuant to Section 8.1(f) (OPCH Recommendation Change);
(ii)   by Amedisys or OPCH pursuant to or Section 8.1(b)(i) (Outside Date) or Section 8.1(b)(iii) (OPCH Stockholder No Vote) and, in each case:
(A)   at or prior to the OPCH Stockholders Meeting in the case of a termination pursuant to Section 8.1(b)(iii) (OPCH Stockholder No Vote) or at or prior to the time of such termination, in the case of a termination pursuant to Section 8.1(b)(i) (Outside Date), there shall have been publicly made to the stockholders of OPCH generally or shall otherwise have become publicly known, or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for an OPCH Alternative Transaction; and
(B)   within twelve (12) months of termination of this Agreement, OPCH or any of its subsidiaries enters into a definitive agreement with any OPCH Third Party with respect to any OPCH Alternative Transaction or any OPCH Alternative Transaction is consummated; or

(iii)   by Amedisys pursuant to Section 8.1(c) (Breach of OPCH Representations or Covenants) and,
(A)   at or prior to the time of such termination there shall have been publicly made to the stockholders of OPCH generally or shall otherwise have become publicly known, or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for an OPCH Alternative Transaction; and
(B)   within twelve (12) months of termination of this Agreement, OPCH or any of its subsidiaries enters into a definitive agreement with any OPCH Third Party with respect to any OPCH Alternative Transaction or any OPCH Alternative Transaction is consummated, then OPCH shall pay to Amedisys, not later than, in the case of clause (i), two business days after the date of termination of this Agreement, and in the case of clause (ii), two business days after the earlier of the date the agreement with respect to the OPCH Alternative Transaction is entered into and the date the OPCH Alternative Transaction is consummated, a termination fee equal to the Termination Fee Amount (the “OPCH Termination Fee”); provided that, for purposes of this Section 8.2(c), the term “OPCH Alternative Transaction” shall have the meaning assigned to the term in Section 5.3(a), except that all references to “20%” shall be deemed replaced with “50%”.
(d)   Any Amedisys Termination Fee or OPCH Termination Fee payable under Section 8.2(b) or Section 8.2(c) shall be payable in immediately available funds no later than the applicable date set forth therein. If a party fails to promptly pay to the other party any fee due under such Section 8.2(b) or Section 8.2(c), the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.
(e)   Each party agrees that notwithstanding anything in this Agreement to the contrary (other than with respect to claims for, or arising out of or in connection with a Willful Breach hereunder or with respect to claims pursuant to the Confidentiality Agreement), in the event that any Amedisys Termination Fee or OPCH Termination Fee is paid to a party in circumstances in which such fee is payable in accordance with this Section 8.2, (i) the payment of such Amedisys Termination Fee or OPCH Termination Fee shall be the sole and exclusive remedy of such party, its subsidiaries, stockholders, affiliates, officers, directors, employees and Representatives against the other party or any of its Representatives or affiliates, and (ii) in no event will the party being paid any Amedisys Termination Fee or OPCH Termination Fee or any other such person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clause (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (iii) no party nor any affiliates or Representatives of any party shall have any further liability or obligation to the other party relating to or arising out of this Agreement or the transactions contemplated hereby. In no event shall any party be required to pay an Amedisys Termination Fee or OPCH Termination Fee, as applicable, on more than one occasion.
Section 8.3.   Amendment.   Subject to compliance with Applicable Law, this Agreement may be amended by the parties hereto at any time before or after the Amedisys Stockholder Approval or the OPCH Stockholder Approvals; provided that any amendment of this Agreement that requires approval by the stockholders of Amedisys or approval by the stockholders of OPCH under Applicable Law shall be subject to such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly authorized committee thereof.
Section 8.4.   Extension; Waiver.   At any time prior to the Effective Time, a party may, subject to the first proviso of Section 8.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other party with any of the agreements or conditions for the benefit of such party contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Amedisys or

OPCH shall require the approval of the stockholders of Amedisys or OPCH, respectively, unless such approval is required by Applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 8.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1.   Non-survival of Representations and Warranties.   None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties that, by its terms, contemplates performance after the Effective Time.
Section 9.2.   Notices.   All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or delivered by electronic mail (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)   if to OPCH or Merger Sub to:
Option Care Health, Inc.
3000 Lakeside Drive, Suite 300N
Bannockburn, IL 60015
Attention:
General Counsel

Email:
[***]

with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:
Sarkis Jebejian, P.C.
Carlo Zenkner, P.C.
Alexandra Gallogly

Email:
sarkis.jebejian@kirkland.com
carlo.zenkner@kirkland.com
alexandra.gallogly@kirkland.com

and
Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention:
Mark A. Fennell, P.C.

Email:
mark.fennell@kirkland.com

if to Amedisys, to:
Amedisys, Inc.
3854 American Way, Suite A
Baton Rouge, LA 70816
Attention:
Richard Ashworth
Jennifer Griffin

Email:
[***]
[***]

with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:
Krishna Veeraraghavan
Kyle T. Seifried

Email:
kveeraraghavan@paulweiss.com
kseifried@paulweiss.com

Section 9.3.   Definitions.   For purposes of this Agreement:
(a)   “2018 Plan” means Amedisys’s 2018 Omnibus Incentive Compensation Plan.
(b)   “affiliate” means, with respect to any person, another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;
(c)   “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Travel Act, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other Applicable Law relating to anti-corruption or anti-bribery;
(d)   “Amedisys Benefit Plan” means each compensation or benefit plan, arrangement or agreement, whether or not written, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, commission, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, profit sharing, phantom stock, severance, retention, salary continuation, employment, sale, transaction, change of control or fringe benefit plan, policy, program, arrangement or agreement that is or has been sponsored, maintained or contributed to by Amedisys or any of its subsidiaries or which Amedisys or any of its subsidiaries is obligated to sponsor, maintain or contribute to or with respect to which Amedisys or any of its subsidiaries has any liability, but excluding any Multiemployer Plan;
(e)   “Amedisys ESPP” means the Amended and Restated Amedisys Composite Employee Stock Purchase Plan, as may be amended from time to time;
(f)   “Amedisys Provider JVs” means those certain joint ventures listed on Section 9.3(f) of the Amedisys Disclosure Letter;
(g)   “Amedisys Stock Plans” means, collectively, (i) the 2008 Omnibus Incentive Plan of Amedisys, (ii) the 2018 Plan, in each case, as amended or restated from time to time, (iii) the Amedisys ESPP and (iv) any other plan or arrangement pursuant to which compensatory equity awards have been granted by Amedisys or any of its subsidiaries;
(h)   “business day” means any day other than a Saturday, Sunday or federal holiday, or a day on which banks in New York, New York are authorized or obligated by law to close;
(i)   “Code” means the Internal Revenue Code of 1986;
(j)   “Common Stock Increase” means the increase in the number of authorized shares of OPCH Common Stock from 250,000,000 to 500,000,000;
(k)   “Confidentiality Agreement” means the confidentiality agreement set forth on Section 9.3(k) of the OPCH Disclosure Letter.
(l)   “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof and any epidemics, pandemic or outbreaks thereof;

(m)   “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Applicable Laws, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19;
(n)   “Double-Trigger Protections” means the double-trigger protections set forth in Section 22 of the 2018 Plan, as in effect immediately prior to the date hereof, which provides for accelerated vesting of outstanding Amedisys Equity Awards if a Participant experiences a Qualifying Event within two years following a Change in Control (as each such term is defined therein) of Amedisys, subject to and in accordance with the terms therein and any award agreement in respect of such Amedisys Equity Awards;
(o)   “Environmental Laws” means all Applicable Laws relating to pollution or protection of the environment, natural resources, including natural resource damages, or, as it relates to exposure to Hazardous Materials, public or worker health and safety, including Applicable Laws relating to Releases of, or exposure to, Hazardous Materials, and to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials;
(p)   “Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock (including any ordinary shares) or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person or any of its Subsidiaries, or (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person or any of its Subsidiaries.
(q)   “ERISA” means the United States Employee Retirement Income Security Act of 1974;
(r)   “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was, at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;
(s)   “Ex-Im Laws” means all Applicable Laws relating to export, re-export, transfer or import controls (including without limitation, the Export Administration Regulations administered by the U.S. Department of Commerce and customs and import laws administered by U.S. Customs and Border Protection);
(t)   “Governmental Health Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including but not limited to Medicare, Medicare Advantage, Medicaid, Managed Medicaid and Medicaid waiver programs, TRICARE, CHAMPVA, any state health plan adopted pursuant to Title XIX of the Social Security Act (42 U.S.C. 1395 et seq.), any health insurance program for the benefit of federal employees, including those under chapter 89 of title 5, United States Code, and any other state or federal healthcare program administered by a Governmental Entity and any successor programs thereto;
(u)   “Harmful Code” means any computer software viruses, time bombs, Trojan horses, ransomware, spyware, adware or scareware or other similar software designed to assault, vandalize, disrupt, damage, disable, hack into, incapacitate, infiltrate, slow or shut down a computer system.
(v)   “Hazardous Materials” means any material, substance, chemical or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, a per- or polyfluoroalkyl substance, petroleum, oil, asbestos, or words of similar meaning or effect, or for which liability or standards of conduct may be imposed, under any Environmental Law;

(w)   “Healthcare Laws” means all Applicable Laws relating to healthcare delivery, regulatory, and reimbursement matters, including but not limited to: (a) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute); (b) any joint federal or state health care or health insurance program, including, Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); (c) TRICARE, 10 U.S.C. § 1071 et seq.; (d) 42 U.S.C. §§ 1320a-7, 7a, and 7b, which are commonly referred to as the “Federal Fraud Statutes,” and their state law counterparts; (e) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Law,” and its state law counterparts; (f) 31 U.S.C. §§ 3729- 3733, which is commonly referred to as the “federal False Claims Act”; (g) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (h) 41 U.S.C. §§ 51-58 (the Anti-Kickback Act of 1986,); (i) 18 U.S.C. § 1952 (the Travel Act); (j) HIPAA (as defined herein); (k) Applicable Laws relating to participation in or submission of claims to Payors; (l) the Patient Protection and Affordable Care Act, 42 U.S.C. § 18001 et seq., as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 11-152), together with implementing regulations and any other rules or regulations promulgated thereunder; (m) 18 U.S.C. § 220 (the Eliminating Kickbacks in Recovery Act of 2018), the Federal Criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters Law (18 U.S.C. § 1035), the Federal Health Care Fraud Law (18 U.S.C. § 1347); (n) the Deficit Reduction Act of 2005; (o) 21 C.F.R. §§ 301 et seq. (the Food, Drug, and Cosmetic Act); (p) the Improving Medicare Post-Acute Care Transformation Act of 2014; (q) all federal, state or local statute or regulations relevant to mail fraud, wire fraud, false statements or claims; (r) survey, certification, and standards as each relates to eligibility to obtain authorizations of Governmental Entities required to participate in Payor programs and medical necessity or physician certification; (s) Medicare program conditions of participation and conditions of payment and the CMS Acute Hospital Care at Home Waiver Program; (t) all Applicable Laws relating to Healthcare Permits, including specifically the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a et seq.), Drug Enforcement Agency registrations, local licensing, accreditation, regulatory, certificate of need, recordkeeping, referrals, quality, and safety Laws and Applicable Laws relating to mandatory reporting; (u) all Applicable Law relating to fee splitting and the corporate practice of medicine, nursing, or any other learned or licensed healthcare professions and the employment of licensed or learned professionals by non-professional entities; (v) all Applicable Law relating to advertising or marketing of healthcare items or services; and (w) the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)); (x) all Applicable Laws concerning the administration, ordering, storage, security or prescribing of controlled substances, the federal Controlled Substances Act, 21 U.S.C. 13 et seq.; and (y) all similar state Applicable Law counterparts to the foregoing, and the rules and regulations promulgated thereunder, each as may be amended from time to time;
(x)   “Healthcare Permits” means any and all licenses, Permits, certifications, authorizations, exemptions, waivers, Governmental Health Program enrollments, registrations, accreditations, letters of non-reviewability, certificates of need, permits of approval, consents, supplier or provider numbers, qualifications, operating authority, approvals or clearances, in each case that are issued or enforced by a Governmental Entity with jurisdiction over any Healthcare Law;
(y)   “HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all rules or regulations promulgated from time to time thereunder: (i) Health Insurance Portability and Accountability Act of 1996, (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (iii) for purposes of this Agreement, the applicable state laws regarding patient privacy and the security, use and disclosure of healthcare records;
(z)   “Intellectual Property” means all intellectual and industrial proprietary and property rights, including: (i) patents, patent applications, patent disclosures, invention disclosures and inventions (regardless of whether patentable and regardless of whether reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; (ii) registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans, company names, corporate names, or other source or business identifiers (and all translations, adaptations, derivations and combinations of the foregoing), and registrations and applications for registration thereof, together with all goodwill associated with the foregoing; (iii) works of authorship, whether copyrightable or not, all derivatives, translations and adaptations thereof, copyrights (whether registered or unregistered) therein and thereto and all renewals, extensions, restorations and reversions thereof, and all common Law and moral rights therein; (iv) Internet domain names and social media identifiers; (v) rights in software and computer programs (in both source code and object code form) and documentation and manuals therefor; (vi) databases and data compilations; and (vii) trade secrets, know-how, processes, formulae, recipes, methods, techniques, procedures, algorithms, specifications, inventions, ideas, marketing materials, customer and supplier lists, and other confidential or proprietary information;
(aa)   “IT Assets” means all computers, software, firmware, computer hardware, middleware, servers, networks, workstations, routers, hubs, switches, information, telecommunications systems, data communications lines, peripherals and computer systems, and other information technology equipment, systems, or platforms;
(bb)   “knowledge” means, with respect to OPCH or Amedisys, as applicable, the actual knowledge of OPCH’s or Amedisys’s, as applicable, Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Compliance Officer, Chief Information Officer and Chief Human Resources Officer (or equivalent officer);
(cc)   “Labor Agreement” means any collective bargaining agreement or similar labor-related contract with any labor union, labor organization, or works council;
(dd)   “Material Adverse Effect” on Amedisys or OPCH means any change, event or development (each, a “Change”) that has had, or would reasonably be expected to have, individually, or in the aggregate with all other Changes, a material adverse effect on the business, financial condition or results of operations of Amedisys and its subsidiaries, taken as a whole, or OPCH and its subsidiaries (without giving effect to the Merger), taken as a whole, respectively, excluding any Change to the extent that it results from or arises out of (i) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, (ii) any failure, in and of itself, by Amedisys or OPCH, respectively, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect on Amedisys or OPCH, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (iii) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, including any litigation resulting or arising therefrom or with respect thereto or the impact thereof on the relationships of Amedisys or OPCH, respectively, and their respective subsidiaries, with customers, suppliers or partners, or compliance with or performance of this Agreement (except that this clause (iii) shall not apply with respect to the representations or warranties in Section 4.1(b)(ii) (Corporate Authority) and Section 4.1(b)(iii) (Non-Contravention), in the case of Amedisys, and Section 4.2(b)(ii) (Corporate Authority) and Section 4.2(b)(iii) (Non-Contravention), in the case of OPCH or, in each case, the conditions related thereto), (iv) any change, in and of itself, in the market price or trading volume of the securities of Amedisys or OPCH, respectively (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect on Amedisys or OPCH, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (v) any change in Applicable Law or GAAP (or authoritative interpretation or enforcement thereof), (vi) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, or any trade wars or sanctions, (vii) any hurricane, tornado, flood, earthquake or other natural disaster, (viii) any changes generally affecting the industries in which Amedisys or OPCH operates, (ix) any epidemic, pandemic or other outbreak of illness or disease or public health event (including COVID-19) or any COVID-19 Measures or any changes, after the date hereof, in such COVID-19 Measures or changes, after the date hereof, in the interpretation, implementation or enforcement thereof, (x) any Transaction Litigation, (xi) any action (A) specifically required to be taken by Amedisys or OPCH pursuant to this Agreement, (B) taken (or failure to be taken) by Amedisys or OPCH at the written direction of OPCH or Amedisys, respectively or (C) taken with the prior written consent of the other party or (xii) any action required by Section 6.3; provided that the exclusions in clauses (i), (v), (vi), (vii), (viii) and (ix) shall not apply to the extent the Changes set forth therein have a disproportionate impact on Amedisys and its subsidiaries, or OPCH and its subsidiaries (without giving effect to the Merger), as applicable, relative to other participants in the industries in which Amedisys and its subsidiaries, or OPCH and its subsidiaries (without giving effect to the Merger), respectively, operate;

(ee)   “Multiemployer Plan” means any plan that is a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA;
(ff)   “Open Source Software” means any software that is distributed as “free software” or as “open source software” or under any license that is a license now approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, including any software licensed under or subject to the GNU General Public License or the GNU Affero General Public License;
(gg)   “OPCH Benefit Plan” means each compensation or benefit plan, arrangement or agreement, whether or not written, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, commission, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, profit-sharing severance, retention, salary continuation, employment, sale, transaction, change of control or fringe benefit plan, policy, program, arrangement or agreement that is or has been sponsored, maintained or contributed to by OPCH or any of its subsidiaries or which OPCH or any of its subsidiaries is obligated to sponsor, maintain or contribute to or with respect to which OPCH or any of its subsidiaries has any liability, but excluding any Multiemployer Plan;
(hh)   “OPCH Equity Awards” means the OPCH Options, the OPCH RSU Awards, and the OPCH PSU Awards;
(ii)   “OPCH Option” means a compensatory option to purchase shares of OPCH Common Stock;
(jj)   “OPCH PSU Award” means an award of performance-based vesting restricted stock units relating to OPCH Common Stock;
(kk)   “OPCH RSU Award” means an award of time-based vesting restricted stock units relating to OPCH Common Stock;
(ll)   “Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity or arbitrator (in each case, whether temporary, preliminary or permanent);
(mm)   “Payor” means any Governmental Health Program (including Medicare Advantage plan and Medicaid managed care plan) and any other healthcare service plan, health maintenance organization, health insurer, physician hospital organization, or private, commercial, or governmental third-party payor.
(nn)   “PCI DSS” means the Payment Card Industry Data Security Standard and related card brand rules.
(oo)   “Permitted Liens” means all liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any Amedisys Filed SEC Documents or OPCH Filed SEC Documents, as the case may be, together with the following (without duplication): (i) Liens imposed by Applicable Law, such as and mechanics and materialmen Liens, in each case for sums not yet overdue for a period or more than thirty days or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against Amedisys or OPCH, as the case may be, with respect to which Amedisys or OPCH, respectively, shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of Amedisys or OPCH, as the case may be, in accordance with GAAP, (ii) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than thirty days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of Amedisys or OPCH, as the case may be, in accordance with GAAP, (iii) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (iv) minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property, which do not in the aggregate materially adversely affect the value of the leased property or materially impair their use in the operation of the business of the tenant, (v) Liens arising from non-exclusive licenses of Intellectual Property in the ordinary course of business, (vi) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Amedisys or OPCH, as the case may be, in the ordinary course of business, (vii) leases, subleases, licenses and occupancy agreements by Amedisys or OPCH, as the case may be, as landlord, sublandlord or licensor and (viii) with respect to leased property, all liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord;
(pp)   “person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity, including any Governmental Entity;
(qq)   “Personal Data” means any information about an identifiable individual that alone or in combination with other information could be used to identify an individual or household, or includes information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” “personal information” or any similar terms applicable under any Privacy and Security Requirements;
(rr)   “Privacy and Security Requirements” means, to the extent applicable: (i) all Privacy Laws; (ii) all Privacy Contracts; and (iii) all Privacy Policies.
(ss)   “Privacy Contracts” means the terms of all contracts, as entered into by Amedisys or its subsidiaries or OPCH or its subsidiaries (as applicable), with any person that relating to the Processing of Personal Data.
(tt)   “Privacy Laws” means: (i) all Applicable Laws concerning any Processing of Personal Data, the privacy, confidentiality, security, or breach of Personal Data, including: HIPAA; state privacy, data security, and breach notification Laws, and state social security number protection Laws; the Federal Trade Commission Act; the Telephone Consumer Protection Act; the Controlling the Assault of Non-Solicited Pornography And Marketing Act; the California Online Privacy Protection Act; the California Consumer Privacy Act and other state consumer privacy laws; and (ii) PCI DSS.
(uu)   “Privacy Policies” means all written external notices and policies by which Amedisys or its subsidiaries or OPCH or its subsidiaries (as applicable) is bound, to the extent relating to privacy, security, data protection, or any notifications of Security Breaches, other data security incidents or violations of any Privacy and Security Requirements, and the Processing of Personal Data.
(vv)   “Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), analysis, storage, retention, structuring, recording, organization, consultation, de-identification, re-identification, maintenance, processing, recording, distribution, transfer, sale, lease, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or any other operation or set of operations performed on data or sets of data (including Personal Data), whether electronically or in any other form or medium and whether or not by automatic means.
(ww)   “Release” means any release, spill, pumping, pouring, emptying, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the atmosphere, soil, surface water, groundwater, drinking water supply, or property;
(xx)   “Qualifying Event” has the meaning set forth in the 2018 Plan;
(yy)   “Representatives” means, when used with respect to any person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such person;
(zz)   “Sanctioned Person” means (i) any person listed in any Sanctions-related list of designated persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, (ii) any person located, organized or resident in a country or territory which, at the applicable time, is the subject or target of comprehensive Sanctions (at the time of this Agreement, the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine, Cuba, Iran, North Korea, Sudan and Syria) or (iii) any person 50% or more owned or otherwise controlled by any such person or persons described in the foregoing clauses (i) and (ii);
(aaa)   “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom;
(bbb)   “Security Breach” means any (i) “Breach” of “Unsecured Protected Health Information” (as such terms are defined by HIPAA), (ii) material “Security Incident” (as defined by HIPAA), or (iii) “breach,” “breach of security,” “breach of system security,” or similar event as defined under Applicable Law, including any such incident that would require notification to any Governmental Entity or other person of such incident under Privacy Laws.
(ccc)   “subsidiary” means, with respect to any person, any person with respect to which such first person directly or indirectly owns or purports to own, beneficially or of record, (i) an amount of voting securities or other interests in such second person that is sufficient to enable such first person to elect at least a majority of the members of such second person’s board of directors or comparable governing body or (ii) at least 50% of the outstanding equity, voting or financial interests in such second person;
(ddd)   “Stimulus Funds” means any grant or other funds received by Amedisys or any subsidiary from any CARES Act (as amended), Families First Coronavirus Response Act and Health Care Enhancement Act stimulus fund programs, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program, Medicare Accelerated and Advance Payments Program, or from the U.S. Department of Health and Human Services Provider Relief Fund.
(eee)   “Tax Return” means any returns, declarations, statements, claim for refund, election, estimate, reports, forms and information returns and any schedules or amendments thereto relating to Taxes that are filed or required to be filed with a Taxing Authority;
(fff)   “Taxes” means all taxes, charges, levies or other like assessments imposed by any governmental authority, including any income, gross receipts, license, severance, occupation, premium, environmental, customs, duties, profits, disability, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, escheat or unclaimed property, workmen’s compensation or other taxes, charges, levies or other like assessments of any kind whatsoever in the nature of a Tax, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity, whether disputed or not;
(ggg)   “Taxing Authority” means any Governmental Entity responsible for the administration of any Taxes; and
(hhh)   “Willful Breach” means a material breach or failure to perform that is the consequence of an intentional act or omission of a party with the knowledge that such act or omission would, or would reasonably be expected to, cause a material breach of this Agreement.
Section 9.4.   Interpretation.
(a)   When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined, or except as otherwise expressly provided, therein. The phrase “made available” when used in reference to anything made available by Amedisys or any of its Representatives shall be deemed to include anything uploaded to the electronic dataroom maintained by or on behalf of Amedisys or its Representatives for the purpose of the Merger and the transactions contemplated hereby by 4:00 p.m., Eastern Time, on the date hereof. The phrase “made available” when used in reference to anything made available by OPCH, Merger Sub or any of their respective Representatives shall be deemed to include anything uploaded to the electronic dataroom maintained by or on behalf of OPCH or its Representatives for the purpose of the Merger and the transactions contemplated hereby by 4:00 p.m., Eastern Time, on the date hereof. Words in this Agreement describing the singular number shall be deemed to include the plural and vice versa, and words in this Agreement denoting any gender shall be deemed to include all genders. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such statute as from time to time amended (including the rules and regulations promulgated thereunder), unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.
(b)   Except with respect to Section 6.6, whenever a consent or approval of Amedisys or OPCH is required under this Agreement, such consent or approval may be executed and delivered only in writing and only by an executive officer of such party.
Section 9.5.   Counterparts.   This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.
Section 9.6.   Entire Agreement; No Third-Party Beneficiaries; No Additional Representations.   This Agreement (including the documents, exhibits, schedules, disclosure letters and instruments referred to herein), taken together with the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among OPCH, Merger Sub and Amedisys with respect to the Merger and the other transactions contemplated by this Agreement, and (b) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, other than (i) as provided in Section 6.4 or Section 6.15(b) and (ii) from and after the Effective Time, the right of the holders of Amedisys Common Stock or Amedisys Equity Awards to receive such consideration as provided for in Article III.
Section 9.7.   Assignment.   Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
Section 9.8.   GOVERNING LAW.   THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
Section 9.9.   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO

ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.9.
Section 9.10.   Specific Enforcement.   The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 9.11, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.
Section 9.11.   Jurisdiction.   In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court and (c) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 9.2 shall be effective service of process for any such action.
Section 9.12.   Headings, etc.   The headings, table of contents and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 9.13.   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.13 with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 9.14.   Debt Financing Sources.   Notwithstanding anything in this Agreement to the contrary, each party hereto, on behalf of itself, its subsidiaries and controlled affiliates, acknowledges and irrevocably agrees (i) that any legal action or proceeding, whether at law or in equity, whether in contract or in tort or otherwise against any source of debt financing in connection with a Financing Transaction (such person, together with its affiliates and Representatives, a “Debt Financing Source”) arising out of or relating to this Agreement, a debt Financing Transaction or any commitment letter related thereto or the performance thereof or the transactions contemplated hereby or thereby shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City and State of New York (whether a state or a federal Court), and any appellate court from thereof, (ii) that any such legal action or proceeding, whether at law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source shall be governed by, and construed in accordance with, the laws of the State of New York, (iii) not to bring or permit any of their affiliates to bring or support anyone else in bringing any such legal action in any other court, (iv) that the provisions of Section 9.9 shall apply to any such legal action and (v) that the Debt Financing Sources are express third party beneficiaries of this Section 9.14. Amedisys, on behalf of itself and any of its subsidiaries, Representatives and affiliates thereof, covenants and agrees that the Debt Financing Sources shall not have any liability or obligations (whether based in contract, tort, fraud, strict liability or otherwise) to Amedisys or any of its subsidiaries, Representatives or affiliates thereof, arising out of or relating to this Agreement or any debt financing. It is also hereby agreed that in no event will Amedisys or its subsidiaries, Representatives or affiliates thereof be entitled to specific performance of any commitment letter or similar agreement entered into by OPCH or Merger Sub for any debt financing against the Debt Financing Sources providing such debt financing. Notwithstanding anything else to the contrary herein, the provisions of this Section 9.14 may not be amended, modified or supplemented in any manner adverse to a Debt Financing Source without the prior written consent of each related Debt Financing Source. For the avoidance of doubt, nothing in this Section 9.14 shall limit the rights of OPCH or Merger Sub (or, after the Closing, the Surviving Corporation or any of its subsidiaries) against the Debt Financing Sources under any debt commitment letter or the agreements, if any, pertaining to any such debt financing.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.
OPTION CARE HEALTH, INC.
By:
/s/ John C. Rademacher

Name: John C. Rademacher
Title: President and Chief Executive Officer
UINTAH MERGER SUB, INC.
By:
/s/ Michael Shapiro

Name: Michael Shapiro
Title: President, Chief Financial Officer and Treasurer
[Signature Page to Merger Agreement]

AMEDISYS, INC.
By:
/s/ Richard Ashworth

Name: Richard Ashworth
Title: President and Chief Executive Officer
[Signature Page to Merger Agreement]

Exhibit A
FORM OF OPCH CHARTER AMENDMENT
[see attached]

CERTIFICATE OF AMENDMENT
OF
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
OPTION CARE HEALTH, INC.
* * * * *
Option Care Health, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
FIRST.   That the name of the Corporation is Option Care Health, Inc.
SECOND.   That the Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation be, and hereby is, amended by replacing Article Four, Section 1 thereof with the following:
“ARTICLE FOUR
Section 1.   Authorized Shares.   The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 512,500,000 shares, consisting of two classes as follows:
1.   12,500,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”); and
2.   500,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”).
The Preferred Stock and Common Stock shall have the designations, rights, powers and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below.”
THIRD.   That this Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment to the Certificate of Incorporation of the Corporation on this [•] day of [•], 2023.
OPTION CARE HEALTH, INC.
a Delaware corporation
By:
Name:
Its:

Exhibit B
FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION
[see attached]

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AMEDISYS, INC.
ARTICLE ONE
The name of the corporation is Amedisys, Inc. (hereinafter called the “Corporation”).
ARTICLE TWO
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE THREE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE FOUR
The total number of shares of stock which the Corporation shall have the authority to issue is one thousand (1,000) shares, all of which shall be shares of common stock, with a par value of $0.0001 per share.
ARTICLE FIVE
The directors shall have the power to adopt, amend or repeal Bylaws, except as may otherwise be provided in the Bylaws.
ARTICLE SIX
The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.
ARTICLE SEVEN
Section 1.   Limitation of Liability.   No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article Seven shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
Section 2.   Indemnification.
(a)   The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
(b)   The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
(c)   To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Section 2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
(d)   Any indemnification under subsections (a) and (b) of this Section 2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section 2. Such determination shall be made (1) by the Board of Directors of the Corporation (“Board of Directors”) by a majority vote of quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.
(e)   Expenses (including attorneys’ fees) incurred by an officer or director in defending in a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by this Article Seven. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.
(f)   The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article Seven shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
(g)   The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article Seven.

(h)   For purposes of this section references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Seven with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.
(i)   The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Seven shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
ARTICLE EIGHT
The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors of the Corporation are granted subject to such reservation.

Exhibit C
FORM OF BYLAWS OF THE SURVIVING CORPORATION
[see attached]

AMENDED AND RESTATED BYLAWS
OF
AMEDISYS, INC.
A Delaware Corporation
ARTICLE I
OFFICES
Section 1.   Registered Office.   The registered office of the Corporation in the State of Delaware shall be located at 1209 Orange Street, in the City of Wilmington, County of New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company. The registered office and/or registered agent of the Corporation may be changed from time to time by action of the board of directors of the Corporation (the “board of directors”).
Section 2.   Other Offices.   The Corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the Corporation may require.
ARTICLE II
MEETINGS OF STOCKHOLDERS
Section 1.   Place and Time of Meetings.   An annual meeting of the stockholders of the Corporation shall be held each year for the purpose of electing directors and conducting such other proper business as may come before the meeting. The date, time and place of the annual meeting shall be determined by resolution of the board of directors. Only stockholders entitled to vote at an annual meeting shall have the right to attend such annual meeting.
Section 2.   Special Meetings.   Special meetings of stockholders may be called for any purpose (including, without limitation, the filling of board of directors vacancies and newly created directorships), and may be held at such time and place, within or without the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by a majority of the members of the board of directors, or upon the written request to the Corporation of holders of shares entitled to cast not less than 50% of the outstanding shares of the Corporation’s voting stock. Only stockholders entitled to vote at a special meeting shall have the right to attend such special meeting.
Section 3.   Place of Meetings.   The board of directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting be otherwise called, the meeting shall be held telephonically or at the principal executive office of the Corporation.
Section 4.   Notice.   Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, date, time, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting. All such notices shall be delivered, either personally or by mail, by or at the direction of the board of directors, the chief executive officer or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the Corporation. Attendance of a person or his or her proxy at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by a form of electronic transmission shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of this Section 4, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
Section 5.   Stockholders List.   The officer having charge of the stock ledger of the Corporation shall make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.
Section 6.   Quorum.   Except as otherwise provided by applicable law or by the Corporation’s certificate of incorporation, a majority of the outstanding shares of the Corporation entitled to vote, represented in person or represented by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding shares is represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time in accordance with Section 7 of this Article II, until a quorum shall be present or represented.
Section 7.   Adjourned Meetings.   When a meeting of the stockholders is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
Section 8.   Vote Required.   When a quorum is present, the affirmative vote of the majority of shares of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the Corporation’s certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question. Where a separate vote by class is required, the affirmative vote of the majority of shares of such class present in person or represented by proxy at the meeting shall be the act of such class, unless the question is one upon which by express provisions of an applicable law or of the Corporation’s certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.
Section 9.   Voting Rights.   Except as otherwise provided by the General Corporation Law of the State of Delaware or by the Corporation’s certificate of incorporation and subject to Section 3 of Article VI hereof, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or representing by proxy for each share of stock entitled to vote held by such stockholder.
Section 10.   Proxies.   Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him, her or it by proxy. Every proxy must be signed by the stockholder granting the proxy or by his, her or its attorney-in-fact. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.
Section 11.   Action by Written Consent.   Unless otherwise provided in the Corporation’s certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock of the Corporation having not less than a majority of the shares of the Corporation entitled to vote, or, if greater, not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the state of Delaware, or the Corporation’s principal place of business, or an officer or agent of the Corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested; provided that no consent or consents delivered by certified or registered mail shall be deemed delivered until such consent or consents are actually received at the registered office. All consents properly delivered in accordance with this Section 11 shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the Corporation as required by this Section 11, written consents signed by the holders of a sufficient number of shares of the Corporation to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.
Section 12.   Ratification of Acts of Directors and Officers.   Except as otherwise provided by law or by the Corporation’s certificate of incorporation, any transaction or contract or act of the Corporation or of the directors or the officers of the Corporation may be ratified by the affirmative vote of the holders of the number of shares of the Corporation which would have been necessary to approve such transaction, contract or act at a meeting of stockholders, or by the written consent of stockholders in lieu of a meeting.
ARTICLE III
DIRECTORS
Section 1.   General Powers.   The business and affairs of the Corporation shall be managed by or under the direction of the board of directors.
Section 2.   Number, Election, Voting Rights and Term of Office.   The number of directors shall be established by the board of directors from time to time but shall not be less than one. The directors shall be elected by a majority of the votes of the shares of the Corporation present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.
Section 3.   Removal and Resignation.   Any director or the entire board of directors may be removed at any time, with or without cause, by the vote of the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series of stock of the Corporation are entitled to elect one or more directors by the provisions of the Corporation’s certificate of incorporation, the provisions of this Section 3 shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series of stock of the Corporation and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon written notice to the Corporation.
Section 4.   Vacancies.   Except as otherwise provided by the Corporation’s certificate of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the vote of the holders of a majority of the shares entitled to vote thereon or by a majority of the members of the board of directors then in office. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.
Section 5.   Annual Meetings.   The annual meeting of each newly elected board of directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of stockholders.
Section 6.   Other Meetings and Notice.   Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board of directors. Special meetings of the board of directors may be called by or at the request of the chairman or a majority of the members of the board of directors then in office on at least four days (if the meeting is to be held in person) or two days (if the meeting is to be held by telephone communications or video conference) notice to each director, either personally, by telephone, by mail, by e-mail, or by telegraph with a sufficient time for the convenient assembly (including, without limitation, in accordance with Section 10 of this Article III) of the directors thereat.
Section 7.   Quorum, Required Vote and Adjournment.   A majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the total number of directors then appointed to the board of directors shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat shall adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
Section 8.   Committees.   The board of directors may, by resolution passed by a majority of the total number of directors then appointed to the board of directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation, which to the extent provided in such resolution or these bylaws shall have and may exercise the powers of the board of directors in the management and affairs of the Corporation except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.
Section 9.   Committee Rules.   Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. In the event that a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 8 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.
Section 10.   Communications Equipment.   Members of the board of directors or any committee thereof may participate in and act at any meeting of such board of directors or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this Section 10 shall constitute presence in person at the meeting.
Section 11.   Waiver of Notice and Presumption of Assent.   Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.
Section 12.   Action by Written Consent.   Unless otherwise restricted by the Corporation’s certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all the then members of the board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the board of directors or committee.
Section 13.   Fees and Compensation.   Unless otherwise restricted by the Corporation’s certificate of incorporation or these bylaws, the members of the board of directors may, if it so desires, authorize members of the board of directors to be compensated for their expenses, if any, of attendance at each regular or special meeting of the board of directors. Such compensation may, in the board of directors’ discretion, also include a fixed sum for each meeting and an annual fee for serving as a director, such as may be allowed by resolution of the board of directors. Directors who are officers or employees of the Corporation may receive, if the board of directors desires, fees for serving as directors. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.
ARTICLE IV
OFFICERS
Section 1.   Number.   The officers of the Corporation shall be elected by the board of directors and shall consist of a chairman, if any is elected, a president, one or more vice presidents, a secretary, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person, except that no person may simultaneously hold the office of president and secretary. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable.
Section 2.   Election and Term of Office.   The officers of the Corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. The president shall appoint other officers to serve for such terms as he or she deems desirable. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.
Section 3.   Subordinate Officers.   In addition to the principal officers enumerated in Section 1 of this Article IV (the “principal officers”), the Corporation may have one or more assistant treasurers, one or more assistant secretaries and such other officers (“subordinate officers”), agents and employees as the board of directors may deem necessary, each of whom shall hold office for such period, have such authority, and perform such duties as the president, the chief executive officer, if any, or the board of directors may from time to time designate. The board of directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.
Section 4.   Removal.   Any officer or agent elected by the board of directors may be removed by an affirmative vote of the majority of the board of directors whenever in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.
Section 5.   Vacancies.   Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.
Section 6.   Compensation.   Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the Corporation.

Section 7.   Power and Duties.   The officers shall each have such authority and perform such duties in the management of the Corporation as from time to time may be prescribed by the board of directors and as may be delegated by the president or the chief executive officer, if any, without limiting the foregoing.
Section 8.   The Chairman of the Board of Directors.   The chairman of the board of directors, if one shall have been elected, shall be a member of the board of directors and, if present, shall preside at each meeting of the board of directors or shareholders. The chairman of the board of directors, in his or her capacity as the chairman of the board of directors, shall not have any of the rights, powers or obligations of an officer of the Corporation, unless he or she is appointed as an officer of the Corporation by the board of directors.
Section 9.   The Chief Executive Officer.   In the absence of the chairman of the board of directors or if a chairman of the board of directors shall have not been elected, the chief executive officer, if any, shall preside at all meetings of the stockholders and board of directors at which he or she is present; subject to the powers of the board of directors, shall have general charge of the business, affairs and property of the Corporation, and control over its officers, agents and employees; and shall see that all orders and resolutions of the board of directors are carried into effect. The chief executive officer, if any, shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these bylaws.
Section 10.   The President.   The president shall, in the absence or disability of the chief executive officer, act with all of the powers and be subject to all the restrictions of the chief executive officer. The president shall have such other powers and perform such other duties as may be prescribed by the board of directors, the chief executive officer or as may be provided in these bylaws.
Section 11.   Vice-Presidents.   The vice-president, if any, or if there shall be more than one, the vice-presidents in the order determined by the board of directors shall perform such other duties and have such other powers as the board of directors, the chief executive officer or these bylaws may, from time to time, prescribe.
Section 12.   The Secretary and Assistant Secretaries.   The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose. Under the chief executive officer’s supervision, the secretary shall give, or cause to be given, all notices required to be given by these bylaws or by law; shall have such powers and perform such duties as the board of directors, the chief executive officer or these bylaws may, from time to time, prescribe; and shall have custody of the corporate seal of the Corporation. The secretary, or an assistant secretary, if any, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The assistant secretary, if any, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the chief executive officer, or secretary may, from time to time, prescribe.
Section 13.   The Chief Financial Officer and Assistant Treasurer.   The chief financial officer, if any, shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation; shall deposit all monies and other valuable effects in the name and to the credit of the Corporation as may be ordered by the board of directors; shall cause the funds of the Corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the chief executive officer and the board of directors, at its regular meeting or when the board of directors so requires, an account of the Corporation; shall have such powers and perform such duties as the board of directors, the chief executive officer or these bylaws may, from time to time, prescribe. The assistant treasurer, if any, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the chief financial officer, perform the duties and exercise the powers of the chief financial officer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the chief executive officer or chief financial officer may, from time to time, prescribe.

Section 14.   Other Officers, Assistant Officers and Agents.   Officers, assistant officers and agents, if any, other than those whose duties are provided for in these bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.
Section 15.   Absence or Disability of Officers.   In the case of the absence or disability of any officer of the Corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.
ARTICLE V
INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS
Section 1.   Indemnification and Insurance.   In addition to the indemnification rights provided in the Corporation’s certificate of incorporation:
(a)   Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that such person or a person of whom such person is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement)reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; provided, however, that except as provided in paragraph (c) of this Section 1, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors. The right to indemnification conferred in these bylaws shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in such persons capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under these bylaws or otherwise.
(b)   To obtain indemnification under these bylaws, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this paragraph (b), a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (i) by the board of directors by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (ii) if a quorum of the board of directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the board of directors, a copy of which shall be delivered to the claimant, or (iii) if a quorum of Disinterested Directors so directs, by the stockholders of the Corporation. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within 10 days after such determination.

(c)   If a claim under paragraph (a) of this Section 1 is not paid in full by the Corporation within 30 days after a written claim pursuant to paragraph (b) of this Section 1 has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such claimant has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its board of directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
(d)   If a determination shall have been made pursuant to paragraph (b) of this Section 1, the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to paragraph (c) of this Section 1.
(e)   The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to paragraph (c) of this Section 1 that the procedures and presumptions of these bylaws are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of these bylaws.
(f)   The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in these bylaws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Corporation’s certificate of incorporation, these bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise. No repeal or modification of these bylaws shall in anyway diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.
(g)   The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware. To the extent that the Corporation maintains any policy or policies providing such insurance, each such director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in paragraph (h) of this Section 1, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such director, officer, employee or agent.
(h)   The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of these bylaws with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
(i)   If any provision or provisions of these bylaws shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of these bylaws (including, without limitation, each portion of any paragraph of these bylaws containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of these bylaws (including, without limitation, each such portion of any paragraph of these bylaws containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
(j)   For purposes of these bylaws:
(i)   “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.
(ii)   “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under these bylaws.
(k)   Any notice, request or other communication required or permitted to be given to the Corporation under these bylaws shall be in writing and either delivered in person or sent by overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.
ARTICLE VI
CAPITAL STOCK
Section 1.   Certificate of Shares.   The shares of the Corporation shall be represented by certificates, provided that the board of directors may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the board of directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the chairman or vice chairman of the board of directors, chief executive officer, or the president or vice president, and by the treasurer or an assistant treasurer or the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form; provided, however, that, where any such certificate is signed (a) by a transfer agent or an assistant transfer agent, or (b) by a transfer clerk acting on behalf of the Corporation and a registrar, if the board of directors shall by resolution so authorize, the signature of such chairman of the board of directors, president, vice president, treasurer, secretary, assistant treasurer or assistant secretary may be facsimiles thereof. In case any officer or officers of the Corporation who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate shall cease to be such officer or officers, whether by reason of death, resignation or otherwise, before such certificate shall have been delivered by the Corporation, such certificate may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate, or whose facsimile signature or signatures shall have been affixed thereto, had not ceased to be such officer or officers.
Section 2.   Stock Ledger.   A record shall be kept by the secretary, transfer agent or by any other officer, employee or agent of the Corporation designated by the board of directors of the name of the person, firm or corporation holding the stock represented by such certificate, the number of shares represented by such certificate, and the date of issuance thereof, and in case of cancellation, the date of cancellation.
Section 3.   Cancellation.   Every certificate surrendered to the Corporation for exchange or transfer shall be cancelled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so cancelled, except in cases provided for in Section 6 of this Article VI.
Section 4.   Transfer of Stock.   Transfers of shares of the capital stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the secretary of the Corporation or with a transfer clerk or a transfer agent appointed as provided in Section 5 of this Article VI, and on surrender of the certificate or certificates for at least the same number of shares properly endorsed and the payment of all taxes thereon. The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation; provided, however, that whenever any transfer of shares shall be made for collateral security, and not absolutely, such fact, if known to the secretary of the Corporation, shall be so expressed in the entry of transfer.
Section 5.   Regulations.   The board of directors may, by resolution or resolutions, make such rules and regulations as it may deem expedient, not inconsistent with the Corporation’s certificate of incorporation or these bylaws, concerning the issue, transfer and registration of certificates for shares of the stock of the Corporation. The board of directors may appoint, or authorize any principal officer or officers to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars, and may require all certificates of stock to bear the signature or signatures of any of them.
Section 6.   Last, Stolen, Mutilated or Destroyed Certificates.   As a condition to the issue of a new certificate of stock in the Corporation in the place of any certificate theretofore issued and alleged to have been lost, stolen, mutilated or destroyed, the board of directors, in its discretion, may require the owner of any such certificate, or his legal representatives, to give the Corporation a bond in such sum and in such form as it may direct or to otherwise indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft, mutilation or destruction of any such certificate or the issuance of such new certificate. Proper evidence of such loss, theft, mutilation or destruction shall be procured for the board of directors, if required. The board of directors, in its discretion, may authorize the issuance of such new certificate without any bond when in its judgment it is proper to do so.
Section 7.   Record Date.   The board of directors may fix a date (which shall not precede the date upon which the resolution fixing the record date is adopted) in advance of, not exceeding 60 days preceding, the date of any meeting of stockholders (and in such case not less than 10 days before the date of such meeting), or the date for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any exercise of any rights, change or conversion or exchange of capital stock shall go into effect or a date in connection with obtaining any written consent to corporate action without a meeting (and in such case not more than 10 days after the date on which the resolution fixing the record date is adopted by the board of directors), as a record date for the determination of the stockholders entitled to notice of, and to vote at, such meeting, and any adjournment thereof, or to receive payment of any dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock or to give such written consent, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any record date so fixed. If no record date is set by the board of directors then the record date shall, unless otherwise required by law, be determined as follows:
(a)   the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;
(b)   the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the board of directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the board of directors is required by law, shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action; and
(c)   the record date for determining stockholders for any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect to any change, conversion or exchange of stock, or any other purpose, shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.
Section 8.   Issue of New Shares or Sale of Treasury Stock.   Shares of the capital stock of the Corporation which have been authorized but not issued, and treasury shares, may be issued or sold from time to time and for such consideration, not less than the par value thereof, as may be determined by the board of directors.

ARTICLE VII
GENERAL PROVISIONS
Section 1.   Dividends.   Dividends upon the capital stock of the Corporation, subject to the provisions of the Corporation’s certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock of the Corporation, subject to the provisions of the Corporation’s certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation legally available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.
Section 2.   Checks, Drafts or Orders.   All checks, drafts, or other orders for the payment of money by or to the Corporation and all notes and other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.
Section 3.   Contracts.   The board of directors may authorize any officer or officers, or any agent or agents, of the Corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.
Section 4.   Loans.   The Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiary, including any officer or employee who is a director of the Corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in this Section 4 contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.
Section 5.   Fiscal Year.   The fiscal year end for the Corporation shall be on December 31 of each calendar year, unless otherwise fixed by resolution of the board of directors.
Section 6.   Corporate Seal.   The board of directors may provide a corporate seal that shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
Section 7.   Voting Securities Owned by Corporation.   Voting securities in any other corporation held by the Corporation shall be voted by the chairman of the Corporation, unless the board of directors confers other authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer of the Corporation. Any person authorized to vote such securities in any other corporation on behalf of the Corporation shall have the power to appoint proxies, with general power of substitution.
Section 8.   Inspection of Books and Records.   Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger and a list of its stockholders and to make copies or extracts therefrom. A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in the State of Delaware or at its principal place of business.
Section 9.   Section Headings.   Section headings in these bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 10.   Inconsistent Provisions.   In the event that any provision of these bylaws is or becomes inconsistent with any provision of the Corporation’s certificate of incorporation, the General Corporation Law of the State of Delaware or any other applicable law the provisions of these bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.
ARTICLE VIII
AMENDMENTS
Except as expressly provided otherwise by the General Corporation Law of the State of Delaware, the Corporation’s certificate of incorporation or any other provision of these bylaws, these bylaws may be amended, altered, or repealed and new bylaws adopted at any meeting of the board of directors by a majority vote. The fact that the power to adopt, amend, alter, or repeal these bylaws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

Exhibit D
MERGER SUB WRITTEN CONSENT
[see attached]

WRITTEN CONSENT
OF
THE SOLE STOCKHOLDER
OF
UINTAH MERGER SUB, INC.
May 3, 2023
The undersigned, being the sole stockholder (the “Sole Stockholder”) of Uintah Merger Sub, Inc., a Delaware corporation (the “Corporation”), hereby, pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”), consents to and approves the following resolution and each and every action effected thereby.
Merger of the Corporation with and into the Company
WHEREAS, the Board of Directors of the Corporation has (a) approved an Agreement and Plan of Merger (the “Agreement”), to be entered into by and among the Sole Stockholder, the Corporation and Amedisys, Inc., a Delaware corporation (the “Company”), pursuant to which, among other things, the Corporation shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger as a wholly-owned subsidiary of the Stole Stockholder, in accordance with the DGCL, and upon the terms and subject to the conditions in the Agreement, and (b) determined that the Agreement and the other transactions contemplated by the Agreement, including the Merger, are advisable and fair to, and in the best interests of, the Corporation and the Sole Stockholder;
WHEREAS, the Board of Directors has submitted the Agreement to the Sole Stockholder of the Corporation for adoption in accordance with the applicable provisions of the DGCL, and has recommended the adoption of the Merger Agreement by the Sole Stockholder; and
WHEREAS, the Sole Stockholder has deemed the Merger and the other transactions contemplated by the Agreement to be advisable and fair to, and in the best interests of, the Corporation and the Sole Stockholder.
NOW, THEREFORE, BE IT RESOLVED, that the form, terms and conditions of the Agreement be and hereby are irrevocably adopted in accordance with the DGCL, the Corporation’s Certificate of Incorporation and the Corporation’s Bylaws; and
FURTHER RESOLVED, that this written consent may be executed by facsimile or other electronic transmission (including in Adobe PDF format), which will be as effective as delivery of a manually executed counterpart to this written consent.
[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this written consent as of May 3, 2023.
OPTION CARE HEALTH, INC.
By:

Name:
Title:
[Signature Page to Written Consent of Sole Stockholder of Uintah Merger Sub, Inc.
adopting the Merger Agreement]

Annex B
CERTIFICATE OF AMENDMENT
OF
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
OPTION CARE HEALTH, INC.
* * * * *
Option Care Health, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
FIRST.   That the name of the Corporation is Option Care Health, Inc.
SECOND.   That the Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation be, and hereby is, amended by replacing Article Four, Section 1 thereof with the following:
“ARTICLE FOUR
Section 1.   Authorized Shares.   The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 512,500,000 shares, consisting of two classes as follows:
1.   12,500,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”); and
2.   500,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”).
The Preferred Stock and Common Stock shall have the designations, rights, powers and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below.”
THIRD.   That this Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment to the Certificate of Incorporation of the Corporation on this [•] day of [•], 2023.
OPTION CARE HEALTH, INC.
a Delaware corporation
By:

Name:
Its:

B-1

Annex C
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000
PERSONAL AND CONFIDENTIAL
May 3, 2023
Board of Directors
Option Care Health, Inc.
3000 Lakeside Drive, Suite 300N
Bannockburn, IL 60015
Ladies and Gentlemen:
Attached is our opinion letter, dated May 3, 2023 (“Opinion Letter”), with respect to the fairness from a financial point of view to Option Care Health, Inc. (the “Company”) of the Exchange Ratio (as defined in the Opinion Letter) pursuant to the Agreement and Plan of Merger, dated as of May 3, 2023 (the “Agreement”), among the Company, Uintah Merger Sub, Inc., a wholly owned subsidiary of the Company, and Amedisys, Inc. (“Amedisys”).
The Opinion Letter is provided solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.
Very truly yours,
/s/ Goldman Sachs & Co. LLC

(GOLDMAN SACHS & CO. LLC)
Securities and Investment Services Provided by Goldman Sachs & Co. LLC

200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000
PERSONAL AND CONFIDENTIAL
May 3, 2023
Board of Directors
Option Care Health, Inc.
3000 Lakeside Drive, Suite 300N
Bannockburn, IL 60015
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to Option Care Health, Inc. (the “Company”) of the exchange ratio (the “Exchange Ratio”) of 3.0213 shares of common stock, par value $0.0001 per share (the “Company Common Stock”), of the Company to be issued in exchange for each share of common stock, par value $0.001 per share (the “Amedisys Common Stock”), of Amedisys, Inc. (“Amedisys”) pursuant to the Agreement and Plan of Merger, dated as of May 3, 2023 (the “Agreement”), by and among the Company, Uintah Merger Sub, Inc., a wholly owned subsidiary of the Company, and Amedisys.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Amedisys and any of their respective affiliates and third parties, and any of their respective affiliates or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. With your consent, an affiliate of Goldman Sachs & Co. LLC has entered into financing commitments to provide the Company with a bridge loan for the Surviving Corporation (as defined in the Agreement) in connection with the consummation of the Transaction, subject to the terms of such commitments, and pursuant to which one or more affiliates of Goldman Sachs & Co. LLC expects to receive compensation. We may also in the future provide financial advisory and/or underwriting services to the Company, Amedisys and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Amedisys for the five fiscal years ended December 31, 2022; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Amedisys; certain other communications from the Company and Amedisys to their respective stockholders; certain publicly available research analyst reports for the Company and Amedisys; certain internal financial analyses and forecasts for Amedisys prepared by its management; and certain internal financial analyses and forecasts for the Company standalone and pro forma for the Transaction and certain financial analyses and forecasts for Amedisys, in each case, as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”), certain forecasts related to the expected utilization by the Company and Amedisys of certain net operating loss carryforwards and tax credits of the Company and Amedisys, respectively, as prepared by the managements of the Company and Amedisys and approved for our use by the Company (the “NOL Forecasts”), and certain operating synergies projected
Securities and Investment Services Provided by Goldman Sachs & Co. LLC

by the managements of the Company and Amedisys to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of Amedisys and the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of Amedisys Common Stock; compared certain financial and stock market information for the Company and Amedisys with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the healthcare industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, the NOL Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Amedisys or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Amedisys or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Amedisys, or any class of such persons in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock or Amedisys Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Amedisys or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Amedisys or the ability of the Company or Amedisys to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to the Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.
Very truly yours,
/s/ Goldman Sachs & Co. LLC

(GOLDMAN SACHS & CO. LLC)

ANNEX D
Guggenheim Opinion
Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com
May 3, 2023
The Board of Directors
Amedisys, Inc.
3854 American Way, Suite A
Baton Rouge, LA 70816
Members of the Board:
We understand that Amedisys, Inc. (“Amedisys”) and Option Care Health, Inc. (“Option Care”) intend to enter into an Agreement and Plan of Merger to be dated as of May 3, 2023 (the “Agreement”) pursuant to which Uintah Merger Sub, Inc., a wholly owned subsidiary of Option Care (“Merger Sub”), will merge with and into Amedisys (the “Merger”) and Amedisys will become a wholly owned subsidiary of Option Care. Pursuant to the Agreement, each of the issued and outstanding shares of the common stock, par value $0.001 per share, of Amedisys (“Amedisys Common Stock”) will, subject to certain exceptions, be converted into the right to receive 3.0213 shares (the “Exchange Ratio”) of common stock, par value $0.0001 per share, of Option Care (“Option Care Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.
You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the stockholders of Amedisys.
In connection with rendering our opinion, we have:
•
Reviewed a draft of the Agreement dated as of May 3, 2023;

•
Reviewed certain publicly available business and financial information regarding each of Amedisys and Option Care;

•
Reviewed certain non-public business and financial information regarding Amedisys’s and Option Care’s respective businesses and future prospects (including certain financial projections for Amedisys for the years ending December 31, 2023 through December 31, 2027 and for Option Care for the years ending December 31, 2023 through December 31, 2027 (together, the “Amedisys-Provided Financial Projections”) and certain other estimates and other forward-looking information), all as prepared by, discussed with and approved for our use by Amedisys’s senior management (collectively with the Synergy Estimates (as defined below), the “Amedisys-Provided Information”);

•
Reviewed certain non-public business and financial information regarding Option Care’s business and future prospects (including certain financial projections for Option Care on a stand-alone basis for the years ending December 31, 2023 through December 31, 2025 (the “Option Care-Provided Financial Projections” and, together with the Amedisys-Provided Financial Projections, the “Financial Projections”) and certain other estimates and other forward-looking information), all as prepared by and discussed with Option Care’s senior management and reviewed by, discussed with and approved for our use by Amedisys’s senior management (collectively, the “Option Care- Provided Information”);

•
Reviewed certain estimated revenue enhancements and cost savings expected to result from the Merger and estimated costs to achieve the same (collectively, the “Synergy Estimates” or the “Synergies”), all as prepared by, discussed with and approved for our use by Amedisys’s senior management;

•
Discussed with Amedisys’s senior management and Option Care’s senior management their strategic and financial rationale for the Merger as well as their views of Amedisys’s and Option Care’s respective businesses, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the home healthcare, hospice and infusion services sectors;
•
Performed discounted cash flow analyses based on the Amedisys-Provided Financial Projections;

•
Reviewed the valuation and financial metrics of certain mergers and acquisitions that we deemed relevant in evaluating the Merger;

•
Reviewed the historical prices, trading multiples and trading activity of the Amedisys Common Stock and the Option Care Common Stock;

•
Compared the financial performance of Amedisys and Option Care and the trading multiples and trading activity of the Amedisys Common Stock and the Option Care Common Stock with corresponding data for certain other publicly traded companies that we deemed relevant in evaluating Amedisys and Option Care;

•
Reviewed the pro forma financial results, financial condition and capitalization of Option Care giving effect to the Merger, all as discussed with and approved for our use by Amedisys’s senior management; and

•
Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

With respect to the information used in arriving at our opinion:
•
We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with Amedisys or Option Care (including, without limitation, the Amedisys-Provided Information and the Option Care-Provided Information) or obtained from public sources, data suppliers and other third parties.

•
We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the Amedisys-Provided Information and the Option Care-Provided Information), (ii) express no view or opinion regarding the reasonableness or achievability of the Amedisys-Provided Financial Projections, the Option Care- Provided Financial Projections, the Synergy Estimates, any other estimates or any other forward- looking information provided by Option Care or Amedisys or the assumptions upon which any of the foregoing are based and (iii) have relied upon the assurances of Amedisys’s senior management that they are (in the case of the Amedisys-Provided Information) and have assumed that Option Care’s senior management are (in the case of the Option Care-Provided Information) unaware of any facts or circumstances that would make the Amedisys-Provided Information or the Option Care-Provided Information incomplete, inaccurate or misleading.

•
We (i) (a) have been advised by Amedisys’s senior management, and have assumed, that the Amedisys-Provided Financial Projections and the Synergy Estimates have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Amedisys’s senior management as to the expected future performance of each of Amedisys and Option Care on a stand-alone basis and the expected amounts and realization of the Synergies and (b) have assumed that the Amedisys-Provided Financial Projections and the Synergy Estimates have been reviewed by Amedisys’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion, (ii) have assumed that the Option Care-Provided Financial Projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Option Care’s senior management as to the expected future performance of Option Care on a stand-alone basis and (iii) have assumed that any financial projections/forecasts, any other estimates and/or any other forward-looking information obtained from public sources, data suppliers and other third parties are reasonable and reliable.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Amedisys, Option Care or any other entity or the solvency or fair value of Amedisys, Option Care or any other entity, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Amedisys’s senior management and Amedisys’s other professional advisors with respect to such matters. We have assumed that the Agreement will qualify, for US federal income tax purposes, as a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and the treasury regulations promulgated thereunder, the Merger will be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and Amedisys and Option Care will each be a party to the reorganization within the meaning of Section 368(b) of the Code. We are not expressing any view or rendering any opinion regarding the tax consequences of the Merger to Amedisys or Option Care or their respective securityholders.
In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) the final executed form of the Agreement will not differ from the draft that we have reviewed, (ii) Amedisys, Option Care and Merger Sub will comply with all terms and provisions of the Agreement and (iii) the representations and warranties of Amedisys, Option Care and Merger Sub contained in the Agreement are true and correct and all conditions to the obligations of each party to the Agreement to consummate the Merger will be satisfied without any waiver, amendment or modification thereof. We also have assumed that the Merger will be consummated in a timely manner in accordance with the terms of the Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Amedisys, Option Care or the Merger (including its contemplated benefits) in any way meaningful to our analyses or opinion.
In rendering our opinion, we do not express any view or opinion as to (i) the prices at which the Amedisys Common Stock, the Option Care Common Stock or other securities or financial instruments of or relating to Amedisys or Option Care may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on Amedisys or Option Care, their respective securities or other financial instruments, the Merger or any related refinancing or (iii) the impact of the Merger on the solvency or viability of Amedisys, Option Care or Merger Sub or the ability of Amedisys, Option Care or Merger Sub to pay their respective obligations when they come due.
We have acted as a financial advisor to Amedisys in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is payable upon successful consummation of the Merger and a portion of which is payable upon the rendering of our opinion. In addition, Amedisys has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.
As previously disclosed, aside from our current engagement by Amedisys, we have not previously been engaged during the past two years by Amedisys, nor have we been previously engaged during the past two years by Option Care, to provide any financial advisory or investment banking services for which we received fees. We may in the future seek to provide Amedisys and Option Care and their respective affiliates with financial advisory and investment banking services unrelated to the Merger, for which services we would expect to receive compensation.
We and our affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, we and our affiliates and related entities may (i) provide such financial services to Amedisys, Option Care, other participants in the Merger and their respective affiliates, for which services we and our affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to Amedisys, Option Care, other participants in the Merger and their respective affiliates. Furthermore, we and our affiliates and related entities and our or their respective directors, officers, employees, consultants and agents may have investments in Amedisys, Option Care, other participants in the Merger and their respective affiliates.

Consistent with applicable legal and regulatory guidelines, we have adopted certain policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Amedisys, Option Care, other participants in the Merger and their respective affiliates and the Merger that differ from the views of our investment banking personnel.
Our opinion has been provided to Amedisys’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Exchange Ratio. Our opinion is not intended to be used or relied upon for any other purpose or by any other person or entity and, subject to limited exceptions, may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the stockholders of Amedisys in connection with the Merger.
Our opinion and any materials provided in connection therewith do not constitute a recommendation to Amedisys’s Board of Directors with respect to the Merger, nor does our opinion or any summary of our underlying analyses constitute advice or a recommendation to any stockholder of Amedisys or Option Care as to how to vote or act in connection with the Merger or otherwise. Our opinion does not address Amedisys’s underlying business or financial decision to pursue or effect the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Amedisys, any refinancing relating to the Merger or the effects of any other transaction in which Amedisys might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio to the stockholders of Amedisys to the extent expressly specified herein. We do not express any view or opinion as to (i) any other term, aspect or implication of (a) the Merger (including, without limitation, the form or structure of the Merger) or the Agreement or (b) any other agreement, transaction document or instrument contemplated by the Agreement or to be entered into or amended in connection with the Merger or (ii) the fairness, financial or otherwise, of the Merger to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of Amedisys or Option Care. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Amedisys’s or Option Care’s directors, officers or employees, or any class of such persons, in connection with the Merger relative to the Exchange Ratio or otherwise.
Our opinion has been authorized for issuance by our Fairness Opinion and Valuation Committee. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, business, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.
Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Amedisys.
Very truly yours,
/s/ Guggenheim Securities, LLC
GUGGENHEIM SECURITIES, LLC

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) allows a corporation to eliminate the personal liability of directors and certain officers to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director or officer, except where the director or officer breached their duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law or obtained an improper personal benefit or where the director authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law.
Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.
Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing their dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
Option Care Health’s bylaws provide that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Option Care Health, or is or was serving while a director or officer of Option Care Health at the request of Option Care Health as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by Option Care Health against expenses (including attorneys’ fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Delaware law.
In addition, Option Care Health’s bylaws provide that Option Care Health shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Option Care Health or is or was serving at the request of Option Care Health as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such, whether or not Option Care Health would have the power to indemnify them against such liability under the provisions of the bylaws.
Option Care Health currently maintains directors and officers liability insurance.

Item 21.   Exhibits and Financial Statement Schedules
Exhibit Index
Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of May 3, 2023, by and among Option Care Health, Inc., Uintah Merger Sub, Inc., and Amedisys, Inc. (incorporated by reference to Exhibit 2.1 of the Registrant’s Form 8-K filed on May 3, 2023).
3.1	Third Amended and Restated Certificate of Incorporation of BioScrip, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 7, 2019).
3.2	Certificate of Amendment to Certificate of Incorporation, amending the Third Amended and Restated Certificate of Incorporation of BioScrip, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed on August 7, 2019).
3.3	Third Amended and Restated Bylaws of Option Care Health, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on September 30, 2022).
3.4	Certificate of Amendment of the Certificate of Incorporation, filed January 30, 2020 (incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K filed on March 11, 2021).
5.1*	Opinion of Kirkland & Ellis LLP.
23.1*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
23.2	Consent of KPMG LLP, independent registered public accounting firm to Option Care Health, Inc.
23.3	Consent of KPMG LLP, independent registered public accounting firm to Amedisys, Inc.
24.1	Power of Attorney (included on the signature page of this registration statement).
99.1	Consent of Goldman Sachs & Co. LLC.
99.2	Consent of Guggenheim Securities, LLC.
99.3*	Form of Proxy Card for Special Meeting of Option Care Health, Inc.
99.4*	Form of Proxy Card for Special Meeting of Amedisys, Inc.
107	Filing Fee Table.

*
To be filed by amendment.

Item 22.   Undertakings
(a)
The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)
The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and (iv) any other communication that is an offer in the offering made by the registrant to the purchaser.

(f)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(h)
The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding; or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(j)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(k)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bannockburn, State of Illinois on June 5, 2023.
OPTION CARE HEALTH, INC.
By:
/s/ John C. Rademacher

John C. Rademacher
Chief Executive Officer, President
POWER OF ATTORNEY AND SIGNATURES
Each person whose signature appears below authorizes John C. Rademacher, Michael Shapiro and Collin Smyser, and any one of them individually, with full power of substitution and resubstitution, his/her true and lawful attorneys-in-fact, for him/her in any and all capacities, to sign any amendments (including post-effective amendments or supplements) to this registration statement and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ John C. Rademacher John C. Rademacher	Chief Executive Officer, President and Director (Principal Executive Officer)	June 5, 2023
/s/ Michael Shapiro Michael Shapiro	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 5, 2023
/s/ Harry M. Jansen Kraemer, Jr. Harry M. Jansen Kraemer, Jr.	Non-Executive Chairman of the Option Care Board	June 5, 2023
/s/ John J. Arlotta John J. Arlotta	Director	June 5, 2023
/s/ Elizabeth Q. Betten Elizabeth Q. Betten	Director	June 5, 2023
/s/ Elizabeth D. Bierbower Elizabeth D. Bierbower	Director	June 5, 2023
/s/ Natasha Deckmann Natasha Deckmann	Director	June 5, 2023
/s/ David W. Golding David W. Golding	Director	June 5, 2023
/s/ R. Carter Pate R. Carter Pate	Director	June 5, 2023

Signature	Title	Date
/s/ Nitin Sahney Nitin Sahney	Director	June 5, 2023
/s/ Timothy P. Sullivan Timothy P. Sullivan	Director	June 5, 2023